UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Information Required in Proxy Statement
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant   ☒   Filed by a Party other than the Registrant   ☐
Check the appropriate box:
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to §240.14a-12

Seaport Global Acquisition Corp.

(Name of Registrant as Specified In Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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No fee required.

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Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)
Title of each class of securities to which transaction applies:

Not applicable

(2)
Aggregate number of securities to which transaction applies:

Not applicable

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Not applicable

(4)
Proposed maximum aggregate value of transaction:

$638,000,0001

(5)
Total fee paid:

$69,605.802

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Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)
Amount Previously Paid:

(2)
Form, Schedule or Registration Statement No.:

(3)
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(4)
Date Filed:

1
Represents aggregate consideration.

2
The amount represents the product of $638,000,000 multiplied by the SEC’s filing fee of $109.10 per $1,000,000.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED AUGUST 23, 2021
SEAPORT GLOBAL ACQUISITION CORP.
360 Madison Avenue, 20th Floor
New York, NY 10017
PROXY STATEMENT FOR SPECIAL MEETING
IN LIEU OF THE 2021 ANNUAL MEETING OF STOCKHOLDERS OF
SEAPORT GLOBAL ACQUISITION CORP.
Dear Stockholders of Seaport Global Acquisition Corp.:
You are cordially invited to attend the special meeting in lieu of the 2021 annual meeting (the “special meeting”) of stockholders of Seaport Global Acquisition Corp., a Delaware corporation (“SGAC,” “we,” “us” or “our”), which will be held at       , Eastern Time, on            , 2021, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals. The special meeting will be held entirely online to allow for greater participation in light of the public health impact of the coronavirus (COVID-19) pandemic. Stockholders may participate in the special meeting by visiting the following website:      .
On May 16, 2021, SGAC, and Seaport Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of SGAC (“Merger Sub”), entered into a business combination agreement (as the same may be amended from time to time, the “Business Combination Agreement”) with Redwood Holdco, LP, a Delaware limited partnership (“Parent”), and Redwood Intermediate, LLC, a Delaware limited liability company (“Redbox”). In accordance with the terms and subject to the conditions of the Business Combination Agreement, SGAC will acquire certain equity interests of Redbox from Parent, its sole member, by way of Merger Sub merging with and into Redbox, and Redbox becoming a direct subsidiary of SGAC as a result thereof. The transactions contemplated by the Business Combination Agreement are collectively referred to herein as the “business combination.” The Business Combination Agreement provides for the consummation of the following transactions (collectively, the “business combination”): (a) Redbox will amend and restate its limited liability company agreement (the “Redbox A&R LLCA”) to, among other things, unitize the equity interests of Redbox to permit the issuance of common units in Redbox as contemplated by the Business Combination Agreement; (b) following the effectiveness of the Redbox A&R LLCA, Merger Sub will merge with and into Redbox (the “Merger”), and Redbox will continue as the surviving company in the Merger and a wholly owned subsidiary of SGAC; (c) the Redbox A&R LLCA will be further amended and restated (as further amended and restated, the “Redbox LLCA”) to authorize the issuance of additional common units (“Redbox Common Units”), (d) Parent will receive a combination of certain newly issued Redbox Common Units and newly issued shares of Class B common stock, par value $0.0001 per share, of SGAC (“Class B common stock”), which Class B common stock will have no economic value, but will entitle Parent to one vote per issued share and will be issued on a one-for-one basis for each Redbox Common Unit retained by Parent following the business combination; and (e) SGAC will acquire certain newly issued Redbox Common Units in exchange for a cash contribution, which proceeds will be used to reduce existing indebtedness and fund Redbox’s balance sheet for certain general corporate purposes. The Redbox LLCA will provide Parent the right to surrender its retained Redbox Common Units to Redbox, together with the cancellation of an equal number of shares of Class B common stock, in exchange for cash (to the extent permitted by the governing documents of Redbox or its applicable subsidiary) or Class A common stock, par value $0.0001 per share, of SGAC (“Class A common stock”), subject to certain restrictions set forth therein (such a surrender and exchange, an “Exchange”). You are being asked to vote on the business combination and related matters as described below.
In accordance with the terms and subject to the conditions of the Business Combination Agreement, SGAC will be appointed the managing member of Redbox.
Following the closing of the business combination (the “Closing”), the combined company will be organized in an “Up-C” structure in which the business of Redbox will be held by Redbox and its subsidiaries, and SGAC’s only direct assets will consist of Redbox Common Units. Upon the Closing, SGAC will change its name to “Redbox Entertainment Inc.” For a diagram showing the expected post-closing corporate structure, please see the section entitled “Summary of the Proxy Statement — Organizational Structure” on page 8 of the accompanying proxy statement.
In connection with the execution of the Business Combination Agreement, SGAC, Seaport Global SPAC, LLC (the “Sponsor”) and Redbox entered into a support agreement (the “Sponsor Support Agreement”), providing, among other things, that the Sponsor will (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the business combination), (ii) waive any right to adjustment or other anti-dilution or similar protection with respect to the rate that the Class B common stock held by the Sponsor converts into Class A common stock in connection with the transactions contemplated by the Business Combination Agreement, and (iii) be bound by certain other covenants and agreements related to the business combination. For further details, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Support Agreement.”
In connection with the business combination, Parent and Redbox will enter into a tax receivable agreement (the “Tax Receivable Agreement”) with the Sponsor and SGAC. Under the terms of the Tax Receivable Agreement, SGAC generally will be required to pay to Parent, and to each other person from time to time that Parent assigns rights under the Tax Receivable Agreement to, 85% of the tax savings, if any, that SGAC realizes (using an assumed combined state and local income tax rate) in certain circumstances as a result of basis in certain assets existing at the time of the business combination and tax attributes that benefit SGAC as a result of an Exchange, including as a result of payments made under the Tax Receivable Agreement. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless SGAC exercises its right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur. SGAC has estimated the tax receivable liability of $16.6 million assuming (1) a share price equal to $10.00 per share, (2) a constant federal income tax rate of 21.0% and a state tax rate of 4.2% (net of any federal benefit), (3) no material changes in tax law, (4) the ability to utilize tax basis and attributes and (5) future tax receivable agreement payments. These amounts are estimates and have been prepared for informational purposes only. However, due to the uncertainty of various factors, including: (1) a constant federal income tax rate of 21.0% and a state tax rate of 4.2% (net of any federal benefit), (2) no material changes in tax law, (3) the ability to utilize tax basis and attributes and (4) whether and when Parent engages in Exchanges and the share price at such times, the likely tax savings we will realize and the resulting amounts we are likely to pay pursuant to the Tax Receivable Agreement are uncertain. If Parent were to engage in an Exchange of all of its Redbox equity interests at Closing, the net present value of the liability SGAC would recognize is approximately $164.9 million.
Concurrently with the execution of the Business Combination Agreement, SGAC entered into subscription agreements (the “Subscription Agreements”) with certain investors. Pursuant to the Subscription Agreements, such investors agreed to subscribe for and purchase, and SGAC agreed to issue and sell to such investors, immediately prior to the Closing, an aggregate amount of 5,000,000 shares of Class A common stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $50 million (the “PIPE Investment”). The closing of the PIPE Investment is contingent upon, among other things, the substantially concurrent consummation of the business combination. The Subscription Agreements provide that SGAC will grant the investors in the PIPE Investment certain customary registration rights and indemnification.
At the special meeting, you will be asked to consider and vote on a proposal (the “business combination proposal”) to approve and adopt the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement as Annex A, and approve the transactions contemplated by the Business Combination Agreement.
In addition, you will be asked to consider and vote on proposals to:
(a)
approve and adopt, assuming the business combination proposal is approved and adopted, the second amended and restated certificate of incorporation of SGAC (the “Proposed Charter,” a copy of which is attached to the accompanying proxy statement as Annex B), which, if approved, would take effect upon the Closing (the “charter amendment proposal”);

(b)
approve and adopt, on a non-binding advisory basis, certain differences between SGAC’s current certificate of incorporation (as amended and restated through the date of this proxy statement, the “Current Charter”) and the Proposed Charter, which are being presented in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) as eight separate sub-proposals (which we refer to, collectively, as the “advisory charter proposals”):

(1)
to authorize an additional           shares of common stock, which would consist of (i) increasing the number of shares of Class A common stock from 100,000,000 shares to          shares and (ii) increasing the number of shares of Class B common stock from 10,000,000 shares to           shares;

(2)
to amend the terms of the Class B common stock to provide that the Class B common stock will convey no economic rights but will entitle its holder to vote on all matters to be voted on by stockholders generally in order to implement our “Up-C” structure;

(3)
to provide for the waiver of the corporate opportunity doctrine for Apollo Global Management, Inc. and its affiliates, which specifically contemplates their ongoing business activities and arrangements;

(4)
to provide that certain actions under the Proposed Charter relating to the nomination and election of directors are subject to the Stockholders Agreement (as defined below);

(5)
to prohibit certain stockholders from acting by written consent by specifying that any action required or permitted to be taken by stockholders must be effected by a duly called annual or special meeting and may not be effected by written consent;

(6)
to change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class, to amend certain provisions of the Proposed Charter;

(7)
to change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding voting stock entitled to vote thereon for the removal of directors; and

(8)
to provide for certain additional changes, including, among other things, (i) changing the post-business combination company’s corporate name from “Seaport Global Acquisition Corp.” to “Redbox Entertainment Inc.” and making the company’s corporate existence perpetual and (ii) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the business combination, all of which our board of directors believes are necessary to adequately address the needs of the post-business combination company.

(c)
approve, assuming the business combination proposal and the charter amendment proposal are approved and adopted, for purposes of complying with the applicable provisions of The Nasdaq Capital Market (“Nasdaq”) Listing Rule 5635(d), the issuance of more than 20% of common stock in connection with the business combination (the “Nasdaq proposal” and, collectively with the business combination proposal and the charter amendment proposal, the “condition precedent proposals”);

(d)
assuming the condition precedent proposals are approved and adopted, elect nine directors to serve staggered terms on our board of directors until the 2022, 2023 and 2024 annual meeting of stockholders, respectively, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal (the “director election proposal”);

(e)
approve and adopt, assuming the condition precedent proposals are approved and adopted, the Incentive Plan (as defined below), substantially in the form attached to the accompanying proxy statement as Annex C (the “incentive plan proposal”); and

(f)
approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent proposals or the incentive plan proposal (the “adjournment proposal”).

Each of these proposals is more fully described in the accompanying proxy statement, which you are encouraged to read carefully.
Our Class A common stock and warrants are currently listed on Nasdaq under the symbols “SGAM” and “SGAMW,” respectively. Certain of our shares of Class A common stock and warrants currently trade as units consisting of one share of Class A common stock and three-quarters of one redeemable warrant, and are listed on Nasdaq under the symbol “SGAMU.” Upon the Closing, we intend to change our name from “Seaport Global Acquisition Corp.” to “Redbox Entertainment Inc.” We intend to list our Class A common stock and warrants on Nasdaq under the symbols “RDBX” and “RDBXW,” respectively, upon the Closing. Our publicly traded units will separate into the component securities upon consummation of the business combination and will no longer trade as a separate security.
Only holders of record of shares of Class A common stock and shares of Class B common stock at the close of business on           , 2021 are entitled to notice of and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting. A complete list of SGAC’s stockholders of record entitled to vote at the special meeting will be available before the special meeting at SGAC’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting. We are providing the accompanying proxy statement and proxy card to our stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. Whether or not you plan to attend the special meeting in person (online), we urge you to read the accompanying proxy statement carefully. Please pay particular attention to the section entitled “Risk Factors” beginning on page 27 of the proxy statement.
After careful consideration, SGAC’s board of directors has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and determined that each of the business combination proposal, the charter amendment proposal, the advisory charter proposals, the Nasdaq proposal, the director election proposal, the incentive plan proposal and the adjournment proposal is in the best interests of SGAC and its stockholders, and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of SGAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of SGAC and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See the sections entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement for a further discussion.
Pursuant to SGAC’s Current Charter, a holder (a “public stockholder”) of public shares (as defined below) may request that SGAC redeem all or a portion of such public stockholder’s public shares for cash if the business combination is consummated. A public stockholder will be entitled to receive cash for any public shares to be redeemed only if it:
(i)
holds public shares; and

(ii)
prior to 5:00 PM, Eastern Time, on           , 2021 (two business days prior to the vote at the special meeting), (a) submits a written request to Continental Stock Transfer & Trust Company, SGAC’s transfer agent (the “transfer agent”), that SGAC redeem its public shares for cash and (b) delivers its public shares to the transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the business combination proposal. If the business combination is not consummated, the public shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, we will redeem each public share for a per share price, payable in cash, equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the trust account established in connection with the IPO (the “Trust Account”) as of two business days prior to the consummation of the business combination, including interest not previously released to SGAC to pay its franchise and income taxes, by (b) the total number of then outstanding public shares. For illustrative purposes, as of           , 2021, the record date for the special meeting, this would have amounted to approximately $      per public share. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that SGAC instruct the transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in the accompanying proxy statement. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting — Redemption Rights” in the accompanying proxy statement for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined for purposes of Section 13 of the Exchange Act (as defined below)), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash, without our prior consent.
The Business Combination Agreement provides that the obligations of Redbox and Parent to consummate the business combination are conditioned on, among other things, that (x) the aggregate amount of cash proceeds available for release to SGAC from the Trust Account plus the aggregate proceeds actually received from the PIPE Investment, less (i) amounts required for the redemptions each holder of Public Shares of SGAC is entitled to (to the extent such holder elects to exercise such redemption rights), (ii) the aggregate amounts of certain liabilities of SGAC and (iii) the aggregate amount of fees and expenses payable by SGAC in connection with the Business Combination Agreement and the transactions contemplated thereby that remain unpaid immediately prior to the Closing, shall be at least $86 million (the “Minimum Cash Condition”). If this Minimum Cash Condition is not met, and such condition is not duly waived by Parent, then the Business Combination Agreement could be terminated and the proposed business combination may not be consummated. The Business Combination Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, the Business Combination Agreement provides that the obligations of Redbox, Parent and SGAC to consummate the business combination are conditioned on, among other things, SGAC having, after giving effect to the Business Combination Agreement and the transactions contemplated thereby, net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of at least $5,000,001. See “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement.”
Under the Business Combination Agreement, the approval of each of the condition precedent proposals is a condition to the consummation of the business combination. The adoption of each condition precedent proposal is conditioned on the approval of all of the condition precedent proposals. The director election proposal and the incentive plan proposal are conditioned on the approval of all of the condition precedent proposals, and the adjournment proposal is not conditioned on the approval of any other proposal. If our stockholders do not approve each of the condition precedent proposals, the business combination may not be consummated.

Approval of the business combination proposal, the Nasdaq proposal, the incentive plan proposal and the adjournment proposal require the affirmative vote of holders of a majority of the shares of Class A common stock and Class B common stock, voting together as a single class, cast by SGAC’s stockholders present in person (online) or by proxy at the special meeting and entitled to vote thereon. Approval of the charter amendment proposal requires the affirmative vote of (i) holders of a majority of the outstanding shares of Class A common stock and Class B common stock, voting together as a single class, entitled to vote thereon at the special meeting and (ii) holders of a majority of the outstanding shares of Class B common stock, voting separately as a single class, entitled to vote thereon at the special meeting. Approval, on an advisory basis, of the advisory charter proposals requires the affirmative vote of holders of a majority of the shares of Class A common stock and Class B common stock cast by SGAC’s stockholders present in person (online) or by proxy at the special meeting and entitled to vote thereon, voting together as a single class. The election of the director nominees pursuant to the director election proposal requires the affirmative vote of the holders of a plurality of the shares of Class A common stock and Class B common stock, voting together as a single class, cast by SGAC’s stockholders present in person (online) or by proxy at the special meeting and entitled to vote thereon.
In light of the ongoing health concerns relating to the COVID-19 pandemic and to best protect the health and welfare of SGAC’s stockholders and personnel, the special meeting is currently scheduled to be held entirely online as indicated above. Stockholders of record may vote their shares electronically at the special meeting by following the instructions at       . Stockholders are also urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. To ensure your representation at the special meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. To participate in the virtual meeting, a SGAC stockholder of record will need the 12-digit control number included on your proxy card or instructions that accompanied your proxy materials. If a SGAC stockholder holds his or her shares in “street name,” which means his or her shares are held of record by a broker, bank or other nominee, such SGAC stockholder should contact his or her broker, bank or nominee to ensure that votes related to the shares he or she beneficially owns are properly counted. In this regard, such SGAC stockholder must provide the record holder of his or her shares with instructions. If you are a stockholder of record holding shares of common stock, you may also cast your vote in person (online) during the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote in person (online), obtain a proxy from your broker or bank. The special meeting webcast will begin promptly at     , Eastern Time. SGAC stockholders are encouraged to access the special meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page. A stockholder’s failure to vote by proxy or to vote in person (online) at the special meeting will not be counted towards the number of shares of common stock required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the proposals other than the charter amendment proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the vote on any of the proposals except for the charter amendment proposal. Failure to vote by proxy or to vote in person (online) or an abstention from voting on the charter amendment proposal will have the same effective as a vote “AGAINST” the charter amendment proposal.
Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting in person (online) or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided.
If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that your shares are represented and voted at the special meeting.

On behalf of our board of directors, I would like to thank you for your support of Seaport Global Acquisition Corp. and look forward to a successful completion of the business combination.
By Order of the Board of Directors,

Stephen C. Smith
Chairman of the Board and Chief Executive Officer
                 , 2021
If you return your proxy card signed and without an indication of how you wish to vote, your shares will be voted in favor of each of the proposals.
TO EXERCISE ITS REDEMPTION RIGHTS, A PUBLIC STOCKHOLDER MUST (1) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING, THAT ITS PUBLIC SHARES BE REDEEMED FOR CASH, AND (2) DELIVER ITS SHARES OF CLASS A COMMON STOCK TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF A PUBLIC STOCKHOLDER HOLDS ITS SHARES IN STREET NAME, SUCH PUBLIC STOCKHOLDER WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT ITS BANK OR BROKER TO WITHDRAW THE SHARES FROM ITS ACCOUNT IN ORDER TO EXERCISE ITS REDEMPTION RIGHTS. SEE “SPECIAL MEETING — REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT FOR MORE SPECIFIC INSTRUCTIONS.
Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transactions described in the accompanying proxy statement, passed upon the merits or fairness of the Business Combination Agreement or the transactions contemplated thereby, or passed upon the adequacy or accuracy of the accompanying proxy statement. Any representation to the contrary is a criminal offense.
This proxy statement is dated           , 2021 and is first being mailed to our stockholders on or about           , 2021.

SEAPORT GLOBAL ACQUISITION CORP.
360 Madison Avenue, 20th Floor
New York, NY 10017
NOTICE OF SPECIAL MEETING
IN LIEU OF THE 2021 ANNUAL MEETING OF STOCKHOLDERS OF
SEAPORT GLOBAL ACQUISITION CORP.
To Be Held On           , 2021
To the Stockholders of Seaport Global Acquisition Corp.:
NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2021 annual meeting (the “special meeting”) of stockholders of Seaport Global Acquisition Corp., a Delaware corporation (“SGAC,” “we,” “us” or “our”), will be held at     AM, Eastern Time, on           , 2021. The special meeting will be held entirely online to allow for greater participation in light of the public health impact of the coronavirus (COVID-19) pandemic. Stockholders may participate in the special meeting by visiting the following website . You are cordially invited to attend the special meeting in person (online) for the following purposes:
At the special meeting, you will be asked to consider and vote on proposals to:
(a)
Proposal No. 1 — The Business Combination Proposal — to approve and adopt the business combination agreement, dated as of May 16, 2021 (as the same may be amended from time to time, the “Business Combination Agreement”), by and among SGAC, Seaport Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of SGAC (“Merger Sub”), Redwood Holdco, LP, a Delaware limited partnership (“Parent”) and Redwood Intermediate, LLC, a Delaware limited liability company (“Redbox”), which provides for, among other things, SGAC acquiring certain equity interests of Redbox from Parent, its sole member, by way of Merger Sub merging with and into Redbox, and Redbox becoming a direct subsidiary of SGAC as a result thereof (the “business combination proposal”);

(b)
Proposal No. 2 — The Charter Amendment Proposal — to approve and adopt, assuming the business combination proposal is approved and adopted, the second amended and restated certificate of incorporation of SGAC (the “Proposed Charter,” a copy of which is attached to the accompanying proxy statement as Annex B), which, if approved, would take effect upon the closing of the business combination (the “Closing”) (we refer to this proposal as the “charter amendment proposal”);

(c)
Proposal No. 3 — The Advisory Charter Proposals — to approve and adopt, on a non-binding advisory basis, certain differences between SGAC’s current certificate of incorporation (as amended and restated through the date of this proxy statement, the “Current Charter”) and the Proposed Charter, which are being presented in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) as eight separate sub-proposals (the “advisory charter proposals”):

(1)
Advisory Charter Proposal A — to authorize an additional           shares of common stock, which would consist of (i) increasing the number of shares of Class A common stock from 100,000,000 shares to           shares and (ii) increasing the number of shares of Class B common stock from 10,000,000 shares to           shares;

(2)
Advisory Charter Proposal B — to amend the terms of the Class B common stock to provide that the Class B common stock will convey no economic rights but will entitle its holder to vote on all matters to be voted on by stockholders generally in order to implement our “Up-C” structure;

(3)
Advisory Charter Proposal C — to provide for the waiver of the corporate opportunity doctrine for Apollo Global Management, Inc. and its affiliates, which specifically contemplates their ongoing business activities and arrangements;

(4)
Advisory Charter Proposal D — to provide that certain actions under the Proposed Charter relating to the nomination and election of directors are subject to the Stockholders Agreement (as defined below);

(5)
Advisory Charter Proposal E — to prohibit certain stockholders from acting by written consent by specifying that any action required or permitted to be taken by stockholders must be effected by a duly called annual or special meeting and may not be effected by written consent;

(6)
Advisory Charter Proposal F — to change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class, to amend the Proposed Charter;

(7)
Advisory Charter Proposal G — to change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding voting stock entitled to vote thereon for the removal of directors; and

(8)
Advisory Charter Proposal H — to provide for certain additional changes, including, among other things, (i) changing the post-business combination company’s corporate name from “Seaport Global Acquisition Corp.” to “Redbox Entertainment Inc.” and making the company’s corporate existence perpetual and (ii) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the Business Combination, all of which our board of directors believes are necessary to adequately address the needs of the post-business combination company.

(d)
Proposal No. 4 — The Nasdaq Proposal — to approve, assuming the business combination proposal and the charter amendment proposal are approved and adopted, for purposes of complying with the applicable provisions of The Nasdaq Capital Market (“Nasdaq”) Listing Rule 5635(d), the issuance of more than 20% of common stock in connection with the business combination (the “Nasdaq proposal” and, collectively with the business combination proposal and the charter amendment proposal, the “condition precedent proposals”);

(e)
Proposal No. 5 — The Director Election Proposal — assuming the condition precedent proposals are approved and adopted, to elect nine directors to serve staggered terms on our board of directors until the 2022, 2023 and 2024 annual meeting of stockholders, respectively, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal (the “director election proposal”);

(f)
Proposal No. 6 — The Incentive Plan Proposal — to approve and adopt, assuming the condition precedent proposals are approved and adopted, the Incentive Plan, substantially in the form attached to the accompanying proxy statement as Annex C (the “incentive plan proposal”); and

(g)
Proposal No. 7 — The Adjournment Proposal — to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent proposals or the incentive plan proposal (the “adjournment proposal”).

The above matters are more fully described in the accompanying proxy statement, which also includes, as Annex A, a copy of the Business Combination Agreement. We urge you to read carefully the accompanying proxy statement in its entirety, including the Annexes and accompanying financial statements.
Our Class A common stock and warrants are currently listed on Nasdaq under the symbols “SGAM” and “SGAMW,” respectively. Certain of our shares of Class A common stock and warrants currently trade as units consisting of one share of Class A common stock and three-quarters of one redeemable warrant, and are listed on Nasdaq under the symbol “SGAMU.” Upon the Closing, we intend to change our name from “Seaport Global Acquisition Corp.” to “Redbox Entertainment Inc.” We intend to list our Class A common stock and warrants on Nasdaq under the symbols “RDBX” and “RDBXW,” respectively, upon the Closing. Our publicly traded units will separate into the component securities upon consummation of the business combination and will no longer trade as a separate security.
Only holders of record of shares of Class A common stock and shares of Class B common stock at the close of business on           , 2021 are entitled to notice of and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting. A complete list of SGAC’s stockholders of record entitled to vote at the special meeting will be available before the special meeting at SGAC’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.
Pursuant to SGAC’s Current Charter, a public stockholder may request that SGAC redeem all or a portion of its public shares for cash if the business combination is consummated. A public stockholder will be entitled to receive cash for any public shares to be redeemed only if it:
(i)
holds public shares; and

(ii)
prior to 5:00 PM Eastern Time on           , 2021 (two business days prior to the vote at the special meeting), (a) submits a written request to Continental Stock Transfer & Trust Company, SGAC’s transfer agent (the “transfer agent”), that SGAC redeem its public shares for cash and (b) delivers its public shares to the transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the business combination proposal. If the business combination is not consummated, the public shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, we will redeem each public share for a per share price, payable in cash, equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the trust account established in connection with the IPO (the “Trust Account”) as of two business days prior to the consummation of the business combination, including interest not previously released to SGAC to pay its franchise and income taxes, by (b) the total number of then outstanding public shares. For illustrative purposes, as of           , 2021, the record date for the special meeting, this would have amounted to approximately $      per public share. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that SGAC instruct the transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in the accompanying proxy statement. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting — Redemption Rights” in the accompanying proxy statement for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined for purposes of Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash, without our prior consent.
Under the Business Combination Agreement, the approval of each of the condition precedent proposals is a condition to the consummation of the business combination. The adoption of each condition precedent proposal is conditioned on the approval of all of the condition precedent proposals. The director election proposal and the incentive plan proposal are conditioned on the approval of the condition precedent proposals and the adjournment proposal is not conditioned on the approval of any other proposal. Unless waived by the parties to the Business Combination Agreement, if our stockholders do not approve each of the condition precedent proposals, the business combination may not be consummated. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement.”
Approval of the business combination proposal, the Nasdaq proposal, the incentive plan proposal and the adjournment proposal require the affirmative vote of holders of a majority of the shares of Class A common stock and Class B common stock, voting together as a single class, cast by SGAC’s stockholders present in person (online) or by proxy at the special meeting and entitled to vote thereon. Approval of the charter amendment proposal requires the affirmative vote of (i) holders of a majority of the outstanding shares of Class A common stock and Class B common stock, voting together as a single class, entitled to vote thereon at the special meeting and (ii) holders of a majority of the outstanding shares of Class B common stock, voting separately as a single class, entitled to vote thereon at the special meeting. Approval, on an advisory basis, of the advisory charter proposals requires the affirmative vote of holders of a majority of the shares of Class A common stock and Class B common stock cast by SGAC’s stockholders present in person (online) or by proxy at the special meeting and entitled to vote thereon, voting together as a single class. The election of the director nominees pursuant to the director election proposal requires the affirmative vote of the holders of a plurality of the shares of Class A common stock and Class B common stock, voting together as a single class, cast by SGAC’s stockholders present in person (online) or by proxy at the special meeting and entitled to vote thereon.
In light of the ongoing health concerns relating to the COVID-19 pandemic and to best protect the health and welfare of SGAC’s stockholders and personnel, the special meeting is currently scheduled to be held entirely online as indicated above. Stockholders of record may vote their shares electronically at the special meeting by following the instructions at      . Stockholders are also urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. To ensure your representation at the special meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. To participate in the virtual meeting, a SGAC stockholder of record will need the 12-digit control number included on your proxy card or instructions that accompanied your proxy materials. If a SGAC stockholder holds his or her shares in “street name,” which means his or her shares are held of record by a broker, bank or other nominee, such SGAC stockholder should contact his or her broker, bank or nominee to ensure that votes related to the shares he or she beneficially owns are properly counted. In this regard, such SGAC stockholder must provide the record holder of his or her shares with instructions on how to vote his or her shares or, if such SGAC stockholder wishes to attend the special meeting of stockholders and vote in person (online), obtain a legal proxy from his or her broker, bank or nominee. The special meeting webcast will begin promptly at           AM, Eastern Time. SGAC stockholders are encouraged to access the special meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page. A stockholder’s failure to vote by proxy or to vote in person (online) at the special meeting will not be counted towards the number of shares of common stock required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the proposals other than the charter amendment proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the vote on any of the proposals except for the charter amendment proposal. Failure to vote by proxy or to vote in person (online) or an abstention from voting on the charter amendment proposal will have the same effective as a vote “AGAINST” the charter amendment proposal.
Your attention is directed to the proxy statement accompanying this notice (including the annexes thereto) for a more complete description of the proposed business combination and related transactions and each of the proposals. We urge you to read the accompanying proxy statement carefully. If you have any questions or need assistance voting your shares of common stock, please contact , our proxy solicitor, by calling      , or banks and brokers can call collect at           , or by emailing           . This notice of special meeting and the proxy statement are available at           .

By Order of the Board of Directors,

Stephen C. Smith
Chairman of the Board and Chief Executive Officer
                 , 2021
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on           , 2021: This notice of special meeting and the related proxy statement will be available at       .

CERTAIN DEFINED TERMS
Unless otherwise stated or unless the context otherwise requires, the terms “SGAC,” “we,” “us” or “our” refer to Seaport Global Acquisition Corp.
In this proxy statement, unless otherwise stated or unless the context otherwise requires:
“adjournment proposal” means the proposal to approve the adjournment of the special meeting to a later date or dates.
“advisory charter proposals” means the eight separate sub-proposals presented in accordance with SEC guidance and set forth in “Proposal No. 3 — The Advisory Charter Proposals.”
“Aggregate Transaction Proceeds” means an amount equal to the aggregate proceeds from the PIPE Investment and the aggregate cash proceeds available for release to SGAC from the Trust Account in connection with the business combination, less the aggregate amount of fees and expense payable by SGAC in connection with the business combination which remain unpaid as of immediately prior to the Closing and the aggregate accrued liabilities of SGAC as of the Closing.
“Apollo” means Apollo Global Management, Inc.
“business combination” means the transactions contemplated by the Business Combination Agreement.
“Business Combination Agreement” means the business combination agreement entered into on May 16, 2021 by and among SGAC, Merger Sub, Parent and Redbox, as may be amended from time to time.
“business combination proposal” means the proposal to approve and adopt the Business Combination Agreement and such acquisitions and other transactions as contemplated thereby.
“charter amendment proposal” means the proposal to approve and adopt the Proposed Charter, assuming the business combination proposal is approved and adopted.
“Class A common stock” means Class A common stock of SGAC, par value $0.0001 per share.
“Class B common stock” means (i) prior to the Closing, the Class B common stock of SGAC, par value $0.0001 per share, having the designations, rights, powers and preferences and the qualifications, restrictions and limitations as are set forth in the amended and restated certificate of incorporation of SGAC, and (ii) after the Closing, the Class B common stock of SGAC, par value $0.0001 per share, having the designations, rights, powers and preferences and the qualifications, restrictions and limitations as are set forth in the Proposed Charter.
“Closing” means the closing of the business combination.
“Closing Date” means the date on which the Closing actually occurs.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“common stock” means Class A common stock and Class B common stock.
“condition precedent proposals” means the business combination proposal, the charter amendment proposal and the Nasdaq proposal.
“DGCL” means the General Corporation Law of the State of Delaware.
“director election proposal” means the proposal to elect nine directors to serve staggered terms on our board of directors until the 2022, 2023 and 2024 annual meeting of stockholders, respectively, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal.
“DLLCA” means the Delaware Limited Liability Company Act, as amended.
“DTC” means The Depository Trust Company.

i

“Exchange” means Parent’s surrender of its retained Redbox Common Units to Redbox, together with the cancellation of an equal number of shares of Class B common stock, in exchange for Class A common stock, subject to certain restrictions set forth in the Redbox LLCA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“founder shares” means the 3,593,750 shares of Class B common stock held by the Sponsor.
“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Incentive Plan” means the 2021 Omnibus Incentive Plan.
“incentive plan proposal” means the proposal to approve and adopt the Incentive Plan.
“initial stockholders” means the Sponsor and any other holders of SGAC’s founder shares prior to its initial public offering (or their permitted transferees).
“IPO” or “initial public offering” means SGAC’s initial public offering of units consummated on December 2, 2020.
“IRS” means the Internal Revenue Service.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.
“Merger Sub” means Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of SGAC.
“Nasdaq” means The Nasdaq Capital Market LLC.
“Nasdaq proposal” means the proposal to approve, assuming the business combination proposal and the charter amendment proposal are approved and adopted, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635(d), the issuance of more than 20% of common stock in connection with the business combination.
“Parent” means Redwood Holdco, LP.
“PIPE” means the sale of 5,000,000 shares of Class A common stock to the PIPE Investors, for a purchase price of $10.00 per share and an aggregate purchase price of $50,000,000, in a private placement.
“PIPE Investors” means investors in the PIPE.
“PIPE Shares” means the 5,000,000 shares of Class A common stock to be sold to PIPE Investors pursuant to the PIPE.
“private placement warrants” means the 6,062,500 warrants purchased by the Sponsor in a private placement simultaneously with the closing of the IPO, each of which is exercisable for one share of Class A common stock at $11.50 per share, at a price of $1.00 per warrant, generating gross proceeds of $6,062,500.
“Projections” means the prospective financial information prepared by management of Redbox and provided to SGAC’s board of directors.
“Proposed Charter” means the second amended and restated certificate of incorporation of SGAC which, if approved, would take effect upon the Closing.
“public shares” means the shares of Class A common stock included in the units sold by SGAC in its IPO.
“public stockholder” means a holder of public shares.
“public warrants” means the 10,781,250 redeemable warrants sold as part of the units in the IPO.

“Redemption Amount” means any amounts paid to holders of shares of Class A common stock who elect to redeem their shares in connection with the business combination.
“redemption rights” means the rights of stockholders to elect to redeem all or a portion of the public shares into a pro rata portion of the cash held in the Trust Account.
“Redbox” means Redwood Intermediate, LLC and its subsidiaries.
“Redbox Common Units” means common units representing limited liability company interests of Redbox following the business combination, which will be non-voting, economic interests in Redbox.
“Registration Rights Agreement” means the amended and restated registration rights agreement to be entered into concurrently with the Closing, by and among SGAC, Parent, certain owners of equity interests in Parent, and Sponsor.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“SGAC” means (a) prior to giving effect to the business combination, Seaport Global Acquisition Corp., and (b) after giving effect to the business combination, Redbox Entertainment Inc., the new name of Seaport Global Acquisition Corp. after giving effect to the business combination.
“SGAC Parties” means, collectively, SGAC and Merger Sub.
“SOX” means the Sarbanes-Oxley Act of 2002, as amended.
“special meeting” means the special meeting in lieu of the 2021 annual meeting of stockholders of SGAC.
“Sponsor” means SGAC’s sponsor, Seaport Global SPAC, LLC, a Delaware limited liability company.
“Sponsor Support Agreement” means the Sponsor Support Agreement entered into concurrently with the Business Combination Agreement by and among SGAC, the Sponsor and Redbox, pursuant to which the Sponsor agreed, among other things, to vote all of its shares of common stock held or subsequently acquired by it in favor of the approval of the business combination, and not to redeem or request redemption of any such shares of common stock in connection with the business combination.
“Sponsor Parties” means the Sponsor and SGAC’s directors and officers.
“Stockholders Agreement” means the stockholders agreement to be entered into concurrently with the Closing, by and among SGAC, the Sponsor, HPS Investment Partners, LLC and Parent, pursuant to which Parent, the Sponsor, HPS Investment Partners, LLC will have certain director nomination rights.
“Tax Receivable Agreement” means the Tax Receivable Agreement to be entered into among Parent, SGAC, the Sponsor and holders of interests in Redbox upon the completion of the business combination.
“transfer agent” means Continental Stock Transfer & Trust Company.
“Trust Account” means the trust account established in connection with the IPO.
“units” means the units of SGAC, each consisting of one share of Class A common stock and three-quarters of one redeemable warrant of SGAC, with each such public warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share.
“warrants” means the private placement warrants and public warrants.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this proxy statement may constitute “forward-looking statements.” Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. The information included in this proxy statement in relation to Redbox has been provided by Redbox and its management team, and forward-looking statements include statements relating to Redbox’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement may include, for example, statements about:
•
our ability to complete the business combination, or, if we do not consummate the business combination, any other initial business combination, amidst the uncertainty resulting from the ongoing COVID-19 pandemic, and the effect of the ongoing pandemic on the economy and any business or businesses with which we consummate our initial business combination;

•
the benefits of the business combination;

•
the future financial performance of the combined company following the business combination;

•
expansion plans and opportunities;

•
our potential ability to obtain financing to complete the business combination;

•
our public securities’ potential liquidity and trading;

•
the lack of a market for our securities;

•
the Trust Account not being subject to claims of third parties; and

•
our financial performance following the business combination.

The forward-looking statements contained in this proxy statement are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to:
•
satisfaction of conditions to the business combination;

•
the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•
the ability to obtain and/or maintain the listing of our Class A common stock and public warrants on Nasdaq following the business combination;

•
our ability to raise financing in the future;

•
our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the business combination;

•
our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the business combination, as a result of which they would then receive expense reimbursements;

•
the use of proceeds not held in the Trust Account or available to us from interest income on the Trust Account balance;

•
changes adversely affecting the business in which Redbox is engaged;

•
the risks associated with cyclical demand for Redbox’s services and vulnerability to industry downturns and regional or national downturns;

•
fluctuations in Redbox’s revenue and operating results;

•
unfavorable conditions or further disruptions in the capital and credit markets and Redbox’s ability to obtain additional capital on commercially reasonable terms;

•
Redbox’s ability to generate cash, service indebtedness and incur additional indebtedness;

•
competition from existing and new competitors;

•
Redbox’s ability to integrate any businesses it acquires;

•
Redbox’s ability to recruit and retain experienced personnel;

•
Redbox’s dependence on third-party contractors to provide various services;

•
intellectual property, information technology and privacy requirements that may subject Redbox to unanticipated liabilities;

•
general economic or political conditions; and

•
other factors detailed under the section entitled “Risk Factors” herein and in SGAC’s final prospectus filed with the SEC on December 1, 2020 in connection with the IPO.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Before a stockholder grants its proxy or instructs how its votes should be cast or vote on the proposals set forth in this proxy statement, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement may adversely affect SGAC or Redbox.

v

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting, including the business combination. The following questions and answers do not include all the information that is important to our stockholders. We urge our stockholders to read carefully this entire proxy statement, including the annexes and other documents referred to herein.
Q:
Why am I receiving this proxy statement?

A:
SGAC is proposing to consummate a business combination with Redbox. SGAC, Merger Sub, Parent and Redbox have entered into the Business Combination Agreement, the terms of which are described in this proxy statement. You are being asked to consider and vote on the business combination. The Business Combination Agreement provides for, among other things, SGAC acquiring certain equity interests of Redbox from Parent, its sole member, by way of Merger Sub merging with and into Redbox, and Redbox becoming a direct subsidiary of SGAC as a result thereof. A copy of the Business Combination Agreement is attached to this proxy statement as Annex A. SGAC urges its stockholders to read the Business Combination Agreement in its entirety.

Consummation of the business combination proposal requires the approval of holders of at least a majority of the shares of Class A common stock and Class B common stock, voting together as a single class, that are voted in person or by proxy at the special meeting.
YOUR VOTE IS IMPORTANT. STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT.
Q:
Why is SGAC proposing the business combination?

A:
SGAC was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

See “Proposal No. 1 — The Business Combination Proposal — SGAC’s Board of Directors’ Reasons for Approval of the Business Combination.”
Q:
What consideration will Parent receive in connection with the business combination?

A:
In accordance with the terms and subject to the conditions of the Business Combination Agreement, SGAC will effect the business combination with Parent in exchange for a combination of cash consideration, certain newly-issued Redbox Common Units and newly-issued shares of Class B common stock. Such Class B common stock will have no economic value, but will entitle Parent to one vote per issued share and will be issued on a one-for-one basis for each Redbox Common Unit retained by Parent following the business combination.

See “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Business Combination Consideration.”
Q:
What are the principal differences between Class A common stock and Class B common stock?

A:
After the business combination, Class A common stock and Class B common stock will constitute all of the classes of common stock of SGAC and will possess all voting power for the election of directors of SGAC and all other matters requiring stockholder action. Holders of shares of Class A common stock and Class B common stock will be entitled to one vote per share and at all times vote together as one class on all matters submitted to a vote of the stockholders of SGAC. The principal difference between Class A common stock and Class B common stock is that holders of shares of Class B common stock will not be entitled to receive dividends, if declared by our board of directors, or to receive any portion of any assets in respect of such shares upon the liquidation, dissolution, distribution of assets or winding-up of the post-business combination company.

Q:
What voting interests will our current stockholders, initial stockholders, PIPE Investors and Parent hold in SGAC immediately after the consummation of the business combination?

A:
We anticipate that, upon completion of the business combination, the voting interests in SGAC will be as set forth in the table below.

	Assuming No Redemptions of Public Shares	Assuming Maximum Redemption Condition(1)(2)	Assuming 25% Redemption of Public Shares(2)(3)	Assuming 50% Redemption of Public Shares(2)(4)
SGAC’s Public Stockholders	25.8%	7.9%	20.7%	14.8%
Initial Stockholders	6.4%	8.0%	6.9%	7.4%
PIPE Investors	9.0%	11.1%	9.6%	10.3%
Redbox Rollover Shares	58.8%	72.9%	62.8%	67.5%

(1)
Assumes that holders of 10,810,644 shares of Class A common stock, the maximum number of shares that may be redeemed by public stockholders before the Minimum Cash Condition in the Business Combination Agreement would need to be waived prior to closing of the business combination, exercise their redemption rights in full.

(2)
Percentages may not sum to 100% due to rounding.

(3)
Assumes that holders of 3,593,750 shares of Class A common stock, 25% of the shares that may be redeemed by public stockholders, exercise their redemption rights in full.

(4)
Assumes that holders of 7,187,500 shares of Class A common stock 50% of the shares that may be redeemed by public stockholders, exercise their redemption rights in full.

The voting percentages set forth above were calculated based on the amounts set forth in the sources and uses tables on pages 17 and 111 of this proxy statement and do not take into account (i) warrants that will remain outstanding immediately following the business combination and may be exercised thereafter (commencing on December 2, 2021) or (ii) the issuance of any shares upon completion of the business combination under the Incentive Plan, substantially in the form attached to this proxy statement as Annex C, but does include the founder shares, which, on the effective date of the business combination, will convert into 3,593,750 shares of Class A common stock in accordance with the terms of SGAC’s Current Charter. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
If the actual facts are different than the assumptions set forth above, the voting percentages set forth above will be different. For example, there are currently outstanding an aggregate of 16,843,750 warrants to acquire our shares of Class A common stock, which are comprised of 6,062,500 private placement warrants held by the Sponsor and 10,781,250 public warrants. Each of our outstanding warrants is exercisable commencing on December 2, 2021 for one share of Class A common stock. If we assume that each outstanding warrant is exercised and one share of Class A common stock is issued as a result of such exercise, with payment to SGAC of the exercise price of $11.50 per warrant for one share, our fully-diluted share capital would increase by a total of 16,843,750 shares, with approximately $193,703,125 paid to SGAC to exercise the warrants.
Q:
Will SGAC obtain new financing in connection with the business combination?

A:
The PIPE Investors have committed to purchase from SGAC 5,000,000 shares of Class A common stock, for an aggregate purchase price of $50,000,000 in the PIPE.

Q:
How will we be managed following the business combination?

A:
Immediately after the Closing, the board of directors of SGAC will be divided into three separate classes, designated as follows:

•
Class I comprised of Vikas M. Keswani,                  and                 ;

•
Class II comprised of Jay Burnham, Galen C. Smith and                 ; and

•
Class III comprised of Charles Yamarone,                  and                 .

Following the consummation of the business combination, the current management of Redbox will become the management of SGAC. Upon the Closing, SGAC will change its name to “Redbox Entertainment Inc.”
Please see the section entitled “Management of SGAC Following the Business Combination” for further information.
Q:
What interests do our initial stockholders, current officers and directors, and Redbox’s current owners have in the business combination?

A:
In considering the recommendation of our board of directors to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, the Sponsor and our directors and officers and Redbox’s current owners have interests in the business combination that are different from, or in addition to, those of our other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to our stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

•
the fact that our initial stockholders have waived their right to redeem any of the founder shares and public shares in connection with a stockholder vote to approve the business combination;

•
the fact that our initial stockholders paid an aggregate of $25,000 for the founder shares, which will convert into 3,593,750 shares of Class A common stock in accordance with the terms of SGAC’s Current Charter, and such securities will have a significantly higher value at the time of the business combination, estimated at approximately $      based on the closing price of $      per public share on Nasdaq on           , 2021, the record date for the special meeting;

•
the fact that our initial stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if we fail to complete an initial business combination by June 2, 2022;

•
the fact that the Sponsor paid approximately $6,062,500 for 6,062,500 private placement warrants, each of such private placement warrants is exercisable commencing on December 2, 2021 for one share of Class A common stock at an exercise price of $11.50 per share. If we do not consummate an initial business combination by June 2, 2022, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by the Sponsor will be worthless. The warrants held by the Sponsor had an aggregate market value of approximately $      based upon the closing price of $      per warrant on Nasdaq on           , 2021, the record date for the special meeting;

•
if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act;

•
the anticipated election of Jay Burnham and Charles Yamarone, two of our directors, as directors of SGAC after the consummation of the business combination. As such, in the future Messrs. Burnham and Yamarone will receive any cash fees, stock options or stock awards that SGAC’s board of directors determines to pay to our directors;

•
pursuant to the Stockholders Agreement, Parent will have the right to designate up to four directors of the board of directors of SGAC, subject to certain terms and conditions, and HPS Investment Partners, LLC shall have the right to designate one director;

•
the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the business combination; and

•
the fact that Parent, whose affiliates will have the right to designate directors to the board of directors pursuant to the Stockholders Agreement and include members of Redbox’s management team who will become executive officers and directors of SGAC following the business combination, will hold a significant number of shares of Class B common stock and an equal number of Redbox Common Units that are together redeemable for cash (to the extent permitted by the governing documents of Redbox or its applicable subsidiary) or shares of Class A common stock in accordance with the terms of the Redbox LLCA.

Please also see the sections “Certain Relationships and Related Party Transactions” and “Beneficial Ownership of Securities” for more information on the interests and relationships of our initial stockholders, current officers and directors, and Redbox’s current owners.
Q:
What is an “Up-C” Structure?

A:
Following the completion of the business combination, as described above, our organizational structure will be what is commonly referred to as an umbrella partnership corporation (or “Up-C”) structure. This organizational structure will allow Parent to retain its equity ownership in Redbox, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of Redbox Common Units. Parent will also hold a number of shares of Class B common stock equal to the number of Redbox Common Units held by Parent. Such shares of Class B common stock will have no economic value, but which will entitle the holder thereof to one vote per share at any meeting of the stockholders of SGAC. The parties agreed to structure the business combination in this manner for tax and other business purposes, and we do not believe that our “Up-C” organizational structure will give rise to any significant business or strategic detriment. See the section entitled “Risk Factors — Risks Relating to SGAC and the Business Combination” for additional information on our organizational structure, including the Tax Receivable Agreement. The Redbox LLCA will provide Parent the right to engage in one or more Exchanges, subject to certain restrictions set forth therein.

Q:
What is the Tax Receivable Agreement?

A:
Upon the completion of the business combination, SGAC will be a party to a Tax Receivable Agreement. Under the terms of the Tax Receivable Agreement, SGAC generally will be required to pay to Parent, and to each other person from time to time that Parent assigns rights under the Tax Receivable Agreement to, 85% of the tax savings, if any, that SGAC realizes (using an assumed combined state and local income tax rate) in certain circumstances as a result of basis in certain assets existing at the time of the business combination and tax attributes that benefit SGAC as a result of an Exchange, including as a result of payments made under the Tax Receivable Agreement. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless SGAC exercises its right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur.

For more information on the Tax Receivable Agreement, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”
Q:
What happens to the funds deposited in the Trust Account after consummation of the business combination?

A:
Upon the completion of the IPO, a total of $145,187,500 was placed in the Trust Account maintained by Continental Stock Transfer & Trust Company, acting as trustee. As of           , 2021, there were investments and cash held in the Trust Account of approximately $      million. These funds will not be released until the earlier of the completion of our initial business combination and the redemption of our public shares if we are unable to complete an initial business combination by June 2, 2022, although we may withdraw the interest earned on the funds held in the Trust Account to pay taxes.

Q:
What happens if a substantial number of the public stockholders vote in favor of the business combination proposal and exercise their redemption rights?

A:
SGAC’s public stockholders may vote in favor of the business combination and exercise their redemption rights. Accordingly, the business combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are reduced as a result of redemptions by public stockholders.

However, the consummation of the business combination is conditioned upon, among other things, approval by SGAC’s stockholders of the Business Combination Agreement and the business combination (which condition may not be waived).
In addition, with fewer public shares and public stockholders, the trading market for Class A common stock may be less liquid than the market for shares of Class A common stock was prior to consummation of the business combination and SGAC may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into SGAC’s business will be reduced.
Q:
What conditions must be satisfied to complete the business combination?

A:
Unless waived by the parties to the Business Combination Agreement, and subject to applicable law, the consummation of the business combination is subject to a number of conditions set forth in the Business Combination Agreement including, among other things, approval by SGAC’s stockholders of the Business Agreement and the business combination (which condition may not be waived). Unless waived (if permitted), if any of these conditions are not satisfied, the business combination may not be consummated. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001.

Q:
What happens if the business combination is not consummated?

A:
If we are not able to complete the business combination with Redbox or another initial business combination by June 2, 2022, we will cease all operations except for the purpose of winding up and redeeming our public shares and liquidating the Trust Account, in which case our public stockholders may only receive approximately $10.10 per share and our warrants will expire worthless.

Q:
When do you expect the business combination to be completed?

A:
It is currently anticipated that the business combination will be consummated as soon as practicable following the special meeting, which is set for           , 2021; however, the special meeting could be adjourned if the adjournment proposal is adopted by our stockholders at the special meeting and we elect to adjourn the special meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, any of the condition precedent proposals or the incentive plan proposal has not been approved. For a description of the conditions for the completion of the business combination, see “The Business Combination Agreement — Conditions to the Closing of the Business Combination.”

Q:
What proposals are stockholders being asked to vote upon?

A:
Under the Business Combination Agreement, the approval of the condition precedent proposals is a condition to the consummation of the business combination. If our stockholders do not approve each of the condition precedent proposals, then the business combination may not be consummated.

SGAC is requesting that its stockholders approve and adopt, assuming the business combination proposal is approved and adopted, the Proposed Charter, a copy of which is attached to this proxy statement as Annex B, which, if approved, would take effect upon the closing of the business combination. See “Proposal No. 2 — The Charter Amendment Proposal.”
In addition, SGAC is requesting that its stockholders vote to approve, on a non-binding advisory basis and as required by applicable SEC guidance, certain material differences between the Current Charter and the Proposed Charter. See “Proposal No. 3 — The Advisory Charter Proposals.”

x

The stockholders are also being asked to vote upon proposals to (i) approve, assuming the business combination proposal and the charter amendment proposal are approved and adopted, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635(d), the issuance of more than 20% of common stock in connection with the business combination, (ii) elect nine members of our board of directors, effective as of the Closing and (iii) approve the Incentive Plan, effective as of Closing. See “Proposal No. 4 — The Nasdaq Proposal”, “Proposal No. 5 — the Director Election Proposal” and “Proposal No. 6 — the Incentive Plan Proposal.”
In addition to the foregoing proposals, the stockholders also may be asked to consider and vote upon a proposal to adjourn the special meeting to a later date or dates to permit further solicitation and vote of proxies if (1) based upon the tabulated vote at the time of the special meeting, each of the condition precedent proposals or the incentive plan proposal has not been approved and/or (2) SGAC determines that one or more of the closing conditions under the Business Combination Agreement has not been satisfied. See “Proposal No. 7 — The Adjournment Proposal.”
SGAC will hold the special meeting of our stockholders to consider and vote upon these proposals. This proxy statement contains important information about the business combination and the other matters to be acted upon at the special meeting. Stockholders should read it carefully.
After careful consideration, SGAC’s board of directors has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and determined that the business combination proposal, the charter amendment proposal, the advisory charter proposals, the Nasdaq proposal, the director election proposal, the incentive plan proposal and the adjournment proposal is in the best interests of SGAC and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of SGAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of SGAC and its stockholders and what he or they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See the sections entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” for a further discussion.
THE VOTE OF STOCKHOLDERS IS IMPORTANT. STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT.
Q:
What material negative factors did SGAC’s board of directors consider in connection with the business combination?

A:
Although SGAC’s board of directors believes that the acquisition of Redbox will provide our stockholders with an opportunity to participate in a combined company that is well positioned to capitalize on Redbox’s streaming content, entertainment and distribution initiatives and is well aligned with all the key factors central to SGAC’s strategy, the board of directors did consider certain potentially material negative factors in arriving at that conclusion, such as the risk that stockholders would not approve the business combination and the risk that a significant number of stockholders would exercise their redemption rights. These factors are discussed in greater detail in the section entitled “Proposal No. 1 — The Business Combination Proposal — SGAC’s Board of Director’s Reasons for Approval of the Business Combination,” as well as in the section entitled “Risk Factors — Risks Relating to SGAC and the Business Combination.”

Q:
Do I have redemption rights?

A:
If you are a holder of public shares, you have the right to request that SGAC redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement. Public stockholders may elect to redeem all or a portion of such public stockholder’s public shares even if they vote for the business combination proposal. We sometimes refer to these rights to elect to redeem all or a portion of the public shares into a pro rata portion of the cash held in the Trust Account as “redemption rights.” If you wish to exercise your redemption rights, please see the answer to the next question, “How do I exercise my redemption rights?”
Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined for purposes of Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash, without our prior consent.
SGAC’s officers, directors and the initial stockholders entered into a letter agreement, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of a business combination. Such waivers are common in transactions of this sort and designed to help facilitate the consummation of a business combination. SGAC’s officers, directors and the initial stockholders derived benefit from agreeing to such provisions and did not receive separate consideration for the waiver. In addition, concurrently with the entry into the Business Combination Agreement, SGAC, the Sponsor and Redbox entered into the Sponsor Support Agreement, pursuant to which the Sponsor agreed, among other things, to vote all of its shares of common stock held or subsequently acquired by it in favor of the approval of the business combination, and not to redeem or request redemption of any such shares of common stock in connection with the business combination.
The consummation of the business combination is conditioned upon, among other things, approval by SGAC’s stockholders of the Business Combination Agreement and the business combination (which condition may not be waived). Unless waived, if any of these conditions are not satisfied, the business combination may not be consummated. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement.”
Q:
How do I exercise my redemption rights?

A:
If you are a holder of public shares and wish to exercise your right to redeem your public shares, you must:

(i)
hold public shares; and

(ii)
prior to 5:00 PM, Eastern Time, on           , 2021 (two business days prior to the vote at the special meeting) (a) submit a written request to the transfer agent that SGAC redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

The address of the transfer agent is listed under the question “Who can help answer my questions?” below.
Any holder of public shares will be entitled to request that their public shares be redeemed for a per share price, payable in cash, equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the business combination, including interest not previously released to SGAC to pay its franchise and income taxes, by (b) the total number of then outstanding public shares. For illustrative purposes, as of           , 2021, the record date for the special meeting, this would have amounted to approximately $      per public share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public stockholders, regardless of whether such public stockholders vote for or against the business combination proposal. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the business combination proposal will have no impact on the amount you will receive upon exercise of your redemption rights. We anticipate that the funds to be distributed to public stockholders electing to redeem their public shares will be distributed promptly after the consummation of the business combination.

If you are a holder of public shares, you may exercise your redemption rights by submitting your request in writing to the transfer agent at the address listed at the end of this section.
Any request for redemption, once made by a holder of public shares, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. If you deliver your shares for redemption to the transfer agent and later decide prior to Closing not to elect redemption, you may request that SGAC instruct the transfer agent to return the shares (physically or electronically). You may make such request by contacting the transfer agent at the phone number or address listed at the end of this section. We will be required to honor such request only if made prior to the deadline for exercising redemption requests.
Any corrected or changed written exercise of redemption rights must be received by the transfer agent prior to the deadline for exercising redemption requests and, thereafter, with our consent, prior to Closing. No request for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent by 5:00 PM, Eastern Time, on                 , 2021.
If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the business combination is consummated, SGAC will redeem public shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the business combination.
If you are a holder of public shares and you exercise your redemption rights, it will not result in the loss of any warrants that you may hold.
Q:
Will how I vote on the business combination proposal affect my ability to exercise redemption rights?

A:
No. You may exercise your redemption rights irrespective of whether you vote your Class A common stock for or against the business combination proposal or any other proposal described in this proxy statement. As a result, the Business Combination Agreement can be approved by stockholders who will redeem their public shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of Nasdaq.

Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. Please see the section entitled “Certain U.S. Federal Income Tax Considerations.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:
Do I have appraisal rights in connection with the proposed business combination?

A:
No. Neither our stockholders nor our warrant holders have appraisal rights in connection with the business combination under the DGCL.

Q:
What do I need to do now?

A:
SGAC urges you to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the business combination will affect you as a stockholder and/or warrant holder of SGAC. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card.

Q:
How do I vote?

A:
If you were a holder of record of common stock on                 , 2021, the record date for the special meeting, you may vote with respect to the applicable proposals online at the special meeting by voting your shares electronically by following the instructions at                 , or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting of stockholders and vote in person (online), obtain a legal proxy from your broker, bank or nominee.
In light of the ongoing health concerns relating to the COVID-19 pandemic and to best protect the health and welfare of SGAC’s stockholders and personnel, the special meeting is currently scheduled to be held entirely online as indicated above. Stockholders of record may vote their shares electronically at the special meeting by following the instructions at                  . Stockholders are also urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope, or to direct their brokers or other agents on how to vote the shares in their accounts, as applicable.
Q:
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:
How do I attend the special meeting?

A:
As a registered stockholder, you will receive or have received a notice and access instruction form or proxy card from the transfer agent. Both forms contain instructions on how to attend the virtual special meeting including the URL address (                 ), along with your control number. You will need your 12-digit control number for access. If you do not have your 12-digit control number, contact the transfer agent by calling phone number                 or sending an e-mail                 .

You can pre-register to attend the virtual meeting starting                 , 2021 at                  AM,                  Eastern Time, by entering the URL address (                 ) into your browser, and entering your 12-digit control number, name and email address. Once you pre-register, you can vote or enter questions in the chat box. At the start of the special meeting, you will need to re-log in using your 12-digit control number. You will also be prompted to enter your 12-digit control number if you vote during the special meeting.
Beneficial investors, who own their investments through a bank or broker, will need to contact the transfer agent to receive a 12-digit control number. If you plan to vote at the meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote the transfer agent will issue you a 12-digit guest control number with proof of ownership. Either way you must contact the transfer agent for specific instructions on how to receive the 12-digit control number. The transfer agent may be contacted at the phone number or email address above. Please allow up to 72 hours prior to the special meeting for processing your 12-digit control number.
If you do not have internet capabilities, you can listen only to the meeting by dialing (U.S. and Canada toll-free), or if outside U.S. and Canada,                  (standard rates apply). When prompted enter the pin number                  . This call will be for listening only and you will not be able to vote or enter questions during the meeting.
Q:
Who is entitled to vote at the special meeting?

A:
SGAC has fixed                 , 2021 as the record date. If you were a stockholder of SGAC at the close of business on the record date, you are entitled to vote on matters that come before the special meeting. However, a stockholder may only vote his or her shares if he or she is present in person (online) or is represented by proxy at the special meeting.
Q:
How many votes do I have?

A:
Our stockholders are entitled to one vote at the special meeting for each share of common stock held of record as of the record date. As of the close of business on the record date, there were 17,968,750 outstanding shares of common stock, of which 14,375,000 were outstanding public shares.

Q:
What constitutes a quorum?

A:
A quorum of our stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of stockholders holding a majority of the shares entitled to vote at the special meeting constitutes a quorum at the special meeting. In the absence of a quorum, the chairperson of the special meeting has the power to adjourn the special meeting. As of the record date for the special meeting, 8,984,376 shares of common stock would be required to achieve a quorum.

Q:
What vote is required to approve each proposal at the special meeting?

A:
The following votes are required for each proposal at the special meeting:

•
Business combination proposal: The approval of the business combination proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present (online) or by proxy and entitled to vote at the special meeting, vote at the special meeting, voting together as a single class.

•
Charter amendment proposal: The approval of the charter amendment proposal requires the affirmative vote of (i) holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote thereon at the special meeting, voting together as a single class and (ii) holders of a majority of the outstanding shares of Class B common stock, voting separately as a single class, entitled to vote thereon at the special meeting.

•
Advisory charter proposals: Approval of each of the advisory charter proposals, each of which is a non-binding vote, requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present (online) or by proxy and entitled to vote at the special meeting, vote at the special meeting, voting together as a single class.

•
Nasdaq proposal: The approval of the Nasdaq proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present (online) or by proxy and entitled to vote at the special meeting, vote at the special meeting, voting together as a single class.

•
Director election proposal: The election of the director nominees pursuant to the director election proposal requires the affirmative vote of the holders of a plurality of the outstanding shares of Class A common stock and Class B common stock, who, being present (online) or by proxy and entitled to vote at the special meeting, vote at the special meeting, voting together as a single class.

•
Incentive plan proposal: The approval of the incentive plan proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present (online) or by proxy and entitled to vote at the special meeting, vote at the special meeting, voting together as a single class.

•
Adjournment proposal: The approval of the adjournment proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present (online) or by proxy and entitled to vote at the special meeting, vote at the special meeting, voting together as a single class.

Q:
What are the recommendations of SGAC’s board of directors?

A:
SGAC’s board of directors believes that the business combination proposal and the other proposals to be presented at the special meeting are in the best interest of SGAC’s stockholders and unanimously recommends that our stockholders vote “FOR” the business combination proposal, “FOR” the charter amendment proposal, “FOR” each advisory charter proposal on an advisory basis, “FOR” the Nasdaq proposal, “FOR” each of the director nominees set forth in the director election proposal, “FOR” the incentive plan proposal and “FOR” the adjournment proposal, in each case, if presented to the special meeting.
The existence of financial and personal interests of SGAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of SGAC and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. These conflicts of interest include, among other things, that if we do not consummate an initial business combination by June 2, 2022, we may be forced to liquidate and the 3,593,750 founder shares and 6,062,500 private placement warrants owned by the Sponsor would be worthless. See the sections entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information.
Q:
How do the Sponsor and the other initial stockholders intend to vote their shares?

A:
Pursuant to the terms of the letter agreement entered into at the time of the IPO, our initial stockholders agreed to vote their founder shares and any public shares purchased by them, in favor of the business combination proposal. In addition, concurrently with the entry into the Business Combination Agreement, SGAC, the Sponsor and Redbox entered into the Sponsor Support Agreement, pursuant to which the Sponsor agreed, among other things, to vote all of its shares of common stock held or subsequently acquired by it in favor of the approval of the business combination, and not to redeem or request redemption of any such shares of common stock in connection with the business combination. As of the date of this proxy statement, our initial stockholders own an aggregate of 3,593,750 shares of common stock, which in the aggregate represent approximately 20% of our total outstanding shares on the date of this proxy statement.

Q:
May the Sponsor and the other initial stockholders purchase public shares or warrants prior to the special meeting?

A:
At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding SGAC or our securities, our officers, directors, the initial stockholders, Redbox and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the special meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the business combination. This may result in the completion of our business combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on shares of common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.
If such transactions are effected, the consequence could be to cause the business combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. SGAC will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the special meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
Q:
Did SGAC’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination?

A:
No. SGAC’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the business combination. SGAC’s board of directors has conducted substantial due diligence on Redbox and believes because of the financial skills and backgrounds of its directors, the board of directors was qualified to make the necessary analyses and determinations regarding the business combination. In addition, SGAC’s officers, directors and advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of SGAC’s board of directors in valuing Redbox’s business and assuming the risk that SGAC’s board of directors may not have properly valued the business.

Q:
What happens if I sell my shares of common stock before the special meeting?

A:
The record date for the special meeting is earlier than the date of the special meeting and earlier than the date that the business combination is expected to be completed. If you transfer your shares of common stock after the applicable record date, but before the special meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such special meeting.

Q:
How has the announcement of the business combination affected the trading price of Class A common stock, warrants and units?

A:
On May 14, 2021, the last trading date before the public announcement of the business combination, Class A common stock, warrants and units closed at $9.87, $0.64 and $10.27, respectively. As of the record date, Class A common stock, warrants and units closed at $      , $      and $      , respectively.

Q:
Following the business combination, will SGAC’s securities continue to trade on a stock exchange?

A:
Yes. We intend to list our Class A common stock and warrants on Nasdaq under the symbols “RDBX” and “RDBXW,” respectively, upon the Closing. Our publicly traded units will separate into the component securities upon consummation of the business combination and will no longer trade as a separate security.

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. Stockholders may send a later-dated, signed proxy card to SGAC’s Chief Financial Officer at the address set forth below so that it is received by SGAC’s Chief Financial Officer prior to the vote at the special meeting (which is scheduled to take place on           , 2021) or attend the special meeting and vote in person (online). Stockholders also may revoke their proxy by sending a notice of revocation to SGAC’s Chief Financial Officer, which must be received by SGAC’s Chief Financial Officer prior to the vote at the special meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:
What happens if I fail to take any action with respect to the special meeting?

A:
If you fail to take any action with respect to the special meeting and the business combination is approved by stockholders and consummated, you will become a stockholder and/or warrant holder of the combined company. If you fail to take any action with respect to the special meeting and the business combination is not approved, you will remain a stockholder and/or warrant holder of SGAC. However, if you fail to take any action with respect to the special meeting, you will nonetheless be able to elect to redeem your public shares in connection with the business combination, provided you follow the instructions in this proxy statement for redeeming your shares.

Q:
What should I do with my stock certificates, warrant certificates and/or unit certificates?

A:
Stockholders who exercise their redemption rights must deliver their stock certificates to the transfer agent (either physically or electronically) prior to 5:00 PM, Eastern Time, on           , 2021 (two business days prior to the vote at the special meeting).

SGAC warrant holders should not submit the certificates relating to their warrants. Public stockholders who do not elect to have their public shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their public shares.
Q:
What should I do if I receive more than one set of voting materials?

A:
Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of common stock.

Q:
Who can help answer my questions?

A:
If you have questions about the business combination or if you need additional copies of this proxy statement or the enclosed proxy card you should contact:

You also may obtain additional information about SGAC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your shares, you will need to deliver your public shares (either physically or electronically) to the transfer agent at the address below prior to 5:00 PM, Eastern Time, on           , 2021 (two business days prior to the vote at the special meeting). If you have questions regarding the certification of your position or delivery of your stock, please contact:
[•]
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
E-mail: [•]

SUMMARY OF THE PROXY STATEMENT
This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the special meeting, including the business combination, you should read this entire document carefully, including the Business Combination Agreement, attached as Annex A to this proxy statement. The Business Combination Agreement is the legal document that governs the business combination and the other transactions that will be undertaken in connection therewith. The Business Combination Agreement is also described in detail in this proxy statement in the section entitled “The Business Combination Agreement.” This proxy statement also includes forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.”
The Parties to the Business Combination
Seaport Global Acquisition Corp.
SGAC is a blank check company incorporated in Delaware on July 24, 2020. SGAC was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. Based on our business activities, SGAC is a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash.
Our Class A common stock and warrants are currently listed on Nasdaq under the symbols “SGAM” and “SGAMW,” respectively. Certain of our shares of Class A common stock and warrants currently trade as units consisting of one share of Class A common stock and three-quarters of one redeemable warrant, and are listed on Nasdaq under the symbol “SGAMU.” Upon the Closing, we intend to change our name from “Seaport Global Acquisition Corp.” to “Redbox Entertainment Inc.” We intend to apply to list our Class A common stock and warrants on Nasdaq under the symbols “RDBX” and “RDBXW,” respectively, upon the Closing. Our publicly traded units will separate into the component securities upon consummation of the business combination and will no longer trade as a separate security.
The mailing address of our principal executive office is 360 Madison Avenue, 20th Floor, New York, New York 10017. Our telephone number is (212) 616-7700.
Redbox
Redbox is an established brand and leading provider in the home video rental market in the United States. Redbox is focused on providing its customers with the best value in entertainment and the most choice in how they consume it, through physical media and/or digital services. For the legacy business, Redbox operates a nationwide network of approximately 40,000 self-service kiosks where consumers can rent or purchase new-release DVDs and Blu-ray DiscsTM (“movies”). For its digital business, Redbox provides both transactional and ad-supported digital streaming services, which include 1) Redbox On Demand, a transactional service which provides digital rental or purchase of new release and catalog movies and TV content, 2) Redbox Free On Demand, an ad-supported service providing free movies and TV shows on demand, and 3) Redbox Free Live TV, a free, ad-supported television service giving access to more than 95 linear channels. Redbox also produces, acquires, and distributes movies exclusively through its Redbox Entertainment label, providing rights to talent-led films that are distributed across Redbox services as well as through third party digital services. Finally, Redbox generates service revenue by providing installation, merchandising and break-fix services to other kiosk businesses.
Redbox is undergoing a significant business expansion and digital transformation. Redbox has transitioned from a pure-play DVD rental company to a multi-faceted entertainment company that provides tremendous value and choice by offering movie rentals as well as multiple digital products across a variety of content windows including transactional (TVOD), ad-supported (AVOD), and subscription (SVOD) and being a distributor of feature films with a growing library of original content.
Redbox’s principal executive office is located at 1 Tower Lane, Suite 800, Oakbrook Terrace, Illinois 60181. Redbox’s telephone number is (630) 756-8000.

Summary of the Business Combination Agreement
On May 16, 2021, we entered into the Business Combination Agreement with Merger Sub, Parent and Redbox, which provides for, among other things, SGAC acquiring certain equity interests of Redbox from Parent, its sole member, by way of Merger Sub merging with and into Redbox, and Redbox becoming a direct subsidiary of SGAC as a result thereof.
Structure of the Business Combination
In connection with the closing of the business combination contemplated by the Business Combination Agreement, at the Closing:
(i)
Merger Sub will merge with and into Redbox, with Redbox surviving the merger and becoming a direct subsidiary of SGAC;

(ii)
Parent will receive Redbox Common Units, which are the non-voting economic interests in Redbox, and shares of Class B common stock, which are the non-economic voting interests in SGAC;

(iii)
Existing stockholders of SGAC will retain Class A common stock, which are the voting common stock in SGAC, and SGAC will act as the managing member of Redbox and hold Redbox Common Units, which are the non-voting economic interests in Redbox; and

(iv)
SGAC will contribute the proceeds of the Trust Account (approximately $143.7 million), after giving effect to any redemption of public shares, together with the proceeds from the PIPE Investment ($50.0 million), as consideration for the business combination, which will be used as a cash contribution to Redbox, in exchange for newly issued Redbox Common Units, to reduce existing indebtedness and fund Redbox’s balance sheet for certain general corporate purposes, after payment of transaction expenses.

The Redbox LLCA will provide Parent the right to surrender its retained Redbox Common Units to Redbox, together with the cancellation of an equal number of shares of Class B common stock, in exchange for cash (to the extent permitted by the governing documents of Redbox or its applicable subsidiary) or Class A common stock.
Conditions to the Closing
Conditions to Each Party’s Obligations
The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, written waiver by all parties of the following conditions:
•
all applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the business combination having expired or been terminated;

•
no order or law issued by any governmental authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination Agreement being in effect;

•
the stockholders of SGAC having had the opportunity to have their common stock redeemed for consideration (on the terms and subject to the conditions set forth in the Business Combination Agreement and this proxy statement);

•
after giving effect to all redemptions of SGAC’s public shares, SGAC having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

•
the approval of the stockholders of SGAC of “Proposal No. 1 — The Business Combination Proposal,” “Proposal No. 2 — The Charter Amendment Proposal,” “Proposal No. 4 — The Nasdaq Proposal” and “Proposal No. 6 — The Incentive Plan Proposal” (“Acquiror Stockholder Approval”) having been obtained; and

•
the securities to be issued in the business combination having been approved for listing on Nasdaq, subject only to official notice of issuance and the requirement to have a sufficient number of round lot holders.

Other Conditions to the Obligations of SGAC
The obligations of SGAC to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by SGAC of the following further conditions:
•
the representations and warranties of Redbox regarding organization, authorization, conflicts with organizational documents, capitalization (subject to exceptions), and brokers’ fees, and the representations and warranties of Parent regarding organization, authorization, and conflicts with organizational documents being true and correct in all material respects as of the date of the Business Combination Agreement and as of the date of the Closing, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, being so true and correct on and as of such earlier date);

•
certain representations and warranties of Redbox regarding capitalization being true and correct other than de minimis inaccuracies, as of the date of the Business Combination Agreement and as of the Closing Date, as if made anew at and as of that time;

•
certain representations and warranties of Redbox regarding absence of changes being true and correct in all respects as of the Closing Date;

•
each of the representations and warranties of Redbox and Parent contained in the Business Combination Agreement being true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of the Business Combination Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, being so true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect;

•
Redbox and Parent each having performed or complied in all material respects with the covenants required to be performed or complied with by it as of or prior to the Closing under the Business Combination Agreement;

•
SGAC having received each of the Tax Receivable Agreement duly executed by Parent and Redbox, the Registration Rights Agreement duly executed by the holders of partnership interests of Parent party thereto, the Stockholders Agreement duly executed by Parent, and the Amended and Restated Redbox LLC Agreement duly executed by Redbox and Parent; and

•
SGAC having received certificates from each of Redbox and Parent, dated as of the Closing Date, confirming that the conditions set forth in Sections 10.02(a) and (b) of the Business Combination Agreement have been satisfied with respect to Redbox or Parent, as applicable.

Other Conditions to the Obligations of Redbox and Parent
The obligations of Redbox and Parent to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Parent and Redbox of the following further conditions:
•
the representations and warranties of SGAC (other than with respect to certain capitalization matters) (without giving effect to any limitation as to “materiality,” “material adverse effect” or any similar limitation set forth therein) being true and correct in all material respects as of the date of the Business Combination Agreement and as of the Closing Date as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties will be so true and correct at and as of such date;

•
certain representations and warranties of SGAC regarding capitalization being true and correct other than de minimis inaccuracies as of the date of the Business Combination Agreement and as of the Closing Date, as if made anew at and as of that time;

•
SGAC having performed or complied in all material respects with the covenants required to be performed or complied with by SGAC as of or prior to the Closing under the Business Combination Agreement;

•
SGAC having delivered to Redbox a certificate, dated as of the Closing Date, certifying that the conditions specified in Sections 10.03(a) and (b) of the Business Combination Agreement have been satisfied;

•
the SGAC Proposed Charter having been filed with and duly accepted by the Secretary of State of the State of Delaware, and SGAC having delivered to Redbox evidence of such acceptance;

•
the directors and executive officers of SGAC specified in the Business Combination Agreement having been removed from their respective positions or having tendered their irrevocable resignations (in each case, effective as of the Effective Time);

•
the Minimum Cash Condition having been satisfied; and

•
Redbox having received each of the Tax Receivable Agreement duly executed by SGAC and Sponsor, the Registration Rights Agreement duly executed by SGAC, Sponsor and SGAC’s stockholders party thereto, and the Stockholders Agreement duly executed by SGAC and SGAC’s stockholders party thereto.

For more information about the Business Combination Agreement and the business combination and other transactions contemplated thereby, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement.”
Regulatory Matters
The business combination is not subject to any additional federal or state regulatory requirements or approvals, except for filings with the State of Delaware necessary to effectuate the transactions contemplated by the Business Combination Agreement.
Related Agreements
Second Amended and Restated Certificate of Incorporation
Pursuant to the terms of the Business Combination Agreement, at the Closing, SGAC will amend and restate SGAC’s Current Charter to, among other things, (i) authorize an additional                 shares of common stock, which would consist of (a) increasing the number of shares of Class A common stock from 100,000,000 shares to                 shares, (b) increasing the number of shares of Class B common stock from 10,000,000 shares to                 shares, (ii) amend the terms of the Class B common stock to provide that the Class B common stock will convey no economic rights but will entitle its holder to vote on all matters to be voted on by stockholders generally in order to implement our “Up-C” structure, (iii) provide for the waiver of the corporate opportunity doctrine with respect to Parent, any investment funds or entities controlled or advised by Parent and non-employee directors, (iv) provide that the board of directors of SGAC be divided into three classes with only one class of directors being elected each year and each class serving three-year terms, (v) change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class, to amend the Proposed Charter, (vi) change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding voting stock entitled to vote thereon to remove a director from the board of directors and (vii) approve all other changes relating to the Proposed Charter as part of the business combination, including (a) changing the post-business combination company’s corporate name from “Seaport Global Acquisition Corp.” to “Redbox Entertainment Inc.” and making SGAC’s corporate existence perpetual and (b) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the business combination.
For more information about the amendments to SGAC’s Current Charter, “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Second Amended and Restated Certificate of Incorporation.”
Stockholders Agreement
At Closing, SGAC will enter into a stockholders agreement (the “Stockholders Agreement”) with Parent and certain other parties thereto (collectively, the “Stockholder Parties”). Pursuant to the terms of the Stockholders Agreement, the Stockholder Parties will have the right to designate nominees for election to SGAC’s board of directors following the Closing. The number of nominees that the Stockholder Parties will be entitled to nominate pursuant to the Stockholders Agreement is dependent on the Stockholder Parties’ beneficial ownership of Company Shares (as defined in the Stockholders Agreement).
For additional information, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Stockholders Agreement.”
Registration Rights Agreement
At Closing, SGAC, the Sponsor, Parent and certain owners of equity interests in Parent (together with the Sponsor, Parent and any person or entity who becomes a party to the Registration Rights Agreement (as defined below), the “Investors”) will enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, SGAC is required to prepare and file or cause to be prepared and filed with the Securities and Exchange Commission (the “Commission”) as soon as practicable after the Closing, but in any event no later than thirty (30) calendar days after the Closing, a Registration Statement (as defined therein) for an offering to be made on a delayed or continuous basis registering the resale from time to time by the Investors all of the Registrable Securities (as defined therein) then held by such Investors that are not covered by an effective registration statement on the Filing Date (as defined therein) (a “Resale Shelf Registration Statement”).
For additional information, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Registration Rights Agreement.”
Sponsor Support Agreement
In connection with the execution of the Business Combination Agreement, SGAC, the Sponsor and Redbox, entered into the Sponsor Support Agreement, providing, among other things, that the Sponsor will (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (ii) waive any right to adjustment or other anti-dilution or similar protection with respect to the rate that the Class B common stock held by the Sponsor converts into Class A common stock in connection with the transactions contemplated by the Business Combination Agreement, and (iii) be bound by certain other covenants and agreements related to the business combination.
For additional information, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Support Agreement.”
Sponsor Lock-Up Agreement
Concurrently with the execution of the Business Combination Agreement, SGAC and the Sponsor entered into a lock-up agreement (the “Sponsor Lock-Up Agreement”), pursuant to which the Sponsor, with respect to all Restricted Securities (as defined therein) held by the Sponsor, has agreed to, among other things, be subject to a lock-up period which will last from the Closing until the earlier of (i) the first anniversary of the Closing, (ii) the date after the Closing on which SGAC completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of SGAC’s stockholders having the right to exchange their Class A common stock for cash, securities or other property, and (iii) the trading day, if any, on which the last sale price of the Class A common stock of SGAC equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing (the “Sponsor Lock-Up Period”). During the Sponsor Lock-Up Period, the Sponsor may not transfer any Restricted Securities or engage in any short sales or other hedging or derivative transactions, subject to certain limited exceptions.
For additional information, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Lock-Up Agreement.”
Parent Lock-Up Agreement
Concurrently with the execution of the Business Combination Agreement, SGAC and Parent entered into a lock-up agreement (the “Parent Lock-Up Agreement”), pursuant to which Parent, as a holder of Restricted Securities (as defined therein) has agreed to, among other things, be subject to a lock-up period which will last from the Closing until the earlier of (i) six (6) months after the date of the Closing, (ii) the date after the Closing on which SGAC completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of SGAC’s stockholders having the right to exchange their Class A common stock for cash, securities or other property, and (iii) the trading day, if any, on which the last sale price of the Class A common stock of SGAC equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period after Closing (the “Parent Lock-Up Period”). During the Parent Lock-Up Period, the holders of Restricted Securities may not transfer any Restricted Securities or engage in any short sales or other hedging or derivative transactions, subject to certain limited exceptions.
For additional information, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Parent Lock-Up Agreement.”
Tax Receivable Agreement
Upon the completion of the business combination, SGAC will be a party to a Tax Receivable Agreement. Under the terms of the Tax Receivable Agreement, SGAC generally will be required to pay to Parent, and to each other person from time to time that Parent assigns rights under the Tax Receivable Agreement to, 85% of the tax savings, if any, that SGAC realizes (using an assumed combined state and local income tax rate) in certain circumstances as a result of basis in certain assets existing at the time of the business combination and tax attributes that benefit SGAC as a result of an Exchange, including as a result of payments made under the Tax Receivable Agreement. The term of the Tax Receivable Agreement will expire upon the earlier to occur of the complete utilization of the tax benefits or SGAC exercising its right to terminate the Tax Receivable Agreement for an amount representing the net present value of future payments under the Tax Receivable Agreement or certain other acceleration events occur. SGAC has estimated the tax receivable liability of $16.6 million assuming (1) a share price equal to $10.00 per share, (2) a constant federal income tax rate of 21.0% and a state tax rate of 4.2% (net of any federal benefit), (3) no material changes in tax law, (4) the ability to utilize tax basis and attributes and (5) future tax receivable agreement payments. These amounts are estimates and have been prepared for informational purposes only. However, due to the uncertainty of various factors, including: (1) a constant federal income tax rate of 21.0% and a state tax rate of 4.2% (net of any federal benefit), (2) no material changes in tax law, (3) the ability to utilize tax basis and attributes and (4) whether and when Parent engages in Exchanges and the share price at such times, the likely tax savings we will realize and the resulting amounts we are likely to pay pursuant to the Tax Receivable Agreement are uncertain. If Parent were to engage in an Exchange of all of its Redbox equity interests at Closing, the net present value of the liability SGAC would recognize is approximately $164.9 million.
For additional information, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”
Fourth Amended and Restated Limited Liability Company Agreement
At the time the Merger becomes effective (the “Effective Time”), the limited liability company agreement of Redbox shall be amended and restated in its entirety to provide that Redbox’s outstanding membership interests will consist of Redbox Common Units and SGAC will be admitted as the Managing Member of

Redbox. Each holder of Redbox Common Units shall be entitled at any time to exchange all or any portion of its Redbox Common Units, together with the cancellation of an equal number of Class B common stock, for a number of shares of Class A common stock equal to the product of (i) the number of Redbox Common Units to be exchanged multiplied by (ii) an exchange rate which will initially be one to one but which will be subject to adjustment as set forth in the Redbox LLCA. In the event Redbox Common Units are exchanged for Class A common stock, SGAC’s shareholders may experience dilution. See “Risk Factors — Risks Relating to SGAC and the Business Combination — Existing stockholders will experience significant dilution as a result of the business combination, the PIPE and related transactions and the market price of its common stock may be adversely affected. Future transactions contemplated by the definitive documentation for the business combination may also have a dilutive effect.”
For additional information, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Fourth Amended and Restated Limited Liability Company Agreement.”
Subscription Agreements
In connection with the execution of the Business Combination Agreement, on May 16, 2021, SGAC entered into separate Subscription Agreements with each of the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, and SGAC agreed to sell to the PIPE Investors, the PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $50,000,000, in a private placement.
The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the concurrent consummation of the business combination. The purpose of the PIPE is to raise additional capital for use by the combined company following the Closing.
For additional information, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Subscription Agreements.”
Equity Ownership Upon Closing
As of the date of this proxy statement, there are 17,968,750 shares of common stock outstanding, comprised of 14,375,000 shares of Class A common stock and 3,593,750 shares of Class B common stock, of which the initial stockholders collectively own 3,593,750 shares of Class B common stock. On the effective date of the business combination, each currently issued and outstanding share of Class B common stock will convert into one share of Class A common stock in accordance with the terms of SGAC’s Current Charter. SGAC will also issue 32,770,000 shares of Class B common stock to Parent.
We anticipate that, upon completion of the business combination, the voting interests in SGAC will be as set forth in the table below.*
	Assuming No Redemptions of Public Shares	Assuming Maximum Redemption Condition(1)(2)	Assuming 25% Redemption of Public Shares(2)(3)	Assuming 50% Redemption of Public Shares(2)(4)
SGAC’s Public Stockholders	25.8%	7.9%	20.7%	14.8%
Initial Stockholders	6.4%	8.0%	6.9%	7.4%
PIPE Investors	9.0%	11.1%	9.6%	10.3%
Redbox Rollover Shares	58.8%	72.9%	62.8%	67.5%

(1)
Assumes that holders of 10,810,644 shares of Class A common stock, the maximum number of shares that may be redeemed by public stockholders before the Minimum Cash Condition in the Business Combination Agreement would need to be waived prior to closing of the business combination, exercise their redemption rights in full.

(2)
Percentages may not sum to 100% due to rounding.

(3)
Assumes that holders of 3,593,750 shares of Class A common stock, 25% of the shares that may be redeemed by public stockholders, exercise their redemption rights in full.

(4)
Assumes that holders of 7,187,500 shares of Class A common stock 50% of the shares that may be redeemed by public stockholders, exercise their redemption rights in full.

*
Upon completion of the business combination, SGAC’s public stockholders, the initial stockholders and the PIPE Investors will hold shares of Class A common stock and Parent will hold Redbox Common Units and shares of Class B common stock.

The voting percentages set forth above were calculated based on the amounts set forth in the sources and uses tables on pages 17 and 111 of this proxy statement and do not take into account (i) warrants that will remain outstanding immediately following the business combination and may be exercised thereafter (commencing on December 2, 2021) or (ii) the issuance of any shares upon completion of the business combination under the Incentive Plan, substantially in the form attached to this proxy statement as Annex C, but does include the founder shares, which, on the effective date of the business combination, will convert into 3,593,750 shares of Class A common stock in accordance with the terms of SGAC’s Current Charter. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
If the actual facts are different than the assumptions set forth above, the voting percentages set forth above will be different. For example, there are currently outstanding an aggregate of 16,843,750 warrants to acquire our shares of Class A common stock, which are comprised of 6,062,500 private placement warrants held by the Sponsor and 10,781,250 public warrants. Each of our outstanding warrants is exercisable commencing on December 2, 2021 for one share of Class A common stock and, following the consummation of the business combination, will entitle the holder thereof to purchase one share of Class A common stock in accordance with its terms. Therefore, as of the date of this proxy statement, if we assume that each outstanding warrant is exercised and one share of Class A common stock is issued as a result of such exercise, with payment to SGAC of the exercise price of $11.50 per warrant for one share, our fully-diluted share capital would increase by a total of 16,843,750 shares, with approximately $193,703,125 paid to SGAC to exercise the warrants.
Subject to certain limited exceptions, the founder shares will not be offered, assigned or sold until the earlier to occur of (A) one year after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the last reported sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Organizational Structure
The following diagram illustrates the ownership structure of SGAC immediately following the Closing. The equity interests shown in the diagram were calculated based on the amounts set forth in the sources and uses tables on pages 17 and 111 of this proxy statement and are based on the assumptions that (i) no stockholder exercises its redemption rights to receive cash from the Trust Account in exchange for their shares of Class A common stock; (ii) none of the parties set forth in the chart below purchases shares of Class A common stock in the open market; (iii) the founder shares convert on a one-for-one basis into an aggregate of 3,593,750 shares of Class A common stock; and (iv) there are no other issuances of equity interests of SGAC or its subsidiaries prior to or in connection with the Closing. Notwithstanding the foregoing, the ownership percentages set forth below do not take into account (a) warrants that will remain outstanding immediately following the business combination and may be exercised thereafter (commencing on December 2, 2021) or (b) the issuance of any shares upon completion of the business combination under the Incentive Plan.

Proposals to be put to the special meeting
The following is a summary of the proposals to be put to the special meeting.
The Business Combination Proposal
As discussed in this proxy statement, SGAC is asking its stockholders to approve the Business Combination Agreement, pursuant to which, on the effective date of the Business Combination Agreement, SGAC will acquire certain equity interests of Redbox from Parent, its sole member, by way of SGAC’s wholly-owned subsidiary, Merger Sub, merging with and into Redbox and becoming a direct subsidiary of SGAC as a result thereof. After consideration of the factors identified and discussed in the section entitled “Proposal No. 1 — The Business Combination Proposal — SGAC Board’s Reasons for the Approval of the Business Combination,” the board of directors of SGAC concluded that the business combination met all of the requirements disclosed in the prospectus for SGAC’s IPO, including that the businesses of Redbox had a fair market value of at least 80% of the balance of the funds in the Trust Account at the time of execution of the Business Combination Agreement. For more information about the transactions contemplated by the Business Combination Agreement, see “Proposal 1 — The Business Combination Proposal.”
Business Combination Consideration
In accordance with the terms and subject to the conditions of the Business Combination Agreement, SGAC will effect the business combination with Parent in exchange for Parent receiving a combination of certain newly-issued shares of Class B common stock of SGAC, which will have no economic value, but will entitle Parent to one vote per issued share and will be issued on a one-for-one basis for each Redbox Common Unit retained by Parent following the business combination, and retaining certain Redbox Common Units. The Class B common stock and the retained Redbox Common Units, collectively, constitute the Business Combination Consideration.
For further details, see “Proposal No. 1 — The Business Combination Proposal — Business Combination Consideration.”
Closing Conditions
The consummation of the business combination is subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, among others: (a) the approval and adoption by SGAC’s stockholders of the Business Combination Agreement and transactions contemplated thereby; (b) if required, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (c) the absence of a Material Adverse Effect (as defined in the Business Combination Agreement); and (d) the Minimum Cash Condition in the Business Combination Agreement is satisfied at the Closing.
See the section entitled “Proposal No. 1 — The Business Combination Proposal” for a summary of the terms of the Business Combination Agreement and additional information regarding the terms of the business combination proposal.
The Charter Amendment Proposal and Advisory Charter Proposals
If the business combination proposal is approved and the business combination is to be consummated, SGAC will amend and restate SGAC’s Current Charter with the Proposed Charter under the DGCL. In addition, SGAC’s stockholders are being asked to approve and adopt, on a non-binding advisory basis, certain differences between the Current Charter and the Proposed Charter, which are being presented in accordance with the requirements of the SEC as eight separate sub-proposals:
•
to authorize an additional           shares of common stock, which would consist of (i) increasing the number of shares of Class A common stock from 100,000,000 shares to           shares and (ii) increasing the number of shares of Class B common stock from 10,000,000 shares to           shares;

•
to amend the terms of the Class B common stock to provide that the Class B common stock will convey no economic rights but will entitle its holder to vote on all matters to be voted on by stockholders generally in order to implement our “Up-C” structure;

•
to provide for the waiver of the corporate opportunity doctrine for Apollo and its affiliates, which specifically contemplates their ongoing business activities and arrangements;

•
to provide that certain actions under the Proposed Charter relating to the nomination and election of directors are subject to the Stockholders Agreement;

•
to prohibit certain stockholders from acting by written consent by specifying that any action required or permitted to be taken by stockholders must be effected by a duly called annual or special meeting and may not be effected by written consent;

•
to change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class, to amend the Proposed Charter;
•
to change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding voting stock entitled to vote thereon for the removal of directors; and

•
to provide for certain additional changes, including, among other things, (i) changing the post-business combination company’s corporate name from “Seaport Global Acquisition Corp.” to “Redbox Entertainment Inc.” and making the company’s corporate existence perpetual and (ii) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the Business Combination, all of which our board of directors believes are necessary to adequately address the needs of the post-business combination company.

The Proposed Charter differs in material respects from SGAC’s Current Charter and we urge stockholders to carefully consult the information set out in the Section “Proposal No. 2 — The Charter Amendment Proposal,” “Proposal No. 3 — The Advisory Charter Proposals” and the full text of the Proposed Charter, attached hereto as Annex B.
The charter amendment proposal is conditioned on the approval of the business combination proposal. Therefore, if the business combination proposal is not approved, the charter amendment proposal will have no effect, even if approved by our stockholders.
The Nasdaq Proposal
Assuming the business combination proposal and the charter amendment proposal are approved, our stockholders are also being asked to approve the Nasdaq proposal.
SGAC may issue 20% or more of our outstanding common stock outstanding before the issuance, in connection with the business combination. The Nasdaq proposal is a proposal to approve, assuming the business combination proposal and the charter amendment proposal are approved and adopted, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635(d), the issuance of more than 20% of common stock in connection with the business combination.
If the Nasdaq proposal is adopted, up to                  shares of Class A common stock will be issued and up to                  shares of Class B common stock will be issued. The issuance of such shares would result in significant dilution to SGAC’s stockholders, and would afford SGAC’s stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of SGAC.
For additional information, see “Proposal No. 4 — The Nasdaq Proposal” section of this proxy statement.
The Director Election Proposal
Assuming the charter amendment proposal is approved, our board of directors will be divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed at the special meeting) serving a three-year term.
Assuming the condition precedent proposals are approved, our board of directors has nominated nine directors to serve staggered terms on our board of directors, with each Class I director having a term that expires at SGAC’s annual meeting of stockholders in 2022, each Class II director having a term that expires at SGAC’s annual meeting of stockholders in 2023 and each Class III director having a term that expires at SGAC’s annual meeting of stockholders in 2024, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal.
For additional information, see “Proposal No. 5 — The Director Election Proposal” section of this proxy statement.

The Incentive Plan Proposal
Assuming the condition precedent proposals are approved, our stockholders are also being asked to approve the incentive plan proposal.
We expect that, prior to the consummation of the business combination, our board of directors will approve and adopt the Incentive Plan, and assuming the condition precedent proposals are approved, we expect that our stockholders will be asked to approve the Incentive Plan. Our stockholders should carefully read the entire Incentive Plan, substantially in the form attached to this proxy statement as Annex C, before voting on this proposal.
For additional information, see “Proposal No. 6 — The Incentive Plan Proposal” section of this proxy statement.
The Adjournment Proposal
The adjournment proposal allows SGAC’s board of directors to submit a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent proposals or the incentive plan proposal.
For additional information, see “Proposal No. 7 — The Adjournment Proposal” section of this proxy statement.
Date, Time and Place of Special Meeting of SGAC’s Stockholders
The special meeting will be held at                  AM, Eastern Time, on           , 2021, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals. The special meeting will be held entirely online to allow for greater participation in light of the public health impact of the coronavirus (COVID-19) pandemic. Stockholders may participate in the special meeting by visiting the following website: .
In light of the ongoing health concerns relating to the COVID-19 pandemic and to best protect the health and welfare of SGAC’s stockholders and personnel, the special meeting is currently scheduled to be held entirely online as indicated above. Stockholders of record may vote their shares electronically at the special meeting by following the instructions at                  . Stockholders are also urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope, or to direct their brokers or other agents on how to vote the shares in their accounts, as applicable.
Voting Power; Record Date
Stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned shares of common stock at the close of business on           , 2021, which is the record date for the special meeting. Stockholders will have one vote for each share of common stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. On the record date, there were 17,968,750 shares of common stock outstanding, of which 14,375,000 were public shares, with the rest being held by our initial stockholders.
Quorum and Vote of Stockholders
A quorum of our stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of stockholders holding a majority of the shares entitled to vote at the special meeting constitutes a quorum at the special meeting. In the absence of a quorum, the chairperson of the special meeting has the power to adjourn the special meeting. As of the record date for the special meeting, 8,984,376 shares of common stock would be required to achieve a quorum.

SGAC’s initial stockholders and SGAC’s officers and directors at the time of the IPO entered into a letter agreement to vote their founder shares as well as any public shares purchased during or after the IPO, in favor of the business combination proposal. In addition, concurrently with the entry into the Business Combination Agreement, SGAC, the Sponsor and Redbox entered into the Sponsor Support Agreement, pursuant to which the Sponsor agreed, among other things, to vote all of its shares of common stock held or subsequently acquired by it in favor of the approval of the business combination, and not to redeem or request redemption of any such shares of common stock in connection with the business combination. As of the record date, the parties to the Sponsor Support Agreement owned approximately 20% of SGAC’s total outstanding common stock.
The proposals presented at the special meeting require the following votes:
•
Business combination proposal: The approval of the business combination proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present in person (online) or by proxy and entitled to vote at the special meeting, vote at the special meeting, voting together as a single class.

•
Charter amendment proposal: The approval of the charter amendment proposal requires the affirmative vote of (i) holders of a majority of the outstanding shares of Class A common stock and Class B common stock, voting together as a single class, entitled to vote thereon at the special meeting and (ii) holders of a majority of the outstanding shares of Class B common stock, voting separately as a single class, entitled to vote thereon at the special meeting.

•
Advisory charter proposals: Approval of each of the advisory charter proposals, each of which is a non-binding vote, requires the affirmative vote of holders of a majority of the outstanding shares of Class A common stock and Class B common stock who, being present (online) or by proxy and entitled to vote thereon at the special meeting, vote at the special meeting, voting together as a single class.

•
Nasdaq proposal: The approval of the Nasdaq proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present in person (online) or by proxy and entitled to vote at the special meeting, vote at the special meeting, voting together as a single class.

•
Director election proposal: The election of the director nominees pursuant to the director election proposal requires the affirmative vote of the holders of a plurality of the outstanding shares of Class A common stock and Class B common stock, who, being present in person (online) or by proxy and entitled to vote at the special meeting, vote at the special meeting, voting together as a single class.

•
Incentive plan proposal: The approval of the incentive plan proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present (online) or by proxy and entitled to vote at the special meeting, vote at the special meeting, voting together as a single class.

•
Adjournment proposal: The approval of the adjournment proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present (online) or by proxy and entitled to vote at the special meeting, vote at the special meeting, voting together as a single class.

A stockholder’s failure to vote by proxy or to vote in person at the special meeting will not be counted towards the number of shares of common stock required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on any of the proposals other than the charter amendment proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the vote on any of the proposals except for the charter amendment proposal and the advisory charter proposals. Failure to vote by proxy or to vote in person or an abstention from voting on the charter amendment proposal or the advisory charter proposals will have the same effective as a vote “AGAINST” the charter amendment proposal. Abstentions and broker non-votes have no effect on the outcome of the advisory charter proposals.

Redemption Rights
Pursuant to SGAC’s Current Charter, a public stockholder may request that SGAC redeem all or a portion of such public stockholder’s public shares for cash if the business combination is consummated. A public stockholder will be entitled to receive cash for any public shares to be redeemed only if it:
(i)
holds public shares; and

(ii)
prior to 5:00 PM, Eastern Time, on           , 2021 (two business days prior to the vote at the special meeting) (a) submits a written request to the transfer agent that SGAC redeem its public shares for cash and (b) delivers its public shares to the transfer agent, physically or electronically through DTC.

Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the business combination proposal. If the business combination is not consummated, the public shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, we will redeem each public share for a per share price, payable in cash, equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the business combination, including interest not previously released to SGAC to pay its franchise and income taxes, by (b) the total number of then outstanding public shares. For illustrative purposes, as of           , 2021, the record date for the special meeting, this would have amounted to approximately $      per public share. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that SGAC instruct the transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in the accompanying proxy statement. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined for purposes of Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash, without our prior consent.
In order for public stockholders to exercise their redemption rights in respect of the proposed business combination, public stockholders must properly exercise their right to redeem the public shares they hold no later than the close of the vote on the business combination proposal and deliver their public shares (either physically or electronically) to the transfer agent prior to 5:00 PM, Eastern Time, on           , 2021 (two business days prior to the vote at the special meeting). Immediately following the consummation of the business combination, SGAC will satisfy the exercise of redemption rights by redeeming the public shares issued to the public stockholders that validly exercised their redemption rights.
Holders of our warrants will not have redemption rights with respect to the warrants.
Appraisal Rights
Neither our stockholders nor our warrant holders have appraisal rights in connection with the business combination under the DGCL.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. SGAC has engaged                  to assist in the solicitation of proxies.

If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the special meeting. A stockholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting — Revoking Your Proxy.”
Interests of Certain Persons in the Business Combination
When you consider the recommendation of SGAC’s board of directors in favor of approval of the business combination proposal, you should keep in mind that SGAC’s initial stockholders, including our directors and executive officers, and Redbox’s current owners have interests in such proposal that are different from, or in addition to those of our stockholders and warrant holders generally. These interests include, among other things, the interests listed below:
•
the fact that our initial stockholders have waived their right to redeem any of the founder shares and public shares in connection with a stockholder vote to approve the business combination;

•
the fact that our initial stockholders paid an aggregate of $25,000 for the founder shares, which will convert into 3,593,750 shares of Class A common stock in accordance with the terms of SGAC’s Current Charter, and such securities will have a significantly higher value at the time of the business combination, estimated at approximately $      based on the closing price of $      per public share on Nasdaq on           , 2021, the record date for the special meeting;

•
the fact that our initial stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if we fail to complete an initial business combination by June 2, 2022;

•
the fact that the Sponsor paid approximately $6,062,500 for 6,062,500 private placement warrants, each of such private placement warrants is exercisable commencing on December 2, 2021 for one share of Class A common stock at an exercise price of $11.50 per share. If we do not consummate an initial business combination by June 2, 2022, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by the Sponsor will be worthless. The warrants held by the Sponsor had an aggregate market value of approximately $      based upon the closing price of $      per warrant on Nasdaq on           , 2021, the record date for the special meeting;

•
if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act;

•
the anticipated election of Jay Burnham and Charles Yamarone, two of our directors, as directors of SGAC after the consummation of the business combination. As such, in the future Messrs. Burnham and Yamarone will receive any cash fees, stock options or stock awards that SGAC’s board of directors determines to pay to our directors;

•
pursuant to the Stockholders Agreement, Parent will have the right to designate up to four directors of the board of directors of SGAC, subject to certain terms and conditions, and HPS Investment Partners, LLC shall have the right to designate one director;

•
the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the business combination; and

•
the fact that Parent, whose affiliates will have the right to designate directors to the board of directors pursuant to the Stockholders Agreement and include members of Redbox’s management team who will become executive officers and directors of SGAC following the business combination, will hold a significant number of shares of Class B common stock and an equal number of Redbox Common Units that are together exchangeable for cash (to the extent permitted by the governing documents of Redbox or its applicable subsidiary) or shares of Class A common stock in one or more Exchanges.
At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding SGAC or our securities, SGAC’s officers, directors, the initial stockholders, Redbox and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the special meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the business combination. This may result in the completion of our business combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.
Entering into any such incentive arrangements may have a depressive effect on shares of common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.
If such transactions are effected, the consequence could be to cause the business combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. SGAC will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the special meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of SGAC’s directors may result in a conflict of interest on the part of one or more of them between what he may believe is best for SGAC and what they may believe is best for them in determining whether or not to grant a waiver in a specific situation. See the sections entitled “Risk Factors”, “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” “Beneficial Ownership of Securities” for more information and other risks.
Recommendation of the Board of Directors
SGAC’s board of directors believes that the business combination proposal and the other proposals to be presented at the special meeting are in the best interest of SGAC’s stockholders and unanimously recommends that our stockholders vote “FOR” the business combination proposal, “FOR” the charter amendment proposal, “FOR each advisory charter proposal on an advisory basis, “FOR” the Nasdaq Proposal, “FOR” each of the director nominees set forth in the director election proposal, “FOR” the incentive plan proposal and “FOR” the adjournment proposal, in each case, if presented to the special meeting.
The existence of financial and personal interests of SGAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of SGAC and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the business combination. Where actual amounts are not known or knowable, the figures below represent SGAC’s good faith estimate of such amounts.
Sources (in millions)	No Redemption	Maximum Redemption Condition(1)
Parent Rollover Equity	$328	$328
Founder shares	36	36
Gross Proceeds from Trust Account	144	36
Gross Proceeds from the PIPE	50	50
Cash at Closing	11	11
Total Sources	$569	$461
Uses (in millions)	No Redemption	Maximum Redemption Condition(1)
Parent Rollover Equity	$328	$328
Founder shares	36	36
Remaining Cash on Redbox’s Balance Sheet	82	27
Paydown of Redbox Debt	103	50
Transaction Expenses	20	20
Total Uses	$569	$461

(1)
Assumes that holders of 10,810,644 shares of Class A common stock, the maximum number of shares that may be redeemed by public stockholders before the Minimum Cash Condition in the Business Combination Agreement would need to be waived prior to closing of the business combination, exercise their redemption rights in full.

Certain U.S. Federal Income Tax Considerations
For a discussion summarizing certain U.S. federal income tax considerations of an exercise of redemption rights with respect to Class A common stock, please see “Certain U.S. Federal Income Tax Considerations.” We urge you to consult and rely solely upon your tax advisors regarding the tax consequences of exercising your redemption rights.
Anticipated Accounting Treatment
The business combination will be accounted for as a reverse recapitalization under accounting principles generally accepted in the United States of America (“U.S. GAAP”). Under this method of accounting, SGAC will be treated as an “acquired” company for financial reporting purposes. See the subsection entitled “Proposal No. 1 — The Business Combination Proposal — Anticipated Accounting Treatment.”
Risk Factors
Both SGAC and Redbox are subject to various risks associated with their businesses and their industries. In addition, the business combination poses a number of risks to each company and its respective stockholders and members, including the possibility that the business combination may not be completed and the following risks:
Risks Relating to Redbox’s Business
Unless the context otherwise requires, references in this subsection to “we,” “us,” “our” and the “Company” refer to Redbox and its subsidiaries and affiliates in the present tense or from and after the consummation of the business combination, as the context requires.

•
The recent novel coronavirus (“COVID-19”) pandemic and the attempts to contain it may harm our industry, business, results of operations and ability to raise additional capital.

•
Competitive pressures could seriously harm our business, financial condition and results of operations.

•
There are many risks related to our DVD, Redbox On Demand and Original / Exclusive Content offerings which may negatively impact our business.

•
If our efforts to attract and retain customers are not successful, our business will be adversely affected.

•
If we cannot manage our business and its growth effectively, we could experience a material adverse effect on our financial condition and results of operations.

•
If we cannot execute on our growth strategies, some of which are untested, unproven or not yet fully developed, and offer new services, our business could suffer.

•
Changes in competitive offerings for entertainment video, including the potential rapid adoption of piracy-based video offerings, could adversely impact our business.

•
Our future operating results may fluctuate.

•
We face risks, such as unforeseen costs and potential liability in connection with content we acquire, produce, license and/or distribute through our service.

•
Any significant disruption in or unauthorized access to our computer systems or those of third parties that we utilize in our operations, including those relating to cybersecurity or arising from cyber-attacks, could result in a loss or degradation of service, unauthorized disclosure of data, including user and corporate information, or theft of intellectual property, including digital content assets, which could adversely impact our business.

•
Privacy concerns could limit our ability to collect and use customers and user personal information and other data and disclosure of user personal information and other data could adversely impact our business and reputation.

•
We may be unable to adequately protect our intellectual property or enforce our patents and other proprietary rights.

•
Our substantial indebtedness could materially and adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments. As of June 30, 2021, we had total outstanding debt of $361.1 million, which includes $3.7 million of amounts due under capital leases.

•
Despite our substantial indebtedness, we may still be able to incur significantly more debt, including secured debt, which could intensify the risks associated with our indebtedness.

•
We may not be able to generate sufficient cash to service all of our indebtedness and to fund our working capital and capital expenditures and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

•
Our debt agreements contain restrictions that limit our flexibility in operating our business.

Financial, Tax and Accounting-Related Risks
•
Changes to applicable U.S. tax laws and regulations or exposure to additional income tax liabilities could affect SGAC’s and Redbox’s business and future profitability.

•
As a result of plans to expand Redbox’s business operations, including to jurisdictions in which tax laws may not be favorable, SGAC’s and Redbox’s obligations may change or fluctuate, become significantly more complex or become subject to greater risk of examination by taxing authorities, any of which could adversely affect SGAC’s or Redbox’s after-tax profitability and financial results.

•
SGAC will be an “emerging growth company” and a “smaller reporting company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and/or smaller reporting companies will make the post-combination company’s common stock less attractive to investors and may make it more difficult to compare performance with other public companies.
Risks Relating to SGAC and the Business Combination
•
Since the initial stockholders, including SGAC's directors and executive officers, have interests that are different, or in addition to (and which may conflict with), the interests of SGAC’s stockholders, a conflict of interest may have existed in determining whether the business combination with Redbox is appropriate as SGAC’s initial business combination. Such interests include that the initial stockholders, including SGAC's directors and executive officers, could lose their entire investment in SGAC if the business combination is not completed, and that the initial stockholders, including SGAC's directors and executive officers, will benefit from the completion of a business combination and may be incentivized to complete the business combination, even if it is with a less favorable target company or on less favorable terms to shareholders, rather than liquidate.

•
Upon consummation of the business combination, Parent will own the majority of SGAC’s voting stock and will have the right to appoint a majority of SGAC’s board members, and its interests may conflict with those of other stockholders.

•
SGAC’s board of directors did not obtain a fairness opinion in determining whether or not to proceed with the business combination and, as a result, the terms may not be fair from a financial point of view to the public stockholders.

•
Subsequent to the consummation of the business combination, the combined company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

•
Existing stockholders and investors in this offering will experience significant dilution as a result of the business combination, the PIPE and related transactions and the market price of its common stock may be adversely affected. The exercises of outstanding warrants previously issued by SGAC as well as future transactions contemplated by the definitive documentation for the business combination may also have a dilutive effect.

•
If SGAC’s stockholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their shares of our Class A common stock for a pro rata portion of the Trust Account.

•
The only principal asset of SGAC following the business combination will be its interest in Redbox; accordingly, SGAC will depend on distributions from Redbox to pay taxes and expenses and to declare dividends.

•
If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of the combined company’s securities may decline.

•
SGAC’s initial stockholders have agreed to vote in favor of the business combination, regardless of how the public stockholders vote.

•
The unaudited pro forma condensed combined financial information included in this proxy statement may not be indicative of what SGAC’s actual financial position or results of operations would have been.

•
The business combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

•
You may not have the same benefits as an investor in an underwritten public offering.

•
Following the consummation of the business combination, the combined company will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

In evaluating the proposals to be presented at the special meeting, a stockholder should carefully read this proxy statement and especially consider the factors discussed in the section entitled “Risk Factors.”

Sources of Industry and Market Data
Where information has been sourced from a third-party, the source of such information has been identified.
Unless otherwise indicated, the information contained in this proxy statement on the market environment, market developments, growth rates, market trends and competition in the markets in which SGAC and Redbox operate is taken from publicly available sources, including third-party sources, or reflects SGAC’s, or Redbox’s estimates that are principally based on information from publicly available sources.
Implications of Being an Emerging Growth Company and a Smaller Reporting Company
SGAC is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. SGAC has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, SGAC, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of SGAC’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
SGAC will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of its initial public offering, (b) in which it has total annual gross revenue of at least $1.07 billion (as adjusted for inflation pursuant to SEC’s rules and regulations from time to time), or (c) in which SGAC is deemed to be a large accelerated filer, which means the market value of shares of Class A common stock that are held by non-affiliates exceeds $700 million as of the prior June 30 and (ii) the date on which SGAC has issued more than $1.00 billion in non-convertible debt during the prior three-year period.
Following the business combination, SGAC will also be a “smaller reporting company” as defined under the Securities Act and Exchange Act. SGAC may continue to be a smaller reporting company so long as either (i) the market value of shares of its common stock held by non-affiliates is less than $250 million or (ii) its annual revenue was less than $100 million during the most recently completed fiscal year and the market value of shares of its common stock held by non-affiliates is less than $700 million. If SGAC is a smaller reporting company at the time it ceases to be an emerging growth company, SGAC may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, SGAC may choose to present only the two most recent fiscal years of audited financial statements in its Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, similar to emerging growth companies, if SGAC is a smaller reporting company under the requirements of (ii) above, SGAC would not be required to obtain an attestation report on internal control over financial reporting issued by its independent registered public accounting firm.

Controlled Company
Immediately following the completion of the business combination, Parent will control a majority of the voting power of SGAC’s outstanding common stock. As a result, SGAC will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:
•
the requirement that a majority of SGAC’s board of directors consist of “independent directors” as defined under the rules of Nasdaq;

•
the requirement that SGAC have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•
the requirement that SGAC have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•
the requirement for an annual performance evaluation of the compensation and nominating and corporate governance committees.

Following the business combination, SGAC intends to utilize some or all of these exemptions. As a result, SGAC’s nominating and corporate governance committee and compensation committee may not consist entirely of independent directors and such committees will not be subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.
SELECTED HISTORICAL FINANCIAL INFORMATION OF REDBOX
The selected historical consolidated statements of operations data of Redbox for the years ended December 31, 2020, 2019, and 2018, and the historical consolidated balance sheet data as of December 31, 2020 and 2019 are derived from Redbox’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected historical consolidated statements of operations data of Redbox for the six months ended June 30, 2021 and 2020 and the consolidated balance sheet data as of June 30, 2021 are derived from Redbox’s unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. In Redbox’s management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments necessary to state fairly Redbox’s financial position as of June 30, 2021 and the results of operations for the six months ended June 30, 2021 and 2020. Redbox’s historical results are not necessarily indicative of the results that may be expected in the future and Redbox’s results for the six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2021 or any other period. You should read the following selected historical consolidated financial data together with “Redbox’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Redbox’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus.
Statements of Operations Data
In thousands, except share and per share data	Six months ended, June 30,		Year ended December 31,
	2021	2020	2020	2019	2018
Net revenue	$146,120	$366,545	$546,191	$858,370	$1,087,783
Product cost	56,922	149,505	220,999	359,880	439,523
Gross margin	$89,198	$217,040	$325,192	$498,490	$648,260
Gross margin %	61.0%	59.2%	59.5%	58.1%	59.6%
Operating expenses:
Direct operating	64,513	98,982	167,090	237,490	274,155
Marketing	6,841	11,136	21,214	25,813	33,020
General and administrative	30,508	33,809	62,235	67,158	81,529

In thousands, except share and per share data	Six months ended, June 30,		Year ended December 31,
	2021	2020	2020	2019	2018
Depreciation and amortization	54,464	71,916	136,838	138,274	133,493
Operating (loss) income	(67,128)	1,197	(62,185)	29,755	126,063
Other expense, net:
Interest expense and other, net	(15,765)	(18,333)	(32,522)	(44,578)	(45,155)
Total interest expense and other, net	(15,765)	(18,333)	(32,522)	(44,578)	(45,155)
(Loss) income before income taxes	(82,893)	(17,136)	(94,707)	(14,823)	80,908
Income tax (benefit) expense	(20,913)	(4,373)	(25,204)	(7,256)	19,455
Net (loss) income	$(61,980)	$(12,763)	$(69,503)	$(7,567)	$61,453
Weighted average shares outstanding – basic	30,644,909	27,857,833	27,914,489	27,786,839	27,646,121
Weighted average shares outstanding – diluted	$(2.02)	$(0.46)	$(2.49)	$(0.27)	$2.22
(Loss) earnings per share – basic	30,644,909	27,857,833	27,914,989	27,786,839	28,182,614
(Loss) earnings per share – diluted	$(2.02)	$(0.46)	$(2.49)	$(0.27)	$2.18
Statements of Cash Flow Data
Dollars in thousands	Six months ended June 30,		Year ended December 31,
	2021	2020	2020	2019	2018
Net cash provided by / (used in) operating activities	$(16,081)	$62,269	$29,693	$102,797	$185,450
Net cash used in investing activities	(6,492)	(11,703)	(19,042)	(31,765)	(41,763)
Net cash provided by / (used in) financing activities	23,998	(34,293)	(9,102)	(74,100)	(142,424)
Total change in cash, cash equivalents and restricted cash	$1,425	$16,273	$1,549	$(3,068)	$1,263
Balance Sheet Data
Dollars in thousands	As of June 30,		As of December 31,
	2021	2020	2020	2019	2018
Total assets	$429,854	$551,759	$473,091	$637,059	$763,526
Total liabilities	473,879	493,870	455,852	550,371	669,130
Total shareholders’ equity	(44,025)	57,889	17,239	86,688	94,396
Use of Non-GAAP Measures
References in this section to “we”, “our”, “us”, “Redbox”, and the “Company”, refer to the business and operations of Redwood Intermediate, LLC.
The Company defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA adjusts EBITDA by excluding the results of business optimization costs, one-time non-recurring costs, new business start-up costs, restructuring related costs and results of the Company’s former video game business, which was wound down in December 2019. EBITDA and Adjusted EBITDA are presented as non-GAAP measures.
The Company uses EBITDA and Adjusted EBITDA for operational and financial decision-making and believes these measures are useful in eliminating certain items to focus on what it deems to be indicators of on-going operating performance. EBITDA and Adjusted EBITDA are also used by many of the

Company’s investors, securities analysts, and other interested parties in evaluating operational and financial performance as well as debt service capabilities. The Company believes that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors by allowing an understanding of key measures that the Company uses internally for operational decision-making, budgeting, and assessing performance.
EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be considered as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data. These measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of the Company’s results as reported under GAAP. Investors should review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
Because non-GAAP financial measures are not standardized, EBITDA and Adjusted EBITDA, as defined by Redbox, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company’s use of these non-GAAP financial measures with those used by other companies.
Adjusted EBITDA is calculated as follows:
Dollars in thousands	Six months ended, June 30,		Year ended December 31,
	2021	2020	2020	2019	2018
Net (loss) income	$(61,980)	$(12,763)	$(69,503)	$(7,567)	$61,453
Depreciation and amortization	54,464	71,916	136,838	138,274	133,493
Interest and other expense, net	15,765	18,333	32,522	44,578	45,155
Income tax (benefit) expense	(20,913)	(4,373)	(25,204)	(7,256)	19,455
EBITDA	(12,664)	73,113	74,653	168,029	259,556
Adjustments to EBITDA:
Business optimization(a)	4,058	4,591	19,011	7,687	1,227
One-time non-recurring(b)	1,684	3,526	10,600	5,482	13,229
New business start-up costs(c)	453	3,081	6,041	3,793	10,060
Restructuring related(d)	1,861	2,710	3,471	4,432	625
Discontinuation of games business(e)	—	—	—	6,226	7,349
Transaction related costs(f)	2,095	—	—	—	—
Adjusted EBITDA	$(2,513)	$87,021	$113,776	$195,649	$292,046

(a)
Business optimization costs include employee retention costs, IT costs as well as consulting costs for certain projects. Retention costs for the years ended 2020 and 2019 were $13.9 million and $3.0 million, respectively. In 2020, retention awards were paid out to all employees in light of the COVID pandemic and were in lieu of the Company’s short-term incentive program. IT costs of $4.8 million and $3.8 million were incurred in 2020 and 2019 respectively. The Company’s IT project is a complete restructuring of the Company’s technologies as it to moves to a cloud-based infrastructure.

(b)
Includes costs related to project costs and initiatives, as well as bank, legal and other fees in connection with the Company’s debt financing activities.

(c)
Includes costs to support the Company’s On Demand and AVOD offerings, along with costs related to the Company’s service and media network businesses.

(d)
Restructuring related costs include such items as employee severance charges and costs incurred related to removing kiosks.

(e)
Reflects EBITDA of the Company’s former video games business, which was wound down in December, 2019.

(f)
Reflects costs in connection with the contemplated Business Combination including legal, accounting, consulting and other transaction-related expenses.

COMPARATIVE SHARE INFORMATION
The following table sets forth summary historical comparative share information for SGAC and Redbox and unaudited pro forma condensed combined per share information after giving effect to the business combination, assuming two redemption scenarios as follows:
•
Assuming no redemptions: This presentation assumes that none of SGAC’s public shareholders will exercise their redemption rights with respect to their SGAC public shares upon Closing of the business combination.

•
Assuming maximum redemptions: This presentation assumes that holders of 10,810,644 SGAC public shares elect to redeem their shares for cash in the Trust Account. Under this scenario, which represents a redemption of 75% of the public shares of SGAC Class A common stock, 10,810,644 shares of SGAC Class A common stock would be redeemed for an aggregate payment of $109.2 million based on an estimated per share redemption price of approximately $10.10 per share that was calculated based on 75% of the $195 million in the Trust Account. This scenario includes the $86 million cash consideration per the Business Combination Agreement which includes the $50 million provided by the PIPE Investment.

The weighted average shares outstanding and net earnings per share information reflect the business combination as if it had occurred on January 1, 2020.
This information is only a summary and should be read in conjunction with the historical financial statements of SGAC and Redbox and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined per share information of SGAC and Redbox is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.
The unaudited pro forma condensed combined earnings (loss) per share information below does not purport to represent the earnings (loss) per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period.
	Seaport Global Acquisition Corp. (Historical)	Redwood Intermediate LLC (Historical)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
For the Year Ended December 31, 2020
Net income (loss) attributable to common shareholders(2)	$2,097	$(69,503)	$(80,073)	$(87,905)
Weighted average shares outstanding – basic and diluted(1)(2)	4,158,672	27,906,742	55,738,750	44,928,106
Basic and diluted net earnings (loss) per share(1)(2)	$0.50	$(2.49)	$(1.44)	$(1.96)
For the Six Months Ended June 30, 2021
Book value per share(3)	$0.83	$(1.41)	$2.17	$0.28
Net income (loss) attributable to common shareholders	$1,307	$(61,980)	$(68,047)	$(73,380)
Weighted average shares outstanding – basic and diluted	5,933,681	30,644,909	55,738,750	44,928,106
Basic and diluted net earnings (loss) per share	$0.22	$(2.02)	$(1.22)	$(1.63)

(1)
As the business combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the business combination have been outstanding for the entire periods presented. When assuming maximum redemption, this calculation is adjusted to eliminate such shares for the entire periods.

(2)
As Restated for Seaport Global Acquisition Corp. (Historical) for the period ended December 31, 2020. Please refer to the Seaport Global Acquisition Corp. Audited Financial Statements in the Index to Financial Statements.

(3)
Book value per share equals (total equity excluding preferred shares) / shares outstanding.

TICKER SYMBOLS AND DIVIDEND INFORMATION
SGAC
Units, Common Stock and Warrants
Our Class A common stock and warrants are currently listed on Nasdaq under the symbols “SGAM” and “SGAMW,” respectively. Certain of SGAC’s shares of Class A common stock and warrants currently trade as units consisting of one share of Class A common stock and three-quarters of one redeemable warrant, and are listed on Nasdaq under the symbol “SGAMU.” Upon the Closing, SGAC intends to change its name from “Seaport Global Acquisition Corp.” to “Redbox Entertainment Inc.” SGAC intends to list the Class A common stock and warrants on Nasdaq under the symbols “RDBX” and “RDBXW,” respectively, upon the Closing. Our publicly traded units will separate into the component securities upon consummation of the business combination and will no longer trade as a separate security.
Holders
As of           , 2021, there were                 holders of record of the units,                 holder of record of Class A common stock and                 holders of record of SGAC’s warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, shares of Class A common stock and warrants are held of record by banks, brokers and other financial institutions.
Dividend Policy
SGAC has not paid any cash dividends on its shares of common stock to date and does not intend to pay any cash dividends prior to the completion of the business combination. The payment of cash dividends in the future will be dependent upon SGAC’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of SGAC’s board of directors at such time.

RISK FACTORS
Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement, including matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement. These risks could have a material adverse effect on the business, results of operations or financial condition of SGAC and could adversely affect the trading price of our common stock. SGAC will face additional risks and uncertainties that are not presently known to it, or that SGAC currently deems immaterial, which may also impair its business or financial condition. The following discussion should be read in conjunction with the “Redbox Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the financial statements of Redbox and notes to the financial statements included herein.
Risks Relating to Redbox’s Business
Unless otherwise indicated or the context otherwise requires, references in this “Risks Relating to Redbox’s Business” section to “we”, “us” and “our” generally refer to Redbox in the present tense or the post-combination company from and after the business combination.
The recent novel coronavirus (“COVID-19”) pandemic and the attempts to contain it may harm our industry, business, results of operations and ability to raise additional capital.
The COVID-19 pandemic and the various attempts to contain it have created significant volatility, uncertainty and economic disruption. In an effort to contain COVID-19 or slow its spread, governments around the world have enacted various measures, some of which have been subsequently rescinded, modified or reinstated, including orders to close all businesses not deemed “essential,” isolate residents to their homes or places of residence, and practice social distancing. We anticipate that these actions and the global health crisis caused by the COVID-19 pandemic, including any resurgences or variants, will continue to negatively impact business activity across the globe. In response to government mandates, health care advisories and in otherwise responding to employee and vendor concerns, we have altered certain aspects of our operations. International and domestic travel has been severely curtailed and productions of our third-party content suppliers continue to experience disruption. Other partners have similarly had their operations disrupted, including those partners that we use for our operations as well as development, production and post-production of content. For example, in June 2021, we learned that certain studios were delaying releases of certain films, or changing the original distribution plans with respect to other films to send them direct to SVOD services, as a result of continued closures of, or capacity restrictions at, movie theaters due to the ongoing COVID-19 pandemic, each of which results in fewer releases on our platform than we had previously expected. As a result, we expect our earnings to be lower throughout the remainder of 2021 than we previously had believed. To the extent the resulting economic disruption is severe, we could see some partners and vendors go out of business, resulting in reduced demand from distributors and consequent reduction in forecasted revenue, as well as supply constraints and increased costs or delays to our productions. Such production pauses may cause us to temporarily have less new content available on our service in subsequent quarters, which could negatively impact user demand for and user retention to our service. Temporary production pauses or permanent shutdowns in production could result in content asset impairments or other charges and will change the timing and amount of cash outflows associated with production activity.
The full extent to which the COVID-19 pandemic and the various responses to it impacts our business, operations and financial results will depend on numerous evolving factors that we may not be able to accurately predict, including: the duration and scope of the pandemic; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic; the availability and cost to access the capital markets; the effect on our customers and customer demand for and ability to pay for our services; increased competition with alternative media platforms and technologies; disruptions or restrictions on our employees’ ability to work and travel; and any stoppages, disruptions or increased costs associated with our operations. If we need to access the capital markets, there can be no assurance that financing may be available on attractive terms, if at all. In addition, to the extent that economic uncertainty as a result of the COVID-19 pandemic impacts consumers’ ability or willingness to pay for our services, our business and results of operations could be negatively impacted.

We will continue to actively monitor the effects of the COVID-19 pandemic on our business and may take further actions that alter our business operations, including distribution, partnerships and content production, as may be required by federal, state, local or foreign authorities, or that we determine are in the best interests of our employees, customers, partners and stockholders. It is not clear what potential effects any such alterations or modifications may have on our business, including the effects on our customers, suppliers or vendors, or on our financial results. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section including, but not limited to, our ability to retain users, our ability to operate at a net loss, and our liquidity.
Competitive pressures could seriously harm our business, financial condition and results of operations.
The market for streaming entertainment is intensely competitive and subject to rapid change. We compete against other entertainment video providers, such as multichannel video programming distributors (“MVPDs”), streaming entertainment providers (including those that provide pirated content), video gaming providers and more broadly against other sources of entertainment including video-on-demand (VOD), subscription (SVOD) and ad-supported (AVOD) services. We compete against streaming entertainment providers and content producers in obtaining content for our service, both for licensed streaming content and for exclusive and original content projects.
Our business faces competition from many other sources, including those using similar distribution channels and having more experience, greater name recognition, larger or more appealing inventory, better financing, and better relationships with those in the movie industry, including: Netflix, Amazon, Hulu, Vudu, Roku, Sling, YouTube and YouTubeTV, Hulu, CBS, ABC, NBC, BBC, PBS, Fox Networks, Discovery Communications, Disney, cable, satellite, and telecommunications providers, such as Comcast or DISH Network, traditional pay television programmers, such as HBO or Showtime, traditional brick and mortar video retailers, other DVD kiosk businesses, libraries and others. These competitors may also provide a broader range of content and the ability to apply considerable resources to acquired and original content.
Well-funded competitors may be better able to withstand economic downturns and periods of slow economic growth and the associated periods of reduced customer spending and increased pricing pressures. Some competitors are able to devote substantially more resources to website and systems development or to investments or partnerships. Some competitors have, and others may also, consolidate with one another. We may be unable to compete successfully against current and future competitors, and competitive pressures could harm our business and prospects.
There are many risks related to our DVD, Redbox On Demand and Original / Exclusive Content offerings which may negatively impact our business.
We have invested, and plan to continue to invest, to maintain our infrastructure of Redbox kiosks in the United States. Optimizing our physical Redbox business will depend substantially upon growth or minimizing decline in same store sales. In addition, the home video distribution market is rapidly evolving as newer technologies and distribution channels compete for market share, and we have experienced a secular decline in the physical rental market. As this evolution continues, our DVD business and related operating results and financial condition will be adversely affected. Some additional risks that could negatively impact our results include:
•
Increased availability of digital movie content and changes in consumer content delivery and viewing options and preferences, including increased use of online streaming, availability of content on portable devices, VOD, SVOD, AVOD and time- and place-shifting technologies;

•
Increased competition in the advertising video-on-demand segment including alternative or non-traditional forms of content, user generated content type offerings such as YouTube, free TV style offerings (including on-demand options such as Crackle), proprietary Apps and Channels provided and populated by traditional TV and theatrical content owners (Disney+, Peacock and similar channels);

•
Increased availability and quality of original programming and similar episodic content, and exclusive arrangements with programmers, such as HBO, Showtime, Amazon and Netflix.

•
Decreased quantity and quality of movie content available for DVD distribution due to changes in quantity of new releases by studios, a trend towards developing more high-budget “event” or “blockbuster” movies, movie content failing to appeal to consumers’ tastes, increased focus on digital sales and rentals, and other general industry-related factors, including financial disruptions, and labor conflicts;

•
Decreased costs for consumers to purchase or receive movie content, including less expensive DVDs, more aggressive competitor pricing strategies and piracy;

•
Windowing of titles and DVDs may change without notice by the studios, DVDs may be released closer to alternative types of content or after alternative methods of content which may impact performance;

•
Increased competition for physical floor space in retail locations where our kiosks are located, both by unrelated third-party offerings and perceived monetization opportunities by the retailers themselves; and

•
Increased operational costs.

As a result, we expect our DVD business results to continue to decline over time and increased competition in the AVOD segment. Further, any additional adverse developments relating to any of these risks, as well as others relating to our participation in the home video industry, could significantly affect our business, financial condition and operating results.
We recently entered into an agreement to acquire the operations of our DVD distribution and packaging provider.
We also may not achieve the anticipated benefits from this acquired business due to a number of factors, including:
•
unanticipated costs or liabilities associated with the acquisition;

•
difficulty incorporating acquired logistics systems and platforms;

•
risks of entering new markets;

•
incurrence of acquisition-related costs;

•
diversion of management’s attention from other business concerns;

•
the potential loss of key employees;

•
use of resources that are needed in other parts of our business; and

•
use of substantial portions of our available cash to consummate the acquisition.

If we are unable to successfully integrate and operate this critical function, our DVD business may incur significant negative impact and disruption and we may have to find alternative means of operating our DVD business which may be less efficient or cause us to incur higher costs.
If our efforts to attract and retain customers are not successful, our business will be adversely affected.
Our ability to continue to attract users will depend in part on our ability to effectively market our services, consistently provide our users with compelling content choices, effectively market our service, as well as a quality experience for selecting and viewing our content library. Furthermore, the relative service levels, content offerings, pricing and related features of our competitors may adversely impact our ability to attract and retain users.
To succeed, we must continue to attract and retain a large number of new users. We may be required to incur significantly higher advertising and promotional expenditures than we currently anticipate to attract large numbers of new users. We believe that the importance of brand loyalty will increase with the continued proliferation of digital streaming services. If our branding efforts are not successful, our operating results and our ability to attract and retain users will be adversely affected.

If consumers do not perceive our service offering to be of value, including if we introduce new or adjust existing features, adjust pricing or service offerings or change the mix of content in a manner that is not favorably received by them, we may not be able to attract and retain users. If our efforts to satisfy our existing users are not successful, we may not be able to attract users, and as a result, our ability to maintain and/or grow our business will be adversely affected. Users may stop using our services for many reasons, including a perception that the selection of content is unsatisfactory, competitive services provide a better value or experience and customer service issues are not satisfactorily resolved. We must continually attract new users both to replace unengaged users and to grow our business beyond our current user base. If we do not grow as expected, we may not be able to adjust our expenditures or increase our per user revenues commensurate with the lowered growth rate, such that our margins, liquidity and results of operation may be adversely impacted. If we are unable to successfully compete with current and new competitors in both retaining our existing users and attracting new users, our business will be adversely affected. Further, if excessive numbers of users cease using our services, we may be required to incur significantly higher marketing expenditures than we currently anticipate to replace these users with new users.
If we cannot manage our business and its growth effectively, we could experience a material adverse effect on our financial condition and results of operations.
We are expanding our operations, scaling our streaming service to effectively and reliably handle anticipated growth in both users and features, ramping up our ability to distribute and license original and exclusive content, continuing to operate our DVD service and providing kiosk services to business clients. As our offerings evolve, we are managing and adjusting our business to address varied content offerings, industry practices dealing with e-commerce and streaming video, as well as differing legal and regulatory environments. As we scale our streaming service, we are developing technology and utilizing third-party “cloud” computing services. As we ramp up our original content distribution, we are building out expertise in a number of disciplines, including creative, marketing, legal, finance, licensing, merchandising and other resources related to the distribution of content. Further, we may expand our content offering in a manner that is not well received by consumers. These expansions have placed, and may continue to place, significant demands on our operational, financial and administrative infrastructure and our management. As our operations have grown in size, scope and complexity, we have focused on integrating, improving and upgrading our systems and infrastructure related to providing attractive and efficient consumer products and services, and our administration and internal systems, processes and controls.
Although we believe the total addressable market for automated DVD rental kiosks is large, we cannot be certain about its size, the most effective plan for locating kiosks, or the optimum market density. Because the kiosk market and our business model are continually evolving, we have incomplete data and track records for predicting kiosk and market performance in future periods. As a result, we may make errors in predicting and reacting to relevant business trends, which could have a material adverse effect on our business, financial condition and results of operations. For example, we may, among other things, over-install kiosks in certain geographic areas leading to non-accretive installations, and we cannot be certain that historical revenue ramps for new kiosks will be sustainable in the future.
As we grow our operations, we may face integration and operational challenges as well as potential unknown liabilities and reputational concerns in connection with partners we work with or companies we may acquire or control. If we are not able to manage the growing complexity of our business, including improving, refining or revising our systems and operational practices related to our streaming operations and original content, our business may be adversely affected.
Managing our business changes will require significant expenditures and allocation of valuable management and operational resources. If we fail to achieve the necessary level of efficiency in our organization, including effectively evolving and growing our business lines, our business, operating results and financial condition could be harmed.
If we cannot execute on our growth strategies, some of which are untested, unproven or not yet fully developed, and offer new services, our business could suffer.
Our strategy is based upon leveraging our core competencies in the entertainment space to provide the consumer with convenience and value and to help retailers, partners and advertisers drive incremental traffic and revenue. To be competitive, we need to offer compelling service offerings that are accepted by the market and establish third-party relationships necessary to develop our streaming offerings as well as maintain our DVD business. We are exploring new services to offer, however, the complexities and structures of these new businesses and products could create conflicting priorities, constrain limited resources, and negatively impact our core businesses.
We may use our financial resources and management’s time and focus to invest in other companies offering similar services, we may seek to organically grow our Redbox On Demand, Free On Demand, Free Live TV offerings, original or exclusive content offerings through our Redbox Entertainment brand or we may seek to offer new products or services on our current kiosks, such as the ability to subscribe to third-party streaming services and new ways to offer third-party advertising. We may enter into joint ventures through which we may expand our product and service offerings. Any new business opportunity also may have its own unique risks related to operations, finances, intellectual property, technology, legal and regulatory issues, corporate governance or other challenges, for which we may have limited or no prior experience. In addition, if we fail to establish or maintain relationships with significant retailers, partners, advertisers and suppliers in a timely manner, we may not be able to provide our consumers with desirable new services. Further, to develop and commercialize certain new products and services, we will need to create new kiosks or enhance the capabilities of our current kiosks, as well as adapt our related networks and systems through appropriate technological solutions for streaming services, and establish market acceptance of such products or services. As we expand into new markets and services or increase certain operations in connection with our growth strategies, we may be required to comply with new regulatory requirements, which could require additional expenses, increase our cost of doing business, impose additional burdens on us or otherwise negatively affect our business. In pursuing these growth strategies, we expect to incur significant operating and capital expenditures. It is possible that we will not be able to grow our revenues through these strategies, or if growth is achieved, that it will be maintained for any significant period, or at all.
If we are unable to grow the client base of our third-party kiosk service business, our services line of business may be at risk.
We currently leverage our large and remote Redbox kiosk field workforce to provide services to our third-party kiosk owners. Our ability to engage and retain this workforce is necessary to merchandise and service our Redbox kiosks, meet the demands of our retail partners and users, and deliver service for our service business accounts. If we cannot continue to retain this workforce our costs may rise, our service line of business may not meet committed service levels and our customers and retail partners may be dissatisfied. If the network of kiosk we service declines (including our own Redbox network of kiosk) or if we are unable to maintain key accounts (ecoATM and Amazon Locker being our largest clients) or obtain new clients, we may not be able to continue this line of business and obtain expected benefits and our business may be adversely affected.
Changes in how we market our services could adversely affect our marketing expenses and users levels may be adversely affected.
We utilize a broad mix of marketing and public relations programs, including social media sites, to promote our services and content to existing and potential new users. We may limit or discontinue use or support of certain marketing channels or activities if advertising rates increase or if we become concerned that users or potential users deem certain marketing platforms or practices intrusive or damaging to our brand. If the available marketing channels are curtailed, our ability to engage existing users and attract new users may be adversely affected. Companies that promote our services may decide that we negatively impact their business or may make business decisions that in turn negatively impact us. For example, if they decide that they want to compete more directly with us, enter a similar business or exclusively support our competitors, we may no longer have access to their marketing channels. We utilize marketing to promote our content, drive conversation about our content and service, and drive rentals and viewing by our users. To the extent we promote our content or services inefficiently or ineffectively, we may not obtain the expected acquisition and retention benefits and our business may be adversely affected
Changes in competitive offerings for entertainment video, including the potential rapid adoption of piracy-based video offerings, could adversely impact our business.
The market for entertainment video is intensely competitive and subject to rapid change. Through new and existing distribution channels, consumers have increasing options to access entertainment video. The various economic models underlying these channels include subscription, transactional, ad-supported and piracy-based models. All of these have the potential to capture meaningful segments of the entertainment video market. Piracy, in particular, threatens to damage our business, as its fundamental proposition to consumers is so compelling and difficult to compete against: virtually all content for free. Furthermore, in light of the compelling consumer proposition, piracy services are subject to rapid global growth.
Traditional providers of entertainment video, including broadcasters and cable network operators, as well as internet based e-commerce or entertainment video providers are increasing their streaming video offerings. Several of these competitors have long operating histories, large customer bases, strong brand recognition, exclusive rights to certain content and significant financial, marketing and other resources. They may secure better terms from suppliers, adopt more aggressive pricing and devote more resources to product development, technology, infrastructure, content acquisitions and marketing.
New entrants may enter the market or existing providers may adjust their services with unique offerings or approaches to providing entertainment video. Companies also may enter into business combinations or alliances that strengthen their competitive positions. If we are unable to successfully or profitably compete with current and new competitors, our business will be adversely affected, and we may not be able to increase or maintain market share, revenues or profitability.
If we do not manage the content and availability of our DVD library effectively, our business, financial condition and results of operations could be materially and adversely affected.
A critical element of our Redbox business model is optimizing our library of DVD titles, formats, and copy depth to achieve satisfactory availability rates to meet consumer demand while also maximizing margins. If we do not acquire sufficient DVD titles, we may not appropriately satisfy consumer demand, which could decrease consumer satisfaction and we could lose consumers to competitors. Conversely, if we attempt to mitigate this risk and acquire a larger number of copies to achieve higher availability rates for select titles or a wider range of titles, our library utilization would become less efficient and our margins for the Redbox business would be adversely affected. Our ability to accurately predict consumer demand as well as market factors, such as our ability to obtain satisfactory distribution arrangements, may impact our ability to acquire appropriate quantities of certain DVD titles in a timely manner. In addition, if we are unable to obtain or maintain favorable terms from our suppliers with respect to such matters as timely movie access, copy depth, formats and product destruction, among others, or if the price of DVDs increases or decreases generally or for certain titles, our library may become unbalanced and our margins may be adversely affected.
Our business, financial condition and results of operations could be materially and adversely affected if certain agreements do not provide the expected benefits to us. For example, agreements may require us to license minimum quantities of theatrical and direct-to-video DVDs for rental at our kiosks. If the titles or format provided are not attractive to our consumers, we could be required to purchase too many copies of undesirable titles or an undesirable format, possibly in substantial amounts, which could adversely affect our Redbox business by decreasing consumer demand for offered DVD titles and consumer satisfaction with our services or negatively impact margins.
If we are unable to comply with, or lack the necessary internal controls to ensure appropriate documentation and tracking of our content library, we may, among other things, violate certain of our studio licensing arrangements, be forced to pay a fee for unaccounted DVDs and be susceptible to risks of theft and misuse of property, any of which may negatively affect our margins in the Redbox business. Any of these developments could have a material adverse effect on our business, financial condition and results of operations.
Our failure to meet consumer expectations with respect to pricing our products and services may adversely affect our business and results of operations.
Demand for our products and services may be sensitive to pricing changes. We evaluate and update our pricing strategies from time to time, and changes we institute may have a significant impact on, among other things, our revenue and net income. In the future, fee increases or pricing changes may deter consumers from using our kiosks or reduce the frequency of their usage.

We may be unable to attract new partners, broaden current partner relationships, and penetrate new markets and distribution channels.
To increase the availability of our products and services, we need to attract new retail partners, broaden and maintain relationships with current partners, and develop operational efficiencies that make it feasible for us to penetrate lower density markets or new distribution channels. We may be unable to attract new retailers or drive down costs relating to the manufacture, installation or servicing of our kiosks to levels that would enable us to operate profitably in lower density markets or penetrate new distribution channels. If we are unable to do so, our future business and financial performance could be adversely affected.
Our future operating results may fluctuate.
Our future operating results will depend significantly on our ability to continue to drive new and repeat use of our Redbox kiosks and streaming services, our ability to develop and commercialize new products and services and the costs incurred to do so, and our ability to successfully integrate third-party relationships into our operations. Our operating results have a history of fluctuating and may continue to fluctuate based upon many factors, including fluctuations in revenue generated by and operating expenses incurred by our different lines of business, seasonality, the timing of the release slate and the relative attractiveness of the titles available for rent in a particular quarter or year which may have lingering effects in subsequent periods, fluctuations in consumer rental patterns, including the number of movies rented per visit, the type of DVDs they want to rent and for how long, the effects of legacy contracts with minimum purchase requirements, and the level of DVD migration between kiosks.
We have experienced seasonality in our revenue. December and the summer months have historically been high rental months. April has been a low rental month due, in part, to retail release timing in connection with the Academy Awards and the Easter holiday that historically has provided stronger content and resulted in higher rentals in March. September and October have been low rental months, due, in part, to the beginning of the school year and the introduction of the new fall television season. By entering into licensing agreements with certain studios that contain delayed rental windows, the availability of titles has shifted relative to historic patterns. Seasonal effects, however, may vary due to the actual release slate, the relative attractiveness of movie titles, and the total box office in a particular quarter or year which may have lingering effects in subsequent periods. Significant recurring events that compete with customer interest for movie content such as the Olympics and elections also have a negative impact on our revenue. They create competition and affect retail timing, which aims to avoid such events that compete with viewing interest.
The long-term and fixed cost nature of our original or exclusive content distribution rights may limit our operating flexibility and could adversely affect our liquidity and results of operations.
In connection with our exclusive licensing of content, we typically enter into multi-year commitments with studios and other content providers. We also enter into multi-year commitments for content that we have exclusive distribution rights to, either directly or through third parties, including elements associated with these productions such as non-cancelable commitments under talent agreements.
Given the multiple-year duration and largely fixed cost nature of some of our content commitments, if user acquisition and retention do not meet our expectations, or if we are unable to distribute and license such content to third parties, our margins may be adversely impacted. Payment terms for certain content commitments, such as content we have exclusive distribution rights to under the Redbox Entertainment brand, will typically require more up-front cash payments than other content licenses or arrangements whereby we do not provide minimum guarantees. To the extent user and/or revenue growth do not meet our expectations, our liquidity and results of operations could be adversely affected as a result of content commitments and payment requirements of certain agreements. In addition, the long-term and fixed cost nature of some of our content commitments may limit our flexibility in planning for, or reacting to changes in our business and the market segments in which we operate. If we license and/or produce content that is not favorably received by consumers or third-party distributors, acquisition and retention may be adversely impacted and given the fixed cost nature of our content commitments, we may not be able to adjust our content offering quickly and our results of operation may be adversely impacted.

We face risks, such as unforeseen costs and potential liability in connection with content we acquire, produce, license and/or distribute through our service.
As a distributor of content, we face potential liability for negligence, copyright and trademark infringement, or other claims based on the nature and content of materials that we acquire, license and/or distribute. We also may face potential liability for content used in promoting our service, including marketing materials. We will devote more resources toward the licensing, marketing and distribution of exclusive or original content under our Redbox Entertainment brand. We believe that original content can help differentiate our service from other offerings, enhance our brand and otherwise attract and retain users. To the extent our original content does not meet our expectations, in particular, in terms of costs, viewing and popularity, our business, including our brand and results of operations may be adversely impacted. As we expand our original content, we may become responsible for additional associated costs. Negotiations or renewals related to entertainment industry collective bargaining agreements could negatively impact timing and costs associated with our original content. We contract with third parties related to the development, production, marketing and distribution of our original content. We may face potential liability or may suffer losses in connection with these arrangements, including but not limited to if such third parties violate applicable law, become insolvent or engage in fraudulent behavior. To the extent we create and sell physical or digital merchandise relating to our original content, and/or license such rights to third parties, we could become subject to product liability, intellectual property or other claims related to such merchandise. We may decide to remove content from our service, not to place licensed or produced content on our service or discontinue or alter distribution of original content if we believe such content might not be well received by our users, or could be damaging to our brand or business.
To the extent we do not accurately anticipate costs or mitigate risks, including for content that we obtain but ultimately does not appear on or is removed from our service, or if we become liable for content we acquire, produce, license and/or distribute, our business may suffer. Litigation to defend these claims could be costly and the expenses and damages arising from any liability or unforeseen production risks could harm our results of operations. We may not be indemnified against claims or costs of these types and we may not have insurance coverage for these types of claims.
If content providers or other rights holders refuse to license streaming content or other rights upon terms acceptable to us, our business could be adversely affected.
Our ability to provide our users with content they want to watch depends on content providers and other rights holders’ licensing rights to distribute such content and certain related elements thereof, such as the public performance of music contained within the content we distribute, upon terms acceptable to us. While the license periods and the terms and conditions of such licenses vary, a significant portion of our available content is subject to license for a given period. If the content providers and other rights holders are not able or are no longer willing to license us content upon terms acceptable to us, our ability to deliver particular items of content to our customers will be adversely affected and/or our costs could increase. Certain licenses for content allow for the content providers to withdraw content from our service relatively quickly, and such content providers could decide that we negatively impact their business or may make business decisions that in turn negatively impact us. For example, certain content providers, could decide that they want to compete more directly with us, enter a similar business or exclusively support our competitors, consolidate or otherwise engage in mergers and acquisitions (such as the recent announcement by MGM and Amazon) and in such event we may no longer have access to their content at all or only at higher rates. Because of these provisions as well as other actions we may take, content available through our service can be withdrawn on short notice. As competition increases, we may see the cost of programming increase. As we seek to differentiate our service, we are increasingly focused on securing certain exclusive rights when obtaining content, including original content. We are also focused on programming an overall mix of content that delights our users in a cost efficient manner. Within this context, we are selective about the titles we add and renew to our service. If we do not maintain a compelling mix of content, our user acquisition and retention may be adversely affected.
Music and certain authors’ performances contained within content we distribute may require us to obtain licenses for such distribution. In this regard, we are engaged in negotiations with performance rights organizations (“PROs”) that hold certain rights to music and/or other interests in connection with streaming content into various territories. If we are unable to reach mutually acceptable terms with these organizations, we could become involved in litigation and/or could be enjoined from distributing certain content, which could adversely impact our business. Additionally, pending and ongoing litigation, as well as negotiations between certain PROs and other third parties in various territories, could adversely impact our negotiations with PROs, or result in music publishers represented by certain PROs unilaterally withdrawing rights, and thereby adversely impact our ability to reach licensing agreements reasonably acceptable to us. Failure to reach such licensing agreements could expose us to potential liability for copyright infringement or otherwise increase our costs.
We rely upon a number of partners to make our service available on their devices.
We currently offer users the ability to receive streaming content through a host of internet-connected screens, including TVs, digital video players, television set-top boxes and mobile devices (by way of example Roku, Apple, LG, Samsung and others) some of whom may have investments in, or control their own, competing streaming content providers. If partners or other providers do a better job of connecting consumers with content they want to watch, for example through multi-service discovery interfaces, our service may be adversely impacted. We intend to continue to broaden our relationships with existing partners and to increase our capability to stream content to other platforms and partners over time. If we are not successful in maintaining existing and creating new relationships, or if we encounter technological, content licensing, regulatory, business or other impediments to delivering our streaming content to our users via these devices, our ability to retain users and grow our business could be adversely impacted.
Our agreements with our partners are typically between one and three years in duration and our business could be adversely affected if, upon expiration, a number of our partners do not continue to provide access to our service or are unwilling to do so on terms acceptable to us, which terms may include the degree of accessibility and prominence of our service. These partners may choose to not renew or restrict all or part of our content services on their platforms, they may charge or require fees or revenue sharing that would impact our decision to distribute via their platform (if at all), or they could discriminate in how they promote or favor their own services to the detriment of Redbox.
Furthermore, devices are manufactured and sold by entities other than Redbox and while these entities should be responsible for the devices’ performance, the connection between these devices and Redbox may nonetheless result in consumer dissatisfaction toward Redbox and such dissatisfaction could result in claims against us or otherwise adversely impact our business. In addition, technology changes to our streaming functionality may require that partners update their devices, or may lead to us to stop supporting the delivery of our service on certain legacy devices. If partners do not update or otherwise modify their devices, or if we discontinue support for certain devices, our service and our users’ use and enjoyment could be negatively impacted.
The termination, non-renewal or renegotiation on materially adverse terms of our contracts or relationships with one or more of our significant retailers or studios could seriously harm our business, financial condition and results of operations.
The success of our DVD business depends in large part on our ability to maintain contractual relationships with our partners in profitable locations. Certain contract provisions with our partners vary, including product and service offerings, the service fees we are committed to pay, and the ability to cancel the contract upon notice after a certain period of time. For our DVD business we typically enter multi-year kiosk installation agreements that automatically renew until we, or the retailer, gives notice of termination. We strive to provide direct and indirect benefits to our partners that are superior to, or competitive with, other providers or systems or alternative uses of the floor space that our kiosks occupy. If we are unable to provide them with adequate benefits, we may be unable to maintain or renew our contractual relationships on acceptable terms, causing our business, financial condition and results of operations to suffer.
Certain retailers account for a substantial amount of our business. For example, we have significant relationships with Wal-Mart Stores, Inc. and Walgreen Co., which accounted for approximately 17.7% and 14.3% of our consolidated revenue from continuing operations, respectively, during 2020. Although we have had, and expect to continue to have, a successful relationship with these partners, changes will continue to occur both in the short- and long-term, some of which could adversely affect our business and reputation. The

Redbox relationship with Walmart is governed by contracts that provide either party the right to terminate the contracts in their entirety, or as to any store serviced by the contracts, with or without cause, on as little as 90 days’ notice. Cancellation, adverse renegotiation of or other changes to these relationships could seriously harm our business and reputation.
Our business also depends on our ability to obtain adequate content from movie studios. We have entered into licensing agreements with certain studios to provide delivery of their DVDs. If we are unable to maintain or renew our current relationships to obtain movie content on acceptable terms, our business, financial condition and results of operations may suffer.
Further, if some or all of these agreements prove beneficial but are early terminated, we could be negatively impacted. Moreover, if we cannot maintain similar arrangements in the future with these or other studios or distributors, or these arrangements do not provide the expected benefits to us, our business could suffer.
Payment of increased fees to retailers or other third-party service providers could negatively affect our business results.
We face ongoing pricing pressure from our retailers to increase the service fees we pay to them on our products and services or to make other financial concessions to win or retain their business. If we are unable to respond effectively to ongoing pricing-related pressures, we may fail to win or retain certain accounts. Our fee arrangements are based on our evaluation of unique factors with each retailer, such as total revenue, long-term, non-cancelable contracts, installation of our kiosks in high-traffic, geographic locations and new product and service commitments. Together with other factors, an increase in service fees paid, or other financial concessions made to our retailers could significantly increase our direct operating expenses in future periods and harm our business.
We are subject to payment processing risk.
We accept payment for movie rentals through debit card, credit card and online wallet transactions. We rely on internal systems as well as those of third parties to process payments. The Durbin amendment to the Dodd — Frank Wall Street Reform and Consumer Protection Act is unfavorable to us. We pay interchange and other fees, which have increased and may increase further over time. Further, because Redbox processes millions of small dollar amount transactions, and interchange fees represent a larger percentage of card processing costs compared to a typical retailer, we are relatively more susceptible to any fee increase. When interchange or other fees increase, it generally raises our operating costs and lowers our profit margins or requires that we charge our customers more for our products and services. To the extent there are increases in payment processing fees, material changes in the payment ecosystem, such as large re-issuances of payment cards, delays in receiving payments from payment processors, changes to rules or regulations concerning payments, loss of payment partners and/or disruptions or failures in our payment processing systems, partner systems or payment products, including products we use to update payment information our revenue, operating expenses and results of operation could be adversely impacted. In addition, from time to time, we encounter fraudulent use of payment methods, which could impact our results of operations and if not adequately controlled and managed could create negative consumer perceptions of our service. If we are unable to maintain our fraud and chargeback rate at acceptable levels, card networks may impose fines, our card approval rate may be impacted and we may be subject to additional card authentication requirements. The termination of our ability to process payments on any major payment method would significantly impair our ability to operate our business.
Changes in how network operators handle and charge for access to data that travel across their networks could adversely impact our business.
We rely upon the ability of consumers to access our service through the internet. If network operators block, restrict or otherwise impair access to our service over their networks, our service and business could be negatively affected. To the extent that network operators implement usage based pricing, including meaningful bandwidth caps, or otherwise try to monetize access to their networks by data providers, we could incur greater operating expenses and our user acquisition and retention could be negatively impacted.

Furthermore, to the extent network operators create tiers of internet access service and either charge us for or prohibit us from being available through these tiers, our business could be negatively impacted.
Most network operators that provide consumers with access to the internet also provide these consumers with multichannel video programming. As such, many network operators have an incentive to use their network infrastructure in a manner adverse to our continued growth and success. To the extent that network operators are able to provide preferential treatment to their data as opposed to ours or otherwise implement discriminatory network management practices, our business could be negatively impacted.
We depend upon third-party manufacturers, suppliers and service providers for key components and substantial support for our kiosks.
We conduct limited manufacturing and refurbishment operations and depend on outside parties to manufacture key components of our kiosks. Third-party manufacturers may not be able to meet our manufacturing needs in a satisfactory and timely manner. If there is an unanticipated increase in our manufacturing needs which are not met in a timely and satisfactory manner, we may be unable to meet demand due to manufacturing limitations.
Some key hardware components used in our kiosks are obtained from a limited number of suppliers. We may be unable to continue to obtain an adequate supply of these components from our suppliers in a timely manner or, if necessary, from alternative sources. If we are unable to obtain sufficient quantities of components from our current suppliers or locate alternative sources of supply in a timely manner, we may experience delays in installing or maintaining our kiosks, either of which could seriously harm our business, financial condition and results of operations.
Events outside of our control, including the economic environment, have negatively affected, and could continue to negatively affect, consumers’ use of our products and services.
Our consumers’ use of many of our products and services is dependent on discretionary spending, which is affected by, among other things, economic and political conditions, consumer confidence, interest, inflation and tax rates, and financial and housing markets. With economic uncertainty still affecting potential consumers, we may be impacted by more conservative purchasing tendencies with fewer non-essential products and services purchases during the coming periods if the current economic environment continues. In addition, because our business relies in part on consumers initially visiting retailers to purchase products and services that are not necessarily our products and services, if consumers are visiting retailers less frequently and being more careful with their money when they do, these tendencies may also negatively impact our business.
Further, our ability to obtain additional funding in the future, if and as needed, through equity issuances or loans, or otherwise meet our current obligations to third parties, could be adversely affected if the economic environment continues to be difficult. In addition, the ability of third parties to honor their obligations to us could be negatively impacted, as retailers, suppliers and other parties deal with the difficult economic environment. Finally, there may be consequences that will ultimately result from the current COVID-19 related economic conditions that are not yet known, and any one or more of these unknown consequences could potentially have a material adverse effect on our financial condition, operating results and liquidity, as well as our business generally.
Our business can be adversely affected by severe weather, natural disasters and other events beyond our control, such as earthquakes, fires, power failures, telecommunication loss, impacts from climate change and terrorist attacks.
A catastrophic event that results in the destruction or disruption of any of our critical business or information technology systems could harm our ability to conduct normal business operations and our operating results.
In addition, our operational and financial performance is a direct reflection of consumer use of and the ability to operate and service our kiosks used in our business and kiosk we service on behalf of third parties. Severe weather, natural disasters and other events beyond our control can, for extended periods of time, significantly reduce consumer use of our products and services as well as interrupt the ability of our employees and third-party providers to operate and service our and third-party kiosks. If we experience material operating issues, our company brand or reputation could be harmed, which may impact our ability to acquire and retain users, as well as scale and sell advertising to brand and advertising partners. In addition, severe weather, natural disasters and other events beyond our control may result in extensive damage to, or destruction of, our infrastructure and equipment, including loss of kiosks used to provide our products and services, which losses may not be fully covered by insurance.
Litigation, arbitration, mediation, regulatory actions, investigations or other legal proceedings could result in material rulings, decisions, settlements, fines, penalties or publicity that could adversely affect our business, financial condition and results of operations.
Our business has in the past been, is currently and may in the future continue to be, party to class actions, regulatory actions, investigations, arbitration, mediation and other legal proceedings. The outcome of such proceedings is often difficult to assess or quantify. Plaintiffs, regulatory bodies or other parties may seek very large or indeterminate amounts of money from us or substantial restrictions on our business activities, and the results, including the magnitude, of lawsuits, actions, settlements, decisions and investigations may remain unknown for substantial periods of time. The cost to defend, settle or otherwise finalize lawsuits, regulatory actions, investigations, arbitrations, mediations or other legal proceedings may be significant and such proceedings may divert management’s time. For example, in recent years we have been involved in consumer class action lawsuits, a securities class action and derivative lawsuit, and studio litigation, as well as other litigation in the ordinary course of business. In addition, there may be adverse publicity associated with any such developments that could decrease consumer acceptance of our products and services. As a result, litigation, arbitration, mediation, regulatory actions or investigations involving us or our affiliates may adversely affect our business, financial condition and results of operations.
The loss of key personnel or the inability of replacements to quickly and successfully perform in their new roles could adversely affect our business.
Changes in our senior management could result in disruptions to our operations. If we lose or terminate the services of one or more of our current executives or key employees or if one or more of our current or former executives or key employees joins a competitor or otherwise leaves or competes with us, it could harm our business and our ability to successfully implement our business plan. Additionally, if we are unable to timely hire qualified replacements for our executive and other key positions, our ability to execute our business plan could be harmed. Even if we can timely hire qualified replacements, we would expect to experience operational disruptions and inefficiencies during any transition.
Risks Related to Information Technology
We rely upon Amazon Web Services and Google Cloud Platform to operate certain aspects of our service and any disruption of or interference with our use of the Amazon Web Services or Google Cloud Platform operation would impact our operations and our business would be adversely impacted.
Amazon Web Services (“AWS”) and Google Cloud Platform (“GCP”) provides a distributed computing infrastructure platform for business operations, or what is commonly referred to as a “cloud” computing service. We have architected our software and computer systems so as to utilize data processing, storage capabilities and other services provided by AWS and GCP. Currently, we run the vast majority of our computing on both AWS and GCP. In addition, Amazon’s retail division competes with us for customers and users, and Amazon could use, or restrict our use of, AWS to gain a competitive advantage against us. Given this, along with the fact that we cannot easily switch our AWS and GCP operations to another cloud provider, any disruption of or interference with our use of AWS or GCP would impact our operations and our business would be adversely impacted.
If the technology we use in operating our business fails, is unavailable, or does not operate to expectations, our business and results of operation could be adversely impacted.
We utilize a combination of proprietary and third-party technology to operate our business. This includes the technology that we utilize to recommend and merchandise content to our consumers as well as enable fast and efficient delivery of content to our users and their various consumer electronic devices. For example, we have built and deployed our own content-delivery network (“CDN”) using Amazon CloudFront. If our recommendation and merchandising technology does not enable us to predict and recommend titles that our users will enjoy, our ability to attract and retain users may be adversely affected. We also utilize third-party technology to help market our service, process payments, and otherwise manage the daily operations of our business. If our technology or that of third-parties we utilize in our operations fails or otherwise operates improperly, including as a result of “bugs” in our development and deployment of software, our ability to operate our service, retain existing users and add new users may be impaired. Any harm to our users’ personal computers or other devices caused by software used in our operations could have an adverse effect on our business, results of operations and financial condition.
Defects, failures or security breaches in and inadequate upgrades of, or changes to, our operating systems could harm our business.
The operation of our business depends on sophisticated software, hardware, and computer networking and communication services that may contain undetected errors or may be subject to failures or complications. These errors, failures or complications may arise particularly when new, changed or enhanced products or services are added. In the past, there have been delays and disruptions resulting from upgrading or improving these operating systems. Future upgrades, improvements or changes that may be necessary to expand and maintain our business could result in delays or disruptions or may not be timely or appropriately made, any of which could seriously harm our operations.
Further, certain aspects of the operating systems relating to our business are provided by third parties, including telecommunications. Accordingly, the effectiveness of these operating systems is, to a certain degree, dependent on the actions and decisions of third parties over whom we may have limited control.
Failure to adequately comply with privacy notices, information security policies, standards or legal requirements or to adequately safeguard against breaches of such policies, standards or requirements could adversely affect our operations and could damage our business, reputation, financial position and results of operations.
As our business expands to provide new products and services, and as we continue our efforts to enhance the Redbox customer experience, we are increasing the amount of consumer data that we collect, transfer, retain and use as part of our business. These activities are subject to laws and regulations, as well as industry standards, in the United States and other jurisdictions in which our products and services are or may be made available. These requirements, which often differ materially and sometimes conflict among the many jurisdictions in which we operate, are designed to protect the privacy of consumers’ personal information and to prevent that information from being inappropriately collected, used or disclosed. We maintain and review technical and operational safeguards designed to protect this information and generally require third-party vendors and others with whom we work to do so as well. However, despite those safeguards, it is possible that hackers, employees acting contrary to our policies, third-party agents or others could improperly access relevant systems or improperly obtain or disclose data about our consumers, or that we may be determined not to be in compliance with applicable legal requirements and industry standards for data use and security, such as the Payment Card Industry guidelines. A breach or purported breach of relevant use and security policies or controls that compromises consumer data or determination of non-compliance with applicable legal requirements, privacy notices or industry standards for data use and security could expose us to regulatory enforcement actions, civil litigation, card association or other monetary fines or sanctions, or contractual liabilities, limit our ability to provide our products and services, subject us to legal action and related costs and damage our business reputation, financial position, and results of operations.
Any significant disruption in or unauthorized access to our computer systems or those of third parties that we utilize in our operations, including those relating to cybersecurity or arising from cyber-attacks, could result in a loss or degradation of service, unauthorized disclosure of data, including user and corporate information, or theft of intellectual property, including digital content assets, which could adversely impact our business.
Our reputation and ability to attract, retain and serve our users is dependent upon the reliable performance and security of our computer systems and those of third parties that we utilize in our operations. These systems may be subject to cyber incident, damage or interruption from, among other things, earthquakes, adverse weather conditions, other natural disasters, lack of maintenance due to the COVID-19 pandemic, terrorist attacks, rogue employees, power loss, telecommunications failures, and cybersecurity risks. Interruptions in these systems, or with the internet in general, could make our service unavailable or degraded or otherwise hinder our ability to deliver our service. Service interruptions, errors in our software or the unavailability of computer systems used in our operations could diminish the overall attractiveness of our services to existing and potential users.
Our computer systems and those of third parties we use in our operations are subject to cybersecurity threats, including cyber-attacks and loss of confidentiality, integrity or availability, both from state-sponsored and individual activity, such as hacks, unauthorized access, computer viruses, denial of service attacks, physical or electronic break-ins and similar disruptions. These systems periodically experience directed attacks intended to lead to interruptions and delays in our service and operations as well as loss, misuse or theft of personal information and other data, confidential information or intellectual property. Additionally, outside parties may attempt to induce employees or users to disclose sensitive or confidential information in order to gain access to data. Any attempt by hackers to obtain our data (including user and corporate information) or intellectual property (including digital content assets), disrupt our service, or otherwise access our systems, or those of third parties we use, if successful, could harm our business, be expensive to remedy, expose us to potential liability and damage our reputation. We have implemented certain systems and processes to thwart hackers and protect our data and systems, but the techniques used to gain unauthorized access to data and software are constantly evolving, and we may be unable to anticipate or prevent unauthorized access. There is no assurance that hackers may not have a material impact on our service or systems in the future. Our insurance may not cover expenses related to such disruptions or unauthorized access. Efforts to prevent hackers from disrupting our service or otherwise accessing our systems are expensive to develop, implement and maintain. These efforts require ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated, and may limit the functionality of or otherwise negatively impact our service offering and systems. Any significant disruption to our service or access to our systems could result in a loss of users and adversely affect our business and results of operation. Further, a penetration of our systems or a third-party’s systems or other misappropriation or misuse of personal information could subject us to business, regulatory, litigation and reputation risk, which could have a negative effect on our business, financial condition and results of operations.
We utilize our own communications and computer hardware systems located either in our facilities or in that of a third-party provider. In addition, we utilize third-party “cloud” computing services in connection with our business operations. We also utilize our own and third-party content delivery networks to help us stream digital services in high volume to our users over the internet. Problems faced by us or our third-party “cloud” computing or other network providers, including technological or business-related disruptions, as well as cybersecurity threats and regulatory interference, could adversely impact the experience of our users.
Risks Related to Privacy
Privacy concerns could limit our ability to collect and use customers and user personal information and other data and disclosure of user personal information and other data could adversely impact our business and reputation.
In the ordinary course of business and in particular in connection with content acquisition and advertising our service to our customers and users, we collect and utilize information, which may include personal information and other data. We currently face certain regulatory requirements regarding the manner in which we treat such information, including but not limited to the California Consumer Privacy Act (“CCPA”) and the Video privacy Protection Act (“VPPA”). Any actual or perceived failure to comply with the CCPA or VPPA, other data privacy laws or regulations, or related contractual or other obligations, or any perceived privacy rights violation, could lead to investigations, claims, and proceedings by governmental entities and private parties, damages for contract breach, and other significant costs, penalties, and other liabilities, as well as harm to our reputation and market position.
Increased regulation of data utilization practices, including self-regulation or findings under existing laws that limit our ability to collect, transfer and use information and other data, could have an adverse effect on our business. In addition, if we were to disclose information and other data about our users in a manner that was objectionable to them, our business reputation could be adversely affected, and we could face potential legal claims that could impact our operating results. Internationally, we may become subject to additional and/or more stringent legal obligations concerning our treatment of customer and other personal information, such as laws regarding data localization and/or restrictions on data export. Failure to comply with these obligations could subject us to liability, and to the extent that we need to alter our business model or practices to adapt to these obligations, we could incur additional expenses.
Our reputation and relationships with users, retail partners and existing and potential advertisers would be harmed if user personal information, and other data, particularly billing data, were to be accessed by unauthorized persons.
We maintain personal information and other data regarding our users. This information and data is maintained on our own systems as well as that of third parties we use in our operations. With respect to billing information, such as credit card numbers, we rely on encryption and authentication technology to secure such information. We take measures to protect against unauthorized intrusion into our users’ information and other data. Despite these measures we, our payment processing services or other third-party services we use such as AWS, could experience an unauthorized intrusion into our users’ information and other data. In the event of such a breach, current and potential users may become unwilling to provide the information to us necessary for them to continue using our services. We also may be required to notify regulators about any actual or perceived data breach as well as the individuals who are affected by the incident within strict time periods. We could face legal claims or regulatory fines or penalties for such a breach. The costs relating to any data breach could be material, and our insurance may not cover expenses related to such disruptions or unauthorized access. We also maintain personal information and other data concerning our employees. Should an unauthorized intrusion into our users’ or employees’ personal information and other data information occur, our business could be adversely affected and our larger reputation with respect to data protection could be negatively impacted.
Risks Related to Intellectual Property
We may be unable to adequately protect our intellectual property or enforce our patents and other proprietary rights.
Our success depends, in part, on our ability to protect our intellectual property and maintain the proprietary nature of our technology through a combination of patents, trademarks, copyrights, trade secrets, licenses (including exclusive licenses) and other intellectual property arrangements. For example, we have patents regarding kiosk systems for DVD rentals, managing credits and security and inventory management. We continue to develop software and consumer facing technologies for our streaming services using our own proprietary methods and trade secrets. In addition, we may apply for or obtain (through development, acquisition or otherwise) additional patents regarding technologies used in our businesses.
Our patents may not be held valid if challenged, our patent applications may not be issued, and other parties may claim rights in or ownership of our patents and other proprietary rights. Patents issued to us may be circumvented or fail to provide adequate protection of our technologies. Our competitors might independently develop or patent technologies that are substantially equivalent or superior to our technologies. Further, since patent terms are limited, other parties may begin practicing our patented technologies when our related patents expire. Certain patent holders may contest or demand a fee for technologies we develop but which such third parties claim violate their intellectual property rights.
Intellectual property claims against us could be costly and result in the loss of significant rights related to, among other things, our website, streaming technology, our recommendation and merchandising technology, title selection processes, marketing activities, and title acquisition and distribution.
Trademark, copyright and other intellectual property rights are important to us and other companies. Our intellectual property rights, and rights we license, extend to our technology, business processes and the content we will produce and distribute through our and third-party platforms. We use the intellectual property of third parties in creating some of our content and marketing our service through contractual and other rights. From time-to-time, third parties may allege that we have violated their intellectual property rights. If we are unable to obtain sufficient rights, successfully defend our use, or develop non-infringing technology or otherwise alter our business practices on a timely basis in response to claims against us for infringement, misappropriation, misuse or other violation of third-party intellectual property rights, our business and competitive position may be adversely affected.
Many companies are devoting significant resources to developing patents that could potentially affect many aspects of our business. There are numerous patents that broadly claim means and methods of conducting business on the internet. We have not searched patents relative to our technology. Certain parties have asserted and new parties may assert claims of patent infringement or misappropriation against us based on current or pending U.S. or foreign patents, copyrights or trade secrets, or contracts. If such claims were successful, our business could be harmed. Defending ourselves, our retailers or other third parties against these types of claims, regardless of their merits, or initiating litigation to enforce our rights, could require us to incur substantial costs, divert the attention of key personnel and result in an award of substantial damages or license fees. Parties making these types of claims may be able to obtain injunctive or other equitable relief, which could effectively block or impair our ability to provide our DVD and streaming services or other products and services in the United States or abroad. If third parties have, or obtain, proprietary rights that our products or services infringe, we may be unable to obtain necessary licenses from others at a reasonable cost or at all. The failure to protect our intellectual property rights effectively or to avoid infringing the intellectual property rights of others, as well as unfavorable rulings or settlements, could seriously harm our business, financial condition and results of operations.
Risks Related to Government Regulations
If government regulations relating to the internet or other areas of our business change, we may need to alter the manner in which we conduct our business or incur greater operating expenses.
The adoption or modification of laws or regulations relating to the internet, telecommunications or other areas of our business could limit or otherwise adversely affect the manner in which we currently conduct our business.
Changes in laws or regulations that adversely affect the growth, popularity or use of the internet, including laws impacting net neutrality, could decrease the demand for our service and increase our cost of doing business. Certain laws intended to prevent network operators from discriminating against the legal traffic that traverse their networks have been implemented in many countries, including across the European Union. In others, the laws may be nascent or non-existent. Furthermore, favorable laws may change, including for example, in the United States where net neutrality regulations were somewhat recently repealed. Given uncertainty around these rules, including changing interpretations, amendments or repeal, coupled with potentially significant political and economic power of local network operators, we could experience discriminatory or anti-competitive practices that could impede our growth, cause us to incur additional expense or otherwise negatively affect our business.
We are subject to substantial federal, state, local and government regulation specific to our business.
Our business is subject to federal, state and local laws and government regulation, including those relating to copyright law, access to kiosks in public places, consumer privacy and protection, data protection and information security, taxes, secondhand dealers, vehicle safety, payment cards and other payment instruments, sweepstakes, and contests. The application of existing laws and regulations, changes in laws or enactment of new laws and regulations, that apply, or may in the future apply, to our current or future products or services, changes in governmental authorities’ interpretation of the application of various government regulations to our business, or the failure or inability to gain and retain required permits and approvals could materially and adversely affect our business.
In addition, many jurisdictions require us to obtain certain licenses in connection with the operations of our business. There can be no assurance that we will be granted all necessary licenses or permits in the future, that current licenses or permits will be renewed or that regulators will not revoke current licenses or permits. As governmental and regulatory scrutiny and action with regard to many aspects of our business increase, we expect that our costs of complying with the applicable legal requirements may increase, perhaps substantially.

Also, if U.S. copyright law were altered to amend or eliminate the First Sale Doctrine, our DVD business could be adversely affected. Under U.S. copyright law, the First Sale Doctrine provides that once a copyright owner sells a copy of his work, the copyright owner relinquishes all further rights to sell or otherwise dispose of that copy. While the copyright owner retains the underlying copyright to the expression fixed in the work, the copyright owner gives up his ability to control the fate of the work once sold. As such, once we purchase a DVD in the market, we are permitted to re-sell it, rent it or otherwise dispose of it. Although the majority of our content library is licensed directly from studios, and not purchased, if Congress or the courts were to change, or substantially limit, this First Sale Doctrine, our ability to obtain certain purchased content and then rent it could be adversely affected.
Failure to comply with these laws and regulations could result in, among other things, revocation of required licenses or permits, loss of approved status, termination of contracts, administrative enforcement actions and fines, class action lawsuits, cease and desist orders and civil and criminal liability. The occurrence of one or more of these events, as well as the increased cost of compliance, could materially adversely affect our business, financial condition and results of operations.
Risks Related to our Indebtedness
Our substantial indebtedness could materially and adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments.
As of June 30, 2021, we had total outstanding debt of $361.1 million, which includes $3.7 million of amounts due under capital leases.
Our substantial indebtedness could have important consequences. For example, it could:
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limit our ability to borrow money for our working capital, capital expenditures, debt service requirements, strategic initiatives or other purposes;

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make it more difficult for us to satisfy our obligations with respect to our indebtedness and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the credit agreement (the “Credit Agreement”) governing the Senior Facilities (as defined below) and agreements governing other indebtedness;

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require us to dedicate a substantial portion of our cash flow from operations to the payment of interest, amortization payments and the repayment of our indebtedness, thereby reducing funds available to us for other purposes;

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limit our flexibility in planning for, or reacting to, changes in our operations or business;

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make us more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

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impact our rent expense on leased space and interest expense from financing leases, which could be significant;

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make us more vulnerable to downturns in our business, our industry or the economy;

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restrict us from making strategic acquisitions or investments, engaging in development activities, introducing new technologies or exploiting business opportunities;

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cause us to make non-strategic divestitures;

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limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets;

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prevent us from raising the funds necessary to refinance the Senior Facilities upon a change of control, which is an event of default under the Credit Agreement; or

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expose us to the risk of increased interest rates, as certain of our borrowings, including borrowings under the Senior Facilities, are at variable rates of interest.

In addition, the Credit Agreement contains restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of substantially all of our indebtedness.
Despite our substantial indebtedness, we may still be able to incur significantly more debt, including secured debt, which could intensify the risks associated with our indebtedness.
We and our subsidiaries may be able to incur substantial indebtedness in the future. Although the terms of the Credit Agreement contain restrictions on our subsidiaries’ ability to incur additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. These restrictions do not prevent us from incurring indebtedness or our subsidiaries from incurring obligations that do not constitute indebtedness under the terms of the Credit Agreement. To the extent that we incur additional indebtedness or such other obligations, the risk associated with our substantial indebtedness as described above under the risk factor “Our substantial indebtedness could materially and adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments,” including our potential inability to service our debt, will increase.
We may not be able to generate sufficient cash to service all of our indebtedness and to fund our working capital and capital expenditures and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.
Our ability to satisfy our debt obligations will depend upon, among other things:
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our future financial and operating performance, which will be affected by prevailing economic, industry and competitive conditions and financial, business, legislative, regulatory and other factors, many of which are beyond our control;

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our future ability to refinance or restructure our existing debt obligations, which depends on among other things, the condition of the capital markets, our financial condition and the terms of existing or future debt agreements; and

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our future ability to borrow under our Revolving Credit Facility (as defined below), the availability of which depends on, among other things, our compliance with the covenants in the Credit Agreement.

We cannot assure you that our business will generate cash flow from operations, or that we will be able to draw under our Revolving Credit Facility in an amount sufficient to fund our liquidity needs. If our cash flows and capital resources are insufficient to service our indebtedness and other liquidity needs, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. We cannot assure you that we will be able to restructure or refinance any of our debt on commercially reasonable terms or at all. In addition, the terms of existing or future debt agreements, including the Credit Agreement, may restrict us from adopting some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations when due. Our equityholders have no continuing obligation to provide us with debt or equity financing. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would result in a material and adverse effect on our financial condition and results of operations.
If we cannot make scheduled payments on our indebtedness, we will be in default, and the lenders under the Senior Facilities could declare all outstanding principal and interest to be due and payable, the lenders under the Senior Facilities could terminate their commitments to loan money, our secured lenders

(including the lenders under the Senior Facilities) could foreclose against the assets securing their indebtedness and we could be forced into bankruptcy or liquidation.
Our debt agreements contain restrictions that limit our flexibility in operating our business.
The Credit Agreement contains, and any other existing or future indebtedness of ours would likely contain, a number of covenants that impose significant operating and financial restrictions on us, including restrictions on our subsidiaries’ ability to, among other things:
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incur additional debt, guarantee indebtedness or issue certain preferred shares;

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pay dividends on or make distributions in respect of, or repurchase or redeem, our capital stock or make other restricted payments;

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prepay, redeem or repurchase certain debt;

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make loans or certain investments;

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sell certain assets;

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create liens on certain assets;

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consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

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enter into certain transactions with our affiliates;

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substantially alter the businesses we conduct;

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enter into agreements restricting our subsidiaries’ ability to pay dividends; and

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designate our subsidiaries as unrestricted subsidiaries.

As a result of these covenants, we are limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs. A failure to comply with the covenants in the Credit Agreement or any of our other existing or future indebtedness could result in an event of default under the applicable agreements governing such indebtedness, which, if not cured or waived, could have a material and adverse effect on our business, financial condition and results of operations. In the event of any such event of default, the lenders under the Credit Facility:
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will not be required to lend any additional amounts to us;

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could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable and terminate all commitments to extend further credit; or

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could require us to apply our available cash to repay these borrowings.

Such actions by the lenders could cause cross defaults under our other indebtedness. If we were unable to repay those amounts, the lenders under the Senior Facilities and any of our other existing or future secured indebtedness could proceed against the collateral granted to them to secure the Senior Facilities or such other indebtedness. We have pledged substantially all of our assets as collateral under the Senior Facilities.
If any of our outstanding indebtedness under the Senior Facilities or our other indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.
Financial, Tax and Accounting-Related Risks
Changes to applicable U.S. tax laws and regulations or exposure to additional income tax liabilities could affect SGAC’s and Redbox’s business and future profitability.
SGAC’s only direct assets will consist of equity interests in Redbox. Redbox generally will not be subject to U.S. federal income tax, but may be subject to certain U.S. state and local and non-U.S. taxes. SGAC is a U.S. corporation that will be subject to U.S. corporate income tax on its worldwide operations, including its share of income of Redbox. Moreover, Redbox’s operations and customers are located in the United States, and as a result, SGAC and Redbox are subject to various U.S. federal, state and local taxes. New U.S. laws and policy relating to taxes may have an adverse effect on SGAC and Redbox business and future profitability. Further, existing U.S. tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to SGAC or Redbox.
For example, on December 22, 2017, legislation sometimes known as the Tax Cuts and Jobs Act (the “TCJA”) was signed into law making significant changes to the Code, and certain provisions of the TCJA may adversely affect SGAC or Redbox. In particular, sweeping changes were made to the U.S. taxation of foreign operations. Changes include, but are not limited to, a permanent reduction to the corporate income tax rate, limiting interest deductions, a reduction to the maximum deduction allowed for net operating losses generated in tax years after December 31, 2017, the elimination of carrybacks of net operating losses, adopting elements of a territorial tax system, assessing a repatriation tax or “toll-charge” on undistributed earnings and profits of U.S.-owned foreign corporations, and introducing certain anti-base erosion provisions, including a new minimum tax on global intangible low-taxed income and base erosion and anti-abuse tax. The TCJA could be subject to potential amendments and technical corrections, and is subject to interpretations and implementing regulations by the Treasury and the Internal Revenue Service (the “IRS”), any of which could mitigate or increase certain adverse effects of the legislation.
In addition to the impact of the TCJA on SGAC’s federal income taxes, the TCJA may adversely affect SGAC’s or Redbox’s taxation in other jurisdictions, including with respect to state income taxes as state legislatures may not have had sufficient time to respond to the TCJA. Accordingly, there is uncertainty as to how the laws will apply in various state jurisdictions. Additionally, other foreign governing bodies may enact changes to their tax laws in reaction to the TCJA that could result in changes to SGAC’s global tax profile and materially adversely affect its business and future profitability.
President Joe Biden has set forth several tax proposals that would, if enacted, make significant changes to U.S. tax laws (including provisions enacted pursuant to the TCJA). Such proposals include, but are not limited to, (i) an increase in the U.S. income tax rate applicable to corporations (including SGAC) from 21% to 28%, (ii) an increase in the maximum U.S. federal income tax rate applicable to individuals and (iii) an increase in the U.S. federal income tax rate for long term capital gain for certain taxpayers with income in excess of a threshold amount. Congress may consider, and could include, some or all of these proposals in connection with tax reform to be undertaken by the current administration. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect SGAC’s or Redbox’s business and future profitability.
As a result of plans to expand Redbox’s business operations, including to jurisdictions in which tax laws may not be favorable, SGAC’s and Redbox’s obligations may change or fluctuate, become significantly more complex or become subject to greater risk of examination by taxing authorities, any of which could adversely affect SGAC’s or Redbox’s after-tax profitability and financial results.
In the event Redbox’s operating business expands domestically or internationally, SGAC’s and Redbox’s effective tax rates may fluctuate widely in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under U.S. GAAP, changes in deferred tax assets and liabilities, or changes in tax laws. Additionally, SGAC and Redbox may be subject to tax on more than one-hundred percent of their income as a result of such income being subject to tax in multiple state, local or non-U.S. jurisdictions. Factors that could materially affect SGAC’s and Redbox’s future effective tax rates include, but are not limited to: (a) changes in tax laws or the regulatory environment, (b) changes in accounting and tax standards or practices, (c) changes in the composition of operating income by tax jurisdiction and (d) pre-tax operating results of Redbox’s business.
Additionally, after the business combination, SGAC and Redbox may be subject to significant income, withholding and other tax obligations in the United States and may become subject to taxation in additional state and local jurisdictions with respect to income, operations and subsidiaries related to those jurisdictions. SGAC’s and Redbox’s after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including (a) the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities, (b) changes in the valuation of deferred tax assets and liabilities, if any, (c) the expected timing and amount of the release of any tax valuation allowances, (d) the tax treatment of stock-based compensation, (e) changes in the relative amount of earnings subject to tax in the various jurisdictions, (f) the potential business expansion into, or otherwise becoming subject to tax in, additional jurisdictions, (g) changes to existing intercompany structure (and any costs related thereto) and business operations, (h) the extent of intercompany transactions and the extent to which taxing authorities in relevant jurisdictions respect those intercompany transactions and (i) the ability to structure business operations in an efficient and competitive manner. Outcomes from audits or examinations by taxing authorities could have an adverse effect on SGAC’s or Redbox’s after-tax profitability and financial condition. If SGAC or Redbox, as applicable, does not prevail in any audit or examination, its profitability may be adversely affected.
SGAC’s or Redbox’s after-tax profitability and financial results may also be adversely affected by changes in relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect.
SGAC will be an “emerging growth company” and a “smaller reporting company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and/or smaller reporting companies will make the post-combination company’s common stock less attractive to investors and may make it more difficult to compare performance with other public companies.
SGAC will be an emerging growth company (“EGC”) as defined in the JOBS Act, and it intends to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors may find the common stock less attractive because SGAC will continue to rely on these exemptions. If some investors find the common stock less attractive as a result, there may be a less active trading market for their common stock, and the stock price may be more volatile.
An EGC may elect to delay the adoption of new or revised accounting standards. With SGAC making this election, Section 102(b)(2) of the JOBS Act allows SGAC to delay adoption of new or revised accounting standards until those standards apply to non-public business entities. As a result, the financial statements contained herein and those that SGAC will file in the future may not be comparable to companies that comply with public business entities revised accounting standards effective dates.
Following the business combination, SGAC will also be a “smaller reporting company” as defined under the Securities Act and Exchange Act. SGAC may continue to be a smaller reporting company so long as either (i) the market value of shares of its common stock held by non-affiliates is less than $250 million or (ii) its annual revenue was less than $100 million during the most recently completed fiscal year and the market value of shares of its common stock held by non-affiliates is less than $700 million. If SGAC is a smaller reporting company at the time it ceases to be an emerging growth company, SGAC may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, SGAC may choose to present only the two most recent fiscal years of audited financial statements in its Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, similar to emerging growth companies, if SGAC is a smaller reporting company under the requirements of (ii) above, SGAC would not be required to obtain an attestation report on internal control over financial reporting issued by its independent registered public accounting firm.
Risks Relating to SGAC and the Business Combination
Since the initial stockholders, including SGAC’s directors and executive officers, have interests that are different, or in addition to (and which may conflict with), the interests of SGAC’s stockholders, a conflict of interest may have existed in determining whether the business combination with Redbox is appropriate as SGAC’s initial business combination. Such interests include that the initial stockholders, including SGAC’s directors and executive officers, could lose their entire investment in SGAC if the business combination is not completed, and that the initial stockholders, including SGAC’s directors and executive officers, will benefit from the completion of a business combination and may be incentivized to complete the business combination, even if it is with a less favorable target company or on less favorable terms to shareholders, rather than liquidate.
When considering SGAC’s board of directors’ recommendation that its stockholders vote in favor of the approval of the business combination, its stockholders should be aware that directors and executive officers of SGAC have interests in the business combination that may be different from, or in addition to, the interests of its stockholders. These interests include:
•
the fact that our initial stockholders have waived their right to redeem any of the founder shares and public shares in connection with a stockholder vote to approve the business combination;

•
the fact that our initial stockholders paid an aggregate of $25,000 for the founder shares, which will convert into 3,593,750 shares of Class A common stock in accordance with the terms of SGAC’s Current Charter, and such securities will have a significantly higher value at the time of the business combination, estimated at approximately $      based on the closing price of $      per public share on Nasdaq on           , 2021, the record date for the special meeting;

•
the fact that our initial stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if we fail to complete an initial business combination by June 2, 2022;

•
the fact that the Sponsor paid approximately $6,062,500 for 6,062,500 private placement warrants, each of such private placement warrants is exercisable commencing on December 2, 2021 for one share of Class A common stock at an exercise price of $11.50 per share. If we do not consummate an initial business combination by June 2, 2022, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by the Sponsor will be worthless. The warrants held by the Sponsor had an aggregate market value of approximately $      based upon the closing price of $      per warrant on Nasdaq on           , 2021, the record date for the special meeting;

•
the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act;

•
the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete the business combination, even if it is with a less favorable target company or on less favorable terms to shareholders, rather than liquidate;

•
the anticipated election of Jay Burnham and Charles Yamarone, two of our directors, as directors of SGAC after the consummation of the business combination. As such, in the future Messrs. Burnham and Yamarone will receive any cash fees, stock options or stock awards that SGAC’s board of directors determines to pay to our directors;

•
the fact that pursuant to the Stockholders Agreement, Parent will have the right to designate up to four directors of the board of directors of SGAC, subject to certain terms and conditions, and HPS Investment Partners, LLC shall have the right to designate one director;

•
the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the business combination; and

•
the fact that Parent, whose affiliates will have the right to designate directors to the board of directors pursuant to the Stockholders Agreement and include members of Redbox’s management team who will become executive officers and directors of SGAC following the business combination, will hold a significant number of shares of Class B common stock and an equal number of Redbox Common Units that are together exchangeable for shares of Class A common stock in accordance with the terms of the Redbox LLCA.

These financial interests of the founders, officers and directors and entities affiliated with them may have influenced their decision to approve the business combination. You should consider these interests when evaluating the business combination and the recommendation of SGAC’s board of directors to vote in favor of the business combination proposal and other proposals to be presented to the stockholders.
Our Sponsor and certain of our directors and officers hold all of our founder shares and private placement warrants. They will lose their entire investment with respect to such securities if we do not complete an initial business combination.
Our Sponsor and certain of our officers and directors currently hold all of our 3,593,750 founder shares, representing 20% of the total outstanding shares of common stock as of the date hereof. The founder shares will be worthless if we do not complete an initial business combination by June 2, 2022. In addition, our Sponsor holds all of the 6,062,500 private placement warrants. Such private placement warrants will also be worthless if we do not complete an initial business combination by June 2, 2022. Given the differential in the purchase price that our Sponsor paid for the founder shares as compared to the price of the units sold in the IPO and the substantial number of shares of Class A common stock that our Sponsor will receive upon conversion of the founder shares in connection with the business combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the common stock of the combined company trades below the price initially paid for the units in the IPO and the public stockholders experience a negative rate of return following the completion of the business combination.
The personal and financial interests of our Sponsor and our officers and directors may have influenced their motivation in identifying and selecting Redbox, completing the business combination with Redbox and influencing the operation of Redbox following the business combination. For a more complete description of these interests, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”
The U.S. federal income tax treatment of the redemption of Class A common stock in connection with the business combination depends on a stockholder’s specific facts.
The U.S. federal income tax treatment of a redemption of Class A common stock will depend on whether the redemption qualifies as a sale or exchange of such Class A common stock under Section 302 of the Code, which will depend largely on the total number of shares held or treated as held by the stockholder electing to redeem Class A common stock (including any stock constructively owned by the holder as a result of owning private placement warrants or public warrants) relative to all of the shares outstanding before and after the redemption. If such redemption is not treated as a sale or exchange of Class A common stock for U.S. federal income tax purposes, the redemption will instead be treated as a corporate distribution. For a more detailed discussion of the U.S. federal income tax treatment of the redemption of Class A common stock, see “Certain U.S. Federal Income Tax Considerations — Redemption of Class A Common Stock.”
Upon consummation of the business combination, Parent will own the majority of SGAC’s voting stock and will have the right to appoint a majority of SGAC’s board members, and its interests may conflict with those of other stockholders.
Following the consummation of the business combination, Parent will own the majority of SGAC’s voting stock and will initially be entitled to appoint the majority of SGAC’s board of directors. As a result, Parent will be able to substantially influence matters requiring SGAC stockholder or board approval, including the election of directors, approval of any potential acquisition of SGAC, changes to SGAC’s organizational documents and significant corporate transactions. This concentration of ownership makes it unlikely that any other holder or group of holders of Class A common stock will be able to affect the way SGAC is managed or the direction of its business. The interests of Parent with respect to matters potentially or actually involving or affecting SGAC, such as future acquisitions, financings and other corporate opportunities and attempts to acquire SGAC, may conflict with the interests of SGAC’s other stockholders.
For example, Parent may have different tax positions from SGAC, especially in light of the Tax Receivable Agreement, that could influence its decisions regarding whether and when to support the disposition of assets or the incurrence or refinancing of new or existing indebtedness, or the termination of the Tax Receivable Agreement and acceleration of SGAC’s obligations thereunder. In addition, the determination of future tax reporting positions, the structuring of future transactions and the handling of any challenge by any taxing authority to SGAC’s tax reporting positions may take into consideration tax or other considerations of Parent, including the effect of such positions on SGAC’s obligations under the Tax Receivable Agreement, which may differ from the considerations of SGAC or other stockholders. See “Proposal No. 1 — The Business Combination — Related Agreements — Tax Receivable Agreement.”
SGAC’s board of directors did not obtain a fairness opinion in determining whether or not to proceed with the business combination and, as a result, the terms may not be fair from a financial point of view to the public stockholders.
In analyzing the business combination, SGAC’s board of directors conducted significant due diligence on Redbox. For a complete discussion of the factors utilized by SGAC’s board of directors in approving the business combination, see the section entitled, “Proposal No. — 1 — The Business Combination — SGAC’s Board of Directors’ Reasons for Approval of the Business Combination.” SGAC’s board of directors believes because of the financial skills and background of its directors, it was qualified to conclude that the business combination was fair from a financial perspective to its stockholders and that Redbox’s fair market value was at least 80% of SGAC’s net assets (excluding any taxes payable on interest earned).
SGAC’s board of directors did not request, and therefore did not obtain, a fairness opinion to assist it in its determination. Accordingly, investors will be relying on the judgment of SGAC’s board of directors in valuing Redbox’s business. Furthermore, SGAC’s board of directors focused its evaluation of the post-business combination company rather than on Redbox as a stand-alone company. SGAC’s board of directors may be incorrect in its valuation of the post-business combination company and thus, its assessment of the fairness of the business combination from a financial point of view to the stockholders. Furthermore, SGAC’s board of directors may have reached a different conclusion had it focused on the valuation of Redbox as a stand-alone company. If SGAC’s board of directors is incorrect in its assessment, stockholders of SGAC may not receive the anticipated benefits of the business combination. Furthermore, the lack of a third-party valuation and/or the possibly incorrect valuation of SGAC’s board of directors of the business combination may lead an increased number of holders of public shares to vote against the proposed business combination or an increased number of holders of public shares to demand redemption of their shares, which could potentially impact SGAC’s ability to consummate the business combination or adversely affect the combined company’s liquidity following the consummation of the business combination.
Subsequent to the consummation of the business combination, SGAC may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.
Although SGAC has conducted due diligence on the Redbox Parties, SGAC cannot assure you that this diligence revealed all material issues that may be present in Redbox’s businesses, that it would be possible to uncover all material issues through a customary amount of due diligence or that factors outside of our control will not later arise. As a result, SGAC may be forced to write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if the due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on its liquidity, the fact that SGAC reports charges of this nature could contribute to negative market perceptions about SGAC or its securities. In addition, charges of this nature may cause SGAC to violate covenants to which it may be subject. Accordingly, any stockholders who choose to remain stockholders following the business combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by SGAC’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation materials relating to the business combination contained an actionable material misstatement or material omission.

Existing stockholders will experience significant dilution as a result of the business combination, the PIPE and related transactions and the market price of its common stock may be adversely affected. Future transactions contemplated by the definitive documentation for the business combination may also have a dilutive effect.
As a result of the business combination, the PIPE and related transactions, existing stockholders in SGAC will experience significant dilution. SGAC anticipates that, upon completion of the business combination, the voting interests in SGAC will be as set forth in the table below.*
	Assuming No Redemptions of Public Shares	Assuming Maximum Redemption Condition(1)(2)	Assuming 25% Redemption of Public Shares(2)(3)	Assuming 50% Redemption of Public Shares(2)(4)
SGAC’s Public Stockholders	25.8%	7.9%	20.7%	14.8%
Initial Stockholders	6.4%	8.0%	6.9%	7.4%
PIPE Investors	9.0%	11.1%	9.6%	10.3%
Redbox Rollover Shares	58.8%	72.9%	62.8%	67.5%

(1)
Assumes that holders of 10,810,644 shares of Class A common stock, the maximum number of shares that may be redeemed by public stockholders before the Minimum Cash Condition in the Business Combination Agreement would need to be waived prior to closing of the business combination, exercise their redemption rights in full.

(2)
Percentages may not sum to 100% due to rounding.

(3)
Assumes that holders of 3,593,750 shares of Class A common stock, 25% of the shares that may be redeemed by public stockholders, exercise their redemption rights in full.

(4)
Assumes that holders of 7,187,500 shares of Class A common stock 50% of the shares that may be redeemed by public stockholders, exercise their redemption rights in full.

*
Upon completion of the business combination, SGAC’s public stockholders, the initial stockholders and the PIPE Investors will hold shares of Class A common stock and Parent will hold Redbox Common Units and shares of Class B common stock.

The voting percentages set forth above were calculated based on the amounts set forth in the sources and uses tables on pages 17 and 111 of this proxy statement and do not take into account (i) warrants that will remain outstanding immediately following the business combination and may be exercised thereafter (commencing on December 2, 2021) or (ii) the issuance of any shares upon completion of the business combination under the Incentive Plan, substantially in the form attached to this proxy statement as Annex C, but does include the founder shares, which, on the effective date of the business combination, will convert into 3,593,750 shares of Class A common stock in accordance with the terms of SGAC’s Current Charter. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
If the actual facts are different than the assumptions set forth above, the voting percentages set forth above will be different. For example, there are currently outstanding an aggregate of 16,843,750 warrants to acquire our shares of Class A common stock, which are comprised of 6,062,500 private placement warrants held by the Sponsor and 10,781,250 public warrants. Each of our outstanding warrants is exercisable commencing on December 2, 2021 for one share of Class A common stock. If we assume that each outstanding warrant is exercised and one share of Class A common stock is issued as a result of such exercise, with payment to SGAC of the exercise price of $11.50 per warrant for one share, our fully-diluted share capital would increase by a total of 16,843,750 shares, with approximately $193,703,125 paid to SGAC to exercise the warrants.
Following the business combination, SGAC will have 16,843,750 outstanding warrants to purchase 16,843,750 shares of Class A common stock at an exercise price of $11.50 per warrant for one share, which warrants will become exercisable on December 2, 2021. Once these warrants become exercisable, such exercise may further dilute your interests in the company.

The table below shows the voting interests in SGAC following the business combination under varying redemption scenarios and assuming that all warrants to purchase our Class A Common stock are exercised:
	Assuming No Redemptions of Public Shares(1)	Assuming Maximum Redemption Condition(1)	Assuming 25% Redemptions of Public Shares(2)	Assuming 50% Redemptions of Public Shares(3)
SGAC’s Public Stockholders	34.7%	23.2%	31.3%	27.5%
Initial Stockholders	13.3%	15.6%	14.0%	14.8%
PIPE Investors	6.9%	8.1%	7.2%	7.6%
Redbox Rollover Shares	45.1%	53.1%	47.5%	50.1%

(1)
Assumes that holders of 10,810,644 shares of Class A common stock, the maximum number of shares that may be redeemed by public stockholders before the Minimum Cash Condition in the Business Combination Agreement would need to be waived prior to closing of the business combination, exercise their redemption rights in full.

(2)
Assumes that holders of 3,593,750 shares of Class A common stock, 25% of the shares that may be redeemed by public stockholders, exercise their redemption rights in full.

(3)
Assumes that holders of 7,187,500 shares of Class A common stock 50% of the shares that may be redeemed by public stockholders, exercise their redemption rights in full.

Finally, the Proposed Charter will provide that preferred stock may be issued from time to time in one or more series. SGAC’s board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. SGAC’s board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the shares of common stock and could have anti-takeover effects. The ability of SGAC’s board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of SGAC or the removal of existing management.
To the extent that any shares of Class A common stock are issued upon exercise of any of the warrants to purchase shares of Class A common stock, there will be a potential increase in the number of shares of Class A common stock eligible for resale in the public market. Sales of a substantial number of such shares in the public market could adversely affect the market price of Class A common stock.
The issuance of any such securities will dilute existing holders of Class A common stock and may also have the impact of adversely affecting the market price of Class A common stock.
If SGAC’s stockholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their shares of our Class A common stock for a pro rata portion of the Trust Account.
Holders of public shares are not required to affirmatively vote against the business combination proposal or any other proposal in order to exercise their rights to redeem their shares for a pro rata portion of the Trust Account. To exercise their redemption rights, they are required to submit a request in writing and deliver their shares (either physically or electronically) to the transfer agent prior to 5:00 PM, Eastern Time, on           , 2021 (two business days prior to the vote at the special meeting). Stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account, including interest not previously released to us to pay income or franchise taxes, calculated as of two business days prior to the anticipated consummation of the business combination.
SGAC may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
SGAC has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of Class A common stock equals or exceeds $18.00 per share (as adjusted for adjustment to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities — Redeemable Warrants — Public Stockholders’ Warrants”) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which SGAC gives proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by SGAC, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us (except as described below under “Description of Securities — Redeemable Warrants — Public Stockholders’ Warrants”) so long as they are held by the Sponsor or its permitted transferees.
In the event that the Company elects to redeem the warrants, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the Redemption Date to the registered holders of the warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner provided in the warrant agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.
SGAC will be a holding company and its only material asset after completion of the business combination will be its interest in Redbox, and it is accordingly dependent upon distributions made by its subsidiaries to pay taxes, make payments under the Tax Receivable Agreement and pay dividends.
Upon completion of the business combination, SGAC will be a holding company with no material assets other than its ownership of the Redbox Common Units and its managing member interest in Redbox. As a result, SGAC will have no independent means of generating revenue or cash flow. SGAC’s ability to pay taxes, make payments under the Tax Receivable Agreement and pay dividends will depend on the financial results and cash flows of Redbox and the distributions it receives from Redbox. Deterioration in the financial condition, earnings or cash flow of Redbox for any reason could limit or impair Redbox’s ability to pay such distributions. Additionally, to the extent that SGAC needs funds, and Redbox is restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or Redbox is otherwise unable to provide such funds, it could materially adversely affect SGAC’s liquidity and financial condition.
Redbox will be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of Redbox Common Units. Accordingly, SGAC will be required to pay income taxes on its allocable share of any net taxable income of Redbox. Under the terms of the Redbox LLCA, Redbox is obligated to make tax distributions to holders of Redbox Common Units (including SGAC) calculated at certain assumed tax rates. In addition to income taxes, SGAC will also incur expenses related to its operations, including payment obligations under the Tax Receivable Agreement, which could be significant, and some of which will be reimbursed by Redbox (excluding payment obligations under the Tax Receivable Agreement). See the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.” SGAC intends to cause Redbox to make ordinary distributions and tax distributions to holders of Redbox Common Units on a pro rata basis in amounts sufficient to cover all applicable taxes, relevant operating expenses, payments under the Tax Receivable Agreement and dividends, if any, declared by SGAC. However, as discussed below, Redbox’s ability to make such distributions may be subject to various limitations and restrictions including, but not limited to, retention of amounts necessary to satisfy the obligations of Redbox and restrictions on distributions that would violate any applicable restrictions contained in Redbox’s debt agreements, or any applicable law, or that would have the effect of rendering Redbox insolvent. To the extent that SGAC is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid; provided, however, that nonpayment for a specified period may constitute a breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments under the Tax Receivable Agreement, which could be substantial.
Additionally, although Redbox generally will not be subject to any entity-level U.S. federal income tax, it may be liable for adjustments to its tax return, absent an election to the contrary arising out of audits of its tax returns for 2018 and subsequent years. In the event Redbox’s calculations of taxable income are incorrect, Redbox and/or its members, including SGAC, may be subject to material liabilities.
SGAC anticipates that the distributions it will receive from Redbox may, in certain periods, exceed SGAC’s actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. SGAC’s Board, in its sole discretion, may make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on SGAC’s Class A common stock. SGAC will have no obligation to distribute such cash (or other available cash other than any declared dividend) to its stockholders. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Second Amended and Restated Limited Liability Company Agreement.”
Dividends on SGAC’s common stock, if any, will be paid at the discretion of the board of directors of SGAC, which will consider, among other things, SGAC’s available cash, available borrowings and other funds legally available therefor, taking into account the retention of any amounts necessary to satisfy the obligations of SGAC that will not be reimbursed by Redbox, including taxes and amounts payable under the Tax Receivable Agreement and any restrictions in then applicable bank financing agreements. Financing arrangements may include restrictive covenants that restrict SGAC’s ability to pay dividends or make other distributions to its stockholders. In addition, Redbox is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of Redbox (with certain exceptions) exceed the fair value of its assets. Redbox’s subsidiaries are generally subject to similar legal limitations on their ability to make distributions to Redbox. If Redbox does not have sufficient funds to make distributions, SGAC’s ability to declare and pay cash dividends may also be restricted or impaired.
Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.
Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
Notwithstanding the foregoing, these provisions of the warrant agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.
This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.
We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least a majority of the then outstanding public warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of shares of our Class A common stock purchasable upon exercise of a warrant could be decreased, all without your approval.
Our warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least a majority of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock, shorten the exercise period or decrease the number of shares of our Class A common stock purchasable upon exercise of a warrant.
If you exercise your public warrants on a “cashless basis,” you will receive fewer shares of Class A common stock from such exercise than if you were to exercise such warrants for cash.
There are circumstances in which the exercise of the public warrants may be required or permitted to be made on a cashless basis. First, if a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement, exercise warrants on a cashless basis in accordance with Section 3(a)(9) of the Securities Act or another exemption. Second, if a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available; if that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. Third, if we call the public warrants for redemption, our management will have the option to require all holders that wish to exercise warrants to do so on a cashless basis. In the event of an exercise on a cashless basis, a holder would pay the warrant exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined in the next sentence) by (y) the fair market value. The “fair market value” is the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, you would receive fewer shares of Class A common stock from such exercise than if you were to exercise such warrants for cash.
The private placement warrants are identical to the warrants sold as part of the units except that, so long as they are held by the Sponsor or its permitted transferees, (i) they will not be redeemable by us, (ii) they (including the Class A common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of our initial business combination and (iii) they may be exercised by the holders on a cashless basis.

Pursuant to the Tax Receivable Agreement, SGAC generally will be required to pay to Parent, and to each other person from time to time that Parent assigns rights under the Tax Receivable Agreement to, 85% of the tax savings, if any, that SGAC realizes (using an assumed combined state and local income tax rate) in certain circumstances as a result of basis in certain assets existing at the time of the business combination and tax attributes that benefit SGAC as a result of an Exchange, including as a result of payments made under the Tax Receivable Agreement, and those payments may be substantial.
Parent may in the future exchange its Redbox Common Units for shares of Class A common stock of SGAC pursuant to the Redbox LLCA. These sales, purchases, redemptions and exchanges are expected to result in increases in SGAC’s allocable share of the tax basis of the tangible and intangible assets of Redbox. These increases in tax basis may increase (for income tax purposes) depreciation and amortization deductions and therefore reduce the amount of income or franchise tax that SGAC would otherwise be required to pay in the future had such sales and exchanges never occurred.
In connection with the business combination, SGAC will enter into the Tax Receivable Agreement, which generally provides for the payment by it to Parent, and to each other person from time to time that Parent assigns rights under the Tax Receivable Agreement to, of 85% of the tax savings, if any, that SGAC realizes (using an assumed combined state and local income tax rate) in certain circumstances as a result of basis in certain assets existing at the time of the business combination and tax attributes that benefit SGAC as a result of an Exchange, including as a result of payments made under the Tax Receivable Agreement. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless SGAC exercises its right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur. SGAC has estimated the tax receivable liability of $16.6 million assuming (1) a share price equal to $10.00 per share, (2) a constant federal income tax rate of 21.0% and a state tax rate of 4.2% (net of any federal benefit), (3) no material changes in tax law, (4) the ability to utilize tax basis and attributes and (5) future tax receivable agreement payments. These amounts are estimates and have been prepared for informational purposes only. However, due to the uncertainty of various factors, including: (1) a constant federal income tax rate of 21.0% and a state tax rate of 4.2% (net of any federal benefit), (2) no material changes in tax law, (3) the ability to utilize tax basis and attributes and (4) whether and when Parent engages in Exchanges and the share price at such times, the likely tax savings we will realize and the resulting amounts we are likely to pay pursuant to the Tax Receivable Agreement are uncertain. If Parent were to engage in an Exchange of all of its Redbox equity interests at Closing, the net present value of the liability SGAC would recognize is approximately $164.9 million. These payments are the obligation of SGAC and not of Redbox. The actual increase in SGAC’s allocable share of Redbox’s tax basis in its assets, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the applicable tax rate, the market price of the Class A common stock at the time of the exchange, the extent to which such exchanges are taxable and the amount and timing of the recognition of SGAC’s income. While many of the factors that will determine the amount of payments that SGAC will make under the Tax Receivable Agreement are outside of its control, SGAC expects that the payments it will make under the Tax Receivable Agreement will be substantial and could have a material adverse effect on SGAC’s financial condition. Any payments made by SGAC under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to SGAC. To the extent that SGAC is unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid; however, nonpayment for a specified period may constitute a breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement, as further described below. Furthermore, SGAC’s future obligation to make payments under the Tax Receivable Agreement could make it a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that may be deemed realized under the Tax Receivable Agreement. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”
In certain cases, payments under the Tax Receivable Agreement may exceed the actual tax benefits SGAC realizes or be accelerated.
Payments under the Tax Receivable Agreement will be based on the tax reporting positions that SGAC determines, and the IRS or another taxing authority may challenge all or any part of the tax basis increases, as well as other tax positions that SGAC takes, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by SGAC are disallowed, Parent and the exchanging holders will not be required to reimburse SGAC for any excess payments that may previously have been made under the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, excess payments made to such holders will be netted against any future cash payments otherwise required to be made by SGAC, if any, after the determination of such excess. However, a challenge to any tax benefits initially claimed by SGAC may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that SGAC might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments against which to net. As a result, in certain circumstances SGAC could make payments under the Tax Receivable Agreement in excess of SGAC’s actual income or franchise tax savings, which could materially impair SGAC’s financial condition.
Moreover, the Tax Receivable Agreement provides that, in the event that (i) SGAC exercises its early termination rights under the Tax Receivable Agreement, (ii) certain changes of control of SGAC occur (as described in the Tax Receivable Agreement), or (iii) SGAC breaches any of its material obligations under the Tax Receivable Agreement, SGAC’s obligations under the Tax Receivable Agreement will accelerate and SGAC will be required to make a lump-sum cash payment to Parent and to each other person from time to time to whom Parent assigns rights under the Tax Receivable Agreement, equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to SGAC’s future taxable income. The lump-sum payment could be substantial and could exceed the actual tax benefits that SGAC realizes subsequent to such payment because such payment would be calculated assuming, among other things, that SGAC would have certain tax benefits available to it and that SGAC would be able to use the potential tax benefits in future years.
There may be a material negative effect on SGAC’s liquidity if the payments under the Tax Receivable Agreement exceed the actual income or franchise tax savings that SGAC realizes. Furthermore, SGAC’s obligations to make payments under the Tax Receivable Agreement could also have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.
If SGAC payment obligations under the Tax Receivable Agreement are accelerated upon certain mergers, other forms of business combinations or other changes of control, the consideration payable to holders of Class A common stock could be substantially reduced.
If SGAC experiences a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations), then SGAC’s obligations under the Tax Receivable Agreement would be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement, and in such situations, payments under the Tax Receivable Agreement may be significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the payment relates. As a result of SGAC’s payment obligations under the Tax Receivable Agreement, holders of Class A common stock could receive substantially less consideration in connection with a change of control transaction than they would receive in the absence of such obligation. Further, SGAC’s payment obligations under the Tax Receivable Agreement will not be conditioned upon holders of Redbox Common Units having a continued interest in SGAC or Redbox. Accordingly, the interests of the holders of Redbox Common Units may conflict with those of the holders of Class A common stock. See “— In certain cases, payments under the Tax Receivable Agreement may exceed the actual tax benefits SGAC realizes or be accelerated” and “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”
SGAC will not be reimbursed for any payments made under the Tax Receivable Agreement in the event that any tax benefits are subsequently disallowed.
Payments under the Tax Receivable Agreement will be based on the tax reporting positions that SGAC will determine, and the IRS or another tax authority may challenge all or part of the tax basis increases upon which payments under the Tax Receivable Agreement are based, as well as other related tax positions

SGAC takes, and a court could sustain such challenge. The holders of Redbox Common Units will not reimburse SGAC for any payments previously made under the Tax Receivable Agreement if any tax benefits that have given rise to payments under the Tax Receivable Agreement are subsequently disallowed, except that excess payments made to any holder of Redbox Common Units will be netted against future payments that would otherwise be made to such holder of Redbox Common Units, if any, after SGAC’s determination of such excess (which determination may be made a number of years following the initial payment and after future payments have been made). As a result, in such circumstances, SGAC could make payments that are greater than its actual cash tax savings, if any, and may not be able to recoup those payments, which could materially adversely affect its liquidity.
If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of SGAC’s securities may decline.
If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of SGAC’s securities prior to the Closing may decline. The market values of SGAC’s securities at the time of the business combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement, or the date on which its stockholders will vote on the business combination.
In addition, following the business combination, fluctuations in the price of SGAC’s securities could contribute to the loss of all or part of your investment. The valuation ascribed to Redbox in the business combination may not be indicative of the price that will prevail in the trading market following the business combination. If an active market for SGAC’s securities develops and continues, the trading price of its securities following the business combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond its control. Any of the factors listed below could have a material adverse effect on your investment in SGAC’s securities and SGAC’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of SGAC’s securities may not recover and may experience a further decline.
Factors affecting the trading price of SGAC’s securities may include:
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actual or anticipated fluctuations in SGAC’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

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changes in the market’s expectations about SGAC’s operating results;

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success of competitors;

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SGAC’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

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changes in financial estimates and recommendations by securities analysts concerning SGAC or the industries in which it operates in general;

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operating and stock price performance of other companies that investors deem comparable to SGAC;

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SGAC’s ability to market new and enhanced products on a timely basis;

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changes in laws and regulations affecting SGAC’s business;

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commencement of, or involvement in, litigation involving SGAC;

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changes in SGAC’s capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of shares of Class A common stock available for public sale;

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any major change in SGAC’s board or management;

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sales of substantial amounts of Class A common stock by SGAC’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

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general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of SGAC’s securities irrespective of its operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of SGAC’s securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to SGAC could depress SGAC’s stock price regardless of its business, prospects, financial conditions, or results of operations. A decline in the market price of SGAC’s securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.
The Sponsor and SGAC’s directors, officers, advisors and their affiliates may elect to purchase public shares or public warrants from public stockholders, which may influence a vote on the proposed business combination and reduce the public “float” of its Class A common stock.
The Sponsor and SGAC’s directors, officers, advisors or their affiliates may purchase public shares or public warrants or a combination thereof in privately negotiated transactions or in the open market either prior to or following the completion of the business combination, although they are under no obligation to do so. There is no limit on the number of shares the Sponsor and SGAC’s directors, officers, advisors or their affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of Nasdaq, as applicable. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares or public warrants in such transactions.
Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of SGAC’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor and SGAC’s directors, officers, advisors or their affiliates purchase public shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of any such purchases of shares could be to vote such shares in favor of the business combination and thereby increase the likelihood of obtaining stockholder approval of the business combination or to satisfy a closing condition in the Business Combination Agreement that requires SGAC to have at least $86 million in the Trust Account at the Closing, after deduction of the deferred underwriting fee due to the underwriters in the IPO and any Redemption Amount, where it appears that such requirement would otherwise not be met. In addition, the purpose of any such purchases of public warrants could be to reduce the number of public warrants outstanding. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.
In addition, if such purchases are made, the public “float” of Class A common stock and the number of beneficial holders of its securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing, or trading of its securities on a national securities exchange, including Nasdaq.
SGAC’s initial stockholders have agreed to vote in favor of the business combination, regardless of how the public stockholders vote.
SGAC’s Sponsor, officers and directors have agreed to vote their founder shares as well as any public shares purchased during or after the IPO (including in open market and privately negotiated transactions), in favor of the business combination. As a result, in addition to our initial stockholders’ founder shares, SGAC would need only 5,390,625, or 37.5% of the 14,375,000 public shares sold in the IPO to be voted in favor of the business combination in order to have it approved. SGAC’s initial stockholders own shares representing 20% of its outstanding shares of common stock immediately following the completion of the IPO. Accordingly, it is more likely that the necessary stockholder approval for the business combination will be received than would be the case if SGAC’s initial stockholders agreed to vote their founder shares in accordance with the majority of the votes cast by our public stockholders.

If SGAC is unable to complete the business combination or any other business combination by June 2, 2022 (or such later date as SGAC’s stockholders may approve), SGAC will cease all operations except for the purpose of winding up, dissolving and liquidating. In such event, third parties may bring claims against SGAC and, as a result, the proceeds held in the Trust Account could be reduced and the per share liquidation price received by stockholders could be less than $10.10 per share and SGAC’s warrants will expire worthless.
SGAC’s placing of funds in the Trust Account may not protect those funds from third party claims against SGAC. Under the terms of SGAC’s Current Charter, SGAC must complete the business combination or any other business combination by June 2, 2022 (or such later date as SGAC’s stockholders may approve), or SGAC must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against SGAC. Although SGAC has obtained waiver agreements from certain vendors and service providers (other than its independent registered public accounting firm), prospective target businesses and other entities with which SGAC does business waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of SGAC’s public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against SGAC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, SGAC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to SGAC than any alternative.
Examples of possible instances where SGAC may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with SGAC and will not seek recourse against the Trust Account for any reason. Upon redemption of the public shares, if SGAC does not complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, SGAC will be required to provide for payment of claims of creditors that were not waived that may be brought against SGAC within the ten years following redemption. Accordingly, the per share redemption amount received by public stockholders could be less than the $10.10 per share initially held in the Trust Account, due to claims of such creditors. The Sponsor has agreed that it will be liable to SGAC if and to the extent any claims by a third party for services rendered or products sold to SGAC, or a prospective target business with which SGAC has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. However, SGAC has not asked the Sponsor to reserve for such indemnification obligations, nor has SGAC independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of SGAC. Therefore, SGAC cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the initial business combination and redemptions could be reduced to less than $10.10 per public share. In such event, SGAC may not be able to complete its initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. There will be no liquidating distributions with respect to SGAC’s warrants, which will expire worthless. None of SGAC’s officers, directors or members of the Sponsor will indemnify SGAC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

SGAC’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to its public stockholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.10 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.10 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, SGAC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.
While SGAC currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to SGAC, it is possible that SGAC’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If SGAC’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to SGAC’s public stockholders may be reduced below $10.10 per share.
If, before distributing the proceeds in the Trust Account to SGAC’s public stockholders, SGAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against SGAC that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of SGAC’s stockholders and the per share amount that would otherwise be received by SGAC’s stockholders in connection with its liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to SGAC’s public stockholders, SGAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against SGAC that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in SGAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of SGAC’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by SGAC’s stockholders in connection with its liquidation may be reduced.
If, after SGAC distributes the proceeds in the Trust Account to its public stockholders, SGAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against SGAC that is not dismissed, a bankruptcy court may seek to recover such proceeds, and SGAC and its board may be exposed to claims of punitive damages.
If, after SGAC distributes the proceeds in the Trust Account to its public stockholders, SGAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against SGAC that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by SGAC’s stockholders. In addition, SGAC’s board of directors may be viewed as having breached its fiduciary duty to SGAC’s creditors and/or having acted in bad faith, thereby exposing itself and SGAC to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. SGAC cannot assure you that claims will not be brought against it for these reasons.
The ability of stockholders to exercise redemption rights with respect to a large number of shares could increase the probability that the business combination would be unsuccessful and that stockholders would have to wait for liquidation to redeem their stock.
At the time SGAC entered into the Business Combination Agreement, SGAC did not know how many stockholders will exercise their redemption rights, and therefore SGAC structured the business combination based on its expectations as to the number of shares that will be submitted for redemption. If a larger number of shares are submitted for redemption than what SGAC initially expected, this could lead to its failure to consummate the business combination, its failure to obtain or maintain the listing of its securities on Nasdaq or another national securities exchange, or a lack of liquidity, which could impair SGAC’s ability to fund its operations and adversely affect its business, financial condition and results of operations.

The unaudited pro forma condensed combined financial information included in this proxy statement may not be indicative of what SGAC’s actual financial position or results of operations would have been.
The unaudited pro forma condensed combined financial information in this proxy statement is presented for illustrative purposes only and is not necessarily indicative of what SGAC’s actual financial position or results of operations would have been had the business combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
The business combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.
The completion of the business combination is subject to a number of conditions. The completion of the business combination is not assured and is subject to risks, including the risk that approval of the business combination by SGAC’s stockholders is not obtained or that there are not sufficient funds in the Trust Account, in each case subject to certain terms specified in the Business Combination Agreement (as described under “The Business Combination Agreement — Conditions to the Closing of the Business Combination”), or that other closing conditions are not satisfied. If SGAC does not complete the business combination, SGAC could be subject to several risks, including:
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the parties may be liable for damages to one another under the terms and conditions of the Business Combination Agreement;

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negative reactions from the financial markets, including declines in the price of SGAC’s shares due to the fact that current prices may reflect a market assumption that the business combination will be completed; and

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the attention of SGAC’s management will have been diverted to the business combination rather than SGAC’s own operations and pursuit of other opportunities that could have been beneficial to that organization.

There can be no assurance that the Class A common stock and warrants will be approved for listing on Nasdaq following the Closing, or that SGAC will be able to comply with the listing standards of Nasdaq.
The Class A common stock and warrants are expected to be listed on Nasdaq following the business combination. SGAC’s eligibility for listing on Nasdaq depends on a number of factors, including the number of our shares that are redeemed in connection with the vote at the special meeting to approve the business combination and SGAC’s having a minimum level of stockholders’ equity following the Closing, among meeting other listing standards. If, after the business combination, SGAC is unable to obtain or maintain the listing of its Class A common stock on Nasdaq for failure to meet the listing standards, SGAC and its stockholders could face significant material adverse consequences including:
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a limited availability of market quotations for SGAC’s securities;

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a determination that Class A common stock is a “penny stock,” which will require brokers trading in our Class A common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for Class A common stock;

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a limited amount of analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

SGAC will be a “controlled company” within the meaning of the rules of Nasdaq and the rules of the SEC. As a result, SGAC will qualify for, and intends to rely on, exemptions from certain corporate governance requirements that would otherwise provide protection to stockholders of other companies.
Immediately following the completion of the business combination, Parent will control a majority of the voting power of SGAC’s outstanding common stock. As a result, SGAC will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

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the requirement that a majority of SGAC’s board of directors consist of “independent directors” as defined under the rules of Nasdaq;

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the requirement that SGAC have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

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the requirement that SGAC have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

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the requirement for an annual performance evaluation of the compensation and nominating and corporate governance committees.

Following the business combination, SGAC intends to utilize some or all of these exemptions. As a result, SGAC’s nominating and corporate governance committee and compensation committee may not consist entirely of independent directors and such committees will not be subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.
The dual-class structure of SGAC’s common stock will have the effect of concentrating voting power with Parent, which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.
Upon the consummation of the business combination, Parent. Holders of shares of Class A common stock and Class B common stock will be entitled to one vote per share and at all times vote together as one class on all matters submitted to a vote of the stockholders of SGAC. Upon the consummation of the business combination, Parent will hold all of the issued and outstanding shares of Class B common stock and will possess (a) 58.8% of the voting power of the total outstanding stock, assuming none of SGAC’s public shares are redeemed, and (b) 72.9% of the voting power of the total outstanding stock, assuming 10,810,644 public shares (75.2% of the public shares) are redeemed. Accordingly, Parent will be able to control matters submitted to SGAC’s stockholders for approval, including the election of directors, amendments of its organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. Parent may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of SGAC, could deprive its stockholders of an opportunity to receive a premium for their capital stock as part of a sale of SGAC, and might ultimately affect the market price of shares of the Class A common stock. For information about our dual class structure, see the section titled “Description of Securities.”
Provisions in the Proposed Charter and Delaware law may have the effect of discouraging lawsuits against SGAC’s directors and officers.
The Proposed Charter will require, unless SGAC consents in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to SGAC or its stockholders, (iii) any action asserting a claim against SGAC, its directors, officers or employees arising pursuant to any provision of the DGCL or the Proposed Charter or its bylaws, or (iv) any action asserting a claim against SGAC, its directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware in each case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to actions arising under the Exchange Act or the rules and regulations thereunder and actions arising under the Securities Act or the rules and regulations thereunder.
These choices of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees and may discourage these types of lawsuits. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against the Company, a court could find the choice of forum provisions contained in the Proposed Charter to be inapplicable or unenforceable in such action. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions.
Provisions in the Proposed Charter may inhibit a takeover of SGAC, which could limit the price investors might be willing to pay in the future for Class A common stock and could entrench management.
The Proposed Charter will authorize SGAC’s board of directors to issue one or more classes or series of preferred stock, the terms of which may be established and the shares of which may be issued without shareholder approval, and which may include super voting, special approval, dividend, repurchase rights, liquidation preferences or other rights or preferences superior to the rights of the holders of Class A common stock. The terms of one or more classes or series of preferred stock could adversely impact the value of the Class A common stock. Furthermore, if SGAC’s board of directors elects to issue preferred stock it could be more difficult for a third party to acquire SGAC. For example, SGAC’s board of directors may grant holders of preferred stock the right to elect some number of directors in all events or upon the occurrence of specified events or the right to veto specified transactions.
In addition, some provisions of the Proposed Charter could make it more difficult for a third party to acquire control of SGAC, even if the change of control would be beneficial to the stockholders, including: (i) prohibiting SGAC from engaging in any business combination with any interested shareholder for a period of three years following the time that the shareholder became an interested shareholder, subject to certain exceptions, (ii) establishing that provisions with regard to the nomination of candidates for election as directors are subject to the Stockholders Agreement, (iii) providing that the authorized number of directors may be changed only by resolution of the board of directors and in any case subject to the Stockholders Agreement, (iv) providing that all vacancies in SGAC’s board of directors may, except as otherwise be required, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, (v) providing that the Proposed Charter may be amended by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class, (vi) providing that the Proposed Charter may be amended by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding voting stock entitled to vote thereon for the removal of directors, (vii) providing for SGAC’s board of directors to be divided into three classes of directors, (viii) providing that the amended and restated bylaws can be amended by the board of directors, (ix) limitations on the ability of stockholders to call special meetings, (x) limitations on the ability of stockholders to act by written consent, and (xx) renouncing any reasonable expectancy interest that we have in, or right to be offered an opportunity to participate in, any corporate or business opportunities that are from time to time presented to Parent, directors affiliated with Parent, their respective affiliates and non-employee directors.
In addition, certain change of control events have the effect of accelerating the payments due under the Tax Receivable Agreement, which could result in a substantial, immediate lump-sum payment that could serve as a disincentive to a potential acquirer of SGAC, please see “— In certain cases, payments under the Tax Receivable Agreement may exceed the actual tax benefits SGAC realizes or be accelerated.”
You may not have the same benefits as an investor in an underwritten public offering.
The combined company will become a publicly listed company upon the completion of the business combination. The business combination and the transactions described in this proxy statement are not an underwritten initial public offering of SGAC’s securities and differ from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following factors.
Like other business combinations and spin-offs, in connection with the business combination, you will not receive the benefits of the diligence performed by underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer will also deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings. In contrast, SGAC and Redbox have each engaged a financial advisor (rather than underwriters) in connection with the business combination. While such financial advisors or their respective affiliates may act as underwriters in underwritten public offerings, the role of a financial advisor differs from that of an underwriter. For example, financial advisors do not act as intermediaries in the sale of securities and therefore do not face the same potential liability under the U.S. securities laws as underwriters. As a result, financial advisors typically do not undertake the same level of, or any, due diligence investigation of the issuer as is typically undertaken by underwriters.
In addition, because there are no underwriters engaged in connection with the business combination, prior to the opening of trading on the Nasdaq on the trading day immediately following the closing, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades on the Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of our Class A common stock on Nasdaq will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of shares of our Class A common stock or helping to stabilize, maintain or affect the public price of our Class A common stock following the closing. Moreover, we will not engage in, and have not and will not, directly or indirectly, request the financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with our Class A common stock that will be outstanding immediately following the closing. All of these differences from an underwritten public offering of Redbox’s securities could result in a more volatile price for our Class A common stock.
Further, we will not conduct a traditional “roadshow” with underwriters prior to the opening of initial post-closing trading of our Class A common stock on Nasdaq. There can be no guarantee that any information made available in this proxy statement and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to our Class A common stock or sufficient demand among potential investors immediately after the closing, which could result in a more volatile price for our Class A common stock.
In addition, our initial stockholders, including our Sponsor, as well as their respective affiliates and permitted transferees, have interests in the business combination that are different from or are in addition to our shareholders and that would not be present in an underwritten public offering of Redbox’s securities. Such interests may have influenced our board of directors in making their recommendation that you vote in favor of the approval of the business combination proposal and the other proposals described in this proxy statement. See the section titled “No. 1 — The Business Combination Proposal — Certain Benefits of SGAC’s Directors and Officers and Others in the Business Combination” beginning on page 115 of this proxy statement.
Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if Redbox became a publicly listed company through an underwritten initial public offering instead of upon completion of the merger.
Following the consummation of the business combination, the combined company will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.
Following the consummation of the business combination, the combined company will face increased legal, accounting, administrative and other costs and expenses as a public company that Redbox did not incur as a private company. The SOX, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require the combined company to carry out activities Redbox has not done previously. For example, the combined company will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), the combined company could incur additional costs rectifying those issues, and the existence of those issues could adversely affect the combined company’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with the combined company’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the combined company’s board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require the combined company to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.
SGAC has identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect SGAC’s ability to report its results of operations and financial condition accurately and in a timely manner.
SGAC’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. SGAC’s management will likewise be required, on a quarterly basis, to evaluate the effectiveness of its internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
On April 12, 2021, the staff of the SEC issued a Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (the “SEC Staff Statement”). The SEC Staff Statement addresses certain accounting and reporting considerations related to warrants of a kind similar to those issued by SGAC. In light of the SEC Staff Statement, SGAC’s board of directors, after discussion with management, determined that the financial statements as of December 31, 2020 and for the period from July 24, 2020 (inception) through December 30, 2020 (the “Original Financial Statements”) included in its annual report on Form 10-K filed with the SEC on April 2, 2021 (the “Original Report”) should no longer be relied upon and that the Original Financial Statements should be restated.
As discussed in further detail in Note 2 to SGAC’s audited financial statements included elsewhere in this proxy statement, the restatement relates to consideration of the factors in determining whether to classify contracts that may be settled in an entity’s own stock as equity of the entity or as an asset or liability in accordance with Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity. In the Original Report, SGAC classified the warrants as equity instruments. Upon further consideration of the rules and guidance as well as the SEC Staff Statement, management of SGAC concluded that the warrants are precluded from equity classification. As a result, the warrants should be recorded as liabilities on the balance sheet and measured at fair value at inception and on a recurring basis in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the statement of operations.
On May 26, 2021, SGAC filed an amended annual report on Form 10-K/A with the SEC that, among other things, contained restated financial statements and related footnote disclosures as of December 31,

2020 and the period from July 24, 2020 (date of inception) through December 31, 2020 (the “Restated Financial Statements”). In connection with this restatement, SGAC’s management concluded that its disclosure controls and procedures were not effective as of December 31, 2020 due to a material weakness in internal control over financial reporting with respect to the classification of the warrants as components of equity instead of as derivative liabilities. This material weakness resulted in a material misstatement of SGAC’s warrant liabilities, Class A common stock subject to possible redemption, change in fair value of warrant liabilities, additional paid-in capital, accumulated deficit and related financial disclosures for the period from July 24, 2020 (inception) through December 31, 2020. Because SGAC did not identify this material weakness until after the date of the SEC Statement, SGAC’s management concluded that its disclosure controls and procedures were not effective as of June 30, 2021 due to the same material weakness in internal control over financial reporting with respect to the proper classification of the warrants.
To respond to this material weakness, SGAC has devoted, and plans to continue to devote, significant effort and resources to the remediation and improvement of its internal control over financial reporting. While SGAC has processes to identify and appropriately apply applicable accounting requirements, SGAC plans to enhance these processes to better evaluate its research and understanding of the nuances of the complex accounting standards that apply to its financial statements. SGAC’s plans include providing enhanced access to accounting literature, research materials and documents and increased communication among its personnel and third-party professionals with whom it consults regarding complex accounting applications. The elements of SGAC’s remediation plan can only be accomplished over time, and SGAC can offer no assurance that these initiatives will ultimately have the intended effects. For a discussion of SGAC management’s consideration of the material weakness identified related to its accounting for a significant and unusual transaction related to the warrants it issued in connection with the IPO, see “Note 2 — Restatement of Previously Issued Financial Statements” to the audited financial statements as of December 31, 2020 and for the period from August 4, 2020 (inception) through December 31, 2020 of SGAC included elsewhere in this proxy statement.
Any failure to maintain such internal control could adversely impact SGAC’s ability to report its financial position and results from operations on a timely and accurate basis. If SGAC’s financial statements are not accurate, investors may not have a complete understanding of its operations. Likewise, if SGAC’s financial statements are not filed on a timely basis, SGAC could be subject to sanctions or investigations by the stock exchange on which its Class A common stock is listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on SGAC’s business. Failure to timely file may impair SGAC’s ability to obtain capital in a timely fashion to execute its business strategies. Ineffective internal controls could also cause investors to lose confidence in SGAC’s reported financial information, which could have a negative effect on the trading price of its Class A common stock.
SGAC can give no assurance that the measures it has taken and plans to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if SGAC is successful in strengthening its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of its financial statements.
The combined company’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the SOX that will be applicable to it after the business combination is consummated could have a material adverse effect on its business.
Redbox is currently not subject to Section 404 of the SOX. However, following the consummation of the business combination, the combined company will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the SOX are significantly more stringent than those required of Redbox as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the business combination. If the combined company is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

Unlike many blank check companies, SGAC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it easier for SGAC to consummate the business combination even if a substantial majority of SGAC’s stockholders do not agree.
Since SGAC has no specified percentage threshold for redemption contained in SGAC’s Current Charter, its structure is different in this respect from the structure used by many blank check companies. Historically, blank check companies would not be able to consummate an initial business combination if the holders of such company’s public shares voted against a proposed business combination and elected to redeem more than a specified maximum percentage of the shares sold in such company’s initial public offering, which percentage threshold was typically between 19.99% and 39.99%. As a result, many blank check companies were unable to complete a business combination because the amount of shares voted by their public stockholders electing redemption exceeded the maximum redemption threshold pursuant to which such company could proceed with its initial business combination. As a result, SGAC may be able to consummate the business combination even if a substantial majority of its public stockholders do not agree with the business combination and have redeemed their shares. However, in no event will SGAC redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon the consummation of the business combination. If enough public stockholders exercise their redemption rights such that SGAC cannot satisfy the cash and cash equivalents condition to closing set forth in the Business Combination Agreement, SGAC would not proceed with the redemption of its public shares and the business combination, and instead may search for an alternate business combination.
If a stockholder or a “group” of stockholders are deemed to hold in excess of 20% of the issued and outstanding shares of Class A common stock, such stockholder or group will lose the ability to redeem all such shares in excess of 20% of the issued and outstanding shares of Class A common stock.
SGAC’s Current Charter provides that a public stockholder, individually or together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to an aggregate of more than 20% of the shares of common stock sold in the IPO without SGAC’s prior written consent. The inability of a stockholder to redeem an aggregate of more than 20% of the shares of common stock sold in the IPO will reduce its influence over SGAC’s ability to consummate its initial business combination and such stockholder could suffer a material loss on its investment in SGAC if it sells such excess shares in open market transactions. As a result, such stockholders will continue to hold that number of shares exceeding 20% and, in order to dispose of such shares, would be required to sell its shares in open market transaction, potentially at a loss.
Because SGAC has no current plans to pay cash dividends on Class A common stock for the foreseeable future, you may not receive any return on investment unless you sell Class A common stock for a price greater than that which you paid for it.
SGAC may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of SGAC’s board of directors and will depend on, among other things, SGAC’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that SGAC’s board of directors may deem relevant. In addition, SGAC’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness SGAC or its subsidiaries incur. As a result, you may not receive any return on an investment in Class A common stock unless you sell Class A common stock for a price greater than that which you paid for it.
If, following the business combination, securities or industry analysts do not publish or cease publishing research or reports about the combined company, its business, or its market, or if they change their recommendations regarding the combined company’s securities adversely, the price and trading volume of the combined company’s securities could decline.
The trading market for the combined company’s securities will be influenced by the research and reports that industry or securities analysts may publish about the combined company, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on the combined company. If no securities or industry analysts commence coverage of the combined company, the combined company’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover the combined company change their recommendation regarding the combined company’s shares of common stock adversely, or provide more favorable relative recommendations about the combined company’s competitors, the price of the combined company’s shares of common stock would likely decline. If any analyst who may cover the combined company were to cease coverage of the combined company or fail to regularly publish reports on it, the combined company could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma condensed combined financial information is provided to assist you in your analysis of the financial aspects of the business combination as described in the Business Combination Agreement entered into between SGAC and Redbox and in this proxy statement. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes.
The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the unaudited condensed balance sheet of SGAC as of June 30, 2021 with the unaudited condensed consolidated balance sheet of Redbox as of June 30, 2021, giving effect to the business combination and related adjustments as if they had been consummated on that date. In connection with the business combination, Merger Sub will merge with and into Redbox with Redbox surviving the merger and becoming a direct subsidiary of SGAC.
The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 combines the unaudited condensed statement of operations of SGAC for the six months June 30, 2021 with the unaudited condensed consolidated statement of operations of Redbox for the six months ended June 30, 2021 and gives effect to the business combination as if it had occurred on January 1, 2020.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the audited statement of operations of SGAC for the year ended December 31, 2020 with the audited consolidated statement of operations of Redbox for the year ended December 31, 2020 and gives effect to the business combination as if it had occurred on January 1, 2020.
The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the historical audited financial statements of SGAC and Redbox as of and for the year ended December 31, 2020 and the historical unaudited financial statements of SGAC and Redbox as of and for the six months ended June 30, 2021, which have been prepared in accordance with GAAP.
Description of the Business Combination
On May 16, 2021, SGAC and Merger Sub entered into the Business Combination Agreement with Parent and Redbox. SGAC will acquire certain equity interests of Redbox from Parent, its sole member, by way of Merger Sub merging with and into Redbox, and Redbox becoming a direct subsidiary of SGAC as a result thereof. The business combination will be effectuated through the following principal steps:
(i)
Merger Sub will merge with and into Redbox, and Redbox will continue as the surviving company in the Merger and a wholly owned subsidiary of SGAC;

(ii)
Pursuant to the Subscription Agreements and concurrent with the business combination, SGAC will issue and sell to PIPE Investors 5,000,000 shares of Class A common stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $50 million.

(iii)
Parent will receive a combination of certain newly issued Redbox Common Units and newly issued shares of Class B common stock, which will have no economic value, but will entitle the Parent to one vote per issued share and will be issued on a one-for-one basis for each Redbox Common Unit retained by the Parent following the business combination; and

(iv)
SGAC will acquire certain newly issued Redbox Common Units in exchange for a cash contribution, which proceeds will be used to reduce existing indebtedness and fund Redbox’s balance sheet for general corporate purposes. Parent will have the right to exchange its retained Redbox Common Units, together with the cancellation of an equal number of shares of Class B common stock, for cash (to the extent permitted by the governing documents of Redbox or its applicable subsidiary) or Class A common stock of SGAC.

Proceeds from the business combination, namely cash and marketable securities held in the Trust Account, will be used for:
•
Acquiring certain equity interests of Redbox from Parent;

•
Payment of the $5.0 million deferred underwriting fee associated with SGAC’s initial public offering;

•
Reduction of long-term debt of Redbox;

•
Payment of all transaction costs of SGAC and Redbox; and

•
Adding cash to the balance sheet to utilize for future growth investments.

Following the Closing, the combined company will be organized in an “Up-C” structure in which the business of Redbox will be held by Redbox and its subsidiaries, and SGAC’s only direct assets will consist of Redbox Common Units. SGAC will change its name to Redbox Entertainment Inc.
In connection with the business combination, Parent and Redbox will enter into the Tax Receivable Agreement with the Sponsor and SGAC. Under the terms of the Tax Receivable Agreement, SGAC generally will be required to pay to Parent 85% of the tax savings, if any, that SGAC is deemed to realize in certain circumstances as a result of certain tax attributes that exist following the business combination and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless SGAC exercises its right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur. SGAC has estimated the tax receivable liability of $16.6 million assuming (1) a share price equal to $10.00 per share, (2) a constant federal income tax rate of 21.0% and a state tax rate of 4.2% (net of any federal benefit), (3) no material changes in tax law, (4) the ability to utilize tax attributes and (5) future tax receivable agreement payments. These amounts are estimates and have been prepared for informational purposes only. However, due to the uncertainty of various factors, including: (1) a constant federal income tax rate of 21.0% and a state tax rate of 4.2% (net of any federal benefit), (2) no material changes in tax law and (3) the ability to utilize tax attributes, the likely tax savings we will realize and the resulting amounts we are likely to pay pursuant to the Tax Receivable Agreement are uncertain. If Parent were to exchange its Redbox equity interests for Class A common stock at Closing, the net present value of the liability SGAC would recognize is approximately $164.9 million.
The Company has not recorded the TRA liability of $16.6 million or related deferred tax asset as of the business combination date as the liability is not deemed probable. The amounts payable under the Tax Receivable Agreement will vary depending upon a number of factors, including the amount, character, and timing of the taxable income of the Company in the future. If the valuation allowance recorded against the deferred tax assets applicable to the tax attributes referenced above is released in a future period, the Tax Receivable Agreement liability may be considered probable at that time and recorded within earnings.
The following summarizes the pro forma number of Class A and Class B common stock outstanding and pro forma ownership Redbox Entertainment Inc. upon Closing of the business combination under two separate scenarios, discussed further in the sections below:
	Assuming No Redemptions		Assuming 25% Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions
Shareholder	No. of Shares	%Ownership	No. of Shares	%Ownership	No. of Shares	%Ownership	No. of Shares	%Ownership(1)
Redbox Rollover Shares	32,770,000	58.8%	32,770,000	62.8%	32,770,000	67.5%	32,770,000	72.9%
SGAC’s Public Stockholders	14,375,000	25.8%	10,781,250	20.7%	7,187,500	14.8%	3,564,356	7.9%
PIPE Investors	5,000,000	9.0%	5,000,000	9.6%	5,000,000	10.3%	5,000,000	11.1%
Initial Stockholders	3,593,750	6.4%	3,593,750	6.9%	3,593,750	7.4%	3,593,750	8.0%
Total	55,738,750	100.0%	52,145,000	100.0%	48,551,250	100.0%	44,928,106	100.0%

(1)
Percentages may not sum to 100% due to rounding.

Anticipated Accounting treatment
The business combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, SGAC has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the existing controlling equity holder of Redbox having 58.8% of the voting power of the combined company and the operations of Redbox and its subsidiaries constituting the only ongoing operations of the combined company. Under this method of accounting, the ongoing financial statements of the registrant will reflect the net assets of Redbox and SGAC at historical cost, with no goodwill or other intangible assets recognized.
Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been adjusted to give effect to transaction accounting adjustments related to the business combination linking the effects of the business combination to the historical financial information.
The unaudited pro forma condensed combined information contained herein assumes that SGAC’s shareholders approve the business combination. SGAC’s public shareholders may elect to redeem their public shares for cash but. SGAC cannot predict how many of its public shareholders will exercise this right. As a result, Redbox has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios as described below:
1)
Assuming no redemptions:   This presentation assumes that none of SGAC’s public shareholders will exercise their redemption rights with respect to their SGAC public shares upon Closing of the business combination.

2)
Assuming maximum redemptions:   This presentation assumes that holders of 10,810,644 SGAC public shares elect to redeem their shares for cash in the Trust Account. Under this scenario, which represents a redemption of 75% of the public shares of SGAC Class A common stock, 10,810,644 shares of SGAC Class A common stock would be redeemed for an aggregate payment of $109.2 million based on an estimated per share redemption price of approximately $10.10 per share that was calculated based on 75% of the $195 million in the Trust Account. This scenario includes the $86 million cash consideration per the Business Combination Agreement which includes the $50 million provided by the PIPE investment.

The actual results are expected to be within the parameters described by the two scenarios. However, there can be no assurance regarding that either scenario will equal the actual results. Redbox is considered the “accounting acquirer” under both scenarios, so the business combination is reflected in the unaudited pro forma condensed combined financial information as a reverse recapitalization whereby Redbox issues equity in exchange for the net assets of SGAC.

PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2021
(UNAUDITED)
(in thousands)	Seaport Global Acquisition Corp. (Historical)	Redwood Intermediate LLC (Historical)	Pro Forma Adjustments (Assuming No Redemptions)		Pro Forma (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemptions)		Pro Forma (Assuming Maximum Redemptions)
Assets
Current Assets:
Cash, cash equivalents and restricted cash	277	10,352	71,785	(A)	82,414	(55,535)	(G)	26,879
Accounts receivable, net of allowances	—	12,124			12,124			12,124
Due from related party	—	83			83			83
Content library	—	24,611			24,611			24,611
Income tax receivable	—	17,138	(17,138)	(N)	—			—
Prepaid expenses and other current assets	214	6,496			6,710			6,710
Total current assets	491	70,804	54,647		125,942	(55,535)		70,407
Cash and securities held in Trust Account	145,216	—	(145,216)	(B)	—			—
Property and equipment, net	—	50,395			50,395			50,395
Goodwill	—	147,523			147,523			147,523
Intangible assets, net	—	159,921			159,921			159,921
Other long-term assets	33	1,211			1,244			1,244
Total assets	145,740	429,854	(90,569)		485,025	(55,535)		429,490
Liabilities and Equity
Current Liabilities:
Trade payables	—	22,835			22,835			22,835
Due to related parties, net	—	357			357			357
Accrued and other current liabilities	312	57,838	7,020	(P)	53,917	5,711	(Q)	59,628
			(11,253)	(Q)
Total current liabilities	312	81,030	(4,233)		77,109	5,711		82,820
Long-term debt, net		350,804	(103,400)	(D)	247,404	53,400	(D)	300,804
Other long-term liabilities		15,941	(1,337)	(N)	14,604	(322)	(N)	14,282
Warrant liability	15,122	—			15,122	—		15,122
Deferred underwriting fee payable	5,031	—	(5,031)	(E)	—	—		—
Tax receivables liability			—	(N)	—			—
Deferred income taxes, net	—	26,104	(16,012)	(N)	10,092	(6,376)	(N)	3,716
Total liabilities	20,465	473,879	(130,013)		364,331	52,413		416,744
Commitments and Contingencies
Class A common stock subject to possible redemption	120,275	—	(120,275)	(I)	—	—		—
Stockholders’ Equity
Common stock	1	3	5	(J)	9	(1)	(G)	8
Additional paid-in capital	3,822	239,578	87,884	(M)	331,284	(42,567)	(M)	288,717
Retained earnings (accumulated deficit)	1,177	(283,606)	(1,177)	(O)	(279,375)	(5,711)	(Q)	(285,086)
			(7,020)	(P)
			11,251	(Q)
Non-controlling interest			68,776	(L)	68,776	(59,669)	(L)	9,107
Total Equity	5,000	(44,025)	159,719		120,694	(107,948)		12,746
Total liabilities, Commitments, and Stockholders’ Equity	145,740	429,854	(90,569)		485,025	(55,535)		429,490

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE Six Months Ended June 30, 2021
(UNAUDITED)
(in thousands, except share and per share data)	Seaport Global Acquisition Corp. (Historical)	Redwood Intermediate LLC (Historical)	Pro Forma Adjustments (Assuming No Redemptions)		Pro Forma (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemptions)		Pro Forma (Assuming Maximum Redemptions)
Net revenue	—	146,120			146,120			146,120
Operating expenses:
Product cost	—	56,922			56,922			56,922
Direct operating	—	64,513			64,513			64,513
Marketing	—	6,841			6,841			6,841
General and administrative	916	30,508	—	(AA)	31,424			31,424
Depreciation and amortization	—	54,464			54,464			54,464
Total operating expenses	916	213,248	—		214,164	—		214,164
Operating (loss) income	(916)	(67,128)	—		(68,044)	—		(68,044)
Other expense, net:
Interest income from securities held in trust account	22	—	(22)	(BB)	—			—
Transaction costs allocable to warrant liability	—	—			—			—
Compensation expense — private placement warrants	—	—			—			—
Change in fair value of warrant liability	2,201	—			2,201			2,201
Other expense, net	—	(15,765)	5,282	(CC)	(10,483)	(2,740)	(CC)	(13,223)
Total other income (expense), net	2,223	(15,765)	5,260		(8,282)	(2,740)		(11,022)
Loss before income taxes	1,307	(82,893)	5,260		(76,326)	(2,740)		(79,066)
Income tax benefit	—	(20,913)	12,634	(DD)	(8,279)	2,593	(DD)	(5,686)
Net loss	1,307	(61,980)	(7,374)		(68,047)	5,333		(73,380)
Net loss attributable to non-controlling interest			(38,776)	(EE)	(38,776)	(13,654)	(EE)	(52,430)
Net loss attributable to controlling interest	1,307	(61,980)			(29,271)			(20,950)
Weighted average shares outstanding, basic and diluted	5,933,681	30,644,909			55,738,750			44,928,106
Basic and diluted loss per share	0.22	(2.02)			(1.22)			(1.63)
Weighted average shares outstanding, basic and diluted, attributable to controlling interest				(GG)	22,968,750		(GG)	12,158,106
Basic and diluted loss per share, attributable to controlling interest					(1.27)			(1.72)

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(UNAUDITED)
(in thousands, except share and per share data)	Seaport Global Acquisition Corp. (Historical) (As Restated)	Redwood Intermediate LLC (Historical)	Pro Forma Adjustments (Assuming No Redemptions)		Pro Forma (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemptions)		Pro Forma (Assuming Maximum Redemptions)
Net revenue	—	546,191			546,191			546,191
Operating expenses:
Product cost	—	220,999			220,999			220,999
Direct operating	—	167,090			167,090			167,090
Marketing	—	21,214			21,214			21,214
General and administrative	192	62,235	7,020	(AA), (FF)	69,447			69,447
Depreciation and amortization	—	136,838			136,838			136,838
Total operating expenses	192	608,376	7,020		615,588	—		615,588
Operating (loss) income	(192)	(62,185)	(7,020)		(69,397)	—		(69,397)
Other expense, net:
Interest income from securities held in trust account	7	—	(7)	(BB)	—			—
Transaction costs allocable to warrant liability	(861)	—			(861)			(861)
Compensation expense − private placement warrants	(2,298)	—			(2,298)			(2,298)
Change in fair value of warrant liability	5,441	—			5,441			5,441
Other expense, net	—	(32,522)	9,721	(CC)	(22,801)	(4,874)	(CC)	(27,675)
Total other income (expense), net	2,289	(32,522)	9,714		(20,519)	(4,874)		(25,393)
Income (loss) before income taxes	2,097	(94,707)	2,694		(89,916)	(4,874)		(94,790)
Income tax benefit	—	(25,204)	15,361	(DD)	(9,843)	2,958	(DD)	(6,885)
Net income (loss)	2,097	(69,503)	(12,667)		(80,073)	(7,832)		(87,905)
Less: Net loss attributable to non-controlling interest	—	—	(45,629)	(EE)	(45,629)	(17,179)	(EE)	(62,808)
Net income (loss) attributable to controlling interest	2,097	(69,503)			(34,444)			(25,097)
Weighted average shares outstanding, basic and diluted	4,158,672	27,906,742			55,738,750			44,928,106
Basic and diluted loss per share	0.50	(2.49)			(1.44)			(1.96)
Weighted average shares outstanding, basic and diluted, attributable to controlling interest				(GG)	22,968,750		(GG)	12,158,106
Basic and diluted loss per share, attributable to controlling interest					(1.50)			(2.06)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1 — Basis of Presentation
The unaudited pro forma condensed combined financial information has been adjusted to give effect to transaction accounting adjustments related to the business combination linking the effects of the business combination to the historical financial information.
The Transaction will be accounted for as a reverse recapitalization in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations. Redbox has been determined to be the accounting acquirer under both the no redemption and the maximum redemption scenarios as Redbox’s sole owner before the business combination will retain a controlling financial interest after the business combination. Under the reverse recapitalization model, the business combination will be treated as Redbox issuing equity for the net assets of SGAC, with no goodwill or intangible assets recorded.
The pro forma adjustments have been prepared as if the business combination had been consummated on June 30, 2021, in the case of the unaudited pro forma condensed combined balance sheet, and on January 1, 2020, the beginning of the earliest period presented, in the case of the unaudited pro forma condensed combined statements of operations.
Note 2 — Transaction Accounting Adjustments
Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021
The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:
(A)
Represents pro forma adjustments to the cash balance to reflect the following:

		June 30, 2021
Cash and investments held in trust account	(B)	$145,216
Payment of estimated transaction fees	(C)	(15,000)
Prepayment of outstanding facility loans	(D)	(103,400)
Payment of deferred underwriting fees	(E)	(5,031)
Proceeds from PIPE investment	(F)	50,000
Total	(A)	$71,785

(B)
Reflects the reclassification of $145.2 million of cash and investments held in the Trust Account that becomes available following the business combination, assuming no redemptions.

(C)
Represents preliminary estimated transaction costs incurred by Redbox of approximately $15.0 million for advisory, banking, printing, legal, and accounting fees that are capitalized as a part of the business combination. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash of $15.0 million with a corresponding decrease in additional paid-in capital. These costs are not included in the unaudited pro forma condensed combined statement of operations as they are nonrecurring.

(D)
Reflects the repayment of Redbox debt which consists of outstanding Credit Facility Loans, in accordance with amount stipulated in the Business Combination Agreement. Under the minimum redemption scenario, the Company is expected to prepay $103.4 million of outstanding facility loans, which consists of an approximate $15.0 million revolver repayment and a $88.4 million term loan paydown. Under the maximum redemption scenario, the Company is expected to prepay $50.0 million of outstanding facility loans, which consists of an approximate $15.0 million revolver repayment and a $35.0 million term loan paydown. The $53.4 million additional pro forma adjustment (assuming maximum redemptions) represents the difference of prepayments in the two scenarios.

(E)
Represents underwriting expenses that are expected to be paid upon completion of the business combination in the amount of $5.0 million. Fees are due and payable in both the no redemption and maximum redemption scenarios.

(F)
SGAC entered into subscription agreements with certain investors (collectively, the “PIPE” Investors). Pursuant to the agreements, the PIPE investors have collectively subscribed to purchase shares of Class A common stock for an aggregate amount of $50,000,000, which represents 5,000,000 shares of SGAC Class A common stock.

(G)
Reflects the maximum redemption based on minimum cash required to be maintained by SGAC as a condition in the Business Combination Agreement, net of par value of common stock. Under the maximum redemption scenario, the Company is expected to prepay $53.4 million less ($50.0 million compared to $103.4 million) of its credit facilities than under the no redemption scenario, resulting in additional cash balances available. Additionally, the maximum redemption scenario results in approximately $109.2 million initial share redemption cash payments, from the redemption of 10,810,644 SGAC public shares. The maximum redemption results in the $86.0 million minimum cash requirement, which is the sum of $36.0 million from public shares plus $50.0 million from the PIPE Investment. Concurrently, a $50.0 million debt paydown will take place resulting in $36.0 million cash available prior to transaction fees.

(H)
Reflects the exchange of 32,770,000 shares of Redbox LLC interests for Class A common stock of SGAC.

(I)
Reflects the reclassification of 11,908,450 shares of SGAC Class A common stock subject to possible redemption, at a redemption value of $10.10 and $0.0001 par value, to permanent equity, assuming no redemptions.

(J)
Represents pro forma adjustments to SGAC and Redwood Intermediate, LLC common stock to reflect the following:

		June 30, 2021
Issuance of SGAC Class A common stock pursuant to PIPE investment	(F)	$1
Recapitalization of Redbox LLC interests to Class A commonstock of SGAC.	(H)	3
Reclassification of SGAC Class A common stock subject to redemption	(I)	1
Total	(J)	$5

(K)
Reflects the reclassification of 3,593,750 shares of Class B common stock. The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the business combination on a one-for-one basis.

(L)
Represents the allocation of net assets to the non-controlling interests, which are primarily due to the retained interests of the sellers. Adjustments result in total non-controlling interest of the Sellers of 57.0% (assuming no redemptions) and 71.4% (assuming maximum redemptions). The non-controlling interest percentages were calculated using Class R Redbox rollover shares.

(M)
Represents pro forma adjustments to additional paid-in capital to reflect the following, assuming no redemptions:

		June 30, 2021
Payment of estimated transaction fees for Redbox	(C)	$(15,000)
Proceeds from PIPE investment	(F)	50,000
Recapitalization of Redbox LLC interests to Class A common stock of SGAC.	(H)	(3)
Reclassification of SGAC Class A common stock subject to redemption	(I)	120,275
Reclassification of SGAC Class B common stock	(K)	—
Non-controlling interest	(L)	(68,776)
Reclassification of SGAC’s historical retained earnings	(O)	1,177
Deferred tax asset and TRL liability	(N)	211
Total	(M)	$87,884
Represents additional pro forma adjustments to additional paid-in capital to reflect the following, assuming maximum redemptions:
Redemption of 10,810,644 SGAC public shares	(G)	(108,933)
Deferred tax asset and TRL liability.	(N)	6,697
Non-controlling interest	(L)	59,669
Total	(M)	$(42,567)

(N)
Represents adjustment of $(17.1) million to reflect elimination of prepaid U.S. federal and state income taxes of Redwood Intermediate, LLC. Redbox is a disregarded entity for U.S. federal income tax purposes and receives an allocation of income taxes using the separate return method as it is a member of a consolidated c-corporation return filing group. Upon completion of the business combination, Redbox will be taxable as a partnership for U.S. federal income tax purposes. It will not be subject to U.S. federal or state income taxes and the prior consolidated tax return parent will retain the prepaid income taxes and deferred taxes previously allocated to Redbox.

Represents adjustment to the liability for unrecognized tax benefits allocable to SGAC of $(1.3) million and $(0.3) million under the no redemption and maximum redemption scenarios, respectively.
Represents elimination of the deferred tax liability previously allocated to Redbox upon completion of the business combination as it will no longer be subject to U.S. federal and state income taxes as well as establishment of a deferred tax liability of SGAC primarily related to the difference between the financial statement and tax basis in Redbox partnership. The $(16.0) million adjustment to the deferred tax liability is assuming: (1) the GAAP balance sheet as of June 30, 2021 as adjusted for pro forma entries described herein, (2) estimated tax basis as of June 30, 2021, (3) a $51.6 million valuation allowance on outside basis differences in SGAC’s investment in the Redbox partnership established in connection with the business combination, (4) a constant federal income tax rate of 21% and a state tax rate of 4.2% (net of any federal benefit), and (5) no material changes in tax law. The recorded valuation allowance relates to a portion of SGAC’s tax basis in excess of GAAP basis in its Redbox partnership for which SGAC believes it is not more likely than not that it will realize the tax benefit in the future.
In case of Maximum Redemptions by holders of Class A common stock, the impact of the business combination on the deferred tax liability adjustment will be $(22.4) million, net of valuation allowance of $32.1 million.
In connection with the business combination, Parent and Redbox will enter into a tax receivable agreement (the “Tax Receivable Agreement”) with the Seaport Global SPAC, LLC (“Sponsor”) and SGAC. Under the terms of the Tax Receivable Agreement, SGAC generally will be required to pay to Parent 85% of the tax savings, if any, that SGAC realizes as a result of basis in certain assets existing at the time of the business combination and tax attributes that benefit SGAC as a result of their right to exchange its retained Redbox Common Units.
The Company has not recorded the liability or related deferred tax assets as of the business combination date as the liability is not deemed probable. The amounts payable under the Tax Receivable Agreement will vary depending upon a number of factors, including the amount, character, and timing of the taxable income of the Company in the future. If the valuation allowance recorded against the deferred tax assets applicable to the tax attributes referenced above is released in a future period, the Tax Receivable Agreement liability may be considered probable at that time and recorded within earnings.
Future exchanges by Parent of units of Redwood Intermediate, LLC will give rise to an adjustment to Redbox’s tax basis in the direct and indirect assets of Redwood Intermediate, LLC pursuant to Section 743(b) of the Code for which the majority of such tax basis will be amortizable over 15 years. The amortization of Redbox’s tax basis will result in a tax benefit for SGAC in which 85% of the tax benefit will be required to be paid to Parent and give rise to a liability under the Tax Receivable Agreement.
The Tax Receivable Agreement is accounted for as a contingent liability with amounts accrued when deemed probable and estimable. As the business combination will be accounted for as reverse recapitalization, the initial recognition of the Tax Receivable Agreement liability at the completion of the business combination, net of deferred tax asset recognized, will be treated as a capital transaction, with a corresponding adjustment to additional paid-in capital, based on the estimate of the aggregate amount that SGAC will pay under the Tax Receivable Agreement. A deferred tax asset is recorded to the extent that it is probable that taxable profit will be available against which the deductible temporary difference can be utilized. All of the effects of changes in any of the estimates after the date of the purchase will be included in SGAC’s net income. Similarly, the effect of subsequent changes in the enacted tax rates will be included in SGAC’s net income. Future increases of the Tax Receivable Agreement liability as a result of additional exchanges of Redwood Intermediate, LLC units for SGAC’s Class A common stock, net of related deferred taxes, will be recognized as capital transactions, with an adjustment to additional paid-in capital, at the time of such exchanges.
For more information on the Tax Receivable Agreement, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”
(O)
Reflects reclassification of SGAC’s historical retained earnings.

(P)
Reflects the payment of management fees related to a long-term cash incentive plan, which are not direct incremental costs in accordance with SEC Staff Accounting Bulletin (SAB) Topic 5A — “Expenses of Offering”. Represents $7.0 million of management fees that are not capitalized as a part of the business combination. These costs were classified as an expense and included in the unaudited pro forma condensed combined statement of operations, with a corresponding adjustment to accrued and other current liabilities.

(Q)
Reflects the repayment of Redbox debt which consists of outstanding Credit Facility Loans, in accordance with amount stipulated in the Business Combination Agreement, as of January 1, 2020. Total represents reclassification of accrued interest payable, deferred financing fees and taxes payable associated with the repayment. Under the minimum redemption scenario, the pro forma adjustment includes a $15.0 million reduction to accrued interest payable and deferred financing fees, $3.8 million increase to taxes payable and corresponding $11.2 million increase in retained earnings. Under the maximum redemption scenario, in which the Company expects a lower debt repayment, additional pro forma adjustments include a $7.6 million increase to accrued interest payable and deferred financing fees, $1.9 million decrease to taxes payable, and corresponding $5.7 million decrease in retained earnings. Assumptions include total debt repayment of $103.4 million assuming no redemptions and $50.0 million assuming maximum redemptions, and the reversal of outstanding accrued interest and deferred financing fees at repayment.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the Six Months Ended June 30, 2021 and the Year Ended December 31, 2020
The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 are as follows:
(AA)
$192 for the year ended December 31, 2020 and $916 for the six months ended June 30, 2021 represent historical expenses related to SGAC’s general administrative services pursuant to the Administrative Support Agreement, which will terminate upon consummation of the business combination. These are nonrecurring expenses that will not recur subsequent to the consummation of the business combination.

(BB)
Represents pro forma adjustment to eliminate investment income related to the investment held in the Trust Account.

(CC)
Represents pro forma adjustment to eliminate historical expenses regarding Redbox debt, including interest expense, amortization of deferred financing fees, and write-off of unamortized deferred financing fees. For the six months ended June 30, 2021, under the minimum redemption scenario, the pro forma adjustment includes the elimination of $4.9 million of interest expense and $378,000 of debt financing fees. Under the maximum redemption scenario, in which the Company expects a lower debt repayment, additional pro forma adjustments include the addition of $2.5 million of interest expense and $207,000 of debt financing fees. For the year ended December 31, 2020, under the minimum redemption scenario, the pro forma adjustment includes the elimination of $8.8 million of interest expense and $872,000 of debt financing fees. Under the maximum redemption scenario, in which the Company expects a lower debt repayment, additional pro forma adjustments include the addition of $4.6 million of interest expense and $304,000 of debt financing fees. Assumptions include total debt repayment of $103.4 million assuming no redemptions and $50.0 million assuming maximum redemptions, and the reversal of all expenses incurred associated with debt payments made during the periods presented.

(DD)
Adjustment to eliminate the historical tax expense (benefit) of Redbox and SGAC and to record the tax provisions of the combined entities on a pro forma basis using a pro forma effective tax rate of 25.8% and 26.3% for the six months ended June 30, 2021 under the no redemption and maximum redemption scenarios, respectively, which was applied to the income attributable to the controlling interest as the income attributable to the non-controlling interest is pass-through income. The effective tax rate varies from the statutory rate of 21% primarily due to state income taxes, permanent differences, tax credits generated and the impact of valuation allowance recorded.

Adjustment to eliminate the historical tax expense (benefit) of Redbox and SGAC and to record the tax provisions of the combined entities on a pro forma basis using a pro forma effective tax rate of 26.3% and 26.9% for the year ended December 31, 2020 under the no redemption and maximum redemption scenarios, respectively, which was applied to the income attributable to the controlling interest as the income attributable to the non-controlling interest is pass-through income. The effective tax rate varies from the statutory rate of 21% primarily due to state income taxes, permanent differences, tax credits generated and the impact of valuation allowance recorded.

However, the effective tax rate of the combined company could be different depending on post-Business Combination activities.

(EE)
The pro forma net loss was reduced by the non-controlling interest indicated in the no redemption and maximum redemption scenarios of 57.0% and 71.4%, respectively:

	Six Months Ended June 30, 2021		Year Ended December 31, 2020
(amounts in thousands)	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(68,047)	$(73,380)	$(80,073)	$(87,905)
Non-controlling interest percentage	57.0%	71.4%	57.0%	71.4%
Non-controlling interest pro forma adjustment	(38,776)	(52,430)	(45,629)	(62,808)
Net loss attributable to controlling interest	$(29,271)	$(20,950)	$(34,444)	$(25,097)

(FF)
Reflects the payment of management fees related to a long-term cash incentive plan, which are not direct incremental costs in accordance with SEC Staff Accounting Bulletin (SAB) Topic 5A — “Expenses of Offering”. Represents $7.0 million of management fees that are not capitalized as a part of the business combination. These costs were classified as an expense and included in the unaudited pro forma condensed combined statement of operations.

(GG)
Weighted average shares outstanding, basic and diluted, attributable to controlling interests used in the calculation were the total pro forma SGAC public stockholders, PIPE investors, and initial stockholders shares under the no redemption and maximum redemption scenarios.

Loss per Share
Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the business combination, assuming the shares were outstanding since January 1, 2020. As the business combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the business combination have been outstanding for the entire periods presented. When assuming maximum redemption, this calculation is adjusted to eliminate such shares for the entire periods.
The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the year ended December 31, 2020:
	Year Ended December 31, 2020
	Assuming no Redemptions	Assuming Maximum Redemptions
Pro forma net loss (in thousands)	$(80,073)	$(87,905)
Basic weighted average shares outstanding	55,738,750	44,928,106
Net loss per share, basic and diluted	$(1.44)	$(1.96)
The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the period ended June 30, 2021:
	Period Ended June 30, 2021
	Assuming no Redemptions	Assuming Maximum Redemptions
Pro forma net loss (in thousands)	$(68,047)	$(73,380)
Basic weighted average shares outstanding	55,738,750	44,928,106
Net loss per share, basic and diluted	$(1.22)	$(1.63)

SPECIAL MEETING
General
SGAC is furnishing this proxy statement to SGAC’s stockholders as part of the solicitation of proxies by SGAC’s board of directors for use at the special meeting to be held on           , 2021, and at any adjournments or postponements thereof. The special meeting will be held entirely online to allow for greater participation in light of the public health impact of the coronavirus (COVID-19) pandemic. Stockholders may participate in the special meeting by visiting the following website:       . This proxy statement is first being furnished to SGAC’s stockholders on or about           , 2021 in connection with the vote on the proposals described in this proxy statement. This proxy statement provides SGAC’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.
Date, Time and Place
The special meeting of will be held at     AM, Eastern Time, on           , 2021, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals. The special meeting will be held entirely online to allow for greater participation in light of the public health impact of the coronavirus (COVID-19) pandemic. Stockholders may participate in the special meeting by visiting the following website:      .
In light of the ongoing health concerns relating to the COVID-19 pandemic and to best protect the health and welfare of SGAC’s stockholders and personnel, the special meeting is currently scheduled to be held entirely online as indicated above. Stockholders of record may vote their shares electronically at the special meeting by following the instructions at      . Stockholders are also urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope, or to direct their brokers or other agents on how to vote the shares in their accounts, as applicable.
Purpose of the Special Meeting
At the special meeting, SGAC is asking holders of shares of common stock to vote on proposals to:
(a)
Proposal No. 1 — The Business Combination Proposal — approve and adopt the Business Combination Agreement, a copy of which is attached to this proxy statement as Annex A, and approve the transactions contemplated by the Business Combination Agreement;

(b)
Proposal No. 2 — The Charter Amendment Proposal — approve and adopt, assuming the business combination proposal is approved and adopted, the Proposed Charter, a copy of which is attached to this proxy statement as Annex B, which, if approved, would take effect upon the Closing;

(c)
Proposal No. 3 — The Advisory Charter Proposals — to approve and adopt, on a non-binding advisory basis, certain differences between SGAC’s Current Charter and the Proposed Charter, which are being presented in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) as eight separate sub-proposals:

(i)
Advisory Charter Proposal A — to authorize an additional           shares of common stock, which would consist of (i) increasing the number of shares of Class A common stock from 100,000,000 shares to           shares and (ii) increasing the number of shares of Class B common stock from 10,000,000 shares to           shares;

(ii)
Advisory Charter Proposal B — to amend the terms of the Class B common stock to provide that the Class B common stock will convey no economic rights but will entitle its holder to vote on all matters to be voted on by stockholders generally in order to implement our “Up-C” structure;

(iii)
Advisory Charter Proposal C — to provide for the waiver of the corporate opportunity doctrine for Apollo and its affiliates, which specifically contemplates their ongoing business activities and arrangements;

(iv)
Advisory Charter Proposal D — to provide that certain actions under the Proposed Charter relating to the nomination and election of directors are subject to the Stockholders Agreement;

(v)
Advisory Charter Proposal E — to prohibit certain stockholders from acting by written consent by specifying that any action required or permitted to be taken by stockholders must be effected by a duly called annual or special meeting and may not be effected by written consent;

(vi)
Advisory Charter Proposal F — to change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class, to amend the Proposed Charter;

(vii)
Advisory Charter Proposal G — to change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding voting stock entitled to vote thereon for the removal of directors; and

(viii)
Advisory Charter Proposal H — to provide for certain additional changes, including, among other things, (i) changing the post-business combination company’s corporate name from “Seaport Global Acquisition Corp.” to “Redbox Entertainment Inc.” and making the company’s corporate existence perpetual and (ii) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the Business Combination, all of which our board of directors believes are necessary to adequately address the needs of the post-business combination company.

(d)
Proposal No. 4 — The Nasdaq Proposal — approve, assuming the business combination proposal and the charter amendment proposal are approved and adopted, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635(d), the issuance of more than 20% of common stock in connection with the business combination;

(e)
Proposal No. 5 — The Director Election Proposal — assuming the condition precedent proposals are approved and adopted, elect nine directors to serve staggered terms on our board of directors until the 2022, 2023 and 2024 annual meeting of stockholders, respectively, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal;

(f)
Proposal No. 6 — The Incentive Plan Proposal — approve and adopt, assuming the condition precedent proposals are approved and adopted, the Incentive Plan, substantially in the form attached to this proxy statement as Annex C; and

(g)
Proposal No. 7 — The Adjournment Proposal — approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent proposals or the incentive plan proposal.

Recommendation of the Board of Directors
After careful consideration, SGAC’s board of directors has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and determined that each of the business combination proposal, the charter amendment proposal, the advisory charter proposals, the Nasdaq proposal, the director election proposal, the incentive plan proposal and the adjournment proposal is in the best interests of SGAC and its stockholders, and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of SGAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of SGAC and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See the sections entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement for a further discussion.

Record Date; Who is Entitled to Vote
SGAC has fixed the close of business on           , 2021, as the “record date” for determining the stockholders entitled to notice of and to attend and vote at the special meeting. As of the close of business on           , 2021, there were           shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote per share at the special meeting.
SGAC’s initial stockholders and SGAC’s officers and directors entered into a letter agreement at the time of the IPO, pursuant to which they agreed to vote the founder shares purchased by them, as well as any public shares purchased by them during or after the IPO, in favor of the business combination proposal. In addition, concurrently with the entry into the Business Combination Agreement, SGAC, the Sponsor and Redbox entered into the Sponsor Support Agreement, pursuant to which the Sponsor agreed, among other things, to vote all of its shares of common stock held or subsequently acquired by it in favor of the approval of the business combination, and not to redeem or request redemption of any such shares of common stock in connection with the business combination. As of the record date, the parties to the Sponsor Support Agreement owned approximately 20% of SGAC’s total outstanding shares of common stock.
Quorum
The presence, in person (online) or by proxy, of stockholders holding a majority of the shares entitled to vote at the special meeting constitutes a quorum at the special meeting.
Abstentions and Broker Non-Votes
A stockholder’s failure to vote by proxy or to vote in person (online) at the special meeting will not be counted towards the number of shares of common stock required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on any of the proposals other than the charter amendment proposal and the advisory charter proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the vote on any of the proposals except for the charter amendment proposal. Failure to vote by proxy or to vote in person (online) or an abstention from voting on the charter amendment proposal will have the same effective as a vote “AGAINST” the charter amendment proposal.
In general, if your shares are held in “street” name or are in a margin or similar account and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on “routine” matters, but not on any “non-routine” matters, like the business combination proposal.
Vote Required for Approval
Approval of the business combination proposal, the Nasdaq proposal, the incentive plan proposal and the adjournment proposal require the affirmative vote of holders of a majority of the shares of Class A common stock and Class B common stock cast by SGAC’s stockholders present in person (online) or by proxy at the special meeting and entitled to vote thereon, voting together as a single class. Approval of the charter amendment proposal requires the affirmative vote of (i) holders of a majority of the outstanding shares of Class A common stock and Class B common stock, voting together as a single class, entitled to vote thereon at the special meeting and (ii) holders of a majority of the outstanding shares of Class B common stock, voting separately as a single class, entitled to vote thereon at the special meeting. Approval, on an advisory basis, of the advisory charter proposals requires the affirmative vote of holders of a majority of the shares of Class A common stock and Class B common stock cast by SGAC’s stockholders present in person (online) or by proxy at the special meeting and entitled to vote thereon, voting together as a single class. The election of the director nominees pursuant to the director election proposal requires the affirmative vote of the holders of a plurality of the shares of Class A common stock and Class B common stock cast by SGAC’s stockholders present in person (online) or by proxy at the special meeting and entitled to vote thereon, voting together as a single class.
Under the Business Combination Agreement, the approval of each of the condition precedent proposals is a condition to the consummation of the business combination. The adoption of each condition precedent proposal is conditioned on the approval of all of the condition precedent proposals. The director election proposal and the incentive plan proposal are conditioned on the approval of all of the condition precedent proposals, and the adjournment proposal is not conditioned on the approval of any other proposal. If SGAC’s stockholders do not approve each of the condition precedent proposals, the business combination may not be consummated.
Voting Your Shares
Each share of common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of common stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. There are two ways to vote your shares of common stock at the special meeting:
•
You Can Vote by Signing and Returning the Enclosed Proxy Card.   If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by SGAC’s board “FOR” the business combination proposal, “FOR” the charter amendment proposal, “FOR” the Nasdaq proposal, “FOR” each of the director nominees set forth in the director election proposal, “FOR” the incentive plan proposal and “FOR” the adjournment proposal, in each case, if presented to the special meeting. Votes received after a matter has been voted upon at the special meeting will not be counted.

•
You Can Attend the Special Meeting and Vote in Person (Online).   You can attend the special meeting online and vote your shares electronically at the special meeting by following the instructions at . However, if your shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy
If you are a stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
•
you may send another proxy card with a later date;

•
you may notify Michael Ring, SGAC’s Chief Financial Officer, in writing before the special meeting that you have revoked your proxy; or

•
you may attend the special meeting, revoke your proxy and vote in person (online), as indicated above.

Who Can Answer Your Questions About Voting Your Shares
If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of common stock, you may call      , SGAC’s proxy solicitor, by calling , or banks and brokers can call collect at      , or by emailing            .
Vote of SGAC’s Sponsor, Directors and Officers
SGAC’s initial stockholders entered into a letter agreement, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of a business combination. Such waivers are common in transactions of this sort and designed to help facilitate the consummation of a business combination. SGAC’s officers, directors and the initial stockholders derived benefit from agreeing to such provisions and did not receive separate consideration for the waiver. In addition, concurrently with the entry into the Business Combination Agreement, SGAC, the Sponsor and Redbox entered into the Sponsor Support Agreement, pursuant to which the Sponsor agreed, among other things, to vote all of its shares of common stock held or subsequently acquired by it in favor of the approval of the business combination, and not to redeem or request redemption of any such shares of common stock in connection with the business combination.

The founder shares held by SGAC’s initial stockholders have no redemption rights upon SGAC’s liquidation and will be worthless if no business combination is effected by SGAC by June 2, 2022. However, SGAC’s initial stockholders are entitled to redemption rights upon SGAC’s liquidation with respect to any public shares they may own.
Redemption Rights
Public stockholders may seek to redeem the public shares that they hold, regardless of whether they vote for the proposed business combination, against the proposed business combination or do not vote in relation to the proposed business combination. Any public stockholder may request redemption of their public shares for a per share price, payable in cash, equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account calculated as of two business days prior to the consummation of the business combination, including interest not previously released to SGAC to pay its franchise and income taxes, by (b) the total number of then outstanding public shares. If a holder properly seeks redemption as described in this section and the business combination is consummated, the holder will no longer own these shares following the business combination.
Notwithstanding the foregoing, a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined for purposes of Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to 20% or more of the public shares, without SGAC’s prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash, without SGAC’s prior consent.
SGAC’s initial stockholders will not have redemption rights with respect to any shares of common stock owned by them, directly or indirectly.
A public stockholder will be entitled to receive cash for any public shares to be redeemed only if it:
(i)
holds public shares; and

(ii)
prior to 5:00 PM, Eastern Time, on           , 2021 (two business days prior to the vote at the special meeting) (a) submits a written request to the transfer agent that SGAC redeem its public shares for cash and (b) delivers its public shares to the transfer agent, physically or electronically through DTC.

If a public stockholder holds the shares in street name, such public stockholder will have to coordinate with its broker to have its shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker a fee and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed business combination is not consummated, this may result in an additional cost to stockholders for the return of their shares.
Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that SGAC instruct SGAC’s transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement. SGAC will be required to honor such request only if made prior to the deadline for exercising redemption requests.
If the business combination is not approved or completed for any reason, then SGAC’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, SGAC will promptly return any shares previously delivered by public holders.
The closing price of shares of Class A common stock on           , 2021 was $      . For illustrative purposes, the cash held in the Trust Account on           , 2021 was approximately $      or

approximately $      per public share. Prior to exercising redemption rights, stockholders should verify the market price of shares of Class A common stock as they may receive higher proceeds from the sale of their shares of Class A common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. SGAC cannot assure SGAC’s stockholders that they will be able to sell their shares of Class A common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our securities when our stockholders wish to sell their shares.
If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own those public shares. You will be entitled to receive cash for your public shares only if you properly exercise your right to redeem the public shares you hold, no later than the close of the vote on the business combination proposal, and deliver your public shares (either physically or electronically) to the transfer agent, prior to 5:00 PM, Eastern Time, on                 , 2021 (two business days prior to the vote at the special meeting), and the business combination is consummated.
In order for public stockholders to exercise their redemption rights in respect of the proposed business combination, public stockholders must properly exercise their right to redeem the public shares they hold no later than the close of the vote on the business combination proposal and deliver their public shares (either physically or electronically) to the transfer agent, prior to 5:00 PM, Eastern Time, on                 , 2021 (two business days prior to the vote at the special meeting). Immediately following the consummation of the business combination, SGAC will pay public stockholders who properly exercised their redemption rights in respect of their public shares.
Appraisal Rights
Neither SGAC stockholders nor SGAC warrant holders have appraisal rights in connection with the business combination under the DGCL.
Proxy Solicitation Costs
SGAC is soliciting proxies on behalf of SGAC’s board of directors. This solicitation is being made by mail but also may be made by telephone or in person. SGAC and SGAC’s directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. SGAC will bear the cost of the solicitation.
SGAC has hired      to assist in the proxy solicitation process. SGAC will pay that firm a fee of $        plus disbursements. Such fee will be paid with non-Trust Account funds.
SGAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. SGAC will reimburse them for their reasonable expenses.
Potential Purchases of Public Shares and/or Warrants
At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding SGAC or SGAC’s securities, SGAC’s officers, directors, the initial stockholders, Redbox and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the special meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the business combination. This may result in the completion of our business combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on shares of common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.
If such transactions are effected, the consequence could be to cause the business combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. SGAC will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the special meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL
We are asking our stockholders to approve and adopt the Business Combination Agreement and the transactions contemplated thereby. Our stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement. Please see the subsection entitled “The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.
Because we are holding a stockholder vote on the business combination, we may consummate the business combination only if it is approved by the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present (online) or by proxy and entitled to vote at the special meeting, vote at the special meeting, voting together as a single class.
The Business Combination Agreement
This subsection of the proxy statement describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the business combination.
The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made and will be made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules, which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts.
General: Structure of the Business Combination
On May 16, 2021, SGAC, Merger Sub, Redbox and Parent entered into the Business Combination Agreement, which provides for, among other things, the following transactions:
i.
Merger Sub will merge with and into Redbox, with Redbox surviving the merger and becoming a direct subsidiary of SGAC;

ii.
Parent will receive Redbox Common Units, which are the non-voting economic interests in Redbox, and shares of Class B common stock, which are the non-economic voting interests in SGAC;

iii.
Existing stockholders of SGAC will retain Class A common stock, which are the voting common stock in SGAC, and SGAC will act as the managing member of Redbox and hold Redbox Common Units, which are the non-voting economic interests in Redbox; and

iv.
SGAC will contribute the proceeds of the Trust Account (after giving effect to any redemption of public shares), together with the proceeds from the PIPE Investment, which will be used to make a cash contribution to Redbox, in exchange for equity interests in Redbox, to pay off existing debt and for certain general corporate purposes, after payment of transaction expenses.

In connection with the foregoing and substantially concurrently with the execution of the Business Combination Agreement, SGAC entered into subscription agreements (the “Subscription Agreements”) with certain investors. Pursuant to the Subscription Agreements, such investors agreed to subscribe for and purchase, and SGAC agreed to issue and sell to such investors, immediately prior to the Closing, an aggregate amount of 5,000,000 shares of SGAC’s Class A common stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $50,000,000 (the “PIPE Investment”). The closing of the PIPE Investment is contingent upon, among other things, the substantially concurrent consummation of the business combination.
In connection with the business combination, certain related agreements have been, or will be entered into on or prior to the closing of the business combination, including the Amended and Restated Redbox LLC Agreement, Subscription Agreements, the Second Amended and Restated Certificate of Incorporation, the Registration Rights Agreement, the Stockholders Agreement, the Sponsor Lock-Up Agreement, the Parent Lock-Up Agreement, the Tax Receivable Agreement and the Sponsor Support Agreement (each as defined in the accompanying proxy statement). See “— Related Agreements” for more information.
Business Combination Consideration
In accordance with the terms and subject to the conditions of the Business Combination Agreement, on the effective date of the Business Combination Agreement, (i) Parent will receive non-voting economic interests in Redbox, non-economic voting interests in SGAC, (ii) existing stockholders of SGAC will retain Class A common stock, and SGAC will act as the managing member of, and hold non-voting economic interests in, Redbox, and (iii) SGAC will contribute the proceeds of its Trust Account (after giving effect to the Redemptions), together with the proceeds of the PIPE Investments, to Redbox, in exchange for Redbox Common Units.
Aggregate Transaction Proceeds
The Aggregate Transaction Proceeds will be used to pay off existing debt of Redbox and its subsidiaries as of the effective date of the Business Combination Agreement, and for certain general corporate purposes after the business combination.
Closing and Effective Time of the Business Combination
The Closing of the transactions contemplated by the Business Combination Agreement is required to take place electronically by exchange of the closing deliverables on the third (3rd) business day following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “— Conditions to Closing of the Business Combination” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as SGAC and Redbox may agree in writing.
Representations and Warranties
Under the Business Combination Agreement, Redbox made customary representations and warranties to SGAC relating to, among other things: organization and qualification; capitalization; authorization; financial statements and absence of undisclosed liabilities, consents and approvals; permits; material contracts; absence of certain changes; litigation; compliance with law; employee benefit plans; environmental matters; intellectual property and data privacy and security; labor matters; insurance; tax matters; brokers; real property; transactions with affiliates; compliance with anti-corruption laws; information supplied; and regulatory compliance.
Under the Business Combination Agreement, Parent made customary representations and warranties to SGAC relating to, among other things: organization and qualification; authorization; consents and approvals; permits; material contracts; absence of certain changes; litigation; and information supplied.
Under the Business Combination Agreement, the SGAC Parties made customary representations and warranties to Redbox relating to, among other things: organization and qualification; authorization; consent and approvals; brokers; information supplied; capitalization; SEC filings; the Trust Account; transactions with affiliates; litigation; compliance with law; business activities; internal controls, Nasdaq listing and financial statements; and investigation.

Material Adverse Effect
Under the Business Combination Agreement, certain representations and warranties of Redbox, Parent and the SGAC Parties are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Redbox, Parent and the SGAC Parties are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the Business Combination Agreement, a “Material Adverse Effect” means any event, change, circumstance, development, condition, effect or state of facts that, individually or in the aggregate with any one or more other events, changes, circumstances, developments, conditions, effects or states of facts that: (i) has had, or would reasonably be expected to have, a material adverse effect on the assets, business, results of operations or financial condition of Redbox and its subsidiaries, taken as a whole; provided, however, that for purposes of clause (i) only, in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” (except in the case of clauses (a), (b), (d), (f) and (g) below, in each case, to the extent (but only to the extent) that such change disproportionately affects Redbox and its subsidiaries, taken as a whole, as compared to other similarly situated participants operating in the industries in which Redbox and its subsidiaries operate): (a) any change or development in applicable laws or GAAP or any official interpretation thereof, (b) any change or development in interest rates or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industry in which Redbox or its subsidiaries operates, (c) the announcement or the execution of the Business Combination Agreement, the pendency or consummation of the Merger or the performance of the Business Combination Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in clause (c) and clause (e) will not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.02 and Section 5.03 and, to the extent related thereto, the conditions in Section 10.02(a) of the Business Combination Agreement), (d) any change generally affecting any of the industries or markets in which Redbox or its subsidiaries operate or the economy as a whole, (e) the compliance by Redbox or Parent with the terms of this Agreement or the taking by Redbox or Parent of any action required or contemplated by the Business Combination Agreement or with the prior written consent of SGAC, (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including COVID-19), public health emergencies, government required shutdowns, weather condition, explosion fire, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Redbox operates, including large-scale civil unrest, the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel; (h) seasonal fluctuations or downturns in the business of Redbox or any of its subsidiaries substantially consistent with prior seasonal fluctuations or downturns or occasioned by significant external events such as the Summer Olympic Games; and (i) any failure of Redbox and its subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided that clause (i) will not prevent or otherwise affect a determination that any event, change, circumstance, development, effect or state of facts underlying such failure to meet projections, forecasts or budgets has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such event, change, circumstance, development, effect or state of facts is not otherwise excluded from the definition of Material Adverse Effect); or (ii) prevents, materially impairs, materially delays or materially impedes Redbox from consummating the Merger or any of the other transactions contemplated by the Business Combination Agreement.
Covenants of the Parties
Covenants of Redbox
Redbox made certain covenants under the Business Combination Agreement, including, among others, the following:

•
Except for certain exceptions set forth in the Business Combination Agreement as consented to in writing by SGAC (any request for such consent not to be unreasonably withheld, conditioned or delayed), from and after the execution of the Business Combination Agreement and until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, Redbox will and will cause its subsidiaries to, (i) use reasonable best efforts to operate the business of Redbox and its subsidiaries in the ordinary course, (ii) use reasonable best efforts to preserve intact the current business organization and ongoing businesses of Redbox and its subsidiaries, and maintain the existing relations and goodwill of Redbox and its subsidiaries with certain parties, (iii) use reasonable best efforts to keep available the services of the present officers of Redbox and its subsidiaries, and (iv) use reasonable best efforts to maintain all insurance policies of Redbox and its subsidiaries or substitutes therefor.

•
Except for certain exceptions set forth in the Business Combination Agreement, or as consented to in writing by SGAC (any request for such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable law, from and after the execution of the Business Combination Agreement and until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, Redbox will not, and will cause its subsidiaries not to:

(a)
change or amend the organizational documents of Redbox or any of its subsidiaries;

(b)
make, declare, or pay a dividend on or make any other distribution or payment in respect of, any equity securities of any Redbox or any of its subsidiaries, with some exceptions, or effect any recapitalization, reclassification, split or other change in capitalization, or issue, sell, transfer, pledge, encumber, grant a lien upon, dispose or deliver any of its equity securities, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire any equity interests;

(c)
enter into, or amend or modify any material term of (in a manner adverse to Redbox or any of its Subsidiaries), terminate (excluding any expiration in accordance with its terms), renew or fail to exercise any renewal rights, or waive or release any material rights, claims or benefits under, any material contract;

(d)
subject to certain customary exceptions, sell, transfer, lease, pledge or otherwise encumber or subject to any lien, abandon, cancel, let lapse or convey or dispose of any assets, properties or business of Redbox and its subsidiaries (including intellectual property of Redbox or its subsidiaries);

(e)
subject to customary exceptions, (i) grant or announce any material increase in compensation, benefits or severance to any Redbox employee; (ii) adopt, enter into, materially amend or terminate any Redbox benefit plan or any collective bargaining or similar agreement; (iii) grant or provide any material severance or termination payments or benefits to any employee of Redbox or its subsidiaries; (iv) hire any employee or independent contractor other than any such employee or independent contractor with an annual base salary of less than $350,000, or terminate any employee of Redbox or its subsidiaries with an annual base salary of $350,000 or more (other than for cause); (v) take any action that will result in the acceleration, vesting or creation of any material right of any employee of Redbox or its subsidiaries under any of benefit plans of Redbox; (vi) grant any equity or equity-based compensation or other long-term incentive compensation under any benefit plans of Redbox; (vii) forgive any loans, or issue any loans to any employee, officer, director or consultant of the Redbox or any of its subsidiaries; (viii) terminate, modify, amend or waive any restrictive covenant agreement or any term thereof in order to make such agreement or term less restrictive; or (ix) implement or announce any layoffs, salary or wage reductions, work schedule changes or other such actions which would trigger notice requirements under the WARN Act;

(f)
adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Redbox or its subsidiaries, or otherwise merge or consolidate with or into any other entity (other than the transactions contemplated by the Business Combination Agreement);

(g)
make any capital expenditures (or commitment to make any capital expenditures) that exceed $250,000 individually or $1,000,000 in the aggregate, in each case, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with Redbox’s annual capital expenditure budget for periods following the date hereof, made available to SGAC prior to the date of the Business Combination Agreement;

(h)
make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such person or entity, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person or entity, except (i) extended payment terms for customers in the ordinary course of business, (ii) cash management and treasury activities entered into in the ordinary course of business, and (iii) loans between Redbox and its wholly owned subsidiaries or between Redbox’s wholly owned subsidiaries in the ordinary course of business;

(i)
(i) make (other than on an originally filed tax return), change or rescind any material tax election (provided that if Redbox or any of its subsidiaries makes a tax election on an originally filed tax return during the period of time from and after the execution of the Business Combination Agreement and until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, Redbox will notify SGAC within five business days thereof), (ii) change any annual tax accounting period or any material method of tax accounting, (iii) file any amended material tax return that could materially increase the taxes payable by Redbox or its subsidiaries, (iv) settle, compromise or abandon any claim, investigation, audit or controversy relating to a material amount of taxes, or (v) enter into a closing agreement with respect to any material amount of tax;

(j)
take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying for the intended tax treatment of the Merger;

(k)
enter into, renew or amend in any material respect any affiliate agreements;

(l)
commence any action or release, assign (other than to one of its affiliates), compromise, settle or satisfy any pending or threatened claim (which will include any pending or threatened action) or compromise or settle any liability, in each case, that (i) exceeds $250,000 individually, (ii) includes the admission of wrongdoing by Redbox or any of its affiliates, (iii) does not include a full release of claims, (iv) imposes any material restrictions, after the Closing, on the operations of Redbox or any of its subsidiaries, or (v) relates to the transactions contemplated by the Business Combination Agreement;

(m)
incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness in excess of $10,000,000, other than (x) solely between Redbox and any of its wholly owned subsidiaries or between any of such wholly owned Subsidiaries or (y) in connection with borrowings, extensions of credit and other financial accommodations under Redbox’s credit agreements;

(n)
enter into any new line of business outside of the business currently conducted by Redbox and its subsidiaries as of the date of the Business Combination Agreement;

(o)
make any change in its fiscal year, financial accounting methods, principles or practices, except insofar as required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable law; or

(p)
enter into any contract to take, or cause to be taken, any of the actions set forth in the above sub-clauses (a)  — (o).

Covenants of SGAC
SGAC made certain covenants under the Business Combination Agreement, including, among others, the following:

•
During the period of time from and after the execution of the Business Combination Agreement and until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, except as set forth in the Business Combination Agreement or as consented to in writing by Redbox, prior to the Closing or the earlier termination of the Business Combination Agreement in accordance with its terms, SGAC will not, and will not permit any of its subsidiaries to:

•
change, modify or amend the investment management trust agreement of SGAC, the organizational documents of the SGAC Parties, other than to effectuate the Proposed Charter and the amended and restated bylaws of SGAC;

•
make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of any shares of SGAC common stock pursuant to the redemption rights or certain holders of SGAC common stock or as otherwise required by SGAC’s organizational documents in order to consummate the transactions contemplated by the Business Combination Agreement, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, SGAC;

•
make, change or rescind any material tax election, with certain exceptions, (ii) change any annual tax accounting period or any material method of tax accounting, (iii) file any amended material tax return that could materially increase the taxes payable by SGAC, (iv) settle, compromise or abandon any claim, investigation, audit or controversy relating to a material amount of taxes or (v) enter into a closing agreement with respect to any material amount of tax;

•
take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying for the intended tax treatment of the Merger;

•
enter into, renew or amend in any material respect, any SGAC affiliate agreement;

•
enter into, or amend or modify any material term of (in a manner adverse to SGAC or any of its subsidiaries), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any material contract or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which SGAC or its subsidiaries is a party or by which it is bound;

•
waive, release, compromise, settle or satisfy any pending or threatened claim or compromise or settle any liability;

•
incur, create, assume, refinance, guarantee or otherwise become liable for any indebtedness;

•
offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, SGAC or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, with limited exceptions, or amend, modify or waive any of the terms or rights set forth in, any SGAC warrant, including any amendment, modification or reduction of the warrant price, with limited exceptions;

•
except as contemplated by the form of omnibus incentive plan of SGAC, adopt or amend any employee benefit plan, or enter into any employment contract or collective bargaining agreement or hire any employee or any other individual to provide services to SGAC or its subsidiaries following Closing;

•
fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of SGAC or its subsidiaries (other than the transactions contemplated by the Business Combination Agreement);

•
make any capital expenditures;

•
make any loans, advances or capital contributions to, or investments in, any other individual or entity (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such individual or entity, or enter into any “keep well” or similar agreement to maintain the financial condition of any other individual or entity;

•
enter into any new line of business outside of the business currently conducted by SGAC and its subsidiaries as of the date of the Business Combination Agreement;

•
make any change in financial accounting methods, principles or practices, with customary exceptions;

•
voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to SGAC and its subsidiaries and their assets and properties; or

•
authorize, commit to or enter into any agreement or undertaking to do any action prohibited under any of the bullet points listed above.

•
SGAC will (i) as promptly as practicable following the date on which this proxy statement is cleared, establish the record date for, duly call, give notice of, convene and hold the special meeting of SGAC stockholders in accordance with the DGCL, (ii) cause this proxy statement to be mailed to its stockholders of record, as of the record date, as promptly as practicable following the clearance of this proxy statement and (iii) after this proxy statement is cleared, solicit proxies from the SGAC stockholders to vote in accordance with the recommendation of the SGAC board of directors with respect to each of the Proposals.

•
Prior to the Closing Date, the SGAC board of directors will approve and adopt the form of omnibus incentive plan of SGAC, subject to approval by the SGAC stockholders, with any changes or modifications thereto as Redbox and SGAC may mutually agree in writing.

•
Subject to certain exceptions, at or prior to the Closing, SGAC will purchase a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those individuals who were covered by any comparable insurance policies of Redbox or any of its subsidiaries as of the date of the Business Combination Agreement with respect to matters occurring on or prior to the effective time of the Merger.

Mutual Covenants of the Parties
The parties to the Business Combination Agreement made certain covenants under the Business Combination Agreement, including, among others, the following:
•
using reasonable best efforts to satisfy the conditions necessary to consummate the transactions contemplated by the Business Combination Agreement;

•
keeping certain information confidential in accordance with the existing non-disclosure agreements;

•
refraining from issuing any press releases or making any public announcements with respect to the Business Combination Agreement or the transactions contemplated thereby prior to the Closing or the earlier termination of the Business Combination Agreement in accordance with its terms, without the prior written consent of Redbox and SGAC, and after the Closing, SGAC, subject to certain exceptions set forth in the Business Combination Agreement; and

•
cooperate in connection with certain tax matters and filings.

In addition, the parties agreed that SGAC and Redbox will cooperate to prepare and mutually agree upon and SGAC will file with the SEC, this proxy statement relating to the business combination.
Survival of Representations, Warranties and Covenants
The representations, warranties, agreements and covenants in the Business Combination Agreement terminate on the effective date of the business combination, except for the covenants and agreements which by their terms expressly apply in whole or in part after the effective date of the business combination, which will survive in accordance with their terms.
Conditions to Closing of the Business Combination Agreement
Conditions to Each Party’s Obligations
The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, written waiver by all parties of the following conditions:
•
all applicable waiting periods (and extensions thereof) under the HSR Act in respect of the business combination having expiring or been terminated;

•
no order or law issued by any governmental authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination Agreement being in effect;

•
the stockholders of SGAC having had the opportunity to have their common stock redeemed for consideration (on the terms and subject to the conditions set forth in the Business Combination Agreement and this proxy statement);

•
after giving effect to all redemptions of SGAC’s public shares, SGAC having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

•
the Acquiror Stockholder Approval having been obtained; and

•
the securities to be issued in the business combination having been approved for listing on Nasdaq, subject only to notice of issuance and the requirement to have a sufficient number of round lot holders.

Other Conditions to the Obligations of SGAC
The obligations of SGAC to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by SGAC of the following further conditions:
•
the representations and warranties of Redbox regarding organization, authorization, conflicts with organizational documents, capitalization (subject to exceptions), and brokers’ fees, and the representations and warranties of Parent regarding organization, authorization, and conflicts with organizational documents being true and correct in all material respects as of the date of the Business Combination Agreement and as of the date of the Closing, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, being so true and correct on and as of such earlier date);

•
certain representations and warranties of Redbox regarding capitalization being true and correct other than de minimis inaccuracies, as of the date of the Business Combination Agreement and as of the Closing Date, as if made anew at and as of that time;

•
certain representations and warranties of Redbox regarding absence of changes being true and correct in all respects as of the Closing Date;

•
each of the representations and warranties of Redbox and Parent contained in the Business Combination Agreement being true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of the Business Combination Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, being so true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect;

•
Redbox and Parent each having performed and complied in all material respects with the covenants required to be performed or complied with by it at or prior to the Closing under the Business Combination Agreement;

•
SGAC having received each of the Tax Receivable Agreement duly executed by Parent and Redbox, the Registration Rights Agreement duly executed by the holders of partnership interests of Parent party thereto, the Stockholders Agreement duly executed by Parent, and the Amended and Restated Redbox LLC Agreement duly executed by Redbox and Parent; and

•
SGAC having received certificates from each of Redbox and Parent, dated as of the Closing Date, confirming that the conditions set forth in Sections 10.02(a) and (b) of the Business Combination Agreement have been satisfied with respect to Redbox or Parent, as applicable.

Other Conditions to the Obligations of Redbox and Parent
The obligations of Redbox and Parent to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Parent and Redbox of the following further conditions:
•
the representations and warranties of SGAC (other than with respect to certain capitalization matters) (without giving effect to any limitation as to “materiality,” “material adverse effect” or any similar limitation set forth therein) being true and correct in all material respects as of the date of the Business Combination Agreement and as of the Closing Date as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties will be so true and correct at and as of such date;

•
certain representations and warranties of SGAC regarding capitalization being true and correct other than de minimis inaccuracies as of the date of the Business Combination Agreement and as of the Closing Date, as if made anew at and as of that time;

•
SGAC having performed and complied in all material respects with the covenants required to be performed or complied with by SGAC as of or prior to the Closing under the Business Combination Agreement;

•
SGAC having delivered to Redbox a certificate, dated as of the Closing Date, certifying that the conditions specified in Sections 10.03(a) and (b) of the Business Combination Agreement have been satisfied;

•
the SGAC Proposed Charter having been filed with and duly accepted by the Secretary of State of the State of Delaware, and SGAC having delivered to Redbox evidence of such acceptance;

•
the directors and executive officers of SGAC specified in the Business Combination Agreement having been removed from their respective positions or having tendered their irrevocable resignations (effective as of the Effective Time);

•
the Minimum Cash Condition having been satisfied; and

•
Redbox having received each of the Tax Receivable Agreement duly executed by SGAC and Sponsor, the Registration Rights Agreement duly executed by SGAC, Sponsor and SGAC’s stockholders party thereto, and the Stockholders Agreement duly executed by SGAC and SGAC’s stockholders party thereto.

Termination
The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including the following:
•
by the mutual written consent of SGAC and Redbox;

•
by SGAC, subject to certain exceptions, if any of the representations or warranties set forth in the Business Combination Agreement are not true and correct, such that the conditions specified in Section 10.02(a) or 10.02(b) would not be satisfied at the Closing (unless curable);

•
by Redbox, subject to certain exceptions, if any of the representations or warranties set forth in the Business Combination Agreement are not true and correct, such that the conditions specified in Section 10.03(a) or 10.03(b) would not be satisfied at the Closing (unless curable);

•
by either SGAC or Parent, if the transactions contemplated by the Business Combination Agreement are not consummated on or prior to February 1, 2022 or the consummation of the transactions is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or other law; and

•
by either SGAC or Parent, if the approval of the condition precedent proposals is not obtained at the SGAC stockholder meeting (subject to any adjournment or recess thereof).

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than customary confidentiality obligations, except in the case of a Willful Breach (as defined in the Business Combination Agreement) of any covenant or agreement under the Business Combination Agreement or Fraud (as defined in the Business Combination Agreement).
Expenses
The fees and expenses incurred in connection with the Business Combination Agreement and the applicable ancillary documents, and, in each case, the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided that, (i) if the Business Combination Agreement is terminated in accordance with its terms, Parent or Redbox will pay, or cause to be paid, all unpaid fees and expenses incurred by or on behalf of Parent, in connection with the transactions contemplated by the Business Combination Agreement (the “Company Expenses”) and SGAC will pay, or cause to be paid, all unpaid fees and expenses incurred by or on behalf of SGAC in connection with the transactions contemplated by the Business Combination Agreement (the “SGAC Expenses”) and (ii) if the Closing occurs, then SGAC will pay, or cause to be paid, all Company Expenses and all SGAC Expenses.
Governing Law
The Business Combination Agreement, and any and all claims or causes of action based upon, arising out of, or related to the Business Combination Agreement or the transactions contemplated thereby, are governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.
Amendments
The Business Combination Agreement may be amended or modified in whole or in part only by a duly authorized written agreement executed in the same manner as the Business Combination Agreement which makes reference to the Business Combination Agreement.
Equity Ownership Upon Closing
As of the date of this proxy statement, there are 17,968,750 shares of common stock outstanding, comprised of 14,375,000 shares of Class A common stock and 3,593,750 shares of Class B common stock, owned by the initial stockholders. On the effective date of the business combination, each currently issued and outstanding share of Class B common stock will convert into one share of Class A common stock in accordance with the terms of SGAC’s Current Charter. SGAC will also issue 32,770,000 shares of Class B common stock, consistent with the Current Charter, to Parent, assuming no public shares are redeemed.
We anticipate that, upon completion of the business combination, the voting interests in SGAC will be as set forth in the table below.*

	Assuming No Redemptions of Public Shares	Assuming Maximum Redemption Condition(1)(2)	Assuming 25% Redemption of Public Shares(2)(3)	Assuming 50% Redemption of Public Shares(2)(4)
SGAC’s Public Stockholders	25.8%	7.9%	20.7%	14.8%
Initial Stockholders	6.4%	8.0%	6.9%	7.4%
PIPE Investors	9.0%	11.1%	9.6%	10.3%
Redbox Rollover Shares	58.8%	72.9%	62.8%	67.5%

(1)
Assumes that holders of 10,810,644 shares of Class A common stock, the maximum number of shares that may be redeemed by public stockholders before the Minimum Cash Condition in the Business Combination Agreement would need to be waived prior to closing of the business combination, exercise their redemption rights in full.

(2)
Percentages may not sum to 100% due to rounding.

(3)
Assumes that holders of 3,593,750 shares of Class A common stock, 25% of the shares that may be redeemed by public stockholders, exercise their redemption rights in full.

(4)
Assumes that holders of 7,187,500 shares of Class A common stock 50% of the shares that may be redeemed by public stockholders, exercise their redemption rights in full.

*
Upon completion of the business combination, SGAC’s public stockholders, the initial stockholders and the PIPE Investors will hold shares of Class A common stock and Parent will hold Redbox Common Units and shares of Class B common stock.

The voting percentages set forth above were calculated based on the amounts set forth in the sources and uses tables on pages 17 and 111 of this proxy statement and do not take into account (i) warrants that will remain outstanding immediately following the business combination and may be exercised thereafter (commencing on December 2, 2021) or (ii) the issuance of any shares upon completion of the business combination under the Incentive Plan, substantially in the form attached to this proxy statement as Annex C, but does include the founder shares, which, on the effective date of the business combination, will convert into 3,593,750 shares of Class A common stock in accordance with the terms of SGAC’s Current Charter. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
If the actual facts are different than the assumptions set forth above, the voting percentages set forth above will be different. For example, there are currently outstanding an aggregate of 16,843,750 warrants to acquire our shares of Class A common stock, which are comprised of 6,062,500 private placement warrants held by the Sponsor and 10,781,250 public warrants. Each of our outstanding warrants is exercisable commencing on December 2, 2021 for one share of Class A common stock and, following the consummation of the business combination, will entitle the holder thereof to purchase one share of Class A common stock in accordance with its terms. Therefore, as of the date of this proxy statement, if we assume that each outstanding warrant is exercised and one share of Class A common stock is issued as a result of such exercise, with payment to SGAC of the exercise price of $11.50 per warrant for one share, our fully-diluted share capital would increase by a total of 16,843,750 shares, with approximately $193,703,125 paid to SGAC to exercise the warrants.
Subject to certain limited exceptions, the founder shares will not be offered, assigned or sold until the earlier to occur of (A) one year after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the last reported sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Related Agreements
This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The Related Agreements have been or will be filed with the SEC at a future date. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.
Second Amended and Restated Certificate of Incorporation
Pursuant to the terms of the Business Combination Agreement, at the Closing, SGAC will amend and restate SGAC’s Current Charter to, among other things, (i) authorize an additional                 shares of common stock, which would consist of (a) increasing the number of shares of Class A common stock from 100,000,000 shares to                 shares, (b) increasing the number of shares of Class B common stock from 10,000,000 shares to                 shares, (ii) amend the terms of the Class B common stock to provide that the Class B common stock will convey no economic rights but will entitle its holder to vote on all matters to be voted on by stockholders generally in order to implement our “Up-C” structure, (iii) provide for the waiver of the corporate opportunity doctrine with respect to Parent, any investment funds or entities controlled or advised by Parent and non-employee directors, (iv) provide that the board of directors of SGAC be divided into three classes with only one class of directors being elected each year and each class serving three-year terms, (v) change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class, to amend the Proposed Charter, (vi) change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding voting stock entitled to vote thereon to remove a director from the board of directors and (vii) approve all other changes relating to the Proposed Charter as part of the business combination, including (a) changing the post-business combination company’s corporate name from “Seaport Global Acquisition Corp.” to “Redbox Entertainment Inc.” and making SGAC’s corporate existence perpetual and (b) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the business combination.
The form of the Proposed Charter is attached to this proxy statement as Annex B. For more information about the Proposed Charter, see the section entitled “Proposal No. 2 — The Charter Amendment Proposal” and “Proposal No. 3 — The Advisory Charter Proposals.”
Registration Rights Agreement
At Closing, the Investors will enter into the Registration Rights Agreement, pursuant to which, among other things, SGAC is required to prepare and file or cause to be prepared and filed with the Commission as soon as practicable after the Closing, but in any event no later than thirty calendar days after the Closing, a Resale Shelf Registration Statement.
In particular, the Registration Rights Agreement will provide for the following:
•
Demand registration rights.   At any time and from time to time after the expiration of the period ending on the earlier of (a) six months after the Closing or (b) if the closing price of SGAC’s Class A common stock equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any twenty trading days within and 30-trading day period following the Closing (the “Registration Rights Agreement Lock-Up Period”), SGAC will be required, upon the written demand of one or more Investor(s) who hold Registrable Securities (as defined therein) with an aggregate estimated market value of at least $75 million, to file a registration statement of all or any portion of their Registrable Securities (as defined therein), including, under certain circumstances, the offering of such Registrable Securities (as defined therein) in the form of an underwritten offering. SGAC is not obligated to effect (i) more than one demand registration during any six-month period; provided that a registration will not be counted for such purposes unless a Form S-1, or any similar long form registration, or Form S-3 has become effective;

or (ii) any demand registration if there is an effective Resale Shelf Registration Statement (as defined therein) on file with the Commission.
•
Shelf registration rights.   No later than thirty days following the Closing, SGAC will file a Resale Shelf Registration Statement registering all of the Registrable Securities (as defined therein) held by the Investors that are not covered by an effective registration statement. SGAC will use reasonable best efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing.

•
Piggy-back registration rights.   At any time after the Closing, if SGAC proposes to file a registration statement with respect to an offering of its equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, or the equity securities of stockholders of SGAC, under the Securities Act, subject to certain exceptions, SGAC will notify the Investors of such offering and offer the Investors the opportunity to register the sale of such number of Registrable Securities (as defined therein) that such Investor may request in writing within five days following receipt of notice from SGAC.

•
Expenses and indemnification.   All fees, costs and expenses of underwritten registrations will be borne by SGAC and underwriting discounts and selling commissions attributable to the Registrable Securities (as defined therein) being sold by the holders thereof will be borne by such holders. The Registration Rights Agreement will contain customary cross-indemnification provisions, under which SGAC is obligated to indemnify holders of Registrable Securities (as defined therein) in the event of material misstatements or omissions in the applicable registration statement attributable to SGAC, and holders of registrable securities are obligated to indemnify SGAC for material misstatements or omissions attributable to them.

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Registrable securities.   Securities of SGAC will cease to be Registrable Securities (as defined therein) when (i) a registration statement with respect to the sale of such securities has become effective under the Securities Act and such securities have been sold, transferred, disposed or exchanged of in accordance with such registration statement, (ii) such securities have been otherwise transferred, new certificates or book-entry positions for them not bearing a legend restricting further transfer have been delivered by SGAC and subsequent public distribution of them does not require registration under the Securities Act, (iii) such securities have ceased to be outstanding, (iv) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale), or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

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Lock-up.   During the Registration Rights Lock-Up Period, the Investors each agree not to transfer certain securities subject to certain customary exceptions.

The form of Registration Rights Agreement is included as Exhibit D to the Business Combination Agreement which is attached to this proxy statement as Annex A.
Stockholders Agreement
At Closing, SGAC will enter into the Stockholders Agreement with the Stockholder Parties. Pursuant to the terms of the Stockholders Agreement, the Stockholder Parties will have the right to designate nominees for election to SGAC’s board of directors following the Closing. The number of nominees that the Stockholder Parties will be entitled to nominate pursuant to the Stockholders Agreement is dependent on the Stockholder Parties’ beneficial ownership of Company Shares (as defined in the Stockholders Agreement).
The Stockholders Agreement will provide that: (i) for so long as the share of the economic interest of Parent together with its successor or any permitted transferee under the Stockholders Agreement (the “Principal Stockholders”) in the aggregate issued and outstanding shares of Class A common stock, and any securities or rights convertible into, or exercisable or exchangeable for Class A common stock, at any time (the “Percentage Interest”) is at least 35%, the Principal Stockholders will have the right to nominate four directors to the board of directors of SGAC (at least one of whom will be independent); (ii) for so long as the Percentage Interest of the Principal Stockholders is less than 35% but at least 25%, the Principal

Stockholders will have the right to nominate three directors to the board of directors of SGAC (at least one of whom will be independent); (iii) for so long as the Percentage Interest of the Principal Stockholders is less than 25% but at least 15%, the Principal Stockholders will have the right to nominate two directors to the board of directors of SGAC (at least one of whom will be independent); and (iv) for so long as the Percentage Interest of the Principal Stockholders is less than 15% but at least 5%, the Principal Stockholders will have the right to nominate one director to the board of directors of SGAC. Initially, the Principal Stockholder has nominated Kimberly Kelleher, Reed Rayman, David B. Sambur and Lee J. Solomon to serve on our board of directors.
For so long as the Sponsor, together with its successors or any permitted transferee under the Stockholders Agreement (the “Sponsor Stockholder”) beneficially owns, in the aggregate, a number of shares of Class A common stock, and any securities or rights convertible into, or exercisable or exchangeable for Class A common stock, held by the Sponsor Stockholder immediately following the Closing (the “Initial Sponsor Shares”) equal to or greater than (i) 75% of the total number of Initial Sponsor Shares, the Sponsor Stockholder will have the right, but not the obligation, to nominate two directors for election to the board of directors of SGAC (at least one of which will be independent) and (ii) 50% of the total number of Initial Sponsor Shares, the Sponsor Stockholder will have the right, but not the obligation, to nominate one director for election to the board of directors of SGAC. Initially, the Sponsor Stockholder has nominated Jay Burnham and Charles Yamarone to serve on our board of directors.
For so long as HPS Investment Partners, LLC’s (the “HPS Stockholder”) Percentage Interest is at least 50% of the Percentage Interest of the HPS Stockholder as of immediately following the Closing, the HPS Stockholder will have the right, but not the obligation, to (i) nominate one independent director for election to the board of directors of SGAC and (ii) designate one non-voting observer to the board of directors of SGAC who is reasonably satisfactory to SGAC. Initially, the HPS Stockholder has nominated Vikas M. Keswani to serve on our board of directors.
The form of Stockholders Agreement is included as Exhibit E to the Business Combination Agreement which is attached to this proxy statement as Annex A.
Sponsor Lock-Up Agreement
Concurrently with the execution of the Business Combination Agreement, SGAC and the Sponsor entered into the Sponsor Lock-Up Agreement, pursuant to which the Sponsor, with respect to all Restricted Securities (as defined therein) held by the Sponsor, has agreed to, among other things, be subject to a lock-up period which will last from the Closing until the earlier of (i) the first anniversary of the Closing, (ii) the date after the Closing on which SGAC completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of SGAC’s stockholders having the right to exchange their Class A common stock for cash, securities or other property, and (iii) the trading day, if any, on which the last sale price of the Class A common stock of SGAC equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for the Sponsor Lock-Up Period. During the Sponsor Lock-Up Period, the Sponsor may not transfer any Restricted Securities or engage in any short sales or other hedging or derivative transactions, subject to certain limited exceptions.
Parent Lock-up Agreement
Concurrently with the execution of the Business Combination Agreement, SGAC and Parent entered into the Parent Lock-Up Agreement, pursuant to which Parent, as a holder of Restricted Securities (as defined therein) has agreed to, among other things, be subject to a lock-up period which will last from the Closing until the earlier of (i) six (6) months after the date of the Closing, (ii) the date after the Closing on which SGAC completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of SGAC’s stockholders having the right to exchange their Class A common stock for cash, securities or other property, and (iii) the trading day, if any, on which the last sale price of the Class A common stock of SGAC equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for the Parent Lock-Up Period. During the Parent Lock-Up Period, the holders of Restricted Securities may not transfer any Restricted Securities or engage in any short sales or other hedging or derivative transactions, subject to certain limited exceptions.

Tax Receivable Agreement
Upon the completion of the business combination, SGAC will be a party to a Tax Receivable Agreement. Under the terms of the Tax Receivable Agreement, SGAC generally will be required to pay to Parent, and to each other person from time to time that Parent assigns rights under the Tax Receivable Agreement to, 85% of the tax savings, if any, that SGAC realizes (using an assumed combined state and local income tax rate) in certain circumstances as a result of basis in certain assets existing at the time of the business combination and tax attributes that benefit SGAC as a result of an Exchange, including as a result of payments made under the Tax Receivable Agreement. The term of the Tax Receivable Agreement will expire upon the earlier to occur of the complete utilization of the tax benefits or SGAC exercising its right to terminate the Tax Receivable Agreement for an amount representing the net present value of future payments under the Tax Receivable Agreement or certain other acceleration events occur. SGAC has estimated the tax receivable liability of $16.6 million assuming (1) a share price equal to $10.00 per share, (2) a constant federal income tax rate of 21.0% and a state tax rate of 4.2% (net of any federal benefit), (3) no material changes in tax law, (4) the ability to utilize tax basis and attributes and (5) future tax receivable agreement payments. These amounts are estimates and have been prepared for informational purposes only. However, due to the uncertainty of various factors, including: (1) a constant federal income tax rate of 21.0% and a state tax rate of 4.2% (net of any federal benefit), (2) no material changes in tax law, (3) the ability to utilize tax basis and attributes and (4) whether and when Parent engages in Exchanges and the share price at such times, the likely tax savings we will realize and the resulting amounts we are likely to pay pursuant to the Tax Receivable Agreement are uncertain. If Parent were to engage in an Exchange of all of its Redbox equity interests at Closing, the net present value of the liability SGAC would recognize is approximately $164.9 million.
The summary of terms of the Tax Receivable Agreement is included as Exhibit I to the Business Combination Agreement, which is attached to this proxy statement as Annex A.
Sponsor Support Agreement
In connection with the execution of the Business Combination Agreement, SGAC, the Sponsor and Redbox, entered into the Sponsor Support Agreement, providing, among other things, that the Sponsor will (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (ii) waive any right to adjustment or other anti-dilution or similar protection with respect to the rate that the Class B common stock held by the Sponsor converts into Class A common stock in connection with the transactions contemplated by the Business Combination Agreement, and (iii) be bound by certain other covenants and agreements related to the business combination.
The Sponsor Support Agreement is included as Exhibit E to the Business Combination Agreement, which is attached to this proxy statement as Annex A.
Subscription Agreements
In connection with the execution of the Business Combination Agreement, on May 16, 2021, SGAC entered into separate Subscription Agreements with each of the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, and SGAC agreed to sell to the PIPE Investors, the PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $50,000,000, in a private placement.
The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the concurrent consummation of the business combination. The purpose of the PIPE is to raise additional capital for use by the combined company following the Closing.
Pursuant to the Subscription Agreements, SGAC agreed that, within thirty (30) calendar days after the Closing, SGAC will file with the SEC (at SGAC’s sole cost and expense) a registration statement registering the resale of the PIPE Shares (the “PIPE Resale Registration Statement”), and SGAC will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC reviews and has written comments to the PIPE Resale Registration Statement) following the filing deadline and (ii) the 10th business day after the date SGAC is notified (orally or in writing, whichever is earlier) by the SEC that the PIPE Resale Registration Statement will not be “reviewed” or will not be subject to further review.
Fourth Amended and Restated Limited Liability Company Agreement
At the Effective Time, the limited liability company agreement of Redbox shall be amended and restated in its entirety to include the terms set forth below (the “Redbox LLCA”).
Each Redbox Common Unit shall have identical economic rights and shall be entitled to share in the profits and losses of Redbox and to receive distributions as and if declared by the Managing Member (as defined below). Redbox Common Units will have no voting rights.
Effective upon completion of the Closing, SGAC will be admitted as the sole Managing Member of Redbox (SGAC in such capacity, the “Managing Member”). The Managing Member will have the sole authority to manage the business, property and affairs of Redbox in accordance with the Redbox LLCA and applicable law. The Managing Member cannot be removed or replaced except by the incumbent Managing Member. The Managing Member shall not be entitled to any compensation for services rendered to Redbox in its capacity as Managing Member.
The Managing Member may, subject to (i) any restrictions contained in the financing agreements to which Redbox or any of its subsidiaries is a party, (ii) having available cash (after setting aside appropriate reserves) and (iii) any mutually agreed upon other restrictions set forth in the Redbox LLCA, make distributions to the members at any time and from time to time. Notwithstanding anything to the contrary, no distribution (including Tax Distributions (as defined below)) or other payment in respect of membership interests shall be required to be made to any member if, and to the extent that, such distribution (including Tax Distributions) or other payment in respect of membership interests would not be permitted under the DLLCA or other applicable law. All distributions, including Tax Distributions, will be made to holders of Redbox Common Units on a pro rata basis based on the number Redbox Common Units held by each holder. Upon the liquidation or winding up of Redbox, all net proceeds thereof will be distributed to the holders of Redbox Common Units on a pro rata basis based on the number Redbox Common Units held by each holder.
Redbox shall make distributions among the holders of Redbox Common Units on a pro rata basis in an amount that in the Managing Member’s discretion allows every holder of Redbox Common Units to satisfy its tax liability with respect to its Redbox Common Units (“Tax Distributions”). The amount of any Tax Distributions shall be determined assuming that each holder is a corporation, and each holder’s only income is from Redbox based on projections of the taxable income of Redbox for the applicable tax period multiplied by the highest marginal federal, state and local tax rate for a corporation that is resident in the United States applicable to each item of income. Such amount shall be the same for all holders. If the aggregate amount of Tax Distributions paid for any fiscal year is less than the amount that would be calculated as of the end of such fiscal year based upon Redbox’s actual income for such fiscal year, additional Tax Distributions in the amount of such shortfall shall be paid as soon as reasonably practicable after the end of such fiscal year.
The Redbox LLCA will contain restrictions on transfers of membership interests and will require the prior consent of the Managing Member for such transfers, except, in each case, for (i) certain transfers to permitted transferees under certain conditions (including transfers to affiliates), (ii) transfers of Redbox Common Units by Parent to its direct and indirect equity holders, whether as a distribution, a liquidating distribution or otherwise, and (iii) Sales (as defined below) of Redbox Common Units for cash (to the extent permitted by the governing documents of Redbox or its applicable subsidiary) or Class A common stock in accordance with the Sale provisions below.
The Redbox LLCA will provide for, among other things, the ability for each holder of Redbox Common Units, following the expiration of any applicable lock-up period, to sell (each, a “Sale”) all or any portion of its Redbox Common Units, together with the cancellation of an equal number of shares of Class B common stock, in exchange for cash (to the extent permitted by the governing documents of Redbox or its applicable subsidiary) or a number of shares of Class A common stock equal to the product of

(a) the number of Redbox Common Units to be sold multiplied by (b) an exchange rate which will initially be one to one but which will be subject to adjustment as set forth in the Redbox LLCA.
The Redbox LLCA will include reasonable procedures for the implementation of Sales, including, without limitation, procedures for the giving of notice of an election of exchange. SGAC shall at all times reserve and keep available out of its authorized but unissued shares of Class A common stock, solely for the purpose of issuance upon a Sale, such number of shares of Class A common stock as shall be deliverable upon any such Sale; provided that nothing contained herein shall be construed to preclude SGAC or Redbox from satisfying its obligations in respect of the Sale of Redbox Common Units by delivery of shares of Class A common stock which are held in the treasury of SGAC or are held by Redbox or any of their subsidiaries, by delivery of purchased shares of Class A common stock (which may or may not be held in the treasury of SGAC or held by any subsidiary thereof). SGAC and Redbox shall covenant that all Class A common stock issued upon a Sale will, upon issuance, have been duly authorized and validly issued and be fully paid and non-assessable.
SGAC and Redbox shall covenant and agree that, to the extent that a registration statement under the Securities Act is effective and available for shares of Class A common stock to be delivered with respect to any Sale, shares that have been registered under the Securities Act shall be delivered in respect of any Sale. If any Sale in accordance with the Redbox LLCA is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the member requesting such Sale, SGAC and Redbox shall use commercially reasonable efforts to promptly facilitate such Sale pursuant to any reasonably available exemption from such registration requirements. SGAC and Redbox shall use commercially reasonable efforts to list Class A common stock required to be delivered upon Sale prior to such delivery upon each national securities exchange or inter-dealer quotation system upon which the outstanding shares of Class A common stock may be listed or traded at the time of such delivery.
Redbox shall dissolve, and its affairs shall be wound up, upon: (a) the entry of a decree of judicial dissolution of Redbox under Section 18-802 of the Delaware Act; (b) any event which makes it unlawful for the business of Redbox to be carried on by the members; (c) at any time that there are no members, unless Redbox is continued in accordance with the Delaware Act; or (d) the determination of the Managing Member in its sole discretion; provided that in the event of a dissolution pursuant to this clause (d), the relative economic rights of each class of units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to members in connection with the winding up of Redbox, taking into consideration tax and other legal constraints that may adversely affect one or more parties hereto and subject to compliance with applicable laws and regulations, unless, and to the extent that, with respect to any class of units, holders of not less than 90% of the units of such class consent in writing to a treatment other than as described above; provided, that if the dissolution of Redbox pursuant to and in accordance with clauses (b) or (d) in this provision would have a material adverse effect on any member, the dissolution of Redbox shall require the prior written consent of such member, which consent shall not be unreasonably withheld.
Redbox shall pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Managing Member and/or Redbox (including the costs, fees and expenses of attorneys, accountants or other professionals) incurred in pursuing and conducting, or otherwise related to, the activities of Redbox. Redbox shall also bear and/or reimburse the Managing Member for (i) any costs, fees or expenses incurred by the Managing Member in connection with serving as the Managing Member, (ii) operating, administrative and other similar costs, to the extent the proceeds are used or will be used by the Managing Member to pay expenses described in this clause (ii), and payments pursuant to any legal, tax, accounting and other professional fees and expenses (but, for the avoidance of doubt, excluding any tax liabilities of the Managing Member), (iii) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, the Managing Member, (iv) fees and expenses (other than any underwriters’ discounts and commissions that are economically recovered by the Managing Member as a result of acquiring Redbox Common Units at a discount) related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by the Managing Member, (v) other fees and expenses in connection with the maintenance of the existence of the Managing Member, and (vi) all other expenses allocable to Redbox or otherwise incurred by the Managing Member, in each case incurred by the Managing Member in connection with operating Redbox’s business. For the avoidance of doubt, such distributions or reimbursements may not be used to pay or facilitate dividends or distributions on the securities of SGAC and must be used solely for one of the express purposes set forth under clauses (i) through (vi) of the immediately preceding sentence. Also for the avoidance of doubt, Redbox shall not pay or bear any income tax obligations of the Company or the Managing Member or any obligations of SGAC or the Managing Member under the Tax Receivable Agreement. The Managing Member and certain related persons will also be entitled to customary indemnification rights (including advancement of expenses).
The form of Redbox LLCA is attached to this proxy statement as Annex D.
Background of the Business Combination
The terms of the Business Combination Agreement are the result of arm’s-length negotiations between representatives of SGAC and Redbox. The following is a brief discussion of the background of these negotiations relating to the Business Combination Agreement and related agreements and transactions.
SGAC was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. SGAC was incorporated under the laws of the State of Delaware on July 24, 2020.
On December 2, 2020, SGAC closed its IPO of 14,375,000 units, with each unit consisting of one share of Class A common stock and three-quarters of one warrant. Each whole warrant is exercisable for one share of Class A common stock at a purchase price of $11.50 per share, subject to adjustment as provided in SGAC’s final prospectus filed with the SEC on November 30, 2020 (File No. 333-249446). The units were sold at an offering price of $10.00 per unit, generating total gross proceeds of $144 million (before underwriting discounts and commissions and offering expenses). Simultaneously with the closing of the IPO, SGAC completed a private placement of 6,062,500 private placement warrants issued to the Sponsor, generating total proceeds of $6.1 million. A total of approximately $145 million from the net proceeds from the IPO and the private placement were placed in the Trust Account. The underwriters’ over-allotment option was exercised in full.
Except for a portion of the interest earned on the funds held in the Trust Account that may be released to SGAC to pay franchise and income taxes, none of the funds held in the Trust Account will be released until the earlier of the completion of our initial business combination or the redemption of 100% of our public shares if we are unable to (i) consummate a business combination by June 2, 2022 or (ii) obtain the approval of SGAC’s stockholders to extend the deadline for SGAC to consummate an initial business combination.
Prior to the consummation of the IPO, neither SGAC, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with SGAC.
SGAC is a blank check company formed in order to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. SGAC was incorporated under the laws of the State of Delaware on July 24, 2020.
On December 2, 2020, SGAC completed its initial public offering. Prior to the consummation of its initial public offering, neither SGAC, nor anyone on its behalf, contacted any prospective target businesses or had any substantive discussions, formal or otherwise, with respect to a transaction with SGAC.
The business combination is the result of a search for a potential transaction utilizing the network and investing and transaction experience of SGAC’s management team and its board of directors. The terms of the Business Combination Agreement are the result of arm’s-length negotiations between representatives of SGAC and Redbox. The following is a brief discussion of the background of these negotiations, the Business Combination Agreement and the business combination.
From the date of the initial public offering through the signing of the Business Combination Agreement with Redbox on May 16, 2021, representatives of SGAC contacted and were contacted by more than 20 individuals and entities with respect to business combination opportunities. The majority of these potential target entities were sourced internally from lists of companies which SGAC’s officers and directors had compiled through independent research. In evaluating these initial potential targets, SGAC’s officers and directors considered various factors including the company’s size, sector, growth prospects and capital requirements. Of those initial contacts during that period, SGAC’s officers and directors identified and held initial meetings with over a dozen potential target businesses from a wide range of industry segments and had in person and / or virtual and telephonic meetings with nine target management teams, owners, and their representatives. SGAC’s board of directors participated in the review of individual targets and had an opportunity to approve any non-binding letter of intent that was issued to prospective targets.
The decision not to pursue any particular target business that SGAC analyzed was generally the result of one or more of (i) SGAC’s determination that such business did not represent as attractive a target as Redbox due to a combination of business prospects (including expected revenue growth, nature of customer and supplier arrangements and competitive strength of products and services), strategy, management teams, structure and valuation, (ii) a difference between the valuation analysis of a particular target conducted by SGAC, broadly as it relates to the target’s comparable businesses, on the one hand, and the valuation expectations of the target and / or its owners, on the other hand, (iii) a potential target’s unwillingness to engage with SGAC given the timing and uncertainty of closing due to the requirement for SGAC stockholder approval or (iv) a potential target’s unwillingness to engage with SGAC given conflicting business objectives on the target’s side.
SGAC was introduced to Redbox as a result of outreach initially made to SGAC’s Chief Executive Officer by BTIG, LLC (“BTIG”), a financial advisory group, regarding a potential SPAC target. During the period from February 9, 2021 through February 26, 2021, representatives of Moelis & Company and BTIG discussed with members of the Executive Committee of the Board of Redbox certain objectives for Redbox’s business and potential strategic alternatives available to the company to help achieve those objectives. In particular, Redbox wanted to pursue strategic alternatives that would enable the company to reduce its overall indebtedness and to accelerate its digital strategy. The Executive Committee of the Board of Redbox discussed key considerations in evaluating the potential strategic alternatives in light of Redbox’s objectives. In consultation with Moelis and BTIG, the Executive Committee of the Board of Redbox determined that the best potential strategic alternatives included a de-SPAC transaction with a special purpose acquisition company, an initial public offering and a preferred equity investment. Following this discussion and with the input and guidance of its advisors, the Executive Committee of the Board of Redbox conducted a process to explore these potential strategic alternatives. As part of this process, the Executive Committee of the Board of Redbox had discussions with Seaport and other potential special purpose acquisition companies. Ultimately, the Executive Committee of the Board of Redbox determined that the transaction with Seaport stood out as the most attractive strategic alternative for Redbox because of the value that Seaport offered in conjunction with Seaport’s alignment with Redbox’s digital strategy and support for Redbox’s objective of reducing its outstanding debt. On February 23, 2021, via email, SGAC’s transaction team and Chief Executive Officer received a high-level overview of Redbox’s business from BTIG. On February 27, 2021, SGAC and Redbox Automated Retail, LLC (“RAR”), which is a wholly-owned subsidiary of Redwood Intermediate, LLC, executed a confidentiality agreement, and on March 2, 2021, representatives of SGAC and Redbox held an introductory call. RAR and SGAC executives held multiple meetings to discuss RAR’s rationale for a de-SPAC transaction, particularly with SGAC. SGAC executives discussed with its board of directors the potential for a transaction with RAR on numerous occasions, both in formal group settings as well as informally. Following such review of RAR by SGAC’s senior executives, and discussions with RAR’s management, it was jointly determined that SGAC’s team had particular expertise investing in and working with transitionary businesses like RAR and the partnership with SGAC’s executives would provide value-added benefit during a capital markets event. On March 10, 2021, on behalf of RAR, BTIG provided preliminary financial due diligence materials to SGAC by e-mail.
SGAC executives and its board discussed several material points when considering a potential business combination with Redbox, including, the historical and expected free cash flow of the legacy business and its sustainability going forward; Redbox’s management team and public company readiness; the changing dynamic in the entertainment industry broadly and Redbox’s positioning within the industry; Redbox’s digital transformation business plan; and SGAC’s understanding of Redbox’s uniquely timed need for capital solutions to both catalyze growth and continue to reduce indebtedness.

On March 12, 2021, SGAC management, with the consent of its board of directors, sent to Redbox an initial draft of a non-binding letter of intent setting forth the proposed terms of a transaction between SGAC and Redbox. The letter of intent proposed a valuation for Redbox of $638 million, utilizing public company enterprise values for RAR’s different segments, not including approximately $344 million in debt of Redbox to remain in place after the consummation of the business combination. The initial valuation of Redbox was prepared internally by the SGAC’s management team. The valuation was bifurcated based on Redbox’s growing digital business, using comparable valuations of companies such as CuriosityStream Inc., FuboTV Inc., Chicken Soup for the Soul Entertainment, Inc. and Roku Inc., while valuing Redbox’s legacy business at a lower multiple of cash flow to reflect its long term growth prospects. On March 17, 2021, Redbox, through its legal counsel Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), sent SGAC a revised letter of intent, which confirmed SGAC’s proposed valuation and incorporated additional terms providing for the transaction to be structured as an “Up-C” transaction, including the requirement that the parties enter into a tax receivable agreement, and certain terms relating to registration rights, lock-up periods and other terms customarily included in a transaction such as the business combination. The revised letter of intent was provided in order to propose what RAR management and its board considered to be a more tax advantageous structure, and to include additional provisions customary for a business combination that were not included in the initial letter of intent. SGAC reviewed the additional proposed terms with its legal counsel Paul Hastings LLP (“Paul Hastings”) and discussed with Redbox the remaining key open terms of the letter. Thereafter, SGAC and Redbox, through Paul Weiss and Paul Hastings, exchanged additional revised drafts of the letter and engaged in additional discussions relating to the outstanding business points, which included refinement to transaction structure, board composition of Redbox following the transaction, the equity incentive plan pool and payment and reimbursement of transaction expenses. Following those discussions, SGAC’s counsel prepared a revised letter of intent reflecting the parties’ discussions (the “March 24 Letter”), which SGAC shared with Redbox on March 24, 2021. On that same date, Redbox indicated its willingness to continue with negotiations relating to the proposed transaction based on of the non-binding terms set forth in the March 24 Letter (the “Non-Binding Terms”) and SGAC’s board of directors convened a meeting to review and discuss the terms of the March 24 Letter, which the board of directors approved at the meeting. SGAC and RAR then exchanged executed copies of the March 24 Letter on March 24, 2021, which remained non-binding with respect to the Non-Binding Terms and moved the process into the due diligence stage.
Following the execution of the March 24 Letter, SGAC and Redbox continued to conduct due diligence, including business and legal due diligence involving the respective third-party advisors of SGAC and Redbox. SGAC hired B. Riley Advisory Services (which is a dba for GlassRatner Advisory & Capital Group, LLC) (“B. Riley”) to perform a due diligence and quality of earnings review of RAR, which was provided to SGAC’s executives and its board of directors prior to SGAC’s board approval of the Business Combination Agreement. B. Riley discussed the findings from its due diligence procedures with SGAC representatives, which are documented in its due diligence report provided on May 13, 2021. The Paul Hastings and Paul, Weiss teams also held calls on March 27, 2021, March 31, 2021, and April 7, 2021, to coordinate on diligence and other work streams, including the PIPE documentation and proxy process, and the proposed tax structuring of the proposed transaction.
Over the first three weeks of April 2021, SGAC and Redbox focused their attention on identifying potential private investors to provide additional funding for the proposed transaction. SGAC engaged B. Riley Securities, Inc. along with BTIG, LLC and Apollo Global Securities LLC to act as placement agents for the PIPE Investment in connection with the Business Combination. The placement agents began reaching out to investors on or about April 13, 2021.
On April 22, 2021, Paul Weiss circulated an initial draft of the Business Combination Agreement to Paul Hastings. The draft of the Business Combination Agreement generally reflected the terms of the March 24 Letter.
On May 5, 2021 representatives Paul Hastings and Paul Weiss convened a call to discuss the structuring of the business combination and revisions to be made to the Business Combination Agreement to incorporate the required exchange and other mechanics necessary to consummate the transaction as an “Up-C” transaction for tax purposes. Paul Hastings and Paul Weiss concluded the call in agreement on the conceptual revisions to be made in the next draft of the Business Combination Agreement.

Also on May 5, 2021, Paul Hastings circulated a revised draft of the Business Combination Agreement to Paul Weiss. The key issues addressed in the revised draft were (i) the requirement that certain direct and indirect equity holders of Redbox and SGAC enter into customary lock-up agreements concurrently with the execution of the Business Combination Agreement, (ii) the requirement that the applicable parties enter into the Registration Rights Agreement and the Tax Receivable Agreement concurrently with the execution of the Business Combination Agreement rather than at the Closing, (iii) inclusion of mechanics for determining the number of limited liability company units to be issued to Parent at the Closing based on the net equity value of Redbox as of the Closing, (iv) the expansion of Redbox’s and Parent’s representations, warranties and interim operating covenants, including a broader definition of “Material Adverse Effect,” (v) the addition of covenants requiring Redbox to deliver PCAOB audited financial statements promptly following execution of the Business Combination Agreement, (vi) the addition of a closing condition that no Material Adverse Effect (as defined in the Business Combination Agreement) shall have occurred or be continuing, (vii) the removal of a closing condition requiring that the Class A common stock shall have been approved for listing on Nasdaq, and (viii) the addition of a termination right in favor of SGAC in the event that Redbox failed to deliver PCAOB audited financial statements by a certain date.
On May 8, 2021, Paul Weiss circulated a revised draft of the Business Combination Agreement to Paul Hastings. The revised draft proposed (i) term sheets setting forth the material terms of the Tax Receivable Agreement and the amended and restated limited liability company agreement of Redbox to be entered into at the Closing, rather than fully negotiated forms of such agreements, to be completed concurrently with the execution of the Business Combination Agreement, (ii) the execution of the Registration Rights Agreement and Stockholders Agreement at the Closing, rather than concurrently with the execution of the Business Combination Agreement, (iii) SGAC having minimum cash amount $86 million in order to satisfy the minimum cash closing condition of Redbox and Parent, (iv) a narrower definition of “Material Adverse Effect” that included, as an exception, seasonal fluctuations or downturns in Redbox’s business substantially consistent with prior seasonal fluctuations or downturns or occasioned by significant external events such as the Summer Olympic Games, (v) exceptions to Redbox’s interim operating covenants for matters arising in connection with COVID-19, (vi) the right of HPS Investment Partners, LLC to designate one (1) director and one (1) non-voting observer to SGAC’s board of directors following the Closing, (vi) a covenant of SGAC to restate its financial statements for the period from July 24, 2020 through December 31, 2020 by no later than a date to be specified following execution of the Business Combination Agreement, and (vii) eliminating SGAC’s right to terminate the Business Combination Agreement in the event Redbox failed to deliver PCAOB audited financials by a specified date.
On May 10, 2021, Paul Hastings circulated a further revised draft of the Business Combination Agreement to Paul Weiss. Paul Hastings’ draft generally incorporated the changes proposed in Paul Weiss’ draft of May 8, with the key remaining open issues being (i) limitations on the payment of the parties’ respective transaction expenses from available cash of SGAC, (ii) certain representations and warranties of Redbox relating to financial statements, material contracts, and intellectual property, (iii) exceptions to Redbox’s interim operating covenants for matters relating to COVID-19, and (iv) SGAC’s right to terminate the Business Combination Agreement in the event Redbox failed to deliver PCAOB audited financial statements by a specified date. Also on May 10, representatives of SGAC and Redbox discussed via teleconference Redbox’s covenant in the Business Combination Agreement to deliver PCAOB audited financials by a date certain, with the parties concluding the call in agreement that Redbox would deliver such financial statements as promptly as reasonably practicable following the execution of the Business Combination Agreement, with no associated termination right of SGAC for failure to deliver such financial statements.
Paul Weiss circulated a further revised draft of the Business Combination Agreement to Paul Hastings on May 12, 2021. The key open issues presented by the revised draft included payment by SGAC of Redbox’s and Sponsor’s respective transaction expenses and limitations thereon, the implementation of a classified board of directors of SGAC at the Closing and the date (the “Outside Date”) after which either party would have the right to terminate the Business Combination Agreement if the Closing has not occurred by such date. From May 12, 2021 to May 14, 2021, representatives of Paul Weiss, Paul Hastings, Redbox and SGAC convened telephone calls and exchanged emails in an effort to resolve the remaining open issues and finalize the Business Combination Agreement and ancillary agreements. These efforts included addressing comments to the form of subscription agreement that PIPE Investors provided the week of May 10. With respect to the Business Combination Agreement, the parties ultimately agreed on transaction expense caps of $2.5 million and $1.5 million for Redbox and Sponsor, respectively, an Outside Date of February 1, 2022, and a classified board of directors on which one of Sponsor’s designees would serve as a Class II director and one of Sponsor’s designees would serve as a Class III director. The Business Combination Agreement and ancillary agreements were finalized on May 14, 2021.
On May 14, 2021, SGAC’s board of directors met via teleconference. Stephen C. Smith, SGAC’s Chairman and Chief Executive Officer, Michael Ring, SGAC’s Chief Financial Officer, and Jay Burnham, Shelley Greenhaus, Jeremy Hedberg, and Charles Yamarone, being all the directors of SGAC, and representatives of Paul Hastings, were present at and participated in the meeting. At this meeting, SGAC’s board of directors engaged in an extensive presentation about Redbox and its business and operations, the valuation methodology used by SGAC in evaluating Redbox and the proposed business combination and the terms of the proposed Business Combination Agreement. Representatives of Paul Hastings summarized key legal due diligence findings and answered questions regarding certain terms of the Business Combination Agreement and ancillary agreements. After further questions, answers and discussion, and on a motion duly made and carried, the board of directors of SGAC approved the terms of the business combination, the Business Combination Agreement and the ancillary agreements relating thereto, and authorized SGAC’s officers to execute the Business Combination Agreement and the ancillary agreements relating thereto.
The Business Combination Agreement was signed on May 16, 2021, and concurrently with the execution of the Business Combination Agreement, Redwood Holdco, LP, the sole member of Redwood Intermediate, LLC, approved the terms of the business combination, the Business Combination Agreement and the ancillary agreements relating thereto by written consent.
Prior to market open on May 17, 2021, SGAC and Redbox jointly issued a press release announcing the signing of the Business Combination Agreement, and SGAC filed a Current Report on Form 8-K announcing the execution of the Business Combination Agreement and discussing the key terms of the Business Combination Agreement in detail.
SGAC’s Board of Directors’ Reasons for the Approval of the Business Combination
As described under “The Background of the Business Combination” above, SGAC’s board of directors, in evaluating the business combination, consulted with SGAC’s management and financial and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, SGAC’s board of directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the business combination, SGAC’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. SGAC’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.
This explanation of SGAC’s reasons for the business combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”
In approving the business combination, SGAC’s board of directors determined not to obtain a fairness opinion. The officers and directors of SGAC’s concluded that they have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and that their experience and background enabled such officers and directors of SGAC to make the necessary analyses and determinations regarding the business combination.
SGAC’s board of directors considered a number of factors pertaining to the business combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following:
•
Transformational Circumstance — SGAC’s management and board of directors believe Redbox’s success metrics for Redbox digital and Redbox-owned content business, coupled with public equity partnership will accelerate Redbox’s growth;

•
Financial Resilience — Redbox generated $114 million of Adjusted EBITDA (21% margins) in 2020, with a lack of content and lockdowns stemming from the COVID-19 pandemic, and expects to grow its Adjusted EBITDA at a compound annual growth rate of 28% through 2023;

•
Leading Industry Position — The Redbox model enjoys significant barriers to entry, and Redbox is well-positioned to convert its powerful and loyal customer base into its digital offering;

•
Free Cash Flow — Redbox, on average, converts more than 80% of its Adjusted EBITDA directly into free cash flow, which is expected to grow at a compound annual growth rate of 34% through 2023;

•
Commitment to Deleveraging — A portion of the cash consideration paid to Parent in connection with the business combination will be put towards to reducing Redbox’s indebtedness, further strengthening Redbox’s balance sheet and improving its free cash flow yields.

•
Strong and Diverse Management — Current management has extensive industry and operational expertise and leverages a diverse and sophisticated team;

•
Potential for Acquisitions — The Redbox digital platform provides multiple opportunities to consolidate platform content, both horizontally and vertically;

•
Benefit from Public Company — Access to public equity capital markets will help Redbox more effectively reach its operational goals as well as drive shareholder value;

•
Extenuating Circumstances — COVID had a larger impact on Redbox’s legacy business from shelter in place orders and exhibition closures impacting the release of new movies. Markets are reopening and new theatrical movies are now being released; and

•
Favorable Industry Outlook — The AVOD and SVOD markets are expected to be a $44 billion market opportunity by 2022 alone and continue to grow in the years to come.

SGAC’s board of directors also considered a variety of uncertainties and risk and other potentially negative factors concerning the business combination including, but not limited to, the following:
•
Macroeconomic Risks — Macroeconomic uncertainty, including the ongoing impact of COVID-19, and the effects it could have on the combined company’s revenues and industry outlook;

•
Redemption Risk — The potential that a significant number of SGAC stockholders elect to redeem their shares prior to the consummation of the business combination and pursuant to the Current Charter, which would potentially make the business combination more difficult or impossible to complete;

•
Stockholder Vote — The risk that SGAC’s stockholders may fail to provide the respective votes necessary to effect the business combination;

•
Closing Conditions — The fact that the completion of the business combination is conditioned on the satisfaction of certain closing conditions that are not within SGAC’s control;

•
Litigation — The possibility of litigation challenging the business combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the business combination;

•
Listing Risks — The challenges associated with preparing Redbox, a private entity, for the applicable disclosure and listing requirements to which SGAC is subject to as a publicly traded company on the NASDAQ;

•
Benefits May Not Be Achieved — The risks that the potential benefits of the business combination may not be fully achieved or may not be achieved within the expected timeframe;

•
Liquidation of SGAC — The risks and costs to SGAC if the business combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in SGAC being unable to effect a business combination by June 2, 2022;

•
Costs Savings and Growth Initiatives May Not be Achieved — The risk that the cost savings and growth initiatives may not be fully achieved or may not be achieved within the expected timeframe;

•
No Third-Party Valuation — The risk that SGAC did not obtain a third-party valuation or fairness opinion in connection with the business combination;

•
SGAC Stockholders Receiving a Minority Position in Redbox — The risk that SGAC stockholders will hold a minority position in Redbox; and

•
Redbox’s current revenues and outstanding debt — The risks presented by Redbox’s total outstanding debt, which was approximately $361.1 million as of June 30, 2021, and trailing three-year decreasing trend in revenues.

•
Fees and Expenses — The fees and expenses associated with completing the business combination.

In addition to considering the factors described above, SGAC’s board of directors also considered other factors including, without limitation:
•
Interests of Certain Persons — Some officers and directors of SGAC may have interests in the business combination. See the section titled “— Certain Benefits of SGAC’s Directors and Officers and Others in the Business Combination” beginning on page 108 of this proxy statement.

•
Other Risks Factors — Various other risk factors associated with the business of Redbox, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement.

SGAC’s board of directors also considered the business combination in light of the investment criteria set forth in SGAC’s final prospectus for its IPO including, without limitation, that based upon SGAC’s analyses and due diligence, Redbox has the potential to be a market leader and has substantial future growth opportunities, all of which SGAC’s board of directors believed have a strong potential to create meaningful stockholder value following the consummation of the business combination.
The above discussion of the material factors considered by SGAC’s board of directors is not intended to be exhaustive but does set forth the principal factors considered by SGAC’s board of directors.
Certain Projected Financial Information
Redbox does not as a matter of course make public projections as to earnings or other results. However, in connection with its consideration of the potential business combination, SGAC’s board of directors were provided with prospective financial information prepared by management of Redbox (collectively, the “Projections”).
The Projections are included in this proxy statement solely to provide SGAC’s stockholders access to information made available in connection with SGAC’s board of directors’ consideration of the business combination. The Projections should not be viewed as public guidance. Furthermore, the Projections presented immediately below do not take into account any circumstances or events occurring after the date on which the Projections were presented to SGAC’s board of directors, which was on May 6, 2021. See ‘‘— Post-Signing Updated Projections’’ below for additional information regarding changes made to the projections after signing of the Business Combination Agreement in light of developments in Redbox’s industry.
The Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. The Projections have not been audited. Neither the independent registered public accounting firms of Redbox or SGAC nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of Redbox or SGAC assume no responsibility for, and disclaim any association with, the Projections.
In the view of Redbox’s and SGAC’s management teams, the Projections were prepared on a reasonable basis, reflected the best currently available estimates and judgments of Redbox and presented, to the best of their knowledge and belief, the expected course of action and the expected future financial performance of Redbox.

The Projections are subjective in many respects. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than estimated. Since the Projections cover multiple years, that information by its nature becomes less predictive with each successive year.
While presented with numerical specificity, the Projections are forward-looking and reflect numerous estimates and assumptions with respect to future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the businesses of Redbox, all of which are difficult to predict and many of which are beyond the preparing parties’ control including, among other things, the matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors” and “Redbox Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The Projections were prepared solely for internal use to assist SGAC in our evaluation of Redbox and the business combination. Redbox has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including SGAC. Neither Redbox’s management nor its representatives has made or makes any representations to any person regarding the ultimate performance of Redbox relative to the Projections. The Projections are not fact. The Projections are not a guarantee of actual future performance. The future financial results of Redbox may differ materially from those expressed in the Projections due to factors beyond Redbox’s ability to control or predict.
The Projections are not included in this proxy statement in order to induce any stockholders to vote in favor of any of the proposals at the special meeting.
Certain of the measures included in the Projections are non-GAAP financial measures, including Adjusted EBITDA and Free Cash Flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Redbox are not reported by all of their competitors and may not be comparable to similarly titled amounts used by other companies.
We encourage you to review the financial statements of Redbox included in this proxy statement, as well as the financial information in the sections entitled “Selected Historical Financial Information of Redbox” and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement and to not rely on any single financial measure.
Neither SGAC nor Redbox or any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Projections to reflect circumstances existing or arising after the date such Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error or any of the Projections otherwise would not be realized.
The following table sets forth the Projections regarding Redbox for the years shown. The 2020E information contained in the presentation deck prepared for PIPE Investors and Secondary investors, which was previously filed with the SEC under Rule 425, is superseded in its entirety by the actual 2020 results contained elsewhere in this proxy statement.
	Prospective Year Ending December 31,
	2021E	2022E	2023E	2020-2023 CAGR
	(dollars in millions)
Net Revenues(1)	$569	$906	$1,112	26.7%
Gross profit(1)	$338	$507	$566	20.3%
Adjusted EBITDA(1) (2)	$101	$193	$237	27.6%
Free Cash Flow(1) (3)	$83	$173	$222	33.8%

(1)
Financial projections exclude public company expenses.

(2)
Redbox calculates prospective Adjusted EBITDA as prospective Operating income (loss) before prospective net financial expenses, income tax provision and depreciation and amortization, further adjusted to exclude prospective share-based compensation and other noteworthy income and expense items such as certain merger or acquisition related costs, which may vary from period-to-period. Although Redbox provided projections for Adjusted EBITDA in the presentation deck prepared for PIPE Investors and Secondary investors, Redbox was not able to provide guidance for projected Net income (loss), the most directly comparable GAAP measure. Certain elements of Net income (loss), including share-based compensation expenses, are not predictable due to the high variability and difficulty of making accurate forecasts. As a result, it is impractical for Redbox to provide projections on Net Income (loss) without unreasonable efforts.

(3)
Free Cash Flow is defined as Adjusted EBITDA less total capital expenditures.

Comparable Company Analysis
Using publicly available information and information from certain data sources, SGAC management reviewed with the SGAC Board, among other things, the forecasted enterprise values as a multiple of estimated revenue (for 2022E) and EBITDA (for 2022E) and estimated revenue growth (from 2021E through 2022E) more broadly compared against other publicly traded companies it considers as core peers in the media and entertainment sectors. SGAC management selected core peers (such as CuriosityStream, FuboTV, and Chicken Soup for the Soul Entertainment) among publicly-traded companies it viewed as most similar to the business of Redbox and media and entertainment generally. SGAC management selected companies in the home entertainment sector based upon characteristics including, among other things, similarly sized revenue and/or revenue growth rates. For additional context, SGAC’s management also compared its valuation of Redbox relative to companies in similar but tangential sectors (such as Discovery, Inc. and Lions Gate Entertainment Corporation), but it did not view such companies as core to its valuation. In each case, SGAC’s management considerations in selecting such comparable companies were based upon its application of its professional judgment and experience, and it determined such comparable companies to be the most relevant. The multiples for the selected comparable companies are summarized in the table below:
	Redbox	Digital Platform Peers(1)	Legacy Platform Peers(2)
2022E EV / Revenue(3)	0.8x	4.5x	2.9x
2022E EV / EBITDA(3)(4)(5)	3.6x	30.5x	9.3x
2021E – 2022 Revenue Growth(3)	96%	36%	5%

(1)
Unless otherwise noted, Digital Platform Peers include median of: Netflix, Roku, Spotify, Fubo, Curiosity Stream and Chicken Soup for the Soul Entertainment.

(2)
Legacy Platform Peers include median of: Disney, Spectrum, Discovery, Comcast, Verizon, AT&T, Lions Gate and ViacomCBS

(3)
Data comes from Capital IQ as of April 19, 2021.

(4)
Redbox data represents Adjusted EBITDA.

(5)
Digital Platform Peers data for EBITDA includes only median of: Netflix, Roku and Chicken Soup for the Soul Entertainment.

Post-Signing Updated Projections
Subsequent to the date of the Business Combination Agreement, in June 2021, Redbox learned that certain film studios (the Company’s primary content providers) were delaying releases of certain films, or modifying their original distribution plans with respect to other films, as a result of continued closures of, or capacity restrictions at, movie theaters due to the ongoing COVID-19 pandemic, each of which results in fewer releases on Redbox’s platform than we had previously expected for 2021. As a result, Redbox expects its earnings to be lower throughout the remainder of 2021 than previously expected, leading to a larger year over year growth estimate as the industry is expected to return to a more normalized release schedule going forward. Redbox has not changed its projections for 2022 or 2023. The following information presents the current expectations of Redbox’s management.

	Prospective Year Ending December 31,
	2021E	2022E	2023E	2020-2023 CAGR
	(dollars in millions)
Net Revenues(1)	$462	$906	$1,112	26.7%
Gross profit(1)	$278	$506	$565	20.2%
Adjusted EBITDA(1) (2)	$71	$193	$237	27.6%
Free Cash Flow(1) (3)	$53	$173	$222	33.8%

(1)
Financial projections exclude public company expenses.

(2)
Redbox calculates prospective Adjusted EBITDA as prospective Operating income (loss) before prospective net financial expenses, income tax provision and depreciation and amortization, further adjusted to exclude prospective share-based compensation and other noteworthy income and expense items such as certain merger or acquisition related costs, which may vary from period-to-period. Although Redbox provided projections for Adjusted EBITDA in the presentation deck prepared for PIPE Investors and Secondary investors, Redbox was not able to provide guidance for projected Net income (loss), the most directly comparable GAAP measure. Certain elements of Net income (loss), including share-based compensation expenses, are not predictable due to the high variability and difficulty of making accurate forecasts. As a result, it is impractical for Redbox to provide projections on Net Income (loss) without unreasonable efforts.

(3)
Free Cash Flow is defined as Adjusted EBITDA less total capital expenditures.

Neither SGAC nor Redbox or any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Projections to reflect circumstances existing or arising after the date such Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error or any of the Projections otherwise would not be realized. SGAC and Redbox are including this information to ensure that readers have all material information relating to the transaction:
Certain Benefits of SGAC’s Directors and Officers and Others in the Business Combination
In considering the recommendation of SGAC’s board of directors in favor of the business combination, it should be noted that directors and officers of SGAC have interests in the business combination that may be different from, or in addition to, the interests of SGAC’s stockholders. These interests include:
•
the anticipated election of Jay Burnham and Charles Yamarone, two of our directors, as directors of SGAC after the consummation of the business combination; and

•
the continued indemnification of former and current directors and officers of SGAC and the continuation of directors’ and officers’ liability insurance after the business combination.

In addition, certain of SGAC’s founders, directors and entities affiliated with certain of SGAC’s directors and executive officers, own shares of common stock that were issued prior to the IPO. Such purchasers have waived their right to receive distributions with respect to the founder shares held by them upon SGAC’s liquidation, which will occur if we are unable to complete an initial business combination by June 2, 2022. Accordingly, the founder shares will be worthless if SGAC is forced to liquidate. In addition, in the event of SGAC’s liquidation, SGAC’s warrants, including the private placement warrants held by certain of the Sponsor, will expire worthless. These financial interests of the founders, officers and directors and entities affiliated with them may have influenced their decision to approve the business combination. You should consider these interests when evaluating the business combination and the recommendation of SGAC’s board of directors to vote in favor of the business combination proposal and other proposals to be presented to the stockholders.
Satisfaction of 80% Test
It is a requirement under SGAC’s Current Charter and Nasdaq listing rules that we complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time of our signing a definitive agreement in connection with our initial business combination.
As of the date of the execution of the Business Combination Agreement, the balance of funds in the Trust Account was approximately $145 million, and SGAC had $5.03 million of deferred underwriting commissions plus taxes payable on the income earned on the Trust Account. In reaching its conclusion that the business combination meets the 80% test, the board of directors looked at the aggregate purchase price to be paid in the business combination of $638 million. In determining whether the purchase price represents the fair market value of Redbox, SGAC’s board of directors considered all of the factors described in the section entitled “Proposal No. 1 — The Business Combination Proposal — SGAC’s Board of Directors’ Reasons for Approval of the Business Combination,” and the fact that the purchase price for Redbox was the result of an arm’s length negotiation. As a result, SGAC’s board of directors concluded that the fair market value of the businesses acquired was significantly in excess of 80% of the assets held in the Trust Account. In light of the financial background and experience of the members of SGAC’s management team and the board of directors, SGAC’s board of directors believes that the members of SGAC’s management team and the board of directors are qualified to determine whether the business combination meets the 80% test. SGAC’s board of directors did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% test has been met.
Interests of Certain Persons in the Business Combination
When you consider the recommendation of SGAC’s board of directors in favor of approval of the business combination proposal, you should keep in mind that SGAC’s initial stockholders, including our directors and executive officers, and Redbox’s current owners have interests in such proposal that are different from, or in addition to those of our stockholders and warrant holders generally. These interests include, among other things, the interests listed below:
•
the fact that our initial stockholders have waived their right to redeem any of the founder shares and public shares in connection with a stockholder vote to approve the business combination;

•
the fact that our initial stockholders paid an aggregate of $25,000 for the founder shares, which will convert into 3,593,750 shares of Class A common stock in accordance with the terms of SGAC’s Current Charter, and such securities will have a significantly higher value at the time of the business combination, estimated at approximately $      based on the closing price of $      per public share on Nasdaq on           , 2021, the record date for the special meeting, all of which will be forfeited if the business combination is not consummated;

•
the fact that our initial stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if we fail to complete an initial business combination by June 2, 2022;

•
the fact that the Sponsor paid approximately $6,062,500 for 6,062,500 private placement warrants, each of such private placement warrants is exercisable commencing on December 2, 2021 for one share of Class A common stock at an exercise price of $11.50 per share. If we do not consummate an initial business combination by June 2, 2022, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by the Sponsor will be worthless. The warrants held by the Sponsor had an aggregate market value of approximately $      based upon the closing price of $      per warrant on Nasdaq on           , 2021, the record date for the special meeting. If a business combination is not consummated, the Sponsor will lose all value of this investment;

•
the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act;
•
the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete the business combination, even if it is with a less favorable target company or on less favorable terms to shareholders, rather than liquidate;

•
the anticipated election of Jay Burnham and Charles Yamarone, two of our directors, as directors of SGAC after the consummation of the business combination. As such, in the future Messrs. Burnham and Yamarone will receive any cash fees, stock options or stock awards that SGAC’s board of directors determines to pay to our directors;

•
the fact that SGAC had provisions in its certificate of incorporation waiving the corporate opportunities doctrine, which meant that the officers and directors were not obligated to bring all corporate opportunities to SGAC;

•
the fact that pursuant to the Stockholders Agreement, Parent will have the right to designate up to four directors of the board of directors of SGAC, subject to certain terms and conditions, and HPS Investment Partners, LLC shall have the right to designate one director;

•
the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the business combination; and

•
the fact that Parent, whose affiliates will have the right to designate directors to the board of directors pursuant to the Stockholders Agreement and include members of Redbox’s management team who will become executive officers and directors of SGAC following the business combination, will hold a significant number of shares of Class B common stock and an equal number of Redbox Common Units that are together exchangeable for cash (to the extent permitted by the governing documents of Redbox or its applicable subsidiary) or shares of Class A common stock in accordance with the terms of the Redbox LLCA.

Potential Purchases of Public Shares and/or Warrants
At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding SGAC or our securities, the SGAC’s officers, directors, the initial stockholders, Redbox and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the special meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the business combination. This may result in the completion of our business combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.
Entering into any such arrangements incentive may have a depressive effect on shares of common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.
If such transactions are effected, the consequence could be to cause the business combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. SGAC will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the special meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the business combination. Where actual amounts are not known or knowable, the figures below represent SGAC’s good faith estimate of such amounts.
Sources (in millions)	No Redemption	Maximum Redemption Condition(l)
Redbox Rollover Equity	$328	$328
Founder shares	36	36
Gross Proceeds from Trust Account	144	36
Gross Proceeds from the PIPE	50	50
Cash at Closing	11	11
Total Sources	$569	$461
Uses (in millions)	No Redemption	Maximum Redemption Condition(l)
Redbox Rollover Equity	$328	$328
Founder shares	36	36
Remaining Cash on Redbox’s Balance Sheet	82	27
Paydown of Redbox Debt	103	50
Transaction Expenses	20	20
Total Uses	$569	$461

(1)
Assumes that holders of 10,810,644 shares of Class A common stock, the maximum number of shares that may be redeemed by public stockholders before the Minimum Cash Condition in the Business Combination Agreement would need to be waived prior to closing of the business combination, exercise their redemption rights in full.

Board of Directors of SGAC Following the Business Combination
Upon consummation of the business combination, we anticipate that the board of directors of SGAC will consist of nine directors. See the section entitled “Management of SGAC Following the Business Combination” for additional information.
Name; Headquarters
The name of the post-combination company after the business combination will be Redbox Entertainment Inc., and our headquarters will be located at 1 Tower Lane, Suite 800, Oakbrook Terrace, Illinois 60181.
Redemption Rights
Public stockholders may seek to redeem the public shares that they hold, regardless of whether they vote for the proposed business combination, against the proposed business combination or do not vote in relation to the proposed business combination. Any public stockholder may request redemption of their public shares for a per share price, payable in cash, equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account calculated as of two business days prior to the consummation of the business combination, including interest not previously released to SGAC to pay its franchise and income taxes, by (b) the total number of then outstanding public shares. If a holder properly seeks redemption as described in this section and the business combination is consummated, the holder will no longer own these shares following the business combination.
Notwithstanding the foregoing, a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined for purposes of Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to 20% or more of the public shares, without SGAC’s prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash, without SGAC’s prior consent.
SGAC’s initial stockholders will not have redemption rights with respect to any shares of common stock owned by them, directly or indirectly.
A public stockholder will be entitled to receive cash for any public shares to be redeemed only if it:
(i)
holds public shares; and

(ii)
prior to 5:00 PM, Eastern Time, on                 , 2021 (two business days prior to the vote at the special meeting) (a) submits a written request to the transfer agent that SGAC redeem its public shares for cash and (b) delivers its public shares to the transfer agent, physically or electronically through DTC.

If a public shareholder holds the shares in street name, such public shareholder will have to coordinate with its broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker a fee and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed business combination is not consummated, this may result in an additional cost to stockholders for the return of their shares.
Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that SGAC instruct SGAC’s transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement. SGAC will be required to honor such request only if made prior to the deadline for exercising redemption requests.
If the business combination is not approved or completed for any reason, then SGAC’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, SGAC will promptly return any shares previously delivered by public holders.
The closing price of shares of Class A common stock on                 , 2021 was $      . For illustrative purposes, the cash held in the Trust Account on                 , 2021 was approximately $      or approximately $      per public share. Prior to exercising redemption rights, stockholders should verify the market price of shares of Class A common stock as they may receive higher proceeds from the sale of their shares of Class A common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. SGAC cannot assure SGAC’s stockholders that they will be able to sell their shares of Class A common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our securities when our stockholders wish to sell their shares.
If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own those public shares. You will be entitled to receive cash for your public shares only if you properly exercise your right to redeem the public shares you hold, no later than the close of the vote on the business combination proposal, and deliver your public shares (either physically or

electronically) to the transfer agent, prior to 5:00 PM, Eastern Time, on                 , 2021 (two business days prior to the vote at the special meeting), and the business combination is consummated.
In order for public stockholders to exercise their redemption rights in respect of the proposed business combination, public stockholders must properly exercise their right to redeem the public shares they hold no later than the close of the vote on the business combination proposal and deliver their public shares (either physically or electronically) to the transfer agent, prior to 5:00 PM, Eastern Time, on                 , 2021 (two business days prior to the vote at the special meeting). Immediately following the consummation of the business combination, SGAC will pay public stockholders who properly exercised their redemption rights in respect of their public shares.
Anticipated Accounting Treatment
The business combination will be accounted for as a reverse recapitalization under U.S. GAAP. Under this method of accounting, SGAC will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on Redbox’s existing equityholders comprising a majority ownership interest in the combined company, that Redbox is the larger of the two companies based on historical assets, revenue and employee base, Redbox’s operations prior to the acquisition comprising the only ongoing operations of the combined company and Redbox’s senior management comprising a majority of the senior management of the combined company. Accordingly, for accounting purposes, the financial statements of the combined company will represent a continuation of the financial statements of Redbox with the business combination treated as the equivalent of Redbox issuing stock for the net assets of SGAC, accompanied by a recapitalization. The net assets of SGAC will be stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be presented as those of Redbox in future reports of the combined company.
Regulatory Matters
The business combination is not subject to any additional federal or state regulatory requirements or approvals, except for filings with the State of Delaware necessary to effectuate the transactions contemplated by the Business Combination Agreement.
At any time before or after consummation of the business combination, U.S. Federal Trade Commission (“FTC”), the Antitrust Division of the Department of Justice (“Antitrust Division”), or other the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the business combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the business combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. Neither SGAC nor Redbox is aware of any material regulatory approvals or actions that are required for completion of the business combination. A pre-merger notification for this transaction was not required under the HSR Act and the rules that have been promulgated thereunder by the FTC. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Vote Required for Approval
The Closing is conditioned on the approval of the business combination proposal, the charter amendment proposal and the Nasdaq proposal at the special meeting. The business combination proposal is conditioned on the approval of the charter amendment proposal and the Nasdaq proposal.
This business combination proposal (and consequently, the Business Combination Agreement and the business combination) will be approved and adopted only if the holders of at least a majority of the outstanding shares of our Class A common stock and Class B common stock that are voted in person (online) or by proxy at the special meeting, vote “FOR” the business combination proposal, voting together as a single class. Failure to vote by proxy or to vote in person (online) at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the business combination proposal.

As of the record date, SGAC’s initial stockholders have agreed to vote any shares of Class A common stock and Class B common stock owned by them in favor of the business combination.
Recommendation of SGAC’s board of directors
SGAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of SGAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of SGAC and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “— Interests of Certain Persons in the Business Combination” for a further discussion.

PROPOSAL NO. 2 — THE CHARTER AMENDMENT PROPOSAL
Overview
SGAC’s stockholders are being asked to approve and adopt, assuming the business combination proposal is approved and adopted, the Proposed Charter, which, if approved, would take effect upon the Closing, which is attached to the accompanying proxy statement as Annex B.
If the business combination proposal is approved and the business combination is to be consummated, SGAC will adopt the Proposed Charter to:
•
upon completion of the business combination and the conversion of the Class B common stock into Class A common stock, increase the authorized capital stock of SGAC from 111,000,000 shares, consisting of 100,000,000 shares of Class A common stock, 10,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock, to                 shares, consisting of                 shares of Class A common stock,                 shares of Class B common stock and                 shares of preferred stock;

•
upon completion of the business combination and the conversion of the existing Class B common stock into Class A common stock immediately prior to Closing, amend the terms of the Class B common stock to provide that the Class B common stock will convey no economic rights but will enable its holder to vote on all matters to be voted on by stockholders generally to implement our “Up-C” structure;

•
provide for the waiver of the corporate opportunity doctrine with respect to Parent, any investment funds or entities controlled or advised by Parent and non-employee directors;

•
provide that the board of directors of SGAC be divided into three classes with only one class of directors being elected each year and each class serving three year terms;

•
change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class, to amend the Proposed Charter;

•
change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding voting stock entitled to vote thereon for the removal of directors; and

•
provide for certain additional changes, including, among other things, (a) changing the post-business combination company’s corporate name from “Seaport Global Acquisition Corp.” to “Redbox Entertainment Inc.” and (b) removing certain provisions related to SGAC’s status as a blank check company that will no longer apply upon consummation of the business combination, all of which SGAC’s board of directors believes are necessary to adequately address the needs of the post-business combination company.

Reasons for the Approval of the Charter Amendment Proposal
In the judgment of SGAC’s board of directors, the Proposed Charter is necessary to address the needs of SGAC following the business combination. In particular:
•
The Proposed Charter is intended to provide adequate authorized share capital to (a) accommodate the conversion of the outstanding shares of Class B common stock into shares of Class A common stock in connection with the business combination, the issuance of shares of Class B common stock pursuant to the Business Combination Agreement, the issuance of shares of Class A common stock in the PIPE and pursuant to the Incentive Plan and the future conversion of outstanding warrants and shares of Class B common stock into shares of Class A common stock and (b) provide flexibility for future issuances of Class A common stock, Class B common stock and Preferred Stock if determined by SGAC’s board of directors to be in the best interests of the post-combination company without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
•
In connection with the business combination and pursuant to the Business Combination Agreement, Parent will receive Redbox Common Units and Class B Shares. As of the Closing, Parent will own all of the outstanding Class B common stock and, following the Closing, SGAC will maintain a one-to-one ratio between the number of outstanding shares of Class B common stock and the number of Redbox Common Units such that Parent will have a voting interest in SGAC that is identical to its economic interest in Redbox. The Proposed Charter will amend the terms of the Class B common stock to implement this structure.

•
Pursuant to the Stockholders Agreement, Parent will have certain rights to designate directors to SGAC’s board of directors. For additional information, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Stockholders Agreement.”

•
SGAC’s board of directors believes that revising the existing waiver of the corporate opportunity doctrine so that such waiver excludes only Parent, any investment funds or entities controlled or advised by Parent and non-employee directors reflects a desirable and appropriate change in corporate governance for SGAC as it will no longer be a special purpose acquisition company and, as a result, a reasonable limitation on the advance waiver of business opportunities reflecting the changed circumstances of SGAC following the business combination is in the best interests of SGAC and its stockholders. SGAC does not believe that the waiver of corporate opportunities doctrine impacted its search for an acquisition target.

•
SGAC’s board of directors believes that the classification of the board of directors is in the best interest of the post-combination company because it is designed to assure the continuity and stability of SGAC’s board of directors’ leadership and policies by ensuring that at any given time a majority of the directors will have prior experience with SGAC and, therefore, will be familiar with its business and operations. SGAC’s board of directors also believes that this classification will assist SGAC’s board of directors in protecting the interests of our stockholders in the event of an unsolicited offer to SGAC’s board of directors by encouraging any potential acquirer to negotiate directly with SGAC’s board of directors.

•
SGAC’s board of directors believes that limiting the ability of stockholders to act by written consent after the time that Parent no longer beneficially owns at least 30% of the voting power of the then-outstanding common stock is appropriate to protect SGAC from unwarranted attempts to gain corporate control. Prohibiting stockholders from taking action by written consent can limit unwarranted attempts to gain control by restricting stockholders from approving proposals unless such proposals are properly presented at a stockholder meeting called and held in accordance with the Proposed Charter and amended and restated bylaws.

•
SGAC’s board of directors believes that supermajority voting requirements are appropriate to protect all stockholders of SGAC against the potential self-interested actions by one or a few large stockholders after the business combination, if Parent ceases to beneficially own at least 30% of the then-outstanding common stock. In reaching this conclusion, SGAC’s board of directors is cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of shares of common stock following the business combination, particularly after the time Parent ceases to beneficially own at least 30% of the then-outstanding common stock. SGAC’s board of directors further believes that going forward, if, and after, Parent ceases to beneficially own at least 30% of the then-outstanding common stock, a supermajority voting requirement encourages the person seeking control of SGAC to negotiate with SGAC’s board of directors to reach terms that are appropriate for all stockholders.

•
SGAC’s board of directors believes the Proposed Charter is appropriate to adequately update the Current Charter for the post-combination company, because it will eliminate obsolete language that will no longer be applicable following the consummation of the business combination and make such other changes that are more appropriate for a public operating company.

Vote Required for Approval
The approval of the charter amendment proposal requires the affirmative vote of (i) holders of a majority of the outstanding shares of Class A common stock and Class B common stock, voting together as a single class, entitled to vote thereon at the special meeting and (ii) holders of a majority of the outstanding shares of Class B common stock, voting separately as a single class, entitled to vote thereon at the special meeting. Abstentions, broker non-votes or the failure to vote on this proposal, will have the same effect as a vote “AGAINST” this proposal.
The charter amendment proposal is conditioned on the approval of the business combination proposal. Therefore, if the business combination proposal is not approved, the charter amendment proposal will have no effect, even if approved by our public stockholders.
Recommendation of SGAC’s board of directors
SGAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SGAC’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.
The existence of financial and personal interests of SGAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of SGAC and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

PROPOSAL NO. 3 — THE ADVISORY CHARTER PROPOSALS
Overview
SGAC is asking its stockholders to vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the Proposed Charter. These proposals are being presented in accordance with SEC guidance and will be voted upon on an advisory basis and are not binding on SGAC or SGAC’s board of directors (separate and apart from the approval of the charter amendment proposal). In the judgment of SGAC’s board of directors, these provisions are necessary to adequately address the needs of the combined company. Furthermore, the business combination is not conditioned on the separate approval of the advisory charter proposals (separate and apart from approval of the charter amendment proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the advisory charter proposals, SGAC intends that the Proposed Charter will take effect upon consummation of the business combination (assuming approval of the charter amendment proposal).
Advisory Charter Proposals
The following table sets forth a summary of the governance provisions applicable to the advisory charter proposals. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement as Annex B. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.
Advisory Charter Proposal	Current Charter	Proposed Charter
Advisory Proposal A — Changes in Share Capital	The Current Charter authorizes 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock, including 100,000,000 shares of Class A common stock and 10,000,000 shares of Class B common stock and (b) 1,000,000 shares of preferred stock.	The Proposed Charter would authorize shares, consisting of (a) shares of common stock, including shares of Class A common stock and shares of Class B common stock and (b) shares of preferred stock.
Advisory Proposal B — Amendments to the Terms of the Class B Common Stock	Prior to the business combination, shares of Class B common stock are identical to shares of Class A common stock, and holders of shares of Class B common stock have the same stockholder rights as shares of Class A common stock, except that (i) the shares of Class B common stock are subject to certain transfer restrictions, (ii) SGAC’s officers and directors and the initial stockholders have entered into a letter agreement with SGAC’s, pursuant to which they have agreed to waive certain redemption and liquidation rights, (iii) shares of Class B common stock will automatically convert into shares of Class A common stock at the business combination on a one-for-one basis and (iv) are entitled to	Upon completion of the business combination and the conversion of all existing shares of Class B common stock into shares of Class A common stock immediately prior to Closing, the Proposed Charter will amend the terms of the Class B common stock to provide that the Class B common stock will convey no economic rights but will enable its holder to vote on all matters to be voted on by stockholders generally, to implement our “Up-C” structure.

Advisory Charter Proposal	Current Charter	Proposed Charter
registration rights. See “Description of Securities — Capital Structure Prior to the Business Combination — Common Stock — Founder Shares.”
Advisory Proposal C — Changes in Connection with Corporate Opportunity Doctrine	The Current Charter provides for the waiver of the corporate opportunity doctrine with respect to SGAC, any of its officers or directors, or any of their respective affiliates.	The Proposed Charter provides for the waiver of the corporate opportunity doctrine with respect to Apollo and its affiliates and any person or entity who, while a stockholder, director, officer or agent of SGAC or any of its affiliates, is a director, officer, principal, partner, member, manager, employee, agent and other representative of Apollo and its affiliates.
Advisory Proposal D — Changes Relating to the Stockholders Agreement	The Current Charter does not contain provisions subjecting certain amendments to and certain actions under the Current Charter to any stockholders agreement.
The Proposed Charter provides that certain actions under the Proposed Charter relating to the nomination and election of directors are subject to the Stockholders Agreement.
Pursuant to the Stockholders Agreement, Parent will have certain rights to designate directors to SGAC’s board of directors. For additional information, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Stockholders Agreement.”

Advisory Proposal E — Stockholder Action by Written Consent	The Current Charter provides that any action required or permitted to be taken by the stockholders of SGAC must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to Class B Common Stock with respect to which action may be taken by written consent.	The Proposed Charter provides that any action required or permitted to be taken by the stockholders of SGAC must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.
Advisory Proposal F — Required Vote to Amend Certain Provisions of the Proposed Charter	The Current Charter provides that, with limited exceptions, amendments to the Current Charter require the affirmative vote of the holders of a majority	The Proposed Charter provides that amendments to the Proposed Charter will require the affirmative vote of the holders of at least 66 2/3% of the voting

Advisory Charter Proposal	Current Charter	Proposed Charter
	of the voting power of SGAC’s outstanding common stock entitled to vote thereon.	power of the then outstanding shares of capital stock of SGAC entitled to vote, voting together as a single class.
Advisory Proposal G — Required Vote for the Removal of Directors	The Current Charter provides that directors may be removed by the affirmative vote of the holders a majority of SGAC’s outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.	The Proposed Charter provides that directors may be removed by the affirmative vote of the holders of at least 66 2/3% of voting stock of SGAC entitled to vote at an election of directors.
Advisory Proposal H — Changes in Connection with Adoption of the Proposed Charter	The Current Charter contains various provisions applicable only to blank check companies.	The Proposed Charter would (i) change the post-business combination company’s corporate name from “Seaport Global Acquisition Corp.” to “Redbox Entertainment Inc.” and making the Company’s corporate existence perpetual and (ii) remove certain provisions related to SGAC’s status as a blank check company that will no longer apply upon consummation of the business combination.
Reasons for the Approval of the Advisory Charter Proposals
Advisory Charter Proposal A — Changes in Share Capital
The Proposed Charter is intended to provide adequate authorized share capital to (a) accommodate the conversion of the outstanding shares of Class B common stock into shares of Class A common stock in connection with the business combination, the issuance of shares of Class B common stock pursuant to the Business Combination Agreement, the issuance of shares of Class A common stock in the PIPE and pursuant to the Incentive Plan and the future conversion of outstanding warrants and shares of Class B common stock into shares of Class A common stock and (b) provide flexibility for future issuances of Class A common stock, Class B common stock and Preferred Stock if determined by SGAC’s board of directors to be in the best interests of the post-combination company without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Advisory Charter Proposal B — Amendment to the Terms of the Class B Common Stock
In connection with the business combination and pursuant to the Business Combination Agreement, Parent will receive a combination of certain newly issued Redbox Common Units and newly issued shares of Class B common stock, which Class B common stock will have no economic value, but will entitle Parent to one vote per issued share and will be issued on a one-for-one basis for each Redbox Common Unit retained by Parent following the business combination. The Proposed Charter will amend the terms of the Class B common stock to implement this structure.
Advisory Charter Proposal C  —  Changes in Connection with Corporate Opportunity Doctrine
SGAC’s board of directors believes that revising the existing waiver of the corporate opportunity doctrine so that such waiver excludes only directors, officers, principals, partners, members, managers, employees, agents and other representatives of Apollo and its affiliates reflects a desirable and appropriate change in corporate governance for SGAC as it will no longer be a special purpose acquisition company, and, as a result, a reasonable limitation on the advance waiver of business opportunities reflecting the changed circumstances of SGAC following the business combination is in the best interests of SGAC and its stockholders.
Advisory Charter Proposal D  —  Changes Relating to the Stockholders Agreement
Pursuant to the Stockholders Agreement, Parent will have certain rights to designate directors to SGAC’s board of directors. For additional information, see “The Business Combination Proposal — Related Agreements — Stockholders Agreement.” SGAC’s board of directors believes that advisory charter proposal D is necessary to ensure that the terms of the Proposed Charter do not conflict with the rights granted under the Stockholders Agreement.
Advisory Charter Proposal E  —  Stockholder Action by Written Consent
SGAC’s board of directors believes that prohibiting stockholder action by written consent is a prudent corporate governance measure to reduce the possibility that a block of stockholders could take corporate actions without the benefit of a stockholder meeting to consider important corporate issues.
Advisory Charter Proposal F and G  —  Required Vote to Amend Certain Provisions of the Proposed Charter and Required Vote for the Removal of Directors
SGAC’s board of directors believes that supermajority voting requirements described in advisory charter proposals F and G are appropriate to protect all stockholders of SGAC against the potential self-interested actions by one or a few large stockholders after the business combination. In reaching this conclusion, SGAC’s board of directors is cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of shares of common stock following the business combination.
Advisory Charter Proposal H —  Changes in Connection with Adoption of the Proposed Charter
SGAC’s board of directors believes that changing the post-business combination corporate name from “Seaport Global Acquisition Corp.” to “Redbox Entertainment Inc.” and making the post-business combination company’s corporate existence perpetual is desirable to reflect the business combination with Redbox and to clearly identify the post-business combination company as the publicly traded entity. Additionally, perpetual existence is the usual period of existence for corporations, and our board of directors believes that it is the most appropriate period for SGAC following the business combination.
Furthermore, our board of directors has determined it is in the best interest of SGAC to eliminate provisions specific to its status as a blank check company. This deletion is desirable because these provisions will serve no purpose following consummation of the business combination. For example, these proposed amendments remove the requirement to dissolve SGAC and allow SGAC to continue as a corporate entity with perpetual existence following consummation of the business combination. Perpetual existence is the usual period of existence for corporations, and SGAC’s board of directors believes it is the most appropriate period for SGAC following the business combination.
Vote Required for Approval
The approval of each advisory charter proposal, each of which is a non-binding vote, requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present (online) or by proxy and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting together as a single class. Failure to vote by proxy or to vote in person (online) at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the advisory charter proposals.
As discussed above, the advisory charter proposals are advisory votes and therefore are not binding on SGAC or SGAC’s board of directors. Furthermore, the business combination is not conditioned on the separate approval of the advisory charter proposals (separate and apart from approval of the charter amendment proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, SGAC intends that the Proposed Charter will take effect upon consummation of the business combination (assuming approval of the charter amendment proposal).
Recommendation of SGAC’s board of directors
SGAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SGAC’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY CHARTER PROPOSALS.
The existence of financial and personal interests of SGAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of SGAC and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

PROPOSAL NO. 4 — THE NASDAQ PROPOSAL
Overview
Assuming the business combination proposal and the charter amendment proposal are approved, SGAC’s stockholders are also being asked to approve the Nasdaq proposal. In connection with the business combination, SGAC intends to effect (subject to customary terms and conditions, including the Closing) the issuance, pursuant to the Business Combination Agreement and the PIPE, of up to     shares of Class A common stock and up to       shares of Class B common stock.
Reasons for the Approval of the Nasdaq Proposal
Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common equity securities (or securities convertible into or exercisable for common equity securities) at a price that is less than market value of the stock if the number of equity securities to be issued is or may be equal to 20% or more of the common equity securities, or 20% or more of the voting power, outstanding before the issuance. SGAC will issue shares representing 20% or more of the number of outstanding shares of Class A common stock and Class B common stock prior to such issuance, or 20% or more of its voting power prior to the issuance, pursuant to the Business Combination Agreement, and the PIPE and potentially as a result of redemptions of Class B common stock pursuant to the Redbox LLCA.
Stockholder approval of the Nasdaq proposal is also a condition to the Closing under the Business Combination Agreement.
Effect of the Proposal on Current Stockholders
If the Nasdaq proposal is adopted, up to      shares of Class A common stock will be issued and up to           shares of Class B common stock will be issued. The issuance of such shares would result in significant dilution to SGAC’s stockholders, and would afford SGAC’s stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of SGAC.
In the event that this proposal is not approved by SGAC’s stockholders, the business combination may not be consummated. In the event that this proposal is approved by SGAC’s stockholders, but the Business Combination Agreement is terminated (without the business combination being consummated) prior to the issuance of shares of common stock pursuant to the Business Combination Agreement, the PIPE or as a result of redemptions of Class B common stock pursuant to the Redbox LLCA, SGAC will not issue the shares of common stock.
Vote Required for Approval
The approval of the Nasdaq proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present (online) or by proxy and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting together as a single class. Failure to vote by proxy or to vote in person (online) at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Nasdaq proposal.
The Nasdaq proposal is conditioned on the approval of the business combination proposal. Therefore, if the business combination proposal is not approved, the Nasdaq proposal will have no effect, even if approved by SGAC’s public stockholders.
Recommendation of SGAC’s board of directors
SGAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SGAC’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

The existence of financial and personal interests of SGAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of SGAC and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

PROPOSAL NO. 5 — THE DIRECTOR ELECTION PROPOSAL
Overview
Currently, SGAC’s board of directors consists of five members with each director holding office for a three-year term.
Assuming the condition precedent proposals are approved and adopted, stockholders are being asked to elect nine directors to serve staggered terms on our board of directors until the 2022, 2023 and 2024 annual meeting of stockholders, respectively, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal.
Pursuant to the Stockholders Agreement, Parent will have the right to designate up to four directors to SGAC’s board of directors, the Sponsor will have the right to designate up to two directors to SGAC’s board of directors and HPS Investment Partners, LLC will have the right to designate one director to SGAC’s board of directors. Initially, Parent has designated Kimberly Kelleher, Reed Rayman, David B. Sambur and Lee J. Solomon, the Sponsor has designated Jay Burnham and Charles Yamarone and HPS Investment Partners, LLC has designated Vikas M. Keswani. See “Proposal No . 1 — The Business Combination Proposal — Related Agreements — Stockholders Agreement.”
Director Nominees
Pursuant to the Business Combination Agreement, the Stockholders Agreement and the Proposed Charter, SGAC will expand the size of its board of directors from five directors to nine directors. SGAC’s board of directors has nominated each of Galen C. Smith, Jay Burnham, Vikas M. Keswani, Reed Rayman, Michael Redd, David B. Sambur, Lee J. Solomon, Charles Yamarone and Kimberly Kelleher to serve as directors of SGAC, with Vikas M. Keswani,            and            to serve as Class I directors; Jay Burnham, Galen C. Smith and            to serve as Class II directors; and Charles Yamarone,            and            to serve as Class III directors.
Information for each nominee is set forth in the section entitled “Management of SGAC Following the Business Combination.”
Vote Required for Approval
The election of each of the director nominees pursuant to the director election proposal, assuming a quorum is present, requires the affirmative vote of the holders of a plurality of the outstanding shares of Class A common stock and Class B common stock, who, being present in person (online) or by proxy and entitled to vote at the special meeting on the election of directors, vote at the special meeting, voting together as a single class. This means that a director nominee will be elected if such director receives more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of such nominee. Failure to vote by proxy or to vote in person at the special meeting and abstentions will have no effect on the vote since a plurality of the votes cast is required for the election of the director nominee. Cumulative voting is not permitted in the election of directors.
The director election proposal is conditioned on the approval of the condition precedent proposals. Therefore, if the condition precedent proposals are not approved, the director election proposal will have no effect, even if approved by our public stockholders.
Recommendation of SGAC’s board of directors
SGAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SGAC’s STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL NO. 6 — THE INCENTIVE PLAN PROPOSAL
Overview
Assuming the condition precedent proposals are approved, SGAC’s stockholders are also being asked to approve and adopt the Incentive Plan. A total of 7.5% of the outstanding shares of Class A common stock of SGAC will be reserved for issuance under the Incentive Plan. Prior to the special meeting, SGAC’s Board will have approved the Incentive Plan, subject to stockholder approval at the special meeting. The proposed Incentive Plan is described in more detail below. The form of the Incentive Plan is attached to this proxy statement as Annex C. If approved by SGAC’s stockholders, the Incentive Plan will be administered by SGAC’s board of directors or by a committee that SGAC’s board of directors designates for this purpose (referred to below as the plan administrator), which will have the authority to make awards under the Incentive Plan and determine the terms and conditions of those awards. In addition, SGAC’s board of directors is asking stockholders to approve the Incentive Plan, including the performance goals thereunder.
SGAC’s board of directors believes that approving the Incentive Plan is in the best interests of SGAC. Once approved by SGAC’s board of directors, the Incentive Plan will promote ownership in SGAC by our employees, directors and consultants, and will align incentives between these service providers and stockholders by permitting these service providers to receive compensation in the form of awards denominated in, or based on the value of, our Class A common stock. Therefore, SGAC’s board of directors recommends that our stockholders approve the Incentive Plan.
The description of the Incentive Plan will be qualified in its entirety by reference to the complete text of the Incentive Plan, which will is attached to this proxy statement as Annex C. SGAC’s board of directors is still in the process of developing, approving and implementing the Incentive Plan and, accordingly, there can be no assurance that the Incentive Plan will be implemented or will contain the terms described below. SGAC’s stockholders are being asked to approve the Incentive Plan as described, and as attached to this proxy statement as Annex C. If the stockholders approve this proposal, we intend to file, pursuant to the Securities Act, a registration statement on Form S-8 to register the shares available for delivery under the Incentive Plan.
Background and Purpose of the Proposal
The Incentive Plan, if implemented, will be a broad-based plan under which we may grant awards to all employees, including officers of SGAC and its subsidiaries, non-employee members of SGAC’s board of directors and other service providers. SGAC’s board of directors believes that approval of the Incentive Plan will give SGAC the flexibility to make stock-based grants and other awards permitted under the Incentive Plan over the next ten years in amounts determined appropriate by SGAC’s board of directors; however, this timeline is simply an estimate and future circumstances may require a change to expected equity grant practices. These circumstances include, but are not limited to, the future price of the Class A common stock, award levels and hiring activity over the next few years.
The ability to grant equity-based compensation awards is critical to attracting and retaining highly qualified individuals. SGAC’s board of directors believes that it is in the best interest of the stockholders for those individuals to have an ownership interest in SGAC in recognition of their present and potential contributions and to align their interests with those of the future stockholders.
Summary of the Incentive Plan
The following summary provides a general description of the expected material features of the Incentive Plan but is not a complete description of all provisions of the Incentive Plan, which is still in the process of being designed and developed by our board of directors. Accordingly, this summary is qualified in its entirety by reference to the full text of the Incentive Plan, which is attached as Annex C to this proxy statement, which will be incorporated by reference in this proposal. If implemented, the purpose of the Incentive Plan will be to attract, retain and motivate qualified persons as employees, directors and other service providers of SGAC and its subsidiaries. The Incentive Plan will also provide a means through which such persons can acquire and maintain stock ownership or awards, the value of which is tied to the performance of SGAC, thereby strengthening their concern for SGAC and its subsidiaries.

The Incentive Plan will provide for potential grants of: (i) incentive stock options qualified as such under U.S. federal income tax laws (“ISOs”); (ii) stock options that do not qualify as incentive stock options (“Nonstatutory Options,” and together with ISOs, “Options”); (iii) stock appreciation rights (“SARs”); (iv) restricted stock awards (“Restricted Stock Awards”); (v) restricted stock units (“Restricted Stock Units” or “RSUs”); (vi) other stock awards (“Stock Awards”) or cash-based awards; and (vii) substitute awards (referred to collectively with the other awards as the “Awards”).
Key features of the Incentive Plan will include:
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No automatic Award grants are promised to any eligible individual;

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Awards are subject to potential reduction, cancellation or, forfeiture pursuant to any clawback policy adopted by SGAC;

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Awards are generally non-transferrable except to an Award recipient’s immediate family member or related family trust, pursuant to a qualified domestic relations order or by will or the laws of descent or distribution; and

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Meaningful limits on total director compensation.

Eligibility to Participate
Employees, non-employee directors and other service providers of SGAC and its subsidiaries will be eligible to receive awards under the Incentive Plan. Eligible individuals to whom an Award is granted under the Incentive Plan are referred to as “Participants.” Following the closing of the business combination, we expect the combined company to have appropriately 1,400 employees (including six executive officers) and nine directors who will be eligible to be granted awards under the Incentive Plan.
Securities to be Offered
Subject to adjustment in the event of any distribution, recapitalization, stock split, merger, consolidation or other corporate event, the aggregate number of shares of Class A common stock that may be issued pursuant to Awards under the Incentive Plan is equal to 7.5% of the outstanding shares of Class A common stock on a fully diluted basis (the “Share Pool”), and all of such shares will be available for issuance upon the exercise of ISOs.
If an Award under the Incentive Plan is forfeited, settled for cash or expires without the actual delivery of shares, any shares subject to such Award will again be available for new Awards under the Incentive Plan.
Administration
SGAC’s board of directors (or a committee appointed by SGAC’s board of directors) will administer the Incentive Plan (as applicable, the “Administrator”). Subject to the terms of the Incentive Plan and applicable law, the Administrator has broad authority to select Participants to receive awards, determine the types of awards and terms and conditions of awards and interpret provisions of the Incentive Plan. Subject to applicable law, the Administrator is also authorized to interpret the Incentive Plan, to establish, amend, suspend, and waive any rules and regulations relating to the Incentive Plan, to delegate duties under the Incentive Plan, to terminate, modify or amend the Incentive Plan (except for certain amendments that require stockholder approval as described below), and to make any other determinations that it deems necessary or desirable for the administration of the Incentive Plan. The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Incentive Plan in the manner and to the extent the Administrator deems necessary or desirable.
Source of Shares
Class A common stock issued under the Incentive Plan may come from (i) authorized but unissued shares of Class A common stock, (ii) treasury stock held by SGAC or (iii) previously issued shares of Class A common stock reacquired by SGAC, including shares purchased on the open market.

Awards Under the Incentive Plan
Options.   An Option represents a right to purchase Class A common stock at a fixed exercise price. SGAC may grant Options to eligible persons including: (i) ISOs (only to employees of SGAC or its subsidiaries) which comply with the requirements of Section 422 of the Code; and (ii) Nonstatutory Options. The exercise price of each Option granted under the Incentive Plan will be stated in the option agreement and may vary; however, except in limited circumstances, the exercise price for an Option must not be less than the fair market value per share of Class A common stock as of the date of grant (or 110% of the fair market value for certain ISOs), nor may the Option be re-priced without the prior approval of the stockholders. Options may be exercised as the Administrator determines, but not later than 10 years from the date of grant. The Administrator determines the methods and form of payment for the exercise price of an Option (including, in the discretion of the Administrator, payment in Class A common stock, other Awards or other property) and the methods and forms in which Class A common stock will be delivered to a Participant.
SARs.   A SAR is the right to receive an amount equal to the excess of the fair market value of one share of Class A common stock on the date of exercise over the grant price of the SAR, payable in either cash or shares of Class A common stock or any combination thereof as determined by the Administrator. The grant price of a share of Class A common stock subject to the SAR will be determined by the Administrator, but, except in limited circumstances, in no event will that grant price be less than the fair market value of the Class A common stock on the date of grant. The Administrator has the discretion to determine the other terms and conditions of a SAR award.
Restricted Stock Awards.   A Restricted Stock Award is a grant of shares of Class A common stock subject to a risk of forfeiture, performance conditions, restrictions on transferability and any other restrictions imposed by the Administrator in its discretion. Restrictions may lapse at such times and under such circumstances as determined by the Administrator. Except as otherwise provided under the terms of an Award agreement, the holder of a Restricted Stock Award will generally have rights as a stockholder, including the right to vote the Class A common stock subject to the Restricted Stock Award and to receive dividends on the Class A common stock subject to the Restricted Stock Award during the restriction period. Unless otherwise determined by the Administrator and specified in the Award agreement, Class A common stock distributed in connection with a stock split or stock dividend, and other property (other than cash) distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock Award with respect to which such Class A common stock or other property has been distributed.
Restricted Stock Units.   RSUs are rights to receive Class A common stock, cash, or a combination of both equal in value to the number of shares of Class A common stock covered by the RSUs at the end of a specified period or upon the occurrence of a specified event. The Administrator will subject RSUs to restrictions to be specified in the RSU Award agreement, and those restrictions may lapse at such times determined by the Administrator. Unless otherwise provided by the Committee or in an award agreement, an RSU shall not convey to the Participant the rights and privileges of a stockholder with respect to the share of Class A common stock subject to the RSU, such as the right to vote or the right to receive dividends, unless and until a share of Class A common stock is issued to the Participant to settle the RSU.
Dividend Equivalents.   Dividend equivalents entitle a Participant to receive cash, shares of Class A common stock, other Awards, or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of Class A common stock. The terms and conditions applicable to dividend equivalents will be determined by the Administrator and set forth in an Award agreement.
Other Stock-Based or Cash-Based Awards.   Other stock-based Awards are awards denominated in or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of Class A common stock. Cash-based awards are awards denominated and/or payable in cash. Such stock-based awards or cash-based awards may be granted on a free-standing basis, as an element of or a supplement to, or in lieu of any other Award.
Substitute Awards.   SGAC may grant Awards in assumption of, or substitution for, any other Award granted under the Incentive Plan or another plan of SGAC or its predecessors or subsidiaries or any other right of a person to receive payment from SGAC or its subsidiaries. Awards may also be granted in substitution for awards held by individuals who become eligible individuals as a result of certain business transactions, in which case, subject to applicable stock exchange requirements, shares of Class A common stock subject to such Awards will not be added to or subtracted from the Share Pool (except that substitute awards issued or intended as ISOs shall be counted against the aggregate number of ISOs available under the Incentive Plan). Substitute awards that are Options or SARs may have an exercise price per share that is less than the fair market value of a share of Class A common stock on the date of substitution if the substitution complies with the requirements of Section 409A of the Code and the guidance and regulations promulgated thereunder and other applicable laws.
Other Provisions
Changes in Capital Structure and Similar Events.   In the event of any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Class A common stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of Class A common stock or other securities of SGAC, or other similar corporate transaction or event) with respect to Class A common stock, the Administrator will make any adjustments in such manner as it may deem equitable, including without limitation equitable adjustments to: (i) the aggregate number or kind of shares that may be delivered under the Incentive Plan, (ii) the number or kind of shares or amount of cash subject to an Award, (iii) the terms and conditions of Awards, including the purchase price or exercise price of Awards and performance goals, and (iv) the applicable share-based limitations with respect to Awards provided in the Incentive Plan, in each case to equitably reflect such event. The Administrator may also provide for a substitution or assumption of awards, accelerate the delivery, vesting and/or exercisability of, lapse of restrictions and/or other conditions on, or termination of, awards or providing for a period of time up to ten days for Participants to exercise outstanding Awards prior to the occurrence of such event, and may cancel any one or more outstanding awards in exchange for the payment of the value of such awards as determined by the Administrator.
Change in Control.   Except to the extent otherwise provided in any applicable Award agreement, no Award will vest solely upon the occurrence of a change in control. In the event of a change in control or other relevant changes to SGAC or the Class A common stock, the Administrator may, in its discretion, (i) accelerate the time of vesting or exercisability of an Award, (ii) cancel Awards in exchange for a cash payment (including canceling an Option or SAR for no consideration if it has an exercise price or the grant price less than or equal to the value paid in the transaction), or (iii) make any other adjustments to Awards that the Administrator deems appropriate to reflect such change in control or other event.
Tax Withholding.   SGAC and any of its subsidiaries have the right to withhold, or require payment of, the amount of any applicable withholding taxes due or potentially payable upon exercise, award or lapse of restrictions. The Administrator will determine, in its sole discretion, the form of payment acceptable for such tax withholding obligations, including the delivery of cash, or Class A common stock (including cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Administrator deems appropriate.
Limitations on Transfer of Awards.   Participants generally may not assign, alienate, pledge, attach, sell or otherwise transfer or encumber any Award, except by will or the laws of descent and distribution, and the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. Awards may only be exercised by a Participant during that Participant’s lifetime or by the person to whom the Participant’s rights pass by will or the laws of descent and distribution. However, notwithstanding these restrictions, the Administrator may permit a Participant to transfer, without consideration, an Award, other than an ISO, subject to such rules the Administrator may adopt and subject to various conditions stated in the Incentive Plan. All shares of Class A common stock subject to an Award and evidenced by a stock certificate will contain a legend restricting the transferability of the shares pursuant to the terms of the Incentive Plan, which can be removed once the restrictions have terminated, lapsed or been satisfied. If shares are issued in book entry form, a notation to the same restrictive effect will be placed on the transfer agent’s books in connection with such shares.

Clawback.   All Awards under the Incentive Plan will be subject to any clawback policy adopted by SGAC, as in effect from time to time.
Plan Amendment and Termination.   The Administrator may amend or terminate any Award or Award agreement at any time and SGAC’s board of directors may amend or terminate the Incentive Plan at any time. However, stockholder approval will be required for any Incentive Plan amendment to the extent necessary to comply with applicable law or exchange listing standards, and Participant consent will be required for any Incentive Plan or award amendment or termination that would materially and adversely affect the rights of such Participant under any previously granted and outstanding Award unless the Administrator determines such change is required or advisable under applicable law or to avoid adverse tax consequences under Section 409A of the Code and guidance promulgated thereunder. The Administrator does not have the authority, without the approval of the stockholders to amend any outstanding Option or SAR to reduce its exercise price per share, cancel it and replace it with a new Option or SAR with a lower exercise price or other award or cash, or take any other action that would be considered a repricing under the applicable exchange listing standards.
Term of the Incentive Plan.   If the stockholders approve the incentive plan proposal, the Incentive Plan will become effective upon the Closing. Unless earlier terminated by action of SGAC’s board of directors, the Incentive Plan will terminate on the tenth anniversary of the Closing. Awards granted before the termination date of the Incentive Plan will continue to be effective according to their terms and conditions.
Federal Income Tax Consequences
The following discussion is for general information only and is intended to briefly summarize the United States federal income tax consequences to Participants arising from participation in the Incentive Plan. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of a Participant in the Incentive Plan may vary depending on his or her particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences. In addition, Nonstatutory Options and SARs with an exercise price less than the fair market value of shares of the Class A common stock on the date of grant, SARs payable in cash, RSUs, and certain other Awards that may be granted pursuant to the Incentive Plan, could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A of the Code and guidance promulgated thereunder.
Tax Consequences to Participants under the Incentive Plan
Stock Options and Stock Appreciation Rights.   Participants will not realize taxable income upon the grant of an Option or SAR. Upon the exercise of a Nonstatutory Option or SAR, a Participant will recognize ordinary compensation income (subject to SGAC’s withholding obligations of an employee) in an amount equal to the excess of (i) the amount of cash and the fair market value of the common stock received, over (ii) the exercise price of the Award. A Participant will generally have a tax basis in any shares of Class A common stock received pursuant to the exercise of a Nonstatutory Option or SAR that equals the fair market value of such shares on the date of exercise. Subject to the discussion under “Tax Consequences to SGAC” below, SGAC will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules. When a Participant sells the Class A common stock acquired as a result of the exercise of a Nonstatutory Option or SAR, any appreciation (or depreciation) in the value of the Class A common stock after the exercise date is treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on whether the shares are held for more than one year. The Class A common stock must be held for more than 12 months to qualify for long-term capital gain treatment.
Participants eligible to receive an ISO will not recognize taxable income on the grant of an ISO. Upon the exercise of an ISO, a Participant will not recognize taxable income, although the excess of the fair market value of the shares of Class A common stock received upon exercise of the ISO (“ISO Stock”) over the exercise price will increase the alternative minimum taxable income of the Participant, which may cause such Participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an ISO would be allowed as a credit against the Participant’s regular tax liability in a later year to the extent the Participant’s regular tax liability is in excess of the alternative minimum tax for that year.

Upon the disposition of ISO Stock that has been held for the required holding period (generally, at least two years from the date of grant and one year from the date of exercise of the ISO), a Participant will generally recognize long-term capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the Participant for the ISO Stock. However, if a Participant disposes of ISO Stock that has not been held for the requisite holding period (a “Disqualifying Disposition”), the Participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Stock at the time of exercise of the ISO (or, if less, the amount realized in the case of an arm’s length disposition to an unrelated party) exceeds the exercise price paid by the Participant for such ISO Stock. A Participant would also recognize long-term or short-term capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Stock on the exercise date, depending on whether the Participant held the shares for more than one year after the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.
SGAC will generally not be entitled to any federal income tax deduction upon the grant or exercise of an ISO, unless a Participant makes a Disqualifying Disposition of the ISO Stock. If a Participant makes a Disqualifying Disposition, SGAC will then, subject to the discussion below under “Tax Consequences to SGAC,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a Participant under the rules described in the preceding paragraph.
Under current rulings, if a Participant transfers previously held shares of Class A common stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of an Option, whether a Nonstatutory Option or an ISO, no additional gain will be recognized on the transfer of such previously held shares in satisfaction of the Nonstatutory Option or ISO exercise price (although a Participant would still recognize ordinary compensation income upon exercise of a Nonstatutory Option in the manner described above). Moreover, that number of shares of Class A common stock received upon exercise which equals the number of shares of previously held Class A common stock surrendered in satisfaction of the Nonstatutory Option or ISO exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of Class A common stock surrendered in satisfaction of the Nonstatutory Option or ISO exercise price. Any additional shares of Class A common stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the Participant, plus the amount of compensation income recognized by the Participant under the rules described above.
The Incentive Plan generally prohibits the transfer of Awards other than by will or according to the laws of descent and distribution or pursuant to a domestic relations order, but the Incentive Plan allows the Administrator to permit the transfer of Awards (other than ISOs) in limited circumstances, in its discretion.
The IRS has not provided formal guidance on the income tax consequences of a transfer of Nonstatutory Options (other than in the context of divorce) or SARs. However, the IRS has informally indicated that after a transfer of stock options (other than in the context of divorce pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and employment or payroll taxes will be collectible at the time the transferee exercises the stock options. If a Nonstatutory Option is transferred pursuant to a domestic relations order, the transferee will recognize ordinary income upon exercise by the transferee, which will be subject to withholding, and employment or payroll taxes (attributable to and reported with respect to the transferor) will be collectible from the transferee at such time.
In addition, if a Participant gratuitously transfers a vested Nonstatutory Option to another person and retains no interest in or power over it, the transfer is treated as a completed gift. The amount of the transferor’s gift (or generation-skipping transfer, if the gift is to a grandchild or later generation) equals the value of the Nonstatutory Option at the time of the gift. The value of the Nonstatutory Option may be affected by several factors, including the difference between the exercise price and the fair market value of the stock, the potential for future appreciation or depreciation of the stock, the time period of the Nonstatutory Option and the illiquidity of the Nonstatutory Option. The transferor will be subject to a federal gift tax, which will be limited by (i) the annual exclusion of $15,000 per donee (for 2019, subject to adjustment in future years), (ii) the transferor’s lifetime unified credit, and/or (iii) the marital or charitable deductions. The gifted Nonstatutory Option will not be included in the Participant’s gross estate for purposes of the federal estate tax or the generation-skipping transfer tax.
This favorable tax treatment for vested Nonstatutory Options has not been extended to unvested Nonstatutory Options. Whether such consequences apply to unvested Nonstatutory Options or to SARs is uncertain and the gift tax implications of such a transfer is a risk the transferor will bear upon such a disposition.
Restricted Stock Awards; RSUs; Stock Awards; Other Stock-Based or Cash-Based Awards. A Participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the Participant to draw upon. Individuals will not have taxable income at the time of grant of an RSU, but rather, will generally recognize ordinary compensation income at the time he or she receives cash or a share of Class A common stock in settlement of the RSU, as applicable, in an amount equal to the cash or the fair market value of the Class A common stock or the amount of cash received.
A recipient of a Restricted Stock Award or Stock Award generally will be subject to tax at ordinary income tax rates on the fair market value of the Class A common stock when it is received, reduced by any amount paid by the recipient; however, if the Class A common stock is not transferable and is subject to a substantial risk of forfeiture when received, a Participant will recognize ordinary compensation income in an amount equal to the fair market value of the Class A common stock (i) when the Class A common stock first becomes transferable and is no longer subject to a substantial risk of forfeiture, in cases where a Participant does not make a valid election under Section 83(b) of the Code, or (ii) when the Award is received, in cases where a Participant makes a valid election under Section 83(b) of the Code. If a Section 83(b) election is made and the shares are subsequently forfeited, the recipient will not be allowed to take a deduction for the value of the forfeited shares. If a Section 83(b) election has not been made, any dividends received with respect to a Restricted Stock Award that is subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient; otherwise the dividends will be treated as dividends.
A Participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he or she recognizes income under the rules described above. The tax basis in the Class A common stock received by a Participant will equal the amount recognized by the Participant as compensation income under the rules described in the preceding paragraph, and the Participant’s capital gains holding period in those shares will commence on the later of the date the shares are received or the restrictions lapse. Subject to the discussion below under “Tax Consequences to SGAC,” SGAC will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.
Tax Consequences to SGAC
Reasonable Compensation.   In order for the amounts described above to be deductible by SGAC (or its subsidiary), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.
Golden Parachute Payments.   Our ability (or the ability of one of our subsidiaries) to obtain a deduction for future payments under the Incentive Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer.
Compensation of Covered Employees.   The ability of SGAC (or its subsidiary) to obtain a deduction for amounts paid under the Incentive Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits SGAC’s ability to deduct compensation, for federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1,000,000.
New Plan Benefits
The future awards, if any, that will be made to eligible persons under the Incentive Plan are subject to the discretion of the Administrator, and therefore, the benefits or number of shares subject to awards that may be granted in the future to our executive officers, employees and directors is not currently determinable. Therefore, a New Plan Benefit Table is not provided.
Consequences of Failing to Approve the Proposal
The Incentive Plan will not be implemented unless approved by the stockholders. If the Incentive Plan is not approved by the stockholders, the Incentive Plan will not be adopted and no awards will be granted thereunder. Instead, SGAC may elect to provide compensation through other means, such as cash-settled awards or other cash compensation, to assure that SGAC and its subsidiaries can attract and retain qualified personnel.
Vote Required for Approval
The approval of the incentive plan proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present (online) or by proxy and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting together as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the incentive plan proposal.
The incentive plan proposal is conditioned on the approval of the condition precedent proposals. Therefore, if the condition precedent proposals are not approved, the incentive plan proposal will have no effect, even if approved by our public stockholders.
Recommendation of SGAC’s board of directors
SGAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SGAC’S STOCKHOLDERS VOTE “FOR” APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 7 — THE ADJOURNMENT PROPOSAL
The adjournment proposal allows SGAC’s board of directors to submit a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent proposals or the incentive plan proposal.
Consequences if the Adjournment Proposal is Not Approved
If the adjournment proposal is presented to the special meeting and is not approved by the stockholders, SGAC’s board of directors may not be able to adjourn the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent proposals or the incentive plan proposal. In such events, the business combination would not be completed. If we do not complete the business combination and fail to complete an initial business combination by June 2, 2022, unless SGAC submits and its stockholders approve an extension of such date, we will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the public stockholders.
Vote Required for Approval
The approval of the adjournment proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present (online) or by proxy and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting together as a single class. Failure to vote by proxy or to vote in person (online) at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the adjournment proposal.
The adjournment proposal is not conditioned upon any other proposal.
Recommendation of SGAC’s board of directors
SGAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of SGAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of SGAC and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

OTHER INFORMATION RELATED TO SGAC
Introduction
SGAC is a blank check company incorporated as a Delaware corporation on July 24, 2020 for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses, referred to throughout this proxy statement as SGAC’s initial business combination.
Initial Public Offering
On December 2, 2020, SGAC consummated its initial public offering of 14,375,000 units, including 1,875,000 units sold pursuant to the full exercise of the underwriters’ option to purchase additional units to cover allotments. Each unit consists of one share of Class A common stock, and three-quarters of one redeemable warrant, each whole public warrant entitling the holder thereof to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $ 143,750,000 (before underwriting discounts and commissions and offering expenses). Prior to the consummation of the IPO, in July 2020, the Sponsor purchased 3,593,750 shares of Class B common stock for an aggregate purchase price of $25,000 (the “founder shares”). The founder shares included an aggregate of up to 468,750 shares subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of founder shares would collectively represent approximately 20% of SGAC’s issued and outstanding shares of common stock after the IPO. As a result of the underwriters’ election to fully exercise their over-allotment option, the founder shares are no longer subject to forfeiture.
Simultaneously with the consummation of the IPO and the issuance and sale of the units, SGAC consummated the private placement of 6,062,500 private placement warrants at a price of $1.00 per private placement warrant, generating gross proceeds of $6,062,500. The private placement warrants, which were purchased by the Sponsor, are identical to the public warrants, except that, if held by the Sponsor or its permitted transferees, they are (i) non-redeemable by SGAC (except as set forth under “Description of Securities — Redeemable Warrants — Public Stockholders’ Warrants”) and (ii) exercisable on a cashless basis (see “Description of Securities — Redeemable Warrants — Private Placement Warrants”). If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by SGAC and exercisable by holders on the same basis as the public warrants. The private placement warrants have been issued pursuant to, and are governed by, the Warrant Agreement.
Upon the closing of the IPO and the sale of the private placement warrants (the “private placement”), a total of $145,187,500 of the net proceeds from the IPO and the private placement (which includes the underwriters’ deferred discount of $5,031,250) was placed in the Trust Account, with Continental Stock Transfer & Trust Company acting as trustee. Except with respect to interest earned on the funds held in the Trust Account that may be released to SGAC to pay its franchise and income tax obligations, the funds held in the Trust Account will not be released from the Trust Account until the earliest of: (1) the completion of SGAC’s initial business combination; (2) the redemption of any public shares properly submitted in connection with a stockholder vote to amend SGAC’s Current Charter (A) to modify the substance or timing of SGAC’s obligation to allow redemption in connection with SGAC’s initial business combination or to redeem 100% of the public shares if SGAC does not complete its initial business combination within 18 months from the closing of the IPO or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (3) the redemption of all of the public shares if SGAC has not completed its initial business combination within 18 months from the closing of the IPO subject to applicable law.
After the payment of underwriting discounts and commissions (excluding the deferred portion of $5,031,250 in underwriting discounts and commissions, which amount will be payable upon consummation of the business combination) and approximately $1,000,000 in expenses relating to the initial public offering, approximately $750,000 of the net proceeds of the IPO and private placement was not deposited into the Trust Account and was retained by SGAC for working capital purposes. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of                  ,

2021, there was approximately $                  million in investments and cash held in the Trust Account and $                  of cash held outside the Trust Account available for working capital.
Fair Market Value of Target Business
As required by Nasdaq rules, SGAC’s initial business combination must be approved by a majority of SGAC’s independent directors. Nasdaq rules also require that SGAC must complete SGAC’s initial business combination with one or more businesses that together have an aggregate fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust). SGAC refers to this as the 80% of net assets test. SGAC’s board of directors determined that this test was met in connection with the proposed business combination as described in “Proposal No. 1 — The Business Combination Proposal.”
Stockholder Approval of Business Combination
Under SGAC’s Current Charter, in connection with any proposed business combination, SGAC must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to redeem their public shares, subject to the limitations described in the prospectus for SGAC’s initial public offering. Accordingly, in connection with the business combination, the public stockholders may seek to redeem their public shares in accordance with the procedures set forth in this proxy statement.
Voting Restrictions in Connection with Stockholder Meeting
SGAC’s officers and directors and the initial stockholders entered into a letter agreement at the time of SGAC’s initial public offering, pursuant to which they agreed to vote the shares of Class B common stock purchased by them, as well as any shares of Class A common stock included in the units sold by SGAC in the IPO purchased by them during or after the IPO, in favor of the business combination proposal. In addition, concurrently with the entry into the Business Combination Agreement, SGAC, the Sponsor and Redbox entered into the Sponsor Support Agreement, pursuant to which the Sponsor agreed, among other things, to vote all of its shares of common stock held or subsequently acquired by it in favor of the approval of the business combination, and not to redeem or request redemption of any such shares of common stock in connection with the business combination. As of the record date, the parties to the Sponsor Support Agreement owned approximately 20% of SGAC’s total outstanding shares of common stock. At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding SGAC or SGAC’s securities, or not otherwise restricted under Regulation M under the Exchange Act, SGAC’s officers and directors, its initial stockholders, Redbox and/or any of their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the special meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the business combination. This may result in the completion of SGAC’s business combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.
Liquidation if No Business Combination
SGAC’s Current Charter provides that SGAC will have until June 2, 2022 to complete SGAC’s initial business combination. If SGAC does not complete SGAC’s initial business combination by June 2, 2022, SGAC will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to SGAC to pay SGAC’s taxes (less up to

$100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SGAC’s remaining stockholders and SGAC’s board of directors, dissolve and liquidate, subject in each case to SGAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to SGAC’s warrants, which will expire worthless if SGAC fails to complete SGAC’s initial business combination within the 18-month time period.
SGAC’s Sponsor, officers and directors have entered into a letter agreement with SGAC, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if SGAC fails to complete SGAC’s initial business combination prior to June 2, 2022. However, if SGAC’s Sponsor, officers and directors acquire public shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if SGAC fails to complete SGAC’s initial business combination within such time period.
SGAC’s Sponsor, officers and directors have agreed, pursuant to a written agreement with SGAC, that they will not propose any amendment to SGAC’s Current Charter (i) to modify the substance or timing of SGAC’s obligation to redeem 100% of the public shares if SGAC does not complete SGAC’s initial business combination prior to June 2, 2022 or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless SGAC provides SGAC’s public stockholders with the opportunity to redeem their shares of Class A common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to SGAC to pay SGAC’s taxes divided by the number of then outstanding public shares. However, SGAC may not redeem the public shares unless SGAC’s net tangible assets are at least $5,000,001 either immediately prior to or upon consummation of SGAC’s initial business combination and after payment of deferred underwriters’ fees and commissions (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that SGAC cannot satisfy the net tangible asset requirement (described above), SGAC would not proceed with the amendment or the related redemption of the public shares at such time.
SGAC expects to use the amounts held outside the trust account (approximately $0.3 million as of June 30, 2021) to pay for all costs and expenses associated with implementing SGAC’s plan of dissolution, as well as payments to any creditors, if we do not complete an initial business combination prior to June 2, 2022, although SGAC cannot assure you that there will be sufficient funds for such purpose. SGAC will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations SGAC may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing SGAC’s plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, SGAC may request the trustee to release to SGAC an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
If SGAC were to expend all of the net proceeds of the IPO and the sale of the private placement warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account (and any tax payments or expenses for the dissolution of the trust used from interest, if any), the per-share redemption amount received by stockholders upon SGAC’s dissolution would be approximately $10.10. The proceeds deposited in the Trust Account could, however, become subject to the claims of SGAC’s creditors which would have higher priority than the claims of SGAC’s public stockholders. SGAC cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.10. Under Section 281(b) of the DGCL, SGAC’s plan of dissolution must provide for all claims against SGAC to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before SGAC makes any distribution of SGAC’s remaining assets to SGAC’s stockholders. While SGAC intends to pay such amounts, if any, SGAC cannot assure you that SGAC will have funds sufficient to pay or provide for all creditors’ claims.

Although SGAC will seek to have all vendors, service providers, prospective target businesses or other entities with which SGAC does business execute agreements with SGAC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of SGAC’s public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against SGAC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, SGAC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to SGAC than any alternative. Examples of possible instances where SGAC may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Marcum LLP, SGAC’s independent registered public accounting firm, and the underwriters of the offering will not execute agreements with SGAC waiving such claims to the monies held in the Trust Account.
In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with SGAC and will not seek recourse against the Trust Account for any reason. The Sponsor has agreed that it will be liable to SGAC if and to the extent any claims by a third party for services rendered or products sold to SGAC, or a prospective target business with which SGAC has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under SGAC’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, SGAC has not asked the Sponsor to reserve for such indemnification obligations, nor has SGAC independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of SGAC. Therefore, SGAC cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for SGAC’s initial business combination and redemptions could be reduced to less than $10.10 per public share. In such event, SGAC may not be able to complete SGAC’s initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of SGAC’s officers or directors will indemnify SGAC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below (i) $10.10 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay SGAC’s franchise or income taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, SGAC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While SGAC currently expects that SGAC’s independent directors would take legal action on SGAC’s behalf against the Sponsor to enforce its indemnification obligations to SGAC, it is possible that SGAC’s independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. SGAC has not asked the Sponsor to reserve for such indemnification obligations and SGAC cannot assure you that the Sponsor would be able to satisfy those obligations. Accordingly, SGAC cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.10 per public share.

SGAC will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which SGAC does business execute agreements with SGAC waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under SGAC’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. SGAC will have access to use the amounts held outside the trust account (approximately $0.3 million as of June 30, 2021) to pay any such potential claims, but these amounts may be spent on expenses incurred as a result of being a public company or due diligence expenses on prospective business combination candidates. In the event that SGAC liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from the Trust Account could be liable for claims made by creditors.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to SGAC’s public stockholders upon the redemption of the public shares in the event SGAC does not complete SGAC’s initial business combination by June 2, 2022 may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.
Furthermore, if the pro rata portion of the Trust Account distributed to SGAC’s public stockholders upon the redemption of the public shares in the event SGAC does not complete SGAC’s initial business combination by June 2, 2022, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If SGAC does not complete SGAC’s initial business combination by June 2, 2022, SGAC will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to SGAC to pay SGAC’s taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SGAC’s remaining stockholders and SGAC’s board of directors, dissolve and liquidate, subject in each case to SGAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is SGAC’s intention to redeem the public shares as soon as reasonably possible following SGAC’s 24th month and, therefore, SGAC does not intend to comply with those procedures. As such, SGAC’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of SGAC’s stockholders may extend well beyond the third anniversary of such date.
Because SGAC will not be complying with Section 280, Section 281(b) of the DGCL requires SGAC to adopt a plan, based on facts known to SGAC at such time that will provide for SGAC’s payment of all existing and pending claims or claims that may be potentially brought against SGAC within the subsequent ten years. However, because SGAC is a blank check company, rather than an operating company, and SGAC’s operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from SGAC’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in SGAC’s underwriting agreement, SGAC will seek to have all vendors, service providers, prospective target businesses or other entities with which SGAC’s business execute agreements with SGAC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against SGAC are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, the Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.10 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under SGAC’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.
If SGAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against SGAC that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in SGAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of SGAC’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, SGAC cannot assure you SGAC will be able to return $10.10 per share to SGAC’s public stockholders. Additionally, if SGAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against SGAC that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by SGAC’s stockholders. Furthermore, SGAC’s board of directors may be viewed as having breached its fiduciary duty to SGAC’s creditors and/or may have acted in bad faith, thereby exposing itself and SGAC to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. SGAC cannot assure you that claims will not be brought against SGAC for these reasons.
SGAC’s public stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of SGAC’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend any provisions of SGAC’s Current Charter (A) to modify the substance or timing of SGAC’s obligation to offer redemption rights in connection with SGAC’s initial business combination or to redeem 100% of the public shares if SGAC does not complete SGAC’s initial business combination prior June 2, 2022 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, and (iii) the redemption of all of the public shares if SGAC does not complete SGAC’s business combination prior June 2, 2022, subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event SGAC seeks stockholder approval in connection with SGAC’s initial business combination, a stockholder’s voting in connection with the initial business combination alone will not result in a stockholder’s redeeming its shares to SGAC for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights as described above. These provisions of SGAC’s Current Charter, like all provisions of SGAC’s Current Charter, may be amended with a stockholder vote.
Properties
SGAC’s executive offices are located at 360 Madison Avenue, 20th Floor, New York, NY 10017 and SGAC’s telephone number is (212) 616-7700. SGAC’s executive offices are provided to us by our sponsor. We pay our sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. We consider our current office space adequate for our current operations.
Upon consummation of the business combination, the principal executive offices of the combined company will be located at 1 Tower Lane, Suite 800, Oakbrook Terrace, Illinois 60181.
Employees
SGAC currently has two officers. These individuals are not obligated to devote any specific number of hours to SGAC’s matters but they intend to devote as much of their time as they deem necessary to SGAC’s affairs until SGAC has completed SGAC’s initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for SGAC’s initial business combination and the stage of the initial business combination process SGAC is in. SGAC does not intend to have any full-time employees prior to the completion of SGAC’s initial business combination.
Directors and Executive Officers
SGAC’s directors and executive officers are as follows:
Name	Age	Position
Stephen C. Smith	60	Chairman of the Board and Chief Executive Officer
Michael Ring	44	Chief Financial Officer
Jay Burnham	58	Director
Shelley Greenhaus	67	Director
Jeremy Hedberg	48	Director
Charles Yamarone	62	Director
Stephen C. Smith, our Chairman and Chief Executive Officer, founded Seaport Global Asset Management LLC (“SGAM”), an SEC registered investment advisor and a wholly-owned subsidiary of Seaport Global Parent LLC, in August 2017. Mr. Smith currently serves as SGAM’s Chief Executive Officer and Chairman of its Investment Committee and oversees all of SGAM’s investing and business activities. In April 2001, Mr. Smith co-founded The Seaport Group LLC (currently known as SGH), which is a full-service, mid-sized independent investment bank that offers capital markets advisory, sales, trading and research services. Prior to that, from December 1999 to March 2001, Mr. Smith was a managing director at Amroc Securities, LLC, a financial service firm, where he focused on distressed sales and trading. In June 1991, he co-founded a distressed debt broker-dealer, Libra Investments, Inc., which was acquired by U.S. Bancorp in January 1999. Mr. Smith began his career at Merrill Lynch in 1982 and from 1984 to 1988 he ran the taxable fixed income trading desk for its unit trust department. In addition, Mr. Smith worked as a salesperson at S.N. Phelps & Co., a financial management firm, from 1988 to 1989 and Jefferies & Company, a financial services company, from 1989 to 1991. Mr. Smith received a Bachelor of Science degree in Finance from Indiana University. He is well qualified to serve as our Chairman and Chief Executive given his extensive experience in distressed debt, restructurings, and transaction expertise.
Michael Ring, our Chief Financial Officer, has been serving as Chief Financial Officer and Chief Compliance Officer at SGAM since February 2018 and Chief Financial Officer of Seaport Specialty Lending LLC, a specialty finance company, since August 2019. Prior to joining SGAM, he served as Chief Financial Officer and Chief Compliance Officer at Alta Fundamental Advisers, LLC, an SEC registered investment adviser, from May 2013 to February 2018, where he was responsible for managing all finance, compliance, and operational functions, including financial reporting, treasury & cash management, corporate finance, regulatory compliance matters and investor relations. Prior to that, Mr. Ring worked as Chief Financial Officer and Chief Compliance Officer for Eastwind Global Partners, an asset management company, from March 2012 to June 2013. From May 2004 to June 2012, he worked as controller, operations manager and Chief Compliance Officer at Restoration Capital Management LLC, an SEC registered investment adviser. Prior to Restoration Capital Management, Mr. Ring worked for State Street Bank and Sumitomo Trust and Banking in their securities lending departments, and at Scudder Kemper Investments as a fund accountant in 1999. Mr. Ring received a Bachelor of Science degree in Finance from University of Massachusetts, Dartmouth and received a Master of Science in Accounting from St. John’s University.
Jay Burnham, our director, is a member of SGAM’s Investment Committee and the Managing Member of Sunset Way LLC, an asset management company. Mr. Burnham previously served as a Portfolio Manager and Managing Member of Armory Advisors, LLC, a special situations and distressed debt asset management firm that is affiliated with SGAM. Prior to joining Armory Advisors, LLC, Mr. Burnham was a portfolio manager at Cypress Management, LLC, an investment management firm, from May 2003 to June 2004. From November 2001 to May 2003, Mr. Burnham was an Investment Manager at Rocker Management, LLC, an investment management company, where he was responsible for distressed debt and equity investments in companies in a variety of industries and participated as a major creditor in the restructuring of XM Satellite Radio. From April 1999 to November 2001, he was a founder and an investment manager at Reprise Capital Partners, LLC, a distressed debt investment firm. From March 1996 to March 1999, Mr. Burnham was an Investment Manager at DDJ Capital Management, LLC, an investment management company. From January 1995 to February 1996, he was an investment analyst at Libra Investments, Inc., a distressed debt broker-dealer founded by our Chairman. From June 1990 to November 1994, he was an investment manager at Paul D. Sonz Partners, an investment management company. Mr. Burnham has acted as a director of a number of public and private companies in turnaround situations, including acting as a director of Live Entertainment, Inc. (Nasdaq: LVE), a film distribution company that was acquired by Bain Capital in 1997 and became Artisan Entertainment, Inc., Bally’s Grand, Inc. (Nasdaq: BGLV), a gaming and entertainment company that was acquired by Bally’s Entertainment Corp., and New Millennium Homes, LLC, a California based homebuilding company. Mr. Burnham received a Bachelor of Arts degree in Business Economics from University of California Santa Barbara and an M.B.A. degree from Pepperdine University. He is well qualified to serve on our board due to his extensive experience in distressed debt and equity investments and public companies.
Shelley Greenhaus, our director, is the founder and President of Whippoorwill Associates, Inc., which manages investments in corporate reorganizations, liquidations and other related activities and was founded in December 1990. Prior to that, from 1983 to 1990, he worked as a portfolio manager at Oppenheimer & Co. Inc., a full-service brokerage firm and investment bank, with responsibility for distressed investments. From 1981 to 1983, Mr. Greenhaus became a financial analyst and portfolio manager for the William Rosenwald Family, a family office, where he was primarily involved in analyzing and managing investments involving corporate reorganizations, liquidations and related special situations. He began his business career in 1978, working as a financial analyst at Loeb, Rhoades, Hornblower & Co., a brokerage company, where he was primarily involved in analyzing risk arbitrage opportunities and distressed securities. From January 1999 to October 2003, Mr. Greenhaus served on the board of directors of Barneys New York, Inc. (Nasdaq: BNNY), a fashion retailer; from October 1998 to December 2004, he served on the board of director of Marvel Enterprises, Inc. (NYSE: MVL), a content entertainment company; and from November 1996 to December 2004, he served on the board of directors of GWI Holding, Inc. (Garden Way), a privately held power equipment company. In October 2017, he joined the board of directors of Commercial Furniture Group, Inc., a commercial furnishings company. Mr. Greenhaus received his Bachelor of Arts in Political Science from York College (City University of New York) and an M.B.A. degree from New York University Stern School of Business. He is well qualified to serve on our board due to his extensive corporate reorganization and distressed securities experience.
Jeremy Hedberg, our director, has worked as a Partner, Co-Chief Investment Officer and Co-Head of Corporate and Traded Credit at Värde Partners, Inc. (“Värde”), a global alternative investment advisor currently managing $14 billion that has invested over $70 billion since inception. He joined Värde in November 1997 and has managed Värde’s liquid investing activities globally and led Värde’s significant investments in the residential mortgage sector in the U.S. He has served on a number of boards of portfolio companies owned by the Värde funds. He has also served on many official creditors’ committees and a number of adhoc committees to restructure companies in bankruptcy, including, but not limited to, Capmark Financial Group, Inc. a commercial finance company, Chiquita Brands International, Inc., a global fruit and food company, and Flag Telecom Parent Ltd, a provider of international wholesale network services. Prior to joining Värde, Jeremy worked for Goldner Hawn Johnson & Morrison, a private equity fund specializing in middle-market leveraged buyouts, from June 1996 to October 1997. He also previously worked for Wessels, Arnold & Henderson, a full-service investment bank specializing in high-growth companies, from May 1994 to June 1996. Mr. Hedberg receive a Bachelor of Arts degree in Economics and Business Administration from University of St. Thomas. He is well qualified to serve on our board due to his extensive alternative investment and corporate restructure experience.
Charles Yamarone, our director, has served as the Chief Corporate Governance and Compliance Officer of Houlihan Lokey (NYSE: HLI), a global investment bank, since January 2016, where he advises senior management on all aspects of Houlihan Lokey’s corporate governance, compliance and internal audit, including Houlihan Lokey’s initial public offering in August 2015. From January 2014 to May 2015, he was a Managing Director in Houlihan Lokey’s capital markets group, where he had been a senior investment banker since November 2009. Between 1991 and 2009, Mr. Yamarone was a senior officer of Libra Securities, an institutional broker dealer, and he was involved in all areas of Libra Securities’ business, including capital markets, corporate finance, sales and trading, research, legal, compliance, and operations. From January 1996 to July 2020, Mr. Yamarone was a director of the El Paso Electric Company (NYSE: EE), where he served as chairman of the audit committee, compensation committee and a member of the energy and resource committee. He was the Chairman of the Board of El Paso Electric from February 2015 until July 2020. From October 2010 to June 2016, Mr. Yamarone served as a member of the board of directors, chair of the compensation committee, a member of the executive committee and audit committee of United Continental Parent, Inc. (NYSE: UAL). From February 1995 to October 2010, Mr. Yamarone served as a member of the board of directors of Continental Airlines, Inc. (NYSE: CAL), where he was chairman of the human resources committee and a member of the corporate governance committee. He previously served as a director of other companies, including Bally’s Grand, Inc., (Nasdaq: BGLV), a gaming and entertainment company that was acquired by Bally’s Entertainment Corp., LIVE Entertainment, Inc. (Nasdaq: LVE), a film distribution company that was acquired by Bain Capital in 1997 and became Artisan Entertainment, Inc., Merry-Go-Round Enterprises, Inc. (NYSE: MGRE), a national clothing retail chain, and Vagabond Inn Corporation, a hotel chain. Mr. Yamarone holds a B.A. in Economics and a J.D. from University of California, Berkeley. Mr. Yamarone is well qualified to serve on our board due to his extensive knowledge of capital markets, corporate finance, corporate governance, internal controls over financial reporting and auditing, as well as his public company experience.
Number and Terms of Office of Officers and Directors
SGAC has five directors. SGAC’s board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to SGAC’s first annual meeting of stockholders) serving a three-year term. In accordance with Nasdaq corporate governance requirements, SGAC is not required to hold an annual meeting until one year after SGAC’s first fiscal year end following SGAC’s listing on Nasdaq. The term of office of the first class of directors, consisting of Mr. Yamarone, will expire at SGAC’s first annual meeting of stockholders. The term of office of the second class of directors, consisting of Messrs. Greenhaus and Hedberg, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Messrs. Smith and Burnham, will expire at the third annual meeting of stockholders.
SGAC’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. SGAC’s board of directors is authorized to appoint persons to the offices set forth in SGAC’s bylaws as it deems appropriate. SGAC’s bylaws provide that SGAC’s officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the board of directors.
Director Independence
In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Messrs. Greenhaus, Hedberg and Yamarone. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against SGAC or any members of its management team in their capacity as such.
Periodic Reporting and Audited Financial Statements
SGAC has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Exchange Act, SGAC’s annual reports contain financial statements audited and reported on by SGAC’s independent registered public accounting firm and SGAC’s quarterly reports contain financial statements reviewed by SGAC’s independent registered public accounting firm. SGAC has filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021.

SGAC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of SGAC’s financial condition and results of operations should be read in conjunction with SGAC’s financial statements and the notes thereto which are included elsewhere in this proxy statement. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. SGAC’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement.
This Management’s Discussion and Analysis of Financial Condition and Results of Operations section gives effect to the restatement and revision of SGAC’s financial statements as of December 31, 2020 and for the period from July 24, 2020 (inception) through December 31, 2020. SGAC restated its historical financial results for such period to reclassify the warrants as derivative liabilities pursuant to ASC 815-40 rather than as a component of equity as SGAC had previously treated the warrants. The impact of the restatement is reflected in the discussion and analysis below. The impact of the restatement is more fully described in Note 2 to SGAC’s audited financial statements included elsewhere in this proxy statement.
Overview
SGAC is a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. SGAC intend to effectuate our initial business combination using cash from the proceeds of our initial public offering and the private placement of the private placement warrants, the proceeds of the sale of our shares in connection with our initial business combination (pursuant to forward purchase agreements or backstop agreements SGAC may enter into), shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing.
The issuance of additional shares in connection with an initial business combination to the owners of the target or other investors:
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may significantly dilute the equity interest of investors in our initial public offering, which dilution would increase if the anti-dilution provisions in the Class B common stock resulted in the issuance of Class A shares on a greater than one-to-one basis upon conversion of the Class B common stock;

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may subordinate the rights of holders of our common stock if preferred stock is issued with rights senior to those afforded our common stock;

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could cause a change in control if a substantial number of shares of our common stock is issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

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may have the effect of delaying or preventing a change of control of us by diluting the stock ownership or voting rights of a person seeking to obtain control of us; and

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may adversely affect prevailing market prices for our Class A common stock and/or warrants.

Similarly, if SGAC issue debt securities or otherwise incur significant debt to bank or other lenders or the owners of a target, it could result in:
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default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

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acceleration of our obligations to repay the indebtedness even if SGAC make all principal and interest payments when due if SGAC breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

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our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

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our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

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our inability to pay dividends on our common stock;

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using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock if declared, our ability to pay expenses, make capital expenditures and acquisitions, and fund other general corporate purposes;

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limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which SGAC operate;

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increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

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limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, and execution of our strategy; and

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other purposes and other disadvantages compared to our competitors who have less debt.

SGAC expects to continue to incur significant costs in the pursuit of our initial business combination plans. SGAC cannot assure you that our plans to raise capital or to complete our initial business combination will be successful.
On December 2, 2020, SGAC completed our initial public offering of 14,375,000 units, including 1,875,000 units that were issued pursuant to the underwriters’ full exercise of their over-allotment option. The units were sold at a price of $10.00 per unit, generating gross proceeds to us of $143,750,000 million. SGAC incurred offering costs of approximately $8.4 million, inclusive of approximately $5.0 million in deferred underwriting commissions.
On December 2, 2020 simultaneously with the consummation of our initial public offering, SGAC completed the private sale of 6,062,500 private placement warrants at a purchase price of $1.00 per warrant to our Sponsor, generating gross proceeds to us of $6.1 million.
Upon the closing of our initial public offering, an aggregate of $145.2 million of the net proceeds from our initial public offering and the private placement warrants was deposited in the Trust Account established for the benefit of our public stockholders.
If SGAC are unable to complete our initial business combination by June 2, 2022, SGAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if SGAC fail to complete our initial business combination by June 2, 2022. The representative of the underwriters has agreed to waive its rights to the deferred underwriting commission held in the trust account in the event SGAC do not complete our initial business combination by June 2, 2022 and, in such event, such amounts will be included with the funds held in the trust account that will be available to fund the redemption of the public shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.10.
Our amended and restated certificate of incorporation provides that SGAC will have only 18 months from the closing of our initial public offering (or until June 2, 2022) to complete our initial business combination. If SGAC are unable to complete our initial business combination by June 2, 2022, SGAC will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if SGAC fail to complete our initial business combination by June 2, 2022.
Results of Operations
SGAC has neither engaged in any significant operations nor generated any operating revenue to date. Our only activities from inception related to our formation and our initial public offering, and since the closing of our initial public offering, the search for a prospective initial business combination. Although SGAC has not generated operating revenue, SGAC has generated non-operating income in the form of investment income from investments held in the trust account. SGAC expects to incur increased expenses as a result of being a public company, as well as costs in the pursuit of an initial business combination.
As a result of the restatement described in Note 2 of the notes to SGAC’s audited financial statements as of December 31, 2020 and for the period from July 24, 2020 (inception) through December 31, 2020 included in this proxy statement, SGAC classifies the warrants issued in connection with the IPO and concurrent private placement as liabilities at their fair value and adjusts the warrant liability to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in SGAC’s statement of operations.
For the period from January 1, 2021 through June 30, 2021, we had a positive net income of $1.3 million,which included a loss from operations of $0.9 million, and a gain from the change in fair value of warrant liabilities of $2.2 million. Our business activities from inception to June 30, 2021 consisted primarily of our formation and completing our IPO and, since the completion of our IPO, our activity has been limited to identifying and evaluating prospective acquisition targets for a business combination.
For the period from July 24, 2020 (inception) through December 31, 2020, we had net income of $2,097,430, which consisted of $6,702 in investment income and $5,441,188 change in fair value of the warrants, partially offset by $191,371 in general and administrative expenses, $861,400 in offering costs associated with our initial public offering, and $2,297,689 in compensation expense associated with the private placement warrants.
Liquidity and Capital Resources
On December 2, 2020, SGAC consummated the IPO of 14,375,000 units, at a price of $10.00 per unit, generating gross proceeds of $143,750,000. Simultaneously with the closing of the IPO, SGAC consummated the sale of 6,062,500 private placement warrants to the Sponsor at a price of $1.00 per private placement warrant generating gross proceeds of $6,062,500.
Following the IPO and the sale of the private placement warrants, a total of $145,187,504 was placed in the Trust Account, and we had $1,219,936 of cash held outside of the Trust Account, after payment of costs related to the IPO, and available for working capital purposes. As of December 2, 2020, we had an accounts payable liability of $228,254, primarily related to offering expenses.
Transaction costs amounted to $8,361,625, consisting of $2,875,000 of underwriting fees, $5,031,250 of deferred underwriting fees and $455,375 of other offering costs. In addition, cash of $1,219,936 was held outside of the Trust Account and is available for the payment of offering costs and for working capital purposes. During the period ended June 30, 2021, we reduced our cash balance held out of trust by approximately $671,000 primarily related to working capital, compliance and legal and due diligence expense related to the business combination.

For the period from July 24, 2020 (inception) through December 31, 2020, cash used in operating activities was $371,042, which was primarily a result of net income of $2,097,430, transaction costs allocable to warrant liabilities of $861,400, compensation expense associated with the private placement warrants of $2,297,689, a change in the fair value of warrant liabilities of $5,441,188, and changes in operating assets and liabilities, which used $179,671 of cash from operating activities.
As of June 30, 2021, SGAC had approximately $0.3 million of cash held outside of the Trust Account. As of December 31, 2020, SGAC had approximately $0.9 million of cash held outside of the Trust Account.
SGAC intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account, which interest shall be net of taxes payable and excluding deferred underwriting commissions, to complete our initial business combination. SGAC may withdraw interest from the Trust Account to pay taxes, if any. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete an initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
SGAC intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete an initial business combination.
The Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If SGAC completes an initial business combination, SGAC may repay such loaned amounts out of the proceeds of the Trust Account released to SGAC. In the event that the initial business combination does not close, SGAC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant, at the option of the lender. The warrants would be identical to the private placement warrants. SGAC does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business.
However, if SGAC’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, SGAC may have insufficient funds available to operate its business prior to its initial business combination. Moreover, SGAC may need to obtain additional financing either to complete its initial business combination or because we become obligated to redeem a significant number of our public shares upon completion of its business combination, in which case SGAC may issue additional securities or incur debt in connection with such business combination.
Related Party Transactions
Founder Shares
In July 2020, the Sponsor paid $25,000 in offering expenses on our behalf in exchange for the issuance of 3,593,750 founder shares.
Our initial stockholders have agreed not to transfer, assign or sell any of their founder shares until the earlier to occur of (A) one year after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the last reported sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which SGAC complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of our initial stockholders with respect to any founder shares.

Private Placement Warrants
Simultaneously with the consummation of our initial public offering, SGAC completed the private placement of warrants to our Sponsor, generating gross proceeds of $6.1 million. Each private placement warrant is exercisable for one share of our Class A common stock at an exercise price of $11.50 per share. A portion of the purchase price of the private placement warrants was added to the proceeds from our initial public offering held in the trust account. If our initial business combination is not completed by June 2, 2022, the proceeds from the sale of the private placement warrants held in the trust account will be used to fund the redemption of the public shares (subject to the requirements of applicable law) and the private placement warrants will expire worthless. The private placement warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
Our Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of its private placement warrants until 30 days after the completion of our initial business combination.
Promissory Note — Related Party
On July 24, 2020, our Sponsor agreed to loan us an aggregate of up to $300,000 to cover expenses related to the our initial public offering pursuant to a promissory note. The promissory note was non-interest bearing and was due upon the completion of our initial public offering. SGAC borrowed $275,000 under the promissory note. The promissory note balance was paid in full at closing of our initial public offering on December 2, 2020.
Administrative Support Agreement
SGAC agreed to pay $10,000 a month for office space, utilities, and secretarial and administrative support to our Sponsor. Services commenced on the date the securities were first listed on the Nasdaq and will terminate upon the earlier of our initial business combination or our liquidation. SGAC incurred approximately $10,000 for expenses in connection with such services for the period from July 24, 2020 (inception) through December 31, 2020, which is reflected in the accompanying statement of operations.
Critical Accounting Policies and Estimates
Investments Held in Trust Account
Our portfolio of investments held in trust account are comprised mainly of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in investment income from investments held in Trust Account in our statement of operations. The fair value for trading securities is determined using quoted market prices in active markets.
Class A Common Stock Subject to Possible Redemption
SGAC accounts for the Class A common stock subject to possible redemption in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 480, “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as a liability and measured at fair value. Shares of conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. Our Class A common stock features certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. SGAC recognize changes in redemption value immediately as they occur and will adjust the carrying value of the security at the end of each reporting period. Increases or decreases in the carrying value of redeemable shares of Class A common stock shall be affected by charges against additional paid-in capital. Accordingly, as of December 31, 2020, 13,494,179 shares of Class A common stock subject to conditional redemption are presented as temporary equity, outside of the stockholders’ equity section of our balance sheet.

Warrant Liability
SGAC accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to SGAC’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of SGAC’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations
Recent Accounting Pronouncements
In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. SGAC are currently evaluating the impact of this standard on its financial statements and related disclosures.
SGAC do not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material impact on our financial statements.
Off-Balance Sheet Arrangements; Commitments and Contractual Obligations
SGAC did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K, as of June 30, 2021 and December 31, 2020. SGAC do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. SGAC have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
JOBS Act
On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. SGAC qualify as an “emerging growth company” and under the JOBS Act and are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. SGAC are electing to delay the adoption of new or revised accounting standards, and as a result, SGAC may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. SGAC intend to take advantage of the benefits of this extended transition period. SGAC will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following November 26, 2024, (b) in which SGAC have total annual gross revenue of at least $1.07 billion, or (c) in which SGAC are deemed to be a large accelerated filer, which means the market value of our Class A common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which SGAC have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

INFORMATION ABOUT REDBOX
Overview
Redbox is an established brand and leading provider in the home video rental market in the United States. The Company is focused on providing its customers with the best value in entertainment and the most choice in how they consume it, through physical media and/or digital services. For its legacy business, the Company operates a nationwide network of approximately 40,000 self-service kiosks where consumers can rent or purchase new-release DVDs and Blu-ray DiscsTM (“movies”). For its digital business, the Company provides both transactional and ad-supported digital streaming services, which include 1) Redbox On Demand, a transactional service which provides digital rental or purchase of new release and catalog movies and TV content, 2) Redbox Free On Demand, an ad-supported service providing free movies and TV shows on demand, and 3) Redbox Free Live TV, a free, ad-supported television service giving access to more than 95 linear channels. The Company also produces, acquires, and distributes movies exclusively through its Redbox Entertainment label, providing rights to talent-led films that are distributed across Redbox services as well as through third party digital services. Finally, the Company generates service revenue by providing installation, merchandising and break-fix services to other kiosk businesses.
Redbox is undergoing a significant business expansion and digital transformation. The Company has transitioned from a pure-play DVD rental company to a multi-faceted entertainment company that provides tremendous value and choice by offering movie rentals as well as multiple digital products across a variety of content windows including transactional (TVOD), ad-supported (AVOD), and subscription (SVOD) and being a distributor of feature films with a growing library of original content.
Redbox Legacy Business
Redbox’s mission has always been to make it ridiculously cheap and easy for customers to get the home entertainment they want. Redbox provides exceptional customer value with new release movie disc rentals priced at $2 or less a night, which is about one-third of the cost of a digital rental which are typically $5.99 or more on digital retail platforms, including Redbox On Demand. Customers have the flexibility to rent a movie from one location and return their rental to any kiosk. Kiosks are located primarily at grocery stores, mass retailers, drug stores, dollar retailers, and convenience stores. With approximately 34,000 locations and more than 150 retail partners, consumers have convenient access to kiosks as part of their routine shopping experiences. Revenue is generated primarily through the fees charged to rent or purchase a movie, and Redbox pays retailers a percentage of the revenue generated at the Redbox kiosks installed at their locations. The Company obtains content through revenue sharing agreements and license agreements with major studios as well as through direct purchases from independent distributors and other suppliers.
With a loyal, differentiated customer base comprising 40 million individuals in the United States, the business also benefits from tremendous customer scale and an expansive marketing reach. Redbox’s customers are value-conscious, love movies and entertainment, and tend to be late-adopters of new technology. Given the scale of the existing customer base, the Company has built a sizable marketing program that includes more than 46 million e-mail subscribers, 6 million SMS subscribers, 43 million mobile app downloads, and an estimated 400 million monthly impressions at retail. In addition, Redbox has built a unique asset in its loyalty and rewards program, Redbox Perks, which currently boasts 39 million members. Customers earn points for their rentals or purchases and can use those points for free rentals in the future. This tiered loyalty program gives the Company the ability to reward their most loyal and valuable customers while providing a currency for incenting increased transaction frequency and other behaviors, such as downloading the Redbox app or trying new products and services. Redbox Perks is a vehicle to provide greater value to value-conscious customers and is central to its marketing and customer strategy. The program is a differentiator in the market and a competitive advantage for Redbox.
Redbox has also established Redbox Entertainment as a movie distribution label through which the Company acquires North American rights and distributes feature films through Redbox kiosks, Redbox On Demand, third party digital transactional platforms and other streaming services. Redbox Entertainment not only acquires rights to finished films but also commits to slate deals for movies to be produced, giving the Company input on scripts and/or talent. The Company is able to generate meaningful gross profit from these films through promotional initiatives on its own platform and by selling downstream rights to subscription streaming services. In addition, because the Company is acquiring long term exclusive rights to these films, Redbox is building a content library which can be used on its Free On Demand and Free Live TV services or further licensed to other streaming platforms in later windows.
In addition, Redbox Entertainment provides the Company with robust data and insight into what titles and talent will perform. To date, the Company has released 16 films with another 24 addition titles committed, and the Company expects to ramp to releasing 3 new movies per month. The Company has already announced a slate deal with John Wick-producer, Basil Iwanyk, committing to 12 action/ thriller films over the next several years.
Finally, Redbox has a service business, which employs a team of more than 1,000 best-in-class field workers nationwide to manage kiosk installation, merchandising and break-fix services. In addition to maintaining Redbox’s kiosks, the Company’s service team also supports other kiosk businesses. The Company has service agreements with multiple companies that have national and regional kiosk networks. In particular, since June of 2020, Redbox has been the primary vendor for Amazon to service their expanding Amazon locker locations. The service business leverages the operational costs of the physical business while generating incremental margin dollars.
Redbox Digital Business
Redbox is rapidly expanding its digital products and leveraging its customer and marketing scale to grow this business. The Company is building a digital ecosystem that consumers can use as a one stop shop for their entertainment needs by engaging with a variety of digital video services within the Redbox app in an integrated, easy-to-use format. This simplifies the customer experience, drives multi-product adoption, and minimizes customer churn. These services span multiple business models including transactional, ad-supported, and in the near future, subscription. The Company’s digital products are available to stream across web browsers, mobile devices, and almost every major consumer device, including streaming media players such as Roku and Apple TV, TVs such as Samsung, LG, and VIZIO, and gaming consoles like Xbox.
In December 2017, the Company launched Redbox On Demand, a digital transactional video-on-demand service (TVOD), allowing customers to rent or buy new release and catalog digital movies and TV episodes, with new release prices typically ranging from $5.99 to $24.99 and catalog movies prices typically ranging from $1.99 to $3.99, not including any discounts. Since 2020, customers have also been able to digitally rent movies that are still in theaters through Redbox’s Premium Video-On-Demand service (PVOD). Customers pay a transactional fee to rent or buy content while earning Redbox Perks loyalty points every time they transact. Redbox On Demand has seen rapid growth and adoption with over 3 million customers to date. That growth has been fueled primarily though leveraging the Company’s own marketing channels including e-mail and SMS and offering rewards points or promotions to drive digital customer acquisition. The Company’s marketing reach and existing customer base has resulted in extremely low customer acquisition costs of approximately $3.00 per customer, generating rapid digital adoption while keeping overall marketing expense relatively low.
In February 2020, the Company launched Redbox Free Live TV (FLTV), an ad-supported digital linear television service, as a complement to the existing transactional On Demand service. With more than 95 linear channels and growing, including three Redbox-branded and programmed channels, Free Live TV gives customers the opportunity to channel surf and find content that interests them. One of the Redbox-branded channels, the Redbox Free Movie Channel, is also currently syndicated to the Roku Channel and Vizio Watchfree services, which drives greater viewership and revenue, and the Company has plans to syndicate this channel to additional services. Free Live TV has already seen significant adoption with more than 8 million users in the first 12 months.
Redbox also recently launched an ad-supported Free On Demand service (AVOD) in December 2020. AVOD gives consumers complete control over when they watch and with the growth of Redbox’s AVOD library, which is now at more than 1,500 movies and TV episodes, consumers have a broad variety of content to choose from. The ad-supported services (FLTV and AVOD) have seen strong growth in engagement as new titles are added and awareness of the offering grows.
The Company is also developing a subscription channels product (SVOD channels), which will give consumers the opportunity to subscribe to multiple third party premium SVOD channels through the

Redbox app. Premium SVOD channels will be merchandised alongside the new release transactional content and free ad-supported on demand content. Redbox will simplify the sign-in, content discovery, and billing process for customers by providing an integrated solution through the Redbox app. Further, the Company intends to provide additional value to its customers through bundled offers with loyalty points and/or promotions for discounts at the kiosk to drive customer acquisition and retention.
Finally, Redbox operates a media advertising business which monetizes hundreds of millions of monthly display ad impressions across the mobile app, web, e-mail and kiosk network. The Company drives advertising revenue through a mix of programmatic advertising and direct sales. Direct ad sales for the media above as well as video advertising for Free On Demand and FLTV are driven by an internal sales team and a strategic sales partnership with Screenvision.
Redbox Competitive Strengths
The Company believes the business is driven by the following competitive differentiators:
1.
Established brand in home entertainment. With more than 6 billion movies rented over last 18 years, Redbox is a well-known and established brand in the entertainment space. Redbox has a large and highly differentiated customer base of value-conscious customers, many of whom are late-adopters of new technology. This creates a unique opportunity to carve out a differentiated market positioning to attract and retain customers as they adopt digital entertainment options.

2.
Attractive value for new release movies. At $2.00 or less a night for a new release disc movie rental, Redbox provides one of the best values in entertainment, especially when compared to the typical price of $5.99 for a digital rental of the same title. This is a clear differentiator, especially for value conscious consumers. Customers are usually able to access these movies 80 to 120 days before they become available on subscription streaming platforms which require monthly subscription fees ranging from $5.00 to $15.00 a month depending on the provider. In addition, the majority of those major studio titles will not go to Netflix.

3.
Unique, Loyal and Differentiated Customer Base. As a result of the price point and retail distribution channels, Redbox has attracted a unique customer base. 71% of the Company’s customers self-identify as “deal hunters,” and Redbox customers have been slower to fully transition to digital. Approximately 70% of the customer base identifies as later adopters of technology and over-indexes on traditional cable TV spend. This unique customer base provides Redbox a great opportunity to tailor its digital products to serve their specific needs as they make a shift to digital over time.

4.
Robust Redbox Perks Program Drives Loyalty and Product Sampling. The Redbox Perks program allows the Company to reward value-conscious customers with benefits earned through loyalty points every time they transact. Those points can then be redeemed for free rentals in the future, driving greater loyalty and engagement. With 39 million members, the Redbox Perks program is truly unique in its offering and scale and becomes a competitive advantage when driving new customer adoption of digital services and minimizing customer churn. The Perks points not only incentivize users to create log-in credentials and opt-in to marketing communications, but they can also be used to encourage further customer engagement such as increased transactional frequency, downloading the mobile app, or trialing new digital services such as Redbox FLTV or Redbox On Demand.

5.
Marketing Scale and Expansive Geographic Reach Helps Drive Physical to Digital Conversion. Redbox has made significant investments in marketing initiatives including Redbox Perks, data analytics and customer relationship management (CRM). With over 46 million e-mail subscribers, 6 million SMS subscribers and deep customer transactional and behavioral data, Redbox has a distinct advantage in driving new digital customers at minimal cost while simultaneously reinforcing the physical business. With the introduction of multiple new digital products in 2020, the Company is leveraging its kiosk network to drive awareness and trial of its digital services. The Company’s kiosks provide an expansive marketing platform through an estimated 400 million monthly impressions.
6.
Multiple Revenue Streams to Support Future Growth. In addition to the revenue that is generated through both rentals and sales of movies at its kiosks, the Company has created multiple complementary revenue streams to drive future growth (TVOD, FLTV, AVOD, SVOD Channels, Redbox Entertainment, service business, and digital media and advertising). These diversified revenue streams not only create a larger total addressable market, but also help to de-risk investment in the Company, as successes in any one business are reinforcing and additive to the other businesses. This enables Redbox’s continued growth and allows for greater flexibility to drive more customers, create market leverage, or reduce costs.

7.
Built-in distribution for Redbox Entertainment titles allow the Company to secure and profitably release titles. Redbox is able to profitably acquire titles through Redbox Entertainment given the built in distribution that exists through the kiosk business. With a deep understanding of customer movie preferences, Redbox is able to acquire titles that the Company believes will perform well, generating incremental revenue at the kiosk. In addition, Redbox is able to broadly release titles across other digital platforms concurrently with its release, and with the revenue generated from the kiosk rents, Redbox can either fully or mostly recoup the upfront fees for those long-term distribution rights. The Company can then subsequently license to other streaming partners downstream in transactional or subscription streaming to drive greater revenue and profits.

8.
Best-in-class service team provides additional growth opportunities. Because of the scale and efficiency required to service 40,000 kiosks across 34,000 retail locations, Redbox has developed a large, national, best-in-class service team. With such a strong operations team, the Company can more efficiently and cost effectively install, merchandise, and service other kiosk-based, automated retailers than those companies can themselves. In addition to creating a new avenue for revenue growth, the service business helps reduce operational and overhead costs required for servicing Redbox as we realize efficiencies of scale.

Market Opportunity
The growth of streaming services has disrupted the traditional television distribution industry with a growing number of consumers “cutting the cord” and abandoning their traditional cable subscriptions. In 2020, the traditional pay television companies lost a net 7.2 million subscribers according to SNL Kagan as viewers continue to switch to OTT streaming services. SNL Kagan further predicts that by 2024, more than half the U.S. population will only be using streaming services and less than half of the population will still subscribe to traditional pay television versus 64% in 2020. This disruption in the market and change in consumer behavior serve as tailwinds for Redbox’s digital transformation as more late adopters, who most resemble Redbox customers, cut the cord.
As consumers leave the traditional pay television ecosystem, many are replacing those content services by accessing multiple other services requiring more apps, more passwords, and more billing information, which creates complexity and confusion for consumers. By providing Redbox customers with a single app offering a wide variety of entertainment choices, Redbox can provide consumers with a one-stop shop across multiple content services that we believe will simplify the customer experience, minimize customer churn, and drive higher average revenue.
In addition to the large consumer shift in cord cutting, the Company’s introduction of multiple new digital products has expanded its total addressable market. For DVD rental alone, the total addressable market is expected to be $1.1 billion in 2023 in the US according to IBISWorld 2020. With Redbox’s TVOD service, the Company is also competing in a $4.2 billion market today according to SNL Kagan. And with the expansion into AVOD and SVOD Channels, Redbox projects an even larger growth opportunity, per SNL Kagan, with a current total addressable market of $18 billion and $26 billion in the US, respectively, representing 12% growth from 2020 to 2021. With a combined total addressable market of approximately $50 billion, we believe Redbox is well positioned for growth given its established brand, customer base, and marketing assets and scale.

Growth Strategy
Redbox’s transformation into a multi-faceted entertainment Company creates multiple areas for future growth. The Company’s expansion into both the AVOD and SVOD markets allow Redbox to participate in a very large and rapidly growing market. The Company is well positioned for long-term value creation through its focus on:
Accelerating AVOD adoption. Redbox projects rapid growth for the Company’s ad-supported service through increased investment in licensed content to expand the Free Live TV and Free On Demand content offerings. Through increased content volume and licensing of higher profile content, the Company expects to drive higher engagement and more hours watched per customer. Further, this improved content is expected to drive an increase in new customers, accelerating the business while maintaining a reasonable customer acquisition cost.
Launching SVOD channels platform. The launch of Redbox’s SVOD channels service will become another meaningful revenue stream. Redbox will act as the merchant of record, collecting 100% of the subscription revenue before paying the SVOD channel owner’s revenue share. By providing access to multiple SVOD channel options, customers can easily subscribe to one or more SVOD services all within the context of the Redbox app, and Redbox can easily merchandise the third party SVOD content and service via the millions of Redbox app downloads on mobile devices, streaming media players, game consoles, and connected televisions.
Growing multi-product customers. Redbox will grow multi-product customers through increasing customer acquisition marketing and spend across streaming device partners, marketing at the kiosk, and other external paid media. The Company has relied primarily on internal e-mail and SMS channels to drive customer acquisition. Thus, increased spend and attention via these additional channels with more content and services offered, will drive greater customer growth. Redbox will also continue to invest in driving multi-product customer adoption through improved CRM, greater personalization and targeted use of promotions to create more personalized customer funnels to encourage users to trial and adopt other digital services within the Redbox app.
Ramping Redbox Entertainment. Redbox Entertainment drives additional revenue in two ways. First, it provides more content for the kiosk and On Demand and secondly, it generates revenue from distributing and licensing to other streaming platforms. Redbox expects to ramp the number of releases to 36 a year or three releases per month. The number of releases will naturally ramp as committed titles complete production and are delivered and the pipeline continues to grow.
Competition
Redbox competes for the time and attention of its users across different forms of media, including physical media retailers, traditional broadcast, cable, satellite and internet-delivered video, multichannel video programming distributors (“MVPDs”), over the top (“OTT”) media services and providers (including those that provide pirated content), video gaming providers, other providers of in-home and mobile entertainment such as radio, music streaming services, and social media and networking websites. Redbox further competes for the acquisition of film properties and their distribution by other companies. Many consumers maintain simultaneous relationships with multiple in-home entertainment providers and can easily shift time and spend from one provider to another.
Redbox competes to attract, engage, and retain users based on a number of factors, including the user experience, content range and quality, ease of use of Redbox’s platform, price, accessibility, perceptions of advertising load, brand awareness and reputation.
Many of Redbox’s competitors enjoy competitive advantages such as greater brand recognition, legacy operating histories and larger marketing and content budgets, as well as greater financial, technical, human and other resources.
Seasonality
Redbox has generally experienced seasonality in its rentals and revenue. Historically, greater demand over the holiday season typically results in higher rentals November through January. April has usually been a low rental month due, in part, to retail release timing in connection with the Academy Awards that historically has provided stronger content and resulted in higher rentals in March. September and October have been low rental months due, in part, to the beginning of the school year and the introduction of the new fall television season. Seasonal effects may be increased or decreased by the number of releases and the relative attractiveness of movie titles and their respective genres in a particular quarter or year, which may have lingering effects in subsequent periods. Significant recurring events, such as the Olympics, also have a negative impact on rentals as they compete with customer viewing interest for movie content and affect retail release timing, which aims to avoid such events.
Employees
As of December 31, 2020, Redbox had approximately 1,467 employees. Included in this total were approximately 1,110 field service employees throughout the U.S. and internationally, who have broadened Redbox’s geographic reach to develop and maintain strong relationships with retailers and service Redbox’s kiosks.
Properties
Redbox leases its principal office located at 1 Tower Lane, Suite 800, Oakbrook Terrace, Illinois 60181. Upon consummation of the business combination, this will continue to be the principal office of the business. The phone number of this office is 630-756-8000.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against Redbox or any members of its management team in their capacity as such.

REDBOX MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provides information that Redbox’s management believes is relevant to an assessment and understanding of Redbox’s consolidated results of operations and financial condition. The discussion should be read together with “Selected Historical Financial Information of Redbox” and the historical audited annual consolidated financial statements as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018, and unaudited interim consolidated financial statements as of June 30, 2021 and the six month periods ended June 30, 2021 and 2020, and the respective notes thereto, included elsewhere in this proxy statement/prospectus.
The discussion and analysis should also be read together with Redbox’s unaudited pro forma financial information for the year ended December 31, 2020 and the six months ended June 30, 2021. See “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward looking statements based upon current expectations that involve risks and uncertainties. Redbox’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus. Unless the context otherwise requires, references in this “Redbox Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “our”, “us”, “Redbox” and the “Company” refer to the business and operations of Redwood Intermediate, LLC and its consolidated subsidiaries prior to the business combination and to Redbox Entertainment Incorporated and its consolidated subsidiaries, following the consummation of the business combination.
Overview
Redbox is an established brand and leading provider in the home video rental market in the United States. The Company is focused on providing its customers with the best value in entertainment and the most choice in how they consume it, through physical media and/or digital services. For its Legacy Business, the Company operates a nationwide network of approximately 40,000 self-service kiosks where consumers can rent or purchase new-release DVDs and Blu-ray DiscsTM (“movies”). The Company also generates service revenue by providing installation, merchandising and break-fix services to other kiosk businesses. Finally, the Company also produces, acquires, and distributes movies exclusively through its film distribution label, Redbox Entertainment LLC, providing rights to talent-led films that are distributed across Redbox services as well as through third party digital services. For its digital business, the Company provides both transactional and ad-supported digital streaming services, which include 1) Redbox On Demand, a transactional service which provides digital rental or purchase of new release and catalog movies and TV content, 2) Redbox Free On Demand, an ad-supported service providing free movies and TV shows on demand, and 3) Redbox Free Live TV, a free, ad-supported television service giving access to over 100 linear channels.
Redbox is undergoing a significant business expansion and digital transformation. The Company has transitioned from a pure-play DVD rental company to a multi-faceted entertainment company that provides tremendous value and choice by offering DVD rentals as well as multiple digital products across a variety of content windows including transactional (TVOD), ad-supported (AVOD), subscription (SVOD), and being a distributor of feature films with a growing library of original content.
Redbox currently conducts its business through two operating segments: (1) Legacy Business and (2) Digital Business.
Redbox Legacy Business
Redbox’s mission has always been to make it ridiculously cheap and easy for customers to get the home entertainment they want. Redbox provides exceptional customer value with new release movie disc rentals priced at $2 or less a night, about 1/3 of the cost of a digital rental, which are typically $5.99 or more on digital retail platforms including Redbox On Demand. Customers have the flexibility to rent a movie from one location and return their rental to any kiosk. Kiosks are located primarily at grocery stores, mass retailers, drug stores, dollar retailers, and convenience stores. With approximately 33,000 locations and more than 150 retail partners, consumers have convenient access to kiosks as part of their routine shopping experiences. Revenue is generated primarily through the fees charged to rent or purchase a movie, and Redbox pays retailers a  percentage of the revenue generated at the Redbox kiosks installed at their locations. The Company obtains content through revenue sharing agreements and license agreements with major studios as well as through direct purchases from independent distributors and other suppliers.
With a loyal, differentiated customer base comprising of more than 40 million individuals, the business also benefits from tremendous customer scale and an expansive marketing reach. Redbox’s customers are value-conscious, love movies and entertainment, and tend to be late-adopters of new technology. Given the scale of the existing customer base, the Company has built a sizable marketing program that includes more than 46 million e-mail subscribers, 6 million SMS subscribers, 43 million mobile app downloads, and an estimated 400 million weekly impressions at retail. In addition, Redbox has built a unique asset in its loyalty and rewards program, Redbox Perks, which currently boasts 40 million members. Customers earn points for their rentals or purchases and can use those points for free rentals in the future. This tiered loyalty program gives the Company the ability to reward their most loyal and valuable customers while providing a currency for incenting increased transaction frequency and other behaviors, such as downloading the Redbox app or trying new products and services. Redbox Perks is a vehicle to provide greater value to value-conscious customers and is central to its marketing and customer strategy. The program is a differentiator in the market and competitive advantage for Redbox.
Redbox has also established Redbox Entertainment LLC as a movie distribution label through which the Company acquires North American rights and distributes feature films through Redbox kiosks, Redbox On Demand, third party digital transactional platforms and other streaming services. Redbox Entertainment not only acquires rights to finished films but also commits to slate deals for movies to be produced, giving the Company input on scripts and/or talent. The Company is able to generate meaningful gross profit from these films through promotional initiatives on its own platform and by selling downstream rights to subscription streaming services. And, because the Company is acquiring long term exclusive rights to these films, Redbox is building a content library which can be used on its Free On Demand (AVOD) and Free Live TV (FLTV) services or further licensed to other streaming platforms in later windows.
In addition, Redbox Entertainment benefits from the Company’s robust rental data and insights into what titles and talent will perform. The Company has released a number of films since 2019 and aims to ramp to releasing 3 new movies per month. The Company has already announced a slate deal with John Wick-producer, Basil Iwanyk, committing to 12 action/thriller films over the next several years.
Finally, Redbox has a service business, which employs a team of more than 1,000 best-in-class field workers nationwide to manage kiosk installation, merchandising and break-fix services. In addition to maintaining Redbox’s kiosks, the Company’s service team also supports other kiosk businesses. The Company has service agreements with multiple companies that have national and regional kiosk networks and since June of 2020, Redbox has been the primary vendor for Amazon to service their expanding Amazon locker locations. The service business helps mitigate the operational costs of the DVD business while generating incremental margin dollars.
Redbox Digital Business
Redbox is rapidly expanding its digital products and leveraging its customer and marketing scale to grow these businesses. The Company is building a digital ecosystem that consumers can use as a one stop shop for their entertainment needs by engaging with a variety of digital video services within the Redbox app in an integrated, easy-to use format. This simplifies the customer experience, drives multi-product adoption, and minimizes customer churn. These services span multiple business models including transactional, ad-supported, and in the near future, subscription. The Company’s digital products are available to stream across web browsers, mobile devices, and almost every major consumer device, including streaming media players such as Roku and Apple TV, TV’s such as Samsung, LG, and VIZIO, and gaming consoles like Xbox.
In December 2017, the Company launched Redbox On Demand, a digital transactional video-on-demand service (TVOD), allowing customers to rent or buy new release and catalog digital movies and television episodes, with new release prices typically ranging from $5.99 to $24.99 and catalog movies from $1.99 to $3.99, not including any discounts. Since 2020, customers have also been able to digitally rent movies that are still in theaters, which is known as Premium Video-On-Demand (PVOD). Customers pay a transactional fee to rent or buy content while earning Redbox Perks loyalty points every time they transact. Redbox On

Demand has seen rapid growth and adoption with over 3 million customers to date. That growth has been fueled primarily though leveraging the Company’s own marketing channels including e-mail and SMS and offering rewards points or promos to drive digital customer acquisition. The Company’s marketing reach and existing customer base has resulted in extremely low customer acquisition costs of ~$3, generating rapid digital adoption while keeping overall marketing expense relatively low.
In February 2020, the Company launched Redbox Free Live TV (FLTV), an ad-supported digital linear television service, as a complement to the existing transactional On Demand service. With over 100 linear channels and growing, including three Redbox-branded and programmed channels, Free Live TV gives customers the opportunity to channel surf and find content that interests them. One of the Redbox-branded channels, the Redbox Free Movie Channel, is also currently syndicated to the Roku Channel and Vizio Watchfree services, which drives greater viewership and revenue, and the Company has plans to syndicate this channel to additional services. Free Live TV has already seen significant adoption with more than 8 million users in the first 12 months.
Redbox also recently launched an ad-supported Free On Demand service (AVOD) in December 2020. AVOD gives consumers complete control over when they watch and with the growth of Redbox’s AVOD library, which is now at more than 2,000 movies and TV episodes, consumers have a broad amount of content to choose from. The ad-supported services (FLTV and AVOD) have seen strong growth in engagement as new titles are added and awareness of the offering grows.
The Company is also developing a subscription channels product (SVOD Channels), which will give consumers the opportunity to subscribe to multiple third party premium SVOD channels through the Redbox app. Premium SVOD channels will be merchandised alongside the new release transactional content and free ad-supported on demand content. Redbox will simplify the sign-in, content discovery, and billing process for customers by providing an integrated solution through the Redbox app. Further, the Company intends to provide additional value to its customers through bundled offers with loyalty points and/or promotions for discounts at the kiosk to drive customer acquisition and retention.
Finally, Redbox operates a media advertising business which monetizes hundreds of millions of monthly display ad impressions across the mobile app, web, e-mail and kiosk network. The Company drives advertising revenue through a mix of programmatic advertising and direct sales. Direct ad sales for the media above as well as video advertising for Free On Demand and FLTV are driven by an internal sales team and a strategic sales partnership with Screenvision.
Growth Strategy
Redbox’s transformation into a multi-faceted entertainment Company creates multiple areas for future growth. The Company’s expansion into both the AVOD and SVOD markets allow Redbox to participate in a very large and rapidly growing market. The Company is well positioned for long-term value creation through its focus on:
Accelerating AVOD adoption.   Redbox projects rapid growth for the Company’s ad-supported service through increased investment in licensed content to expand the Free Live TV and Free On Demand content offerings. Through increased content volume and licensing of higher profile content, the Company expects to drive higher engagement and more hours watched per customer. Further, this improved content is expected to drive an increase in new customers, accelerating the business while maintaining a reasonable customer acquisition cost.
Launching SVOD channels platform.   The launch of Redbox’s SVOD channels service will become another meaningful revenue stream. Redbox will act as the merchant of record, collecting 100% of the subscription revenue before paying the SVOD channel owner’s revenue share. By providing access to multiple SVOD channel options, customers can easily subscribe to one or more SVOD services all within the context of the Redbox app, and Redbox can easily merchandise the third party SVOD content and service via the more than 43 million Redbox app downloads on mobile devices, streaming media players, game consoles, and connected televisions.
Growing multi-product customers.   Redbox will grow multi-product customers through increasing customer acquisition marketing and spend across streaming device partners, marketing at the kiosk, and other external paid media. The Company has relied primarily on internal e-mail and SMS channels to drive customer acquisition. Thus, increased spend and attention via these additional channels with more content and services offered, will drive greater customer growth. Redbox will also continue to invest in driving multi-product customer adoption through improved CRM, greater personalization and targeted use of promotions to create more personalized customer funnels to encourage users to trial and adopt other digital services within the Redbox app.
Ramping Redbox Entertainment.   Redbox Entertainment drives additional revenue in two ways. First, it provides more content for the kiosk, On Demand and the ad-supported offerings; secondly, it generates revenue from distributing and licensing to other streaming platforms. Redbox expects to ramp the number of releases to 36 a year which is twice the anticipated number of releases in 2022. The number of releases will naturally ramp as committed titles complete production and are delivered and the pipeline continues to grow.
Impact of COVID-19 and Emerging Industry Trends
In March 2020, the World Health Organization recognized the novel strain of coronavirus, COVID-19, as a pandemic. Public and private sector policies and initiatives to reduce the transmission of COVID-19 have varied significantly across the United States (“U.S.”). Throughout most of the first six months of 2021, a significant percentage of the U.S. population was subject to meaningful restrictions on activities, which included limitations on the operation of non-essential businesses including retail operations, requirements that individuals remain in or close to their homes, school closures, theater closures, limitations on large gatherings, travel restrictions and other policies to promote or enforce physical distancing. These restrictions may not only impact how the Company’s customers use its products and services but also affect content production, release and distribution. During 2020 and the first six months of 2021, the Company experienced a decline in physical movie rentals, due in part to a significant decline in new movie releases and theater closures along with governmental and retail store restrictions. The Company’s On Demand transactional offering is also dependent on new releases, albeit at a lesser level than the physical business as the On Demand platform has a larger catalog offering. In the second half of 2020 and into 2021, the growth potential of Redbox On Demand has been negatively impacted by fewer new releases driven by changes in release strategy by studios throughout the pandemic. The Company continues to monitor and evaluate the impact of this health crisis on its business given that the duration is still unknown and public policy actions continue to evolve. Accordingly, due to the evolving and uncertain nature of this situation, the Company is not able to estimate the full extent of the impact on its operating results, cash flows and financial position, particularly over the near to medium term. The Company will also be closely monitoring the impact of COVID-19 on its customers, employees, and vendors, including, retail and studio partners.
As a result of temporary theater closures in 2020 and 2021 due to the COVID-19 pandemic, studios and content producers either delayed the release of movies into future periods or experimented with alternative release strategies which altered the typical window cadence. One alternative release method was to sell movies directly to subscription services for exclusive release on their respective platforms. As a result, these titles were not available through a traditional transactional On Demand window, thus leading to fewer new release titles available to the Company. The Company expects these type of transactions to continue to happen from time to time, but may be less likely going forward with the reopening of theatrical exhibitors and the opportunity to achieve higher returns for both studios and artists. The Company is mitigating the impact of titles sold directly to subscription services by building out a library of content via its Redbox Entertainment label. Redbox Entertainment titles are available physically and digitally on Redbox platforms and will also be monetized across other platforms.
The second alternative release strategy that emerged was a simultaneous release on a studio’s digital platform as well as theatrical release to provide optionality to those customers who were not ready to return to the theater. Most of these titles release transactionally at the kiosk and on Redbox On Demand in a subsequent window.
The third alternative release is known as premium video on demand or “PVOD” which creates an early transactional window for an at-home digital theatrical release at a higher price point, typically $19.99. The PVOD releases provided consumers a way to watch new releases at home while theaters remain shuttered. Redbox On Demand participates in and benefits from PVOD releases as it provides an early window option to Redbox customers as well at this higher price point.

The Company expects studios to return to a more normal release slate as COVID-19 restrictions continue to ease due to the relationship with theatrical exhibitors and the draw of higher margin potential. As new release content builds back to pre-pandemic levels throughout the back half of 2021, the Company will also continue to build out its digital options such as ad-supported content to provide more options for customers to consume content at varying price points.
Comparability of Financial Information
The Company’s future results of operations and financial position may not be comparable to its historical results as a result of the business combination.
The Business Combination
On May 16, 2021, the Company became a party to the Business Combination Agreement with Seaport Global Acquisition Corp. (“SGAC”) (a publicly traded special purpose acquisition company). Following the closing of the business combination, the combined company will be organized in an “Up-C” structure in which the business of Redbox will be held by Redbox and its subsidiaries, and SGAC’s only material direct asset will consist of equity interests in Redbox.
The business combination is expected to be accounted for as a reverse recapitalization in accordance with US GAAP. Under the guidance in ASC 805, Business Combinations, SGAC is expected to be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the business combination, the Company’s single equity holder will have a majority of the voting power of the combined company, the Company will comprise all of the ongoing operations of the combined company, the current governing body of the Company will comprise a majority of the governing body of the combined company, and the Company’s senior management will comprise all of the senior management of the combined company. The boards of directors of both the Company and SGAC have approved the proposed business combination. The proposed business combination is expected to be completed in the second half of 2021, subject to, among other things, approval of SGAC’s shareholders, satisfaction of the conditions stated in the Business Combination Agreement and other customary closing conditions. The result of the transaction will transform the Company into a publicly traded entity on the Nasdaq stock exchange under the ticker symbol RDBX.
The Business Combination is expected to have a significant impact on the Company’s future reported financial position and results as a consequence of the reverse recapitalization. The most significant changes in Redbox’s future reported financial position and results are expected to be an estimated net increase in cash (as compared to Redbox’s consolidated balance sheet at June 30, 2021) of between approximately $16.3 million, assuming maximum shareholder redemptions permitted under the Business Combination Agreement, and $71.8 million, assuming no shareholder redemptions. Each redemption scenario includes approximately $50.0 million in proceeds from the private placement (“PIPE Investment”) to be consummated substantially simultaneously with the business combination, partially offset by a use of proceeds to pay down outstanding indebtedness under the Company’s Senior Facilities, as well as transaction costs for the business combination. The estimated transaction costs for the business combination are approximately $20.0 million, of which $5.0 million represents deferred underwriter fees related to SGAC’s initial public offering. See “Unaudited Pro Forma Combined Financial Information” included elsewhere in this proxy statement/prospectus.
As a result of the business combination, the Company expects to become the successor to an SEC-registered and Nasdaq-listed company under the ticker symbol RDBX, which will require it to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. The Company expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources. The Company estimates that these incremental costs will be approximately $10.0 million per year.
Selected Financial Data and Key Metrics
The selected consolidated financial data below should be read in conjunction with the following MD&A and the consolidated financial statements and notes hereto. All references to rentals and net rental revenue presented within MD&A include physical and On Demand rentals and revenue, unless otherwise noted, respectively.

Management uses these non-GAAP financial measures internally for strategic decision-making, forecasting future results, and evaluating current performance. Management believes that the non-GAAP financial measures provide a more consistent comparison of its operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provides a more complete understanding of factors and trends affecting its business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Refer to “Use of Non-GAAP Measures” below for discussion of this measure and related reconciliation.
Key Financial Measures Dollars in thousands	Six Months Ended June 30,		Year ended December 31,
	2021	2020	2020	2019	2018
Total net revenue	$146,120	$366,545	$546,191	$858,370	$1,087,783
Product cost	$56,922	$149,505	$220,999	$359,880	$439,523
Gross margin	$89,198	$217,040	$325,192	$498,490	$648,260
Gross margin %	61.0%	59.2%	59.5%	58.1%	59.6%
Adjusted EBITDA	$(2,513)	$87,021	$113,776	$195,649	$292,046
Adjusted EBITDA as a % of net revenue	(1.7)%	23.7%	20.8%	22.8%	26.8%
Retail footprint
Ending number of kiosks	38,961	40,632	40,026	41,420	41,597
Ending number of locations	32,865	34,121	33,661	34,758	34,743
Physical Theatrical Titles Released in Period	18	63	68	140	160
Seasonality
The Company has generally experienced seasonality in its rentals and revenue. Historically, greater demand over the holiday season typically results in higher rentals November through January. April has usually been a low rental month due, in part, to retail release timing in connection with the Academy Awards that historically has provided stronger content and resulted in higher rentals in March. September and October have been low rental months due, in part, to the beginning of the school year and the introduction of the new fall television season. Seasonal effects may be increased or decreased by the number of releases and the relative attractiveness of movie titles and their respective genres in a particular quarter or year, which may have lingering effects in subsequent periods. Significant recurring events, such as the Olympics, also have a negative impact on rentals as they compete with customer viewing interest for movie content and affect retail release timing, which aims to avoid such events.
Components of Results of Operations
Revenue
The Company generates revenue primarily through fees charged to rent or purchase a movie. Revenue is presented net of promotional offerings provided to its consumers and any subsequent refunds.
Product Cost
Product Cost primarily represents the amortization of the Company’s physical content library and digital revenue sharing costs. Amortization of the content library is calculated using rental decay curves based on historical performance of movies over their useful lives. Given the steepness of the rental decay curve, amortization on most of the content library is recorded on an accelerated basis with substantially all of the amortization expense recognized within the first year after a title’s release.
The content library mainly includes (1) the costs paid to studios and other vendors to acquire content including revenue share as applicable, (2) costs incurred to label, sort, and ship content to the Company’s kiosks for merchandising, (3) costs incurred to destroy content after use if required under contractual arrangements with studios and (4) indirect taxes, if applicable. For content the Company expects to sell, it determines an estimated salvage value. Content salvage values are estimated based on the historical sales activity. The cost of each title is capitalized and amortized to its estimated salvage value. The rental decay curves and salvage value of the Company’s content library are periodically reviewed and evaluated.
Direct Operating
Direct Operating expense accounts primarily for (1) commissions the Company pays to its retailers, (2) credit card fees, (3)  operations support to both merchandise and service its kiosks, and (4) consumer electronic device royalties, licensing and digital rights management fees and content delivery network fees for delivery of On Demand content.
Marketing
Marketing expenses represent the cost of online and offline marketing and public relations efforts in national and regional advertising. The Company’s marketing efforts consist of various media programs, such as e-mail, text, mobile applications, social media, the Company’s loyalty program and digital advertising. However, the Company also leverages the visibility provided by its expansive network of approximately 40,000 kiosks and partnership programs with retailers and consumer goods manufacturers to attract and retain new customers.
General and Administrative
General and administrative expenses consist primarily of executive management, business development, finance, management information systems, human resources, legal, facilities, risk management and administrative support for operations.
Depreciation and Amortization
Depreciation and other expenses consist of depreciation charges on the Company’s installed kiosks as well as on computer equipment, leasehold improvements, and capitalizable costs for automobile leases and internally developed software related primarily to its customer-facing products. Amortization expenses are related to the amortization of intangible assets. For further information on amortization, see Note 4: Goodwill and Other Intangible Assets in the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.
Results of Operations for the Six Months Ended June  30, 2021 and 2020
	Six Months Ended June 30,		Six Months Ended June 30, 2021 vs 2020 YTD
Dollars in thousands	2021	2020	$	%
Net revenue	$146,120	$366,545	$(220,425)	(60.1)%
Product cost	56,922	149,505	92,583	61.9%
Gross margin	$89,198	$217,040	$(127,842)	(58.9)%
Gross margin %	61.0%	59.2%		1.8%
Operating expenses:
Direct operating	64,513	98,982	34,469	34.8%
Marketing	6,841	11,136	4,295	38.6%
General and administrative	30,508	33,809	3,301	9.8%
Depreciation and amortization	54,464	71,916	17,452	24.3%
Operating (loss) income	(67,128)	1,197	(68,325)	n.m.
Other expense, net:
Interest expense and other, net	(15,765)	(18,333)	2,568	14.0%
Total interest expense and other, net	(15,765)	(18,333)	2,568	14.0%

	Six Months Ended June 30,		Six Months Ended June 30, 2021 vs 2020 YTD
Dollars in thousands	2021	2020	$	%
Loss before income taxes	(82,893)	(17,136)	(65,757)	n.m.
Income tax benefit	(20,913)	(4,373)	16,540	n.m.
Net loss	$(61,980)	$(12,763)	$(49,217)	n.m.
Adjusted EBITDA(1)	$(2,513)	$87,021	$(89,534)	(102.9)%
Ending number of kiosks	38,961	40,632	(1,671)	(4.1)%
Physical Theatrical Titles Released in Period	18	63	(45)	(71.4)%

n.m. not meaningful
(1)
Refer to “Use of Non-GAAP Measures” below for discussion of this measure and related reconciliation.

Six months ended June 30, 2021 compared to the six  months ended June 30, 2020
Net Revenue.   Net revenue was $146.1 million, a decrease of $220.4 million or 60.1%, compared to net revenues of $366.5 million during the six months ended June 30, 2020. Physical movie rentals were negatively impacted by the COVID-19 global pandemic due to a material decline in new movie releases available to consumers resulting from broad-based movie theater closures and a material slowdown in new productions, both beginning in March 2020 compounded by regulatory restrictions on retail stores intended to prevent the spread of COVID-19, meaningfully reducing customer traffic. Due to the prolonged impact of theater closures, the six months ended June 30, 2021 experienced 71.4% fewer theatrical titles released at the kiosk physically versus the same period in 2020 as well as fewer titles flowing into the quarter from Q4 2020 versus Q4 2019. The decrease in revenue primarily resulting from the kiosk rental declines year over year, down 68.2%, is partially offset by a 4.2% increase in rental revenue per physical rental. On Demand revenue was also negatively impacted by the lack of new releases in the quarter versus a year ago reflected by a decrease of 37.3% in revenue.
Product Cost.   Product Cost was $56.9 million, a decrease of $92.6 million or 61.9% compared to the same period in 2020, due to variable cost savings from the reduction in new releases.
Gross Margin.   Gross margin was $89.2 million, a decrease of $127.8 million or 58.9%, compared to gross margin of $217.0 million for the six months ended June 30, 2020, due to lower net revenue as discussed above.
Gross margin as a percentage of net revenue increased to 61.0% for the six months ended June 30, 2021 as compared to 59.2% for the same period in 2020. In addition to the demand impacts on net revenue as discussed above, a number of factors, including growth of On Demand as percent of total business, individual studio release slates as well as timing of individual releases within the period and the mix of content performance depending on the source of content acquisition can impact margin.
Direct Operating Expenses.   Direct Operating expenses were $64.5 million, a decrease of $34.5 million or 34.8% compared to the same period in 2020, due to decreases in variable expenses like credit cards fees and retailer revenue share driven by lower rentals, and reductions in supply chain expense related to fewer merchandising weeks due to fewer titles being released.
Marketing Expenses.   Marking expenses were $6.8  million, a decrease of $4.3 million or 38.6% compared to the same period in 2020, due to cost savings initiatives driven by the impact of the pandemic on top line revenue.
General and Administrative Expenses.   General and administrative expenses were $30.5 million, a decrease of $3.3 million or 9.8% compared to the same period in 2020, due to cost saving initiatives driven by the impact of the pandemic on top line revenue, partially offset by $2.1 million in transaction related costs in connection with the Company’s planned Business Combination.

Depreciation and Amortization.   Depreciation and amortization decreased by 24.3% to $54.5 million for the six  months ended June 30, 2021, compared to the same period in 2020 due to kiosks being fully depreciated.
Operating (Loss) Income.   Operating loss for the six months ended June 30, 2021 was ($67.1) million compared to operating income of $1.2 million for the same period in 2020. The $68.3 million decrease is primarily driven by the net revenue decrease as described above, partially offset by a decrease in direct operating costs.
Net Loss.   Net loss was ($62.0) million for the six  months ended June 30, 2021 compared to net loss of ($12.8) million for the same period in 2020 reflecting the decrease in operating income discussed above, partially offset by lower income taxes for the year.
Adjusted EBITDA.   Adjusted EBITDA was ($2.5) million, a decrease of $89.5 million, compared to Adjusted EBITDA of $87.0 million for the same period in 2020. The decrease is primarily due to decreases in Legacy Business net revenue, partially offset by a decrease in product costs, direct operating costs due to variable direct cost savings and a decrease to both marketing and general and administrative spend through the Company’s cost savings initiatives.
Segment Discussion
Legacy Business
Results
	Six Months Ended		Six Months Ended June 30, 2021 vs 2020
	June 30, 2021	June 30, 2020
Dollars in thousands			$	%
Net revenue	$129,764	$342,561	$(212,797)	(62.1)%
Adjusted EBITDA	(4,314)	84,993	(89,307)	(105.1)%
Adjusted EBITDA margin	(3.3)%	24.8%		n.m.
Physical Theatrical Titles Released	18	63	(45)	(71.4)%
Physical Rentals (in thousands)	32,860	103,329	(70,469)	(68.2)%
Net kiosk rental revenue per physical rental	$3.22	$3.09	$0.13	4.2%
Net Revenue.   Net revenue was $129.8 million, a decrease of $212.8 million or 62.1%, compared to net revenues of $342.6 million during the six months ended June 30, 2020. Physical movie rentals were negatively impacted by the COVID-19 global pandemic due to a material decline in new movie releases available to consumers resulting from broad-based movie theater closures and a material slowdown in new productions, both beginning in March 2020 compounded by regulatory restrictions on retail stores intended to prevent the spread of COVID-19, meaningfully reducing customer traffic. Due to the prolonged impact of theater closures, the six months ended June 30, 2021 experienced 71.4% fewer theatrical titles released at the kiosk physically versus the same period in 2020. The decrease in revenue primarily resulting from the kiosk rental declines year over year, down 62.1%, is partially offset by a 4.2% increase in rental revenue per physical rental.
Adjusted EBITDA.   Adjusted EBITDA was ($4.3) million, a decrease of $89.3 million compared to $85.0 million in the prior year due to decreases in net revenue, partially offset by a decrease in product costs, direct operating costs due to variable direct cost savings and a decrease to both marketing and general and administrative spend through the Company’s cost savings initiatives.

Digital Business
Results
	Six Months Ended		Six Months Ended June 30, 2021 vs 2020
	June 30, 2021	June 30, 2020
Dollars in thousands			$	%
Net revenue	$16,356	$23,984	$(7,628)	(31.8)%
Adjusted EBITDA	1,801	2,028	(227)	(11.2)%
Adjusted EBITDA margin	11.0%	8.5%		250 pts
Net Revenue.   Net revenue was $16.4 million, a decrease of $7.6 million or 31.8%, compared to net revenues of $24.0 million during the six months ended June 30, 2020. The Company’s On Demand business reporting a 37.3% decrease in revenue and the Company’s Media Network business reported a 9.4% decrease. On Demand was hampered as fewer new releases were available compared to the prior year as studios continued to delay new releases and experiment with alternative release strategies throughout the pandemic as discussed previously. The advertising industry was also negatively affected by the impact of COVID-19 as traditional advertisers reduced marketing budgets and spending.
Adjusted EBITDA.   Adjusted EBITDA was $1.8 million, a decrease of $0.2 million, compared to Adjusted EBITDA of $2.0 million during the prior year reflecting a decline in top line revenue, partially offset by reduced operating costs related to moving from an external to internal On Demand platform.
Results of operations for the years ended December 31, 2020, 2019 and 2018
	For the years ended December 31,			2020 vs 2019		2019 vs 2018
Dollars in thousands	2020	2019	2018	$	%	$	%
Net revenue	$546,191	$858,370	$1,087,783	$(312,179)	(36.4)%	$(229,413)	(21.1)%
Product cost	220,999	359,880	439,523	138,881	38.6%	79,643	18.1%
Gross margin	$325,192	$498,490	$648,260	$(173,298)	(34.8)%	$(149,770)	(23.1)%
Gross margin %	59.5%	58.1%	59.6%		1.4%		(1.5)%
Operating expenses:
Direct operating	167,090	237,490	274,155	70,400	29.6%	36,665	13.4%
Marketing	21,214	25,813	33,020	4,599	17.8%	7,207	21.8%
General and administrative	62,235	67,158	81,529	4,923	7.3%	14,371	17.6%
Depreciation and amortization	136,838	138,274	133,493	1,436	1.0%	(4,781)	(3.6)%
Operating (loss) income	(62,185)	29,755	126,063	(91,940)	n.m.	(96,308)	(76.4)%
Other expense, net:
Interest expense and other, net	(32,522)	(44,578)	(45,155)	12,056	27.0%	577	1.3%
Total interest expense and other, net	(32,522)	(44,578)	(45,155)	12,056	27.0%	577	1.3%
(Loss) income before income taxes	(94,707)	(14,823)	80,098	(79,884)	n.m.	(95,731)	(118.3)%
Income tax (benefit) expense	(25,204)	(7,256)	19,455	17,948	n.m.	26,711	137.3%
Net (loss) income	$(69,503)	$(7,567)	$61,453	$(61,936)	n.m.	$(69,020)	(112.3)%
Adjusted EBITDA(1)	$113,776	$195,649	$292,046	$(81,873)	(41.8)%	$(96,397)	(33.0)%

	For the years ended December 31,			2020 vs 2019		2019 vs 2018
Dollars in thousands	2020	2019	2018	$	%	$	%
Ending number of kiosks	40,026	41,420	41,597	(1,394)	(3.4)%	(177)	(0.4)%
Physical Theatrical Titles Released in Period	68	140	160	(72)	(51.4)%	(20)	(12.5)%

n.m. not meaningful
(1)
Refer to “Use of Non-GAAP Measures” below for discussion of this measure and related reconciliation.

Year ended December 31, 2020 compared to the year ended December 31, 2019
Net Revenue.   Net revenue was $546.2 million, a decrease of $312.2 million or 36.4%, compared to net revenues of $858.4 million for the year ended December 31, 2019. Physical movie rentals were negatively impacted by the COVID-19 global pandemic due to a material decline in new movie releases available to consumers resulting from broad-based movie theater closures and a material slowdown in new productions, both beginning in March 2020 compounded by regulatory restrictions on retail stores intended to prevent the spread of COVID-19, meaningfully reducing customer traffic. Theatrical release count was 68 compared to 140 in the prior year, a decrease of 51.4%, reflecting the impact of theater closures. The decrease in revenue primarily resulting from the rental decline year over year is partially offset by continued growth in On Demand and other revenue streams such as servicing kiosks and sales of the Company’s previously viewed movies inventory.
Product Cost.   Product Cost was $221.0 million, a decrease of $138.9 million or 38.6%, compared to $359.9 million for the same period in 2019 due to variable cost savings from the reduction in new releases.
Direct Operating Expenses.   Direct Operating expenses were $167.1 million, a decrease of $70.4 million or 29.6%, compared to the same period in 2019 due to lower variable expenses including credit cards fees and retailer revenue share expenses along with reductions in supply chain expense related to fewer titles being released.
Marketing Expenses.   Marking expenses decreased by 17.8% to $21.2 million for the year ended December 31, 2020 as compared to $25.8 million for the same period in 2019 due to cost savings initiatives driven by the impact of the pandemic on top line revenue.
General and Administrative Expenses.   General and administrative expenses were $62.2 million, a decrease of $4.9 million or 7.3%, compared to $67.2 million for the same period in 2019 due to cost savings initiatives driven by the impact of the pandemic on top line revenue.
Depreciation and Amortization.   Depreciation and amortization decreased by 1.0% to $136.8 million for the year ended December 31, 2020 as compared to $138.3 million for the same period in 2019 due to kiosks reaching the end of their depreciable useful lives.
Gross Margin.   Gross margin was $325.2 million, a decrease of $173.3 million or 34.8%, compared to gross margin of $498.5 million for the year ended December 31, 2019 due to lower net revenue as discussed above.
Gross margin as a percentage of net revenue increased to 59.5% for the year ended December 31, 2020 as compared to 58.1% for the same period in 2019, reflecting a higher mix of On Demand revenue.
Operating (Loss) Income.   Operating loss for the year ended December 31, 2020 was ($62.2) million compared to operating income of $29.8 million for the same period in 2019. The decrease is primarily driven by the net revenue decrease as described above, partially offset by a decrease in direct operating costs. During 2020, the Company received $7.0 million in connection with a class action settlement specific to credit card fees.
Net Loss.   Net loss increased $61.9 million to net loss of ($69.5) million during the year ended December 31, 2020, as compared to the same period in 2019. The decline is due to the decrease in operating income as discussed above, partially offset by lower income taxes for the year.

Adjusted EBITDA.   Adjusted EBITDA was $113.8  million, a decrease of $81.9 million or 41.8%, compared to Adjusted EBITDA of $195.6 million for the same period in 2019. The decline is due to decreases in net revenue in the Company’s Legacy Business, partially offset by a decrease in product costs, direct operating costs due to variable direct cost savings and a decrease to both marketing and general and administrative spend through the Company’s cost savings initiatives.
Segment Discussion
Legacy Business
Results
	Year ended		2020 vs 2019
	December 31, 2020	December 31, 2019
Dollars in thousands			$	%
Net revenue	$506,437	$838,627	$(332,190)	(39.6)%
Adjusted EBITDA	109,074	197,887	(88,813)	(44.9)%
Adjusted EBITDA margin	21.5%	23.6%		(210)pts
Physical Theatrical Titles Released	68	140	(72)	(51.4)%
Physical Rentals (in thousands)	146,364	250,111	(103,747)	(41.5)%
Net kiosk rental revenue per physical rental	$3.12	$3.12	$—	—%
Net Revenue.   Net revenue was $506.4 million, a decrease of $332.2 million or 39.6%, compared to net revenue of $838.6 million for the year ended December 31, 2019. Physical movie rentals were negatively impacted by the COVID-19 global pandemic due to a material decline in new movie releases available to consumers resulting from broad-based movie theater closures and a material slowdown in new productions, both beginning in March 2020 compounded by regulatory restrictions on retail stores intended to prevent the spread of COVID-19, meaningfully reducing customer traffic. Due to the prolonged impact of theater closures, the year ended December 31, 2021 experienced 51.4% fewer theatrical titles released at the kiosk physically versus the same period in 2019. The decrease in revenue primarily resulting from the rental decline year over year is partially offset by continued growth in other revenue streams such as servicing kiosks and sales of the Company’s previously viewed movies inventory.
Adjusted EBITDA.   Adjusted EBITDA was $109.1  million, a decrease of $88.8 million or 44.9%, compared to Adjusted EBITDA of $197.9 million for the year ended December  31, 2019. The decrease in Adjusted EBITDA is primarily driven by the decrease in net revenue discussed above, partially offset by a decrease in direct operating costs due to variable direct cost savings and a decrease to both marketing and general and administrative spend through the Company’s cost savings initiatives. During 2020, the Company received $7.0 million in connection with a class action settlement specific to credit card fees.
Digital Business
Results
	Year ended		2020 vs 2019
	December 31, 2020	December 31, 2019
Dollars in thousands			$	%
Net revenue	$39,754	$19,743	$20,011	101.4%
Adjusted EBITDA	4,702	(2,238)	6,940	n.m.
Adjusted EBITDA margin	11.8%	(11.3)%		n.m.
Net Revenue.   Net revenue was $39.8 million, an increase of $20.0 million or 101%, compared to $19.7 million for the year ended December 31, 2019. The increase in net revenue was driven by a 124.6% increase in the Company’s On Demand business along with a 4.3% increase in the Company’s Media Network business.

Adjusted EBITDA.   Adjusted EBITDA was $4.7 million, an increase of $6.9 million, compared to a loss of ($2.2) million during 2019. The increase in Adjusted EBITDA is driven primarily by the growth in the Company’s On Demand business.
Year ended December 31, 2019 compared to the year ended December 31, 2018
Net Revenue.   Net revenue was $858.4 million, a decrease of $229.4 million or 21.1%, compared to $1.1  billion for the year ended December 31, 2018. The decrease in revenue primarily reflects the impact of fewer new movies releasing at the kiosk driving the rental decline year-over-year. Further the genre strength of new movie releases in 2019 was inferior to the genres released in 2018. Typically action titles have the highest rental potential and there were 36% fewer action titles in 2019. The year-to-date variance partially offset by a 25 cent increase in the daily rental fee of DVDs effective March 29, 2018 and continued growth in On Demand and other revenue streams such as sales of previously viewed movies.
Product Cost.   Product Cost was $359.9 million, a decrease of $79.6 million or 18.1%, compared to $439.5 for the same period in 2018 due to variable cost savings from the reduction in new releases.
Direct Operating Expenses.   Direct Operating expenses decreased by 13.4% to $237.5 million for the year ended December 31, 2019 as compared to $274.2 for the same period in 2018 due to lower variable expenses including credit cards fees and retailer revenue share expenses along with reductions in supply chain expense related to fewer titles being released.
Marketing Expenses.   Marking expenses decreased by 21.8% to $25.8 million for the year ended December 31, 2019 as compared to $33.0 million for the same period in 2018 due to cost savings initiatives.
General and Administrative Expenses.   General and administrative expenses decreased by 17.6% to $67.2 million for the year ended December 31, 2019 as compared to $81.5 for the same period in 2018 due to cost savings initiatives.
Depreciation and Amortization.   Depreciation and amortization increased by 3.6% to $138.3 million for the year ended December 31, 2019 as compared to $133.5 for the same period in 2018 due to kiosks reaching the end of their depreciable useful lives.
Gross Margin.   Gross margin was $498.5 million, a decrease of $149.8 million or 23.1%, compared to gross margin of $648.3 million for the year ended December 31, 2018. The decrease in gross margin is due to the decrease in lower net revenue as discussed above.
Gross margin as a percentage of net revenue decreased to 58.1% for the year ended December 31, 2019 as compared to 59.6% for the same period in 2018. In addition to the demand impacts on net revenue as discussed above, a number of external factors, including individual studio release slates as well as timing of individual releases within the period and the mix of content performance depending on the source of content acquisition can impact margin.
Operating Income.   Operating income decreased $96.3  million during the year ended December 31, 2019 compared to the same period in 2018. The decrease is primarily driven by a decrease in gross margin dollars as described above partially offset by decreases in direct operating costs, general and administrative and marketing expenses. Direct operating spend was lower than the prior year primarily due to variable direct cost savings. The Company also had lower marketing expenses in 2019 as it optimized spend after testing investments, like television advertising campaigns in 2018.
Net (Loss) Income.   Net loss was ($7.6) million for the year ended December 31, 2019 compared to net income of $61.5  million for the year ended December 31, 2018. The decline is due to the decrease in operating income as discussed above, partially offset by lower income taxes for the year.
Adjusted EBITDA.   Adjusted EBITDA was $195.6  million, a decrease of $96.4 million or 33%, compared to Adjusted EBITDA of $292.0 million for the year ended December 31, 2018. The decrease in Adjusted EBITDA is primarily driven by the decrease in gross margin dollars as described above reflecting fewer new movies released at the kiosk along with genre strength versus 2018, partially offset by decreases in direct operating costs, general and administrative and marketing expenses.

Segment Discussion
Legacy Business
Results
	Year ended		2019 vs 2018
	December 31, 2019	December 31, 2018
Dollars in thousands			$	%
Net revenue	$838,627	$1,077,731	$(239,104)	(22.2)%
Adjusted EBITDA	197,887	289,765	(91,878)	(31.7)%
Adjusted EBITDA margin	23.6%	26.9%		(330)pts
Physical Theatrical Titles Released	140	160	(20)	(12.5)%
Physical Rentals (in thousands)	250,111	324,362	(74,251)	(22.9)%
Net kiosk rental revenue per physical rental	$3.12	$3.14	$(0.02)	(0.5)%
Net Revenue.   Net revenue was $838.6 million, a decrease of $239.1 million or 22.2%, compared to net revenues of $1.1 billion for the year ended December 31, 2018. The decrease in revenue was driven by fewer theatrical releases in 2019 versus 2018. The quality of titles in 2018 was incredibly strong with 36% more large action titles. The resulting year-over-year rental decline was partially offset by continued growth in other revenue streams such as sales of previously viewed movies.
Adjusted EBITDA.   Adjusted EBITDA was $197.9  million, a decrease of $91.9 million or 31.7%, compared to Adjusted EBITDA of $289.8 million for the year ended December  31, 2018. The decrease in Adjusted EBITDA is driven by a decrease in gross margin dollars, partially offset by decreases in direct operating costs, general and administrative and marketing expenses. Direct operating spend was lower than the prior year primarily due to variable direct cost savings. The Company also had lower marketing expenses in 2019 as it optimized spend after testing investments, like television advertising campaigns in 2018.
Digital Business
Results
	Year ended		2019 vs 2018
	December 31, 2019	December 31, 2018
Dollars in thousands			$	%
Net revenue	$19,743	$10,052	$9,691	96.4%
Adjusted EBITDA	(2,238)	2,281	(4,519)	n.m.
Adjusted EBITDA margin	(11.3)%	22.7%		n.m.
Net Revenue.   Net revenue was $19.7 million, an increase of $9.7 million or 96.4%, compared to net revenue of $10.1 million for the year ended December 31, 2018. The increase was driven by a 134% increase in the Company’s On Demand business and 21% increase in the Company’s Media Network business.
Adjusted EBITDA.   Adjusted EBITDA decreased $4.5  million to a loss of $2.2 million for the year ended December  31, 2019, compared to Adjusted EBITDA of $2.3 million during 2018. The decrease in Adjusted EBITDA is driven primarily by one-time new project costs that were incurred in 2018 that were excluded from the calculation of Adjusted EBITDA.
Use of Non-GAAP Measures
The Company defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA adjusts EBITDA by excluding the results of business optimization costs, one-time non-recurring costs, new business start-up costs, restructuring related costs and results of the

Company’s former video game business which was discontinued in December 2019. Neither EBITDA nor Adjusted EBITDA are presented in accordance with GAAP.
The Company uses EBITDA and Adjusted EBITDA for operational and financial decision-making and believes these measures are useful in eliminating certain items to focus on what it deems to be indicators of operating performance. EBITDA and Adjusted EBITDA are also used by many of the Company’s investors, securities analysts, and other interested parties in evaluating operational and financial performance as well as debt service capabilities. The Company believes that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors by allowing an understanding of key measures that the Company uses internally for operational decision-making, budgeting, and assessing performance.
EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be considered as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data. These measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of the Company’s results as reported under GAAP. Investors should review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
Because non-GAAP financial measures are not standardized, EBITDA and Adjusted EBITDA, as defined by Redbox, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company’s use of these non-GAAP financial measures with those used by other companies.
Adjusted EBITDA is calculated as follows:
	Six Months Ended June 30,		Year ended December 31,
Dollars in thousands	2021	2020	2020	2019	2018
Net (loss) income	$(61,980)	$(12,763)	$(69,503)	$(7,567)	$61,453
Depreciation and amortization	54,464	71,916	136,838	138,274	133,493
Interest and other expense, net	15,765	18,333	32,522	44,578	45,155
Income tax (benefit) expense	(20,913)	(4,373)	(25,204)	(7,256)	19,455
EBITDA	(12,664)	73,113	74,653	168,029	259,556
Adjustments to EBITDA:
Business optimization(a)	4,058	4,591	19,011	7,687	1,227
One-time non-recurring(b)	1,684	3,526	10,600	5,482	13,229
New business start-up costs(c)	453	3,081	6,041	3,793	10,060
Restructuring related(d)	1,861	2,710	3,471	4,432	625
Discontinuation of games business(e)	—	—	—	6,226	7,349
Transaction related costs(f)	2,095	—	—	—	—
Adjusted EBITDA	$(2,513)	$87,021	$113,776	$195,649	$292,046

(a)
Business optimization costs include employee retention costs, IT costs as well as consulting costs for certain projects. Retention costs for the years ended 2020 and 2019 were $13.9  million and $3.0 million, respectively. In 2020, retention awards were paid out to all employees in light of the COVID pandemic and were in lieu of the Company’s short-term incentive program. IT costs of $4.8 million and $3.8 million were incurred in 2020 and 2019 respectively. The Company’s IT project is a complete restructuring of the Company’s technologies as it to moves to a cloud-based infrastructure.

(b)
Includes costs related to project costs and initiatives, as well as bank, legal and other fees in connection with the Company’s debt financing activities.

(c)
Includes costs to support the Company’s On Demand and AVOD offerings, along with costs related to the Company’s service and media network businesses.

(d)
Restructuring related costs include such items as employee severance charges and costs incurred related to removing kiosks.

(e)
Reflects EBITDA of the Company’s former video games business, which was wound down in December, 2019.

(f)
Reflects costs in connection with the contemplated Business Combination including legal, accounting, consulting and other transaction-related expenses.

Liquidity and Capital Resources
The Company’s primary sources of liquidity are from cash on hand, future cash flow generated from operations, and amounts available under its Term B Revolving Credit Facility. The Company believes that cash flows from operations, the cash and cash equivalents on the balance sheet, and its ability to borrow up to $20.0 million under the Company’s Term B-2 Loan with New Outerwall will be sufficient to fund its cash requirements and capital expenditure needs for at least the next 12 months. After that time, the extent of additional financing needs, if any, will depend on the success of its business. If the Company generates lower than anticipated revenue or operating results, then cash needs may increase. Furthermore, future capital requirements will depend on a number of factors, including consumer use of the Company’s products and services, the type and scope of product and service enhancements, the cost of developing potential new product and service offerings, and enhancements, and cash required to fund potential future investment or to fund the Company’s debt obligations.
In response to the prolonged impacts of COVID-19, the Company has improved its financial flexibility by amending its Senior Facilities, which among other things, defers principal amortization payments until the maturity date, extends the maturity date to April 2023, and provides the Company with the ability to pay interest in cash or PIK interest for each interest period.
Additionally, the Company has taken and continues to take actions to reduce expenses and manage working capital to preserve cash on-hand. These actions include, but are not limited to:
•
managing labor hours spent on field and servicing operations based upon inventory levels and demand;

•
extending payment terms with vendors;

•
delay hiring for non-critical roles;

•
delay timing on merit increases;

•
reduce long-term incentive compensation; and

•
limit capital spending

As of June 30, 2021, the Company’s cash, cash equivalents and restricted cash increased $1.5 million to $10.4 million from the December 31, 2020 balance of $8.9 million. As of June 30, 2021, amounts outstanding under the Company’s Term B Facility and revolving credit facilities were $324.2 million and $32.2 million, respectively. For additional information see Note 6: Debt in the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.
On a pro forma basis, assuming the shareholder approval and consummation of the Business Combination, the Company’s cash, cash equivalents and restricted cash would have amounted to between approximately $26.9 million and $82.4 million at June  30, 2021, depending on the extent of redemptions by SGAC stockholders, in each case including $50.0 million in proceeds from the PIPE Investment. See “Unaudited Pro Forma Combined Financial Information” included elsewhere in this proxy statement/prospectus.
On October 20, 2017 (“Closing Date”), the Company entered into a credit agreement (“Credit Agreement”), which provided for:
•
a first lien term loan facility (the “Term Loan Facility”), in an aggregate principal amount of $425.0 million, with a five-year maturity; and

•
a first lien revolving credit facility (the “Term B Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Facilities”), in an aggregate principal amount of up to $30.0 million, with a five-year maturity.

The Term Loan Facility was made available to the Company immediately upon closing and was used in part to retire all $280.0 million of the Company’s existing debt outstanding on the Closing Date and to settle closing costs associated with the new Term Loan Facility totaling $19.5 million of which $4.6 million was paid to Apollo Global Securities, LLC, an affiliate of Apollo, for services provided in connection with the financing. The balance of the loan proceeds was used towards a Closing Date dividend, occurring on the same day, with total dividend of $160.0 million to equity holders of the Company. Additionally, at the execution of the new Credit Agreement, the Company wrote-off unamortized deferred financing costs of $21.7 million related to the extinguishment of the entire debt under the prior credit agreement.
On September 7, 2018, the Company entered into an Incremental Assumption and Amendment Agreement (the “Amendment”) to the Credit Agreement. The Amendment provided for, among other things, (i) an additional principal amount under a Term B-1 Loan (“Term Loan B-1”) in an aggregate principal amount of $85.8 million and (ii)  the payment of one or more restricted payments to shareholders of Redbox in an aggregate amount not to exceed $115.0 million. The proceeds received from the Amendment along with cash flow from the business were used towards a dividend distribution to equity holders of the Company totaling $115.0 million that was paid within five business days of September 7, 2018, and to pay fees and expenses in connection with the Amendment totaling $3.7 million. The additional loan under Term Loan B-1 has terms identical to the original Term Loan Facility, except to account for the incremental principal amount within the quarterly amortization payment schedule.
On September 30, 2020, the Company entered into the second amendment to its Credit Agreement (the “Second Amendment”) to increase the total net leverage covenant during the remaining term of the Credit Agreement. The amendment increased the Company’s maximum total net leverage ratio from 2.00x to 3.00x, and revised the quarterly amortization payment schedule.
On December 28, 2020, the Company entered into a third amendment to its Credit Agreement (the “Third Amendment”). The amendment deferred the December 2020 amortization payment to March  2021.
As of December 31, 2021 the Company’s Senior Facilities mature on October 20, 2022, and subsequent to the Amendment, Second Amendment and Third Amendment consisted of:
•
a first lien term loan B facility (the “Term Loan B Facility”), in an aggregate principal amount of $425.0 million;

•
a first lien term loan B-1 facility (the “Term Loan B-1 Facility”), in an aggregate principal amount of $85.8 million; and

•
a first lien revolving credit facility (the “Term B Revolving Credit Facility”), in an aggregate principal amount of up to $30.0 million.

Borrowings under the Senior Facilities bear interest at a rate at the Company’s option, either (a) a London Interbank Offer Rate (“LIBOR”) determined by reference to the costs of funds for Eurodollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs, subject to a 1.00% floor in the case of term loans or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50% per annum, (ii) the prime rate quoted by The Wall Street Journal (or another national publication selected by the administrative agent) and (iii) the one-month adjusted LIBOR plus 1.00% per annum, in each case plus an applicable margin. The applicable margin for borrowings under the Senior Facilities is 7.25% with respect to Eurocurrency Borrowings and 6.25% with respect to ABR Borrowings.
In addition to paying interest on outstanding principal under the Senior Facilities, the Company is required to pay a commitment fee at a rate equal to 0.50% per annum to the lenders in respect of the unutilized commitments thereunder. The Company is also required to pay customary agency fees.
As of June 30, 2021, December 31, 2020 and December  31, 2019, the borrowing interest rate for the Senior Facilities was 9.25%, 8.25% and 9.05%, respectively.

On December 29, 2020, the Company entered into a four-year, $20.0 million revolving credit facility with Union Bank (the “Union Revolving Credit Facility”). The facility is used exclusively to pay for minimum guarantees, license fees and related distribution expenses for original content obtained under the Company’s Redbox Entertainment label. Borrowings outstanding under the Union Revolving Credit Facility as of June 30, 2021 and December 31, 2020 were $3.2 million and $2.55 million, respectively.
Borrowings under the Union Revolving Credit Facility will bear interest at either the alternate base rate or LIBOR (based on an interest period selected by the Company of one month, three months or six months) in each case plus a margin. The alternate base rate loans bear interest at a per annum rate equal to the greatest of (i) the base rate in effect on such day, (ii) the federal funds effective rate in effect on such day plus
1∕2 of 1.0%, and (iii) daily one month LIBOR plus 1.0%. The revolving credit facility borrowings that are LIBOR loans bear interest at a per annum rate equal to the applicable LIBOR plus a margin of 0.50%. The borrowing interest rate for the Union Revolving Credit Facility was 4.25% as of June 30, 2021 and December 31, 2020, respectively.
In addition to paying interest on outstanding principle under the Union Revolving Credit Facility, the Company is required to pay a commitment fee at a rate equal to 0.50% per annum to the lenders in respect of the unutilized commitments thereunder.
On January 29, 2021, the Company entered into an amendment to its Credit Agreement (the “Fourth Amendment”). The Fourth Amendment provided for, among other things, (i) deferral of principal amortization payments until the maturity date, (ii) extension of the maturity date to April 2023, (iii) at the Company’s election, subject to certain liquidity thresholds, PIK interest, and, (iv) waiver of all financial covenant requirements.
In addition, provided under the Fourth Amendment the Company incurred an additional principal amount under a Term B-2 Loan in an aggregate principal amount of $25.0 million which was provided by New Outerwall. New Outerwall indirectly owns 100% of the equity of the Company and is therefore a related party of the Company. The proceeds from the loan will be used for general corporate purposes. The Term B-2 Loan ranks pari passu with all obligations pursuant to the Credit Agreement.
Pursuant to the Fourth Amendment, interest is payable on the Senior Facilities and the Term B-2 Loan entirely in cash or could be paid by increasing the principal amount of the Senior Facilities and Term B-2 Loans (PIK Interest), or through a combination of cash and PIK interest. Cash interest on the Senior Facilities and Term B-2 Loan accrues at a rate of LIBOR plus 7.25% per annum. PIK interest on the Senior Facilities and Term B-2 Loan accrues at a rate of LIBOR plus 8.25% per annum.
In connection with the Business Combination, on May 16, 2021, the Company entered into another amendment to its Credit Agreement (the “Fifth Amendment”). The Fifth Amendment, which becomes effective upon consummation of the business combination, provides consent to the planned business combination and among other things, extends the Senior Facilities maturity date to October 2023 and eliminates the PIK Interest option after the consummation of the business combination. In addition, among other things, concurrently with the consummation of the business combination, i) $15.0 million of cash proceeds from the business combination will be used to pay down outstanding borrowings under the Revolving Credit Facility and ii) a minimum of $35.0  million of cash proceeds from the business combination plus the product of 0.60 times the Excess Cash Proceeds (as that term is defined in the Fifth Amendment) will be used to pay down outstanding borrowings under the Term B-1 Loans.
Required minimum principal amortization payments under the Senior Facilities as of June 30, 2021, are as follows:
Dollars in thousands	Repayment Amount
Remaining 2021	$—
2022	—
2023	322,663
Total	$322,663

In addition, the Senior Facilities require the Company to prepay outstanding term loan borrowings, subject to certain exceptions, with:
•
a certain percentage set forth in the Credit Agreement governing the Senior Facilities of the Company’s annual excess cash flow, as defined under the Senior Facilities;

•
a certain percentage of the net cash proceeds of certain non-ordinary course asset sales, other dispositions of property or certain casualty events, in each case subject to certain exceptions and reinvestment rights; and

•
the net cash proceeds of any issuance or incurrence of debt, other than proceeds from debt permitted under the Senior Facilities.

The Company may voluntarily repay outstanding loans that are funded solely by internally generated cash from business operations under the Senior Facilities at any time, without prepayment premium or penalty, except customary “breakage” costs with respect to LIBOR rate loans.
All obligations under the Senior Facilities are unconditionally guaranteed by each of the Company’s existing and future direct and indirect material, wholly-owned domestic subsidiaries, subject to certain exceptions and the direct parent of the Company. The obligations are secured by a pledge of substantially all of the Company’s assets and those of each guarantor, including capital stock of the subsidiary guarantors and 65% of the capital stock of the first-tier foreign subsidiaries that are not subsidiary guarantors, in each case subject to certain exceptions, and its capital stock owned by the Company’s direct parent. Such security interests consist of a first-priority lien with respect to the collateral.
All obligations under the Union Revolving Credit Facility are guaranteed by all direct and indirect wholly owned subsidiaries of the Company’s Redbox Entertainment entity.
As of the period ended June 30, 2021, the Company was in compliance with all applicable loan covenants.
Historical Cash Flows
	Six months ended June 30,		Year ended December 31,

Dollars in thousands	2021	2020	2020	2019	2018
Net cash (used in) / provided by operating activities	$(16,081)	$62,269	$29,693	$102,797	$185,450
Net cash used in investing activities	(6,492)	(11,703)	(19,042)	(31,765)	(41,763)
Net cash provided by / (used in) financing activities	23,998	(34,293)	(9,102)	(74,100)	(142,424)
Total change in cash, cash equivalents and restricted cash	$1,425	$16,273	$1,549	$(3,068)	$1,263
Operating Activities
Net cash used by operating activities during the six months ended June 30, 2021 was $16.1 million compared to $62.3  million net cash provided for the six months ended June 30, 2020. The $78.4 million decrease in operating cash flows was primarily driven by the following:
•
$49.2 million decrease in net income;

•
$44.8 million decrease in net cash inflows from changes in working capital primarily due to the timing of payments on content obligations at the end of each period presented, and the impact from various other operating balances including income tax obligations due to quarterly payment extensions; and

•
$15.6 million increase in net non-cash income and expense included in net income primarily due to higher depreciation, deferred financing costs and deferred income tax benefit related to the non-cash amortization of intangible assets that are not deductible for tax purposes.

Net cash provided by operating activities during the year ended December 31, 2020 was $29.7 million compared to $102.8  million for the year ended December 31, 2019. The $73.1  million decrease in operating cash flows was primarily driven by the following:
•
$61.9 million decrease in net income;

•
$3.8 million decrease in net non-cash income and expense included in net income primarily due to the deferred income tax benefit related to the non-cash amortization of intangible assets that are not deductible for tax purposes; and

•
$7.4 million decrease in net cash inflows from changes in working capital primarily due to a decrease in the trade payables, partially offset by lower receivables and a decrease in the content library due to lower content spend in 2020.

Net cash provided by operating activities during the year ended December 31, 2019 was $102.8 million compared to $185.5  million for the year ended December 31, 2018. The $82.7  million decrease in operating cash flows was primarily driven by the following:
•
$69.0 million decrease in net income; and

•
$10.6 million decrease in net cash inflows from changes in working capital primarily due to a decrease in the accrued liabilities, partially offset by lower receivables and a decrease in the content library due to lower content spend in 2019; and

•
$3.1 million decrease in net non-cash income and expense included in net income primarily due to the deferred income tax benefit related to the non-cash amortization of intangible assets that are not deductible for tax purposes.

Investing Activities
Investing activities reflect a $6.5 million net use of cash during the six months ended June 30, 2021 compared to $11.7 million net use of cash during the six months ended June 30, 2020. The decrease is due to less capital expenditures in the current year, primarily on the Company’s kiosk infrastructure.
Investing activities reflect a $19.0 million net use of cash during the year ended December 31, 2020 compared to $31.8  million net use of cash during the year ended December 31, 2019. The decrease is due to less capital expenditures in 2020 compared to 2019, primarily on the Company’s kiosk infrastructure.
Investing activities, driven by capital expenditures, reflect a $31.8 million net use of cash during the year ended December  31, 2019 compared to $41.8 million during the year ended December 31, 2018 as the Company actively worked to maximize cash flow by prioritizing capital intensive kiosk and digital initiatives.
Financing Activities
Net cash provided by financing activities was $24.0 million during the six months ended June 30, 2021 compared to net cash used in financing activities of $34.3 million for the six months ended June 30, 2020. The $58.3 million decrease of cash used in financing activities is primarily due to cash inflows from $25.0 million borrowing in 2021, and deferral of quarterly principal payment obligations until April 2023.
Net cash used in financing activities was $9.1 million during the year ended December 31, 2020 compared to net cash used in financing activities of $74.1 million for the year ended December 31, 2019. The $65.0 million decrease of cash used in financing activities is primarily due to a reduction of quarterly principal obligations that went into effect beginning in September  2020, and cash inflows from $32.6 million in revolver borrowings during 2020.
Net cash used in financing activities was $74.1 million during the year ended December 31, 2019 compared to net cash used in financing activities of $142.4 million for the year ended December 31, 2018. The $68.3 million decrease of cash used in financing activities is primarily due to $115.0 million of dividend payments made during the third quarter of 2018 in connection with the refinancing of the Company’s debt as described in Note 6: Debt in the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.

Contractual Payment Obligations
As of June 30, 2021, the Company’s contractual obligations are not materially different from the contractual obligations described below as of December 31, 2020.
Dollars in thousands	2021	2022	2023	2024	2025 & Beyond	Total
Long-term debt(1)	$—	$—	$281,563	$—	$—	$281,563
Contractual interest on long-term debt(1)	36,590	29,978	9,291	—	—	75,859
Revolving credit facilities(1)	—	—	32,550	—	—	32,550
Capital lease obligations(2)	2,836	1,895	470	27		5,228
Operating lease obligations, net(2)	2,591	1,994	1,614	923	546	7,668
Asset retirement obligations(4)	—	—	—	—	8,556	8,556
Minimum estimated movie content commitments(2)	38,319	21,469	—	—	—	59,788
Other(5)	2,279	149	—	—	—	2,428
Total(3)	$82,615	$55,485	$325,488	$950	$9,102	$473,640

(1)
See Note 6: Debt and Note 15: Subsequent Events in the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.

(2)
See Note 11: Commitments and Contingencies in the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.

(3)
Income tax liabilities for uncertain tax positions were excluded as the Company is not able to make a reasonably reliable estimate of the amount and period of related future payments. As of December 31, 2020, the Company had $2.2 million of gross unrecognized tax benefits for uncertain tax positions.

(4)
Asset retirement obligations represent estimated amounts the Company is obligated to pay to return the space a kiosk occupies to its original condition upon removal of a kiosk and are presented as occurring in 2025 and beyond as the timing of kiosk removals cannot be reasonably determined. The amount is included as a component of Other long term liabilities on the Consolidated Balance Sheets.

(5)
Balance represents primarily firm commitments for service parts for kiosk maintenance/repairs/upgrades, and expenditures related to information technology.

Off-Balance Sheet Arrangements
Other than certain contractual arrangements listed above, the Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources. For additional information see Note 11: Commitments and Contingencies in Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.
Inflation
The Company believes that the impact of inflation was minimal on its business in any period presented.
Critical Accounting Policies
The Company’s Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States of America and include amounts based on management’s prudent judgments and estimates. Actual results may differ from these estimates. Management believes that any reasonable deviation from those judgments and estimates would not have a material impact on the Company’s consolidated financial position or results of operations. To the extent that the estimates used differ from actual results, however, adjustments to the Consolidated Statements of Operations and corresponding Consolidated Balance Sheets accounts would be necessary. These adjustments would be made in future periods. Some of the more significant estimates include goodwill, long-lived assets impairment, content library, and income taxes. The Company uses the following methods to determine its estimates:
Goodwill Impairment — In line with ASC 350, Intangibles — Goodwill and Other, goodwill is evaluated for impairment annually during the fourth quarter, or more frequently if a triggering event occurs or circumstances change that could more likely than not reduce the fair value of a reporting unit below its carrying value. As part of the Company’s impairment analysis, fair value of a reporting unit is determined using both the income and market approaches. The income approach requires management to estimate a number of factors for each reporting unit, including projected future operating results, economic projections, anticipated future cash flows and discount rates. The market approach estimates fair value using comparable marketplace fair value data from within a comparable industry grouping.
During the fourth quarter of 2020, the Company completed a quantitative impairment analysis for goodwill related to its Legacy reporting unit, as a result of the significant impact of COVID- 19 on its financial performance. Based on this analysis, the Company concluded the fair value of its Legacy reporting unit exceeded its carrying value by approximately 14% and as such, no impairment charge was recorded.
The determination of the fair value of the Company’s reporting  units requires the Company to make significant estimates and assumptions including the business and financial performance of the Company’s reporting units, as well as how such performance may be impacted by COVID-19. These estimates and assumptions primarily include, but are not limited to: the selection of appropriate peer group companies, control premiums appropriate for acquisitions in the industries in which the Company competes, discount rates, terminal growth rates, forecasts of revenue, operating income, depreciation, amortization and capital expenditures, including considering the impact of COVID-19.
Although the Company believes its estimates of fair value are reasonable, actual financial results could differ from those estimates due to the inherent uncertainty involved in making such estimates. Changes in assumptions concerning future financial results or other underlying assumptions, including the impact of COVID- 19, could have a significant impact on either the fair value of the reporting  units, the amount of any goodwill impairment charges, or both. These estimates can be affected by a number of factors including, but not limited to, the impact of COVID-19, its severity, duration and its impact on global economies, general economic conditions as well as the Company’s profitability. The Company will continue to monitor these potential impacts, including the impact of COVID-19 and economic, industry and market trends and the impact these may have on its Legacy and Digital reporting units. See Note 4: Goodwill, in the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.
Lives and Recoverability of Equipment and Other Long-Lived Assets — The Company evaluates the estimated remaining life and recoverability of equipment and other assets, including intangible assets subject to amortization, whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Factors that would indicate potential impairment include, but are not limited to, significant decreases in the market value of the long-lived asset(s), a significant change in the long-lived asset’s use or physical condition, and operating or cash flow losses associated with the use of the long-lived asset. When there is an indication of impairment, management prepares an estimate of future undiscounted cash flows expected to result from the use of the asset and its eventual disposition to test recoverability. If the sum of the future undiscounted cash flows is less than the carrying value of the asset, it indicates that the long-lived asset is not recoverable, in which case the Company will then compare the estimated fair value to its carrying value. If the estimated fair value is less than the carrying value of the asset, the Company recognizes the impairment loss and adjusts the carrying amount of the asset to its estimated fair value.
The determination of the fair value of the Company’s assets requires management to estimate a number of factors including anticipated future cash flows and discount rates. Although the Company believes these estimates are reasonable, actual results could differ from those estimates due to the inherent uncertainty involved in making such estimates.
Content Library — Content library consists of movies available for rent or purchase through the Company’s kiosks. The Company obtains its movie content primarily through revenue sharing agreements and license agreements with studios, as well as through distributors and other suppliers. The cost of content mainly includes (1) the costs paid to studios and other vendors to acquire content including revenue share as applicable, (2) costs incurred to label, sort, and ship content to the Company’s kiosks for merchandising, (3) costs incurred to destroy content after use if required under contractual arrangements with studios and (4)  indirect taxes, if applicable. For content the Company expects to sell, management determines an estimated salvage value. Content salvage values are estimated based on the historical sales activity. The cost of each title is capitalized and amortized to its estimated salvage value using rental decay curves. Rental decay curves are based on historical performance of movies over their useful lives to allocate content library costs to the periods over which the related revenues are earned. Given the steepness of the rental decay curve, amortization of the content library is recorded on an accelerated basis with substantially all of the content library cost recognized within the first year. The rental decay curves and salvage value of the Company’s content library are periodically reviewed and evaluated.
Income Taxes — The Company’s income tax expense, deferred tax assets and deferred tax liabilities, and liabilities for unrecognized tax benefits reflect management’s best estimate of current and future taxes to be paid. The Company is subject to income taxes in the United States and Puerto Rico. Significant judgment and estimates are required in the determination of the consolidated income tax expense.
Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. In evaluating its ability to recover its deferred tax assets, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax-planning strategies, and results of recent operations. In projecting future taxable income, the Company begins with historical results and incorporates assumptions about the amount of future pretax operating income adjusted for items that do not have tax consequences. The assumptions about future taxable income require the use of significant judgment and are consistent with the plans and estimates the Company uses to manage the underlying businesses. In evaluating the objective evidence that historical results provide, the Company considers three years of cumulative operating income (loss).
As of December 31, 2020, the Company has state tax credit carryforwards of $1.1 million which will expire at various dates between 2021 and 2024. The Company believes that it is more likely than not that the benefit from the majority of these state tax credits carryforwards will not be realized. In recognition of this risk, the Company provided a valuation allowance of $1.0 million on the deferred tax assets related to these state tax credit carryforwards.
The calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in a multitude of jurisdictions across its operations. ASC 740 states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits.
The Company (1) records unrecognized tax benefits (“UTB’s”) as liabilities in accordance with ASC 740 and (2) adjusts these liabilities when its judgment changes as a result of the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from management’s current estimate of the UTB liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available.
At December 31, 2020 and 2019, the liabilities related to total unrecognized tax benefits were $2.2 million and $1.9 million, respectively, all of which would have an impact on the effective tax rate if recognized. Accrued interest and penalties associated with uncertain tax positions was $0.0 million and $0.3 million, for each of the years ended December 31, 2020 and 2019, respectively. The Company believes that it is reasonably possible that approximately $1.3 million of its currently remaining UTBs, may be recognized by the end of 2021 as a result of a lapse of the statute of limitations.
For additional information see Note 12: Income Taxes in the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.

Recent Accounting Pronouncements
See Note 1: Summary of Significant Accounting Policies, in the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.
Quantitative and Qualitative Disclosures about Market Risk
The Company is exposed to market risks in the ordinary course of its business. These risks primarily consist of fluctuations in interest rates.
The Company manages these risks primarily by managing the amount, sources, and duration of its debt funding and by using various derivative financial instruments such as interest rate hedges. The Company enters into derivative instruments with trusted and diverse counterparties to reduce credit risk. These derivative instruments are strictly used for risk management purposes and, accordingly, are not used for trading or speculative purposes.
Interest Rate Risks
The Company is exposed to interest rate volatility with regard to its term loan (“Term B Facility”). The Company manages this interest rate risk by entering into interest rate derivative agreements to attempt to hedge the variability of future interest payments driven by fluctuations in interest rates.
The Company continually assesses interest rate sensitivity to estimate the impact of rising short-term interest rates on its variable rate debt. The Company’s interest rate risk management strategy is focused on limiting the impact of interest rate changes on earnings and cash flows to lower its overall borrowing cost. Historically, the Company has maintained the majority of its overall interest rate exposure on a fixed-rate basis. In order to achieve this, the Company has entered into derivative financial instruments such as interest rate swap agreements when appropriate and will continue to do so as appropriate. See Note 7: Derivatives, in the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for additional information about interest rate risks managed through derivative activities and notional amounts of underlying hedged items.

MANAGEMENT OF SGAC FOLLOWING THE BUSINESS COMBINATION
Management and Board of Directors
Upon the consummation of the business combination, the business and affairs of SGAC will be managed by or under the direction of the board of directors. The following table sets forth the name, age and position of each of the expected directors and executive officers of SGAC upon consummation of the business combination as of the date of this proxy statement.
Name	Age	Position
Executive Officers
Galen C. Smith	45	Chief Executive Officer and Director
Kavita Suthar	40	Chief Financial & Principal Accounting Officer
Jason K. Kwong	45	Chief Strategy and Digital Officer
Michael D. Chamberlain	48	Chief Operating Officer
Stephen Lavin	59	Chief Technology Officer
Michael F. Feldner	44	Chief Marketing Officer
Frederick W. Stein	57	Chief Legal Officer
Non-Employee Directors
Jay Burnham	58	Director
Vikas M. Keswani	38	Director
Reed Rayman	35	Director
Michael Redd	41	Director
David B. Sambur	41	Director
Lee J. Solomon	49	Director
Charles Yamarone	62	Director
Kimberly Kelleher	50	Director
Executive Officers
Galen C. Smith is the Chief Executive Officer of Redbox, which he assumed in 2016. From 2013 to 2016, he served as Chief Financial Officer of Outerwall, a leading provider of automated retail solutions, including Redbox, Coinstar and ecoATM. From 2009 to 2013, Mr. Smith served in various financial positions at Outerwall, including as Senior Vice President of Finance at Redbox and as Outerwall’s Corporate Vice President, Finance and Treasurer. Before joining Outerwall, Mr. Smith was an investment banker at Morgan Stanley & Co., working in the consumer and retail investment banking group from 2007 to 2009. He has served as a member of the board of directors for Disruptive Acquisition Corporation I (NASDAQ: DISAU) since March 2021 and the board of directors at CareerBuilder since 2017. Mr. Smith received an MBA from the University of Chicago and a B.A. from Wheaton College.
Kavita Suthar is the Chief Financial Officer of Redbox, which she assumed in 2020. From 2015 to 2020, Ms. Suthar served in various finance positions at Redbox, including Vice President of Finance, Strategy & Analytics and Senior Director of Financial Planning and Analysis. Before joining Redbox, Ms. Suthar worked in positions in Finance, Strategy and Audit at US Cellular from 2004 to 2015. In addition, Ms. Suthar worked as an Auditor for Grant Thornton from 2002 to 2004. Ms. Suthar received a B.A. from the University of Illinois at Urbana-Champaign and is a licensed CPA.
Jason K. Kwong is the Chief Strategy & Digital Officer of Redbox. Since joining Redbox in 2017 he has been responsible for the launch and expansion of the digital streaming platform as well as the media and advertising business. Prior to Redbox, from 2014 to 2017, Mr. Kwong was the SVP of Programming Planning, Acquisitions and Strategy at Fullscreen Media, where he helped to launch Fullscreen’s subscription video on demand service. From 2008 to 2014, Mr. Kwong held leadership positions in content acquisition and business development at SONIFI Solutions, Netflix, Warner Bros. Digital Distribution, Sprint, Virgin Mobile, and Helio Mobile. Mr. Kwong received an MBA from USC Marshall School of Business and a B.A. from UCLA.
Michael D. Chamberlain is the Chief Operating Officer of Redbox, which he assumed in 2019. Mr. Chamberlain was the SVP of Operations from 2016 to 2019. Prior to that he held various operational and financial leadership roles at Coinstar and Outerwall from 2007 to 2016. Before joining Coinstar in 2007 Michael worked for Microsoft and Philips in financial management roles as well as Paccar as a Mechanical Engineer. Mr. Chamberlain received a Master of Science in Finance from Seattle University Albers School of Business and Economics and BSME from the University of Washington.
Stephen Lavin is the Chief Technology Officer for Redbox, which he assumed in 2016. Prior to Redbox, Mr. Lavin served in senior technology leadership roles for Outerwall, a leading provider of automated retail solutions, including Redbox, Coinstar and ecoATM, from 2010 to 2016. From 2005 to 2010, Mr. Lavin served as Vice President Technology & Professional Services with RedSky Technologies. In addition he held technology leadership positions at Abbott Laboratories, and Arthur Andersen. Mr. Lavin received a B.A. from New York University
Michael F. Feldner is the Chief Marketing Officer of Redbox, which he assumed in 2020. Mr. Feldner joined Redbox in 2017 as the Vice President of Customer Strategy, Analytics and Engagement. Prior to Redbox, Mr. Feldner served as Geography Head at Mu Sigma, a leading Big Data & Analytics consultancy that serves Fortune 100 clients, from 2012 to 2017. Mr. Feldner also held marketing leadership positions at Walgreens from 1999 to 2012 including Senior Director of Customer Experience and Senior Director of Loyalty. Mr. Feldner received an MBA from the Kellogg School of Management at Northwestern University and a B.A. from the University of Dayton.
Frederick W. Stein is the Chief Legal Officer and recently rejoined Redbox in 2021. From 2020 to 2021, he served as the Chief Legal Officer & Compliance Officer of Fareportal Holdings. From 2016 to 2020, Mr. Stein served as General Counsel of Redbox. In addition, from 2007 to 2016, Mr. Stein served in several leadership positions at Redbox and Outerwall, including Senior Vice President of Legal, and Vice President, General Counsel & Secretary. Before joining Redbox, Mr. Stein was the VP, General Counsel & Secretary of Pendum, Inc. from 2006 to 2007 and of its predecessor EFMARK from 2002 to 2003. Prior to 2006, Mr. Stein was in private practice with the law firms of Bates & Carey, LLP; Bates, Meckler, Bulger & Tilson; Pope & John, Ltd.; and Frederick W. Stein, Ltd. Mr. Stein received a J.D. from Chicago-Kent College of Law at Illinois Institute of Technology, and a B.S. from St. John’s University.
Directors
Jay Burnham is a member of our Board of Directors and a designee of Seaport Global Acquisition Corp. Mr. Burnham is the Managing Member of Sunset Way LLC, an asset management company. Mr. Burnham previously served as a Portfolio Manager and Managing Member of Armory Advisors, LLC, a special situations and distressed debt asset management firm. Prior to joining Armory Advisors, LLC, Mr. Burnham was a portfolio manager at Cypress Management, LLC, from May 2003 to June 2004. From 1996 to 2002 Mr. Burnham served as an Investment Manager for several investment management companies including Rocker Management, LLC, Reprise Capital Partners, LLC, and DDJ Capital Management. Mr. Burnham has acted as a director of a number of public and private companies in turnaround situations, including acting as a director of Live Entertainment, Inc. (NASDAQ: LVE), Bally’s Grand, Inc. (NASDAQ: BGLV), and New Millennium Homes, LLC. Mr. Burnham received an MBA degree from Pepperdine University and a B.A. from University of California Santa Barbara.
Vikas M. Keswani is a member of our Board of Directors and a designee of HPS Investment Partners. Mr. Keswani is a Managing Director at HPS Investment Partners and Head of North American Specialty Lending, where he has worked since 2010. Prior to joining HPS, Mr. Keswani spent a majority of his career at BlackRock, where he was a part of the initial team that established, structured and capitalized BlackRock Capital Investment Corporation (NASDAQ: BKCC), a publicly traded private investment vehicle. Mr. Keswani currently serves as a director for RGIS Service LLC, RealD, Inc., and Friends of Teach for India, and formerly served as a director for Mood Media, LLC, The J.G. Wentworth Company, LLC, and Globecomm Systems, Inc. Mr. Keswani is a CFA Charterholder and received a B.S. in Engineering from Tufts

University, as well as B.S. in Economics & Finance from The Wharton School at the University of Pennsylvania where he graduated Magna Cum Laude.
Reed Rayman is a member of our Board of Directors and a designee of Parent. Mr. Rayman is a Partner at Apollo, a leading global alternative investment manager, where he has worked since 2010. Mr. Rayman previously was employed by Goldman, Sachs & Co. in both its Industrials Investment Banking and Principal Strategies groups from 2008 to 2010. Mr. Rayman serves on the board of directors of ADT, Inc., CareerBuilder, Coinstar, ecoATM and Shutterfly. He previously served on the board of directors of Redbox, Mood Media Corporation and Verso Corporation.
Michael Redd is a member of our Board of Directors. Mr. Redd has been building, developing and investing in tech-focused startups since he retired from the NBA in 2013 following a successful 12 year career. Mr. Redd has invested in over 85 companies all over the world, largely in the tech and media sectors. He helped found the Southern California venture capital firm Third Wave Digital in 2014. In 2019, Mr. Redd founded his own company, TwentyTwo, based in Columbus Ohio, leveraging his extensive network of resources to support the growth of a portfolio of companies. Mr. Redd has partnered with Snapchat as a mentor and advisor for companies in their Yellow Incubator. Mr. Redd is also on the board of Directors of Redwood Holdco, LLC (parent of Redbox Automated Retail LLC). In 2019 Mr. Redd became a Venture Partner of the ADvantage Sports Tech Fund, which is designed to invest in 15 early-stage tech companies focused on sports data analytics and athletic performance technology. Mr. Redd also serves on the National Advisory Board for the Salvation Army.
David B. Sambur is a member of our Board of Directors and a designee of Parent. Mr. Sambur is a Co-Lead Partner of Apollo, having joined in 2004. Prior to joining Apollo, Mr. Sambur was a member of the Leveraged Finance Group of Salomon Smith Barney Inc. Mr. Sambur currently serves on the board of directors of PlayAGS, Inc., Nugs.net Enterprises, Inc., Rackspace Technology, Inc., CareerBuilder, Coinstar, ClubCorp, Diamond Resorts International, ecoATM, Lottomatica S.p.A. (f/k/a Gamenet Group S.p.A.), Expedia, Shutterfly and Cox Media Group. Mr. Sambur has previously served on the boards of Redbox, Mood Media Corporation, Caesars Entertainment Corporation, Hexion Holdings LLC, MPM Holdings Inc. and Verso Corporation. Mr. Sambur graduated summa cum laude and Phi Beta Kappa from Emory University with a BA in economics.
Lee J. Solomon is a member of our Board of Directors and a designee of Parent. Mr. Solomon is a Partner at Apollo Private Equity having joined in 2009. Previously, Mr. Solomon was an executive in the media industry, and prior to that, he served as a Principal at Grosvenor Park, which was a joint venture with Fortress Investment Group. Prior to that, he was the Executive Vice President of Business Affairs for Helkon Media. Mr. Solomon serves on the board of directors of ADT Inc., Cox Media Group, Coinstar and ecoATM. He previously served on the board of directors of Redbox, Endemol Shine Group and Mood Media Corporation. Mr. Solomon received his MBA from The Stern School of Business at New York University and graduated from the University of Rochester with a BA in Economics and Political Science.
Charles Yamarone is a member of our Board of Directors and a designee of Seaport Global Acquisition Corp. Mr. Yamarone has served as the Chief Corporate Governance and Compliance Officer of Houlihan Lokey (NYSE: HLI), a global investment bank, since January 2016. From January 2014 to May 2015, he was a Managing Director in Houlihan Lokey’s capital markets group, where he had been a senior investment banker since November 2009. Between 1991 and 2009, Mr. Yamarone was a senior officer of Libra Securities. Mr. Yamarone previously served on the board of El Paso Electric Company (NYSE: EE), United Continental Parent, Inc. (NYSE: UAL), Continental Airlines, Inc. (NYSE: CAL), Bally’s Grand, Inc., (NASDAQ: BGLV), LIVE Entertainment, Inc. (NASDAQ: LVE), Merry-Go-Round Enterprises, Inc. (NYSE: MGRE), and Vagabond Inn Corporation. Mr. Yamarone holds a B.A. in Economics and a J.D. from University of California, Berkeley.
Kimberly Kelleher is a member of our Board of Directors and a designee of Parent. Ms. Kelleher is the President of Commercial Revenue and Partnerships at AMC Networks, having joined in 2019. From 2017 to 2019, Ms. Kelleher was the Chief Business Officer at Condé Nast responsible for GQ, GQ Style, Golf Digest, Golf World, Pitchfork, and Wired Media Group, which includes Wired and Ars Technica. From 2014 to 2017, she was the Chief Business Officer of Allure, Brides, Glamour, Self, and Teen Vogue and the Chief Revenue Officer of Wired Media Group. Prior to that, from 2012 to 2013, Ms. Kelleher was the President of Say Media. Previously, she has also served in leadership positions with Time Inc., Sports Illustrated and Condé Nast. Ms. Kelleher received a B.A. degree from the University of Wisconsin-Madison.
Board Composition
SGAC’s business affairs will be managed under the direction of our board of directors. SGAC’s board of directors will consist of nine members.
The Proposed Charter provides that the number of directors, which will initially be fixed at nine members, may be increased or decreased from time to time by a resolution of our board of directors. Our board of directors will be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The directors will hold their office for a term of three years or until their respective successors are elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. The term of office of the first class of directors, consisting of                 , will expire at our first annual meeting of stockholders following the special meeting. The term of office of the second class of directors, consisting of                  , will expire at the second annual meeting of stockholders following the special meeting. The term of office of the third class of directors, consisting of                  , will expire at the third annual meeting of stockholders following the special meeting.
Director Independence
Upon the Closing, SGAC anticipates that the size of SGAC’s board of directors will be nine directors,                  of whom will qualify as independent within the meaning of the independent director guidelines of Nasdaq. SGAC anticipates that                  ,                  and                  will be “independent directors” as defined in the rules of Nasdaq and applicable SEC rules.
Following the completion of the business combination, Parent will control a majority of the voting power of SGAC’s outstanding capital stock. As a result, SGAC will be a “controlled company” under Nasdaq rules. As a controlled company, SGAC will be exempt from certain Nasdaq corporate governance requirements, including those that would otherwise require SGAC’s board of directors to have a majority of independent directors and require that SGAC either establish compensation and nominating and corporate governance committees, each comprised entirely of independent directors, or otherwise ensure that the compensation of SGAC’s executive officers and nominees for directors are determined or recommended to the board of directors by the independent members of the board of directors. Following the business combination, SGAC intends to rely on this exemption. As a result, SGAC may not have a majority of independent directors on its board of directors. In addition, SGAC may not establish a compensation committee or a nominating and governance committee, and to the extent such committees are established, they may not consist entirely of independent directors or be subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of Nasdaq’s corporate governance requirements.
Committees of the Board of Directors
Prior to the business combination, SGAC’s board of directors has two standing committees: an audit committee and a compensation committee. Effective as of the consummation of the business combination, SGAC’s board of directors continue to maintain the audit committee and a compensation committee, and SGAC’s board of directors will amend and restate the charter of each committee to have the responsibilities described below. Upon the consummation of the business combination, SGAC will also establish a nominating and corporate governance committee, and SGAC’s board of directors will adopt a charter for the nominating and corporate governance committee which will outline the responsibilities described below. Because SGAC will be a “controlled company” under Nasdaq rules following the business combination, it will not be required to establish or maintain a compensation committee or nominating and corporate governance committee. Although SGAC will not be required to do so, SGAC intends to maintain its compensation committee and establish a nominating and corporate governance committee following the business combination. Members will serve on each committee until their resignation or until otherwise determined by SGAC’s board of directors. Each committee will operate under a charter approved by SGAC’s board of directors. Following the consummation of the business combination, copies of each charter will be posted on the Corporate Governance section of Redbox’s website at . Redbox’s website and the information contained on, or that can be accessed through, Redbox’s website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement.
Audit Committee
The initial members of the audit committee will be                  , and                  with serving                  as the chair of the audit committee. Under Nasdaq’s listing standards and applicable SEC rules, SGAC will be required to have at least three members of the audit committee, all of whom must be independent. Each of                  ,                  and meet the independent director standard under Nasdaq’s listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.
Each member of the audit committee is expected to be financially literate and the board of directors is expected to determine that qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.
The amended audit committee charter will detail the principal functions of the audit committee, including:
•
assisting board oversight of (1) the integrity of SGAC’s financial statements, (2) SGAC’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence and (4) the performance of SGAC’s internal audit function and the independent registered public accounting firm;

•
the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by SGAC;

•
pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by SGAC, and establishing pre-approval policies and procedures;

•
setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•
setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

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obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•
meeting to review and discuss SGAC’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing our specific disclosures under “Redbox Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

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reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•
reviewing with management, the independent registered public accounting firm, and SGAC’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
The initial members of the compensation committee will be                  ,                  and                  with serving as the chair of the compensation committee. Because SGAC will be a

“controlled company” following the business combination within the meaning of Nasdaq’s corporate governance standards, SGAC’s compensation committee will not be required to be comprised solely of independent directors.
The amended compensation committee charter will detail the principal functions of the compensation committee, including:
•
reviewing, approving and determining, or making recommendations to SGAC’s board of directors regarding, the compensation of SGAC’s executive officers, including the Chief Executive Officer;

•
reviewing on an annual basis our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with SGAC’s proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for SGAC’s officers and employees;

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if required, producing a report on executive compensation to be included in SGAC’s annual proxy statement; and

•
reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter will also provide that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the Nasdaq and the SEC.
Nominating and Corporate Governance Committee
The initial members of the nomination and governance committee will be , and with serving as the chair of the nomination and corporate governance committee. Because SGAC will be a “controlled company” following the business combination within the meaning of Nasdaq’s corporate governance standards, SGAC will not be required to have independent director oversight of director nominations or a nominating and corporate governance committee and comprised solely of independent directors.
The nominating and corporate governance committee charter will detail the principal functions of the nominating and corporate governance committee, including: identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors; developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines; coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and reviewing on a regular basis SGAC’s overall corporate governance and recommending improvements as and when necessary.
The charter will also provide that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.
Code of Ethics
SGAC has adopted a code of ethics that will apply to all of its employees, officers and directors, including those officers responsible for financial reporting. SGAC expects that, to the extent required by law, any amendments to the code, or any waivers of its requirements, will be disclosed on the combined company’s website.

Limitation on Liability and Indemnification Matters
The Proposed Charter that will become effective immediately following the business combination contains provisions that limit the liability of SGAC’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, SGAC’s directors will not be personally liable to SGAC or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:
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any breach of the director’s duty of loyalty to SGAC or our stockholders;

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any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•
any transaction from which the director derived an improper personal benefit.

The Proposed Charter that will become effective immediately following the business combination and our bylaws provide that SGAC is required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. SGAC’s bylaws also provide that SGAC is obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit SGAC to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether SGAC would otherwise be permitted to indemnify him or her under Delaware law. SGAC expects to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. SGAC believes that these bylaws provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. SGAC will also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in the Proposed Charter and bylaws may discourage stockholders from bringing a lawsuit against SGAC’s directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against SGAC’s directors and officers, even though an action, if successful, might benefit SGAC and its stockholders. Further, a stockholder’s investment may be adversely affected to the extent that SGAC pays the costs of settlement and damage.
Post-Combination Company Director and Executive Compensation
Determinations with respect to director and executive compensation after the business combination have not yet been made.
Incentive Plan
The combined company intends to establish the Incentive Plan. For more information on the Incentive Plan, please see the section titled “Proposal No. 6 — The Incentive Plan Proposal” included elsewhere in this proxy statement.

EXECUTIVE COMPENSATION
SGAC
The following disclosure concerns the compensation of SGAC’s officers and directors for the fiscal year ended December 31, 2020 (i.e., pre-business combination since inception).
Prior to the consummation of the business combination, none of SGAC’s executive officers or directors have received any cash compensation for services rendered to SGAC. The Sponsor, executive officers, directors, and their respective affiliates, are reimbursed for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. Our audit committee reviews on a quarterly basis all payments that were made to our Sponsor, executive officers, directors and our or their affiliates. Some named executive officers have economic interests in our Sponsor. For more information about the interests of our Sponsor in the business combination, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”
After the completion of the business combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the combined company. For a discussion of our executive compensation arrangements after the Closing, please see the section entitled “Management of SGAC Following the Business Combination.”
Redbox Named Executive Officer and Director Compensation
The following disclosure covers the material components of the compensation for Redbox’s principal executive officer and its other most highly compensated executive officers, who are referred to in this section as “named executive officers,” for the fiscal year ended December 31, 2020 (i.e., pre-business combination). This section should be read in conjunction with Redbox’s financial statements and related notes appearing elsewhere in this proxy statement, along with the section entitled “Certain Relationships and Related Party Transactions.” Compensation information included in the following section is presented in actual dollar amounts. This section provides information in accordance with the scaled SEC disclosure rules available to “emerging growth companies.”
Throughout this section entitled “Redbox Named Executive Officer and Director Compensation,” unless otherwise noted, “we,” “us,” “our,” “Company” and similar terms refer to Redbox and its consolidated subsidiaries.
Executive Compensation
Throughout this section entitled “Redbox Named Executive Officer and Director Compensation,” unless otherwise noted, “we,” “us,” “our,” “Company” and similar terms refer to Redbox and its consolidated subsidiaries. The following section provides compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC.
Executive Compensation
Overview
The “Named Executive Officers” for the year ended December 31, 2020, include Galen C. Smith, the Chief Executive Officer, Jason K. Kwong, the Chief Strategy and Digital Officer, and Michael D. Chamberlain, the Chief Operating Officer.
As Redbox transitions from a private company to a publicly-traded company, the combined company will evaluate its compensation programs as circumstances require. This discussion may contain forward-looking statements that are based on current plans, considerations, expectations and determinations regarding future compensation programs. The compensation reported in this discussion is not necessarily indicative of how the Named Executive Officers will be compensated in the future.

2020 Summary Compensation Table
The following table presents information regarding the total compensation of our Named Executive Officers for the year ended December 31, 2020.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	All Other Compensation ($)(2)	Total ($)
Galen C. Smith Chief Executive Officer	2020	$700,000	$3,069,583	$144,974	$3,914,557
Jason K. Kwong Chief Strategy & Digital Officer	2020	$375,000	$863,542	$57,553	$1,296,095
Michael D. Chamberlain Chief Operating Officer	2020	$340,000	$565,750	$36,425	$942,175

(1)
Amounts shown in the Bonus column represent the following retention payments earned during 2020: For Mr. Smith, a retention award made in replacement of annual bonus ($656,250) and a long-term retention award ($2,413,333); for Mr. Kwong, a retention award made in replacement of annual bonus ($196,875) and a long-term retention award ($666,667); and for Mr. Chamberlain, a retention award made in replacement of annual bonus ($165,750) and a long-term retention award ($400,000). For a further description of these payments, see the section entitled “Narrative to 2020 Summary Compensation Table — Cash Bonus Compensation” and “Narrative to 2020 Summary Compensation Table — Long-Term Retention Awards” below.

(2)
Amounts shown in the All Other Compensation column represent the following: For Mr. Smith 401(k)-matching contributions ($11,400), dividend equivalent payments in respect of vested restricted stock units ($129,799), reimbursement for tax services ($3,511) and Company-paid contributions for life insurance benefits ($264); for Mr. Kwong 401(k)-matching contributions ($11,400), dividend equivalent payments in respect of vested restricted stock units ($45,889) and Company-paid contributions for life insurance benefits ($264); and for Mr. Chamberlain 401(k)-matching contributions ($9,939), dividend equivalent payments in respect of vested restricted stock units ($26,222) and Company-paid contributions for life insurance benefits ($264). The amount in the All Other Compensation column for Mr. Smith does not include payment of the $2,000,000 transaction bonus he recieced in February 2020 in connection with a transaction involving ecoATM, LLC in recognition of his prior service to ecoATM, LLC;. While the bonus was paid through our payroll, the funds were allocated to us by ecoATM, LLC and its affiliates to pay such amount.

Narrative to 2020 Summary Compensation Table
Base Salaries
The Company’s Named Executive Officers each receive a base salary to compensate them for services rendered to the Company. The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. For 2020, the annual base salary for Galen C. Smith was $700,000, Jason K. Kwong was $375,000, and Michael D. Chamberlain was 340,000. As of the date of this filing there have been no changes made to our Named Executive Officers’ base salaries for 2021.
Cash Bonus Compensation
During fiscal year 2020, our Named Executive Officers were initially eligible to participate in our annual performance-based cash incentive plan (the “Annual Bonus Plan”). Our board of directors has intended and, following the completion of this offering, our compensation committee intends to continue an annual performance-based cash bonus plan for eligible employees, including our Named Executive Officers.
For fiscal year 2020, the annual target bonus (as a percentage of base salary) for each of Messrs. Smith, Kwong and Chamberlain under the Annual Bonus Plan was 125%, 70% and 65%, respectively. As a result of the economic uncertainty and business-specific challenges due to the COVID-19 pandemic, we decided to replace awards under the Annual Bonus Plan with retention awards equal to 75% of each of the executive’s target bonuses. The retention bonus awards were paid in March of 2021 and are reflected in the Summary Compensation Table.
Equity Compensation
The Named Executive Officers have been granted restricted stock units in Redwood HoldCo L.P. (“RSUs”), which reflect the right to receive a share of Class A Common Stock of Aspen Parent, Inc. (which, following settlement, is required to be immediately exchanged for a Class R Unit of Outerwall Holdings, LLC and which tracks the value of Redbox), or the value thereof in cash at the discretion of Redwood HoldCo, L.P., pursuant to the Redwood HoldCo L.P. Management Incentive Plan, as amended (the “Equity Plan”).
The RSUs have vesting schedules that are designed to encourage continued employment and typically vest: (i) with respect to a portion (typically one-third) of the RSUs, in equal installments of 20% on each of the first five anniversaries of the grant date (or such other date as specified in the participant’s grant agreement) subject to continued employment (which shall become 100% vested as of the effective date of a Change in Control), and (ii) with respect to another portion (typically two-thirds) of the RSUs, based on the multiple on invested capital (“MOIC”) of at least two (2x) achieved by Apollo Operating Group and its affiliates (the “Apollo Holders”) (based on cash payments or other cash distributions actually received) on any date on of which the Apollo Holders receive cash distributions and/or cash proceeds in respect of their ownership interest in the Company (each such date, a “Measurement Date”) (“PSUs”) (provided that, upon a Change in Control, each then-unvested PSU becomes vested only to the extent such performance criteria are achieved in connection with the Change in Control). The number of PSUs specified in grant agreements reflect a maximum number of PSUs. RSUs and PSUs are credited with dividend equivalents.
If a participant’s employment with Redbox or its affiliates is terminated as a result of the participant’s death, or by the Company or its affiliates due to “Disability” as defined in the Equity Plan, the participant will be eligible to immediately vest in a number of RSUs and PSUs equal to the product of (x) the number of RSUs and PSUs scheduled to vest on the next vesting date following such termination of employment, multiplied by (y) a fraction, (A) in the case of RSUs (1) the numerator of which is equal to the number of days that have elapsed since the last RSU vesting date prior to the date of termination of employment (or, if no vesting date has occurred, the vesting commencement date), and (2) the denominator of which is 365, and (B) in the case of PSUs, following the PSU Amendment described below, (1) the numerator of which is equal to the number of days that have elapsed since the last PSU vesting date prior to the date of termination of employment or, if no such vesting date has occurred, the closing of the Business Combination, and (2) the denominator of which is 183. In addition, following the PSU Amendment described below, if a participant’s employment is terminated by Redbox without “Cause” as defined in the Equity Plan, 100% of the RSUs and PSUs shall immediately vest. If a participant’s employment with Redbox or its affiliates is terminated by the Company or its affiliates for “Cause”, all vested and unvested RSUs and PSUs shall be cancelled immediately and the participant shall not be entitled to receive any payments with respect thereto. If the participant’s employment with Redbox or its affiliates is terminated for any other reason, then all unvested RSUs and PSUs shall be cancelled immediately and the participant shall not be entitled to receive any payments with respect thereto.
Each vested RSU and PSU shall be settled no later than thirty (30) days following the earliest of (i) termination of the participant’s employment or service by the Company without “Cause” or as a result of the participant’s resignation for any reason, (ii) termination of the participant’s employment or service with the Company and its affiliates as a result of death, (iii) termination of the participant’s employment or service with the Company and its affiliates as a result of Disability, (iv) a Change in Control, or (v) a liquidation of the Company and its subsidiaries. Upon settlement, the Company will deliver to the participant, or his or her beneficiary, without charge, a number of units in the aggregate equal to (X) the number of vested outstanding RSUs and PSUs as of the settlement date, less (Y) a number of units with an aggregate fair market value equal to the amount required to be distributed to the Apollo Holders, if any, with respect to each unit to achieve a MOIC of one (1x), provided the board of directors may, in its sole discretion, elect to pay cash or part cash and part units in lieu of delivering only units in respect of such vested RSUs or PSUs, or defer the delivery of units (or cash or part units and part cash, as the case may be) for a period not to exceed six (6) months if such extension would not cause adverse tax consequences under Section 409A of the Code.
For purposes of the Equity Plan, “Change in Control” means the first occurrence of either of the following: (i) (A) the Apollo Holders cease to be the beneficial owners, directly or indirectly, of 50.1% of the combined voting power of the Company’s outstanding securities; and (B) a Person or group other than the Apollo Holders become the direct or indirect beneficial owner of a percentage of the combined voting power of the Company’s outstanding securities that is greater than the percentage of the combined voting power of the Company’s outstanding securities beneficially owned directly or indirectly by the Apollo Holders; or (ii) a sale of all or substantially all of the assets of the Company to a Person or group other than the Apollo Holders. A mere initial public offering or a merger or other acquisition or combination transaction after which the Apollo Holders retain control or shared control of the Company, or have otherwise not sold or disposed of 50.1% or more of their investment in the Company as of September 27, 2016 in exchange for cash or marketable securities, will not result in a Change in Control. Further, following an initial public offering, the above clause (i) shall be deleted and replaced with: “a Person or group other than the Apollo Holders becomes the beneficial owner, directly or indirectly of 35% or more of the combined voting power of the Company’s (or the initial public offering entity’s, if not the Company) outstanding securities, and such combined voting power beneficially owned is greater than the percentage of the combined voting power of the Company’s (or the initial public offering entity’s, if not the Company) outstanding securities beneficially owned directly or indirectly by the Apollo Holders. Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of this Plan unless or until a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5) has occurred.
In anticipation of the Business Combination, the PSUs will be amended effective as of the consummation of the Business Combination (the “PSU Amendment”) such that the number of PSUs specified in the participant’s award agreement shall vest in four installments of 25% on each of the 6-, 12-, 18- and 24- month anniversaries of the consummation of the Business Combination, subject to the executive’s continued employment on each such vesting date; provided, that 100% of the PSUs shall become vested if, upon any Measurement Date, the Apollo Holders have achieved a MOIC of at least two (2x) and shall remain subject to the treatment on termination of employment described above. All unvested RSUs will become vested on a Change in Control. Redbox does not anticipate that the Business Combination will constitute a Change in Control.
Long-Term Retention Awards
The Company has awarded certain employees, including the Named Executive Officers, retention bonuses that generally vest over three years in six semi-annual installments (the “Retention Awards”) pursuant to award letters (the “Retention Award Letters”). Each installment of the Retention Awards is payable within 15 days of the end of the vesting period, subject to the Retention Award holder’s employment in “good standing,” as defined in the Retention Award Letters, as of the applicable payment date. If the holder is not employed in “good standing” as of the end of a vesting period, the holder will forfeit the associated portion of the Retention Award, but will remain eligible to earn additional portions of the Retention Award in future vesting periods, subject to employment in “good standing” as of the payment dates for such future vesting periods. The Named Executive Officers were granted the amount of the Retention Awards as set forth on the chart below.
Name	Portion of Retention Award Earned in 2020	Additional Portion of Retention Award earned in 2021 as of June 30, 2021	Total Retention Award
Galen Smith,	$2,413,333	$1,207,000	$7,240,000
Jason Kwong	$666,667	$333,333	$2,000,000
Michael Chamberlain	$400,000	$200,000	$1,200,000
The outstanding unpaid portion of the Retention Award will be earned in full and become immediately payable upon (i) a Change in Control (as defined in the Equity Plan) or (ii) a Measurement Date (as defined in the Equity Plan), if the Apollo Holders have achieved a MOIC of at least two (2x). If the Company terminates a Retention Award holder’s employment without “Cause” as defined in the Equity Plan or if his or her employment ends as a result of the holder’s death or disability, he or she will be eligible to receive immediate payment of a prorated portion of the next semi-annual installment of the retention bonus, based on a fraction, (1) the numerator of which is equal to the number of days that have elapsed since the beginning of the current vesting period and (2) the denominator of which is 182. The remaining unpaid portion of the Retention Award giving effect to this clause shall be immediately forfeited. Any unpaid portion of the Retention Award is forfeited in the event of the holder’s termination of employment by the Company for Cause or the holder’s voluntary resignation of employment.
In May 2021, the Long-Term Retention Awards were amended to provide that the unpaid portion of the Retention Award as of the consummation of the Business Combination will become payable 90 days following the consummation of the Business Combination subject to the recipient’s continued employment with Redbox on such date.
Executive Employment Arrangements
Galen Smith
Galen Smith is party to an employment agreement with Redbox Automated Retail, LLC, dated November 28, 2016 (the “Smith Employment Agreement”), pursuant to which he serves as the Chief Executive Officer. The Smith Employment Agreement has a five year term (ending on September 27, 2021), which can thereafter be automatically extended for successive one year periods and sets forth Mr. Smith’s annual base salary of $700,000 and an annual target bonus of up to 125% of his annual base salary, provided that he is employed on December 31 for the calendar year in which the bonus was earned. Mr. Smith was also entitled to a one-time special cash bonus equal to two percent of the net proceeds of a sale of ecoATM, LLC, up to $2,000,000, which was paid to Mr. Smith in February 2020 in connection a transaction involving ecoATM, LLC (the funds were allocated to us by ecoATM, LLC and its affiliates to pay such bonus). The Company also reimbursed Mr. Smith for his legal fees incurred in connection with the Smith Employment Agreement up to $20,000.
Under the Smith Employment Agreement, in the event Mr. Smith’s employment terminates as a result of his death then, subject to his (or his estate’s) execution and non-revocation of a release, his estate will be entitled to a prorated portion of his annual bonus payable with respect to the calendar year in which such termination occurs, determined on a daily basis based on actual performance, and payable if and when annual bonuses are paid to other senior employees. In the event Mr. Smith’s employment terminates as a result of his disability then, subject to his (or his estate’s) execution and non-revocation of a release and his continued compliance with the restrictive covenants, he will be entitled to he will be entitled to, (i) continued payment of base salary, until the earlier of (x) the date he becomes eligible for long term disability benefits in accordance with the Company’s plan and (y) the date that is six months following the date of termination, (ii) a prorated portion of his annual bonus payable with respect to the calendar year in which such termination occurs, determined on a daily basis based on actual performance, and payable if and when annual bonuses are paid to other senior employees, and (iii) continuation of coverage during the 12 month period beginning on his date of termination (or ending on the date his eligibility for coverage ends, if earlier) for him and any eligible dependents under all Company health and welfare plans, subject to any active-employee cost-sharing or similar provisions in effect thereunder as of immediately prior to the date of termination.
Under the Smith Employment Agreement, in the event Mr. Smith’s employment is terminated by the Company without “Cause” as defined in the Smith Employment Agreement (including non-renewal of the term of the employment agreement), or if he resigns for “Good Reason” as defined in the Smith Employment Agreement, then, subject to his execution and non-revocation of a release and his continued compliance with the restrictive covenants, he will be entitled to (i) a lump-sum payment equal to 18 months of his then-current base salary (which annual base salary shall in no event be less than $700,000), (ii) continuation of coverage during the 12 month period beginning on his date of termination for him and any eligible dependents under all Company health and welfare plans, subject to any active-employee cost-sharing or similar provisions in effect thereunder as of immediately prior to the date of termination, and (iii) a prorated portion of his target annual bonus payable with respect to the calendar year in which such termination occurs, determined on a daily basis, and payable if and when annual bonuses are paid to other senior employees. In addition, under the Smith Employment Agreement, in the event Mr. Smith’s employment is terminated by the Company without cause or if he resigns for good reason, in each case during the 12 month period following a Change in Control (as defined in the Equity Plan), then, subject to his execution and non-revocation of a release and his continued compliance with the restrictive covenants, he will be entitled to (i) severance in an amount equal to 24 months of his then-current base salary (which annual base salary shall in no event be less than $700,000), payable in 12 equal monthly installments, (ii) continuation of coverage during the 12 month period beginning on his date of termination for him and any eligible dependents under all Company health and welfare plans, subject to any active-employee cost-sharing or similar provisions in effect thereunder as of immediately prior to the date of termination, (iii) a payment equal to his target annual bonus for the year of termination, and (iv) a prorated portion of his target annual bonus payable with respect to the calendar year in which such termination occurs, determined on a daily basis, and payable if and when annual bonuses are paid to other senior employees.
The Smith Employment Agreement also includes other customary terms and conditions, including perpetual confidentiality and assignment of intellectual property provisions, a mutual non-disparagement covenant, and a 12 month post-termination noncompetition covenant and 24 month post-termination non-solicitation or hire covenants of employees and customers.
If any payments or benefits payable to Mr. Smith or under the Smith Employment Agreement would be a “parachute payment” resulting in a lost tax deduction for the Company under Section 280G of the Code and excise tax to Mr. Smith, as applicable, under Section 4999 of the Code, the payments and benefits shall be reduced to an amount that would not trigger the excise tax, but only to the extent that such reduction would leave Mr. Smith, as applicable, with a greater net after-tax amount.
Jason Kwong
Jason Kwong is party to an employment agreement with Redbox Automated Retail, LLC, dated December 7, 2017 (the “Kwong Employment Agreement”), pursuant to which he serves as the Chief Strategy & Digital Officer (his initial title was Chief Strategy and Business Development Officer). The Kwong Employment Agreement has a five year term (ending September 25, 2022), which will thereafter be automatically extended for successive one year periods, and sets forth Mr. Kwong’s annual base salary of $370,000 and an annual target bonus of up to 70% of his annual base salary, provided that he is employed on December 31 for the calendar year in which the bonus was earned. The Kwong Employment Agreement also provides that Mr. Kwong was entitled to (i) a one-time sign-on bonus equal to $75,000 (the after tax amount of such sign-on bonus was required to be applied to his $50,000 co-investment), (ii) a relocation payment of $30,000, (iii) reimbursement of expenses related to his relocation (x) for costs associated with the closing and sale of his home, or subject to his continued employment, up to $12,000 annually for up to three years to assist with the rental costs of his home, (y) for costs associated with moving household goods and (z) up to $40,000 for temporary housing, storage and use of a rental car, in each case such reimbursements were grossed up for tax purposes and (iv) reimbursement for his legal fees incurred in connection with the Kwong Employment Agreement up to $5,000.
Under the Kwong Employment Agreement, in the event Mr. Kwong’s employment terminates as a result of his death or disability then, subject to his (or his estate’s) execution and non-revocation of a release, he, or his estate, will be entitled to a prorated portion of his annual bonus payable with respect to the calendar year in which such termination occurs, determined on a daily basis based on actual performance, and payable if and when annual bonuses are paid to other senior employees. Under the Kwong Employment Agreement, in the event Mr. Kwong’s employment is terminated by the Company without “Cause” as defined in the Kwong Employment Agreement then, subject to his execution and non-revocation of a release and his continued compliance with the restrictive covenants, he will be entitled to (i) a lump-sum payment equal to 12 months of his then-current base salary, (ii) continuation of coverage during the 12 month period beginning on his date of termination for him and any eligible dependents under all Company health and welfare plans, subject to any active-employee cost-sharing or similar provisions in effect thereunder as of immediately prior to the date of termination, (iii) a prorated portion of his target annual bonus payable with respect to the calendar year in which such termination occurs, determined on a daily basis, and payable if and when annual bonuses are paid to other senior employees, (iv) senior executive level career transition services for a period of up to 12 months, using a reputable provider selected by him with the consent of the Company, which shall not be unreasonably withheld, and (v) reimbursement of up to $40,000 in relocation related expenses (grossed up for tax purposes) if he relocates back to Southern California within one year of the date of termination. In addition, under the Kwong Employment Agreement, in the event Mr. Kwong’s employment is terminated (i) by the Company without cause or (ii) Mr. Kwong terminates his employment as a result of the Company requiring him to work solely or substantially at a location more than 50 miles from his principal place of employment as of the date of the Change in Control, in each case, during the 12 month period following a Change in Control (as defined in the Equity Plan), then, subject to his execution and non-revocation of a release and his continued compliance with the restrictive covenants, he will be entitled to (i) severance in an amount equal to 18 months of his then-current base salary, payable in 12 equal monthly installments, (ii) continuation of coverage during the 12 month period beginning on his date of termination for him and any eligible dependents under all Company health and welfare plans, subject to any active-employee cost-sharing or similar provisions in effect thereunder as of immediately prior to the date of termination, (iii) a payment equal to his target annual bonus for the year of termination, (iv) a prorated portion of his target annual bonus payable with respect to the calendar year in which such termination occurs, determined on a daily basis, and payable if and when annual bonuses are paid to other senior employees and (v) senior executive level career transition services for a period of up to 12 months, using a reputable provider selected by him with the consent of the Company, which shall not be unreasonably withheld.
The Kwong Employment Agreement also includes other customary terms and conditions, including perpetual confidentiality and assignment of intellectual property provisions, non-disparagement, and a 12 month post-termination noncompetition covenant and 24 month post-termination non-solicitation or hire covenants of employees and customers.
If any payments or benefits payable to Mr. Kwong or under the Kwong Employment Agreement would be a “parachute payment” resulting in a lost tax deduction for the Company under Section 280G of the Code and excise tax to Mr. Kwong under Section 4999 of the Code, the payments and benefits shall be reduced to an amount that would not trigger the excise tax, but only to the extent that such reduction would leave Mr. Kwong as applicable, with a greater net after-tax amount.
Michael Chamberlain
Michael Chamberlain is party to an employment agreement with Redbox Automated Retail, LLC, dated March 23, 2020 (the “Chamberlain Employment Agreement”), pursuant to which he serves as the Chief Operating Officer. The Chamberlain Employment Agreement has a three year term (ending March 23, 2023), which will thereafter be automatically extended for successive one year periods and sets forth Mr. Chamberlain’s annual base salary of $340,000 and an annual target bonus of up to 65% of his annual base salary, provided that he is employed on December 31 for the calendar year in which the bonus was earned.
Under the Chamberlain Employment Agreement, in the event Mr. Chamberlain’s employment terminates as a result of his death or disability then, subject to his (or his estate’s) execution and non-revocation of a release, he or his estate will be entitled to a prorated portion of his annual bonus payable with respect to the calendar year in which such termination occurs, determined on a daily basis based on actual performance, and payable if and when annual bonuses are paid to other senior employees. Under the Chamberlain Employment Agreement, in the event Mr. Chamberlain’s employment is terminated by the Company without “Cause” as defined in the Chamberlain Employment Agreement then, subject to his execution and non-revocation of a release and his continued compliance with the restrictive covenants, he will be entitled to (i) a lump-sum payment equal to 12 months of his then-current base salary, (ii) continuation of coverage during the 12 month period beginning on his date of termination for him and any eligible dependents under all Company health and welfare plans, subject to any active-employee cost-sharing or similar provisions in effect thereunder as of immediately prior to the date of termination, (iii) a prorated portion of his target annual bonus payable with respect to the calendar year in which such termination occurs, determined on a daily basis, and payable if and when annual bonuses are paid to other senior employees, and (iv) senior executive level career transition services for a period of up to 12 months, using a reputable provider selected by him with the consent of the Company, which shall not be unreasonably withheld. In addition, under the Chamberlain Employment Agreement, in the event Mr. Chamberlain’s employment is terminated by the Company without cause during the 12 month period following a Change in Control (as defined in the Equity Plan), then, subject to his execution and non-revocation of a release and his continued compliance with the restrictive covenants, he will be entitled to (i) severance in an amount equal to 18 months of his then-current base salary, payable in 12 equal monthly installments, (ii) continuation of coverage during the 12 month period beginning on his date of termination for him and any eligible dependents under all Company health and welfare plans, subject to any active-employee cost-sharing or similar provisions in effect thereunder as of immediately prior to the date of termination, (iii) a payment equal to his target annual bonus for the year of termination, (iv) a prorated portion of his target annual bonus payable with respect to the calendar year in which such termination occurs, determined on a daily basis, and payable if and when annual bonuses are paid to other senior employees and (v) senior executive level career transition services for a period of up to 12 months, using a reputable provider selected by him with the consent of the Company, which shall not be unreasonably withheld.
The Chamberlain Employment Agreement also includes other customary terms and conditions, including perpetual confidentiality and assignment of intellectual property provisions, a mutual non-disparagement covenant, and a 12 month post-termination noncompetition covenant and 24 month post-termination nonsolicitation or hire covenants of employees and customers.
If any payments or benefits payable to Mr. Chamberlain or under the Chamberlain Employment Agreement would be a “parachute payment” resulting in a lost tax deduction for the Company under Section 280G of the Code and excise tax to Mr. Chamberlain, as applicable, under Section 4999 of the Code, the payments and benefits shall be reduced to an amount that would not trigger the excise tax, but only to the extent that such reduction would leave Mr. Chamberlain, as applicable, with a greater net after-tax amount.
For purposes of the Named Executive Officers’ employment agreements, “Cause” generally means (i) conviction of, or plea of nolo contendere to, any felony or other crime involving either fraud or a breach of duty of loyalty with respect to the Company or any subsidiaries or other affiliates thereof, or any of its customers or suppliers, (ii) substantial and repeated willful failure to materially perform lawful duties as reasonably directed by the Board (not as a consequence of disability) after written notice thereof and failure to cure within 30 calendar days; provided, that Cause shall not result solely from unsatisfactory performance of duties or failure to achieve desired results, without otherwise meeting this definition for Cause, (iii) fraud, misappropriation, embezzlement, or material misuse of funds or property belonging to the Company, any of its subsidiaries, or New Outerwall Inc. (“Outerwall”), (iv) proven violation of the written policies of the Company or any of its subsidiaries or affiliates, or other willful misconduct in connection with the performance of duties that in either case results in material injury to the Company or any of its subsidiaries or Outerwall, after written notice thereof and failure to cure within thirty (30) calendar days, (v) material breach of material obligations under the employment agreement that results in material injury to the Company, any of its subsidiaries, or Outerwall, and failure to cure such breach within 30 calendar days after written notice; provided, that Cause shall not result solely from unsatisfactory performance of duties or failure to achieve desired results, without otherwise meeting the definition for Cause, or (vi) breach of the confidentiality or non-disparagement provisions (excluding unintentional breaches that are cured within 30 calendar days after he becomes aware of such breaches, to the extent curable) or the non-competition and non-solicitation provisions to which he is subject.
For purposes of the Smith Employment Agreement, “Good Reason” generally means to resign from the executive’s employment in the event that any of the following actions are taken by the Company or any of its subsidiaries without the executive’s express written consent: (i) a material reduction of the executive’s duties and responsibilities, (ii) a material reduction of the executive’s annual base salary or target bonus, (iii) the executive’s being required to work solely or substantially at a location more than 50 miles from the principal place of business of the executive’s employment, or (iv) any material breach by the Company of any term or provision of the employment agreement; provided, however, that none of the events described in the foregoing clauses shall constitute “Good Reason” unless the executive has notified the Company in writing describing the events that constitute “Good Reason” within 60 calendar days following the first occurrence of such events and then only if the Company fails to cure such events within 30 calendar days after the Company’s receipt of such written notice.

Outstanding Equity Awards at Fiscal Year End
The following table summarizes the outstanding equity incentive plan awards for each Named Executive Officer as of December 31, 2020.
	Stock Awards
Name	Number of Time-Based Shares or Units of Stock That Have not Vested (#)(1)	Market Value of Time-Based Shares or Units of Stock that Have not Vested ($)(2)	Number of Performance-Based Shares or Units of Stock That Have not Vested (#)(3)	Market Value of Performance-Based Shares or Units of Stock that Have not Vested ($)(2)
Galen C. Smith	39,600	$105,732	569,656	$1,520,982
Jason K. Kwong	28,000	$74,760	155,000	$413,850
Michael D. Chamberlain	8,000	$21,360	90,000	$240,300

(1)
Represents unvested Redwood HoldCo, L. P. RSUs (which, if not settled in cash, are settled in Class A Common Stock of Aspen Parent, Inc. (which, following settlement, is required to be immediately exchanged for a Class R Unit of Outerwall Holdings, LLC and which tracks the value of Redbox)), which vest as follows (subject to the Named Executive Officer’s continued employment through each applicable vesting date):

Name	Grant Date	Vesting Schedule
Galen C. Smith	12/6/2016	Vests 20% per year over 5 years. The remaining 39,600 RSUs are scheduled to vest on September 27, 2021.
Jason K. Kwong	12/7/2017	Vests 20% per year over 5 years. 14,000 of the remaining RSUs are scheduled to vest on each of September 25, 2021, and 2022.
Michael D. Chamberlain	12/6/2016	Vests 20% per year over 5 years. The remaining 8,000 RSUs are scheduled to vest on September 27, 2021.1

(2)
Since there was no public market for our shares as of December 31, 2020, the amount shown is based on a per share price of $2.67, which represents the fair market value of a Class A Common Stock of Aspen Parent, Inc.

(3)
Represents the unvested Redwood HoldCo, L.P. PSUs (which, if not settled in cash, are settled in Class A Common Stock of Aspen Parent, Inc. (which, following settlement, is required to be immediately exchanged for a Class R Unit of Outerwall Holdings, LLC and which tracks the value of Redbox)). As of December 31, 2020 the PSUs would vest on a Measurement Date in which the Apollo Holders achieved a MOIC of at least two (2x). In anticipation of the Business Combination, the PSUs will be amended effective as of the consummation of the Business Combination such that the total number of PSUs specified in the executive’s award agreement shall vest in four installments of 25% on each of the 6-, 12-, 18- and 24- month anniversaries of the consummation of the Business Combination, subject to the executive’s continued employment on each such vesting date; provided, that 100% of the PSUs shall become vested if, upon any Measurement Date, the Apollo Holders have achieved a MOIC of at least two (2x).

Health, Welfare and Retirement Plans
Redbox’s Named Executive Officers are eligible to participate in Redbox’s employee benefit plans and programs, including medical, dental and vision benefits, life insurance, and disability insurance, to the same extent as its other full-time employees, subject to the terms and eligibility requirements of those plans.
The Company also sponsors a 401(k) defined contribution plan in which its Named Executive Officers may participate, subject to limits imposed by the Code, to the same extent as all other full-time employees. The Company matches participant contributions 100% on the first 3% of deferrals and 50% on the next 2% of deferrals (up to a maximum of 4% when the participant contributes at least 5%), subject to IRS limits.

Director Compensation
Redbox does not have any non-employee directors on its board of directors. The board of directors consists of the Chief Executive Officer, Galen C. Smith, and the Chief Financial Officer, Kavita Suthar, neither of whom receive compensation of any kind for their service on the board.
Post-Combination Company Executive Officer and Director Compensation
Executive Compensation
In anticipation of the closing of the Business Combination, Redbox is working to develop an executive compensation program that will be put in place following the closing of the Business Combination that is consistent with Redbox’s existing compensation policies and philosophies, which are designed to align compensation with business objectives and the creation of stockholder value, while enabling the company to attract, motivate and retain individuals who contribute to its long-term success.
Decisions on the executive compensation program will be made by the compensation committee of the board of directors, which will be established at the closing of the Business Combination. The following discussion is based on the present expectations as to the executive compensation program, although the actual executive compensation program will depend on the judgment of the members of the compensation committee and may differ from what is described in the following discussion.
Redbox anticipates that compensation for the executive officers will continue to have three primary components, consisting of base salary, short-term incentives and long-term incentives.
Base Salary
It is expected that the Named Executive Officers’ base salaries will initially continue as described under “— Redbox Executive Officer and Director Compensation — Base Salaries” and will be reviewed in connection with the consummation of the Business Combination and from to time by the compensation committee based upon advice and counsel of its advisors.
Stock-Based Awards
Redbox intends to use stock-based awards to reward long-term performance of the Named Executive Officers. Redbox believes that providing a meaningful portion of the total compensation package in the form of stock-based awards will align the incentives of the Named Executive Officers with the interests of stockholders and serve to motivate and retain the individual executives. Stock-based awards will be awarded under the 2021 Incentive Award Plan, which is being submitted to Seaport’s shareholders for approval at the Special Meeting. For a description of the 2021 Incentive Award Plan, please see the section of this proxy statement/consent solicitation statement/prospectus under the heading “Proposal No. 6 — The Incentive Plan Proposal.”
Other Compensation
Redbox expects to continue to maintain various employee benefit plans, including medical and 401(k) plans, in which the Named Executive Officers will participate.
Deductibility of Executive Compensation
Section 162(m) of the Code denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to certain executive officers of a publicly-traded corporation, including the chief executive officer, chief financial officer and the three other most highly-paid executive officers. To retain highly skilled executives and remain competitive with other employers, the compensation committee may authorize compensation that would not be deductible under Section 162(m) or otherwise if it determines that such compensation is in the best interests of the Company and its stockholders and we expressly reserve the right to do so.

Director Compensation
Following the closing of the Business Combination, Redbox expect that the board of directors will implement an annual compensation program for non-employee directors. The material terms of this program are not yet known and will depend on the judgment of the members of the board based on advice and counsel of its advisors.
Interests of Redbox Directors and Executive Officers in the Business Combination
In considering the recommendation of the Redbox board of directors with respect to approving the Business Combination Agreement, the Business Combination contemplated by the Business Combination Agreement and the other transactions contemplated by the Business Combination Agreement by unanimous written consent, the stockholders of Redbox should be aware that certain members of the board of directors and executive officers of Redbox have interests in the Business Combination that may be different from, or in addition to, your interests as a stockholder. The Redbox board of directors was aware of such interests during its deliberations on the merits of the Business Combination and in deciding to recommend that Redbox stockholders submit written consents in favor of the Redbox Business Combination Proposal. In particular:
•
Redbox’s directors and executive officers are expected to become directors and/or executive officers of the Post-Combination Company upon the closing of the Business Combination. Specifically, the following individuals who are currently executive officers of Redbox are expected to become executive officers of the Post-Combination Company upon the closing of the Business Combination, serving in the offices set forth opposite their names below.

Name	Position
Galen C. Smith	Chief Executive Officer
Kavita Suthar	Chief Financial Officer
Jason K. Kwong	Chief Strategy & Digital Officer
Michael D. Chamberlain	Chief Operating Officer
Stephen Lavin	Chief Technology Officer
Michael F. Feldner	Chief Marketing Officer
Sam Banayan	General Counsel & Corporate Secretary

•
In addition, Galen Smith, who is currently a member of the Redbox board of directors is expected to become a member of the Post-Combination Company board of directors upon the closing of the Business Combination.

•
Certain of Redbox’s executive officers and directors as of the date of the Business Combination Agreement hold Redwood HoldCo, L.P. restricted stock units. The holding of such awards by such executive officers and directors as of [           , 2021], as applicable is set forth in the tables below.

	Redwood HoldCo, L.P. RSUs	Redwood HoldCo, L.P. PSUs	Value
Named Executive Officers:
Galen C. Smith	198,000	569,656	[•]
Jason K. Kwong	70,000	155,000	[•]
Michael D. Chamberlain	40,000	90,000	[•]
All Other Executive Officers as a Group	186,667	373,333	[•]
Directors (other than Mr. Smith)	50,000	100,000	[•]
In anticipation of the Business Combination, the PSUs will be amended effective as of the consummation of the Business Combination such that the number of PSUs specified in the participant’s award agreement shall vest in four installments of 25% on each of the 6-, 12-, 18- and 24- month anniversaries of the consummation of the Business Combination, subject to the executive’s continued employment with

Redbox on each such vesting date; provided, that 100% of the PSUs shall become vested if, upon any Measurement Date, the Apollo Holders have achieved a MOIC of at least two (2x).
•
In May 2021, Redbox granted special transaction retention awards (each, a “transaction award”) to certain executive officers other than the Named Executive Officers in an aggregate amount equal to $525,000, to recognize their significant contributions in preparing the Company for the Business Combination and to incentivize them to remain employed and help us to successfully complete the Business Combination. Each transaction award is payable 90 days following the consummation of the Business Combination, subject to the executive’s continued employment with Redbox on such date.

•
In May 2021, Redbox amended the Retention Awards to provide that the unpaid portion of the Retention Award as of the consummation of the Business Combination will become payable 90 days following the consummation of the Business Combination subject to the recipient’s continued employment with Redbox on such date. The amounts of the outstanding Retention Awards that will be paid to each of Galen Smith, Jason Kwong and Michael Chamberlain are $3,620,000, $1,000,500 and $600,000, respectively, and the amount of the outstanding Retention Awards that will be paid to all other executive officers is $1,025,000.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information known to SGAC regarding (i) the actual beneficial ownership of SGAC’s voting common stock as of the record date (pre-business combination) and (ii) the expected beneficial ownership of SGAC’s voting common stock immediately following the Closing (subject to customary closing adjustments contained in the Business Combination Agreement), assuming that no public shares are redeemed, and alternatively that 10,810,644 public shares (75.2% of the public shares) are redeemed, in each case by:
•
each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of any series of SGAC’s voting common stock;

•
each of SGAC’s current executive officers and directors;

•
each person who will become a named executive officer or director of SGAC following the Closing; and

•
all current executive officers and directors of SGAC, as a group, and all executive officers and directors of SGAC following the Closing, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
Pursuant to SGAC’s Current Charter, each share of common stock entitles the holder to one vote per share. The table below represents beneficial ownership of voting common stock, comprised of Class A common stock and Class B common stock.
The beneficial ownership of SGAC voting common stock prior to the business combination is based on 17,968,750 shares of common stock outstanding as of            , 2021, of which 14,375,000 shares were Class A common stock and 3,593,750 shares were Class B common stock. The beneficial ownership of SGAC voting common stock after the business combination, assuming no redemptions of Class A common stock in connection with the business combination, is based on 55,738,750 shares of common stock outstanding, of which 22,968,750 shares will be Class A common stock and 32,770,000 shares will be Class B common stock. The beneficial ownership of SGAC voting common stock after the business combination, assuming the redemption of 10,810,644 shares of Class A common stock, is based on 44,928,106 shares of common stock outstanding, of which 12,158,106 shares will be Class A common stock and 32,770,000 shares will be Class B common stock.
The expected beneficial ownership percentages set forth below do not take into account the issuance of any shares upon completion of the business combination under the Incentive Plan, substantially in the form attached to this proxy statement as Annex C, or the issuance of shares of Class A common stock upon the exercise of warrants to purchase shares of Class A common stock because the warrants are not exercisable until December 2, 2021.

Name and Address of Beneficial Owners(1)	Prior to the Business Combination				After the Business Combination
					Assuming No Redemptions				Assuming Redemption of 10,810,664 Public Shares
	Class A		Class B		Class A		Class B		Class A		Class B
	Number of Shares	%	Number of Shares(2)%		Number of Shares	%	Number of Shares	%	Number of Shares	%	Number of Shares	%
Directors and Named Executive Officers of SGAC prior to the business combination
Stephen C. Smith(3)(4)	5,314	*	3,593,750	100%	3,599,064	15.7%	—	—	3,599,064	33.3%	—	—
Michael Ring(5)	—	—	—	—	—	—	—	—	—	—	—	—
Jay Burnham(5)	—	—	—	—	—	—	—	—	—	—	—	—
Shelley Greenhaus(5)	—	—	—	—	—	—	—	—	—	—	—	—
Jeremy Hedberg(5)	—	—	—	—	—	—	—	—	—	—	—	—
Charles Yamarone(5)	—	—	—	—	—	—	—	—	—	—	—	—
All directors and executive officers as a group (6 individuals)	5,314	*	3,593,750	100%	3,599,064	15.7%	—	—	3,599,064	33.3%	—	—
5% Holders of SGAC prior to the business combination
Seaport Global SPAC, LLC(3)	—	—	3,593,750	100%	3,593,750	15.6%	—	—	3,593,750	33.2%	—	—
Karpus Investment Management(6)	2,581,086	18.0%	—	—	2,581,086	11.2%	—	—	2,581,086	23.9%	—	—
Boothbay Fund Management, LLC(7)	800,000	5.6%	—	—	800,000	3.5%	—	—	800,000	6.6%
Basso SPAC Fund LLC(8)	779,189	5.4%	—	—	779,189	3.4%	—	—	779,189	7.2%	—	—
Periscope Capital Inc.(9)	750,000	5.2%	—	—	750,000	3.3%	—	—	750,000	6.9%	—	—
Directors and Named Executive Officers of SGAC after the business combination
Galen C. Smith	—	—	—	—	—	—	—	—	—	—	—	—
Jason K. Kwong	—	—	—	—	—	—	—	—	—	—	—	—
Michael D. Chamberlain	—	—	—	—	—	—	—	—	—	—	—	—
Jay Burnham	—	—	—	—	—	—	—	—	—	—	—	—
Vikas M. Keswani	—	—	—	—	—	—	—	—	—	—	—	—
Reed Rayman	—	—	—	—	—	—	—	—	—	—	—	—
Michael Redd	—	—	—	—	—	—	—	—	—	—	—	—
David B. Sambur	—	—	—	—	—	—	—	—	—	—	—	—
Lee J. Solomon	—	—	—	—	—	—	—	—	—	—	—	—
Charles Yamarone	—	—	—	—	—	—	—	—	—	—	—	—
All directors and executive officers as a group (15 individuals)	—	—	—	—	—	—	—	—	—	—	—	—
5% Holders of SGAC after the business combination
Redwood HoldCo, LP(10)	—	—	—	—	—	—	32,770,000	100%	—	—	32,770,000	100%

*
less than 1%

(1)
Unless otherwise noted, the business address of each of the following entities or individuals is c/o Seaport Global Acquisition Corp., 360 Madison Avenue, 20th Floor, New York, NY 10017.

(2)
Interests shown consist solely of founder shares, classified as shares of Class B common stock. Such shares are convertible into shares of Class A common stock on a one-for-one basis, subject to adjustment, as described in the section entitled “Description of Securities.”

(3)
Seaport Global SPAC, LLC, the Sponsor, is the record holder of the securities reported herein. Seaport Global Asset Management, LLC is the managing member of the Sponsor and Stephen Smith, our Chairman and Chief Executive Officer, is the Chief Executive Officer of Seaport Global Asset Management, LLC. By virtue of these relationships, Mr. Smith may be deemed to have or share beneficial ownership of the securities held of record by the Sponsor. Mr. Smith disclaims any such beneficial ownership except to the extent of his pecuniary interest.

(4)
AMFCO-4 LLC is the record holder of the securities reported here. Seaport Global Asset Management, LLC is the manager of AMFCO-4 LLC. Stephen C. Smith is the Chief Executive Officer of Seaport Global Asset Management, LLC. Mr. Smith also has voting control and investment discretion over the securities described herein held by AMFCO-4 LLC. As a result, Mr. Smith may be deemed to have beneficial ownership of the securities described herein held by AMFCO-4, LLC.

(5)
Each of these individuals holds a direct or indirect interest in the Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(6)
According to Schedule 13G/A filed with the SEC on February 8, 2021 by Karpus Investment Management, d/b/a Karpus Investment Management (“Karpus”). The address of principal business office of Karpus is 183 Sully’s Trail, Pittsford, New York 14534. Karpus is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940. Karpus is controlled by City of London Investment Group plc (“CLIG”), which is listed on the London Stock Exchange. However, in accordance with SEC Release No. 34-39538 (January 12, 1998), effective informational barriers have been established between Karpus and CLIG, such that voting and investment power over the subject securities is exercised by Karpus independently of CLIG, and, accordingly, attribution of beneficial ownership is not required between Karpus and CLIG. The shares reported here are owned directly by the accounts managed by Karpus.

(7)
According to Schedule 13G filed with the SEC on April 22, 2021 by Boothbay Fund Management, LLC (“Boothbay”) and Ari Glass (“Mr. Glass”). The address of the principal business office of each of this entity and individual is 140 East 45th Street, 14th Floor, New York, NY 10017. The shares reported here are directly beneficially owned by one or more private funds (the “Fund”), which are managed by Boothbay. Boothbay, in its capacity as the investment manager of the Fund, has the power to vote and the power to direct the disposition of all shares held by the Fund. Ari Glass is the Managing Member of Boothbay. Accordingly, each of Boothbay and Mr. Glass may be deemed to indirectly beneficially own the shares reported herein.

(8)
According to Schedule 13G filed with the SEC on February 12, 2021 by Basso SPAC Fund LLC (“Basso SPAC”), Basso Management, LLC (“Basso Management”), Basso Capital Management, L.P. (“BCM”), Basso GP, LLC (“Basso GP”), and Howard I. Fischer (“Mr. Fischer”). The address of the principal business office of each of these entities and individual is 1266 East Main Street, Fourth Floor, Stamford, Connecticut 06902. The shares reported here are directly beneficially owned by Basso SPAC. Basso Management is the manager of Basso SPAC. BCM serves as the investment manager of Basso SPAC. Basso GP is the general partner of BCM. Mr. Fischer is the principal portfolio manager for Basso SPAC, the Chief Executive Officer and a Founding Managing Partner of BCM, and a member of each of Basso Management and Basso GP. Accordingly, each of Basso Management, BCM, Basso GP and Mr. Fischer may be deemed to indirectly beneficially own the shares reported herein.

(9)
According to Schedule 13G filed with the SEC on February 16, 2021 by Periscope Capital Inc. (“Periscope”). The address of principal business office of Periscope is 333 Bay Street, Suite 1240, Toronto, Ontario, Canada M5H 2R2. Periscope, which is the beneficial owner of 556,000 shares of Class A common stock, acts as investment manager of, and exercises investment discretion with respect to, certain private investment funds that collectively directly own 194,000 shares of Class A common stock.

(10)
Shares of Class B common stock, par value $0.0001 per share, held by Redwood Holdco, LP (“Parent”). This number correlates to 32,770,000 common units of Redwood Intermediate, LLC (“Redbox”) held by Parent, which represents 32,770,000 shares of Class A common stock, par value $0.0001 per share, that may be issuable upon the exchange of 32,770,000 common units of Redbox following applicable lock-up periods. Each share of Class B common stock has one vote. Concurrently with an exchange of Redbox common units for shares of Class A common stock by Parent, Parent will be required to surrender to SGAC a number of shares of Class B common stock equal to the number of Redbox common units exchanged, and such shares will be converted into shares of Class A common stock on a one-for-one basis, subject to adjustment.

The general partner of Parent is Redwood GP, LLC (Redwood GP). New Outerwall, Inc. is the sole limited partner of Parent and the sole member of Parent GP. New Outerwall is an indirect majority owned subsidiary of AP VIII Aspen Holdings, L.P. (“Aspen Holdings”). The general partner of Aspen holdings is AP VII Aspen Holdings GP, LLC (“Aspen GP”) and Apollo Management VIII, L.P. (“Management VIII”) is the sole member of Aspen GP. AIF VIII LLC (AIF VIII) serves as the general partner of Management VIII. Apollo Management, L.P. serves as the sole member and manager of AIF VIII and Apollo Management GP, LLC serves as the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) serves as the sole member and manager of Apollo Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP”) serves as the general partner of Management Holdings.
New Outerwall, Aspen Holdings, Aspen GP, Management VIII, AIF VIII, Apollo Management, Apollo Management GP, Management Holdings, and Management Holdings GP, and Messrs. Joshua Harris, Marc Rowan, Scott Kleinman and James Zelter, the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all the shares of Class B common stock, and the above description shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.
After the business combination, all directors and executive officers of SGAC, as a group, will have (i) an approximately 6.5% indirect economic interest in SGAC, assuming no public shares are redeemed, and (ii) an approximately 8.0% indirect economic interest in SGAC, assuming 10,810,644 public shares (75.2% of the public shares) are redeemed.
After the business combination, the Sponsor will have (i) an approximately 15.6% economic interest in SGAC, assuming no public shares are redeemed, and (ii) an approximately 18.9% indirect economic interest in SGAC, assuming 10,810,644 public shares (75.2% of the public shares) are redeemed, in each case assuming that each of the 6,062,500 private placement warrants held by the Sponsor is exercised and one share of Class A common stock is issued as a result of such exercise.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SGAC
SGAC Related Person Transactions
Founder Shares
In July 2020, the Sponsor purchased 3,593,750 founder shares for an aggregate purchase price of $25,000, or approximately $0.007 per share.
The initial stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the shares of Class B common stock until the earlier of (A) one year after the completion of an initial business combination and (B) subsequent to an initial business combination, (x) if the last reported sale price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial business combination, or (y) the date on which SGAC completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of SGAC’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of our initial stockholders with respect to any founder shares.
Private Placement Warrants
Simultaneously with the consummation of SGAC’s initial public offering, SGAC completed the private placement of warrants to the Sponsor, generating gross proceeds of $6.1 million. Each private placement warrant is exercisable for one share of our Class A common stock at an exercise price of $11.50 per share. A portion of the purchase price of the private placement warrants was added to the proceeds from our initial public offering held in the trust account. If SGAC’s initial business combination is not completed by June 2, 2022, the proceeds from the sale of the private placement warrants held in the trust account will be used to fund the redemption of the public shares (subject to the requirements of applicable law) and the private placement warrants will expire worthless. The private placement warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the sponsor or its permitted transferees.
The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of its private placement warrants until 30 days after the completion of SGAC’s initial business combination.
Promissory Note
On July 24, 2020, the Sponsor agreed to loan SGAC an aggregate of up to $300,000 to cover expenses related to the SGAC’s initial public offering pursuant to a promissory note. The promissory note was non-interest bearing and was due upon the completion of our initial public offering. We borrowed $275,000 under the promissory note. The promissory note balance was paid in full at closing of our initial public offering on December 2, 2020.
Related Party Loans
In order to finance transaction costs in connection with an initial business combination, the Sponsor or SGAC’s officers and directors may, but are not obligated to, loan SGAC funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of an initial business combination into warrants at a price of $1.00 per warrant. The warrants will be identical to the private placement warrants. In the event that the initial business combination does not close, SGAC may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. At June 30, 2021 and December 31, 2020, no Working Capital Loans were outstanding.

Administrative Support Agreement
SGAC agreed to pay $10,000 a month for office space, utilities, and secretarial and administrative support to the Sponsor. Services commenced on the date the securities were first listed on the Nasdaq and will terminate upon the earlier of our initial business combination or our liquidation. We incurred approximately $10,000 for expenses in connection with such services for the period from July 24, 2020 (inception) through December 31, 2020. For the three months ended March 31, 2021, SGAC has paid $30,000, as directed by the Sponsor, to a consultant engaged to provide administrative support services.
Investment in the PIPE
In connection with the execution of the Business Combination Agreement, SGAC entered into Subscription Agreements with a number of PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, and SGAC agreed to sell to the PIPE Investors, an aggregate of 5,000,000 shares of Class A common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $50,000,000, in a private placement.
Existing SGAC Related Party Policy
Outside of the review process conducted by SGAC’s current audit committee described below, SGAC has not yet adopted a formal policy for the review, approval or ratification of related party transactions. Accordingly, the transactions discussed above were not reviewed, approved or ratified in accordance with any such policy.
SGAC has adopted a Code of Business Conduct and Ethics requiring SGAC to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by SGAC’s board of directors (or the appropriate committee of SGAC’s board) or as disclosed in SGAC’s public filings with the SEC. Under SGAC’s Code of Business Conduct and Ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving SGAC.
In addition, SGAC’s audit committee, pursuant to its Current Charter, is responsible for reviewing and approving related party transactions to the extent that SGAC enters into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee constitutes a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee is required to approve a related party transaction. SGAC also requires each of SGAC’s directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.
These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.
To further minimize conflicts of interest, SGAC has agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor, officers or directors unless SGAC, or a committee of independent directors, have obtained an opinion from an independent investment banking firm or an independent accounting firm that SGAC’s initial business combination is fair to SGAC’s company from a financial point of view. No finder’s fees, reimbursements, consulting fee, monies in respect of any payment of a loan or other compensation will be paid by SGAC to the Sponsor, officers or directors, or any affiliate of the Sponsor or officers, for services rendered to SGAC prior to, or in connection with any services rendered in order to effectuate, the consummation of SGAC’s initial business combination (regardless of the type of transaction that it is). However, the following payments will be made to the Sponsor, officers or directors, or SGAC’s or their affiliates, none of which will be made from the proceeds of this offering held in the Trust Account prior to the completion of SGAC’s initial business combination:
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Repayment of the promissory note of up to an aggregate of $300,000 made to SGAC by the Sponsor to cover initial public offering-related and organizational expenses;

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Payment to our sponsor of $10,000 per month, for up to 18 months, for office space, utilities and secretarial and administrative support; and

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Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination.

SGAC’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or SGAC’s or their affiliates.
Redbox’s Related Party Transactions
PIPE Investment
An affiliate of Apollo, Apollo Global Securities, LLC (“AGS”), acted as a placement agent in connection with the PIPE Investment and received customary placement agent fees of approximately $250,000.
Credit Agreement
On January 29, 2021, New Outerwall, Inc. loaned $25.0 million to Redbox Automated Retail, LLC under the Credit Agreement, which loan proceeds were used for general corporate purposes. The loan bears interest at a rate of LIBOR plus 7.25% and matures on the earlier of October 10, 2023 and the maturity date of the Company’s Term B-2 Facility. New Outerwall, Inc. indirectly owns 100% of the equity interests of Redbox Automated Retail, LLC.
AGS acted as a placement agent in connection with the Amendment to the Credit Agreement dated September 7, 2018 and received customary placement agent fees of approximately $857,812.
ADT Cybersecurity
Pursuant to the Vendor Master Cybersecurity Services Agreement and Statement of Work thereto, dated as of January 28, 2019, by and between Redbox Automated Retail, LLC and ADT Cybersecurity, a division of ADT LLC, as modified by that certain Change Request to the Statement of Work, dated as of September 15, 2020, ADT provides certain cybersecurity services, including managed detection, firewall services and VPN, to Redbox Automated Retail, LLC. Both Redbox Automated Retail, LLC and ADT are portfolio companies of funds affiliated with Apollo Global Management, Inc. During the years ended December 31, 2020 and 2019, Redbox paid ADT Cybersecurity an aggregate of $0.3 million and $0.3 million, respectively, for services rendered pursuant to the agreement. The term of the agreement renews annually for successive one-year periods.
ecoATM, LLC
Pursuant to the Services Agreement, dated as of January 1, 2018, by and between ecoATM, LLC and Redbox Automated Retail, LLC, as amended by that certain First Amendment to Services Agreement, dated as of June 18, 2019, as further amended by that certain Second Amendment to Services Agreement, dated as of September 25, 2019, as further amended by that certain Third Amendment to Services Agreement, dated as of October 16, 2019, Redbox provides installation, maintenance and repair services for kiosks owned and operated by ecoATM. Both Redbox Automated Retail, LLC and ecoATM, LLC are portfolio companies of funds affiliated with Apollo Global Management, Inc. During the years ended December 31, 2020, 2019 and 2018, ecoATM paid Redbox an aggregate of $13.7 million, $8.8 million and $4.7 million, respectively, for services rendered pursuant to the agreement. The term of the agreement expires on December 31, 2023.
Coinstar
Pursuant to the Statement of Work, dated as of January 1, 2017, by and between Redbox Automated Retail, LLC and Coinstar, LLC, Redbox Automated Retail, LLC provides certain tax and accounting services to Coinstar, LLC in exchange for a quarterly service fee. Each of Redbox Automated Retail, LLC and Coinstar, LLC are indirect wholly owned subsidiaries of New Outerwall, Inc. During the years ended December 31, 2020, 2019 and 2018, Coinstar paid Redbox an aggregate of $0.8 million, $0.4 million and $1.9 million, respectively, for services rendered pursuant to the agreement. Redbox Automated Retail, LLC intends to terminate this agreement upon the closing of the Business Combination.

Pursuant to the Transition Services Agreement, dated as of September 27, 2016 (as amended on March 31, 2017), by and among Aspen Holdco LLC, Redwood Holdco, LLC and ecoATM, LLC, each of the parties thereto provided to the other parties certain services on a transitional basis. During the years ended December 31, 2020, 2019 and 2018, Redbox paid Coinstar an aggregate of $0.0 million, $0.8 million and $5.5 million, respectively, for services rendered pursuant to the agreement.
Policies and Procedures for Related Person Transactions
A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:
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any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

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any person who is known by us to be the beneficial owner of more than 5% of our Class A common stock;

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any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our Class A common stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our Class A common stock; and

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any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

The board of directors will adopt a written related party transactions policy upon the consummation of the business combination. Pursuant to this policy, our audit committee will review all material facts of all Related Party Transactions and either approve or disapprove entry into the Related Party Transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a Related Party Transaction, our audit committee shall take into account, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (ii) the extent of the Related Person’s interest in the transaction. Further, the policy requires that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.

DESCRIPTION OF SECURITIES
The following description of SGAC’s capital stock reflects SGAC’s capital stock as it will exist as of the effective date of the business combination. SGAC’s capital stock will be governed by the Proposed Charter, SGAC’s bylaws and the DGCL. This description is a summary and is not complete. We urge you to read the Proposed Charter, which will be in effect as of the effective date of the business combination and a form of which is included as Annex B to this proxy statement and is incorporated herein by reference, in its entirety.
Authorized and Outstanding Stock
The Proposed Charter authorizes the issuance of a total of shares of common stock, consisting of authorized shares of Class A common stock and authorized shares of Class B common stock. The outstanding shares of common stock will be, and the shares of common stock issuable in connection with the business combination pursuant to the Business Combination Agreement and the PIPE will be, duly authorized, validly issued, fully paid and non-assessable. As of the record date for the special meeting, there were 17,968,750 outstanding shares of common stock, of which 14,375,000 were shares of Class A common stock, 3,593,750 were shares of Class B common stock, held by SGAC’s initial stockholders, and there were no shares of preferred stock outstanding nor warrants outstanding.
Common Stock
Class A common stock
The Proposed Charter provides that Class A common stock will have identical rights, powers, preferences and privileges to current Class A common stock.
Class B common stock
The Proposed Charter provides that shares of Class B common stock will be a newly issued, voting, non-economic class of common stock, with a par value of $0.0001 per share. Holders of shares of Class B common stock will vote together as a single class with holders of shares of Class A common stock on all matters properly submitted to a vote of the stockholders. Subject to the terms of the Redbox LLCA, Redbox Common Units, together with an equal number of shares of Class B common stock, are exchangeable for shares of Class A common stock on a one-for-one basis from and after the Lock-Up Period set forth in the Parent Lock-Up Agreement, subject to earlier termination upon the occurrence of certain events.
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock will possess all voting power for the election of SGAC’s directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders of SGAC. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.
Dividends
Holders of shares of Class A common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by SGAC’s board of directors in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.
Holders of shares of Class B common stock are not entitled to share in any dividends or other distributions unless the dividend consists of shares of our Class B common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock and a dividend consisting of shares of Class A common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A common stock on the same terms as simultaneously paid to the holders of Class A common stock.
Liquidation, Dissolution and Winding Up
In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of SGAC, the holders of shares of Class A common stock will be entitled to receive an equal amount per share of all of SGAC’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied and after payment or provision for payment of the debts and other liabilities of SGAC. Holders of shares of Class B common stock are not entitled to receive any portion of any such assets in respect of their shares of Class B common stock.
Preemptive or Other Rights
SGAC’s stockholders will have no preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to common stock.
Election of Directors
SGAC’s board of directors will be classified into three classes, designated as Class I, Class II and Class III. The directors first elected to Class I will hold office for a term expiring at the first annual meeting of stockholders following the consummation of the business combination; the directors first elected to Class II will hold office for a term expiring at the second annual meeting of stockholders following the consummation of the business combination; and the directors first elected to Class III will hold office for a term expiring at the third annual meeting of stockholders following the consummation of the business combination. At each succeeding annual meeting of the stockholders of SGAC, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.
Preferred Stock
The Proposed Charter provides that shares of preferred stock may be issued from time to time in one or more series. SGAC’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. SGAC’s board of directors will be able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and could have anti-takeover effects. The ability of SGAC’s board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of SGAC or the removal of existing management. SGAC has no shares of preferred stock outstanding at the date hereof.
Capital Structure Prior to the Business Combination
The following is a summary of SGAC’s authorized share capital prior to the business combination. On the effective date of the business combination, the currently issued and outstanding shares of Class B common stock will convert into 3,593,750 shares of Class A common stock in accordance with the terms of SGAC’s Current Charter. In addition, each of SGAC’s outstanding warrants will entitle the holder thereof to purchase one share of Class A common stock in accordance with its terms.
Units
Each unit consists of one share of Class A common stock and three-quarters of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as described in this proxy statement. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder.

Common Stock
Class A common stock
Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Other than with regard to SGAC’s directors prior to the business combination as described below under the heading, “Founder Shares,” holders of shares of Class A common stock and holders of shares of Class B common stock will vote together as a single class on all matters submitted to a vote of SGAC’s stockholders, including any vote in connection with the business combination, except as required by law. Unless specified in SGAC’s Current Charter or bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of SGAC’s shares of common stock that are voted is required to approve any such matter voted on by its stockholders. SGAC’s board of directors is dived into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. SGAC’s stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor. Prior to the business combination, only holders of SGAC’s founder shares will have the right to vote on the election of directors. Holders of the public shares will not be entitled to vote on the election of directors during such time. In addition, prior to the completion of the business combination, holders of a majority of SGAC’s founder shares may remove a member of the board of directors for any reason.
Under Section 211(b) of the DGCL, SGAC is required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with its bylaws, unless such election is made by written consent in lieu of such a meeting.
SGAC will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon (i) the completion of its initial business combination or (ii) a stockholder vote to approve an amendment to its Current Charter (A) to modify the substance or timing of its obligation to allow redemption in connection with its initial business combination or to redeem 100% of the public shares if SGAC does not complete its initial business combination within 18 months from the closing of the IPO or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity. Such redemptions, if any, will be made at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the event triggering the right to redeem, including interest earned on the funds held in the Trust Account and not previously released to SGAC to pay its franchise and income taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. The per-share amount SGAC will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions SGAC will pay to the underwriters. SGAC’s initial stockholders have entered into a letter agreement with SGAC, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with the completion of SGAC’s initial business combination, or a stockholder vote to approve an amendment to SGAC’s Current Charter, as described above. Unlike many blank check companies that hold stockholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of public shares for cash upon completion of such initial business combinations even when a vote is not required by law, if a stockholder vote is not required by law and SGAC does not decide to hold a stockholder vote for business or other legal reasons, SGAC will, pursuant to its Current Charter, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing its initial business combination. SGAC’s Current Charter requires these tender offer documents to contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a stockholder approval of the transaction is required by law, or SGAC decides to obtain stockholder approval for business or other legal reasons, SGAC will, like many blank check companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If SGAC seeks stockholder approval, SGAC will complete its initial business combination only if a majority of the outstanding shares of common stock voted are voted in favor of the initial business combination. A quorum for such meeting will consist of the holders present in person (online) or by proxy of shares of outstanding capital stock of the company representing a majority of the voting power of all outstanding shares of capital stock of the company entitled to vote at such meeting.
Pursuant to SGAC’s Current Charter, SGAC has until June 2, 2022 to complete its initial business combination. If SGAC is unable to complete the business combination or any other business combination by that date (or such later date as our stockholders may approve in accordance with SGAC’s Current Charter), SGAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to SGAC to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SGAC’s remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to SGAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. SGAC’s initial stockholders have entered into a letter agreement with SGAC, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if SGAC fails to complete its initial business combination within 18 months from the closing of the IPO.
However, if SGAC’s initial stockholders or SGAC’s officers or directors acquire public shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if SGAC fails to complete the business combination or any other business combination within the prescribed time period.
In the event of a liquidation, dissolution or winding up of SGAC after an initial business combination, its stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over common stock. SGAC’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to common stock, except that SGAC will provide its stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of its initial business combination, subject to the limitations described herein.
Founder Shares
The founder shares are designated as shares of Class B common stock and are identical to shares of Class A common stock, and holders of founder shares have the same stockholder rights as public stockholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, (ii) SGAC’s officers and directors and the initial stockholders have entered into a letter agreement with SGAC, pursuant to which they have agreed (A) to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with the completion of its initial business combination, (B) to waive their redemption rights with respect to their founder shares and public shares in connection with a stockholder vote to approve an amendment to SGAC’s Current Charter (x) to modify the substance or timing of its obligation to allow redemption in connection with its initial business combination or to redeem 100% of its public shares if SGAC does not complete its initial business combination within 18 months from the closing of the IPO or (y) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (C) to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if SGAC fails to complete its initial business combination within 18 months from the closing of the IPO, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if SGAC fails to complete its initial business combination within such time period, (iii) the founder shares are shares of Class B common stock that will automatically convert into shares of Class A common stock at the time of its initial business combination, or at any time prior thereto at the option of the holder, on a one-for-one basis, subject to adjustment as described herein, and (iv) are entitled to registration rights. SGAC’s officers and directors and the initial stockholders have agreed pursuant to the letter agreement to vote any founder shares held by them and any public shares purchased during or after the IPO (including in open market and privately negotiated transactions) in favor of SGAC’s initial business combination.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of SGAC’s initial business combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the IPO and related to the closing of the initial business combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of all shares of common stock outstanding upon completion of this offering, plus (ii) all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial business combination (excluding any shares of Class A common stock or equity-linked securities issued, or to be issued, to any seller in the initial business combination, and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to SGAC). Holders of founder shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time. Securities could be “deemed issued” for purposes of the conversion rate adjustment if such shares are issuable upon the conversion or exercise of convertible securities, warrants or similar securities. In connection with the business combination, the holders of a majority of the outstanding shares of Class B common stock have agreed to waive the adjustment provisions described in this paragraph.
Subject to certain limited exceptions, the founder shares are not transferable, assignable or salable (except to SGAC’s officers and directors and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of SGAC’s initial business combination or (B) subsequent to its initial business combination, (x) if the last reported sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after its initial business combination, or (y) the date on which SGAC completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of SGAC’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Prior to SGAC’s initial business combination, only holders of its founder shares will have the right to vote on the election of directors. Holders of its public shares will not be entitled to vote on the election of directors during such time. In addition, prior to the completion of an initial business combination, holders of a majority of its founder shares may remove a member of the board of directors for any reason. These provisions of SGAC’s Current Charter may only be amended by a resolution passed by a majority of shares of Class B common stock. With respect to any other matter submitted to a vote of our stockholders, including any vote in connection with SGAC’s initial business combination, except as required by law, holders of its founder shares and holders of its public shares will vote together as a single class, with each share entitling the holder to one vote.
Preferred Stock
SGAC’s Current Charter provides that shares of preferred stock may be issued from time to time in one or more series. SGAC’s board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. SGAC’s board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and could have anti-takeover effects. The ability of SGAC’s board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of SGAC or the removal of existing management. SGAC has no preferred stock outstanding at the date hereof.

Redeemable Warrants
Public Stockholders’ Warrants
Each whole warrant entitles the registered holder to purchase one whole share of SGAC’s Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the completion of SGAC’s initial business combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least a multiple of four units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of SGAC’s initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
SGAC will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to SGAC satisfying its obligations described below with respect to registration. No warrant will be exercisable and SGAC will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will SGAC be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.
SGAC has not registered the shares of Class A common stock issuable upon exercise of the warrants at this time. However, SGAC has agreed that as soon as practicable, but in no event later than 15 business days after the closing of its initial business combination, SGAC will use its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of SGAC’s initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when SGAC will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of SGAC’s initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when SGAC will have failed to maintain an effective registration statement, exercise warrants on a cashless basis in accordance with Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
Once the warrants become exercisable, SGAC may call the warrants for redemption:
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in whole and not in part;

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at a price of $0.01 per warrant;

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upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

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if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like)

for any 20 trading days within a 30-trading day period ending three business days before SGAC sends the notice of redemption to the warrant holders
If and when the warrants become redeemable by SGAC, SGAC may exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or SGAC is unable to effect such registration or qualification. SGAC will use its best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered by SGAC in the IPO.
SGAC has established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and SGAC issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
If SGAC calls the warrants for redemption as described above, SGAC’s management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” SGAC’s management will consider, among other factors, SGAC’s cash position, the number of warrants that are outstanding and the dilutive effect on SGAC’s stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of SGAC’s warrants. If SGAC’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If SGAC’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. SGAC believes this feature is an attractive option to it if it do not need the cash from the exercise of the warrants after SGAC’s initial business combination. If SGAC calls its warrants for redemption and its management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify SGAC in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of shares of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value (as defined below) will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (ii) one (1) minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “fair market value” means the volume weighted average price of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if SGAC, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of shares of Class A common stock on account of such shares of Class A common stock (or other shares of SGAC’s capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of shares of Class A common stock in connection with the completion of its initial business combination, (d) to satisfy the redemption rights of the holders of shares of Class A common stock in connection with a stockholder vote to approve an amendment to SGAC’s Current Charter (i) to modify the substance or timing of SGAC’s obligation to redeem 100% of our Class A common stock if SGAC does not complete its initial business combination within 18 months from the closing of the IPO or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of the public shares upon its failure to complete its initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.
If the number of outstanding shares of SGAC’s Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.
Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of SGAC with or into another corporation (other than a consolidation or merger in which SGAC is the continuing corporation and that does not result in any reclassification or reorganization of its outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of SGAC as an entirety or substantially as an entirety in connection with which SGAC is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and SGAC. On December 3, 2020, SGAC filed a copy of the warrant agreement with the SEC as Exhibit 4.1 to its Current Report on Form 8-K. The warrant agreement contains a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity, correct any mistake or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to SGAC, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.
In addition, if (x) SGAC issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at a Newly Issued Price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by its board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of SGAC’s initial business combination on the date of the consummation of its initial business combination (net of redemptions), and (z) the Market Value is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, SGAC will, upon exercise, round down to the nearest whole number of shares of Class A common stock to be issued to the warrant holder.
SGAC has agreed that, subject to applicable law, any action, proceeding or claim against it arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and SGAC irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Placement Warrants
The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of SGAC’s initial business combination (except, among other limited exceptions as described under the section of this proxy statement entitled “— Restrictions on Transfers of Founder Shares and Private Placement Warrants,” to SGAC’s officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by SGAC so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in this offering, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by SGAC and exercisable by the holders on the same basis as the warrants included in the units sold in the IPO.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that SGAC has agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it was not known at that time whether they will be affiliated with SGAC following an initial business combination. If they remain affiliated with SGAC, their ability to sell SGAC’s securities in the open market will be significantly limited. SGAC expects to have policies in place that prohibit insiders from selling SGAC’s securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell SGAC’s securities, an insider cannot trade in SGAC’s securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of Class A common stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, SGAC believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.
In order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of SGAC’s officers and directors may, but are not obligated to, loan SGAC funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. The terms of such working capital loans by the Sponsor or its affiliates, or SGAC’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.
The Sponsor has agreed not to transfer, assign or sell any of the private placement warrants (including the Class A common stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date SGAC completes its initial business combination, except that, among other limited exceptions as described under the section of this proxy statement entitled “Principal Stockholders — Restrictions on Transfers of Founder Shares and Private Placement Warrants” made to SGAC’s officers and directors and other persons or entities affiliated with the Sponsor.
Restrictions on Transfers of Founder Shares and Private Placement Warrants
The founder shares, private placement warrants and any shares of Class A common stock issued upon conversion or exercise thereof are each subject to transfer restrictions pursuant to lock-up provisions in a letter agreement with SGAC entered into by the Sponsor, officers and directors. Those lock-up provisions provide that such securities are not transferable or salable (i) in the case of the founder shares, until the earlier of (A) one year after the completion of SGAC’s initial business combination or (B) subsequent to SGAC’s initial business combination, (x) if the last sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after SGAC’s initial business combination, or (y) the date on which SGAC completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property, and (ii) in the case of the private placement warrants and the Class A common stock underlying such warrants, until 30 days after the completion of SGAC’s initial business combination, except in each case (a) to SGAC’s officers or directors, any affiliates or family members of any of SGAC’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor, (b) in the case of an individual, by gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of an initial business combination at prices no greater than the price at which the shares or warrants were originally purchased; (f) in the event of SGAC’s liquidation prior to the completion of its initial business combination; (g) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; or (h) in the event of SGAC’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of SGAC’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to SGAC’s completion of its initial business combination; provided, however, that in the case of clauses (a) through (e) or (g) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the letter agreements and by the same agreements entered into by the Sponsor with respect to such securities (including provisions relating to voting, the Trust Account and liquidation distributions described elsewhere in this proxy statement).
Exclusive Jurisdiction of Certain Actions
The Proposed Charter will require, unless SGAC consents in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to SGAC or its stockholders, (iii) any action asserting a claim against SGAC, its directors, officers or employees arising pursuant to any provision of the DGCL or the Proposed Charter or its bylaws, or (iv) any action asserting a claim against SGAC, its directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware in each case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to actions arising under the Exchange Act or the rules and regulations thereunder.
Dividends
SGAC has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of an initial business combination. The payment of cash dividends in the future will be dependent upon SGAC’s revenues and earnings, if any, capital requirements and general financial conditions subsequent to completion of an initial business combination. The payment of any cash dividends subsequent to an initial business combination will be within the discretion of SGAC’s board of directors at such time. Further, if SGAC incurs any indebtedness, its ability to declare dividends may be limited by restrictive covenants it may agree to in connection therewith.
Certain Anti-Takeover Provisions of Delaware Law, SGAC’s Proposed Charter and Bylaws
The Proposed Charter, bylaws, the Stockholders Agreement and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by SGAC’s board of directors. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the members of our board of directors or taking other corporate actions, including effecting changes in SGAC’s management. For instance, SGAC’s board of directors will be empowered to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances; and SGAC’s advance notice provisions in its bylaws will require that stockholders must comply with certain procedures in order to nominate candidates to its board of directors or to propose matters to be acted upon at a stockholders’ meeting. For more information on how provisions in the Proposed Charter could have an anti-takeover effect, see “Risk Factors — Risks Related to SGAC and the Business Combination — Provisions in the Proposed Charter may inhibit a takeover of SGAC, which could limit the price investors might be willing to pay in the future for Class A common stock and could entrench management.”

SGAC’s Proposed Charter will provide that SGAC is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers upon completion of this offering. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
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a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

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an affiliate of an interested stockholder; or

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an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A business combination includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:
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SGAC’s board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

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after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of SGAC’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

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on or subsequent to the date of the transaction, the initial business combination is approved by SGAC’s board of directors and authorized at a meeting of SGAC’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder

SGAC’s Proposed Charter provides that its board of directors will be classified into three classes of directors. As a result, in most circumstances, a person can gain control of SGAC’s board only by successfully engaging in a proxy contest at two or more annual meetings.
SGAC’s authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of SGAC by means of a proxy contest, tender offer, merger or otherwise.
Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of SGAC’s common stock or warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of SGAC’s common stock or warrants for at least six months but who are SGAC’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
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1% of the total number of shares of Class A common stock then outstanding (as of the date of this proxy statement, there were                  of common stock outstanding); or

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the average weekly reported trading volume of the Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by SGAC’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
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the issuer of the securities that was formerly a shell company has ceased to be a shell company;

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the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

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the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and material), other than Current Reports on Form 8-K; and

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at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, SGAC’s initial stockholders will be able to sell their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after SGAC files current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
SGAC anticipates that following the consummation of the business combination, SGAC will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of certain U.S. federal income tax considerations for holders of shares of Class A common stock that elect to have their Class A common stock redeemed for cash if the business combination is completed. This discussion applies only to Class A common stock that is held as a capital asset for U.S. federal income tax purposes. This discussion is limited to U.S. federal income tax considerations, and does not address estate or gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:
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financial institutions or financial services entities;

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broker dealers;

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insurance companies;

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dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of Class A common stock;

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persons holding Class A common stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

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U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

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“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

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U.S. expatriates or former long-term residents of the U.S.;

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governments or agencies or instrumentalities thereof;

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regulated investment companies (RICs) or real estate investment trusts (REITs);

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persons subject to the alternative minimum tax;

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persons that actually or constructively own five percent or more (by vote or value) of our shares;

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partnerships or other pass-through entities for U.S. federal income tax purposes and holders of interests therein;

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accrual method taxpayers required to accelerate the recognition of gross income for U.S. federal income tax purposes as a result of such income being recognized on an applicable financial statement;

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tax-exempt entities; and

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the initial stockholders, the Sponsor or SGAC’s officers or directors.

If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners (or other owners) will generally depend on the status of the partners and your activities.
This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this proxy statement may affect the tax consequences described herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT AND RELY SOLELY UPON THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Redemption of Class A Common Stock
In the event that a holder’s shares of Class A common stock are redeemed pursuant to the redemption provisions described in this proxy statement under the section entitled “Special Meeting — Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of shares of Class A common stock under Section 302 of the Code. If the redemption qualifies as a sale or exchange of shares of Class A common stock, a U.S. holder will be treated as described below under the section entitled “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock,” and a Non-U.S. holder will be treated as described under the section entitled “Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.” If the redemption does not qualify as a sale or exchange of shares of Class A common stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “U.S. Holders — Taxation of Distributions,” and the tax consequences to a Non-U.S. holder described below under the section entitled “Non-U.S. Holders — Taxation of Distributions.”
Whether a redemption of shares of Class A common stock qualifies for sale or exchange treatment will depend largely on the total number of shares of SGAC stock held or treated as held by the redeemed holder (including any stock constructively owned by the holder as a result of owning private placement warrants or public warrants) before and after the redemption relative to all of SGAC’s shares outstanding both before and after the redemption. The redemption of Class A common stock generally will be treated as a sale or exchange of Class A common stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the holder, (2) results in a “complete termination” of the holder’s interest in us or (3) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.
In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of SGAC’s stock actually owned by the holder, but also shares of SGAC’s stock that are constructively owned by it. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Class A common stock which could be acquired pursuant to the exercise of an option, including the private placement warrants or the public warrants.
In order to meet the substantially disproportionate test, the percentage of SGAC’s outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of Class A common stock must, among other requirements, be less than eighty percent (80%) of the percentage of SGAC’s outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of shares of Class A common stock and Class A common stock to be issued pursuant to the business combination). There will be a complete termination of a holder’s interest if either (1) all of the shares of SGAC’s stock actually and constructively owned by the holder are redeemed or (2) all of the shares of SGAC’s stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock. The redemption of Class A common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the foregoing tests is satisfied, then the redemption of shares of Class A common stock will be treated as a corporate distribution to the redeemed holder and the tax consequences to such a U.S. holder will be as described below under the section entitled “U.S. Holders — Taxation of Distributions,” and the tax consequences to such a Non-U.S. holder will be as described below under the section entitled “Non-U.S. Holders — Taxation of Distributions.” After the application of those rules, any remaining tax basis of the holder in the redeemed Class A common stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.
A holder should consult and rely solely upon its own tax advisors as to the tax consequences of a redemption of Class A common stock.
U.S. Holders
This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of shares of Class A common stock who or that is, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•
an estate the income of which is subject to U.S. federal income taxation purposes regardless of its source; or

•
an entity treated as a trust for U.S. federal income tax purposes if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a U.S. person.

Taxation of Distributions. If SGAC’s redemption of a U.S. holder’s shares of Class A common stock is treated as a corporate distribution, as discussed above under the section entitled “Redemption of Class A Common Stock,” such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from SGAC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in Class A common stock. Any remaining excess will be treated as gain realized on the sale, taxable exchange or other disposition of Class A common stock as described below under the section entitled “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.”
Dividends SGAC pays to a U.S. holder that is a taxable corporation generally (i) will qualify for the dividends received deduction if the requisite holding period is satisfied and (ii) may be subject to the “extraordinary dividends” provisions of the Code (which could cause a reduction in the tax basis of such U.S. holder’s shares of its Class A common stock and cause such U.S. holders to recognize capital gain). Corporate U.S. holders are urged to consult their tax advisors concerning the availability of the dividends received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends SGAC pays to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at a preferential rate. It is unclear whether the redemption rights with respect to Class A common stock described in this proxy statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock. If SGAC’s redemption of a U.S. holder’s shares of Class A common stock is treated as a sale, taxable exchange or other taxable disposition, as discussed above under the section entitled “Redemption of Class A Common Stock,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. holder’s adjusted tax basis in the shares of Class A common stock redeemed. A U.S. holder’s adjusted tax basis in its Class A common stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of Class A common stock treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for Class A common stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to

Class A common stock described in this proxy statement may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
U.S. holders who hold different blocks of Class A common stock (shares of Class A common stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.
The rules governing the U.S. federal income tax treatment of redemptions are complex and the determination of whether a redemption will be treated as a sale or exchange of Class A common stock or as a distribution with respect to such stock is made on a holder-by-holder basis. U.S. holders of Class A common stock considering the exercise of their redemption rights should consult and rely solely upon their own tax advisors as to whether the redemption of their Class A common stock will be treated as a sale or exchange or as a distribution under the Code in their particular circumstance and any resultant tax consequences.
Non-U.S. Holders
This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of Class A common stock who, or that is, for U.S. federal income tax purposes:
•
a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•
a foreign corporation; or

•
an estate or trust that is not a U.S. holder.

Taxation of Distributions. If SGAC’s redemption of a Non-U.S. holder’s shares of Class A common stock is treated as a corporate distribution, as discussed above under the section entitled “Redemption of Class A Common Stock,” to the extent paid out of SGAC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distribution will constitute dividends for U.S. federal income tax purposes and, subject to the discussion of “FATCA” below, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, SGAC will be required to withhold tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution in excess of current and accumulated earnings and profits will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of Class A common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale, taxable exchange or other disposition of Class A common stock as described below under the section entitled “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.” Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the 30% rate (subject to reduction by an applicable income tax treaty). However, some or all of any amounts withheld may be refundable to the Non-U.S. holder if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.
The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if a tax treaty applies, are attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder). Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of thirty percent (30%) (or a lower applicable income tax treaty rate).
Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock. If SGAC’s redemption of a Non-U.S. holder’s shares of Class A common stock is treated as a sale, taxable exchange or other taxable disposition, as discussed above under the section entitled “Redemption of Class A Common Stock,” a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of the redemption, unless:
•
the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

•
such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met; or

•
SGAC is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held Class A common stock and, in the circumstance in which shares of Class A common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our Class A common stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. holder’s holding period for the shares of Class A common stock. There can be no assurance that our Class A common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or lower income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of thirty percent (30%), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder in the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, SGAC may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption.
SGAC believes that it is not and has not been at any time since SGAC’s formation a United States real property holding corporation and SGAC does not expect to be a United States real property holding corporation immediately after the business combination is completed.
The rules governing the U.S. federal income tax treatment of redemptions are complex, and the determination of whether a redemption will be treated as a sale or exchange of Class A common stock or as a distribution with respect to such stock is made on a holder-by-holder basis. As a result, a withholding agent may require a Non-U.S. holder to provide certain information regarding its ownership in order to determine whether the redemption proceeds should be treated as sale or exchange proceeds or as a distribution subject to withholding. Non-U.S. holders of Class A common stock considering the exercise of their redemption rights should consult and rely solely upon their own tax advisors as to whether the redemption of their Class A common stock will be treated as a sale or exchange or as a distribution under the Code and any resultant tax consequences.
Information Reporting and Backup Withholding
Dividend payments received by a U.S. holder with respect to Class A common stock and proceeds from the sale, taxable exchange or taxable redemption of Class A common stock may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. holder who (a) is a corporation or entity that is otherwise exempt from backup withholding (which, when required, certifies as to its exempt status) or (b) furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9.

Any dividends paid to a Non-U.S. holder (including constructive dividends received pursuant to a redemption of our Class A common stock) must be reported annually to the IRS and to the Non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. holder resides or is established. Any dividends paid to a Non-U.S. holder (including constructive dividends received pursuant to a redemption of our Class A common stock) generally will not be subject to backup withholding if the Non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).
Payments of the proceeds of the sale or other disposition by a Non-U.S. holder of Class A common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. holder is not a United States person and certain other conditions are met, or the Non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of Class A common stock effected outside the United States by such a broker if it has certain relationships within the United States.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
FATCA Withholding Taxes
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”) impose a 30% withholding tax on any dividends paid on our Class A common stock (including constructive dividends received pursuant to a redemption of stock), and subject to the discussion of certain proposed Treasury Regulations below, on the gross proceeds from a sale or other disposition of our Class A common stock, in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (a) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (b) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (c) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.
The U.S. Treasury has released proposed Treasury Regulations which, if finalized, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our Class A common stock. Taxpayers may generally rely on the proposed regulations until final regulations are issued.
HOLDERS OF CLASS A COMMON STOCK CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS SHOULD CONSULT AND RELY SOLELY UPON THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF SUCH A REDEMPTION, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.

APPRAISAL RIGHTS
Neither our stockholders nor our warrant holders have appraisal rights in connection with the business combination under the DGCL.
HOUSEHOLDING INFORMATION
Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:
•
If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at Seaport Global Acquisition Corp., 360 Madison Avenue, 20th Floor, New York, New York 10017 or by telephone at (212) 616-7700, to inform us of his or her request; or

•
If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR
The transfer agent for our securities is Continental Stock Transfer & Trust Company.
SUBMISSION OF STOCKHOLDER PROPOSALS
SGAC’s board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.
FUTURE STOCKHOLDER PROPOSALS
For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at SGAC’s 2022 annual meeting of stockholders, assuming consummation of the business combination, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and SGAC’s bylaws. Since the 2022 annual meeting would be SGAC’s first annual meeting of stockholders, such proposals must be received by SGAC at its offices at 360 Madison Avenue, 20th Floor, New York, New York 10017, Attention: Stephen C. Smith, a reasonable time before SGAC begins to print and mail its 2021 annual meeting proxy materials in order to be considered for inclusion in SGAC’s proxy materials for the 2021 annual meeting.
In addition, SGAC’s bylaws will provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to SGAC at its offices at 360 Madison Avenue, 20th Floor, New York, New York 10017, Attention: Stephen C. Smith, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, which we anticipate will be the case for the 2022 annual meeting, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting and (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by SGAC. Nominations and proposals also must satisfy other requirements set forth in SGAC’s bylaws. The chairman of our board of directors may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

WHERE YOU CAN FIND MORE INFORMATION
SGAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on SGAC at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.
If you would like additional copies of this proxy statement or if you have questions about the business combination you should contact via phone or in writing:
If you are a stockholder and would like to request documents, please do so no later than five business days before the special meeting in order to receive them before the special meeting. If you request any documents from , will mail them to you by first class mail, or another equally prompt means.
All information contained in this proxy statement relating to SGAC has been supplied by SGAC, and all such information relating to Redbox has been supplied by Redbox. Information provided by either SGAC or Redbox does not constitute any representation, estimate or projection of the other.
This document is a proxy statement of SGAC for the special meeting. SGAC has not authorized anyone to give any information or make any representation about the business combination, SGAC or Redbox that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this document unless the information specifically indicates that another date applies.

SEAPORT GLOBAL ACQUISITION CORP.
CONDENSED BALANCE SHEETS
	June 30, 2021	December 31, 2020
	(unaudited)
Assets:
Current Assets:
Cash	$277,344	$948,584
Prepaid Expenses	214,020	308,515
Total current assets	491,364	1,257,099
Other assets	32,511	—
Cash and securities held in Trust Account	145,216,200	145,194,202
Total Assets	$145,740,075	$146,451,301
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$311,342	$118,844
Due to related party	—	10,000
Total current liabilities	311,342	128,844
Deferred underwriting fee	5,031,250	5,031,250
Warrant liability	15,122,142	17,322,751
Total liabilities	20,464,734	20,482,845
Commitments
Class A common stock subject to possible redemption,11,908,450 and 11,779,055 shares at redemption value of $10.10 at June 30, 2021 and December 31, 2020, respectively	120,275,340	118,968,455
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 2,466,550 and 2,595,945 shares issued and outstanding (less shares subject to possible redemption) at June 30, 2021 and December 31, 2020, respectively	246	260
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 3,593,750 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	359	359
Additional paid-in capital	3,821,786	2,901,952
Retained earnings	1,177,610	2,097,430
Total stockholders’ equity	5,000,001	5,000,001
Total Liabilities and Stockholders’ Equity	$145,740,075	$146,451,301
The accompanying notes are an integral part of these condensed financial statements.

SEAPORT GLOBAL ACQUISITION CORP.
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
Operating costs	$762,614	$915,721
Loss from Operations	(762,614)	(915,721)
Other income (expense):
Interest earned on cash and marketable securities held in Trust Account	4,740	21,998
Change in fair value of warrant liability	(3,063,950)	2,200,609
Total other income (expense)	(3,059,210)	2,222,607
Net income (loss)	$(3,821,824)	$1,306,886
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	12,282,690	12,035,069
Basic and diluted net income per share	$—	$—
Basic and diluted weighted average shares outstanding, non-redeemable common stock	5,686,060	5,933,681
Basic and diluted net income (loss) per non-redeemable common share	$(0.67)	$0.22
The accompanying notes are an integral part of these condensed financial statements.

SEAPORT GLOBAL ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021
(UNAUDITED)
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholder’s Equity
	Stock	Amount	Stock	Amount
Balance as of January 1, 2021	2,595,945	$260	3,593,750	$359	$2,901,952	$2,097,430	$5,000,001
Net income	—	—	—	—	—	5,128,710	5,128,710
Change in common stock subject to possible redemption	(507,793)	(52)	—	—	(5,128,658)	—	(5,128,710)
Reclassification of deficit to retained earnings	—	—	—	—	2,226,706	(2,226,706)	—
Balance as of March 31, 2021	2,088,152	$208	3,593,750	$359	$—	$4,999,434	$5,000,001
Net loss	—	—	—	—	—	(3,821,824)	(3,821,824)
Change in common stock subject to possible redemption	378,398	38	—	—	3,821,786	—	3,821,824
Balance as of June 30, 2021	2,466,550	$246	3,593,750	$359	$3,821,786	$1,177,610	$5,000,001
The accompanying notes are an integral part of these condensed financial statements.

SEAPORT GLOBAL ACQUISITION CORP.
CONDENSED STATEMENT OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2021
(UNAUDITED)
For the Six Months Ended June 30, 2021
Cash flows from operating activities:
Net income	$1,306,886
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(21,998)
Change in fair value of warrant liability	(2,200,609)
Changes in operating assets and liabilities:
Prepaid assets	94,495
Other assets	(32,511)
Accrued expenses	192,497
Due to related party	(10,000)
Net cash used in operating activities	(671,240)
Net change in cash	(671,240)
Cash, beginning of period	948,584
Cash, end of the period	$277,344
Supplemental disclosure of non-cash financing activities:
Change Class A common stock subject to possible redemption	$1,306,886
The accompanying notes are an integral part of these condensed financial statements.

SEAPORT GLOBAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
Note 1 — Organization and Business Operations
Seaport Global Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on July 24, 2020. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of June 30, 2021, the Company had not commenced any operations. All activity through June 30, 2021 relates to the Company’s formation and the Initial Public Offering (“IPO”) which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the IPO.
The registration statement for the Company’s Initial Public Offering was declared effective on November 27, 2020. On December 2, 2020, the Company consummated the Initial Public Offering of 14,375,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which included the full exercise by the underwriter of the overallotment option to purchase an additional 1,875,000 Units at $10.00 per Unit, generating gross proceeds of $143,750,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,062,500 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Seaport Global SPAC, LLC (the “Sponsor”) generating gross proceeds of $6,062,500, which is described in Note 4. Transaction costs amounted to $8,361,625, consisting of $2,875,000 of underwriting fees, $5,031,250 of deferred underwriting fees and $455,375 of other offering costs.
Following the closing of the Initial Public Offering on December 2, 2020, an amount of $145,187,500 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Nasdaq Capital Market rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.
If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that, a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 20% or more of the Public Shares without the Company’s prior written consent.
The public stockholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.10 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.
The Company’s Sponsor has agreed (a) to vote its Founder Shares (as defined in Note 6), and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) and Private Placement Warrants (including underlying securities) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Certificate of Incorporation relating to stockholders’ rights of pre-Business Combination activity and (d) that the Founder Shares and Private Placement Warrants (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.
If the Company is unable to complete a Business Combination by June 2, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.10 per Unit.
The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure its stockholders that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Risks and Uncertainties
Management is continuing to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that COVID-19 could have a negative effect on identifying a target company for a Business Combination, the specific impact is not readily determinable as of the date of this financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.
Business Combination Agreement
On May 16, 2021, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among the Company, Seaport Merger Sub, LLC, a wholly owned subsidiary of the Company (“Merger Sub”), Redwood Holdco, LP (“Parent”), and Redwood Intermediate, LLC (“Redbox”).
The Business Combination Agreement provides for the consummation of the following Business Combination: (a) Redbox will amend and restate its limited liability company agreement (the “Redbox A&R LLCA”) to, among other things, unitize the equity interests of Redbox to permit the issuance of common units in Redbox as contemplated by the Business Combination Agreement; (b) following the effectiveness of the Redbox A&R LLCA, Merger Sub will merge with and into Redbox (the “Merger”), and Redbox will continue as the surviving company in the Merger and a wholly owned subsidiary of the Company; (c) the Redbox A&R LLCA will be further amended and restated (as further amended and restated, the “Redbox LLCA”) to authorize the issuance of additional common units (“Redbox Units”), (d) Parent will receive a combination of certain newly issued Redbox Units and shares of newly issued Class B common stock, par value $0.0001 per share, of the Company, which Class B common stock will have no economic value, but will entitle Parent to one vote per issued share and will be issued on a one-for-one basis for each Redbox Unit retained by Parent following the Business Combination; and (e) the Company will acquire certain newly issued Redbox Units in exchange for a cash contribution, which proceeds will be used to reduce existing indebtedness and fund Redbox’s balance sheet for general corporate purposes. The Redbox A&R LLCA will provide Parent the right to exchange its retained Redbox Units, together with the cancellation of an equal number of shares of Class B common stock, for Class A common stock of the Company (“common stock”), subject to certain restrictions set forth therein.

Following the consummation of the Business Combination, the combined company will be organized in an “Up-C” structure, in which substantially all of the assets and business of Redbox will be controlled by the Company. The combined company’s business will continue to operate through the subsidiaries of Redbox and the Company’s sole direct asset will be the equity interests of Redbox held by it.
Concurrent with the closing of the Business Combination (the “Closing”), the Company will enter into a tax receivable agreement (the “Tax Receivable Agreement”) with Parent. Pursuant to the Tax Receivable Agreement, the Company will be required to pay to Parent 85% of the amount of savings, if any, in U.S. federal, state and local income tax that the Company actually realizes as a result of the utilization of certain tax attributes of Redbox.
In addition, in connection with the execution of the Business Combination Agreement, the Company will, among other things, enter into at Closing (a) an agreement with Parent, certain holders of equity interests of Parent, and certain holders of Company common stock, relating to certain customary registration rights, (b) agreements with certain holders of Company common stock and Parent relating to, among other things, certain customary lockup restrictions, and (c) a stockholders agreement with certain holders of Company common stock and Parent relating to, among other things, composition of the Company’s board of directors.
In connection with the execution of the Business Combination Agreement, the Company, Seaport Global SPAC, LLC (the “Supporting Shareholder”) and Redbox, entered into a support agreement (the “Sponsor Support Agreement”), providing, among other things, that the Supporting Shareholder will (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (ii) waive any right to adjustment or other anti-dilution or similar protection with respect to the rate that the Class B common stock held by the Supporting Shareholder converts into Class A common stock in connection with the transactions contemplated by the Business Combination Agreement, and (iii) be bound by certain other covenants and agreements related to the Business Combination.
Concurrently with the execution of the Business Combination Agreement, the Company and the Supporting Shareholder entered into a lock-up agreement (the “Sponsor Lock-Up Agreement”), pursuant to which the Supporting Shareholder, with respect to all Restricted Securities (as defined therein) held by the Supporting Shareholder, has agreed to, among other things, be subject to a lock-up period which will last from the Closing until the earlier of (i) the first anniversary of the Closing, (ii) the date after the Closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A common stock in the Company for cash, securities or other property, and (iii) the trading day, if any, on which the last sale price of the Class A common stock of the Company equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing (the “Sponsor Lock-Up Period”). During the Sponsor Lock-Up Period, the Supporting Shareholder may not transfer any Restricted Securities or engage in any short sales or other hedging or derivative transactions, subject to certain limited exceptions.
Concurrently with the execution of the Business Combination Agreement, the Company and Parent entered into a lock-up agreement (the “Parent Lock-Up Agreement”), pursuant to which Parent, as a holder of Restricted Securities (as defined therein) has agreed to, among other things, be subject to a lock-up period which will last from the Closing until the earlier of (i) six (6) months after the date of the Closing, (ii) the date after the Closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A common stock in the Company for cash, securities or other property, and (iii) the trading day, if any, on which the last sale price of the Class A common stock of the Company equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period after the Closing Date (the “Parent Lock-Up Period”). During the Parent Lock-Up Period, the holders of Restricted Securities may not transfer any Restricted Securities or engage in any short sales or other hedging or derivative transactions, subject to certain limited exceptions.

In connection with the execution of the Business Combination Agreement, the Company entered into subscription agreements with various investors, for an aggregate of 5,000,000 newly-issued shares of Common Stock at a price of $10.00 per share to be issued at the Closing. The obligations to consummate the subscriptions are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement.
In addition, the consummation of the Merger is conditioned upon, among other things, (i) the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Act, (ii) the absence of any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions, (iii) the completion of the redemption offer in relation to Common Stock in accordance with the terms of the Business Combination Agreement and the proxy statement and (iv) receipt of the Company stockholder approval.
Additional information regarding Redbox and the Business Combination is available in the proxy statement/prospectus initially filed with the SEC on July 8, 2021.
Liquidity and Going Concern
As of June 30, 2021, the Company had $277,344 in its operating bank accounts and working capital of $180,022. Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. In the six months to June 30, 2021, the Company reported negative net change in cash of $671,240, or an average of approximately $112,000 per month.
The Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the initial stockholders or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we would repay such loaned amounts. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants identical to the Private Placement Warrants, at a price of $1.00 per warrant at the option of the lender.
Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through one year and one day from the date of issuance of these financial statements. These conditions raise substantial doubt about our ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Note 2 — Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2020 as filed with the SEC on May 24, 2021, which contains the audited financial statements and notes thereto. The interim results for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.
Emerging Growth Company Status
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statement in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2021 and December 31, 2020.
Cash and Securities held in Trust Account
At December 31, 2020, and June 30, 2021, the assets held in the Trust Account were held in U.S. Treasury securities with a maturity of 185 days or less.
The Company classifies its United States Treasury securities as held-to-maturity in accordance with FASB ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.
Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion are included in the “interest income” line item in the statements of operations. Interest income is recognized when earned.
Warrant Liabilities
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s unaudited condensed balance sheet.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Income Taxes
The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021 or December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company has identified the United States as its only “major” tax jurisdiction. The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net Income (Loss) Per Common Share
Net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at June 30, 2021 and December 31, 2020, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net income per common share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase an aggregate 16,843,750 shares of common stock in the calculation of diluted loss per share, since the exercise of the warrants into shares of common stock is contingent upon the occurrence of future events. As a result, diluted net income (loss) per common share is the same as basic net income (loss) per common share for the period presented.

Below is a reconciliation of net income (loss) per common share:
	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Redeemable Class A Common Stock
Numerator: Earnings allocable to Redeemable Class A Common Stock
Interest earned on marketable securities held in Trust Account	$4,740	$21,998
Less: Company’s portion available to pay taxes	(4,740)	(21,998)
Net income allocable to shares subject to possible redemption	—	—
Denominator: Weighted Average Redeemable Class A Common Stock
Basic and diluted weighted average shares outstanding	12,282,690	12,035,069
Basic and diluted net income per share	$0.00	$0.00
Non-Redeemable Class A and Class B Common Stock
Numerator: Net Income Minus Net Earnings
Net income (loss)	$(3,821,824)	$1,306,886
Less: Income attributable to Class A common stock subject to possible redemption	—	—
Adjusted net income (loss)	$(3,821,824)	$1,306,886
Denominator: Weighted Average Non-Redeemable Class A and Class B Common Stock
Basic and diluted weighted average shares outstanding	5,686,060	5,933,681
Basic and diluted net income (loss) per share	$(0.67)	$0.22
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Recently Adopted Accounting Standards
In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
Note 3 — Public Offering
On December 2, 2020, the Company sold 14,375,000 Units, at a purchase price of $10.00 per Unit, for aggregate proceeds of $143,750,000. Each Unit consists of one share of Class A common stock, and three-quarters of one redeemable warrant to purchase one share of Class A common stock (the “Public Warrants”).

Each whole warrant will entitle the holder to purchase one share of Class A common stock at a price of $11.50 per stock, subject to adjustment (see Note 8).
Note 4 — Private Placement
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,062,500 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, or $6,062,500 in the aggregate. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
Note 5 — Related Party Transactions
Founder Shares
In July 2020, the Company issued an aggregate of 3,593,750 shares (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000 in cash. The initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into warrants at a price of $1.00 per warrant. The warrants will be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. At June 30, 2021 and December 31, 2020, no Working Capital Loans were outstanding.
Administrative Service Fee
The Company entered into an agreement, commencing on November 30, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support.
For the three and six months ended June 30, 2021, the Company has paid $30,000 and $60,000, respectively, as directed by the Sponsor, to a consultant engaged to provide administrative support services.
Note 6 — Commitments and Contingencies
Registration Rights
Pursuant to a registration rights agreement entered into on November 27, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private

Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriter is entitled to a deferred fee of $0.35 per Unit, or $5,031,250 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Note 7 — Stockholders’ Equity
Preferred Stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue up to 100,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s Class A common stock are entitled to one vote for each share. At June 30, 2021 and December 31, 2020, there were 2,466,550 and 2,595,945 shares issued and outstanding, excluding 11,908,450 and 11,779,055 shares subject to possible redemption, respectively.
Class B Common Stock — The Company is authorized to issue up to 10,000,000 shares of Class B, $0.0001 par value common stock. Holders of the Company’s Class B common stock are entitled to one vote for each share. At June 30, 2021 and December 31, 2020, there were 3,593,750 shares issued and outstanding.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of Class A common stock, or equity linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company). The Company may issue additional common stock or preferred stock to complete its Business Combination or under an employee incentive plan after completion of its Business Combination.
Note 8 — Warrant Liabilities
Public Warrants
Each whole warrant will entitle the holder to purchase one share of Class A common stock at a price of $11.50 per stock, subject to adjustment. The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the effective date of the registration statement relating to the Initial Public Offering. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the common shares issuable upon exercise of the Public Warrants and a current prospectus relating to such common shares. Notwithstanding the foregoing, if a registration statement covering the Class A common shares issuable upon the exercise of the Public Warrants is not effective within 60 days from the consummation of a Business Combination, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.
The Company may call the warrants for redemption (except the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.
In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
Private Placement Warrants
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Note 9 — Fair Value Measurements
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1 —
Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 —
Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 —
Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The following tables present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2021 and at December 31, 2021, and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
	June 30, 2021	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Money Market held in Trust Account	$—	$—	$—	$—
U.S Treasury Securities held in Trust Account	145,216,200	145,216,200	—	—
	$145,216,200	$145,216,200	$—	$—
Liabilities:
Public Warrants Liability	$9,271,875	$9,271,875	$—	$—
Private Warrants Liability	5,850,267	—	—	5,850,267
	$15,122,142	$9,271,875	$—	$5,850,267

	December 31, 2020	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Money Market held in Trust Account	$281	$281	$—	$—
U.S Treasury Securities held in Trust Account	145,193,921	145,193,921	—	—
	$145,194,202	$145,194,202	$—	$—
Liabilities:
Public Warrants Liability	$10,975,313	$10,975,313	$—	$—
Private Warrants Liability	6,347,438	—	—	6,347,438
	$17,322,751	$10,975,313	$—	$6,347,438
The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Condensed Balance Sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the Condensed Statement of Operations.
The Company established the initial fair value of the Public Warrants and Private Warrants on December 2, 2020, the date of the Company’s Initial Public Offering, and for the Private Warrants as of December 31, 2020 and June 30, 2021, using a Monte Carlo simulation model. For subsequent measurement of the Public Warrants as of December 31, 2020 and June 30, 2021, the Company used observable market quotes for the warrants.
The subsequent measurement of the Public Warrants as of December 31, 2020 and June 30, 2021 is classified as Level 1 due to the use of an observable market quotes in an active market. The Private Warrants were classified as Level 3 at the initial measurement date and subsequent measurement dates due to the use of unobservable inputs.
The key inputs into the Monte Carlo simulation used for the Private Warrants as of June 30, 2021 and December 31, 2020 were as follows:
Inputs	June 30, 2021	December 31, 2020
Risk-free interest rate	0.95%	0.5%
Expected term remaining (years)	5.47	5.96
Expected volatility	14.8%	16.2%
Stock price	$9.96	$10.02
Note 10 — Subsequent Events
On July 8, 2021, the Company filed a preliminary proxy statement/prospectus with the SEC related to the Business Combination Agreement. In accordance with ASC Topic 855 Subsequent Events, no other events require adjustment or disclosure.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Seaport Global Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Seaport Global Acquisition Corp. (the “Company”) as of December 31, 2020, the related statement of operations, changes in stockholders’ equity and cash flows for the period from July 24, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from July 24, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Restatement of Financial Statements
As discussed in Note 2 to the financial statements, accompanying financial statements have been restated.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum llp
Marcum llp
We have served as the Company’s auditor since 2020.
Houston, Texas
April 2, 2021, except for the effects of the restatement discussed in Note 2 to which the date is May 26, 2021.

SEAPORT GLOBAL ACQUISITION CORP.
BALANCE SHEET (AS RESTATED)
DECEMBER 31, 2020
Assets
Current assets
Cash	$948,584
Prepaid expense	308,515
Total current assets	1,257,099
Cash and securities held in Trust Account	145,194,202
Total Assets	$146,451,301
Liabilities and Stockholders’ Equity
Current liability – accounts payable and accrued expenses	$118,844
Due to related party	10,000
Total current liabilities	128,844
Warrant liability	17,322,751
Deferred Underwriting fee payable	5,031,250
Total liabilities	22,482,845
Commitments
Class A common stock subject to possible redemption, 11,779,055 shares at redemption value of $10.10 per share	118,968,455
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding (less shares subject to possible redemption)	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 2,595,945 issued and outstanding at December 31, 2020 (excluding 11,779,055 Class A common stock subject to possible redemption)	260
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 3,593,750 shares issued and outstanding at December 31, 2020	359
Additional paid-in capital	2,901,952
Retained earnings	2,097,430
Total stockholders’ equity	5,000,001
Total Liabilities and Stockholders’ Equity	$146,451,301
The accompanying notes are an integral part of these financial statements.

SEAPORT GLOBAL ACQUISITION CORP.
STATEMENT OF OPERATIONS (AS RESTATED)
FOR THE PERIOD FROM JULY 24, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
Formation and operating costs	$191,371
Loss from operations	(191,371)
Other income (expense)
Interest Income from securities held in Trust Account	6,702
Transaction costs allocable to warrant liability	(861,400)
Compensation Expense — private placement warrants	(2,297,689)
Change in fair value of warranty liability	5,441,188
Total other income	2,288,801
Net Income	$2,097,430
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	2,449,058
Basic and diluted net income per share	0.00
Basic and diluted weighted average shares outstanding, non-redeemable common stock	4,158,672
Basic and diluted net income per share of non-redeemable common stock	0.50
The accompanying notes are an integral part of these financial statements.

SEAPORT GLOBAL ACQUISITION CORP.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (AS RESTATED)
FOR THE PERIOD FROM JULY 24, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
	Class A Common stock		Class B Common stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance as of July 24, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to initial Stockholders			3,593,750	359	24,641	—	25,000
Sale of 14,375,000 Units, net of underwriting discounts and offering expenses	14,375,000	1,437	—	—	121,844,589	—	121,846,026
Class A common stock subject to redemption	(11,779,055)	(1,177)	—	—	(118,967,278)	—	(118,968,455)
Net income	—	—	—	—	—	2,097,430	2,097,430
Balance as of December 31, 2020	2,595,945	$260	3,593,750	$359	$2,901,952	$2,097,430	$5,000,001
The accompanying notes are an integral part of these financial statements.

SEAPORT GLOBAL ACQUISITION CORP.
STATEMENT OF CASH FLOWS (AS RESTATED)
FOR THE PERIOD FROM JULY 24, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
Cash flows from operating activities:
Net income	$2,097,430
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on securities held in Trust Account	(6,702)
Change in fair value of warrant liability	(5,441,188)
Transaction costs allocable to warrant liability	861,400
Compensation Expense — private placement warrants	2,297,689
Changes in operating assets and liabilities:
Prepaid assets	(308,515)
Due to related party	10,000
Accounts payable and accrued expenses	118,844
Net cash used in operating activities	(371,042)
Cash flows from investing activities:
Investments held in Trust	(145,187,500)
Net cash used in investing activities	(145,187,500)
Cash flows from financing activities:
Proceeds from sale of Class B common stock to initial stockholders	25,000
Proceeds from sale of Units, net of offering costs	140,419,626
Proceeds from issuance of Private Placement Warrants	6,062,500
Net cash provided by financing activities	146,507,126
Net change in cash	948,584
Cash, beginning of the period	—
Cash, end of period	$948,584
Supplemental disclosure of cash flow information:
Non-cash investing and financing transactions:
Initial classification of common stock subject to possible redemption	$113,707,706
Change in value of Class A common stock subject to possible redemption	$5,260,744
Deferred underwriting commissions payable charged to additional paid-in capital	$5,031,250
Initial classification of warrant liability	$22,763,938
The accompanying notes are an integral part of these financial statements.

SEAPORT GLOBAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
Note 1 — Organization and Business Operation
Seaport Global Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on July 24, 2020. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2020, the Company had not yet commenced any operations. All activity for the period July 24, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
The registration statement for the Company’s Initial Public Offering was declared effective on November 27, 2020. On December 2, 2020, the Company consummated the Initial Public Offering of 14,375,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of the overallotment option to purchase an additional 1,875,000 Units at $10.00 per Unit, generating gross proceeds of $143,750,000, which is described in Note 4.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,062,500 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Seaport Global SPAC, LLC (the “Sponsor”) generating gross proceeds of $6,062,500, which is described in Note 5.
Transaction costs amounted to $8,361,625, consisting of $2,875,000 of underwriting fees, $5,031,250 of deferred underwriting fees and $455,375 of other offering costs.
Following the closing of the Initial Public Offering on December 2, 2020, an amount of $145,187,500 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business

Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.
If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that, a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 20% or more of the Public Shares without the Company’s prior written consent.
The public stockholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.10 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 8). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.
The Company’s Sponsor has agreed (a) to vote its Founder Shares (as defined in Note 6), and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) and Private Placement Warrants (including underlying securities) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Certificate of Incorporation relating to stockholders’ rights of pre-Business Combination activity and (d) that the Founder Shares and Private Placement Warrants (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.
If the Company is unable to complete a Business Combination by June 2, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.10 per Unit.
The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure its stockholders that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity
As of December 31, 2020, the Company had cash outside the Trust Account of $948,584 available for working capital needs. All remaining cash held in the Trust Account are generally unavailable for the Company’s use, prior to an initial business combination, and is restricted for use either in a Business Combination or to redeem common stock. As of December 31, 2020, none of the amount in the Trust Account was available to be withdrawn as described above.
Through December 31, 2020, the Company’s liquidity needs were satisfied through receipt of $25,000 from the sale of the founder shares and the remaining net proceeds from the IPO and the sale of Private Placement Units.
The Company anticipates that the $948,584 outside of the Trust Account as of December 31, 2020, will be sufficient to allow the Company to operate for at least the next 12 months from the issuance of the financial statements, assuming that a Business Combination is not consummated during that time. Until consummation of its Business Combination, the Company will be using the funds not held in the Trust Account, and any additional Working Capital Loans (as defined in Note 6) from the initial stockholders, the Company’s officers and directors, or their respective affiliates (which is described in Note 6), for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Business Combination.
The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if the Company’s estimates of the costs of undertaking in-depth due diligence and negotiating business combination is less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the business combination. Moreover, the Company will need to raise additional capital through loans from its Sponsor, officers, directors, or third parties. None of the Sponsor, officers or directors are under any obligation to advance funds to, or to invest in, the Company. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
Risks and Uncertainties
In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic which continues to spread throughout the United States and the World. As of the date the financial statement was issued, there was considerable uncertainty around the expected duration of this pandemic. We have concluded that while it is reasonably possible that COVID-19 could have a negative effect on identifying a target company for a Business Combination, the specific impact is not readily determinable as of the date of this financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.
Note 2 — Restatement of Previously Issued Financial Statements
On April 12, 2021, the staff of the SEC issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “Statement”). In the Statement, the SEC staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. The Company previously accounted for its outstanding Public Warrants (as defined in Note 4) and Private Placement Warrants issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. The warrant agreement governing the warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement includes a provision that in the event of a tender or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of common stock, all holders of the warrants would be entitled to receive cash for their warrants (the “tender offer provision”).
The Company’s management further evaluated the warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s Private Placement Warrants are not indexed to the Company’s common stock in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded the tender offer provision included in the warrant agreement fails the “classified in shareholders’ equity” criteria as contemplated by ASC Section 815-40-25.
As a result of the above, the Company should have classified the warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

The Company’s accounting for the warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported operating expenses, cash flows or cash.
	As Previously Reported	Adjustment	As Restated
Balance Sheet as of December 2, 2020
Warrant liability	$—	$22,763,938	$22,763,938
Total liabilities	5,259,504	22,763,938	28,023,442
Class A common stock subject to possible redemption	136,471,644	(22,763,938)	113,707,706
Class A common stock	86	225	311
Additional paid-in capital	5,003,786	3,158,862	8,162,648
Accumulated Deficit	(4,225)	(3,159,088)	(3,163,313)
Total Stockholders’ Equity	$5,000,006	—	$5,000,006
Number of shares subject to redemption	13,512,044	(2,253,855)	11,258,189
Balance Sheet as of December 31, 2020
Warrant liability	$—	$17,322,751	$17,322,751
Total liabilities	5,160,094	17,322,751	22,482,845
Class A common stock subject to possible redemption	136,291,206	(17,322,751)	118,968,455
Class A common stock	88	172	260
Additional paid-in capital	5,184,223	(2,282,271)	2,901,952
Retained earnings (Accumulated deficit)	(184,669)	(2,282,099)	2,097,430
Total Stockholders’ Equity	$5,000,001	—	$5,000,001
Number of shares subject to redemption	13,494,179	(1,715,124)	11,779,055
Statement of Operations for the Period from July 24, 2020 (inception) through December 31, 2020
Change in fair value of warrant liability	$—	$5,441,188	$5,441,188
Transaction costs	—	(861,400)	(861,400)
Compensation Expense – private placement warrants		(2,297,689)	(2,297,689)
Other income (loss), net	6,702	2,282,099	2,288,801
Net income (loss)	(184,669)	2,282,099	2,097,430
Basic and diluted weighted average shares outstanding, Redeemable common stock	2,449,058	—	2,449,058
Basic and diluted weighted average shares outstanding, Redeemable common stock
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	3,750,161	408,511	4,158,672
Basic and diluted net income (loss) per share, Non-redeemable common stock	$(0.05)	$0.55	$0.50
Statement of Cash Flows for the Period July 24, 2020 (inception) through December 31, 2020
Cash Flows from Operating Activities:
Net income (loss)	$(184,669)	$2,282,099	$2,097,430
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liability	—	(5,441,188)	(5,441,188)
Transaction costs	—	861,400	861,400
Compensation Expense – private placement warrants		2,297,689	2,297,689

Note 3 — Significant Accounting Policies
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company Status
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statement in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.
Cash and Securities held in Trust Account
At December 31, 2020, the assets held in the Trust Account were substantially held in U.S. Treasury Bills. During the period from July 24, 2020 (Inception) to December 31, 2020, the Company did not withdraw any of interest income from the Trust Account to pay its tax obligations.
The Company classifies its United States Treasury securities as held-to-maturity in accordance with FASB ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.
A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.
Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the “interest income” line item in the statements of operations. Interest income is recognized when earned.
Warrant Liability
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.
Offering Costs
The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering. Offering costs totaled $8,361,625 consisting of $2,875,000 of underwriting fees, $5,031,250 of deferred underwriting fees, and $455,375 of other offering costs. Offering costs allocable to the warrants amounted to $861,400 and were charged to earnings during the period from July 24, 2020 (inception) through December 31, 2020 and all other offering costs were charged to stockholders’ equity.
Income Taxes
The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company has identified the United States as its only “major” tax jurisdiction. The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net Income Per Share of Common Stock
Net income per common share is computed by dividing net income by the weighted average number of common stock outstanding for the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at December 31, 2020, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net income per common share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase an aggregate 6,062,500 shares of common stock in the calculation of diluted income per share, since the exercise of the warrants into shares of common stock is contingent upon the occurrence of future events. As a result, diluted net loss per common share is the same as basic net income per common share for the period presented.

Below is a reconciliation of net income per common share:
For the period ended December 31, 2020
Common stock subject to possible redemption
Numerator: Net income allocable to Class A common stock subject to possible redemption
Interest Income	$6,702
Less: interest available to be withdrawn for payment of taxes	(6,702)
Net income allocable to Class A common stock subject to possible redemption	$—
Denominator: Weighted Average Redeemable Class A common stock
Redeemable Class A common stock, Basic and Diluted	2,449,058
Basic and Diluted net income per share, Redeemable Class A	$0.00
Non-Redeemable Common Stock
Numerator: Net Income minus Redeemable Net Earnings
Net income	$2,097,430
Redeemable Net Earnings	—
Non-Redeemable Net Income	$2,097,430
Denominator: Weighted Average Non-Redeemable Common Stock
Weighted average shares outstanding, basic and diluted(1)	4,158,672
Basic and diluted net income per common share	$0.50

(1)
Calculated from date of issuance (July 24, 2020) through December 31, 2020

Fair value of financial instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
Note 4 — Public Offering
Pursuant to the Initial Public Offering, on December 2, 2020, the Company sold 14,375,000 Units, which includes the full exercise by the underwriter of its option to purchase an additional 1,875,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and three-quarters of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 9).
Note 5 — Private Placement
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,062,500 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, or $6,062,500 in

the aggregate. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
Note 6 — Related Party Transactions
Founder Shares
In July 2020, the Company issued an aggregate of 3,593,750 shares (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000 in cash. The Founder Shares included an aggregate of up to 468,750 shares of Class B common stock subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriter’s election to fully exercise its over-allotment option, 468,750 Founder Shares are no longer subject to forfeiture.
The initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.
Promissory Note and Advances — Related Party
On July 24, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing and was payable on the earlier of March 31, 2021 or the completion of the Initial Public Offering. The outstanding balance under the Note was repaid on December 2, 2020. In addition, the Sponsor advanced the Company an aggregate of $275,000 to cover expenses related to the Initial Public Offering which was repaid on December 2, 2020. At December 31, 2020, there were no borrowings outstanding.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into warrants at a price of $1.00 per warrant. The warrants will be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. At December 31, 2020, no Working Capital Loans were outstanding.
Administrative Support Agreement
The Company entered into an agreement, commencing on November 30, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. As of December 31, 2020, the Company has paid an aggregate of $10,000.

Note 7 — Investment Held in Trust Account
As of December 31, 2020, investment in the Company’s Trust Account consisted of $281 in Cash and Sweep Funds and $145,193,921 in U.S. Treasury Securities. All of the U.S. Treasury Securities matured on March 4, 2021. The Company classifies its United States Treasury securities as held-to-maturity in accordance with FASB ASC 320 “Investments — Debt and Equity Securities”. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts. The Company considers all investments with original maturities of more than three months but less than one year to be short-term investments. The carrying value approximates the fair value due to its short-term maturity. The carrying value, excluding gross unrealized holding loss and fair value of held to maturity securities on December 31, 2020 are as follows:
	Carrying Value as of December 31, 2020	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value as of December 31, 2020
U.S. Money Market	$281	$—	$—	$281
U.S. Treasury Securities	145,193,921	—	(2,174)	145,191,747
	$145,194,202	$—	$(2,174)	$145,192,028
Note 8 — Commitments & Contingencies
Registration Rights
Pursuant to a registration rights agreement entered into on November 27, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriters Agreement
The underwriter is entitled to a deferred fee of $0.35 per Unit, or $5,031,250 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Note 9 — Stockholders’ Equity
Preferred Stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no shares of preferred stock issued or outstanding
Class A Common Stock — The Company is authorized to issue up to 100,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s Class A common stock are entitled to one vote for each share. At December 31, 2020, there were 2,595,945 shares of Class A common stock issued and outstanding, excluding 11,779,055 shares of Class A common stock subject to possible redemption.
Class B Common Stock — The Company is authorized to issue up to 10,000,000 shares of Class B, $0.0001 par value common stock. Holders of the Company’s Class B common stock are entitled to one vote for each share. At December 31, 2020, there were 3,593,750 Class B common stock issued and outstanding.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of Class A common stock, or equity linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company). The Company may issue additional common stock or preferred stock to complete its Business Combination or under an employee incentive plan after completion of its Business Combination.
Note 10 — Warrant Liability
The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the effective date of the registration statement relating to the Initial Public Offering. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the common shares issuable upon exercise of the Public Warrants and a current prospectus relating to such common shares. Notwithstanding the foregoing, if a registration statement covering the Class A common shares issuable upon the exercise of the Public Warrants is not effective within 60 days from the consummation of a Business Combination, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.
The Company may call the Public Warrants for redemption (excluding the Private Placement Warrants), in whole and not in part, at a price of $0.01 per warrant:
•
upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder,

•
if, and only if, the last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.
In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Note 11 — Income Tax
The Company’s net deferred tax assets are as follows:
December 31, 2020
Deferred tax asset
Organizational costs/Startup expenses	$21,692
Federal Net Operating loss	17,089
Total deferred tax asset	38,781
Valuation allowance	(38,781)
Deferred tax asset, net of allowance	$—
The income tax provision consists of the following:
December 31, 2020
Federal
Current	$—
Deferred	(38,781)
State
Current	—
Deferred	—
Change in valuation allowance	38,781
Income tax provision	$—
As of December 31, 2020, the Company had $81,375 of U.S. federal net operating loss carryovers available to offset future taxable income which do not expire.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from July 24, 2020 (inception) through December 31, 2020, the change in the valuation allowance was $38,780.
A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2020 is as follows:
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Permanent Book/Tax Differences	-22.9%
Change in valuation allowance	1.9%
Income tax provision	—%
The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.
Note 12 — Fair Value Measurements
FASB ASC Topic 820 “Fair Value Measurements and Disclosures” (“ASC 820”) defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.
The fair value hierarchy is categorized into three levels based on the inputs as follows:
Level 1 —
Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 —
Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 —
Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed balance sheet. The fair values of cash and cash equivalents, prepaid assets, accounts payable and accrued expenses, due to related parties are estimated to approximate the carrying values as of December 31, 2020 due to the short maturities of such instruments.
The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2020 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	December 31, 2020	Level 1	Level 2	Level 3
Assets:
U.S. Money Market held in Trust Account	$281	$281	$—	$—
U.S. Treasury Securities held in Trust Account	145,193,921	145,193,921	—	—
	$145,194,202	$145,194,202	$—	$—
The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.
Description	Level	December 31, 2020
Liabilities:
Warrant Liability – Public Warrants	1	$10,975,313
Warrant Liability – Private Placement Warrants	3	$6,347,438
Total Warrant Liability		$17,322,751
The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within the warrant liability on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of the warrant liabilities in the statement of operations.
Initial Measurement
The Company established the initial fair value for the Public Warrants and Private Placement Warrants on December 2, 2020, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation model. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one Class A common stock and three-quarters of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of shares of Class B common stock, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A common stock subject to possible redemption, Class A common stock and Class B common stock based on their relative fair values at the initial measurement date. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.
The key inputs into the Monte Carlo simulation model for the Public Warrants and Private Placement Warrants were as follows at initial measurement:
Input	December 2, 2020 (Initial Measurement)
Risk-free interest rate	0.56%
Expected term (years)	6.04
Expected volatility	24.2%
Stock price	$9.052
As of December 2, 2020, the Public Warrants and Private Placement Warrants were determined to be $1.34 and $1.38 per warrant for aggregate values of approximately $14.4 million and $8.4 million, respectively.
Subsequent Measurement
The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of December 31, 2020 is classified as Level 1 due to the use of an observable market quote in an active market and the subsequent measurement of the Private Placement Warrants as December 31, 2020 is classified Level 3 due to the use of unobservable inputs.

As of December 31, 2020, the Public Warrants and Private Placement Warrants were determined to be $1.02 and $1.05 per warrant for aggregate values of approximately $11.0 million and $6.3 million, respectively.
The following table presents the changes in the fair value of warrant liabilities:
	Private Placement	Public	Warrant Liabilities
Fair value as of December 2, 2020	$—	$—	$—
Initial measurement on December 2, 2020	8,360,188	14,403,750	22,763,938
Change in valuation inputs or other assumptions	(2,012,750)	(3,428,437)	(5,441,188)
Fair value as of December 31, 2020	$6,347,438	$10,975,313	$17,322,751
Level 3 financial liabilities consist of the Private Placement Warrant liability for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.
Note 13 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based on this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

REDWOOD INTERMEDIATE, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
	June 30, 2021 (unaudited)	December 31, 2020
Assets
Current Assets:
Cash, cash equivalents and restricted cash	$10,352	$8,927
Accounts receivable, net of allowances of $124 at June 30, 2021 and $145 at December 31, 2020	12,124	12,670
Due from related party (Note 12)	83	73
Content library	24,611	26,074
Income tax receivable	17,138	10,498
Prepaid expenses and other current assets	6,496	6,949
Total current assets	70,804	65,191
Property and equipment, net (Note 3)	50,395	63,089
Goodwill, net (Note 4)	147,523	147,523
Intangible assets, net (Note 4)	159,921	195,635
Other long-term assets	1,211	1,653
Total assets	$429,854	$473,091
Liabilities and Equity
Current Liabilities:
Trade payables	$22,835	$26,719
Due to related parties, net (Note 12)	357	449
Accrued and other current liabilities (Note 5)	57,838	75,954
Total current liabilities	81,030	103,122
Long-term debt, net (Note 6)	350,804	307,474
Other long-term liabilities	15,941	19,862
Deferred income taxes, net	26,104	41,171
Total liabilities	473,879	471,629
Commitments and Contingencies (Note 10)
Shareholders’ Equity
Common stock, $0.0001 par value; 60,000,000 shares authorized as of June 30, 2021 and December 31, 2020; 31,174,806 and 27,962,554 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively.	3	3
Additional paid-in-capital	239,578	223,085
Accumulated deficit	(283,606)	(221,626)
Total equity	(44,025)	1,462
Total liabilities and shareholders’ equity	$429,854	$473,091
See accompanying Notes to Condensed Consolidated Financial Statements

REDWOOD INTERMEDIATE, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)
	Six Months Ended June 30,
	2021	2020
Net revenue	$146,120	$366,545
Operating expenses:
Product cost	56,922	149,505
Direct operating	64,513	98,982
Marketing	6,841	11,136
General and administrative	30,508	33,809
Depreciation and amortization	54,464	71,916
Total operating expenses	213,248	365,348
Operating (loss) income	(67,128)	1,197
Other expense, net:
Other expense, net	(15,765)	(18,333)
Total other expense, net	(15,765)	(18,333)
Loss before income taxes	(82,893)	(17,136)
Income tax benefit	(20,913)	(4,373)
Net loss	$(61,980)	$(12,763)
Net loss per share attributable to common shareholders — basic and diluted	$(2.02)	$(0.46)
Weighted average shares used in computing net loss per share attributable to common shareholders — basic and diluted	30,644,909	27,857,833
See accompanying Notes to Condensed Consolidated Financial Statements

REDWOOD INTERMEDIATE, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Six Months Ended June 30,
	2021	2020
Operating activities:
Net loss	$(61,980)	$(12,763)
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and other	19,006	36,335
Amortization of intangible assets	35,716	35,715
Gain on sale/disposal of assets	(258)	(135)
Deferred income taxes	(15,067)	(16,305)
Amortization of deferred financing costs	66	2,332
PIK interest added to Senior Facilities	17,600	—
I/C tax payable settlement	15,777	—
Non-cash rent, interest and other	839	61
Cash flows from changes in net operating assets and liabilities:
Accounts receivable	546	4,301
Content library	1,462	23,509
Income tax receivable	(6,640)	11,461
Prepaid expenses and other current assets	453	969
Other assets	441	433
Trade payables	(3,527)	(30,616)
Change in due to/from related parties	(11)	(917)
Accrued and other liabilities	(20,504)	7,889
Net cash flows (used in) provided by operating activities	(16,081)	62,269
Investing Activities:
Purchases of property and equipment	(6,760)	(12,484)
Proceeds from disposition of property and equipment	268	781
Net cash flows used in investing activities	(6,492)	(11,703)
Financing Activities:
Proceeds from Redbox’s borrowings	27,493	—
Repayments of Redbox’s debt obligations	(1,830)	(31,875)
Dividends paid	(90)	(415)
Principal payments on capital lease obligations	(1,575)	(2,003)
Net cash flows provided by (used in) financing activities	23,998	(34,293)
Change in cash, cash equivalents and restricted cash	1,425	16,273
Cash, cash equivalents and restricted cash:
Beginning of period	8,927	7,378
End of period	$10,352	$23,651
See accompanying Notes to Condensed Consolidated Financial Statements

REDWOOD INTERMEDIATE, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)
(in thousands)
(unaudited)
	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Total Equity

Balance at December 31, 2019	$3	$223,084	$(152,176)	$70,911
Dividends	—	—	(248)	(248)
Share-based compensation plans and related activity	—	(11)	—	(11)
Net loss	—	—	(12,763)	(12,763)
Balance at June 30, 2020	$3	$223,073	$(165,187)	$57,889
	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Total Equity

Balance at December 31, 2020	$3	$223,085	$(221,626)	$1,462
I/C tax payable settlement	—	15,777	—	15,777
Share-based compensation plans and related activity	—	716	—	716
Net loss	—	—	(61,980)	(61,980)
Balance at June 30, 2021	$3	$239,578	$(283,606)	$(44,025)
See accompanying Notes to Condensed Consolidated Financial Statements

REDWOOD INTERMEDIATE, LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note 1:    Description of Business
Redwood Intermediate, LLC, a Delaware limited liability company, and subsidiaries (“Redbox” or the “Company”), operates self-serve kiosks in the United States where consumers can rent or purchase movies. As of June 30, 2021, the Company operated a network of approximately 40,000 self-service kiosks, in approximately 33,000 locations primarily at leading grocery stores, mass retailers, drug stores, dollar retailers, and convenience stores in every U.S. state and Puerto Rico (collectively the United States).
Redbox is an established brand and leading provider in the home video rental market in the United States. The Company is focused on providing its customers with the best value in entertainment and the most choice in how they consume it, through physical media and/or digital services. For the Legacy Business, the Company operates a nationwide network of approximately 40,000 self-service kiosks where consumers can rent or purchase new-release DVDs and Blu-ray DiscsTM (“movies”). The Company also generates service revenue by providing installation, merchandising and break-fix services to other kiosk businesses. Finally, the Company also produces, acquires, and distributes movies exclusively through its film distribution label, Redbox Entertainment LLC, providing rights to talent-led films that are distributed across Redbox services as well as through third party digital services. For its digital business, the Company provides both transactional and ad-supported digital streaming services, which include 1) Redbox On Demand, a transactional service which provides digital rental or purchase of new release and catalog movies and TV content, 2) Redbox Free On Demand, an ad-supported service providing free movies and TV shows on demand, and 3) Redbox Free Live TV, a free, ad-supported television service giving access to 95+ linear channels.
Redbox is undergoing a significant business expansion and digital transformation. The Company has transitioned from a pure-play DVD rental company to a multi-faceted entertainment company that provides tremendous value and choice by offering DVD rentals as well as multiple digital products across a variety of content windows including transactional (TVOD), ad-supported (AVOD), subscription (SVOD), and being a distributor of feature films with a growing library of original content.
Redbox currently conducts its business through two operating segments: (1) Legacy Business and (2) Digital Business.
The Company is an indirect, wholly owned subsidiary of New Outerwall, Inc. (“New Outerwall”), a Delaware corporation, which is a direct, wholly owned subsidiary of Aspen Parent, Inc. (“Aspen”), a Delaware corporation. On September 27, 2016, Outerwall, Inc. (“Old Outerwall”) was acquired by an entity controlled by funds affiliated with or controlled by Apollo Global Management, LLC and its subsidiaries (“Apollo” or the “Sponsor”) (the “Apollo Acquisition”). In addition to its interest in Redbox, New Outerwall has interest in one other business under the brand name of Coinstar.
On May 16, 2021, the Company became a party to a business combination agreement with Seaport Global Acquisition Corp. (a publicly traded special purpose acquisition company).
The proposed business combination is expected to be completed in the second half of 2021, subject to, among other things, approval of the respective party’s shareholders, satisfaction of the conditions stated in the merger agreement and other customary closing conditions. The result of the transaction will transform the Company into a publicly traded entity on the NASDAQ stock exchange. There is no assurance that the transaction will be consummated.
Note 2:    Basis of Presentation
The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The unaudited financial information included herein has been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP” or “GAAP”). All significant intercompany balances and transactions between Redbox and its wholly owned subsidiaries have been eliminated in consolidation in the periods presented as discussed below.

The accompanying unaudited condensed consolidated interim financial statements reflect all adjustments, consisting of normal recurring adjustments, that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented in accordance with U.S. GAAP. Certain information and disclosures normally included in the financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. As such, the information included herein should be read in conjunction with the consolidated financial statements and accompanying notes included in the consolidated audited financial statements as of and for the year ended December 31, 2020, included elsewhere in this filing.
Amounts Due From/To Related Parties
Any transactions between Redbox and its owners, employees or non-employee directors or Redbox and Coinstar are considered related party transactions, and any transactions between Redbox and New Outerwall and its affiliates are settled in cash pursuant to commercial services agreements.
With respect to income taxes for all periods presented, while generally the Company is part of a consolidated group for income tax filings, the income tax benefits and provisions, income tax payables, related tax payments and deferred tax balances reported within have been prepared as if the Company operated as a standalone taxpayer. Deferred taxes have been classified as net liabilities in the unaudited Condensed Consolidated Balance Sheets. The Company remits cash to Aspen or New Outerwall to settle any third-party, tax-related obligations, as determined if the Company operated as a standalone taxpayer.
Use of Estimates in Financial Reporting
The Company’s consolidated financial statements are prepared in conformity with U.S. GAAP which requires management to make estimates and assumptions that affect the reported amounts in its consolidated financial statements and notes thereto. These estimates and assumptions take into account historical and forward-looking factors that the Company believes are reasonable, including but not limited to the potential impacts arising from COVID-19, and policies and initiatives aimed at reducing its transmission. As the extent and duration of the impacts from COVID-19 remain unclear, the Company’s estimates and assumptions may evolve as conditions change. The most significant estimates and assumptions include the:
•
rate at which the economic benefit of the content library is consumed through rental activity;

•
useful lives and recoverability of goodwill, definite-lived intangible assets, equipment and other long-lived assets;

•
recognition and measurement of deferred income taxes (including the measurement of uncertain tax positions); and

•
recognition and measurement of purchase price allocations for business combinations.

It is reasonably possible that the estimates the Company makes may change in the future and could have a material effect on its consolidated financial statements.
Summary of Significant Accounting Policies
Revenue Recognition
The Company recognizes revenue, net of sales tax, when it satisfies its performance obligations by transferring control of promised goods or services to its customers in an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services. Revenue from movie rentals is recognized for the period that the movie is rented and is recorded net of promotional discounts offered to the Company’s consumers, uncollected amounts and refunds that it grants to its customers. Revenue from a direct sale out of the kiosk of previously rented movies is recognized at the time of sale. Revenue from On Demand rentals or purchases is also recognized at the time of sale. On rental transactions for which the related movie has not yet been returned to the kiosk at month-end, revenue is recognized with a corresponding receivable recorded in the balance sheet, net of a reserve for potentially uncollectable amounts that is considered a reduction from gross revenue as collectability is not reasonably assured.

A significant portion of the Company’s Legacy Business rental revenue is concentrated in kiosks installed with certain retail partners. Revenue aggregated at the following retailers accounted for 10% or more of the Company’s net revenue for the periods presented:
	Six Months Ended June 30,
	2021	2020
Wal-Mart Stores Inc.	12.8%	15.1%
Walgreen Co.	12.3%	14.9%
Promotional Codes and Gift Cards
The Company offers its consumers the option to purchase stored value products in the form of bulk promotional codes and electronic gift cards. There are no expiration dates on these products and the Company does not charge service fees that cause a decrement to customer balances in the case of gift cards. Cash receipts from the sale of promotional codes and gift cards are recorded as deferred revenue in Accrued and other current liabilities and recognized as revenue upon redemption. Additionally, the Company recognizes revenue from non-redeemed or partially redeemed promotional codes and gift cards in proportion to the historical redemption patterns, referred to as “breakage.” Estimated breakage revenue is recognized over time in proportion to actual promotional code and gift card redemptions and is not material in any period presented.
As of June 30, 2021 and December 31, 2020, $7.0 million and $7.0 million, respectively, were deferred related to purchased but unredeemed promotional codes and gift cards and are included in Accrued and other current liabilities in the accompanying unaudited Condensed Consolidated Balance Sheets.
Loyalty Program
In January 2018, the Company launched Redbox Perks. Redbox Perks allows members to earn points based on transactional and non-transactional activities with Redbox. As customers accumulate points, the Company defers revenue based on its estimate of both the amount of consideration paid by Perks members to earn awards and the value of the eventual award it expects the members to redeem. The Company defers an appropriate amount of revenue so as to properly recognize revenue from Perks members in relation to the benefits of the program. The Company also estimates the quantity of points that will not be redeemed by Perks members (“breakage”). Breakage reduces the amount of revenue deferred from loyalty points over the period of, and in proportion to, the actual redemptions of loyalty points based on observed historical breakage and consumer rental patterns.
As of June 30, 2021 and December 31, 2020, $2.2 million and $2.8 million, respectively, of revenue was deferred related to Perks and is included in Accrued and other current liabilities in the accompanying unaudited Condensed Consolidated Balance Sheets.
Product Cost
Product cost primarily represents the amortization of the Company’s physical content library and digital revenue sharing costs. Amortization of the content library is calculated using rental decay curves based on historical performance of movies and games over their useful lives to allocate content library costs to the periods over which the related revenues are earned. Given the steepness of the rental decay curve, amortization of the content library is recorded on an accelerated basis with substantially all of the content library cost recognized within the first year. The rental decay curves and salvage value of the Company’s content library are periodically reviewed and evaluated.
Advertising Costs
Advertising costs, which are included as a component of marketing expenses, include media expenses for local advertising, internet advertising, and sponsorship fees. The costs were $1.0 million and $3.0 million for the six months ended June 30, 2021 and 2020, respectively.

Share Based Compensation
The Company grants share-based awards to select employees of the Company, consisting of restricted stock and performance stock units. Compensation expense is generally recognized for restricted stock units on a graded-vesting basis over the vesting period, which is generally five years. Compensation expense is generally recognized for performance stock units over the related vesting periods based on the grant-date fair value of the award when it becomes probable that the minimum return on Invested Capital (as defined under the plans) by Apollo will be satisfied. Award forfeitures are recognized at the time of occurrence. All awards granted are equity classified awards.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of deposit accounts. The Company’s cash balances with financial institutions may exceed the deposit insurance limits. The Company does not include outstanding amounts due from its payment card service providers for billed transactions in its cash balances, rather they are included in accounts receivable.
Restricted Cash
Restricted cash balances are cash balances established to secure the Company’s letter of credit requirement to support its insurance obligations and is presented as a short-term asset. See also Note 6: Debt.
Content Library
Content library consists of movies available for rent or purchase through the Company’s kiosks. The Company obtains its movie content primarily through revenue sharing agreements and license agreements with studios, as well as through distributors and other suppliers. The cost of content mainly includes (1) the costs paid to studios and other vendors to acquire content including revenue share as applicable, (2) costs incurred to label, sort, and ship content to the Company’s kiosks for merchandising, (3) costs incurred to destroy content after use if required under contractual arrangements with studios and (4) indirect taxes, if applicable. For content that the Company expects to sell, management determines an estimated salvage value. Content salvage values are estimated based on the historical sales activity. The cost of each title is capitalized and amortized to its estimated salvage value using rental decay curves as discussed above under Product Cost.
Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets are generally comprised of insurance-related receivables representing estimated amounts due from the Company’s insurance partners in excess of its deductibles, spare parts that are not separately capitalized for use in the repair and maintenance of its kiosks, the value of cases and labels used to vend and track discs, net of amortization, and various prepayments for operating expenses including software licenses when not determined to be a component of property and equipment.
Accrued and Other Current Liabilities
Accrued and other current liabilities generally consist of estimated total amounts due under contractual revenue-sharing arrangements with the Company’s content providers net of payments made during the respective title’s rental period, employee related liabilities primarily related to compensation, deferred revenue related to stored-value arrangements and the Company’s loyalty program, estimated income taxes payable, sales and rental-related taxes collected from the Company’s consumers on behalf of governmental entities, estimated gross amounts due for insurance claims incurred but not recorded, and various other estimates of amounts due but not invoiced for goods and services from the Company’s operational vendors.
Loss Contingencies
The Company accrues estimated liabilities for loss contingencies arising from claims, assessments, litigation and other sources when it is probable that a liability has been incurred and the amount of the claim assessment or damages can be reasonably estimated. The Company believes it has sufficient accruals to cover any obligations resulting from claims, assessments or litigation that have met these criteria.
Fair Value of Financial Instruments
Certain financial assets and liabilities are required to be carried at fair value. Fair value is the price that would be received to sell an asset, or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability, in an orderly transaction between market participants at the measurement date. In determining fair value, the Company utilizes market data or assumptions that it believes market participants would use in pricing the asset or liability, which would maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, including assumptions about risk and the risks inherent in the inputs to the valuation technique.
In evaluating the fair value measurement techniques for recording certain financial assets and liabilities, there is a three-level valuation hierarchy under which financial assets and liabilities are designated. The determination of the applicable level within the hierarchy of a particular financial asset or liability depends on the inputs used in valuation as of the measurement date.
Valuations based on observable or market-based inputs for identical asset or liabilities (Level 1 measurement) are given the highest level of priority, whereas valuations based on unobservable or internally derived inputs (Level 3 measurement) are given the lowest level of priority. The three levels of the fair value hierarchy are defined as follows:
•
Level 1:    Observable inputs such as quoted prices in active markets for identical assets or liabilities;

•
Level 2:    Inputs other than Level 1 inputs that are observable for the asset or liability, either directly or indirectly, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or market-corroborated inputs; or

•
Level 3:    Unobservable inputs that reflect the reporting entity’s own assumptions.

A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
The carrying amounts for the Company’s cash equivalents approximate fair value because of the short-term nature of these instruments. The fair value of the Company’s long-term debt approximates its carrying amount, which is presented net of unamortized deferred financing costs.
Derivative Instruments
The Company is exposed to certain market risks relating to interest rates. The Company actively monitors and attempts to mitigate but does not eliminate these exposures using derivative instruments including interest rate swaps. The Company does not enter into derivative instruments for speculative or trading purposes. The Company recognizes its derivatives as either assets or liabilities and measure those instruments at estimated fair value. The Company presents its derivative positions gross on its unaudited Condensed Consolidated Balance Sheets. The Company records changes in the fair value of derivatives as a component of other expense, net on its unaudited Condensed Consolidated Statements of Operations.
COVID-19 Pandemic
The Company is continuing to closely monitor the impact of the COVID-19 pandemic and is continually assessing its potential effects on its business and its financial performance as well as the impact of COVID-19 on its customers, employees, and vendors, including retail and studio partners. The Company cannot predict the duration or severity of the COVID-19 pandemic, and cannot reasonably estimate the financial impact that the COVID-19 outbreak will have on its results and significant estimates going forward.
Recent Accounting Pronouncements
Accounting Guidance Recently Adopted:
In August 2018, the FASB issued ASU 2018-05, Intangibles-Goodwill and Other-Internal-Use-Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing

Arrangement That is a Service Contract. The ASU requires a customer in a cloud computing arrangement (i.e., hosting arrangement) that is a service contract to follow the internal-use software guidance in ASC 350-40 to determine whether to capitalize certain implementation costs or expense them as incurred. For private companies, the guidance is effective for reporting periods beginning after December 15, 2020. The Company adopted this ASU as of January 1, 2021, which did not have a material impact on its consolidated financial statements and related disclosures.
In March 2019, the FASB issued ASU 2019-02, Improvements to Accounting for Costs of Films and License Agreements for Program Materials (Subtopic 926-20), in order to align the accounting for production costs of an episodic television series with the accounting for production costs of films by removing the content distinction for capitalization. ASU 2019-02 also requires that an entity reassess estimates of the use of a film in a film group and account for any changes prospectively. In addition, 2019-02 requires that an entity test films and license agreements for impairment at a film group level when the film or license agreements are predominantly monetized with other films and license agreements. For private companies, the guidance is effective for reporting periods beginning after December 15, 2020. The Company adopted this ASU as of January 1, 2021, which did not have a material impact on its consolidated financial statements and related disclosures.
Accounting Guidance Not Yet Adopted:
In March 2020, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2020-04, Reference Rate Reform (ASU 2020-04), which provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by the discontinuance of LIBOR or another referenced rate. ASU 2020-04 is effective for fiscal years beginning after December 31, 2022. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements and related disclosures.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) to simplify the accounting for income taxes. This guidance removes certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences. The guidance also clarifies and simplifies other areas of ASC 740. This standard is effective for private companies for fiscal years beginning after December 15, 2021. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements and related disclosures.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The ASU requires lessees, among other things, to recognize lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous authoritative guidance. This update also introduces new disclosure requirements for leasing arrangements. For private companies, the guidance is effective for reporting periods beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements and related disclosures.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326). The ASU provides new guidance regarding measurement and recognition of credit impairment for certain financial assets. Such guidance will impact how the Company determines its allowance for estimated uncollectible receivables. For private companies, the guidance is effective for reporting periods beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements and related disclosures.

Note 3:    Property and Equipment
Dollars in thousands	June 30, 2021	December 31, 2020
Kiosks and components	$190,076	$190,416
Computers, servers, and software	93,038	87,113
Leasehold improvements	4,106	3,991
Office furniture and equipment	676	676
Leased Vehicles	10,705	10,678
Property and equipment, at cost	$298,601	$292,874
Accumulated depreciation	(248,206)	(229,785)
Property and equipment, net	$50,395	$63,089
Note 4:    Goodwill and Other Intangible Assets
The following table summarizes the changes in goodwill by reportable segment:
Dollars in thousands	Legacy Business	Digital Business	Total
Balance as of December 31, 2020	$144,014	$3,509	$147,523
Balance as of June 30, 2021	$144,014	$3,509	$147,523
The following table summarizes the carrying amounts and accumulated amortization of intangible assets:
	June 30, 2021				December 31, 2020
Dollars in thousands	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets subject to amortization:
Contracts with retailers	7 years	$370,000	$(251,659)	$118,341	$370,000	$(225,230)	$144,770
Trade name	7 years	60,000	(40,809)	19,191	60,000	(36,524)	23,476
Contactable customer list	7 years	40,000	(27,206)	12,794	40,000	(24,349)	15,651
Developed technology	7 years	30,000	(20,405)	9,595	30,000	(18,262)	11,738
Total intangible assets subject to amortization		$500,000	$(340,079)	$159,921	$500,000	$(304,365)	$195,635
The Company recognized amortization expense of $35.7 million for each of the six months ended June 30, 2021 and 2020.
There was no impairment of goodwill and other intangible assets for the six months ended June 30, 2021 and 2020.
Note 5:    Accrued and Other Current Liabilities
Accrued and other current liabilities as of June 30, 2021 and December 31, 2020, consisted of the following:

Dollars in thousands	June 30, 2021	December 31, 2020
Accrued payroll and other related expenses	$20,696	$24,212
Accrued revenue share	15,594	13,480
Deferred revenue	9,171	10,019
Income taxes payable	—	15,777
Other	12,377	12,466
Total accrued and other current liabilities	$57,838	$75,954
Note 6:    Debt
Dollars in thousands	June 30, 2021	December 31, 2020
Term B Facility	$306,563	$281,563
Paid-In-Kind Interest related to Term B Facility	16,100	—
Term B Revolving Credit Facility	30,000	30,000
Paid-In-Kind Interest related to Term B Revolving Credit Facility	1,500	—
Union Revolving Credit Facility	3,213	2,550
Total debt outstanding	$357,376	$314,113
Less: Unamortized debt issuance costs	(6,572)	(6,639)
Total debt, net	$350,804	$307,474
Portion due within one year	$—	$—
Total long-term debt, net	$350,804	$307,474
On October 20, 2017 (“Closing Date”), the Company entered into a credit agreement (“Credit Agreement”), which provided for:
•
a first lien term loan facility (the “Term Loan Facility”), in an aggregate principal amount of $425.0 million, with a five-year maturity; and

•
a first lien revolving credit facility (the “Term B Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Facilities”), in an aggregate principal amount of up to $30.0 million, with a five-year maturity.

The Term Loan Facility was made available to the Company immediately upon closing and was used in part to retire all $280.0 million of the Company’s existing debt outstanding on the Closing Date and to settle closing costs associated with the new Term Loan Facility totaling $19.5 million of which $4.6 million was paid to Apollo Global Securities, LLC, an affiliate of Apollo, for services provided in connection with the financing. The balance of the loan proceeds was used towards a Closing Date dividend, occurring on the same day, with total dividend of $160.0 million to equity holders of the Company. Additionally, at the execution of the new Credit Agreement, the Company wrote-off unamortized deferred financing costs of $21.7 million related to the extinguishment of the entire debt under the prior credit agreement.
On September 7, 2018, the Company entered into an Incremental Assumption and Amendment Agreement (the “Amendment”) to the Credit Agreement. The Amendment provided for, among other things, (i) an additional principal amount under a Term B-1 Loan (“Term Loan B-1”) in an aggregate principal amount of $85.8 million and (ii) the payment of one or more restricted payments to shareholders of Redbox in an aggregate amount not to exceed $115.0 million. The proceeds received from the Amendment along with cash flow from the business were used towards a dividend distribution to equity holders of the Company totaling $115.0 million that was paid within five business days of September 7, 2018, and to pay fees and expenses in connection with the Amendment totaling $3.7 million. The additional loan under Term Loan B-1 has terms identical to the original Term Loan Facility, except to account for the incremental principal amount within the quarterly amortization payment schedule.

On September 30, 2020, the Company entered into the second amendment to its Credit Agreement (the “Second Amendment”) to increase the total net leverage covenant during the remaining term of the Credit Agreement. The amendment increased the Company’s maximum total net leverage ratio from 2.00x to 3.00x, and revised the quarterly amortization payment schedule.
On December 28, 2020, the Company entered into a third amendment to its Credit Agreement (the “Third Amendment”). The amendment deferred the December 2020 amortization payment to March 2021.
On December 29, 2020, the Company entered into a four-year, $20.0 million revolving credit facility with Union Bank (the “Union Revolving Credit Facility”). The facility is used exclusively to pay for minimum guarantees, license fees and related distribution expenses for original content obtained under the Company’s Redbox Entertainment label. Borrowings outstanding under the Union Revolving Credit Facility as of June 30, 2021 were $3.2 million.
On January 29, 2021, the Company entered into an Incremental Assumption and Amendment Agreement (the “Fourth Amendment”) to the Credit Agreement. The Amendment provided for, among other things, (i) deferral of principal amortization payments until the maturity date, (ii) extension of the maturity date to April 2023, (iii) at the Company’s election a paid in-kind (“PIK”) interest option, and (iv), waive all financial covenant requirements. Further, beginning September 30, 2021, the term loans may be reduced pursuant to an annual excess cash flow sweep of 90% up to a remaining floor of $20.0 million in cash, as defined in the agreement.
In addition, provided under the Fourth Amendment is the incurrence of an additional principal amount under a Term B-2 Loan in an aggregate principal amount of $25.0 million with New Outerwall. New Outerwall indirectly owns 100% of the equity of the Company and is therefore a related party of the Company. The proceeds from the loan will be used for general corporate purposes. The Term B-2 loan shall be on a pari passu basis with all obligations pursuant to the Credit Agreement.
The Company’s Senior Facilities mature on April 23, 2023, and subsequent to the Amendment, Second Amendment, Third Amendment and Fourth Amendment now consist of:
•
a first lien term loan B facility (the “Term Loan B Facility”), in an aggregate principal amount of $425.0 million;

•
a first lien term loan B-1 facility (the “Term Loan B-1 Facility”), in an aggregate principal amount of $85.8 million;

•
a first lien term loan B-2 facility(the “term Loan B-1 Facility”), in an aggregate principal amount of $25.0 million; and

•
a first lien revolving credit facility (the “Term B Revolving Credit Facility”), in an aggregate principal amount of up to $30.0 million.

In connection with the Business Combination, on May 16, 2021, the Company entered into another amendment to its Credit Agreement (the “Fifth Amendment”). The Fifth Amendment, which becomes effective upon consummation of the business combination, provides consent to the planned business combination and among other things, extends the Senior Facilities maturity date to October 2023 and eliminates the PIK Interest option after the consummation of the business combination. In addition, among other things, concurrently with the consummation of the business combination, i) $15.0 million of cash proceeds from the business combination will be used to pay down outstanding borrowings under the Revolving Credit Facility and ii) a minimum of $35.0 million of cash proceeds from the business combination plus the product of 0.60 times the Excess Cash Proceeds (as that term is defined in the Fifth Amendment) will be used to pay down outstanding borrowings under the Term B-1 Loans.
Dividend Restrictions
The Credit Agreement contains certain customary affirmative covenants and negative covenants, including a limitation on the Company’s ability to pay dividends on or make distributions in respect of its capital stock or make other restricted payments. The covenant prohibiting dividends and other restricted payments has certain limited exceptions, including for customary overhead, legal, accounting and other professional fees and expenses; taxes; customary salary, bonus and other benefits; and up to $1.03 million for dividends that were accrued on equity interests that were unvested as of the payment of the Company’s last dividend in 2018 and have subsequently vested.
Interest Rates and Fees
As of June 30, 2021 and December 31, 2020, the borrowing interest rate for the Senior Facilities was 9.25% and 8.25%, respectively.
Amortization and Prepayments
Required minimum principal amortization payments under the Senior Facilities as of June 30, 2021, are as follows:
Dollars in thousands	Repayment Amount
Remaining 2021	$—
2022	—
2023	322,663
Total	$322,663
In addition, the Senior Facilities require us to prepay outstanding term loan borrowings, subject to certain exceptions, with:
•
a certain percentage set forth in the Credit Agreement governing the Senior Facilities of the Company’s annual excess cash flow, as defined under the Senior Facilities;

•
a certain percentage of the net cash proceeds of certain non-ordinary course asset sales, other dispositions of property or certain casualty events, in each case subject to certain exceptions and reinvestment rights; and

•
the net cash proceeds of any issuance or incurrence of debt, other than proceeds from debt permitted under the Senior Facilities.

The Company may voluntarily repay outstanding loans that are funded solely by internally generated cash from business operations under the Senior Facilities at any time, without prepayment premium or penalty, except customary “breakage” costs with respect to LIBOR rate loans. Any refinancing or acceleration of the Term Loan Facility will include a premium equal to 2.00% of the aggregated principal amount if prepayment occurs prior to the first anniversary of the Closing Date, 1.00% on or after the first anniversary, and 0.00% on or after the second anniversary date.
Letters of Credit
As of June 30, 2021 and December 31, 2020, the Company has a Letter of Credit arrangement to provide for the issuance of standby letters of credit in the amount of $3.4 million. The arrangement supports the collateral requirements for insurance claims and is good for one year to be renewed annually if necessary. As required under the Senior Facilities, the Company’s Letter of Credit is cash-collateralized at 105% through the Company’s restricted cash balance in the amount of $3.5 million as of June 30, 2021 and December 31, 2020, respectively.
Note 7:    Derivatives
The Company entered into an interest rate swap on October 22, 2018 to manage its exposure to changes in the interest rates related to its term loan (“Term B Facility”) following the Amendment discussed in Note 6: Debt. The swap is not designated as a hedging instrument and is reported at fair value with changes in fair value reported directly in earnings. The Company’s hedge consists of interest rate swaps, which was used to mitigate interest rate risk.
Under the terms of the agreement, the Company entered into a three-year fixed-for-floating interest rate swap agreement with Nomura Global Financial Products, Inc. for a fixed notional amount of

$200.0 million to swap the variable rate portion of interest payments tied to the one-month LIBOR under its term loans for fixed interest payments. The swap effectively locked in an average of a three-year forward curve for the one-month LIBOR at a fixed rate of 3.0335%, resulting in a total interest rate on the $200.0 million notional of 10.2835%. The agreement expires on October 31, 2021. See Note 6: Debt for additional disclosures about the Company’s Term B Facility.
The following table discloses the fair value, as determined using Level 2 inputs, and balance sheet location of the Company’s derivative instrument:
Dollars in thousands	Balance Sheet Location	June 30, 2021	December 31, 2020
Derivatives not designated as hedging instruments:
Interest rate swap contract	Other liabilities	$1,934	$4,782
The following table discloses the effect of the Company’s derivative instrument on the unaudited Condensed Consolidated Statements of Operations for the six months ended June 30, 2021 and 2020:
	For the six months ended June 30,

Dollars in thousands	2021	2020
Other expense, net	$50	$4,333
Note 8:    Segment Information and Geographic Data
The Company currently conducts its business through two operating segments: (1) Legacy Business and (2) Digital Business. For all periods presented, the Company did not operate outside the United States and Puerto Rico (collectively the United States). As such, all of the Company’s long-lived assets are located in the United States.
The Company’s Legacy Business operates a network of approximately 40,000 self-service kiosks where consumers can rent or purchase new-release DVDs and Blu-ray DiscsTM (“movies”). The Company’s Legacy Business also produces, acquires, and distributes movies exclusively through its Redbox Entertainment label, as well as generating service revenue by providing installation, merchandising and break-fix services to other kiosks businesses.
The Company’s Digital Business provides both transactional and ad-supported digital streaming services, which include 1) Redbox On Demand, a transactional service which provides digital rental or purchase of new release and catalog movies and TV content, 2) Redbox Free On Demand, an ad-supported television service giving access to more than 95 linear channels. Furthermore, the Company monetizes digital advertising space in Redbox emails and apps amongst other platforms, which is referred to as Media Network.
Adjusted EBITDA is the profitability metric reported to the chief operating decision maker (“CODM”) for purposes of making decisions about allocation of resources to each segment and assessing performance of each segment. The Company believes this measure is most useful in assessing underlying performance of its business. Adjusted EBITDA is before integration related costs, efficiency initiatives, and other items. Adjusted EBITDA also excludes the effects of financings, income tax and the non-cash accounting effects of depreciation and intangible asset amortization.
As segment assets are not reported to or used by the CODM to measure business performance or allocate resources, total segment assets and capital expenditures are not presented below.
Summarized financial information by segment is as follows:

	Six Months Ended June 30,
Dollars in thousands	2021	2020
Net revenue
Legacy Business	$129,764	$342,561
Digital Business	16,356	23,984
Total	$146,120	$366,545
Adjusted EBITDA
Legacy Business	$(4,314)	$84,993
Digital Business	1,801	2,028
Total	$(2,513)	$87,021
The following is a reconciliation of Adjusted EBITDA to loss before income taxes for the six months ended June 30, 2021 and 2020:
	Six Months Ended June 30,
Dollars in thousands	2021	2020
Loss before income taxes	$(82,893)	$(17,136)
Add:
Depreciation and amortization	54,464	71,916
Interest and other expense, net	15,765	18,333
Business optimization(a)	4,058	4,591
One-time non-recurring(b)	1,684	3,526
New business start-up costs(c)	453	3,081
Restructuring related(d)	1,861	2,710
Transaction related costs(e)	2,095	—
Adjusted EBITDA	$(2,513)	$87,021

(a)
Business optimization costs include employee retention costs, IT costs as well as consulting costs for certain projects. For the six months ended June 30, 2021 and 2020 the Company recorded IT costs of $1.9 million and $2.6 million, respectively. The Company recorded employee retention expense of $2.0 million for each of the six months ended June 30, 2021 and 2020.

(b)
Includes costs related to project costs and initiatives, as well as bank, legal and other fees in connection with the Company’s debt financing activities.

(c)
Includes costs to support the Company’s On Demand and AVOD offerings, along with costs related to the Company’s service and media network businesses.

(d)
Restructuring related costs include such items as employee severance charges and costs incurred related to removing kiosks.

(e)
Reflects costs in connection with the contemplated Business Combination including legal, accounting, consulting and other transaction-related expenses.

Note 9:    Earnings Per Share
Earnings (Loss) per Share (“EPS”) is calculated by dividing the Net earnings or loss attributable to shareholders by the weighted average shares outstanding. As the Company was in a loss position for the six months ended June 30, 2021 and 2020, the Company has determined all potentially dilutive shares would be anti-dilutive in these periods and therefore are excluded from the calculation of diluted weighted average shares outstanding. This results in the calculation of weighted average shares outstanding to be the same for basic and diluted EPS.

Potentially dilutive securities of approximately 423 thousand and 325 thousand for the six months ended June 30, 2021 and 2020, respectively, were not included in the computation of diluted EPS because their effect would have been anti-dilutive.
The following is a calculation of EPS:
	Six Months Ended June 30,
Dollars in thousands, except per share amounts	2021	2020
Basic and Diluted EPS
Net loss attributable to shareholders	$(61,980)	$(12,763)
Weighted average shares outstanding for basic and diluted loss per share	30,644,909	27,857,833
Basic and diluted loss per common share attributable to shareholders	$(2.02)	$(0.46)
Note 10:    Commitments and Contingencies
The Company leases office facilities and certain equipment necessary to maintain its information technology infrastructure. Rent expense, net of sublease income, under its operating lease agreements was $1.3 million and $1.2 million for the six months ended June 30, 2021 and 2020, respectively.
The Company also lease automobiles under capital leases expiring at various dates through 2021. Management assesses these leases as they come due as to whether it should purchase, enter into new capital leases, or enter into operating leases.
Assets held under capital leases are included in Property and equipment, net on the unaudited Condensed Consolidated Balance Sheets and include the following:
Dollars in thousands	June 30, 2021	December 31, 2020
Gross property and equipment	$10,705	$10,677
Accumulated depreciation	(6,550)	(5,204)
Net property and equipment	$4,155	$5,473
Content License Agreements
The Company licenses minimum quantities of theatrical and direct-to-video titles under licensing agreements with certain movie content providers. Changes in the Company’s agreements with content providers since December 31, 2020 are as follows:
•
On January 15, 2021, the Company entered into a two-year license agreement with Sony Pictures Home Entertainment effective January 1, 2021. The agreement replaces the licensing agreement the Company had in place with Sony that expired on December 31, 2020.

Total estimated movie content commitments under the terms of the Company’s content license agreements in effect as of June 30, 2021 is presented in the following table:
Dollars in thousands	Total	2021	2022
Minimum estimated movie content commitments	$40,150	$19,280	$20,870
As of June 30, 2021, the Company’s content license agreements are available for rental on the same day and date as the retail release for all major studios.
Legal Matters
The Company is involved from time to time in legal proceedings incidental to the conduct of its business. The Company does not believe that any liability that may result from these proceedings will have a material adverse effect on its consolidated financial statements.

Note 11:    Income Taxes
The Company’s effective tax rate was 25.2% and 25.5% for the six months ended June 30, 2021 and 2020, respectively. The difference between the Company’s effective tax rate and the federal statutory tax rate for the six months ended June 30, 2021 is primarily due to the effect of state taxes and the federal research and development credit.
Tax Years Open for Examination
As of June 30, 2021, there are no open examinations by the U.S. federal taxing authority. As of June 30, 2021, for the Company’s major jurisdictions, the years 2017 through 2020 were open for examination by the U.S federal and most state tax authorities.
Note 12:    Related-Party Transactions
The Company entered into transactions with New Outerwall and related affiliates, primarily Coinstar, in the ordinary course of business. A description of such transactions and their effects on the accompanying consolidated financial statements are presented below.
The Company receives and provides certain operating support under commercial services agreements with New Outerwall and related affiliates. A summary of the amounts due to/from such related parties, and the related costs, is presented below:
Dollars in thousands	June 30, 2021	December 31, 2020
Due from related party	$83	$73
Due to related parties, net	$357	$449
Amounts due from related party above includes amounts owed from ecoATM for kiosk servicing and other commercial agreements. The balance in amounts due to related parties primarily includes the unpaid dividends related to employee and Director stock awards.
On January 29, 2021, the Company entered into the Fourth Amendment to the Credit Agreement. Provided under the Credit Agreement, the Company incurred additional principal amount under a Term B-2 Loan in an aggregate principal amount of $25.0 million, which was provided by New Outerwall. The proceeds from the loan will be used for general corporate purposes. The Term B-2 loan ranks pari passu basis with all obligations pursuant to the Credit Agreement. The Company is an indirect, wholly owned subsidiary of New Outerwall, Inc. See Note 6, Debt, for a further discussion.
With respect to income taxes for the periods, while generally the Company is part of a consolidated group for income tax filings, the income tax benefits and provisions, income tax payables, related tax payments and deferred tax balances reported within have been prepared as if the Company operates as a standalone taxpayer. Deferred taxes have been classified as net liabilities in the respective Consolidated Balance Sheets of the Company. Except for certain separate state tax obligations, the Company generally remits cash to Aspen or New Outerwall to settle any third-party, tax-related obligations, as determined if the Company operated as a standalone taxpayer. Income taxes payable balances, which are included in Accrued and other current liabilities in the Company’s unaudited Condensed Consolidated Balance Sheet, were $0 and $15.8 million as of June 30, 2021 and December 31, 2020.
In connection with the Company’s impending business combination and restructuring, on June 29, 2021, the Company and New Outerwall determined that it was no longer probable that the income tax payable balances of the Company to New Outerwall would be paid. As such, the Company recorded an entry to reduce Accrued and other current liabilities $15.8 million and increase Additional paid-in capital $15.8 million.

Note 13:    Additional Supplemental Cash Flow Financial Information
Cash, Cash Equivalents and Restricted Cash:
Dollars in thousands	June 30, 2021	December 31, 2020
Cash and cash equivalents	$6,826	$5,401
Restricted cash	3,526	3,526
Cash, cash equivalents and restricted cash	$10,352	$8,927
Cash Interest and Taxes:
	Six Months Ended June 30,
Dollars in thousands	2021	2020
Cash paid during the period for interest	$—	$13,364
Cash paid during the period for income taxes, net	$730	$366
Non-cash Transactions
	Six Months Ended June 30,
Dollars in thousands	2021	2020
Purchases of property and equipment financed by capital lease obligations	$28	$130
Purchases of property and equipment included in ending trade payables or accrued and other current liabilities	$223	$—
Note 14:    Subsequent Events
The Company has evaluated subsequent events through August 23, 2021, the date on which the financial statements were issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Redwood Intermediate, LLC
Opinion on the financial statements
We have audited the accompanying consolidated balance sheets of Redwood Intermediate, LLC and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in equity (deficit), and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ GRANT THORNTON LLP
We have served as the Company’s auditor since 2020.
Chicago, IL
July 7, 2021

REDWOOD INTERMEDIATE, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
	December 31, 2020	December 31, 2019
Assets
Current Assets:
Cash, cash equivalents and restricted cash	$8,927	$7,378
Accounts receivable, net of allowances of $145 at December 31, 2020 and $346 at December 31, 2019	12,670	19,763
Due from related party (Note 13)	73	2,712
Content library	26,074	61,902
Income tax receivable	10,498	7,433
Prepaid expenses and other current assets	6,949	10,204
Total current assets	65,191	109,392
Property and equipment, net (Note 3)	63,089	109,883
Goodwill, net (Note 4)	147,523	147,523
Intangible assets, net (Note 4)	195,635	267,063
Other long-term assets	1,653	3,198
Total assets	$473,091	$637,059
Liabilities and Shareholders’ Equity
Current Liabilities:
Trade payables	$26,719	$82,065
Due to related parties, net (Note 13)	449	1,477
Accrued and other current liabilities (Note 5)	75,954	85,889
Current portion of long-term debt and other current liabilities (Note 6)	—	63,750
Total current liabilities	103,122	233,181
Long-term debt, net (Note 6)	307,474	244,788
Other long-term liabilities	19,862	21,584
Deferred income taxes, net	41,171	66,595
Total liabilities	471,629	566,148
Commitments and contingencies (Note 11)
Shareholders’ Equity
Common stock, $0.0001 par value; 60,000,000 shares authorized as of December 31, 2020 and 2019; 27,962,554 and 27,853,047 shares issued and outstanding as of December 31, 2020 and 2019, respectively.	3	3
Additional paid-in-capital	223,085	223,084
Accumulated deficit	(221,626)	(152,176)
Total equity	1,462	70,911
Total liabilities and shareholders’ equity	$473,091	$637,059
See accompanying Notes to Consolidated Financial Statements

REDWOOD INTERMEDIATE, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
	Year Ended December 31,
	2020	2019	2018
Net revenue	$546,191	$858,370	$1,087,783
Operating expenses:
Product cost	220,999	359,880	439,523
Direct operating	167,090	237,490	274,155
Marketing	21,214	25,813	33,020
General and administrative	62,235	67,158	81,529
Depreciation and amortization	136,838	138,274	133,493
Total operating expenses	608,376	828,615	961,720
Operating (loss) income	(62,185)	29,755	126,063
Other expense, net:
Other expense, net	(32,522)	(44,578)	(45,155)
Total other expense, net	(32,522)	(44,578)	(45,155)
(Loss) income before income taxes	(94,707)	(14,823)	80,908
Income tax (benefit) expense	(25,204)	(7,256)	19,455
Net (loss) income	$(69,503)	$(7,567)	$61,453
Basic (loss) earnings per share:
(Loss) earnings per share attributable to common shareholders, basic	$(2.49)	$(0.27)	$2.22
Weighted average shares outstanding for basic (loss) earnings per share	27,906,742	27,779,339	27,623,415
Diluted (loss) earnings per share:
(Loss) earnings per share attributable to common shareholders, diluted	$(2.49)	$(0.27)	$2.18
Weighted average shares outstanding for diluted (loss) earnings per share	27,906,742	27,779,339	28,197,409
See accompanying Notes to Consolidated Financial Statements

REDWOOD INTERMEDIATE, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	Year Ended December 31,
	2020	2019	2018
Operating activities:
Net (loss) income	$(69,503)	$(7,567)	$61,453
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	65,537	66,534	58,153
Amortization of intangible assets	71,428	71,428	71,428
(Gain) loss on sale/disposal of assets	(127)	311	3,912
Deferred income taxes	(25,424)	(23,118)	(16,241)
Amortization of deferred financing costs	3,574	5,371	5,672
Non-cash rent, interest and other	2,062	286	2,048
Cash flows from changes in net operating assets and liabilities:
Accounts receivable	7,094	12,534	(1,427)
Content library	35,829	14,963	13,591
Income tax receivable	(3,065)	(2,063)	8,206
Prepaid expenses and other current assets	3,255	3,046	(79)
Other assets	795	(2,066)	514
Trade payables	(53,790)	(18,507)	(28,371)
Change in due to/from related parties	2,640	(2,189)	716
Accrued and other liabilities	(10,612)	(16,166)	5,875
Net cash flows from operating activities	29,693	102,797	185,450
Investing Activities:
Purchases of property and equipment	(21,053)	(33,005)	(42,870)
Proceeds from disposition of property and equipment	1,261	1,990	1,107
Other investments	750	(750)	—
Net cash flows used in investing activities	(19,042)	(31,765)	(41,763)
Financing Activities:
Proceeds from Redbox’s borrowings	32,550	7,500	99,281
Repayments of Redbox’s debt obligations	(37,188)	(76,563)	(117,875)
Dividends paid	(978)	(1,182)	(115,759)
Financing costs	—	—	(3,676)
Principal payments on capital lease obligations	(3,486)	(3,855)	(4,395)
Net cash flows used in financing activities	(9,102)	(74,100)	(142,424)
Change in cash, cash equivalents and restricted cash	1,549	(3,068)	1,263
Cash, cash equivalents and restricted cash:
Beginning of period	7,378	10,446	9,183
End of period	$8,927	$7,378	$10,446
See accompanying Notes to Consolidated Financial Statements

REDWOOD INTERMEDIATE, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY
(in thousands)
	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Total Equity
Balance at December 31, 2017	$3	$222,831	$(88,407)	$134,427
Dividends	—	—	(117,358)	(117,358)
Share-based compensation plans and related activity	—	97	—	97
Net income	—	—	61,453	61,453
Balance at December 31, 2018	$3	$222,928	$(144,312)	$78,619
Dividends	—	—	(297)	(297)
Share-based compensation plans and related activity	—	156	—	156
Net loss	—	—	(7,567)	(7,567)
Balance at December 31, 2019	$3	$223,084	$(152,176)	$70,911
Dividends	—	—	53	53
Share-based compensation plans and related activity	—	1	—	1
Net loss	—	—	(69,503)	(69,503)
Balance at December 31, 2020	$3	$223,085	$(221,626)	$1,462
See accompanying Notes to Consolidated Financial Statements

REDWOOD INTERMEDIATE, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1:   Description of Business
Redwood Intermediate, LLC, a Delaware limited liability company, and subsidiaries (“Redbox” or the “Company”), operates self-serve kiosks in the United States where consumers can rent or purchase movies. As of December 31, 2020, the Company operated a network of over 40,000 self-service kiosks, in approximately 34,000 locations primarily at leading grocery stores, mass retailers, drug stores, dollar retailers, and convenience stores in every U.S. state and Puerto Rico (collectively the United States).
Redbox is an established brand and leading provider in the home video rental market in the United States. The Company is focused on providing its customers with the best value in entertainment and the most choice in how they consume it, through physical media and/or digital services. For its Legacy Business, the Company operates a nationwide network of approximately 40,000 self-service kiosks where consumers can rent or purchase new-release DVDs and Blu-ray DiscsTM (“movies”). The Company also generates service revenue by providing installation, merchandising and break-fix services to other kiosk businesses. Finally, the Company also produces, acquires, and distributes movies exclusively through its film distribution label, Redbox Entertainment LLC, providing rights to talent-led films that are distributed across Redbox services as well as through third party digital services. For its digital business, the Company provides both transactional and ad-supported digital streaming services, which include 1) Redbox On Demand, a transactional service which provides digital rental or purchase of new release and catalog movies and TV content, 2) Redbox Free On Demand, an ad-supported service providing free movies and TV shows on demand, and 3) Redbox Free Live TV, a free, ad-supported television service giving access to 95+ linear channels.
Redbox is undergoing a significant business expansion and digital transformation. The Company has transitioned from a pure-play DVD rental company to a multi-faceted entertainment company that provides tremendous value and choice by offering DVD rentals as well as multiple digital products across a variety of content windows including transactional (TVOD), ad-supported (AVOD), subscription (SVOD), and being a distributor of feature films with a growing library of original content.
Redbox currently conducts its business through two operating segments: (1) Legacy Business and (2) Digital Business.
The Company is an indirect, wholly owned subsidiary of New Outerwall, Inc. (“New Outerwall”), a Delaware corporation, which is a direct, wholly owned subsidiary of Aspen Parent, Inc. (“Aspen”), a Delaware corporation. On September 27, 2016, Outerwall, Inc. (“Old Outerwall”) was acquired by an entity controlled by funds affiliated with or controlled by Apollo Global Management, LLC and its subsidiaries (“Apollo” or the “Sponsor”) (the “Apollo Acquisition”). In addition to its interest in Redbox, New Outerwall has interest in one other business under the brand name of Coinstar.
Up until December 2019, the Company also offered video games for rent or purchase through its kiosks. In December 2019, the Company withdrew from the video games business, which represented a very small percentage of its overall business. The Company believes that exiting the video games business allows it to generate more value at the kiosk by making more kiosk slots available for movies its customer seek, which drive the vast majority of its revenue and profitability. The last rental window for video games content expired prior to December 31, 2019. All purchasing, marketing, and distribution operations were discontinued by December 31, 2019. The Company completed final liquidation of its used video game inventory in April 2020, which were not material to the Company’s results of operations.
Note 2:   Basis of Presentation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The audited financial information included herein has been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP” or “GAAP”). All significant intercompany balances and transactions between the Company and its wholly owned subsidiaries have been eliminated in consolidation in the periods presented as discussed below. Certain prior period amounts have been reclassified to conform with the current presentation.

Amounts Due From/To Related Parties
Any transactions between Redbox and its owners, employees or non-employee directors or Redbox and Coinstar are considered related party transactions, and any transactions between Redbox and New Outerwall and its affiliates are settled in cash pursuant to commercial services agreements.
With respect to income taxes for all periods presented, while generally the Company is part of a consolidated group for income tax filings, the income tax benefits and provisions, income tax payables, related tax payments and deferred tax balances reported within have been prepared as if the Company operated as a standalone taxpayer. Deferred taxes have been classified as net liabilities in the Consolidated Balance Sheets. The Company remits cash to Aspen Parent or New Outerwall to settle any third-party, tax-related obligations, as determined if the Company operated as a standalone taxpayer.
Use of Estimates in Financial Reporting
The Company prepares its consolidated financial statements in conformity with U.S. GAAP which requires management to make estimates and assumptions that affect the reported amounts in its consolidated financial statements and notes thereto. These estimates and assumptions take into account historical and forward-looking factors that the Company believes are reasonable, including but not limited to the potential impacts arising from COVID-19, and policies and initiatives aimed at reducing its transmission. As the extent and duration of the impacts from COVID-19 remain unclear, the Company’s estimates and assumptions may evolve as conditions change. The most significant estimates and assumptions include the:
•
rate at which the economic benefit of the content library is consumed through rental activity;

•
useful lives and recoverability of goodwill, definite-lived intangible assets, equipment and other long-lived assets;

•
recognition and measurement of deferred income taxes (including the measurement of uncertain tax positions); and

It is reasonably possible that the estimates the Company makes may change in the future and could have a material effect on its consolidated financial statements.
Summary of Significant Accounting Policies
Revenue Recognition
The Company recognizes revenue, net of sales tax, when it satisfies its performance obligations by transferring control of promised goods or services to its customers in an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services. Revenue from movie rentals is recognized for the period that the movie is rented and is recorded net of promotional discounts offered to the Company’s consumers, uncollected amounts and refunds that it grants to its customers. Revenue from a direct sale out of the kiosk of previously rented movies is recognized at the time of sale. Revenue from On Demand rentals or purchases is also recognized at the time of sale. On rental transactions for which the related movie has not yet been returned to the kiosk at month-end, revenue is recognized with a corresponding receivable recorded in the balance sheet, net of a reserve for potentially uncollectable amounts that is considered a reduction from gross revenue as collectability is not reasonably assured.
A significant portion of the Company’s Legacy Business rental revenue is concentrated in kiosks installed with certain retail partners. Revenue aggregated at the following retailers accounted for 10% or more of the Company’s net revenue for the periods presented:
	Year Ended December 31,
	2020	2019	2018
Walgreen Co.	14.6%	14.7%	15.5%
Wal-Mart Stores Inc.	13.8%	18.3%	18.2%

Promotional Codes and Gift Cards
The Company offers its consumers the option to purchase stored value products in the form of bulk promotional codes and electronic gift cards. There are no expiration dates on these products and the Company does not charge service fees that cause a decrement to customer balances in the case of gift cards. Cash receipts from the sale of promotional codes and gift cards are recorded as deferred revenue in Accrued and other current liabilities and recognized as revenue upon redemption. Additionally, the Company recognizes revenue from non-redeemed or partially redeemed promotional codes and gift cards in proportion to the historical redemption patterns, referred to as “breakage.” Estimated breakage revenue is recognized over time in proportion to actual promotional code and gift card redemptions and is not material in any period presented.
As of December 31, 2020 and December 31, 2019, $7.0 million and $6.8 million, respectively, were deferred related to purchased but unredeemed promotional codes and gift cards and are included in Accrued and other current liabilities in the accompanying Consolidated Balance Sheets.
Loyalty Program
In January 2018, the Company launched Redbox Perks. Redbox Perks allows members to earn points based on transactional and non-transactional activities with Redbox. As customers accumulate points, the Company defers revenue based on its estimate of both the amount of consideration paid by Perks members to earn awards and the value of the eventual award it expects the members to redeem. The Company defers an appropriate amount of revenue so as to properly recognize revenue from Perks members in relation to the benefits of the program. The Company also estimates the quantity of points that will not be redeemed by Perks members (“breakage”). Breakage reduces the amount of revenue deferred from loyalty points over the period of, and in proportion to, the actual redemptions of loyalty points based on observed historical breakage and consumer rental patterns.
As of December 31, 2020 and December 31, 2019, $2.8 million and $4.8 million, respectively, of revenue was deferred related to Perks and is included in Accrued and other current liabilities in the accompanying Consolidated Balance Sheets.
Product Cost
Product cost primarily represents the amortization of the Company’s physical content library and digital revenue sharing costs. Amortization of the content library is calculated using rental decay curves based on historical performance of movies and games over their useful lives to allocate content library costs to the periods over which the related revenues are earned. Given the steepness of the rental decay curve, amortization of the content library is recorded on an accelerated basis with substantially all of the content library cost recognized within the first year. The rental decay curves and salvage value of the Company’s content library are periodically reviewed and evaluated.
Advertising Costs
Advertising costs, which are included as a component of marketing expenses, include media expenses for national and local advertising, internet advertising, and sponsorship fees. The costs were $6.3 million, $4.3 million and $11.2 million for the years ended December 31, 2020, 2019 and 2018, respectively.
Related Parties
Amounts received from Coinstar for payment of services rendered under the commercial services agreements are recorded as a reduction of expense. Any such receivables or payables that existed as of the balance sheet date, have been presented as Due from related party and Due to related parties, net balances in the accompanying Consolidated Balance Sheet and Consolidated Statements of Cash Flows. Additionally, Due to related parties, net includes unpaid dividends related to employees and Director stock awards. Right of offset is assumed for balances between Redbox and the same related counter party and, as such, are presented as net receivables or payables based on the net balances due to or from the respective counter parties as of the balance sheet date. Redbox is part of a consolidated filing group; income taxes are paid as a pass thru to either Aspen Parent Inc. or New Outerwall. The Company’s income tax obligations are presented as the amounts that would be owed if the Company had been a standalone taxpayer and are included in Accrued and other current liabilities on the Consolidated Balance Sheet.
Share Based Compensation
The Company grants share-based awards to select employees of the Company, consisting of restricted stock and performance stock units. Compensation expense is generally recognized for restricted stock units on a graded-vesting basis over the vesting period, which is generally five years. Compensation expense is generally recognized for performance stock units over the related vesting periods based on the grant-date fair value of the award when it becomes probable that the minimum return on Invested Capital (as defined under the plans) by Apollo will be satisfied. Award forfeitures are recognized at the time of occurrence. All awards granted are equity classified awards.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of deposit accounts. The Company’s cash balances with financial institutions may exceed the deposit insurance limits. The Company does not include outstanding amounts due from its payment card service providers for billed transactions in its cash balances, rather they are included in accounts receivable.
Restricted Cash
Restricted cash balances are cash balances established to secure the Company’s letter of credit requirement to support its insurance obligations and is presented as a short-term asset. See also Note 6: Debt.
Accounts Receivable
Accounts receivable primarily represents receivables, net of allowances for doubtful accounts, from consumers for outstanding rental transactions and amounts due from the Company’s payment card service providers for billed transactions. The allowance for doubtful accounts primarily reflects management’s best estimate of amounts related to outstanding rental transactions that will not be collected. The Company determines the allowance based on historical experience and other currently available information.
Content Library
Content library consists of movies available for rent or purchase through the Company’s kiosks. The Company obtains its movie content primarily through revenue sharing agreements and license agreements with studios, as well as through distributors and other suppliers. The cost of content mainly includes (1) the costs paid to studios and other vendors to acquire content including revenue share as applicable, (2) costs incurred to label, sort, and ship content to the Company’s kiosks for merchandising, (3) costs incurred to destroy content after use if required under contractual arrangements with studios and (4) indirect taxes, if applicable. For content that the Company expects to sell, management determines an estimated salvage value. Content salvage values are estimated based on the historical sales activity. The cost of each title is capitalized and amortized to its estimated salvage value using rental decay curves as discussed above under Product Cost.
Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets are generally comprised of insurance-related receivables representing estimated amounts due from the Company’s insurance partners in excess of its deductibles, spare parts that are not separately capitalized for use in the repair and maintenance of its kiosks, the value of cases and labels used to vend and track discs, net of amortization, and various prepayments for operating expenses including software licenses when not determined to be a component of property and equipment.

Property and Equipment
Property and equipment are stated at cost, net of accumulated depreciation. Expenditures that extend the life, increase the capacity, or improve the efficiency of property and equipment are capitalized, while expenditures for repairs and maintenance are expensed as incurred. Depreciation is recognized using the straight-line method over the following approximate useful lives:
Useful Life
Redbox kiosks and components	3 – 5 years
Computers and software	2 – 3 years
Leasehold improvements (shorter of life of asset or remaining lease term)	3 – 6 years
Office furniture and equipment	5 – 7 years
Vehicles	3 – 4 years
Internal-Use Software
The Company capitalizes costs incurred to develop or obtain internal-use software during the application development stage. Capitalization of software development costs occurs after the preliminary project stage is complete, management authorizes the project, and it is probable that the project will be completed and the software will be used for the function intended. The Company expenses costs incurred for training, data conversion, and maintenance, as well as spending in the post-implementation stage. A subsequent addition, modification or upgrade to internal-use software is capitalized only to the extent that it enables the software to perform a task it previously could not perform. The internal-use software is included in computers and software under property and equipment in the Company’s Consolidated Balance Sheets. The Company amortizes internal-use software over its estimated useful life on a straight-line basis.
Intangible Assets Subject to Amortization
The Company’s intangible assets subject to amortization comprise the value of its retailer relationships, the Redbox trade name, its contactable customer list, and developed technology as determined on the date of the Apollo Acquisition. The Company amortizes its intangible assets over their expected useful lives on a straight-line basis as the future pattern of consumption of the economic benefit derived from the identified intangible assets cannot be reliably determined. The Company annually reassess the useful lives of its intangible assets subject to amortization and the methods under which they are amortized. For further information, see Note 4: Goodwill and Other Intangible Assets.
Goodwill
Goodwill represents the excess purchase price of an acquired enterprise or assets over the estimated fair value of identifiable net assets acquired. Goodwill is evaluated for impairment annually during the fourth quarter, or more frequently if an event occurs or circumstances change that could more likely than not reduce the fair value of a reporting unit below its carrying value. As part of the Company’s impairment analysis, fair value of a reporting unit is determined using both the income and market approaches. The income approach requires management to estimate a number of factors for each reporting unit, including projected future operating results, economic projections, anticipated future cash flows and discount rates. For further information, see Note 4: Goodwill and Other Intangible Assets.
Business Combinations
The Company recognizes identifiable assets acquired and liabilities assumed at their acquisition date fair values. Goodwill as of the acquisition date is measured as the excess purchase price of an acquired enterprise or assets over the estimated fair value of identifiable net assets acquired. Transaction costs associated with business combinations are expensed as incurred.
Recoverability of Equipment and Other Long-Lived Assets
The Company evaluates the estimated remaining life and recoverability of equipment and other assets, including intangible assets subject to amortization, whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Factors that would indicate potential impairment include, but are not limited to, significant decreases in the market value of the long-lived asset(s), a significant change in the long-lived asset’s use or physical condition, and operating or cash flow losses associated with the use of the long-lived asset. When there is an indication of impairment, the Company prepares an estimate of future undiscounted cash flows expected to result from the use of the asset and its eventual disposition to test recoverability. If the sum of the future undiscounted cash flows is less than the carrying value of the asset, it indicates that the long-lived asset is not recoverable, in which case the Company will then compare the estimated fair value to its carrying value. If the estimated fair value is less than the carrying value of the asset, the Company will recognize the impairment loss and adjust the carrying amount of the asset to its estimated fair value. No impairment losses have been recorded during years ended December 31, 2020, 2019 and 2018, respectively.
Trade Payables
Trade payables are primarily comprised of non-revenue share payments to the Company’s content partners, payments due to its retailer partners, and various other payments due for invoiced goods and services from its operational vendors.
Accrued and Other Current Liabilities
Accrued and other current liabilities generally consist of estimated total amounts due under contractual revenue-sharing arrangements with the Company’s content providers net of payments made during the respective title’s rental period, employee related liabilities primarily related to compensation, deferred revenue related to stored-value arrangements and the Company’s loyalty program, estimated income taxes payable, sales and rental-related taxes collected from the Company’s consumers on behalf of governmental entities, estimated gross amounts due for insurance claims incurred but not recorded, and various other estimates of amounts due but not invoiced for goods and services from the Company’s operational vendors.
Income Taxes
The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, management determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, carryback potential if permitted under the tax law, and results of recent operations. If the Company determines that it would be able to realize its deferred tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.
The Company records uncertain tax positions in accordance with ASC 740, Income Taxes, on the basis of a two-step process in which (1) it determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, it will recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.
The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statements of operations. Accrued interest and penalties are included on the related tax liability line in the consolidated balance sheet.
Loss Contingencies
The Company accrues estimated liabilities for loss contingencies arising from claims, assessments, litigation and other sources when it is probable that a liability has been incurred and the amount of the claim assessment or damages can be reasonably estimated. The Company believes it has sufficient accruals to cover any obligations resulting from claims, assessments or litigation that have met these criteria.
Fair Value of Financial Instruments
Certain financial assets and liabilities are required to be carried at fair value. Fair value is the price that would be received to sell an asset, or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability, in an orderly transaction between market participants at the measurement date. In determining fair value, the Company utilizes market data or assumptions that it believes market participants would use in pricing the asset or liability, which would maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, including assumptions about risk and the risks inherent in the inputs to the valuation technique.
In evaluating the fair value measurement techniques for recording certain financial assets and liabilities, there is a three-level valuation hierarchy under which financial assets and liabilities are designated. The determination of the applicable level within the hierarchy of a particular financial asset or liability depends on the inputs used in valuation as of the measurement date.
Valuations based on observable or market-based inputs for identical asset or liabilities (Level 1 measurement) are given the highest level of priority, whereas valuations based on unobservable or internally derived inputs (Level 3 measurement) are given the lowest level of priority. The three levels of the fair value hierarchy are defined as follows:
•
Level 1:   Observable inputs such as quoted prices in active markets for identical assets or liabilities;

•
Level 2:   Inputs other than Level 1 inputs that are observable for the asset or liability, either directly or indirectly, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or market-corroborated inputs; or

•
Level 3:   Unobservable inputs that reflect the reporting entity’s own assumptions.

A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
The carrying amounts for the Company’s cash equivalents approximate fair value because of the short-term nature of these instruments. The fair value of the Company’s long-term debt approximates its carrying amount, which is presented net of unamortized deferred financing costs.
Derivative Instruments
The Company is exposed to certain market risks relating to interest rates. The Company actively monitors and attempts to mitigate but does not eliminate these exposures using derivative instruments including interest rate swaps. The Company does not enter into derivative instruments for speculative or trading purposes. The Company recognizes its derivatives as either assets or liabilities and measure those instruments at estimated fair value. The Company presents its derivative positions gross on its Consolidated Balance Sheets. The Company records changes in the fair value of derivatives as a component of other expense, net on its Consolidated Statements of Operations.
Recent Accounting Pronouncements
Accounting Guidance Not Yet Adopted:
In March 2020, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2020-04, Reference Rate Reform (ASU 2020-04), which provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by the discontinuance of LIBOR or another referenced rate. ASU 2020-04 is effective for fiscal years beginning after December 31, 2022. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) to simplify the accounting for income taxes. This guidance removes certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences. The guidance also clarifies and simplifies other areas of ASC 740. This standard is effective for private companies for fiscal years beginning after December 15, 2021. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements and related disclosures.
In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other-Internal-Use-Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. The ASU requires a customer in a cloud computing arrangement (i.e., hosting arrangement) that is a service contract to follow the internal-use software guidance in ASC 350-40 to determine whether to capitalize certain implementation costs or expense them as incurred. For private companies, the guidance is effective for reporting periods beginning after December 15, 2020. The Company is currently evaluating the impact of adopting this ASU, and does not expect a material impact on its consolidated financial statements and related disclosures.
In March 2019, the FASB issued ASU 2019-02, Improvements to Accounting for Costs of Films and License Agreements for Program Materials (Subtopic 926-20), in order to align the accounting for production costs of an episodic television series with the accounting for production costs of films by removing the content distinction for capitalization. ASU 2019-02 also requires that an entity reassess estimates of the use of a film in a film group and account for any changes prospectively. In addition, 2019-02 requires that an entity test films and license agreements for impairment at a film group level when the film or license agreements are predominantly monetized with other films and license agreements. For private companies, the guidance is effective for reporting periods beginning after December 15, 2020. The Company is currently evaluating the impact of adopting this ASU, and does not expect a material impact on its consolidated financial statements and related disclosures.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The ASU requires lessees, among other things, to recognize lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous authoritative guidance. This update also introduces new disclosure requirements for leasing arrangements. For private companies, the guidance is effective for reporting periods beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements and related disclosures.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326). The ASU provides new guidance regarding measurement and recognition of credit impairment for certain financial assets. Such guidance will impact how the Company determines its allowance for estimated uncollectible receivables. For private companies, the guidance is effective for reporting periods beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements and related disclosures.
Note 3:   Property and Equipment
Dollars in thousands	December 31, 2020	December 31, 2019
Kiosks and components	$190,416	$186,158
Computers, servers, and software	87,113	73,730
Leasehold improvements	3,991	4,978
Office furniture and equipment	676	876
Leased Vehicles	10,678	11,813
Property and equipment, at cost	$292,874	$277,555
Accumulated depreciation	(229,785)	(167,672)
Property and equipment, net	$63,089	$109,883

Note 4:   Goodwill and Other Intangible Assets
Goodwill is evaluated for impairment annually during the fourth quarter, or more frequently if an event occurs or circumstances change that could more likely than not reduce the fair value of a reporting unit below its carrying value.
During the fourth quarter of 2020, the Company completed a quantitative impairment analysis for goodwill related to its Legacy reporting unit, as a result of the significant impact of COVID- 19 on its financial performance. Based on this analysis, the Company concluded the fair value of its Legacy reporting unit exceeded its carrying value and as such, no impairment charge was recorded. Based on the December 31, 2020 valuation date, the fair value of the Company’s Legacy reporting unit exceeded its carrying value. A quantitative analysis was not required related to the Digital reporting unit based on a qualitative analysis.
As part of the Company’s impairment analysis, the determination of the fair value of the Company’s reporting units requires the Company to make significant estimates and assumptions including the business and financial performance of the Company’s reporting units, as well as how such performance may be impacted by COVID-19. These estimates and assumptions primarily include, but are not limited to: the selection of appropriate peer group companies, control premiums appropriate for acquisitions in the industries in which the Company competes, discount rates, terminal growth rates, forecasts of revenue, operating income, depreciation, amortization and capital expenditures, including considering the impact of COVID-19.
Although the Company believes its estimates of fair value are reasonable, actual financial results could differ from those estimates due to the inherent uncertainty involved in making such estimates. Changes in assumptions concerning future financial results or other underlying assumptions, including the impact of COVID- 19, could have a significant impact on either the fair value of the reporting units, the amount of any goodwill impairment charges, or both. These estimates can be affected by a number of factors including, but not limited to, the impact of COVID-19, its severity, duration and its impact on global economies, general economic conditions as well as the Company’s profitability. The Company will continue to monitor these potential impacts, including the impact of COVID-19 and economic, industry and market trends and the impact these may have on its Legacy and Digital reporting units.
The following table summarizes the changes in goodwill by reportable segment:
Dollars in thousands	Legacy Business	Digital Business	Total
Balance as of December 31, 2018	$144,014	$3,509	$147,523
Balance as of December 31, 2019	$144,014	$3,509	$147,523
Balance as of December 31, 2020	$144,014	$3,509	$147,523
The following table summarizes the carrying amounts and accumulated amortization of intangible assets:
	December 31, 2020				December 31, 2019
Dollars in thousands	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets subject to amortization:
Contracts with retailers	7 years	$370,000	$(225,230)	$144,770	$370,000	$(172,373)	$197,627
Trade name	7 years	60,000	(36,524)	23,476	60,000	(27,952)	32,048
Contactable customer list	7 years	40,000	(24,349)	15,651	40,000	(18,635)	21,365
Developed technology	7 years	30,000	(18,262)	11,738	30,000	(13,977)	16,023
Total intangible assets subject to amortization		$500,000	$(304,365)	$195,635	$500,000	$(232,937)	$267,063

The Company recognized amortization expense of $71.4 million for each of the years ended December 31, 2020, 2019 and 2018, respectively.
Based on the amount of intangible assets subject to amortization as of December 31, 2020, the expected amortization for each of the next five fiscal years is as follows:
Dollars in thousands	Amortization of intangible assets
2021	$71,428
2022	71,428
2023	52,779
2024	—
2025	—
Total expected amortization	$195,635
No impairment of intangible assets were recognized for the years ended December 31, 2020, 2019 and 2018, respectively.
Note 5:   Accrued and Other Current Liabilities
Accrued and other current liabilities as of December 31, 2020 and 2019, consisted of the following:
Dollars in thousands	December 31, 2020	December 31, 2019
Accrued payroll and other related expenses	$24,212	$22,860
Accrued revenue share	13,480	20,976
Deferred revenue	10,019	11,570
Income taxes payable	15,777	15,777
Other	12,466	14,706
Total accrued and other current liabilities	$75,954	$85,889
Note 6:   Debt
Dollars in thousands	December 31, 2020	December 31, 2019
Term B Facility	$281,563	$318,750
Revolving Credit Facility	30,000	—
Union Revolving Credit Facility	2,550	—
Total debt outstanding	$314,113	$318,750
Less: Unamortized debt issuance costs	(6,639)	(10,212)
Total debt, net	$307,474	$308,538
Portion due within one year	$—	$63,750
Total long-term debt, net	$307,474	$244,788
On October 20, 2017 (“Closing Date”), the Company entered into a credit agreement (“Credit Agreement”), which provided for:
•
a first lien term loan facility (the “Term Loan Facility”), in an aggregate principal amount of $425.0 million, with a five-year maturity; and

•
a first lien revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Facilities”), in an aggregate principal amount of up to $30.0 million, with a five-year maturity.

The Term Loan Facility was made available to the Company immediately upon closing and was used in part to retire all $280.0 million of the Company’s existing debt outstanding on the Closing Date and to settle closing costs associated with the new Term Loan Facility totaling $19.5 million of which $4.6 million was paid to Apollo Global Securities, LLC, an affiliate of Apollo, for services provided in connection with the financing. The balance of the loan proceeds was used on the Closing Date to fund a dividend of $160.0 million to equity holders of the Company. Additionally, at the execution of the new Credit Agreement, the Company wrote-off unamortized deferred financing costs of $21.7 million related to the extinguishment of the entire debt under the prior credit agreement.
On September 7, 2018, the Company entered into an Incremental Assumption and Amendment Agreement (the “Amendment”) to the Credit Agreement. The Amendment provided for, among other things, (i) an additional principal amount under a Term B-1 Loan (“Term Loan B-1”) in an aggregate principal amount of $85.8 million and (ii) the payment of one or more restricted payments to shareholders of Redbox in an aggregate amount not to exceed $115.8 million. The proceeds received from the Amendment along with cash flow from the business were used to fund a dividend to equity holders of the Company totaling $115.8 million that was paid within five business days of September 7, 2018, and to pay fees and expenses in connection with the Amendment totaling $3.7 million. The additional loan under Term Loan B-1 has terms identical to the original Term Loan Facility.
On September 30, 2020, the Company entered into the second amendment to its Credit Agreement (the “Second Amendment”) to, among other things, modify the amortization payment schedule and increase the total net leverage covenant during the remaining term of the Credit Agreement.
On December 28, 2020, the Company entered into a third amendment to its Credit Agreement (the “Third Amendment”). The amendment deferred the December 2020 amortization payment to March 2021.
As of December 31, 2020, the Company’s Senior Facilities mature on October 20, 2022, and subsequent to the Amendment, Second Amendment and Third Amendment now consist of:
•
a first lien term loan B facility (the “Term Loan B Facility”), in an aggregate principal amount of $425.0 million;

•
a first lien term loan B-1 facility (the “Term Loan B-1 Facility”), in an aggregate principal amount of $85.8 million; and

•
a first lien revolving credit facility (the “Revolving Credit Facility”), in an aggregate principal amount of up to $30.0 million.

On December 29, 2020, the Company entered into a four-year, $20.0 million revolving credit facility with Union Bank (the “Union Revolving Credit Facility”). The facility is used exclusively to pay for minimum guarantees, license fees and related distribution expenses for original content obtained under the Company’s Redbox Entertainment label. Borrowings outstanding under the Union Revolving Credit Facility as of December 31, 2020 were $2.55 million.
On January 29, 2021, the Company entered into an amendment to its Credit Agreement (the “Fourth Amendment”) along with entering into a new term loan with New Outerwall for $25.0 million. New Outerwall indirectly owns 100% of the equity interests of the Company and is therefore a related party of the Company. In addition, on May 16, 2021, the Company entered into another amendment to its Credit Agreement (the “Fifth Amendment”). See Note 15, Subsequent Events, for a further discussion.
The Credit Agreement contains certain customary affirmative covenants and negative covenants, including a limitation on the Company's ability to pay dividends on or make distributions in respect of its capital stock or make other restricted payments. The covenant prohibiting dividends and other restricted payments has certain limited exceptions, including for customary overhead, legal, accounting and other professional fees and expenses; taxes; customary salary, bonus and other benefits; and up to $1.03 million for dividends that were accrued on equity interests that were unvested as of the payment of the Company’s last dividend in 2018 and have subsequently vested.
Dividends per Share
The dividend distribution declared in association with the Amendment was for $3.28 per common share outstanding and was declared during the year ended December 31, 2018. Total dividends of

$115.8 million related to this amount were paid during the year ended December 31, 2018. Additionally, dividends of $1.0 million and $1.2 million were paid during the years ended December 31, 2020 and 2019, respectively. The subsequent dividend payments represented additional payments for the vesting of shares that were outstanding upon the dividend declaration.
Dividend Restrictions
The Credit Agreement contains certain customary affirmative covenants and negative covenants, including a limitation on the Company’s ability to pay dividends on or make distributions in respect of its capital stock or make other restricted payments. The covenant prohibiting dividends and other restricted payments has certain limited exceptions, including for customary overhead, legal, accounting and other professional fees and expenses; taxes; customary salary, bonus and other benefits; and up to $1.03 million for dividends that were accrued on equity interests that were unvested as of the payment of the Company’s last dividend in 2018 and have subsequently vested.
Interest Rates and Fees
Borrowings under the Senior Facilities will bear interest at a rate at the Company’s option, either (a) a London Interbank Offer Rate (“LIBOR”) rate determined by reference to the costs of funds for Eurodollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs, subject to a 1.00% floor in the case of term loans or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50% per annum, (ii) the prime rate quoted by The Wall Street Journal (or another national publication selected by the administrative agent) and (iii) the one-month adjusted LIBOR plus 1.00% per annum, in each case plus an applicable margin. The applicable margin for borrowings under the Senior Facilities is 7.25% with respect to Eurocurrency Borrowings and 6.25% with respect to ABR Borrowings.
In addition to paying interest on outstanding principal under the Senior Facilities, we are required to pay a commitment fee at a rate equal to 0.50% per annum to the lenders in respect of the unutilized commitments thereunder. We are also required to pay customary agency fees.
As of December 31, 2020 and December 31, 2019, the borrowing interest rate for the Senior Facilities was 8.25% and 9.05% respectively.
Borrowings under the Union Revolving Credit Facility will bear interest at either the alternate base rate or LIBOR (based on an interest period selected by the Company of one month, three months or six months) in each case plus a margin. The alternate base rate loans bear interest at a per annum rate equal to the greatest of (i) the base rate in effect on such day, (ii) the federal funds effective rate in effect on such day plus
1∕2 of 1.0%, and (iii) daily one month LIBOR plus 1.0%. The revolving credit facility borrowings that are LIBOR loans bear interest at a per annum rate equal to the applicable LIBOR plus a margin of 0.50%. As of December 31, 2020, the borrowing interest rate for the Union Revolving Credit Facility was 4.25%.
In addition to paying interest on outstanding principal under the Union Revolving Credit Facility, we are required to pay a commitment fee at a rate equal to 0.50% per annum to the lenders in respect of the unutilized commitments thereunder.
Amortization and Prepayments
Required minimum principal amortization payments under the Senior Facilities as of December 31, 2020, are as follows:
Dollars in thousands	Repayment Amount
2021	$—
2022	—
2023	281,563
Total	$281,563

In addition, the Senior Facilities require us to prepay outstanding term loan borrowings, subject to certain exceptions, with:
•
a certain percentage set forth in the Credit Agreement governing the Senior Facilities of the Company’s annual excess cash flow, as defined under the Senior Facilities;

•
a certain percentage of the net cash proceeds of certain non-ordinary course asset sales, other dispositions of property or certain casualty events, in each case subject to certain exceptions and reinvestment rights; and

•
the net cash proceeds of any issuance or incurrence of debt, other than proceeds from debt permitted under the Senior Facilities.

The Company may voluntarily repay outstanding loans that are funded solely by internally generated cash from business operations under the Senior Facilities at any time, without prepayment premium or penalty, except customary “breakage” costs with respect to LIBOR rate loans.
Collateral and Guarantors
All obligations under the Senior Facilities are unconditionally guaranteed by each of the Company’s existing and future direct and indirect material, wholly-owned domestic subsidiaries, subject to certain exceptions, and the direct parent of the Company. The obligations are secured by a pledge of substantially all of the Company’s assets and those of each guarantor, including capital stock of the subsidiary guarantors and 65% of the capital stock of the first-tier foreign subsidiaries that are not subsidiary guarantors, in each case subject to certain exceptions, and its capital stock owned by the Company’s direct parent. Such security interests consist of a first-priority lien with respect to the collateral.
All obligations under the Union Revolving Credit Facility are guaranteed by all direct and indirect wholly owned subsidiaries of the Company’s Redbox Entertainment entity.
Compliance with Loan Covenants
As of and for the period ended December 31, 2020, the Company was in compliance with all applicable loan covenants.
Letters of Credit
As of December 31, 2020 and 2019, the Company has a Letter of Credit arrangement to provide for the issuance of standby letters of credit in the amount of $3.4 million. The arrangement supports the collateral requirements for insurance claims and is good for one year to be renewed annually if necessary. As required under the Senior Facilities, the Company’s Letter of Credit is cash-collateralized at 105% through the Company’s restricted cash balance in the amount of $3.5 million as of December 31, 2020 and 2019, respectively.
Note 7:   Derivatives
The Company entered into an interest rate swap on October 22, 2018 to manage its exposure to changes in the interest rates related to its term loan (“Term B Facility”) following the Amendment discussed in Note 6: Debt. The swap is not designated as a hedging instrument and is reported at fair value with changes in fair value reported directly in earnings. The Company’s hedge consists of interest rate swaps, which was used to mitigate interest rate risk.
Under the terms of the agreement, the Company entered into a three-year fixed-for-floating interest rate swap agreement with Nomura Global Financial Products, Inc. for a fixed notional amount of $200.0 million to swap the variable rate portion of interest payments tied to the one-month LIBOR under its term loans for fixed interest payments. The swap effectively locked in an average of a three-year forward curve for the one-month LIBOR at a fixed rate of 3.0335%, resulting in a total interest rate on the $200.0 million notional of 10.2835%. The agreement expires on October 31, 2021. See Note 6: Debt for additional disclosures about the Company’s Term B Facility.

The following table discloses the fair value, as determined using Level 2 inputs, and balance sheet location of the Company’s derivative instrument:
Dollars in thousands	Balance Sheet Location	December 31, 2020	December 31, 2019
Derivatives not designated as hedging instruments:
Interest rate swap contract	Other liabilities	$4,782	$5,253
The following table discloses the effect of the Company’s derivative instrument on the Consolidated Statements of Operations for the years ended December 31, 2020, 2019 and 2018:
	For the years ended December 31,
Dollars in thousands	2020	2019	2018
Other expense, net	$4,341	$3,946	$3,012
Note 8:   Employee Benefit Plan
401(k) Plan
The Company sponsors a 401(k) plan for all eligible employees. The plan includes optional employee contributions as a percentage of eligible earnings, subject to Internal Revenue Service limitations. The Company matches up to 100% on the first 3% of participating employees’ contributions and 50% on each of the next 2%. The Company’s matching contribution to this plan was $2.0 million and $2.1 million and $1.8 million for the years ended December 31, 2020, 2019 and 2018, respectively.
Note 9:   Segment Information and Geographic Data
The Company currently conducts its business through two operating segments: (1) Legacy Business and (2) Digital Business. For all periods presented, the Company did not operate outside the United States and Puerto Rico (collectively the United States). As such, all of the Company’s long-lived assets are located in the United States.
The Company’s Legacy Business operates a network of approximately 40,000 self-service kiosks where consumers can rent or purchase new-release DVDs and Blu-ray DiscsTM (“movies”). The Company’s Legacy Business also produces, acquires, and distributes movies exclusively through its Redbox Entertainment label, as well as generating service revenue by providing installation, merchandising and break-fix services to other kiosks businesses.
The Company’s Digital Business provides both transactional and ad-supported digital streaming services, which include 1) Redbox On Demand, a transactional service which provides digital rental or purchase of new release and catalog movies and TV content, 2) Redbox Free On Demand, an ad-supported service providing free movies and TV shows on demand, and 3) Redbox Free Live TV, a free, ad-supported television service giving access to more than 95 linear channels. Furthermore, the Company monetizes digital advertising space in Redbox emails and apps amongst other platforms, which is referred to as Media Network.
Adjusted EBITDA is the profitability metric reported to the chief operating decision maker (“CODM”) for purposes of making decisions about allocation of resources to each segment and assessing performance of each segment. The Company believes this measure is most useful in assessing the underlying performance of its business. Adjusted EBITDA is before integration related costs, efficiency initiatives, and other items. Adjusted EBITDA also excludes the effects of financings, income tax and the non-cash accounting effects of depreciation and intangible asset amortization.
As segment assets are not reported to or used by the CODM to measure business performance or allocate resources, total segment assets and capital expenditures are not presented below.

Summarized financial information by segment is as follows:
	For the years ended December 31,
Dollars in thousands	2020	2019	2018
Net revenue
Legacy Business	$506,437	$838,627	$1,077,731
Digital Business	39,754	19,743	10,052
Total	$546,191	$858,370	$1,087,783
Adjusted EBITDA
Legacy Business	$109,074	$197,887	$289,765
Digital Business	4,702	(2,238)	2,281
Total	$113,776	$195,649	$292,046
The following is a reconciliation of Adjusted EBITDA to (loss) income before income for the years ended December 31, 2020, 2019 and 2018:
	Year ended December 31,
Dollars in thousands	2020	2019	2018
(Loss) income before income taxes	$(94,707)	$(14,823)	$80,908
Add:
Depreciation and amortization	136,838	138,274	133,493
Interest and other expense, net	32,522	44,578	45,155
Business optimization(a)	19,011	7,687	1,227
One-time non-recurring(b)	10,600	5,482	13,229
New business start-up costs(c)	6,041	3,793	10,060
Restructuring related(d)	3,471	4,432	625
Discontinuation of games business(e)	—	6,226	7,349
Adjusted EBITDA	$113,776	$195,649	$292,046

(a)
Business optimization costs include employee retention costs, IT costs as well as consulting costs for certain projects. Retention costs for the years ended 2020 and 2019 were $13.9 million and $3.0 million, respectively. In 2020, retention awards were paid out to all employees in light of the COVID pandemic and were in lieu of the Company’s short-term incentive program. IT costs of $4.8 million and $3.8 million were incurred in 2020 and 2019 respectively. The Company’s IT project is a complete restructuring of the Company’s technologies as it to moves to a cloud-based infrastructure.

(b)
Includes costs related to project costs and initiatives, as well as bank, legal and other fees in connection with the Company’s debt financing activities.

(c)
Includes costs to support the Company’s On Demand and AVOD offerings, along with costs related to the Company’s service and media network businesses.

(d)
Restructuring related costs include such items as employee severance charges and costs incurred related to removing kiosks.

(e)
Reflects EBITDA of the Company’s former video games business, which was wound down in December, 2019.

Note 10:   Earnings Per Share
Earnings (Loss) per Share (“EPS”) is calculated by dividing the Net earnings or loss attributable to shareholders by the weighted average shares outstanding. As the Company was in a loss position for the years ended December 31, 2020 and 2019, the Company has determined all potentially dilutive shares would be anti-dilutive in these periods and therefore are excluded from the calculation of diluted weighted average shares outstanding. This results in the calculation of weighted average shares outstanding to be the same for basic and diluted EPS.
Potentially dilutive securities of approximately 325 thousand and 376 thousand for the years ended December 31, 2020 and 2019, respectively, were not included in the computation of diluted EPS because their effect would have been anti-dilutive.
The following is a calculation of EPS (in thousands, except share and per share amounts):
	Year ended December 31,
	2020	2019	2018
Basic EPS
Net (loss) income attributable to shareholders	$(69,503)	$(7,567)	$61,453
Weighted average shares outstanding for basic earnings (loss) per share	27,906,742	27,779,339	27,623,415
Basic earnings (loss) per common shares attributable to shareholders	$(2.49)	$(0.27)	$2.22
Diluted EPS
Net (loss) income attributable to shareholders	$(69,503)	$(7,567)	$61,453
Weighted average shares outstanding for basic earnings (loss) per share:	27,906,742	27,779,339	27,623,415
Dilutive effect of restricted stock units	—	—	573,993
Weighted average shares outstanding for diluted earnings (loss) per share	27,906,742	27,779,339	28,197,409
Diluted earnings (loss) per common share attributable to shareholders	$(2.49)	$(0.27)	$2.18
Note 11:   Commitments and Contingencies
The Company leases office facilities and certain equipment necessary to maintain its information technology infrastructure. Rent expense, net of sublease income, under the Company’s operating lease agreements was $2.5 million, $2.6 million and $2.4 million for the years ended December 31, 2020, 2019 and 2018, respectively.
The Company also lease automobiles under capital leases expiring at various dates through 2021. The Company assesses these leases as they come due as to whether it should purchase, enter into new capital leases, or enter into operating leases.
Assets held under capital leases are included in Property and equipment, net on the Consolidated Balance Sheets and include the following:
Dollars in thousands	December 31, 2020	December 31, 2019
Gross property and equipment	$10,677	$11,813
Accumulated depreciation	(5,204)	(3,529)
Net property and equipment	$5,473	$8,284

As of December 31, 2020, the Company’s future minimum lease payments under contractual lease obligations are as follows:
Dollars in thousands	Capital Leases	Operating Leases(1)
2021	$2,836	$2,591
2022	1,895	1,994
2023	470	1,614
2024	27	923
2025 & Thereafter	—	546
Total minimum lease commitments	$5,228	$7,668
Less: Current portion of capital lease obligations	(2,836)
Long-term portion of capital lease obligations	$2,392

(1)
Includes all operating leases having an initial or remaining non-cancelable lease term in excess of one year.

Content License Agreements
The Company licenses minimum quantities of theatrical and direct-to-video titles under licensing agreements with certain movie content providers.
•
As of December 31, 2020, there have been no changes in the Company’s agreements with content providers since December 31, 2019. For further information, see Note 15, Subsequent Events.

Total estimated movie content commitments under the terms of the Company’s content license agreements in effect as of December 31, 2020 is presented in the following table:
Dollars in thousands	Total	2021	2022
Minimum estimated movie content commitments	$59,788	$38,319	$21,469
As of December 31, 2020, the Company’s content license agreements are available for rental on the same day and date as the retail release for all major studios.
Legal Matters
From time to time the Company is involved in legal proceedings incidental to the conduct of its business. The Company does not believe that any liability that may result from these proceedings will have a material adverse effect on its consolidated financial statements. During 2020, the Company received $7.0 million in connection with a class action settlement specific to credit card fees, which were included in Direct Operating expenses in the Consolidated Statements of Operations.
Note 12:   Income Taxes
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law in response to the COVID-19 pandemic. The impact of the CARES Act was not material to the Company’s financial statements.
In further response to the COVID-19 pandemic, on December 27, 2020, the Consolidations Appropriations Act, 2021 (“CAA”) was signed into law. The Company does not expect the CAA to have a material impact on its financial statements.
Components of Income Taxes
The Company and its consolidated subsidiaries are included as part of the U.S. consolidated income tax group Aspen Parent, Inc. for the periods presented. The income tax benefit and provisions, income tax payables, related tax payments and deferred tax balances have been prepared as if the Company operated as a standalone taxpayer.
The components of (loss) income before income taxes were as follows:
	Year Ended December 31,
Dollars in thousands	2020	2019	2018
U.S. operations	$(94,707)	$(14,823)	$80,908
Components of Income Tax (Benefit) Expense
The components of income tax (benefit) expense were as follows:
	Year Ended December 31,
Dollars in thousands	2020	2019	2018
Current:
U.S. Federal	$(491)	$11,653	$27,741
State and local	711	4,209	7,955
Total current	$220	$15,862	$35,696
Deferred:
U.S. Federal	(21,489)	(19,467)	(14,496)
State and local	(3,935)	(3,651)	(1,745)
Total deferred	$(25,424)	$(23,118)	$(16,241)
Total income tax (benefit) expense	$(25,204)	$(7,256)	$19,455
Rate Reconciliation
The income tax expense differs from the amount that would result by applying the U.S. statutory rate to income before income taxes as follows:
	Year Ended December 31,
	2020	2019	2018
U.S Federal tax expense at statutory rates	21.0%	21.0%	21.0%
State income taxes, net of federal benefit	3.8%	8.7%	4.6%
Valuation allowance	(0.2)%	(6.8)%	0.1%
Federal research & development credit	2.0%	7.4%	(0.7)%
Uncertain tax benefit on federal research and development credit	(0.5)%	(3.7)%	0.6%
Release of uncertain tax benefits	0.2%	22.1%	(2.2)%
Other	0.4%	0.2%	0.7%
Effective tax rate	26.6%	48.9%	24.0%

Unrecognized Tax Benefits
The aggregate changes in the balance of unrecognized tax benefits were as follows:
	Year Ended December 31,
Dollars in thousands	2020	2019	2018
Balance, beginning of the period	$1,935	$4,558	$5,894
Additions based on tax positions related to the current year	250	150	150
Additions for tax positions related to prior years	215	509	321
Deductions for tax positions related to prior years	(187)	(1,945)	(1,807)
Deductions for tax positions effectively settled	—	(1,337)	—
Balance, end of period	$2,213	$1,935	$4,558
The Company recognizes interest and penalties, if any, related to income tax matters in income tax expense. The Company accrued interest of $0.0 million, $0.3 million and $0.3 million for the years ended December 31, 2020, 2019 and 2018, respectively.
At December 31, 2020, 2019 and 2018, $2.2 million, $1.9 million and $4.6 million, respectively, of unrecognized tax benefits would favorably impact the effective tax rate if recognized.
Tax Years Open for Examination
As of December 31, 2020, there are no open examinations by the U.S. federal taxing authority. As of December 31, 2020, the tax years 2017 through 2018 are still in process for examination by the State of Illinois. In February of 2020, the State of Wisconsin initiated an audit of the Company and its affiliates for the calendar years ending December 31, 2016 through December 31, 2018. In July of 2020, the State of California contacted the Company to initiate an audit of the Company and its affiliates for the calendar years ending December 31, 2017 through December 31, 2018. At this time, an estimate of the range of reasonably possible adjustments cannot be determined for the open audits.
Deferred Income Taxes
Deferred income tax assets and liabilities reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the carrying amounts used for income tax purposes. Future tax benefits for net operating loss and tax credit carryforwards are also recognized to the extent that realization of such benefits is more likely than not.
Deferred tax assets, deferred tax liabilities and tax credit carryforwards are measured using enacted tax rates that are expected to apply to taxable income in the years in which the Company expects to recognize those temporary differences and credits. In determining the Company’s tax provisions, management determined the deferred tax assets and liabilities for each separate tax jurisdiction and considered a number of factors including the positive and negative evidence regarding the realization of its deferred tax assets to determine whether a valuation allowance should be recognized with respect to its deferred tax assets.

Significant components of the Company’s deferred tax assets and liabilities and in the valuation allowance were as follows:
	December 31,
	2020	2019
Deferred tax assets:
Credit carryforwards	$1,117	$1,124
Accrued liabilities and allowances	1,388	614
Compensation accruals	2,750	2,966
Asset retirement obligation liability	1,994	2,257
Deferred revenue	2,237	2,682
Hedge liability	1,200	1,315
Other	253	46
Gross deferred tax assets	10,939	11,004
Less: Valuation Allowance	(1,039)	(851)
Total deferred tax assets	$9,900	$10,153
Deferred tax liabilities:
Property and equipment	(14,172)	(23,250)
Product costs	(3,905)	(7,107)
Prepaid expenses	(284)	(241)
Intangible assets	(30,965)	(44,819)
Goodwill	(1,745)	(1,331)
Total deferred tax liabilities	$(51,071)	$(76,748)
Net deferred tax liabilities	$(41,171)	$(66,595)
Change in Valuation Allowance
During 2020, the Company increased its valuation allowance against certain of its deferred tax assets to reduce them to the value more likely than not to be realized with a corresponding non-cash charge of $0.2 million to its income tax provision. The valuation allowance balance of $1.0 million as of December 31, 2020 compares to a balance of $0.9 million as of December 31, 2019.
State Tax Credits and Expiration Periods
The following table shows the Company’s state tax credits before valuation allowances and related expiration periods.
	December 31, 2020
Dollars in thousands	Amount	Expiration
State tax credits:
Illinois state tax credits	$1,117	2021 – 2025
Total U.S. state tax credits	$1,117
Note 13:   Related-Party Transactions
The Company entered into transactions with New Outerwall and related affiliates, primarily Coinstar, in the ordinary course of business. A description of such transactions and their effects on the accompanying consolidated financial statements are presented below.

The Company receives and provides certain operating support under commercial services agreements with New Outerwall and related affiliates. A summary of the amounts due to/from such related parties, and the related costs, is presented below:
Dollars in thousands	December 31, 2020	December 31, 2019
Due from related party	$73	$2,712
Due to related parties, net	$449	$1,477
Amounts due from related party above includes amounts owed from Coinstar for professional services. The balance in amounts due to related parties primarily includes the unpaid dividends related to employee and Director stock awards.
On January 29, 2021, the Company entered into the Fourth Amendment to the Credit Agreement. Provided under the Credit Agreement, the Company incurred additional principal amount under a Term B-2 Loan in an aggregate principal amount of $25.0 million, which was provided by New Outerwall. The proceeds from the loan will be used for general corporate purposes. The Term B-2 loan ranks pari passu basis with all obligations pursuant to the Credit Agreement. The Company is an indirect, wholly owned subsidiary of New Outerwall, Inc. See Note 6, Debt and Note 15, Subsequent Events, for a further discussion.
With respect to income taxes for the periods, while generally the Company is part of a consolidated group for income tax filings, the income tax benefits and provisions, income tax payables, related tax payments and deferred tax balances reported within have been prepared as if the Company operates as a standalone taxpayer. Deferred taxes have been classified as net liabilities in the respective Consolidated Balance Sheets of the Company. Except for certain separate state tax obligations, the Company generally remits cash to Aspen or New Outerwall to settle any third-party, tax-related obligations, as determined if the Company operated as a standalone taxpayer. Income taxes payable balances, which are included in Accrued and other current liabilities in the Company’s Consolidated Balance Sheet, were $15.8 million as of December 31, 2020 and December 31, 2019. See Note 15, Subsequent Events, for a further discussion.
Note 14:   Additional Supplemental Cash Flow Financial Information
Cash, Cash Equivalents and Restricted Cash
	Year Ended December 31,
Dollars in thousands	2020	2019
Cash and cash equivalents	$5,401	$3,852
Restricted cash	3,526	3,526
Cash, cash equivalents and restricted cash	$8,927	$7,378
Cash Interest and Taxes
	Year Ended December 31,
Dollars in thousands	2020	2019
Cash paid during the period for interest	$29,061	$36,659
Cash paid during the period for income taxes, net	$2,993	$20,907
Non-cash Transactions
	Year Ended December 31,
Dollars in thousands	2020	2019
Purchases of property and equipment financed by capital lease obligations	$338	$6,051
Purchases of property and equipment included in ending trade payables or accrued and other current liabilities	$653	$224

Note 15:   Subsequent Events
On January 15, 2021, the Company entered into a two-year license agreement with Sony Pictures Home Entertainment effective January 1, 2021. The agreement replaces the licensing agreement the Company had in place with Sony that expired on December 31, 2020.
On January 29, 2021, the Company entered into the Fourth Amendment to the Credit Agreement. The Fourth Amendment provided for, among other things, (i) deferral of principal amortization payments until the maturity date, (ii) extension of the maturity date to April 2023, (iii) at the Company’s election, subject to certain liquidity thresholds, a paid in-kind (“PIK”) interest option, and (iv) waiver of all financial covenant requirements.
In addition, provided under the Fourth Amendment the Company incurred an additional principal amount under a Term B-2 Loan in an aggregate principal amount of $25.0 million, which was provided by New Outerwall. New Outerwall indirectly owns 100% of the equity of the Company and is therefore a related party of the Company. The proceeds from the loan will be used for general corporate purposes. The Term B-2 loan ranks pari passu basis with all obligations pursuant to the Credit Agreement.
Pursuant to the Fourth Amendment, interest is payable on the Senior Facilities and the Term B-2 loan entirely in cash or could be paid by increasing the principal amount of the Senior Facilities and Term B-2 loans (PIK interest), or through a combination of cash and PIK interest. Cash interest on the Senior Facilities and Term B-2 loan accrues at a rate of LIBOR plus 7.25% per annum. PIK interest on the Senior Facilities and Term B-2 loan accrues at a rate of LIBOR plus 8.25% per annum.
On March 26, 2021, the Company entered into an asset purchase agreement with Sony DADC US Inc. (the “Seller”) to purchase certain assets and assume certain liabilities of the Seller’s business of providing video content distribution and other related services. The net purchase price, based on the asset value as of the closing date is not expected to be material. The closing of the transaction is subject to certain closing conditions and is expected to occur in the second half of 2021.
On May 16, 2021, the Company became a party to a business combination agreement with Seaport Global Acquisition Corp. (a publicly traded special purpose acquisition company).
The proposed merger is expected to be completed in the second half of 2021, subject to, among other things, approval of the respective party’s shareholders, satisfaction of the conditions stated in the merger agreement and other customary closing conditions. The result of the transaction will transform the Company into a publicly traded entity on the NASDAQ stock exchange. There is no assurance that the transaction will be consummated.
In connection with the planned merger, on May 16, 2021, the Company entered into the Fifth Amendment to its Credit Agreement. The Fifth Amendment, which becomes effective upon consummation of the merger, provides consent to the planned merger and, among other things, extends, the Senior Facilities maturity date to October 2023 and eliminates the PIK Interest option after the consummation of the merger. In addition, among other things, concurrently with the consummation of the merger, i) $15.0 million of cash proceeds from the merger will be used to pay down outstanding borrowings under the Revolving Credit Facility and ii) a minimum of $35.0 of cash proceeds from the merger million plus the product of 0.60 times the Excess Cash Proceeds (as that term is defined in the Fifth Amendment) will be used to pay down outstanding borrowings under the Term B-1 Loans.
In connection with the Company’s impending business combination and restructuring, on June 29, 2021, the Company and New Outerwall determined that it was no longer probable that the income tax payable balances of the Company to New Outerwall would be paid. As such, the Company recorded an entry to reduce Accrued and other current liabilities $15.8 million and increase Additional paid-in capital $15.8 million.
The Company has evaluated subsequent events through July 7, 2021, the date on which the financial statements were issued.

ANNEX A
BUSINESS COMBINATION AGREEMENT
dated as of
May 16, 2021
by and among
SEAPORT GLOBAL ACQUISITION CORP.,
SEAPORT MERGER SUB LLC,
REDWOOD HOLDCO, LP
and
REDWOOD INTERMEDIATE, LLC

A-i

A-ii

A-iii

Exhibits
Exhibit A	—	Form of Subscription Agreement
Exhibit B	—	Form of Support Agreement
Exhibit C	—	Form of Lock-Up Agreement

A-iv

Exhibit D	—	Form of Amended and Restated Registration Rights Agreement
Exhibit E	—	Form of Stockholders Agreement
Exhibit F	—	Form of Acquiror Omnibus Incentive Plan
Exhibit G	—	Form of Amended and Restated Bylaws of Acquiror
Exhibit H	—	Form of Amended and Restated Certificate of Incorporation of Acquiror
Exhibit I	—	Material Terms of Tax Receivable Agreement
Exhibit J	—	Amended and Restated Company LLC Agreement
Exhibit K	—	Material Terms of Second Amended and Restated Company LLC Agreement
Annexes
Annex A	—	Use of Proceeds

A-v

BUSINESS COMBINATION AGREEMENT
This Business Combination Agreement (this “Agreement”), dated as of May 16, 2021, is entered into by and among Seaport Global Acquisition Corp., a Delaware corporation (“Acquiror”), Seaport Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), Redwood Holdco, LP, a Delaware limited partnership (“Parent”), and Redwood Intermediate, LLC, a Delaware limited liability company (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.
RECITALS
WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;
WHEREAS, as of the date of this Agreement, Parent owns 100% of the issued and outstanding equity interests of the Company;
WHEREAS, Merger Sub is a newly formed, wholly owned, direct subsidiary of Acquiror, and was formed for the sole purpose of the Merger;
WHEREAS, the respective boards of directors or similar governing bodies of each of Acquiror, Merger Sub, Parent and the Company have each approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement, in each case, in accordance with applicable Law;
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has delivered to Acquiror and the Company the Company Member Approval;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror and each of the parties subscribing for Acquiror Common Stock thereunder (the “Subscribers”) have entered into certain subscription agreements, dated as of the date hereof (the “Subscription Agreements”), each substantially in the form set forth on Exhibit A, pursuant to which such parties, upon the terms and subject to the conditions set forth therein, shall purchase shares of Acquiror Common Stock at $10.00 per share in a private placement or placements of Acquiror Common Stock, to be consummated concurrently with the Closing;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror, the Company and certain Acquiror Stockholders have entered into certain Support Agreements, dated as of the date hereof (the “Support Agreements”), substantially in the form attached hereto as Exhibit B, providing that, among other things, the Acquiror Stockholders party to the Support Agreements will vote their shares of Acquiror Common Stock in favor of this Agreement and the Transactions;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror, Parent and certain Acquiror Stockholders have entered into certain Lock-Up Agreements, dated as of the date hereof (the “Lock-Up Agreements”), substantially in the form attached hereto as Exhibit C;
WHEREAS, in connection with the consummation of the Transactions, Acquiror, Sponsor, certain Acquiror Stockholders and certain holders of partnership interests of Parent shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), substantially in the form set forth on Exhibit D;
WHEREAS, in connection with the consummation of the Transactions, Acquiror, certain Acquiror Stockholders and Parent, shall enter into that certain Stockholders Agreement (the “Stockholders Agreement”), substantially in the form set forth on Exhibit E;
WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror shall provide an opportunity to its stockholders to have their Acquiror Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror

Organizational Documents, the Trust Agreement and the Proxy Statement in conjunction with, inter alia, obtaining approval from the stockholders of Acquiror for the Business Combination (the “Offer”);
WHEREAS, prior to the consummation of the Transactions, Acquiror shall, subject to obtaining the Acquiror Stockholder Approval, adopt an omnibus incentive plan substantially in the form attached hereto as Exhibit F (the “Acquiror Omnibus Incentive Plan”);
WHEREAS, prior to the consummation of the Transactions, Acquiror shall adopt the amended and restated bylaws (the “Acquiror A&R Bylaws”) in the form set forth on Exhibit G;
WHEREAS, immediately prior to the consummation of the Transactions, Acquiror shall, subject to obtaining the Acquiror Stockholder Approval, adopt the amended and restated certificate of incorporation (the “Acquiror A&R Charter”) in the form set forth on Exhibit H;
WHEREAS, in connection with the consummation of the Transactions, Acquiror, Sponsor, Parent and the Company shall enter into a tax receivable agreement that substantially incorporates the terms set forth on Exhibit I (the “Tax Receivable Agreement”);
WHEREAS, on the Closing Date, prior to the consummation of the Merger, the Company shall amend and restate the Company LLC Agreement to be substantially in the form attached hereto as Exhibit J (the “Amended and Restated Company LLC Agreement”); and
WHEREAS, each of the parties intends that the Merger and the contribution of Aggregate Cash Proceeds, taken as a whole, shall be treated under the principles of Situation 2 of IRS Revenue Ruling 99-5, 1999-1 C.B. 434, as a conversion of the Company from an entity that is disregarded as an entity separate from its owner to a partnership; accordingly, under the principles of IRS Revenue Ruling 99-5, the Merger and the contribution of Aggregate Cash Proceeds, taken as a whole, shall be treated as (i) a contribution of all of the assets of the Company by the regarded owner of Parent to the Company and (ii) a contribution of the Aggregate Cash Proceeds by Acquiror to the Company (the “Intended Tax Treatment”).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub, Parent and the Company agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.01   Definitions.   As used herein, the following terms shall have the following meanings:
“Acquired Company Units” means ten (10) Company Common Units.
“Acquiror and Merger Sub Representations” means the representations and warranties of each of Acquiror and Merger Sub expressly and specifically set forth in Article VI of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Acquiror and Merger Sub Representations are solely made by Acquiror and Merger Sub.
“Acquiror Board” means the board of directors of Acquiror.
“Acquiror Class B Common Stock” means Class B Common Stock, par value $0.0001 per share, of Acquiror.
“Acquiror Common Stock” means Class A Common Stock, par value $0.0001 per share, of Acquiror.
“Acquiror Organizational Documents” means the Certificate of Incorporation and Acquiror’s bylaws, in each case as may be amended from time to time in accordance with the terms of this Agreement.
“Acquiror Outstanding Shares” means a number equal to the sum of (a) the quotient of (i) the Aggregate Cash Raised, divided by (ii) ten (10), plus (b) the Aggregate Common Stock Consideration.
“Acquiror Related Party” means any of (i) Acquiror’s or Merger Sub’s respective former, current or future general or limited partners, stockholders, controlling Persons, direct or indirect equityholders, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, representatives, agents or any their respective assignees or successors, or (ii) any former, current or future general or limited partner, stockholder, controlling Person, direct or indirect equityholder, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the Persons described in clause (i); provided that “Acquiror Related Party” shall not include Acquiror or Merger Sub.
“Acquiror Stockholder” means a holder of Acquiror Common Stock.
“Acquiror Stockholder Redemption” means the right of the Acquiror Stockholders to redeem all or a portion of their Acquiror Common Stock (in connection with the Transactions or otherwise) as set forth in the Acquiror Organizational Documents.
“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Common Stock per warrant.
“Action” means any pending or completed claim, demand, action, litigation, suit, assessment, audit, investigation, arbitration or proceeding, civil, criminal, legal, judicial, investigative or administrative proceeding (whether at law or in equity) or arbitration, whether formal or informal, including any appeals.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise; provided that (other than for purposes of Section 4.06, Section 5.20, Section 5.22, Section 6.14, Section 9.04(b), Article XI and Section 12.14 and the definition of Company Related Party) in no event shall Parent, the Company or any of their respective Subsidiaries be considered an Affiliate of any portfolio company or investment fund affiliated with Apollo Global Management, Inc. (other than any such investment fund holding any direct or indirect equity or ownership interests in Parent) nor shall any portfolio company or investment fund affiliated with Apollo Global Management, Inc. (other than any such investment fund holding any direct or indirect equity or ownership interests in Parent) be considered to be an Affiliate of Parent, the Company or any of their respective Subsidiaries.
“Aggregate Cash Proceeds” means an amount equal to (a) the Aggregate Cash Raised, minus (b) the Outstanding Company Expenses, minus (c) the Outstanding Acquiror Expenses, minus (d) the Company Audited Financials Expenses, minus (e) the Company Broker Expenses, minus (f) the Acquiror Broker Expenses.
“Aggregate Cash Raised” means an amount equal to (a) the aggregate cash proceeds available for release to Acquiror from the Trust Account in connection with the Transactions (after, for the avoidance of doubt, giving effect to all of the Acquiror Stockholder Redemptions), plus (b) the amount of the PIPE Investment Amount actually received by Acquiror prior to or substantially concurrently with the Closing.
“Aggregate Common Stock Consideration” means the aggregate number of shares of Acquiror Class B Common Stock (deemed to have a value of ten dollars ($10.00) per share) issued pursuant to Section 3.01.
“Aggregate Company Units” means a number of Company Common Units equal to the quotient obtained by dividing (i) the Net Equity Value, by (ii) 10.
“Alternative Transaction” means any of the following transactions involving the Company or Acquiror, as applicable (other than the transactions contemplated by this Agreement and the Subscription Agreements): (a) any merger, acquisition consolidation, recapitalization, share exchange, Business Combination or other similar transaction, public investment or public offering, or (b) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than sales of inventory in the ordinary course of business) or any class or series of the capital stock, membership interests or other equity interests of the Company or Acquiror in a single transaction or series of transactions.
“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Business Combination” means “business combination” as such term is used in Section 203 of the DGCL.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.
“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, dated as of November 27, 2020.
“Closing Date Cash” means an amount equal to the aggregate amount of cash of the Company as of the close of business on the day prior to the Closing Date.
“Closing Date Indebtedness” means an amount equal to the aggregate amount of Indebtedness outstanding under the Company Credit Agreement as of immediately prior to the Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) providing compensation or other benefits to any current or former director, officer, employee, consultant or independent contractor (or to any dependent or beneficiary thereof) of the Company, its Subsidiaries or any ERISA Affiliate, including all incentive, bonus, pension, profit sharing, consulting, employment, retirement, deferred compensation, severance, vacation, paid time off, holiday, cafeteria, medical, disability, death benefit, workers’ compensation, fringe benefit, change in control, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices, agreements or arrangements, which are now maintained, sponsored or contributed to by the Company, a Subsidiary of the Company or any ERISA Affiliate, or under which the Company, a Subsidiary of the Company or any ERISA Affiliate has any material Liability or obligations.
“Company Board” means the board of directors of the Company.
“Company Common Units” means the units of the Company designated (a) as “Common Units” pursuant to the Amended and Restated Company LLC Agreement and (b) from and after the Effective Time, as “Common Units” pursuant to the Second Amended and Restated Company LLC Agreement.
“Company Credit Agreement” means the Credit Agreement, dated as of October 20, 2017, among the Company, Redbox Automated Retail, LLC, the lenders party thereto from time to time and HPS Investment Partners, LLC, as administrative agent and collateral agent, as amended and restated by the Incremental Assumption and Amendment Agreement dated as of September 7, 2018, the Amendment No. 2 to Credit Agreement dated as of September 30, 2020, the Amendment No. 3 to Credit Agreement dated as of December 28, 2020 and the Incremental Assumption and Amendment Agreement No. 4 dated as of January 29, 2021 and as further amended, restated or otherwise modified on or prior to the Closing Date.
“Company IP” means all Company Registered IP and all other Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
“Company LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of September 29, 2020.

“Company Member Approval” means the approval and adoption of this Agreement and the Transactions by the written consent of Parent in its capacity as the sole member of the Company, pursuant to the Company’s organizational documents and Section 18-209 of the DLLCA.
“Company Membership Interests” means the membership interests of the Company pursuant to the Company LLC Agreement.
“Company Registered IP” means the Registered IP owned or purported to be owned by the Company or any of its Subsidiaries.
“Company Related Party” means (i) Parent, the Company, its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any of their respective assignees or successors or (ii) any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the Persons described in clause (i).
“Company Representations” means the representations and warranties of the Company and its Subsidiaries expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.
“Company’s Required Funds” means eighty six million dollars ($86,000,000).
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of February 27, 2021, between Acquiror and Redbox Automated Retail, LLC.
“Contracts” means any and all contracts, agreements, deeds, arrangements, subcontracts, licenses, leases, purchase orders, commitments and understandings of any kind to which a Person or any of its assets or properties is bound and all amendments thereof, in each case, which is legally binding (other than any Company Benefit Plans).
“COVID-19” shall mean SARS-CoV-2, coronavirus or COVID-19, and any evolutions, variations or mutations thereof or related or associated health conditions, epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “non-essential business order,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority or industry group in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).
“Delaware Law” means the DGCL, the DLPA and the DLLCA, as applicable.
“Designated Contract” means any Contract in effect on the date hereof between the Company and any of its Subsidiaries, on the one hand, and any studio or retail partner, on the other hand.
“DGCL” means the Delaware General Corporation Law.
“DLLCA” means the Limited Liability Company Act of the State of Delaware.
“DLPA” means the Delaware Revised Uniform Limited Partnership Act.
“Environmental Claim” means any written claim, proceeding, complaint or notice of violation alleging violation of, or Liability under, any Environmental Laws.
“Environmental Laws” means any applicable foreign, federal, state or local Laws or Permits relating to, or imposing standards regarding the protection or cleanup of the environment, any Hazardous Materials Activity, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the exposure of any individual to Hazardous Materials, including protection of health and safety of employees. Environmental Laws shall include, without limitation, the following U.S. statutes: the Federal Insecticide, Fungicide Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic

Substance Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right to Know Act, Hazardous Materials Transportation Act and all analogous or related foreign, federal state or local Law.
“ERISA” means the United States Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) which is considered a single employer with the Company or any Subsidiary of the Company under Section 4001 of ERISA or Section 414 of the Code.
“Exchange Act” means the Securities Exchange Act of 1934.
“Film Financing Credit Agreement” means the Credit, Security, Guaranty and Pledge Agreement, dated as of December 29, 2020, among Redbox Entertainment, LLC, Redbox Holdings, LLC, the guarantors party thereto from time to time, the lenders party thereto from time to time and MUFG Union Bank, N.A., as administrative agent, as amended, rested or otherwise modified on or prior to the Closing Date.
“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.
“Fraud” means, with respect to a party this Agreement, an actual and intentional fraud in the making of any representation or warranty set forth in Article IV (Representations and Warranties of Parent), Article V (Representations and Warranties of the Company) or Article VI (Representations and Warranties of Acquiror and Merger Sub) (as applicable), or in any Transaction Document or in any certificate delivered pursuant hereto or thereto, as applicable; provided, however, that such actual and intentional fraud of such party shall only be deemed to exist if such party had actual knowledge that such representation and warranty made by such party was actually materially breached when made and with the express intention that the party or parties to whom such representation and warranty was made would rely thereon to their detriment.
“Fully Diluted Company Units” means a number of Company Common Units equal to the sum of (a) the Aggregate Company Units, plus (b) the number of Acquiror Outstanding Shares.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, subdivision, agency or instrumentality, arbitrator, court or tribunal and any official of the foregoing.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Hazardous Materials” means any infectious, carcinogenic, radioactive, toxic or hazardous chemical or chemical compound, or any pollutant, contaminant or hazardous substance, material or waste, in each case, whether solid, liquid or gas, including petroleum, petroleum products, by-products or derivatives and asbestos and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Law.
“Hazardous Materials Activity” means the transportation, transfer, recycling, storage, use, disposal, arranging for disposal, treatment, manufacture, removal, remediation, release, exposure of others to, sale or distribution of any Hazardous Materials or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so called eWaste fees) and compliance with any product take-back or product content requirements.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business. For the avoidance of doubt, Indebtedness shall not include Taxes.
“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the Transactions or by any third party challenging the Transactions, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.
“Intellectual Property” means any and all industrial and intellectual property rights and all intangible rights associated therewith, throughout the world, including (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof, (b) all rights in inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information and know-how, (c) all rights in industrial designs and any registrations and applications therefor, (d) all rights in trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, (e) all rights in Internet domain name registrations, Internet and World Wide Web URLs or addresses and social media identifiers (such as a Twitter® Handle) and related accounts, (f) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto and (g) all rights in mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology.
“Law” means any statute, law, ordinance, codes, rule, regulation or Governmental Order, including the common law, in each case, of any Governmental Authority.
“Liability” means any liability, debt, loss, damage, claim, cost, expense or obligation of any nature (including costs of investigation and defense and attorney’s and accountant’s fees, costs and expenses), in each case, whether direct or indirect, known or unknown, accrued or unaccrued, matured or unmatured, fixed or contingent or liquidated or unliquidated.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, charge, easement, lien, right of way, purchase option, right of first refusal, covenant, reservation, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.
“Material Adverse Effect” means any event, change, circumstance, development, condition, effect or state of facts that, individually or in the aggregate with any one or more other events, changes, circumstances, developments, conditions, effects or states of facts that: (i) has had, or would reasonably be expected to have, a material adverse effect on the assets, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that for purposes of this clause (i) only, in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” (except in the case of clauses (a), (b), (d), (f) and (g) below, in each case, to the extent (but only to the extent) that such change disproportionately affects the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated Persons operating in the industries in which the Company and its Subsidiaries operate): (a) any change or development in applicable Laws or GAAP or any official interpretation thereof, (b) any change or development in interest rates or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industry in which the Company or its Subsidiaries operates, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) and clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.02 and Section 5.03 and, to the extent related thereto, the conditions in Section 10.02(a), (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (e) the compliance by the Company or Parent with the terms of this Agreement or the taking by the Company or Parent of any action required or contemplated by this Agreement or with the prior written consent of Acquiror, (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including COVID-19), public health emergencies, government required shutdowns, weather condition, explosion fire, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including large-scale civil unrest, the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel; (h) seasonal fluctuations or downturns in the business of the Company or any of its Subsidiaries substantially consistent with prior seasonal fluctuations or downturns or occasioned by significant external events such as the Summer Olympic Games; and (i) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided that this clause (i) shall not prevent or otherwise affect a determination that any event, change, circumstance, development, effect or state of facts underlying such failure to meet projections, forecasts or budgets has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such event, change, circumstance, development, effect or state of facts is not otherwise excluded from this definition of Material Adverse Effect); or (ii) prevents, materially impairs, materially delays or materially impedes the Company from consummating the Merger or any of the other Transactions.
“Nasdaq” means the Nasdaq Capital Market.
“Net Equity Value” means an amount equal to the sum of (i) $638,000,000, minus (ii) the Closing Date Indebtedness, plus (iii) the Closing Date Cash.
“PCAOB Auditor” means an independent public accounting firm qualified to practice before the Public Company Accounting Oversight Board.
“Permits” means all permits, licenses, certificates of authority, franchises, authorizations, approvals, registrations and other similar consents issued by or obtained from, or required to be obtained from, a Governmental Authority.
“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that relate to amounts not yet delinquent or (B) that are being contested in good faith through appropriate Actions and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, and in each case for which appropriate reserves have been established in accordance with GAAP, (iv) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions) that do not, individually or in the aggregate, materially interfere with the present uses of such real property, (v) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vi) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Financial Statements (which such Liens are referenced or the existence of which such Liens is referred to in the notes to the balance sheet included in the Financial Statements), (vii) requirements and restrictions of zoning, building and other applicable Laws and municipal bylaws, and development, site plan, subdivision or other agreements with municipalities, (viii) statutory Liens of landlords for amounts that are not due and payable, are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (ix) Liens encumbering the fee interest in any Leased Real Property, (x) Liens securing Indebtedness outstanding under the Company Credit Agreement and the Film Financing Credit Agreement and (xi) Liens described on Schedule 1.01(a).
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
“Personal Information” means all information that, alone or in combination with other information held by the Company or any of its Subsidiaries, could be used to identify or is otherwise identifiable with an individual person, and any other personal information that is subject to any Privacy and Security Law.
“Privacy and Security Laws” means any Laws regarding receiving, collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring and storing Personal Information, including federal, state or foreign Laws or regulations regarding (a) data privacy and information security, (b) data breach notification (as applicable) or (c) other Laws governing unauthorized access to or use of Personal Information.
“Proxy Statement” means the proxy statement filed by Acquiror on Schedule 14A with respect to the Special Meeting for the purpose of soliciting proxies from Acquiror Stockholders to approve the Proposals (which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Common Stock in conjunction with a stockholder vote on the Business Combination).
“Redeeming Stockholder” means an Acquiror Stockholder that accepts the Offer or otherwise demands that Acquiror redeem its Acquiror Common Stock for cash in connection with the Transactions and in accordance with the Acquiror Organizational Documents.
“Registered IP” means all registrations and applications for registration or issuance with any Governmental Authority of any Company IP, including domain name registrations.
“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or any other Governmental Authority with jurisdiction over enforcement of any applicable Antitrust Law, as applicable.
“Related Party” means a Company Related Party or an Acquiror Related Party, as applicable.
“Representative” means, as to any Person, any of the officers, directors, managers, employees, agents, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.
“Sanctioned Person” means at any time any person (a) listed on any sanctions-related list of designated or blocked persons; (b) resident in or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea region); or (c) majority-owned or controlled by any of the foregoing.
“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, (d) Her Majesty’s Treasury or (e) other similar Governmental Authority from time to time.

“Schedules” means, as applicable, sections of the disclosure letter of the Company and its Subsidiaries or sections of the disclosure letter of Acquiror and its Subsidiaries.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.
“Software” means computer software programs, including all source code, object code, systems, specifications, network tools, data, databases, firmware, designs and documentation thereto.
“Special Meeting” means a meeting of the holders of Acquiror Common Stock to be held for the purpose of approving the Proposals.
“Sponsor” means Seaport Global SPAC, LLC, a Delaware limited liability company.
“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.
“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, unemployment, compensation, utility, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, franchise, license, branch, excise, severance, production, stamp, escheat or unclaimed property, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, customs duties, sales, use, or other tax, governmental fee or other like assessment, together with any interest, penalty, fine, levy, impost, duty, charge, addition to tax or additional amount imposed with respect thereto (or imposed with respect to any failure to timely or properly file a Tax Return) by a Governmental Authority, whether as a primary obligor or as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group or pursuant to Law, Contract or otherwise.
“Tax Contest” means any audit, suit, conference, action, assessment, investigation, claim, administrative or judicial proceeding, or other similar interaction with the U.S. Internal Revenue Service with respect to any Tax.
“Tax Return” means any return, report, statement, refund, claim, election, disclosure, declaration, information report or return, statement, estimate or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.
“Transaction Documents” means, collectively, this Agreement, the Subscription Agreements, the Support Agreements, the Registration Rights Agreement, Tax Receivable Agreement and any other document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder.
“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Merger.
“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury under the Code.
“Warrant Agreement” means that certain Warrant Agreement, dated as of November 27, 2020, between Acquiror and Continental Stock Transfer & Trust Company, as warrant agent.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.
1.02   Terms Defined Elsewhere in This Agreement.   For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:
Term	Section
Acquiror	Preamble
Acquiror A&R Bylaws	Recitals
Acquiror A&R Charter	Recitals
Acquiror Affiliate Agreement	6.20
Acquiror Benefit Plans	6.06
Acquiror Board Recommendation	9.02(d)
Acquiror Broker Expenses	3.04(b)
Acquiror Change in Recommendation	9.02(d)
Acquiror Cure Period	11.01(c)
Acquiror Designee	8.10(a)
Acquiror Intervening Event	9.02(d)
Acquiror Intervening Event Notice	9.02(d)
Acquiror Intervening Event Notice Period	9.02(d)
Acquiror Omnibus Incentive Plan	Recitals
Acquiror Omnibus Incentive Plan Proposal	9.02(c)
Acquiror SEC Reports	6.11(a)
Acquiror Stockholder Approval	6.02(b)
Additional Proposal	9.02(c)
Affected Period	6.11(g)
Agreement	Preamble
Alternative Proposal	9.09
Amended and Restated Company LLC Agreement	Recitals
Amendment Proposal	9.02(c)
ASC	6.11(g)
ASC 815-40	6.11(g)
Audited Financial Statements	5.07(a)
Business Information Systems	5.11(j)
Certificate of Merger	2.02(b)
Closing	2.04
Closing Date	2.04
Company	Preamble
Company Affiliate Agreement	5.20
Company Audited Financials Expenses	3.04(a)
Company Broker Expenses	3.04(a)
Company Counsel Expenses	3.04(a)
Company Cure Period	11.01(b)

Term	Section
Company Designee	8.10(a)
Company Employee	5.13(k)
Director Proposal	9.02(c)
Effective Time	2.02(b)
Excluded Licenses	5.12(a)(v)
FASB	6.11(g)
Financial Statements	5.07(a)
FLSA	5.13(c)
HPS Designee	8.10(a)
Indemnitee	7.07(a)
Independent	8.10(a)
Independent Designee	8.10(a)
Insurance Policies	5.16
Intended Tax Treatment	Recitals
Interim Period	7.01
IPO Date	6.11(g)
Leased Real Property	5.17(b)
Lock-Up Agreements	Recitals
Material Lease	5.17(b)
Merger	2.02(a)
Merger Sub	Preamble
Nasdaq Proposal	9.02(c)
Offer	Recitals
Open Source Technology	5.11(g)
Outstanding Acquiror Expenses	3.04(b)
Outstanding Company Expenses	3.04(a)
Parent	Preamble
PCAOB Audited Financial Statements	7.06(a)
PIPE Investment Amount	6.22
Proposals	9.02(c)
Proxy Clearance Date	9.02(d)
Registration Rights Agreement	Recitals
Second Amended and Restated Company LLC Agreement	2.05
Stockholders Agreement	Recitals
Subscribers	Recitals
Subscription Agreements	Recitals
Support Agreements	Recitals
Surviving Company	2.02(a)
Surviving Provisions	11.02
Tax Receivable Agreement	Recitals
Terminating Acquiror Breach	11.01(c)
Terminating Company Breach	11.01(b)
Termination Date	11.01(b)

Term	Section
Transaction Proposal	9.02(c)
Transfer Taxes	9.03(a)
Trust Account	6.08(a)
Trust Agreement	6.08(a)
Trustee	6.08(a)
Unaudited Financial Statements	5.07(a)
WARN	5.13(c)
Works	5.11(e)
1.03   Construction.
(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule,” “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and (vii) the word “party” shall mean a party to this Agreement and “parties” shall mean the parties to this Agreement.
(b)   Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(c)   Unless the context of this Agreement otherwise requires, references to statutes shall include all rules and regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(d)   The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(e)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(f)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(g)   The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, mean that a copy of the information or material referred to has been provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form, in each case, no later than two (2) Business Days prior to the date of this Agreement.
1.04   Knowledge.   As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of Parent, the persons set forth on Schedule 1.04(a), in the case of the Company, the persons set forth on Schedule 1.04(b), and, in the case of Acquiror or Merger Sub, the persons set forth on Schedule 1.04(c), and, in each case, after reasonable inquiry.
ARTICLE II
TRANSACTIONS
2.01   Amendment and Restatement of Company LLC Agreement.   On the Closing Date, prior to the consummation of the Merger, the Company and Parent shall amend and restate the Company LLC Agreement to be the Amended and Restated Company LLC Agreement, pursuant to which the issued and outstanding Company Membership Interests shall be unitized into an aggregate number of Company Common Units equal to the Aggregate Company Units.
2.02   The Merger.
(a)   Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company being the surviving company (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) following the Merger and the separate existence of Merger Sub shall cease.
(b)   At the Closing, the parties shall cause a certificate of merger with respect to the Merger in accordance with this Agreement and Delaware Law and in form and substance mutually acceptable to the parties (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and at time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date or time as is agreed by Acquiror and Parent and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).
2.03   Effects of the Merger.   The Merger shall have the effects set forth in this Agreement, Delaware Law and the Certificate of Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, assets, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all of the debts, obligations, restrictions, disabilities, liabilities and duties of the Company and Merger Sub shall become the debts, obligations, restrictions, disabilities, liabilities and duties of the Surviving Company, in each case in accordance with Delaware Law.
2.04   Closing.   Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically through the exchange of documents via email or facsimile on the date which is three (3) Business Days after the date on which all conditions set forth in Article X shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article X of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, the Company and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 209 of the DLLCA.
2.05   Governing Documents.   At the Effective Time, the limited liability company agreement of the Surviving Company shall be amended and restated in a form reasonably satisfactory to Parent and Acquiror, consistent with the Material Terms of the Second Amended and Restated Company LLC Agreement attached hereto as Exhibit K (the “Second Amended and Restated Company LLC Agreement”), until thereafter supplemented or amended in accordance with its terms and Delaware Law (subject to Section 8.02).
2.06   Officers of the Surviving Company.   The parties will take all requisite actions such that the initial officers of the Surviving Company immediately after the Effective Time shall be the individuals set forth in Schedule 2.06, each to hold office in accordance with the provisions of the DLLCA and the certificate of formation and operating agreement of the Surviving Company.
ARTICLE III
EFFECTS OF THE MERGER
3.01   Effect on Company Common Units.   Subject to the provisions of this Agreement:
(a)   at the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company, Parent, any Acquiror Stockholder or any other Person, all of the membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall thereupon automatically be canceled and extinguished and converted into an aggregate number of Company Common Units equal to the Acquired Company Units;
(b)   at the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company, Parent, any Acquiror Stockholder or any other Person, all of the Company Common Units issued and outstanding immediately prior to the Effective Time shall thereupon automatically be canceled and extinguished and converted into, (i) a number of Company Common Units equal to the Aggregate Company Units and (ii) the right to receive a number of shares of Acquiror Class B Common Stock equal to the number of Aggregate Company Units. Following the conversion of the Company Common Units into (x) a number of Company Common Units equal to the Aggregate Company Units pursuant to Section 3.01(b)(i) and (y) the right to receive a number of shares of Acquiror Class B Common Stock equal to the Aggregate Company Units pursuant to Section 3.01(b)(ii), all of the Company Common Units so converted shall no longer be outstanding and shall cease to exist, and each holder of Company Common Units shall thereafter cease to have any rights with respect to such securities, except (A) the number of Company Common Units equal to the Aggregate Company Units pursuant to Section 3.01(b)(i) and (B) the right to receive a number of shares of Acquiror Class B Common Stock equal to the Aggregate Company Units pursuant to Section 3.01(b)(ii); and
(c)   at the Closing, Acquiror shall issue or deliver or cause to be delivered, as applicable, to Parent such number of shares of Acquiror Class B Common Stock as provided in Section 3.01(b)(ii).
3.02   Equitable Adjustments.   If, between the date of this Agreement and the Closing, the outstanding Company Common Units or shares of Acquiror Class B Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or units, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of Company Common Units or shares of Acquiror Common Stock will be appropriately adjusted to provide to Parent and the holders of Acquiror Common Stock the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.02 shall not be construed to permit Acquiror, the Company or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.
3.03   Withholding.   Each of Acquiror, Merger Sub, the Company, the Surviving Company and their respective Affiliates shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law; provided, however, that before making any deduction or withholding pursuant to this Section 3.03 in respect of any non-compensatory payment, Acquiror shall give the Company at least five (5) days, prior written notice of any anticipated deduction or withholding (together with any legal basis therefor) to provide the Company with sufficient opportunity to provide any forms or other documentation or take such other steps in order to avoid such deduction or withholding and shall reasonably consult and cooperate with the Company in good faith to attempt to reduce or eliminate any amounts that would otherwise be deducted or withheld pursuant to this Section 3.03.   To the extent that Acquiror, Merger Sub, the Company, the Surviving Company or their respective Affiliates withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Merger treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or its Subsidiary’s payroll to facilitate applicable withholding. Prior to the Closing, Parent shall deliver, on behalf of its regarded owner, an IRS Form W-9 duly completed and executed by such regarded owner; provided that the sole remedy for Acquiror and its Affiliates for Parent’s failure to provide such a IRS Form W-9 will be to withhold from any amounts otherwise deliverable or payable under this Agreement such amounts as are required by applicable Law.
3.04   Payment of Expenses.
(a)   No sooner than five (5) nor later than two (2) Business Days prior to the Closing Date, the Company shall provide to Acquiror a schedule setting forth a list of all of the following fees, expenses and disbursements incurred by or on behalf of the Company, any Subsidiary of the Company or Parent in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with the invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees, expenses and disbursements for outside counsel incurred in connection with the Transactions other than the Company Audited Financials Expenses (collectively, the “Company Counsel Expenses”), (ii) the fees, expenses and disbursements of any outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the preparation of the PCAOB Audited Financial Statements (collectively, the “Company Audited Financials Expenses”), (iii) the brokerage fees, finders’ fees and other commissions to which the Persons set forth on Schedule 5.15 are entitled in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions based upon arrangements made by the Company, its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation (collectively, the “Company Broker Expenses”) and (iv) the fees, expenses and disbursements of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions other than the Company Audited Financials Expenses and the Company Broker Expenses (together with the Company Counsel Expenses, the “Outstanding Company Expenses”). On the Closing Date, following the Closing, Acquiror shall pay or cause to be paid, by wire transfer of immediately available funds, (x) all of the Company Audited Financials Expenses, (y) all of the Company Broker Expenses and (z) an aggregate amount of the Outstanding Company Expenses up to the lesser of (i) an amount equal to all such Outstanding Company Expenses and (ii) $2,500,000; provided that, on the Closing Date, following the Closing, Parent shall pay or cause to be paid the amount, if any, by which the Outstanding Company Expenses exceed $2,500,000.
(b)   No sooner than five (5) nor later than two (2) Business Days prior to the Closing Date, Acquiror shall provide to the Company a schedule setting forth a list of all of the fees, expenses and disbursements incurred by or on behalf of Acquiror, Merger Sub or Sponsor (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the brokerage fees, finders’ fees and other commissions to which the Persons set forth on Schedule 6.10 are entitled in connection with the preparation, negotiation and execution of this Agreement and the Transactions based upon arrangements made by Acquiror or Merger Sub or any of their respective Affiliates, including Sponsor (collectively, the “Acquiror Broker Expenses”) and (ii) the fees, expenses and disbursements for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of Acquiror, Merger Sub or Sponsor in connection with the preparation, negotiation and execution of this Agreement, the Transactions and the restatement of the Financial Statements for the Affected Period (including the preparation and filing with the SEC of all required reports and other documents required to be filed by Acquiror with the SEC in connection therewith) other than the Acquiror Broker Expenses (the fees, expenses and disbursements described in this clause (ii), collectively, the “Outstanding Acquiror Expenses”). On the Closing Date, following the Closing, Acquiror shall pay or cause to be paid, by wire transfer of immediately available funds, (x) all of the Acquiror Broker Expenses and (y) an aggregate amount of the Outstanding Acquiror Expenses up to the lesser of (i) an amount equal to all such Outstanding Acquiror Expenses and (ii) $1,500,000.
(c)   Except as set forth in this Section 3.04 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction are consummated.
3.05   Post-Closing Contribution.
(a)   Immediately following the Effective Time, Acquiror shall contribute an amount in cash equal to the Aggregate Cash Proceeds to the Company, and the Company shall use such cash in accordance with Annex A hereto.

(b)   In exchange for the contribution of the Aggregate Cash Proceeds pursuant to Section 3.05(a), the Company shall issue and deliver to Acquiror, an aggregate number of Company Common Units equal to (i) the Fully Diluted Company Units, minus (ii) the Aggregate Company Units, minus (iii) the Acquired Company Units.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT
Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), Parent represents and warrants to Acquiror and Merger Sub as follows:
4.01   Organization.   Parent is duly formed, is validly existing and in good standing under the Laws of Delaware. Parent has the requisite entity power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent to enter into and perform its obligations under this Agreement and consummate the Transactions. Parent is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its organizational documents. Parent is duly licensed or qualified and in good standing as a foreign company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent to enter into and perform its obligations under this Agreement and consummate the Transactions.
4.02   Due Authorization.   Parent has all requisite entity power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and (subject to the approvals described in Section 4.04), to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such Transaction Documents by Parent and the consummation of the Transactions have been duly and validly authorized and approved by Parent’s general partner, no other partnership proceeding or approval on the part of Parent is necessary to authorize this Agreement or such Transaction Documents or Parent’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Document will be, duly and validly executed and delivered by Parent and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
4.03   No Conflict.   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.04 or on Schedule 4.03, the execution, delivery and performance of this Agreement and each Transaction Document to which Parent is a party and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of limited partnership, partnership agreement or other organizational documents of Parent or (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to Parent, or any of its properties or assets.
4.04   Governmental Authorities; Consents.   No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent, waiver or authorization from any Governmental Authority is required on the part of Parent with respect to Parent’s execution, delivery or performance of this Agreement or the consummation of the Transactions, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Law and (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which has not had and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent to enter into and perform its obligations under this Agreement and consummate the Transactions.

4.05   Litigation and Proceedings.   There are no pending or, to the knowledge of Parent, threatened, Actions and, to the knowledge of Parent, there are no pending or threatened investigations, in each case, against Parent, or otherwise affecting Parent or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent to enter into and perform its obligations under this Agreement and consummate the Transactions. There is no unsatisfied judgment or any open injunction binding upon Parent which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent to enter into and perform its obligations under this Agreement and consummate the Transactions.
4.06   No Additional Representations and Warranties.   Except as otherwise expressly provided in this Article IV (as modified by the Schedules), none of Parent or any other Person (including Parent’s Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or Representatives) makes any other express or implied representation or warranty with respect to Parent or the Transactions.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation or warranty if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to Acquiror and Merger Sub as follows:
5.01   Organization of the Company.
(a)   The Company is duly formed, is validly existing and in good standing under the Laws of Delaware. The Company has the requisite entity power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The copies of the organizational documents of the Company previously delivered by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement. The Company is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. The Company is duly licensed or qualified and in good standing as a foreign company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)   Schedule 5.01(b) sets forth a true, complete and correct list of each Subsidiary of the Company, and except as set forth on Schedule 5.01(b), the Company does not directly or indirectly own, or hold any rights to acquire, any capital stock, limited liability company or membership interests or other equity interests in any other Person. Each Subsidiary of the Company has been duly formed and is validly existing in good standing under the Laws of the jurisdiction of formation. Each Subsidiary of the Company has the requisite power and authority to own, lease and operate its assets and to conduct its business as presently conducted, and is duly registered, qualified and authorized to transact business and in good standing in each jurisdiction in which the conduct of its business or the nature of its properties requires such registration, qualification or authorization, except where the failure to have such power, authority, approvals, registrations or qualifications has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All of the issued and outstanding equity interests of each Subsidiary that are directly or indirectly owned by the Company have been duly authorized and validly issued, are fully paid and non-assessable, and are owned by the Company or one of its Subsidiaries free and clear of any Lien (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) except Permitted Liens. Each of the Company’s Subsidiaries are in compliance in all material respects with the terms of their respective organizational documents.

5.02   Due Authorization.   The Company and each of its Subsidiaries, as applicable, have all requisite entity power and authority to execute and deliver this Agreement and each other Transaction Document to which they are a party and to perform their obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such Transaction Document by the Company and such Subsidiaries and the consummation of the Transactions have been duly and validly authorized and approved by the Company Board and Parent and each such Subsidiary’s board of directors, board of managers or members, as applicable, and no other company proceeding or approval on the part of the Company and such Subsidiaries, as applicable, is necessary to authorize this Agreement or such Transaction Documents or the Company’s and such Subsidiaries’, as applicable, performance hereunder or thereunder. This Agreement has been, and each such Transaction Document will be, duly and validly executed and delivered by the Company and such Subsidiaries, as applicable, and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company and such Subsidiaries, as applicable, enforceable against the Company and such Subsidiaries, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
5.03   No Conflict.   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.04 or on Schedule 5.03, the execution, delivery and performance of this Agreement and each Transaction Document to which the Company and each of its Subsidiaries, as applicable, is a party and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of formation, bylaws or other organizational documents of the Company or any of its Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or such Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, require any notice under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to any of the terms, conditions or provisions of any Contract of the type described in Section 5.12(a), whether or not set forth on Schedule 5.12(a) or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or its Subsidiaries, except (in the case of clause (b), (c) or (d) above) for such violations, conflicts, breaches, defaults, terminations, amendments or Liens, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.04   Governmental Authorities; Consents.   No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority or any other Person is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the Transactions, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Law and (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which has not had and would not, individually or in the aggregate, have a material adverse effect on the ability of the Company to consummate the Transactions.
5.05   Bankruptcy.   Neither the Company nor any of its Subsidiaries is involved in any Action by or against it as a debtor before any Governmental Authority under the United States Bankruptcy Code or any other insolvency or debtors’ relief act or Law or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official for any part of the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is, or immediately after giving effect to the consummation of the Transactions, will be “insolvent” within the meaning of Section 101(32) of title 11 of the United States Code or any applicable state fraudulent conveyance or transfer Law.
5.06   Capitalization.
(a)   Parent is the sole member of the Company and owns, beneficially and of record, all of the authorized, issued and outstanding limited liability company interests of the Company free and clear of all Liens other than restrictions on transfer under the Company LLC Agreement, the DLLCA or applicable Securities Laws. All of the issued and outstanding limited liability company interests of the Company (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Securities Law and the Company’s organizational documents, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested.
(b)   There are (x) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for the Company Membership Interests or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is obligated or may become obligated to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (y) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests or any securities convertible into or exchangeable for any equity interests of the Company. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s equityholders may vote. As of the date hereof, the Company is not party to any equityholders agreement, voting agreement or registration rights agreement relating to its equity interests and no Person has any preemptive or similar rights to purchase or otherwise acquire securities of the Company pursuant to any provision of Law, the Company’s organizational documents, or any Contract to which the Company is a party. There are no Liens (other than Permitted Liens) with respect to the sale or voting of securities or equity interests of the Company (whether outstanding or issuable).
(c)   As of the date hereof, the outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. Except as set forth on Schedule 5.06(b), as of the date hereof, there are (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries (including any convertible preferred equity certificates), or any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Subsidiaries is obligated or may become obligated to issue or sell any shares of capital stock of, other equity interests in or debt securities of, such Subsidiaries and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company’s Subsidiaries. As of the date hereof, there are no outstanding contractual obligations of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests or any securities convertible into or exchangeable for any equity interests of such of the Company’s Subsidiaries. Except as set forth on Schedule 5.06(c), there are no outstanding bonds, debentures, notes or other indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the such Subsidiaries’ equityholders may vote. Except as set forth on Schedule 5.06(c), the Company’s Subsidiaries are not party to any equityholders agreement, voting agreement or registration rights agreement relating to the equity interests of the Company’s Subsidiaries and no Person has any preemptive or similar rights to purchase or otherwise acquire securities of such Subsidiaries pursuant to any provision of Law, such Subsidiary’s organizational documents, or any Contract to which such Subsidiary is a party. There are no Liens (other than Permitted Liens) with respect to the sale of voting or securities or equity interests of such Subsidiary (whether outstanding or issuable).
5.07   Financial Statements.
(a)   Attached as Schedule 5.07 are (i) the audited consolidated balance sheets of Redbox Automated Retail, LLC and its Subsidiaries as of December 31, 2019 and as of December 31, 2020 and the audited consolidated statement of operations, statements of comprehensive loss, statements of changes in owners’ (deficit) equity and statements of cash flows of the Company and its Subsidiaries for the same period, together with the auditor’s reports thereon (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheets of Redbox Automated Retail, LLC and its Subsidiaries as of March 31, 2021 and the unaudited consolidated statement of operations and statement of cash flows of Redbox Automated Retail, LLC and its Subsidiaries as of March 31, 2021 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and except, in the case of the Unaudited Financial Statements, for the absence of footnotes and other presentation items and normal year-end adjustments) and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries. Other than the Audited Financial Statements, there are no audited financial statements (including any audited consolidated balance sheets, income (loss) statements, statements of comprehensive income (loss), changes in equity and cash flows) for the Company or any of its Subsidiaries with respect to calendar years 2019 and 2020.
(b)   The Company’s system of internal controls over financial reporting (i) is sufficient to provide reasonable assurance in all material respects that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with GAAP, (ii) permits access to financial systems and bank accounts only in accordance with management’s general or specific authorization, and (iii) compares any differences between the recorded accountability for tangible assets, financial assets and bank accounts with the existing tangible assets, financial assets and bank accounts at reasonable intervals (for each such class of assets) and takes appropriate action with respect thereto. The accounting controls of the Company and its Subsidiaries are sufficient to provide reasonable assurances in all material respects that (A) transactions are executed in accordance with management’s general or specific authorization and (B) transactions are recorded as necessary to permit the accurate preparation of consolidated financial statements in accordance with GAAP. Since December 31, 2018, neither the Company nor any of its Subsidiaries has received any material complaint, allegation, assertion or claim regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls.
5.08   Undisclosed Liabilities.   There is no Liability against the Company or its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for Liabilities (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Unaudited Financial Statements in the ordinary course of the operation of business of the Company and its Subsidiaries, (c) disclosed in Schedule 5.08, (d) arising under this Agreement or the performance by the Company of its obligations hereunder, or (e) that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
5.09   Litigation and Proceedings.   There are no pending or, to the knowledge of the Company, threatened, Actions by or against the Company or its Subsidiaries or any property or asset of the Company or its Subsidiaries, or, to the knowledge of the Company, threatened by or against any officer, director, equityholder, employee or agent of the Company or any of its Subsidiaries in their capacity as such or relating to their employment, services or relationship with the Company, its Subsidiaries, or any of their Affiliates that is or would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor its Subsidiaries or any property, asset or business of the Company or its Subsidiaries is subject to any Governmental Order, or, to the knowledge of the Company, any investigation or Action by any Governmental Authority, in each case that is or would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There is no unsatisfied judgment or any open injunction binding upon the Company or its Subsidiaries that is or would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
5.10   Compliance with Laws.
(a)   The Company and each of its Subsidiaries are and, since December 31, 2018, have been, in compliance with and not in conflict with, or in default or violation of, the Laws applicable to each of the Company and its Subsidiaries, including Anti-Corruption Laws, in each case except to the extent that the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since December 31, 2018, neither the Company nor any of its Subsidiaries has received any notice of violation or noncompliance with respect to any Laws applicable to it, in each case other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)   Neither the Company nor any of its Subsidiaries nor any of their respective officers, nor to the knowledge of the Company, any employees, agents, representatives, consultants, partners, licensors and subcontractors or any other Person acting on their behalf, has, directly or indirectly, (i) made, promised, offered or authorized (A) any unlawful payment or the unlawful transfer of anything of value, directly or indirectly, to any government official, employee or agent, political party or any official of such party, or political candidate or (B) any unlawful bribe, rebate, influence payment, kickback or similar unlawful payment or (ii) violated any Anti-Corruption Law applicable to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have been subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws or received any notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.
(c)   The Company and its Subsidiaries have maintained policies and procedures and systems of internal controls as may be required by, and in any event reasonably designed to ensure compliance with, the Anti-Corruption Laws. Neither the Company nor any of its Subsidiaries nor any of their respective officers or employees, nor to the knowledge of the Company, any agents, representatives, consultants, partners, licensors and subcontractors or any other Person acting on their behalf (i) is, or since December 31, 2018 has been, a Sanctioned Person, (ii) has transacted any business directly or knowingly indirectly with any Sanctioned Person in violation of Sanctions or (iii) has taken any action that would cause the Company or any Subsidiary to violate any Sanctions. To the knowledge of the Company, none of the Company nor any Subsidiary is the subject of any allegation, voluntary or involuntary disclosure, investigation, prosecution or other enforcement action related to any Anti-Corruption Laws or Sanctions.
(d)   The Company and each of its Subsidiaries have all Permits necessary to conduct their respective businesses as presently conducted or to own, lease and operate its properties or assets, except where the failure to have any such Permits has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since December 31, 2018, the Company has not received any notice from any Governmental Authority regarding (i) any actual or possible material violation of any Permit, or any failure to comply in any respect with any term or requirement of any Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or adverse modification of any Permit, in each case other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries comply with the terms of all Permits, and no revocation, withdrawal, suspension, cancellation or adverse modification of any Permit is pending or, to the knowledge of the Company, threatened and neither the Company nor any of its Subsidiaries has received any notice from any Governmental Authority threatening to revoke, withdraw, suspend, cancel or modify in an adverse manner any Permit, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Each Permit is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.11   Intellectual Property and Data Privacy and Security.
(a)   Schedule 5.11(a) sets forth, as of the date hereof, a true and complete list of (i) all Company Registered IP, and for all Company Registered IP other than domain names, the owner of such item of Company Registered IP, the jurisdiction in which such item of Company Registered IP has been registered or filed and the applicable registration or serial number, and (ii) all unregistered trademarks owned by the Company or any of its Subsidiaries that are material to the conduct of the business of the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, individually or in the aggregate, all of the Company Registered IP is valid, subsisting, enforceable, and in full force and effect and have not expired or been canceled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees in respect thereof, and all filings related thereto, that are due as of the Closing have been duly made. The Company or a Subsidiary exclusively owns all right, title and interest in and to all Company IP, free and clear of all Liens, except for Permitted Liens. To the knowledge of the Company, (i) no material Company Registered IP is the subject of any opposition, cancellation or similar proceeding before any Governmental Authority other than proceedings that may occur in the ordinary course of business; (ii) neither the Company nor any of its Subsidiaries is subject to any injunction or other specific judicial, administrative, or other order that restricts or impairs its ownership, registrability, enforceability, use or distribution of any material Company Registered IP; and (iii) neither the Company nor any of its Subsidiaries is subject to any current proceeding that the Company reasonably expects would materially and adversely affect the validity, use or enforceability of any material Company Registered IP.
(b)   To the knowledge of the Company, the Company or a Subsidiary, as applicable, owns all right, title and interest in and to, or is licensed to use or otherwise has the right to use all Intellectual Property material to the operation of the business of the Company and its Subsidiaries, taken as a whole, as of the date hereof, free and clear of all Liens, except for Permitted Liens.
(c)   Except for Excluded Licenses, Schedule 5.11(c) sets forth a complete and correct list of all licenses pursuant to which the Company or any Subsidiary licenses or otherwise authorizes the use of any material Company IP. All such licenses are in full force and effect, and are binding obligations of the Company or any Subsidiary of the Company party thereto and, to the knowledge of the Company, the other party or parties thereto. No Company or Subsidiary of the Company that is a party to such license is in default under any such license, and to the knowledge of the Company, no other party or parties to any such license is in default thereunder. Solely with respect to the licenses set forth on Schedule 5.11(c), the consummation of the Transactions contemplated by this Agreement will not (i) cause the Company or any Subsidiary of the Company to be in violation of or default under any such license or (ii) give rise to any termination or modification of, or entitle any other party to terminate or modify, any such license. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any Subsidiary of the Company has granted any third party any right, license, covenant, option, or interest in or to (i) any rights to income, royalties, damages, or payments related to any material Company IP (including damages and payments for past, present or future infringements, misappropriations or other conflicts with any material Company IP) or (ii) the right to sue or recover for past, present or future infringements, misappropriations or other conflicts with any material Company IP.
(d)   Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole, (i) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or violate, and has not infringed, misappropriated or violated in the last three (3) years, any Intellectual Property of any third Person and (ii) there are no Actions pending or threatened in writing or, to the knowledge of the Company, any other claims that assert infringement, misappropriation, or violation by the Company or any of its Subsidiaries of any Intellectual Property of a third Person. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole, to the knowledge of the Company, no third Person is currently infringing, misappropriating or violating any Company IP.
(e)   No present or former officer, director, employee, agent, outside contractor or consultant of the Company or any of its Subsidiaries holds any right, title or interest, directly or indirectly, in whole or in part, in or to any material Company IP. All programs, modifications, enhancements or other inventions, improvements, discoveries, methods or works of authorship (“Works”) that were created by any officer, director, employee, agent, outside contractor, or consultant of the Company or any of its Subsidiaries were made in the regular course of such Person’s employment or service relationship with the Company or applicable Subsidiary using the facilities and resources of the Company or applicable Subsidiary, and as such, constitute “works made for hire” in those jurisdictions that recognize this legal concept or principle. Each present or former officer, director, employee, agent, outside contractor, or consultant of the Company or any of its Subsidiaries who has created or contributed to the creation of Works, or who in the regular course such Person’s employment or service relationship with the Company or Subsidiary would reasonably be expected to create or contribute to the creation of Works, has executed an assignment or similar agreement with the Company or Subsidiary confirming the Company’s or Subsidiary’s ownership of such Works and transferring and assigning to the Company or Subsidiary all right, title and interest in and to such Intellectual Property, or rights in such Intellectual Property have transferred to the Company or Subsidiary by operation of Law. No Governmental Authority or academic institution has any right to, ownership of, or right to royalties for any Company IP.
(f)   The Company and its Subsidiaries have taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of and otherwise protect and preserve the confidentiality of all confidential information and trade secrets that are owned or held by the Company and its Subsidiaries and used in the conduct of the business (including by entering into confidentiality, non-disclosure or similar agreements with all present and former officers, directors, employees, agents, independent contractors of, and consultants to the Company or applicable Subsidiary who had access to or knowledge of such confidential information or trade secrets). To the knowledge of the Company, none of the material confidential information or trade secrets of the Company or any of its Subsidiaries have been used, disclosed or appropriated without authorization. To the knowledge of the Company, no present or former officer, director, employee, agent, independent contractor, or consultant of the Company or any of its Subsidiaries has misappropriated any material trade secrets or other confidential information of any other Person in the course of the performance of responsibilities to the Company or Subsidiary.
(g)   The Company and its Subsidiaries have not used any Software that is available under the GNU Affero General Public License (AGPL), GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), Apache License, BSD licenses or any license that is approved by the Open Source Initiative (www.opensource.org/licenses) (collectively, “Open Source Technology”) in a manner that, with respect to Software included in the Company IP that is material to the business of the Company and its Subsidiaries, taken as a whole, would (A) require disclosure or distribution of such Software in source code form, (B) require the licensing of such Software for the purpose of making derivative works thereof or (C) impose any material restriction on the consideration to be charged for the distribution of such Software.
(h)   Since December 31, 2018, neither the Company nor any Subsidiary has received notice from any Governmental Authority asserting a violation of any Privacy and Security Law and, to the knowledge of the Company, neither it nor any of its Subsidiaries is the subject of any investigation by any Governmental Authority for any potential violation of any Privacy and Security Law.
(i)   Since December 31, 2018, to the knowledge of the Company, neither the Company nor any Subsidiary has suffered any breach in security that has permitted or resulted in any unauthorized access to or disclosure of Personal Information.
(j)   (i) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, in the last two (2) years, there have been no failures, breakdowns, breaches, outages or unavailability of the hardware, firmware, networks, platforms, servers, interfaces, applications, web sites and related systems primarily used in its business (collectively, the “Business Information Systems”), (ii) the Company and each of its Subsidiaries have taken commercially reasonable steps to ensure that, the Business Information Systems are free from any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry) or other Software routines or hardware components intentionally designed to permit unauthorized access, to disable or erase Software, hardware or data or to perform any other similar type of unauthorized activities, including by the use of antivirus Software with the intention of protecting the Business Information Systems from becoming infected by viruses and other harmful code and (iii) the Company and each of its Subsidiaries have implemented commercially reasonable backup, security and disaster recovery plan and business continuity procedures. The Business Information Systems are sufficient in all material respects for the operations of the business of the Company and its Subsidiaries as currently conducted and as contemplated to be conducted as of the Closing.
5.12   Contracts; No Defaults.
(a)   Schedule 5.12(a) contains a listing of all Contracts (other than purchase orders) described in clauses (i) through (xi) below to which, as of the date of this Agreement, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on Schedule 5.12(a) have been delivered to or made available to Acquiror or its agents or representatives.
(i)   any Contract which restricts in any material respect or contains any material limitations on the ability of the Company or its Subsidiaries to compete in any line of business or in any geographic territory;
(ii)   any Contract pursuant to which the Company or its Subsidiaries is a lessor or lessee of any real property or any personal property involving payments in excess of $100,000 per annum;
(iii)   any Contract for the purchase or sale of an interest in real property in excess of $100,000;
(iv)   any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 5.12 and expected to result in revenue or require expenditures in excess of $100,000 in the calendar year ended December 31, 2021 or any subsequent calendar year;
(v)   any Contract pursuant to which the Company or its Subsidiaries is granted, or grants to a third party, a license or any other rights (including any covenant not to sue) in any Intellectual Property (other than (1) intercompany licenses between the Company and any of its Subsidiaries, (2) non-exclusive licenses granted to customers of the Company or its Subsidiaries in the ordinary course of business, (3) off-the-shelf licenses for generally commercially available Software or licenses to Software-as-a-service under generally available terms, with a total dollar value not in excess of $200,000 or (4) licenses for Open Source Technology (“Excluded Licenses”)), which contracts are material to the Company and its Subsidiaries, taken as a whole;
(vi)   any Contract relating to the creation, incurrence, assumption or guarantee of any Indebtedness or to the mortgaging, pledging or otherwise placing a Lien on any asset or equity of the Company or any of its Subsidiaries, other than any Contract for intercompany Indebtedness between the Company or any of its wholly owned Subsidiaries or among any of its wholly owned Subsidiaries, or any capitalized lease relating to the use of equipment, having an outstanding principal amount in excess of $100,000;
(vii)   any Contract under which the Company or any Subsidiary of the Company, directly or indirectly, has agreed to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its wholly owned Subsidiaries), in any such case which, individually, is in excess of $100,000;
(viii)   any Contract pursuant to which the Company has acquired or disposed of or agreed to acquire or dispose of, directly or indirectly, by merger or otherwise (A) a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock or other equity interests or assets that contains material continuing rights or obligations of the Company, including any indemnification, guarantee, “earn-out” or other contingent payment obligations or (B) any ownership interest in any other Person (other than its Subsidiaries) for aggregate consideration under such Contract of at least $100,000;
(ix)   any Contract establishing any partnership, joint venture, limited liability company or other similar equity investment agreements with any Person (other than any Subsidiary of the Company) that is material to the business of the Company and its Subsidiaries taken as a whole;
(x)   any Contract that is a settlement, conciliation or similar Contract with any Governmental Authority (x) with ongoing Liability in excess of $25,000 or (y) that includes any obligation (other than the payment of money) to be performed or the admission of wrongdoing by the Company or any of its Subsidiaries or any of their respective officers or directors; and
(xi)   any Contract that is a Company Affiliate Agreement that will not be terminated at or prior to the Closing.

(b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 5.12(a) and with respect to any Designated Contract, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto is in breach of or default (or would be in breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since December 31, 2018, neither the Company nor its Subsidiaries have received any written or, to the knowledge of the Company, oral claim or notice of breach of or default under any such Contract, (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since December 31, 2018 through the date hereof, neither the Company nor its Subsidiaries has received notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.
5.13   Employees; Company Benefit Plans.
(a)   Schedule 5.13(a) sets forth a complete list of all material Company Benefit Plans other than offer letters with employees that are terminable “at will” or for convenience and, in each case, without the payment of severance or notice pay or other material obligations.
(b)   With respect to each Company Benefit Plan listed in Schedule 5.13(a), the Company has made available to Acquiror, accurate and complete copies of each plan document, as currently in effect, including all amendments thereto (or, if such Company Benefit Plan is not written, a written summary of its material terms), and to the extent applicable, (i) the current summary plan description and any material modifications thereto, (ii) the three most recent annual reports (Form 5500 series) with any required schedules filed with the IRS with respect to such Company Benefit Plan, (iii) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (iv) the most recent determination or opinion letter, if any, issued by the United States Internal Revenue Service with respect to any Company Benefit Plan and any pending request for such a determination letter, (v) the current trust agreement, insurance or group annuity Contract, administration and similar agreements and investment management or investment advisory agreements relating to such Company Benefit Plan and (vi) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for such Company Benefit Plan. All material employee data necessary to administer the Company Benefit Plans is true, accurate, complete and in the possession of the Company and its Subsidiaries and in a form sufficient for the proper administration of the Company Benefit Plans.
(c)   The Company and its Subsidiaries are in material compliance with all applicable Laws regarding employment practices, employee benefits, terms and conditions of employment, equal opportunity, pay equity, discrimination in employment, wrongful discharge, health and safety, collective bargaining, workers’ compensation and unemployment insurance, the payment of social security and other applicable taxes, and wages and hours, including Worker Adjustment and Retraining Notification Act of 1988 (“WARN”), ERISA, the United States Consolidated Omnibus Budget Reconciliation Act of 1985 and the Fair Labor Standards Act of 1938 (“FLSA”), other than instances of noncompliance that have not been and would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any Subsidiary of the Company is subject to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. The Company and its

Subsidiaries are not delinquent in material payments to any current or former employees, consultants or other service providers for any salaries, wages, fees or other amounts required to be reimbursed or otherwise paid.
(d)   Neither the Company nor any of its Subsidiaries has any direct or indirect material Liability with respect to misclassification of any person, including misclassification of a person as (i) an independent contractor rather than as an employee, (ii) an exempt employee rather than as a non-exempt employee with respect to FLSA (or similar state Law) or (iii) a leased employee from another employer rather than as a Company Employee.
(e)   As of the date of this Agreement, there is not presently pending, existing or threatened in writing, any strike, slowdown, picketing, work stoppage or labor dispute, and there have been none in the past three years. Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement, works council or labor Contract, commitments or arrangements with any labor or trade union or other labor organization, and no such agreement is being negotiated by the Company or any Subsidiary thereof and, to the knowledge of the Company, there are no union organizing activities involving the employees of the Company and its Subsidiaries to authorize representation by any labor union. There is no unfair labor practice charge or complaint before the National Labor Relations Board or any other Governmental Authority, nor is there any employment-related Action or Liability pending or, to the Company’s knowledge, threatened by or on behalf of any employees of the Company or any Subsidiary of the Company.
(f)   None of the Company, its Subsidiaries, or any of their ERISA Affiliates, nor any predecessor thereof, sponsors, maintains, administers or contributes to or is required to contribute to, or has ever contributed to or been required to contribute to, or could have any obligation or Liability (actual or contingent) with respect to (i) any employee benefit plan that is or was subject to Section 412 or 430 of the Code or Section 302 or Title IV of ERISA, (ii) any “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 4063 or 4064 of ERISA or Section 413 of the Code) or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(4) of ERISA). None of the Company, its Subsidiaries or any of their ERISA Affiliates has incurred any unsatisfied Liability (including withdrawal Liability) under, and, to the knowledge of the Company, no circumstances exist that would result in any Liability to the Company, any of its Subsidiaries or any of their ERISA Affiliates under, Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.
(g)   Each Company Benefit Plan (and any related trust or other funding vehicle) is and has been established, maintained, operated and administered in material compliance with its terms, any contractual arrangements and applicable Law, including ERISA, the Code and administrative practices of Governmental Authorities (as applicable). Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Company Benefit Plan and, to the knowledge of the Company, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Company Benefit Plan in any material respect.
(h)   There is no material pending or, to the knowledge of the Company, threatened Action relating to a Company Benefit Plan or otherwise involving any such Company Benefit Plan other than routine individual claims for benefits in the ordinary course of business provided for by the Company Benefit Plans, and none of the Company, its Subsidiaries or any Company Benefit Plans have any material outstanding liabilities for Taxes, penalties or fees, in any case, arising from any such Action relating to any Company Benefit Plan. No Company Benefit Plan is, or in the past three years has been, the subject of an audit by any Governmental Authority.
(i)   Except as described in Schedule 5.13(i), the execution and delivery of this Agreement and the consummation of the Transactions (either alone or in combination with another event) will not (i) entitle any current or former director, officer, employee, consultant, or independent contractor of the Company or any of its Subsidiaries to any compensation or benefit becoming due, or any increase thereof, (ii) result in any payment becoming due, accelerate the time of payment or funding or vesting of benefits or increase the amount of compensation due to any current or former director, officer, employee, consultant, or independent contractor of the Company or any of its Subsidiaries, or (iii) result in any forgiveness of Indebtedness or trigger any funding obligation under any Company Benefit Plan that is sponsored or maintained by the Company for the benefit of any current or former director, officer, employee, consultant, or independent contractor of the Company or any of its Subsidiaries.
(j)   Each Company Benefit Plan that provides health or welfare benefits is fully insured or, if not fully insured, is indicated as such on Schedule 5.13(j), and any incurred but not reported claims under any such Company Benefit Plan have been properly accrued in accordance with GAAP. No Company Benefit Plan provides and none of the Company, its Subsidiaries or its ERISA Affiliates have any Liability in respect of post-termination medical or life insurance benefits to any Person, other than as required by Section 4980B of the Code and at the sole expense of the employee.
(k)   With respect to any director, officer or employee of the Company or any of its Subsidiaries (each, a “Company Employee”), and any former director, officer or employee of the Company or any of its Subsidiaries, and any current or former consultant or independent contractor of the Company or any of its Subsidiaries, none of the Company, its Subsidiaries or any ERISA Affiliate of any of them has any indemnity or gross-up obligation for any excise taxes or penalties or interest imposed or accelerated under Section 409A or 4999 of the Code (or any corresponding provisions of foreign, state or local Law relating to Tax).
(l)   No amount or benefit that could reasonably be, or has been, received (whether in cash or property or the vesting of property or the cancellation of Indebtedness) by any current or former Company Employee who is a “disqualified individual” within the meaning of Section 280G of the Code, pursuant to Contracts in existence at the Closing, could reasonably be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the Transactions.
(m)   Each Company Benefit Plan maintained outside the jurisdiction of the United States, or that covers any employee residing or working outside the United States, which is required to be registered or approved by any Governmental Authority, has been so registered and approved, except where failure to register or gain approval will not result in a material Liability, and has been maintained in good standing with applicable requirements of any Governmental Authority.
(n)   There has been no “mass layoff” or “plant closing” (as defined by WARN and the regulations promulgated thereunder or any similar state, local or foreign Law) with respect to the Company or any of its Subsidiaries within the six months prior to the date of this Agreement, and neither the Company nor any of its Subsidiaries has incurred any Liability under WARN that remains unsatisfied.
5.14   Taxes.
(a)   (i) All material Tax Returns required to be filed by or with respect to the Company and its Subsidiaries have timely filed, taking into account any extensions, and all such Tax Returns are true, complete and accurate, (ii) all material Taxes required to be paid by or with respect to the Company and its Subsidiaries have been timely paid other than Taxes that are not yet due or that are being contested in good faith in appropriate Actions, (iii) there are no Liens for material Taxes on any assets of the Company or its Subsidiaries other than Permitted Liens, (iv) no deficiency for any material Tax has been asserted or assessed by a taxing authority against the Company or any of its Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate Actions, (v) the Company and its Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid, (vi) neither the Company nor any of its Subsidiaries is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries or any agreement entered into in the ordinary course of business not primarily related to Taxes), (vii) neither the Company nor any of its Subsidiaries has (x) been a member of any affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or (y) any material Liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation Section 1.1502-6

(or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise by operation of Law and (viii) neither the Company nor any of its Subsidiaries has failed to withhold, collect or timely remit all amounts required to have been withheld, collected and remitted in respect of material Taxes with respect to any payments to a vendor, employee, independent contractor, creditor, stockholder or any other Person.
(b)   There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.
(c)   No audits or other examinations with regard to any material Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing. Within the last three (3) years, no written claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to any material Taxes in that jurisdiction.
(d)   Within the past five (5) years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.
(e)   Neither the Company nor any of its Subsidiaries has been a party to a transaction that, as of the date hereof, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable U.S. Treasury Regulations thereunder (or a similar provision of state Law).
(f)   The Company and its Subsidiaries are not subject to any private letter ruling of the IRS or comparable ruling of any Governmental Authority, and, as of the date hereof, no closing agreement pursuant to Section 7121 of the Code (or any similar provision of any state, local or foreign Law) has been entered into by or with respect to the Company or any of its Subsidiaries in respect of any taxable year for which the statute of limitations has not yet expired.
(g)   To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
(h)   Neither the Company nor any of its Subsidiaries (assuming for this purpose that the Company and each of its Subsidiaries is a regarded entity for U.S. federal income Tax purposes) will be required to include any material item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting, or the use of a cash or an improper method of accounting, for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) deferred revenue or prepaid or deposit amount received on or prior to the Closing Date, or (iv) debt instrument held on or before the Closing Date that was not acquired in the ordinary course of business and was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code.
(i)   Each of the Company and its Subsidiaries has timely and properly collected all material sales, use, value-added, and similar Taxes, and has timely and properly remitted such amounts to the appropriate Governmental Authority. Each of the Company and its Subsidiaries has properly requested, received, and retained all necessary resale certificates, exemption certificates, and other documentation supporting any claimed exemption or waiver of any material Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes.
(j)   The Company and each of its Subsidiaries is, and has been at all times since its date of formation, a disregarded entity within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii) and for all applicable state and local income tax purposes, and no election has been filed with any Governmental Authority to treat the Company or any of its Subsidiaries as an association taxable as a corporation for any Income Tax purposes.

(k)   Notwithstanding anything to the contrary herein, nothing in this Section 5.14 or otherwise in this Agreement shall be construed to provide any representation or warranty as to the amount, condition or availability for use in any taxable period after the Closing Date of any net operating loss, capital loss or Tax credit carryforward or other similar Tax attribute of the Company or any of its Subsidiaries.
5.15   Brokers’ Fees.   No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Company, its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation.
5.16   Insurance.   Schedule 5.16 sets forth a true, correct and complete list of, and the Company has made available to Acquiror, all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations and employees of the Company and its Subsidiaries (collectively, the “Insurance Policies”). Each of the Insurance Policies or renewals thereof are in full force and effect, the Company and its Subsidiaries maintain insurance coverage in such amounts and against such risks as are adequate and customary in the industry for the operation of their respective businesses and as required under any of the Company’s or its Subsidiaries’ applicable leases, all premiums payable under all such Insurance Policies have been paid timely, and the Company and/or its Subsidiaries are in compliance with the terms of such Insurance Policies, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, there is no material claim by the Company or any Subsidiary of the Company pending under any Insurance Policies that has been denied or disputed by the insurer.
5.17   Real Property.
(a)   Neither the Company nor any Subsidiary owns any Real Property.
(b)   Schedule 5.17(b) sets forth a true, correct and complete list, as of the date hereof, of all existing leases, subleases, licenses and other agreements pursuant to which the Company or any of its Subsidiaries uses or occupies, or has the right to occupy, now or in the future, any real property in excess of $100,000 base rent payable annually (such properties, the “Leased Real Property” and each such lease, sublease, license or other agreement, a “Material Lease”). The Company has made available to Acquiror true, correct and complete copies of all Material Leases (including all material modifications, amendments, guaranties and supplements thereto). Each Material Lease is in full force and effect and is binding upon the Company or its Subsidiary, as applicable. With respect to the Leased Real Property, the Company and each of its Subsidiaries is in compliance with such leases in all material respects and has a valid and enforceable leasehold interest in the Leased Real Property, free and clear of all Liens, other than Permitted Liens. Neither the Company nor any Subsidiary has leased or granted to any Person the right to use or occupy any portion of the Leased Real Property.
(c)   The Company and each of its Subsidiaries owns, leases under valid leases or has use of and/or valid access under valid agreements to all material facilities, machinery, equipment and other tangible assets necessary for the conduct of their respective businesses as presently conducted, and all such facilities, machinery, equipment and other tangible assets are in good working condition and repair (ordinary course wear and tear accepted) and are adequate and suitable in all material respects for their present use.
(d)   To the knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any Leased Real Property or give any other party to any such lease the right to terminate or cancel such lease. Neither the Company nor its Subsidiaries have received notice within the twelve (12) months preceding the date hereof of any default under any Leased Real Property.
(e)   Neither the Company nor any Subsidiary has received any notice of any proposed or pending condemnation or eminent domain proceedings with respect to any part of the Real Property.
5.18   Environmental Matters.   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and each of its Subsidiaries are and have been in compliance with all Environmental Laws, including the possession of, and the compliance with, all material Permits required under Environmental Laws, (b) there has not been any Hazardous Materials Activity in violation of Environmental Laws or in a manner that would reasonably be expected to give rise to a material Liability under any Environmental Laws at currently or formerly owned or operated facilities, (c) the Company has provided all Environmental Law audits, including phase 1 reports, (d) neither the Company nor any of its Subsidiaries has received any Environmental Claim, and to the knowledge of the Company, there are no Environmental Claims threatened against the Company, and (e) neither the Company nor any of its Subsidiaries has assumed or undertaken any material Liability of any other Person under any Environmental Laws.
5.19   Absence of Changes.
(a)   Since March 31, 2021, there has not been any change, development, condition, occurrence, circumstance, event or effect relating to the Company or its Subsidiaries that resulted in, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.
(b)   From March 31, 2021 through the date of this Agreement, excluding any deviations from the ordinary course of business of the Company or any of its Subsidiaries or any actions, activities or conduct of the Company or any of its Subsidiaries taken (or not taken) to mitigate, remedy, respond to or otherwise address the effects or impact of COVID-19 on the Company’s or such Subsidiary’s business, including the COVID-19 Measures, shall be deemed to be taken in the “ordinary course of business” for purposes of this Section 5.19(b), the Company and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business.
5.20   Affiliate Agreements.   Schedule 5.20 sets forth a complete and correct list, as of the date hereof, of (a) all written Contracts between the Company or any Subsidiary of the Company, on the one hand, and a Company Related Party (other than employment or consulting agreements entered into with any director, manager, officer or employee of the Company or any Subsidiary in the ordinary course of business or any Company Benefit Plans), on the other hand, (b) a description of any other material business arrangement or relationship between the Company or any Subsidiary of the Company and any Company Related Party (other than in the case of any director, manager, officer or employee of the Company or any Subsidiary, employment or consultancy relationships in the ordinary course of business), (c) any Contract or other arrangement pursuant to which a Company Related Party has any interest in any material asset, real or personal, tangible or intangible, used by the Company or any Subsidiary, and (d) any Contract relating to Indebtedness owed to the Company by an Affiliate or by the Company to any Affiliate (each of the foregoing in clauses (a) through (d), a “Company Affiliate Agreement”).
5.21   Proxy Statement.   None of the information relating to the Company or its Subsidiaries supplied by the Company in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the Acquiror Stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 5.21, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement that were not supplied by or on behalf of the Company for use therein.
5.22   No Additional Representations and Warranties.   Except as otherwise expressly provided in this Article V (as modified by the Schedules), none of the Company, any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Acquiror or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or its Affiliates.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR AND MERGER SUB
Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the Acquiror SEC Reports filed or furnished by Acquiror on or after November 30, 2020 (excluding (x) any disclosures in such Acquiror SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto), each of Acquiror and Merger Sub represents and warrants to the Company and Parent as follows:
6.01   Corporate Organization.
(a)   Acquiror is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware. Acquiror has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement and consummate the Transactions. The copies of the organizational documents of Acquiror previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Acquiror is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Acquiror is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.
(b)   Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware, with full company power and authority to enter into this Agreement and perform its obligations hereunder. Other than Merger Sub, Acquiror has no other Subsidiaries or any equity or other interests in any other Person.
6.02   Due Authorization.
(a)   Each of Acquiror and Merger Sub has all requisite entity power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party and (subject to the approvals described in Section 6.07) (in the case of Acquiror), upon receipt of the Acquiror Stockholder Approval and the effectiveness of the Acquiror Charter Amendment, to perform its respective obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such Transaction Documents by each of Acquiror and Merger Sub and the consummation of the Transactions have been duly and validly authorized by all requisite action and (in the case of Acquiror), except for the Acquiror Stockholder Approval and the effectiveness of the Acquiror Charter Amendment, no other corporate or equivalent proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement or such Transaction Documents or Acquiror’s or Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Document will be, duly and validly executed and delivered by each of Acquiror and Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Document will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against each of Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b)   The affirmative vote of (i) holders of a majority of the outstanding shares of Acquiror Common Stock and Acquiror Class B Common Stock, voting together as a single class, cast at the

Special Meeting shall be required to approve the Transaction Proposal, (ii) holders of a majority of the outstanding shares of Acquiror Common Stock and Acquiror Class B Common Stock, voting together as a single class, cast at the Special Meeting shall be required to approve the Nasdaq Proposal, (iii) (A) holders of a majority of the outstanding shares of Acquiror Common Stock and Acquiror Class B Common Stock, voting together as a single class, and (B) holders of a majority of the outstanding shares of Class B Common Stock, voting separately as a single class, shall be required to approve the Amendment Proposal and (iv) holders of a majority of the outstanding shares of Acquiror Common Stock and Acquiror Class B Common Stock, voting together as a single class, cast at the Special Meeting shall be required to approve the Acquiror Omnibus Incentive Plan Proposal, in each case, assuming a quorum is present, to approve the Proposals are the only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, and the consummation of the Transactions, including the Closing (the approval by Acquiror Stockholders of all of the foregoing, collectively, the “Acquiror Stockholder Approval”).
(c)   At a meeting duly called and held, the Acquiror Board has unanimously: (i) determined that this Agreement and the Transactions are fair to, advisable and in the best interests of Acquiror and its stockholders; (ii) approved the Transactions as a Business Combination; and (iii) resolved to recommend to the stockholders of Acquiror approval of each of the matters requiring the Acquiror Stockholder Approval.
6.03   No Conflict.   The execution, delivery and performance of this Agreement and each of the other Transaction Documents by each of Acquiror and Merger Sub and (in the case of Acquiror), upon receipt of the Acquiror Stockholder Approval and the effectiveness of the Acquiror Charter Amendment, the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Acquiror Organizational Documents, any organizational documents of any Subsidiaries of Acquiror or any of the organizational documents of Merger Sub, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to each of Acquiror or Merger Sub or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, require any notice under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which each of Acquiror or Merger Sub or any their respective Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of Acquiror or Merger Sub, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches, defaults, terminations, amendments or Liens, which have not had and would not, reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.
6.04   Litigation and Proceedings.   There are no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against Acquiror, or otherwise affecting Acquiror or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions. There is no unsatisfied judgment or any open injunction binding upon Acquiror which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.
6.05   Compliance with Laws.
(a)   Except where the failure to be, or to have been, in compliance with such Laws has not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions, Acquiror and its Subsidiaries are, and since November 30, 2020 have been, in compliance in all material respects with all applicable Laws. Neither of Acquiror nor its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by Acquiror or its Subsidiaries at any time since November 30, 2020, which violation would reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.
(b)   Since November 30, 2020, and except where the failure to be, or to have been, in compliance with such Laws has not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions, (i) there has been no action taken by Acquiror, its Subsidiaries or, to the knowledge of Acquiror, any officer, director, manager, employee, agent or representative of Acquiror or its Subsidiaries, in each case, acting on behalf of Acquiror or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither Acquiror nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither Acquiror nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither Acquiror nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.
6.06   Employee Benefit Plans.   Except as may be contemplated by Acquiror Omnibus Incentive Plan Proposal, none of Acquiror, Merger Sub or any of their respective Subsidiaries maintains, contributes to or has any obligation or Liability, or could reasonably be expected to have any obligation or Liability, under, any “employee benefit plan” as defined in Section 3(3) of ERISA or any other material, written plan, policy, program, arrangement or agreement (other than standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by applicable Law) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which Acquiror, Merger Sub or any of their respective Subsidiaries have no remaining obligations or liabilities (collectively, the “Acquiror Benefit Plans”) and neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director, officer or employee of Acquiror, Merger Sub or any of their respective Subsidiaries or (ii) result in the acceleration, vesting or creation of any rights of any stockholder, director, officer or employee of Acquiror, Merger Sub or any of their respective Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.
6.07   Governmental Authorities; Consents.   No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent, waiver or authorization from any Governmental Authority is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution, delivery or performance of this Agreement or the consummation of the Transactions, except for applicable requirements of the HSR Act and any other applicable Antitrust Law, Securities Laws and Nasdaq and the filing and effectiveness of the Certificate of Merger and the Acquiror Charter Amendment.
6.08   Financial Ability; Trust Account.
(a)   As of the date hereof, there is at least one hundred forty-five million one hundred eighty-seven thousand five hundred dollars ($145,187,500) invested in a U.S.-based trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated November 27, 2020, by and between Acquiror and the Trustee (the “Trust

Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. To the knowledge of Acquiror, there are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or (ii) entitle any Person (other than any Acquiror Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated November 30, 2020. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Since December 2, 2020, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. Following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Redeeming Stockholder.
(b)   As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.
(c)   As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.
6.09   Taxes.
(a)   (i) Acquiror has timely filed, taking into account any extensions, all Tax Returns required to be filed by it and all such material Tax Returns are true, complete and accurate, (ii) Acquiror has paid all material Taxes required to be paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate Actions, (iii) there are no Liens for material Taxes on any assets of Acquiror other than Permitted Liens, (iv) no deficiency for any material Tax has been asserted or assessed by a taxing authority against Acquiror which deficiency has not been paid or is not being contested in good faith in appropriate Actions, (v) Acquiror has provided adequate reserves in their financial statements for any material Taxes that have not been paid, (vi) Acquiror is not a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than an agreement entered into in the ordinary course of business not primarily related to Taxes), (vii) Acquiror (x) has not been a member of any affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return or (y) does not have any Liability for the material Taxes of any Person other than Acquiror pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract, or otherwise by operation of Law and (viii) Acquiror has not failed to withhold, collect or timely remit all amounts required to have been withheld, collected and remitted in respect of material Taxes with respect to any payments to a vendor, employee, independent contractor, creditor, stockholder or any other Person.
(b)   There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from Acquiror for any taxable period, and no request for any such waiver or extension is currently pending.
(c)   No audits or other examinations with regard to any material Taxes of Acquiror are presently in progress or have been asserted or proposed in writing. Within the last 3 years, no written claim has been made by a Governmental Authority in a jurisdiction where Acquiror does not file Tax Returns that Acquiror is or may be subject to any material Taxes in that jurisdiction.
(d)   Within the past five (5) years, Acquiror has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.
(e)   Acquiror has not been a party to a transaction that, as of the date hereof, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable U.S. Treasury Regulations thereunder (or a similar provision of state Law).
(f)   Acquiror is not subject to any private letter ruling of the IRS or comparable ruling of any Governmental Authority, and, as of the date hereof, no closing agreement pursuant to Section 7121 of the Code (or any similar provision of any state, local or foreign Law) has been entered into by or with respect to Acquiror in respect of any taxable year for which the statute of limitations has not yet expired.
(g)   To the knowledge of Acquiror, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
(h)   Notwithstanding anything to the contrary herein, nothing in this Section 6.09 or otherwise in this Agreement shall be construed to provide any representation or warranty as to the amount, condition or availability for use in any taxable period after the Closing Date of any net operating loss, capital loss or Tax credit carryforward or other similar Tax attribute of Acquiror.
6.10   Brokers’ Fees.   Except as set forth on Schedule 6.10, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by Acquiror or Merger Sub or any of their respective Affiliates, including Sponsor.
6.11   Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.
(a)   Except as set forth in Section 6.11(g), Acquiror has filed in a timely manner all required proxy statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since November 30, 2020 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). Except as set forth in Section 6.11(g), none of the Acquiror SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 6.11(g), audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.
(b)   Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Except as set forth in Section 6.11(g), such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Except as set forth in Section 6.11(g), such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.
(c)   Acquiror has established and maintained a system of internal controls. Except as set forth in Section 6.11(g), such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.
(d)   There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(e)   Except as set forth in Section 6.11(g), neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.
(f)   To the knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports. To the knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
(g)   Since issuance on December 2, 2020 (the “IPO Date”), the warrants issued by the Acquiror were accounted for as equity within its financial statements, and after discussion and evaluation, including with its independent auditors, the Acquiror has concluded that the warrants should be presented as liabilities as of the IPO date reported at fair value with subsequent fair value remeasurement at each reporting period. Therefore, the Acquiror concluded that its previously issued Financial Statements for the period from July 24, 2020 (Inception) through December 31, 2020 (the “Affected Period”) should be restated because of a misapplication in the guidance around accounting for its outstanding warrants to purchase common stock and should no longer be relied upon. Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants, based on the Acquiror’s application of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40”). The Acquiror reassessed its accounting for Warrants issued on December 2, 2020, in light of the SEC Staff’s published views. Based on this reassessment, the Acquiror determined that the Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in its Statement of Operations each reporting period. The Acquiror intends to restate the Financial Statements for the Affected Period and expects to re-evaluate the effectiveness of its disclosure controls and procedures and internal control over financial reporting as of December 31, 2020.

6.12   Business Activities; Absence of Changes.
(a)   Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, which have not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.
(b)   Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.
(c)   Except as provided in Section 6.11(g), there is no Liability against Acquiror or its Subsidiaries, except for Liabilities (i) reflected or reserved for on Acquiror’s consolidated balance sheet as of December 31, 2020 or disclosed in the notes thereto (other than any such Liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (ii) that have arisen since December 31, 2020 in the ordinary course of the operation of business of Acquiror and its Subsidiaries (other than any such Liabilities as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole) or (iii) disclosed in Schedule 6.12(c).
(d)   Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, which have not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.
(e)   Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.
(f)   Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Transaction Documents, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.
(g)   (i) Since the date of Acquiror’s formation, except as provided in Section 6.11(g), there has not been any change, development, condition, occurrence, event or effect relating to Acquiror or its Subsidiaries which have not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions and (ii) from November 30, 2020 through the date of this Agreement, Acquiror and its Subsidiaries have not taken any action that (A) would require the consent of the Company pursuant to Section 8.03 if such action had been taken after the date hereof or (B) is material to Acquiror and its Subsidiaries, taken as a whole.

6.13   Proxy Statement.   The Proxy Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Proxy Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Proxy Statement.
6.14   No Outside Reliance.   Notwithstanding anything contained in this Article VI or any other provision hereof, Acquiror acknowledges and agrees that Acquiror has, through its Affiliates and its and their respective directors, officers, employees, stockholders, partners, members or representatives, made its own investigation of the Company and that neither the Company nor any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article V, any certificate delivered in accordance with Section 10.02(b) or in any other Transaction Document to which the Company is a party, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing, except as may be expressly set forth in Article V of this Agreement, any certificate delivered in accordance with Section 10.02(b) or in any other Transaction Document to which the Company is a party. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V, any certificate delivered in accordance with Section 10.02(b) or in any other Transaction Document to which the Company is a party, with all faults and without any other representation or warranty of any nature whatsoever.
6.15   Capitalization.
(a)   The authorized capital stock of Acquiror consists of (i) 1,000,000 shares of preferred stock, of which no shares of preferred stock are issued and outstanding as of the date of this Agreement, (ii) 110,000,000 shares of common stock, consisting of 100,000,000 shares of Acquiror Common Stock and 10,000,000 shares of Class B Common Stock, of which (1) 14,375,000 shares of Acquiror Common Stock are issued and outstanding as of the date of this Agreement and 3,593,750 shares of Acquiror Class B Common Stock are issued and outstanding as of the date of this Agreement and (2) 16,843,750 Acquiror Warrants are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Common Stock and Acquiror Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the Acquiror SEC Reports with respect to certain Acquiror Common Stock held by Sponsor.
(b)   Except for this Agreement, the Acquiror Warrants and the Subscription Agreements, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Common Stock or the equity interests of Acquiror or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the Acquiror SEC Reports or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Acquiror Stockholders may vote. Except as disclosed in the Acquiror SEC Reports, Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror. Acquiror does not own any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which Acquiror is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the transactions contemplated by the Subscription Agreements that have not been or will not be waived on or prior to the Closing Date.
(c)   Acquiror is the sole member of Merger Sub and owns, beneficially and of record, all of the authorized, issued and outstanding limited liability company interests of Merger Sub free and clear of all Liens other than restrictions on transfer under the limited liability company agreement of Merger Sub, the DLLCA or applicable Securities Laws. All of the issued and outstanding limited liability company interests of Merger Sub (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Securities Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested.
(d)   Subject to approval of the Proposals, the shares of Acquiror Common Stock to be issued by Acquiror in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of Acquiror and will be capable of effectively vesting in Parent title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable Securities Laws).
(e)   Except as set forth in the Acquiror Organizational Documents and in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Acquiror is a party or by which Acquiror is bound with respect to any ownership interests of Acquiror.
6.16   Nasdaq Stock Market Quotation.   The issued and outstanding shares of Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “SGAMU.” Acquiror is in compliance in all material respects with the rules of the Nasdaq and there is no action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the Nasdaq, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or terminate the listing of Acquiror Common Stock on the Nasdaq. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.
6.17   Contracts; No Defaults.
(a)   Schedule 6.17(a) contains a listing of every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements, this Agreement and the Subscription Agreements) to which, as of the date of this Agreement, Acquiror or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on Schedule 6.17(a) have been delivered to or made available to the Company or its agents or representatives.
(b)   Each Contract of a type required to be listed on Schedule 6.17(a), whether or not set forth on Schedule 6.17(a), was entered into at arm’s length and in the ordinary course of business. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 6.17(a), whether or not set forth on Schedule 6.17(a), (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of Acquiror or its Subsidiaries party thereto and, to the knowledge of Acquiror, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of Acquiror, are enforceable by Acquiror or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of Acquiror, its Subsidiaries or, to the knowledge of Acquiror, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since November 30, 2020, neither Acquiror nor its Subsidiaries have received any written or, to the knowledge of Acquiror, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of Acquiror, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by Acquiror or its Subsidiaries or, to the knowledge of Acquiror, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since November 30, 2020 through the date hereof, neither Acquiror nor its Subsidiaries have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.
6.18   Title to Property.   Except as set forth on Schedule 6.18, neither Acquiror nor any of its Subsidiaries (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.
6.19   Investment Company Act.   Neither Acquiror nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940.
6.20   Affiliate Agreements.   Except as set forth on Schedule 6.20, none of Acquiror or its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any of Acquiror or its Subsidiaries, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or its Subsidiaries or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).
6.21   Takeover Statutes and Charter Provisions.   The Acquiror Board has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Transactions, including the Merger and the issuance of the Aggregate Common Stock Consideration. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to Acquiror or any of its Subsidiaries in connection with this Agreement, the Merger, the issuance of the Aggregate Common Stock Consideration or any of the other Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which Acquiror or any of its Subsidiaries is subject, party or otherwise bound.
6.22   PIPE Investment Amount; Subscription Agreements.   Acquiror has delivered to the Company true, correct and complete copies of each of the Subscription Agreements pursuant to which the Subscribers party thereto have committed, subject to the terms and conditions therein, to purchase shares of Acquiror Common Stock in the aggregate for an aggregate amount equal to fifty million dollars ($50,000,000) (such amount, the “PIPE Investment Amount”). Each of the Subscription Agreements are in full force and effect and are legal, valid and binding upon Acquiror and the Subscribers party thereto, enforceable in accordance with their terms. None of the Subscription Agreements have been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the knowledge of Acquiror, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in the Subscription Agreements have not been withdrawn, terminated or rescinded by the Subscribers party thereto in any respect. As of the date hereof, there are no side letters or Contracts to which

Acquiror or Merger Sub is a party related to the provision or funding, as applicable, of the purchases contemplated by the Subscription Agreements or the Transactions other than as expressly set forth in this Agreement, the Subscription Agreements or any other agreement entered into (or to be entered into) in connection with the Transactions delivered to the Company. Acquiror has fully paid any and all commitment fees or other fees required in connection with the Subscription Agreements that are payable on or prior to the date hereof and will pay any and all such fees when and as the same become due and payable after the date hereof pursuant to the Subscription Agreements. Acquiror has, and to the knowledge of Acquiror, the Subscribers that have executed Subscription Agreements as of the date hereof have, complied with all of its obligations under the Subscription Agreements. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in the Subscription Agreements, other than as expressly set forth in the Subscription Agreements. To the knowledge of Acquiror, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Acquiror or the Subscribers party to Subscription Agreements, (ii) assuming the conditions set forth in Section 10.01 and Section 10.02 will be satisfied, constitute a failure to satisfy a condition on the part of Acquiror or the Subscriber party to a Subscription Agreement or (iii) assuming the conditions set forth in Section 10.01 and Section 10.02 will be satisfied, result in any portion of the amounts to be paid by the Subscribers in accordance with the Subscription Agreements being unavailable on the Closing Date. As of the date hereof, assuming the conditions set forth in Section 10.01 and Section 10.02 will be satisfied, Acquiror has no reason to believe that any of the conditions to the consummation of the purchases under the Subscription Agreements will not be satisfied, and, as of the date hereof, Acquiror is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.
6.23   No Additional Representations and Warranties.   Except as otherwise expressly provided in this Article VI (as modified by the Schedules), neither Acquiror or Merger Sub nor any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or Representatives, has made, or is making, any representation or warranty whatsoever to Parent or the Company or any of their respective Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Parent or the Company or any of their respective Affiliates.
ARTICLE VII
COVENANTS OF THE COMPANY
7.01   Conduct of Business.   From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except (w) as set forth on Schedule 7.01, (x) as expressly contemplated by this Agreement or (z) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law (including COVID-19 Measures), (i) use its reasonable best efforts to conduct and operate its business in the ordinary course, (ii) use reasonable best efforts to preserve intact the current business organization and ongoing businesses of the Company and its Subsidiaries, and maintain the existing relations and goodwill of the Company and its Subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of the Company and its Subsidiaries, (iii) use reasonable best efforts to keep available the services of their present officers, and (iv) use reasonable best efforts to maintain all insurance policies of the Company and its Subsidiaries or substitutes therefor; provided that, other than in respect of the restrictions set forth in subsections (a), (b), (f), (i), (j), (n), and (o) in respect of each of the preceding clauses (i)-(iv), during any period of full or partial suspension of operations related to COVID-19, the Company may, in connection with COVID-19, take such actions as are reasonably necessary (A) to protect the health and safety of the Company’s or its Subsidiaries’ employees and other individuals having business dealings with the Company or its Subsidiaries or (B) to respond to third-party supply or service disruptions caused by COVID-19, and any such actions taken (or not taken) as a result of or in response to COVID-19 shall not be considered a breach of this Section 7.01; provided, further, that following any such suspension, to the extent that the Company or any of its Subsidiaries took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the ordinary course of business, to resume conducting its business in the ordinary course of business in all material respects as soon as reasonably practicable. Without limiting the generality of the foregoing, except (w) as set forth on Schedule 7.01, (x) as expressly contemplated by this Agreement, or (y) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by applicable Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:
(a)   change or amend (whether by merger, consolidation or otherwise) the limited liability company or operating agreement, certificate of formation, articles of organization, certificate of incorporation, bylaws or other organizational documents of the Company or its Subsidiaries;
(b)   (i) make, declare or pay any dividend or distribution (whether in cash, stock or property), except dividends and distributions by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary, (ii) effect any recapitalization, reclassification, split or other change in its capitalization, (iii) issue, sell, transfer, pledge, encumber, grant a Lien upon, dispose of or deliver any of its capital stock, its limited liability company or membership interests or units, or other equity or ownership interests, or securities convertible into or exchangeable for any such capital stock, equity or other ownership interests, or issue, sell, transfer, pledge, encumber, grant a Lien upon, or grant any right, option, restricted equity unit, unit appreciation right, profits interest or other commitment for the issuance of, or distributions with respect to, its capital stock, limited liability company or membership interests or units, or other equity or ownership interests, or split, combine or reclassify any of its capital stock, limited liability company or membership interests or units, or other equity or ownership interests, or (iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock, limited liability company or membership interests or units, or other equity or ownership interests;
(c)   enter into, or amend or modify any material term of (in a manner adverse to the Company or any of its Subsidiaries), terminate (excluding any expiration in accordance with its terms), renew or fail to exercise any renewal rights, or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 5.12(a) (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 5.12(a));
(d)   sell, transfer, lease, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or convey or dispose of any assets, properties or business of the Company and its Subsidiaries (including Company IP), except for (i) transactions solely among the Company and its wholly owned Subsidiaries or among the wholly owned Subsidiaries of the Company, (ii) dispositions of obsolete or worthless assets, (iii) sales of inventory in the ordinary course of business, (iv) transactions pursuant to any Contract existing as of the date of this Agreement, (v) sales, abandonment, lapses of assets or items or materials (in each case other than Company IP) in an amount not in excess of $150,000 individually or $250,000 in the aggregate, (vi) where the Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such Company Registered IP, (vii) Permitted Liens and (viii) non-exclusive licenses of Company IP granted in the ordinary course of business;
(e)   except as otherwise required pursuant to Company Benefit Plans in effect on the date of this Agreement and set forth on Schedule 5.13(a) or applicable Law or in the ordinary course of business, (i) except with respect to the employees set forth on Schedule 7.01(e) subject to the limitations set forth on Schedule 7.01(e), grant or announce any material increase in compensation, benefits or severance to any Company Employee, (ii) adopt, enter into, materially amend or terminate any Company Benefit Plan or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or its Subsidiaries is a party or by which it is bound, or recognize or certify any labor union, works council, labor organization or employee representative as the bargaining representative for any employees of the Company or any of its Subsidiaries, (iii) grant or provide any material severance or termination payments or benefits to any Company Employee, (iv) hire any employee or independent contractor of the Company or its Subsidiaries other than any such employee or independent contractor with an annual base salary of less than $350,000, or terminate any employee of the Company or its Subsidiaries with an annual base salary of $350,000 or more (other than for cause), (v) take any action that will result in the acceleration, vesting or creation of any material right of any Company Employee under any of the Company Benefit Plans, (vi) grant any equity or equity-based compensation or other long-term incentive compensation under any Company Benefit Plan, (vii) forgive any loans, or issue any loans to any employee, officer, director or consultant of the Company or any of its Subsidiaries, (viii) terminate, modify, amend or waive any restrictive covenant agreement or any term thereof in order to make such agreement or term less restrictive, or (ix) implement or announce any layoffs, salary or wage reductions, work schedule changes or other such actions which would trigger notice requirements under WARN;
(f)   adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries, or otherwise merge or consolidate with or into any other Person (other than the Transactions);
(g)   make any capital expenditures (or commitment to make any capital expenditures) that exceed $250,000 individually or $1,000,000 in the aggregate, in each case, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, made available to Acquiror prior to the date hereof;
(h)   make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except (i) extended payment terms for customers in the ordinary course of business, (ii) cash management and treasury activities entered into in the ordinary course of business, and (iii) loans between the Company and its wholly owned Subsidiaries or between the Company’s wholly owned Subsidiaries in the ordinary course of business;
(i)   (i) make (other than on an originally filed Tax Return), change or rescind any material Tax election (provided that if the Company or any of its Subsidiaries makes a Tax election on an originally filed Tax Return during the Interim Period, the Company shall notify Acquiror within 5 Business Days thereof), (ii) change any annual Tax accounting period or any material method of Tax accounting, (iii) file any amended material Tax Return that could materially increase the Taxes payable by the Company or its Subsidiaries, (iv) settle, compromise or abandon any claim, investigation, audit or controversy relating to a material amount of Taxes, or (v) enter into a closing agreement with respect to any material amount of Tax;
(j)   take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment;
(k)   enter into, renew or amend in any material respect any Company Affiliate Agreement;
(l)   commence any Action or release, assign (other than to one of its Affiliates), compromise, settle or satisfy any pending or threatened claim (which shall include any pending or threatened Action) or compromise or settle any Liability, in each case, that (i) exceeds $250,000 individually, (ii) includes the admission of wrongdoing by the Company or any of its Affiliates, (iii) does not include a full release of claims, (iv) imposes any material restrictions, after the Closing, on the operations of the Company or any of its Subsidiaries, or (v) relates to the Transactions;
(m)   incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness in excess of $10,000,000, other than (x) solely between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or (y) in connection with borrowings, extensions of credit and other financial accommodations under the Company Credit Agreement and the Film Financing Credit Agreement;
(n)   enter into any new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement;
(o)   make any change in its fiscal year, financial accounting methods, principles or practices, except insofar as required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law; or
(p)   authorize, commit to or enter into any agreement or undertaking to do any action prohibited under this Section 7.01.

7.02   Inspection.   Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the Transactions or (y) in the judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company or any of its Subsidiaries is bound, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of the respective properties, books, financial statements, internal and external audit reports, projections, plans, systems, Contracts, commitments, Permits, regulatory reports, Tax Returns, records, analyses, and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request; provided that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company. The parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time. From and after the Closing, the Confidentiality Agreement will terminate and be of no force and effect with respect to any information relating to the Company and its Subsidiaries.
7.03   HSR Act and Regulatory Approvals.   In connection with the Transactions, the Company shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. The Company shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to Acquiror as promptly as reasonably practicable all information required for any application or other filing required to be made by Acquiror pursuant to any Antitrust Law. The Company shall use reasonable best efforts to (i) substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act. The Company shall promptly notify Acquiror of any substantive communication with any Governmental Authority or third party with respect to the Transactions, and furnish to Acquiror copies of any notices or written communications received by the Company or any of its Affiliates with respect to the Transactions, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company or its Affiliates to any Governmental Authority concerning the Transactions; provided that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the Transactions without the written consent of Acquiror. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any materials exchanged in connection with this Section 7.03 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel of the Company, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided that the Company may, as it deems advisable and necessary, designate any materials provided to Acquiror under this Section 7.03 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.03 or any other provision of this Agreement shall require or obligate the Company or any of its Subsidiaries or Affiliates to, and Acquiror and its Subsidiaries and Affiliates shall not, without the prior written consent of the Company, agree or otherwise be required to, take any action with respect to the Company or any of its Subsidiaries or Affiliates, including selling, divesting or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or any of its Subsidiaries or Affiliates, or any interest therein.
7.04   [Reserved.]
7.05   No Claim Against the Trust Account.   Each of Parent and the Company acknowledges that Acquiror is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar Business Combination involving the Company and one or more businesses or assets, and each of Parent and the Company has read Acquiror’s final prospectus, dated November 30, 2020 and other Acquiror SEC Reports, the Acquiror Organizational Documents and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. Accordingly, each of Parent and the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future right, title, interest or claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates, and will not seek recourse against the Trust Account at any time. This Section 7.05 shall survive the termination of this Agreement for any reason.
7.06   Proxy Solicitation; Other Actions.
(a)   The Company shall deliver to Acquiror as promptly as reasonably practicable after the date hereof the consolidated audited financial statements of the Company as of December 31, 2020 and December 31, 2019 and for the years ended December 31, 2020, 2019 and 2018 and all notes thereto, accompanied by a report of the PCAOB Auditor (the “PCAOB Audited Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act, and the Securities Act applicable to a registrant. The PCAOB Audited Financial Statements shall comply as to form in all material respects, and shall be prepared in accordance, with U.S. GAAP (as modified by the rules and regulations of the SEC) applied on a consistent basis throughout the periods involved, shall fairly present in all material respects the consolidated financial position of the Company at the date thereof and the results of its operations and cash flows for the period therein indicated. When delivered by the Company to Acquiror after the date hereof, the PCAOB Audited Financial Statements will not reflect any differences from the Financial Statements for the periods shown, except for such differences that would not constitute a Company Material Adverse Effect. All costs incurred in connection with preparing and obtaining the PCAOB Audited Financial Statements shall be borne by the Company.
(b)   The Company agrees to use its reasonable best efforts to provide Acquiror with all information regarding the results of operations, risk factors, management and business of the Company and its Subsidiaries required by Acquiror to be included in the Proxy Statement, including the historical financial statements (including unaudited interim financial statements) of the Company and its Subsidiaries required by Schedule 14A. The Company shall use its reasonable best efforts to, and the Company and its Subsidiaries shall use reasonable best efforts to cause their officers and employees to, in each case, during normal business hours and upon reasonable advanced notice, reasonably cooperate with Acquiror and its counsel in connection with (i) the drafting of the Proxy Statement and (ii) responding in a timely manner to comments on the Proxy Statement from the SEC. Without limiting the generality of the foregoing, the Company shall use its reasonable best efforts to reasonably cooperate with Acquiror in connection with Acquiror’s preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Schedule 14A (it being understood that the obligation to prepare such financial statements shall be the obligation of Acquiror).
(c)   From and after the date on which the Proxy Statement is mailed to the Acquiror Stockholders, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement, such that the Proxy Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 7.06(c) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.
7.07   Tax Indemnity.
(a)   Subject to the last sentence of this Section 7.07(a), until the first (1st) anniversary of the Closing Date, Parent shall indemnify, defend and save and hold harmless Acquiror, the Company and its Subsidiaries (each an “Indemnitee”), and pay on behalf of or reimburse such Indemnitees for the percentage equal to the number of (x) Fully Diluted Company Units minus the Aggregate Company Units divided by (y) the Fully Diluted Company Units of all Taxes of any member of an affiliated group (other than the Company or its Subsidiaries) of which the Company or any of its Subsidiaries (or any predecessor) was a member on or prior to the Closing Date imposed on the Company or any of its Subsidiaries by the United States Internal Revenue Service pursuant Treasury Regulation Section 1.1502-6. In no event shall Parent’s liability under this Section 7.07(a) exceed $10 million.
(b)   If the United States Internal Revenue Service shall provide notice to Acquiror, the Company or their respective Affiliates of a proposed Tax Contest, which, if successful, could result in an indemnity payment to an Indemnitee pursuant to Section 7.07(a), then Acquiror shall give prompt written notice to Parent of such claim, including reasonable detail of the basis for any such claim and any documents in support thereof.
(c)   In the case of a Tax Contest with respect to the Company or any of its Subsidiaries after the Closing Date that relates to Taxes for which the Indemnitees are indemnified under Section 7.07(a), Parent shall control the conduct of such Tax Contest, but Parent shall keep Acquiror reasonably informed regarding such Tax Contest and Parent shall not be able to settle, compromise and/or concede any portion of such Tax Contest without the consent of Acquiror, which consent shall not be unreasonably withheld, delayed or conditioned.
(d)   Acquiror, the Company and the Subsidiaries of the Company agree to furnish or cause to be furnished to Parent, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company and its Subsidiaries as is reasonably requested the preparation, prosecution, defense or conduct of any Tax Contest described in Section 7.07(b). Any information obtained under this Section 7.07(d) shall be kept confidential, except as may be otherwise necessary in connection with the conduct of a Tax Contest.
(e)   It is the intention of the parties to treat any indemnity payment made under Section 7.07(a) as an adjustment to the contributions described in the definition of the Intended Tax Treatment for U.S. federal, state, local and non-U.S. Tax purposes, and the parties agree to file their Tax Returns accordingly, except as otherwise required by a change in applicable law or a final determination.
ARTICLE VIII
COVENANTS OF ACQUIROR
8.01   HSR Act and Regulatory Approvals.
(a)   In connection with the Transactions, Acquiror shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Acquiror shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to the Company as promptly as reasonably practicable all information required for any application or other filing required to be made by the Company pursuant to any Antitrust Law.

(b)   Acquiror shall request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.
(c)   Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including selling, divesting or otherwise disposing of, licensing, holding separate or taking or committing to take any action that limits in any respect Acquiror’s or the Company’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company and its Subsidiaries; provided that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.01 or any other provision of this Agreement shall require or obligate Acquiror or any other Person to take any actions with respect to Acquiror’s Affiliates, Sponsor, the Subscriber, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, Sponsor, the Subscriber or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, Sponsor or of any such investment fund or investment vehicle.
(d)   Acquiror shall promptly notify the Company of any substantive communication with, and furnish to the Company copies of any notices or written communications received by, Acquiror or any of its Affiliates and any third party or Governmental Authority with respect to the Transactions, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed communications by Acquiror or its Affiliates to any Governmental Authority concerning the Transactions; provided that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the Transactions without the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Acquiror agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any materials exchanged in connection with this Section 8.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel of Acquiror, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided that Acquiror may, as it deems advisable and necessary, designate any materials provided to the Company under this Section 8.01 as “outside counsel only.”
(e)   Acquiror shall not, and shall cause its Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Regulatory Consent Authorities or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Transaction; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the Transactions. Notwithstanding anything in this Agreement to the contrary, the restrictions and obligations set forth in this Section 8.01(e) shall not apply to or be binding upon Acquiror’s Affiliates, Sponsor, the Subscribers, their respective Affiliates or any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, Sponsor, the Subscribers or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, Sponsor, Subscribers or of any such investment fund or investment vehicle.
8.02   Indemnification and Insurance.
(a)   From and after the Effective Time, Acquiror and the Surviving Company agree that they shall indemnify and hold harmless each present and former director and officer of the Company and each of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or its Subsidiaries, as the case may be, would have been permitted under applicable Law and its certificate of formation, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Company and its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of formation (if applicable), limited liability company agreement and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of such certificates of formation (if applicable), limited liability company agreements and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Company and their respective Subsidiaries to, honor each of the covenants in this Section 8.02(a).
(b)   For a period of six (6) years from the Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are covered by the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies as of the date of this Agreement (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms that are, in the aggregate, not less favorable than the terms of such current insurance coverage with respect to claims arising out of or relating to events which occurred before or at the Effective Time, except that in no event shall Acquiror or its Subsidiaries be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company and its Subsidiaries for such insurance policy for the year ended December 31, 2020; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.02 shall be continued in respect of such claim until the final disposition thereof.
(c)   Notwithstanding anything contained in this Agreement to the contrary, the obligations of Acquiror and the Surviving Company set forth in this Section 8.02 shall survive the consummation of the Merger and shall be binding on the successors and assigns of Acquiror and the Surviving Company. In the event that Acquiror, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 8.02. The obligations of Acquiror and the Surviving Company under this Section 8.02 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director and officer of the Company and each of its Subsidiaries to whom this Section 8.02 applies without the consent of the affected Person.

8.03   Conduct of Acquiror During the Interim Period.
(a)   During the Interim Period, except as set forth on Schedule 8.03 or as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, Acquiror shall not, and shall not permit any of its Subsidiaries to:
(i)   change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of Merger Sub, other than to effectuate the Acquiror A&R Charter and the Acquiror A&R Bylaws;
(ii)   (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of any shares of Acquiror Common Stock required by the Offer or as otherwise required by Acquiror’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;
(iii)   (i) make (other than on an originally filed Tax Return), change or rescind any material Tax election (provided that if Acquiror makes a Tax election on an originally filed Tax Return during the Interim Period, Acquiror shall notify Parent within 5 Business Days thereof), (ii) change any annual Tax accounting period or any material method of Tax accounting, (iii) file any amended material Tax Return that could materially increase the Taxes payable by Acquiror, (iv) settle, compromise or abandon any claim, investigation, audit or controversy relating to a material amount of Taxes or (v) enter into a closing agreement with respect to any material amount of Tax;
(iv)   take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment;
(v)   enter into, renew or amend in any material respect, any Acquiror Affiliate Agreement (or any Contract, that if existing on the date hereof, would constitute an Acquiror Affiliate Agreement);
(vi)   enter into, or amend or modify any material term of (in a manner adverse to Acquiror or any of its Subsidiaries), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 6.17 (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 6.17(a)) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Acquiror or its Subsidiaries is a party or by which it is bound;
(vii)   waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any Liability;
(viii)   incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;
(ix)   (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (ii) the Transactions (including the transactions contemplated by the Subscription Agreements) or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein, other than pursuant to the Sponsor Agreement;

(x)   except as contemplated by the Acquiror Omnibus Incentive Plan, (i) adopt or amend any Acquiror Benefit Plan, or enter into any employment contract or collective bargaining agreement or (ii) hire any employee or any other individual to provide services to Acquiror or its Subsidiaries following Closing;
(xi)   (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Acquiror or its Subsidiaries (other than the Transactions);
(xii)   make any capital expenditures;
(xiii)   make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;
(xiv)   enter into any new line of business outside of the business currently conducted by Acquiror and its Subsidiaries as of the date of this Agreement;
(xv)   make any change in financial accounting methods, principles or practices, except insofar as may have been required as a result of the restatement described in Section 6.11(g), by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;
(xvi)   voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Acquiror and its Subsidiaries and their assets and properties; or
(xvii)   authorize, commit to or enter into any agreement or undertaking to do any action prohibited under this Section 8.03.
(b)   During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.
8.04   Trust Account.   Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article X), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed at Closing in accordance with the Trust Agreement for the following: (a) the redemption of any shares of Acquiror Common Stock in connection with the Offer; (b) any amounts necessary to pay any Taxes; (c) the payment of the Outstanding Company Expenses, the Company Audited Financials Expenses, the Company Broker Expenses, the Acquiror Broker Expenses and Outstanding Acquiror Expenses pursuant to Section 3.04; and (c) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a), (b), and (c) to be disbursed to Acquiror.
8.05   Inspection.   Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror or any of its Subsidiaries is bound, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request. The parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.
8.06   Acquiror Nasdaq Listing.
(a)   From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Common Stock to be listed on, the Nasdaq.
(b)   Acquiror shall use reasonable best efforts to cause the Acquiror Common Stock to be issued in connection with the Transactions to be approved for listing on the Nasdaq as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date.
8.07   Acquiror Public Filings.   From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.
8.08   Financing.   Acquiror and Merger Sub shall take, or cause to be taken, as promptly as practicable after the date hereof, all actions, and to do, or cause to be done, all things necessary (including enforcing its rights under the Subscription Agreements), on or prior to the Closing Date, to consummate the purchases contemplated by the Subscription Agreements on the terms and conditions described or contemplated therein, including using its reasonable efforts to enforce its rights under the Subscription Agreements to cause the Subscribers to pay to (or as directed by) Acquiror the applicable purchase price under each Subscriber’s applicable Subscription Agreement in accordance with its terms.
8.09   Additional Insurance Matters.   Prior to the Closing, Acquiror shall obtain directors’ and officers’ liability insurance that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Acquiror and its Subsidiaries (including the directors and officers of the Company and its Subsidiaries) at and after the Closing on terms not less favorable than the better of (a) the terms of the directors’ and officers’ liability insurance in place for the Company’s and its Subsidiaries’ directors and officers as of the date of this Agreement (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Acquiror and its Subsidiaries (including the Company and its Subsidiaries).
8.10   Director and Officer Appointments.   Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and Nasdaq listing requirements, Acquiror shall take all actions necessary or appropriate such that immediately following the Closing:
(a)   the Acquiror Board shall consist of nine (9) directors, which shall initially include the following, each such individual to serve as a Class I director, Class II director, or Class III director as set forth on Schedule 8.10(a) hereto and subject to the provisions of the A&R Charter and the Stockholders Agreement: (i) two (2) individual director nominees (at least one (1) of which shall be independent under Nasdaq requirements for audit committee independence (“Independent”)) reasonably satisfactory to the Company to be designated by Acquiror pursuant to written notice to be delivered to the Company as soon as reasonably practicable following the date of this Agreement (each, an “Acquiror Designee”); (ii) one (1) individual Independent director nominee reasonably satisfactory to the Company and Acquiror (the “Independent Designee”); (iii) the current Chief Executive Officer of the Company; (iv) one (1) individual Independent director nominee reasonably satisfactory to the Company designated by HPS Investment Partners, LLC (the “HPS Designee”); and (v) four (4) director nominees (at least one (1) of which shall be Independent) to be designated by the Company pursuant to written notice to Acquiror as soon as reasonably practicable following the date of this Agreement (each a “Company Designee”);

(b)   HPS Investment Partners, LLC shall have the right to designate one (1) non-voting observer to the Acquiror Board who is reasonably satisfactory to the Company; and
(c)   the initial officers of Acquiror shall be as set forth on Schedule 8.10(c) (as may be updated by written agreement among the parties prior to the Closing), who shall serve in such capacity in accordance with the terms of the Acquiror A&R Charter and the Acquiror A&R Bylaws following the Closing.
8.11   Bylaws.   Prior to the consummation of the Transactions, Acquiror shall adopt the Acquiror A&R Bylaws.
8.12   Acquiror A&R Charter.   Acquiror shall adopt the Acquiror A&R Charter immediately prior to the consummation of the Transactions.
8.13   Restatement of Financial Statements.   As promptly as reasonably practicable after the date hereof, Acquiror shall prepare and file with the SEC all required reports and other documents required to be filed by it with the SEC in connection with the restatement of the Financial Statements for the Affected Period.
ARTICLE IX
JOINT COVENANTS
9.01   Support of Transaction.   Without limiting any covenant contained in Article VII or Article VIII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 7.03 and Section 8.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.01, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions; (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to material Contracts with the Company or its Subsidiaries; and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub, the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions.
9.02   Preparation of Proxy Statement; Special Meeting.
(a)   As promptly as practicable following the execution and delivery of this Agreement (and in any event on or prior to the tenth (10th) Business Day following the delivery of all information required by Section 7.06(a)), Acquiror and the Company shall use their respective reasonable best efforts to prepare and mutually agree upon (such agreement not to be unreasonably withheld or delayed), and Acquiror shall file with the SEC, the Proxy Statement which will be used as a proxy statement for the Special Meeting with respect to the Proposals (as defined below).
(b)   Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement and any amendment to the Proxy Statement filed in response thereto. If Acquiror or the Company becomes aware that any information contained in the Proxy Statement shall have become false or misleading in any material respect or that the Proxy Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) Acquiror, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Proxy Statement. Acquiror and the Company shall use reasonable best efforts to cause the Proxy Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the Acquiror Stockholders in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Each of the Company and Acquiror shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.
(c)   Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Business Combination and the adoption and approval of this Agreement (the “Transaction Proposal”), (ii) approval of the Acquiror A&R Charter (the “Amendment Proposal”) and each change to the Acquiror A&R Charter that is required to be separately approved, (iii) to the extent required by the Nasdaq listing rules, approval of the issuance of the Aggregate Common Stock Consideration together with the Acquiror Common Stock pursuant to the Subscription Agreements (the “Nasdaq Proposal”), (iv) the approval and adoption of the Acquiror Omnibus Incentive Plan (the “Acquiror Omnibus Incentive Plan Proposal”), (v) the election of directors effective as of Closing as contemplated by Section 8.10 (the “Director Proposal”), (vi) adjournment of the Special Meeting, if necessary, for up to 15 days to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals and (vii) approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Transaction (the “Additional Proposal” and together with the Transaction Proposal, the Amendment Proposal, the Nasdaq Proposal, the Acquiror Omnibus Incentive Plan Proposal and the Director Proposal the “Proposals”). The Acquiror Omnibus Incentive Plan Proposal shall provide that an aggregate number of shares of Acquiror Common Stock equal to the percentage set forth on Schedule 9.02(c) of the outstanding shares of Acquiror Common Stock as of Closing shall be reserved for issuance pursuant to the Acquiror Omnibus Incentive Plan, subject to annual increases as provided therein. Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by the Acquiror Stockholders at the Special Meeting.
(d)   Acquiror shall (i) as promptly as practicable following the Proxy Clearance Date (as defined below) (and in no event later than the date the Proxy Statement is required to be mailed in accordance with clause (ii) below) establish the record date (which record date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL (which Special Meeting shall be held not more than 15 days after the date on which Acquiror commences the mailing of the Proxy Statement to its stockholders of record in accordance with clause (ii) below), (ii) cause the Proxy Statement to be mailed to its stockholders of record, as of the record date, as promptly as practicable (but in no event later than three (3) Business Days except as otherwise required by applicable Law) following the earlier to occur of: (A) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; or (B) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (such earlier date, the “Proxy Clearance Date”) and (iii) after the Proxy Clearance Date, solicit proxies from the Acquiror Stockholders to vote in accordance with the recommendation of the Acquiror Board with respect to each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its stockholders that they approve the Proposals (the “Acquiror Board Recommendation”) and shall include the Acquiror Board Recommendation in the Proxy Statement, unless the Acquiror Board shall have changed the recommendation in accordance with this Section 9.02(d). The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation (an “Acquiror Change in Recommendation”); provided that if, at any time prior to obtaining the Acquiror Stockholder Approval, the Acquiror Board determines in good faith, in response to an Acquiror Intervening Event, after consultation with its outside legal counsel, that the failure to make an Acquiror Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law, Acquiror or the Acquiror Board may, prior to obtaining the Acquiror Stockholder Approval, make an Acquiror Change in Recommendation; provided, further, that Acquiror will not be entitled to make, or agree or resolve to make, an Acquiror Change in Recommendation unless (x) Acquiror delivers to the Company a written notice (an “Acquiror Intervening Event Notice”) advising the Company that the

Acquiror Board proposes to take such action and containing the material facts underlying the Acquiror Board’s determination that an Acquiror Intervening Event has occurred (it being acknowledged that such Acquiror Intervening Event Notice shall not itself constitute a breach of this Agreement), and (y) at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice (such period from the time the Acquiror Intervening Event Notice is provided until 5:00 p.m. New York City time on the fifth (5th) Business Day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice (it being understood that any material development with respect to an Acquiror Intervening Event shall require a new notice but with an additional four (4) Business Day (instead of five (5) Business Day) period from the date of such notice), the “Acquiror Intervening Event Notice Period”), the Acquiror Board reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make an Acquiror Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law. If requested by the Company, Acquiror will and will use its reasonable best efforts to cause its Representatives to, during the Acquiror Intervening Event Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for an Acquiror Change in Recommendation. For the purposes of this Agreement, “Acquiror Intervening Event” means any material event, fact, development, circumstance or occurrence that (I) was not known and was not reasonably foreseeable to the Acquiror Board as of the date hereof and that becomes known to the Acquiror Board after the date of this Agreement or (II) does not relate to an Alternative Proposal; provided, however, that (1) any change in the price or trading volume of Acquiror Common Stock and (2) any change, event, circumstance, occurrence, effect, development or state of facts that is not taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur pursuant to clauses (a), (b), (f), (g) and (h) of the definition thereof (other than as expressly contemplated by the second parenthetical in clause (i) of the definition of Material Adverse Effect) shall not be taken into account for purposes of determining whether an Acquiror Intervening Event has occurred.
9.03   Tax Matters.
(a)   Transfer Taxes.   Notwithstanding anything to the contrary contained herein, the Company shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (“Transfer Taxes”). The Company shall file all necessary Tax Returns with respect to all such Transfer Taxes, and, if required by applicable Law, Acquiror will join in the execution of any such Tax Returns. The Company and Acquiror agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.
(b)   Tax Treatment.   Acquiror, Merger Sub and the Company intend that the Merger shall qualify for the Intended Tax Treatment. None of the parties or their respective Affiliates shall take or cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent the Merger from qualifying for such Intended Tax Treatment. Each party shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. final determination), cause all Tax Returns to be filed on a basis consistent with the Intended Tax Treatment. Each of the parties agrees to use its reasonable best efforts to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority.
9.04   Confidentiality; Publicity.
(a)   Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. At the Effective Time, the Confidentiality Agreement shall terminate with respect to information relating to the Company and its Subsidiaries.
(b)   None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions or any matter related to the foregoing, without first obtaining the prior consent of the Company or

Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their reasonable best efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, (i) each party and its Affiliates may make announcements and may provide information regarding this Agreement and the Transactions to their respective owners, their Affiliates and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors without the consent of any other party hereto and (ii) the Company, Parent and their respective Affiliates, without consulting with Acquiror, or Merger Sub, may provide ordinary course communications regarding this Agreement, any of the other Transaction Documents and the Transactions to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions; provided, further, that subject to Section 7.02 and this Section 9.04, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third-party consent.
9.05   Post-Closing Cooperation; Further Assurances.   Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.
9.06   Acquiror Omnibus Incentive Plan.   Prior to the Closing Date, Acquiror shall adopt, subject to Acquiror Stockholder Approval, the Acquiror Omnibus Incentive Plan providing for the issuance of the number of shares of Acquiror Common Stock as set forth therein (with such changes as may be agreed to in writing by Acquiror and the Company) to be effective in connection with the Closing.
Acquiror shall, prior to the Effective Time, approve and adopt, subject to obtaining the Acquiror Stockholder Approval, the Acquiror Omnibus Incentive Plan to be effective in connection with the Closing.
9.07   Termination of Affiliate Agreements.
(a)   On or prior to the Closing, the Company shall, and shall cause its Subsidiaries to, terminate, with no further Liability thereunder and without any cost or Liability or other obligation to the Company and its Subsidiaries, all Company Affiliate Agreements other than those set forth on Schedule 9.07(a).
(b)   On or prior to the Closing, Acquiror shall, and shall cause Merger Sub to, terminate, with no further Liability thereunder and without any cost or Liability or other obligation to Acquiror or its Subsidiaries, all Acquiror Affiliate Agreements other than those set forth on Schedule 9.07(b).
9.08   Section 16 Matters.   Prior to the Closing, the board of directors of each of Acquiror and the Company, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Acquiror following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.
9.09   Exclusivity.   During the Interim Period, none of Acquiror, Parent or the Company shall take, or permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement, letter of intent, memorandum of understanding or agreement in principle with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the parties hereto or their respective Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, relating to any Alternative

Transaction, other than (a) with Acquiror, the Company and Parent, or (b) to the extent that the Acquiror Board determines in good faith, in response to an Acquiror Intervening Event, that the failure to take any such action would be inconsistent with its fiduciary duties under applicable Law. In the event that there is an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction (including any revision, modification or follow-up with respect thereto), communicated in writing to the Company or Acquiror or any of their respective Representatives or agents (each, an “Alternative Proposal”), such party will as promptly as practicable (and in any event within one Business Day after receipt) advise the other party orally and in writing of such Alternative Proposal and the material terms and conditions of such Alternative Proposal (including any changes thereto) and the identity of the Person making such Alternative Proposal. Each of Acquiror, Parent and the Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Alternative Transaction.
9.10   Tax Receivable Agreement.   Between the date hereof and the Closing, the parties shall negotiate in good faith a definitive version of the Tax Receivable Agreement with such form to be mutually agreed upon by the parties.
ARTICLE X
CONDITIONS TO OBLIGATIONS
10.01   Conditions to Obligations of All Parties.   The obligations of the parties hereto to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:
(a)   Antitrust Law Approval.   All applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the Transaction shall have expired or been terminated.
(b)   No Prohibition.   There shall not be in effect any Law preventing, enjoining, prohibiting or making illegal the consummation of the Transactions.
(c)   Offer Completion.   The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement.
(d)   Net Tangible Assets.   Acquiror shall have at least five million one dollars ($5,000,001) of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after giving effect to all redemptions of Acquiror Public Shares pursuant to the Offer.
(e)   Acquiror Stockholder Approval.   The Acquiror Stockholder Approval shall have been obtained.
(f)   Nasdaq.   The Acquiror Common Stock to be issued in connection with the transactions contemplated by this Agreement shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.
10.02   Additional Conditions to Obligations of Acquiror.   The obligations of Acquiror to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:
(a)   Representations and Warranties.
(i)   Each of the representations and warranties of (A) the Company contained in Section 5.01 (Organization of the Company), Section 5.02 (Due Authorization), clause (a) of Section 5.03 (No Conflict), Section 5.06 (Capitalization) (other than the representations and warranties of the Company contained in Section 5.06(a)) and Section 5.15 (Brokers’ Fees), and (B) of Parent contained in Section 4.01 (Organization), Section 4.02 (Due Authorization) and clause (a) of Section 4.03 (No Conflict), in each case, shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date).

(ii)   The representations and warranties of the Company contained in Section 5.06(a) (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the date hereof and as of the Closing Date, as if made anew at and as of that time.
(iii)   The representations and warranties of the Company contained in Section 5.19(a) (Absence of Changes) shall be true and correct in all respects as of the Closing Date.
(iv)   Each of the representations and warranties of the Company and Parent contained in this Agreement (other than the representations and warranties of the Company or Parent described in Sections 10.02(a)(i), (ii) and (iii)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.
(b)   Agreements and Covenants.   Each of the covenants of the Company and Parent to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.
(c)   Officer’s Certificate.   Each of the Company and Parent shall have delivered to Acquiror a certificate signed by an officer of the Company or Parent, as applicable, dated the Closing Date, certifying that the conditions specified in Section 10.02(a) and Section (b) have been fulfilled with respect to the Company or Parent, as applicable.
(d)   Tax Receivable Agreement.   The Company shall have delivered to Acquiror the Tax Receivable Agreement duly executed by Parent and the Company.
(e)   Registration Rights Agreement.   The Company shall have delivered to Acquiror the Registration Rights Agreement duly executed by the holders of partnership interests of Parent party thereto.
(f)   Stockholders Agreement.   The Company shall have delivered to Acquiror the Stockholders Agreement duly executed by Parent.
(g)   Amended and Restated Company LLC Agreement.   The Company shall have delivered to Acquiror the Amended and Restated Company LLC Agreement duly executed by the Company and Parent.
10.03   Additional Conditions to the Obligations of the Company and Parent.   The obligation of the Company and Parent to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company and Parent:
(a)   Representations and Warranties.
(i)   Each of the representations and warranties of Acquiror contained in this Agreement (other than the representations and warranties of Acquiror contained in Section 6.15(a) (Capitalization)) (without giving effect to any limitation as to “materiality,” “material adverse effect” or any similar limitation set forth therein) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct at and as of such date.
(ii)   The representations and warranties of Acquiror contained in Section 6.15(a) (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the date hereof and as of the Closing Date, as if made anew at and as of that time.
(b)   Agreements and Covenants.   Each of the covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)   Officer’s Certificate.   Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that the conditions specified in Section 10.03(a) and Section 10.03(b) have been fulfilled.
(d)   Amended and Restated Charter of Acquiror.   The Acquiror A&R Charter shall have been filed with and duly accepted by the Secretary of State of the State of Delaware, and Acquiror shall have delivered to the Company evidence of such acceptance.
(e)   Resignations.   The directors and executive officers of Acquiror listed on Schedule 10.03(e) shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time.
(f)   Company’s Required Funds.   The Aggregate Cash Raised shall equal or exceed the Company’s Required Funds.
(g)   Tax Receivable Agreement.   Acquiror shall have delivered to the Company the Tax Receivable Agreement duly executed by Acquiror and Sponsor.
(h)   Registration Rights Agreement.   Acquiror shall have delivered to the Company the Registration Rights Agreement duly executed by Acquiror, Sponsor and the Acquiror Stockholders party thereto.
(i)   Stockholders Agreement.   Acquiror shall have delivered to the Company the Stockholders Agreement duly executed by Acquiror and the Acquiror Stockholders party thereto.
ARTICLE XI
TERMINATION/EFFECTIVENESS
11.01   Termination.   This Agreement may be terminated and the Transactions abandoned:
(a)   by written consent of the Company and Acquiror;
(b)   prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before February 1, 2022 (the “Termination Date”)) or (iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided that the right to terminate this Agreement under Section 11.01(c)(ii) shall not be available if Acquiror’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under Section 11.01(c)(ii) shall not be available if Acquiror is in material breach of its obligations under this Agreement on such date;
(c)   prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date or (iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided that the right to terminate this Agreement under Section 11.01(c)(ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under Section 11.01(c)(ii) shall not be available if the Company is in material breach of its obligations under this Agreement on such date; or
(d)   by written notice from either the Company or Acquiror to the other if the Acquiror Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting).
11.02   Effect of Termination.   Except as otherwise set forth in this Section 11.02, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any party hereto or the direct or indirect equityholders, controlling persons, partners, members, managers, stockholders, directors, officers, employees, Affiliates, agents or other representatives of such party hereto or such party hereto’s Affiliates or its or any of the foregoing’s successors or assigns, other than Liability of any party hereto for any Willful Breach of this Agreement or Fraud by such party occurring prior to such termination. The provisions of Sections 7.05, 9.04, 11.02 and Article XII (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.
ARTICLE XII
MISCELLANEOUS
12.01   Waiver.   Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.
12.02   Notices.   All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when emailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
(a)   If to Acquiror or Merger Sub, to:
Seaport Global Acquisition Corp.
360 Madison Avenue, 20th Floor
New York, NY 10017
Attn:
Stephen C. Smith, Chief Executive Officer

Email:
SSmith@seaportglobal.com

with a copy to:
Paul Hastings LLP
4747 Executive Drive
12th Floor
San Diego, CA 92121

Attn:
Carl Sanchez
Frank Lopez

Email:
carlsanchez@paulhastings.com
franklopez@paulhastings.com

(b)   If to Parent to:
Redwood Holdco, LP
c/o Apollo Management VIII L.P.
9 W 57th Street, 43rd Floor
New York, New York 10019
Attn:
Lee Solomon, Partner
John Suydam, Chief Legal Officer

Email:
lsolomon@apollo.com
jsuydam@apollo.com

with a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attn:
Taurie Zeitzer
Justin Rosenberg

Email:
tzeitzer@paulweiss.com
jrosenberg@paulweiss.com

(c)   If to the Company to:
Redwood Holdco, LP
c/o Apollo Management VIII L.P.
9 W 57th Street, 43rd Floor
New York, New York 10019
Attn:
Lee Solomon, Partner
John Suydam, Chief Legal Officer

Email:
lsolomon@apollo.com
jsuydam@apollo.com

with a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attn:
Taurie Zeitzer
Justin Rosenberg

Email:
tzeitzer@paulweiss.com
jrosenberg@paulweiss.com

or to such other address or addresses as the parties may from time to time designate in writing pursuant to this Section 12.02.
12.03   Assignment.   No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.
12.04   Rights of Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any rights or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, this Section 12.04, Section 8.02, and (b) each Related Party is an intended third-party beneficiary of, and may enforce, this Section 12.04 and Section 12.14.
12.05   Expenses.   The Company and Acquiror shall split evenly all HSR Act filing fees. Except as otherwise provided herein (including Section 3.04), each of Parent and the Company, on the one hand, and Acquiror and Merger Sub, on the other hand, shall be responsible for all of their respective expenses (including all fees and expenses of such party’s legal counsel, financial advisors, consultants and accounting advisors) incurred in connection with this Agreement or the Transactions.
12.06   Governing Law.   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
12.07   Captions; Counterparts.   The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
12.08   Schedules and Exhibits.   The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.
12.09   Entire Agreement.   This Agreement (together with the Schedules and Exhibits to this Agreement), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the parties except as expressly set forth or referenced in this Agreement, the other Transaction Documents or the Confidentiality Agreement.
12.10   Amendments.   This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of any of the parties to terminate this Agreement in accordance with Section 11.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 12.10.
12.11   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
12.12   Jurisdiction; WAIVER OF TRIAL BY JURY.   Any Action based upon, arising out of or related to this Agreement, or the Transactions, shall be brought in the Chancery Court of the State of Delaware (provided, however, that if the Chancery Court of the State of Delaware does not have jurisdiction over any action, such action shall be heard and determined exclusively in the Federal District Court for the District of Delaware), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.
12.13   Enforcement.   The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger or the other Transactions) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction.
12.14   Non-Recourse.   Each party to this Agreement agrees, on behalf of itself and its Related Parties, that other than in the case of Fraud, all Actions (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, any of the other Transaction Documents or any of the Transactions; (b) the negotiation, execution or performance of this Agreement or any of the other Transaction Documents (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the other Transaction Documents); (c) any breach or violation of this Agreement or any of the other Transaction Documents; and (d) any failure of any of the Transactions to be consummated, in each case, may be made only against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement, and in the case of the other Transaction Documents, Persons expressly identified as parties to such Transaction Documents and in accordance with, and subject to the terms and conditions of, this Agreement or such Transaction Documents, as applicable. Notwithstanding anything in this Agreement or any of the other Transaction Documents to the contrary, each party to this Agreement agrees, on behalf of itself and its Related Parties, that no recourse under this Agreement or any of the other Transaction Documents or in connection with any of the Transactions or under any other Transaction Document will be sought or had against any other Person, including any Related Party, and no other Person, including any Related Party, will have any Liabilities (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise), for any claims, causes of action or Liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), it being expressly agreed and acknowledged that no personal Liability or losses whatsoever will attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), in each case, except for claims that the Company, Parent, Acquiror or Merger Sub, as applicable, may assert (i) against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement, (ii) against the Company, Parent, Acquiror and Merger Sub solely in accordance with, and pursuant to the terms and conditions of, this Agreement, (iii) against any Person that is party to, and solely pursuant to the terms and conditions of, any of the other Transaction Documents.

12.15   Nonsurvival of Representations, Warranties and Covenants.   None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no Liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, and (b) this Article XII.
12.16   Acknowledgements.   Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions; (iii) the Acquiror and Merger Sub Representations constitute the sole and exclusive representations and warranties of Acquiror and Merger Sub; (iv) except for the Company Representations by the Company, the Acquiror and Merger Sub Representations by Acquiror and Merger Sub, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries) and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (v) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, the Acquiror and Merger Sub Representations by Acquiror and Merger Sub and the other representations expressly made by a Person in the Transaction Documents.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Acquiror, Merger Sub, Parent and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.
SEAPORT GLOBAL ACQUISITION CORP.
By:
/s/ Stephen C. Smith

Name:
Stephen C. Smith

Title:
Chief Executive Officer

SEAPORT MERGER SUB LLC
By:
/s/ Stephen C. Smith

Name:
Stephen C. Smith

Title:
Chief Executive Officer

REDWOOD INTERMEDIATE, LLC
By:
/s/ Galen C. Smith

Name:
Galen C. Smith

Title:
President

REDWOOD HOLDCO, LP
By:
/s/ Galen C. Smith

Name:
Galen C. Smith

Title:
President and Chief Executive Officer

[Signature Page to Business Combination Agreement]

Annex A
Use of Proceeds
The Company will use the Aggregate Cash Proceeds to cause its applicable Subsidiary to prepay: (i) outstanding Revolving Facility Loans (as defined in the Company Credit Agreement) in an aggregate principal amount equal to the lesser of (x) the aggregate principal amount of Revolving Facility Loans outstanding on the Amendment Effective Date (as defined in the Company Credit Agreement) and (y) the Revolving Facility Loan Prepayment Amount and (ii) Term B Loans (as defined in the Company Credit Agreement) and Term B-1 Loans (as defined in the Company Credit Agreement) (pro rata based on the aggregate principal amount of outstanding Term B Loans and Term B-1 Loans) in an aggregate principal amount equal to the Term Loan Prepayment Amount.
As used in this Annex A, the following terms shall have the following meanings.
“Excess Cash Proceeds” means the amount, if any, by which the Aggregate Cash Proceeds contributed by Acquiror to the Company exceeds the Company’s Required Funds.
“Revolving Facility Loan Prepayment Amount” means $15,000,000.
“Term Loan Prepayment Amount” means the sum of (i) $35,000,000 plus (ii) the product of (x) 0.60 times (y) the Excess Cash Proceeds.
By way of illustration, if the Aggregate Cash Proceeds are $125,000,000, the Company’s Required Funds are $86,000,000 and the aggregate principal amount of Revolving Facility Loans outstanding on the Amendment Effective Date is $30,000,000, then the Revolving Facility Loan Prepayment Amount will be $15,000,000 and the Term Loan Prepayment Amount will be $58,400,000.
For the avoidance of doubt, and notwithstanding anything to the contrary set forth herein or in any Loan Document, any Excess Cash Proceeds that are not required to be applied to repay the Term Loans pursuant to the definition of “Term Loan Prepayment Amount” will be retained by the Company or its applicable Subsidiaries for uses which are permitted by the Company Credit Agreement.

Exhibit A
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on May [•], 2021, by and among Seaport Global Acquisition Corp., a Delaware corporation (the “Company”) the undersigned subscriber (“Subscriber”).
WHEREAS, concurrently with the execution of this Subscription Agreement, the Company, Seaport Merger Sub Inc., a Delaware limited liability company (the “Merger Sub”), [RUBY] Holdco, LP, a Delaware limited partnership (the “Parent”) and [RUBY] Intermediate, LLC, a Delaware limited liability company (“the Target Company”) are entering into a definitive agreement (as amended, modified, supplemented or waived from time to time, the “Transaction Agreement” and the transactions contemplated by the Transaction Agreement to be completed on and prior to the closing date thereof, the “Transactions”), pursuant to which, among other things, in the manner, and on the terms and subject to the conditions and exclusions set forth therein, (i) the Merger Sub will merge with and into the Target Company (the “Merger”), with the Target Company surviving the Merger as a wholly owned subsidiary (the “Surviving Company”) of the Company, (ii) the Parent will receive a combination of newly issued common units of the Target Company (“Target Company Units”) and shares of newly issued Class B common stock, par value $0.0001 per share, of the Company, (iii) the Company will acquire certain newly issued Target Company Units and (ii) following the consummation of the Merger, the Company will be renamed “[RUBY] Automated Retail Corp.”;
WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase from the Company, immediately prior to the consummation of the Transactions, that number shares of the Company’s Class A Common Stock, par value $ 0.0001 per share (the “Class A Common Shares”), set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price of $10.00 per share (the “Per Share Price” and the aggregate of such Per Share Price for all Subscribed Shares being referred to herein as the “Purchase Price”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company at or prior to the Closing Date (as defined herein); and
WHEREAS, on or about the date of this Subscription Agreement, the Company is entering into other subscription agreements (the “Other Subscription Agreements” and together with this Subscription Agreement, the “Subscription Agreements”) with certain other institutional “accredited investors” (within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”)) or “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) (the “Other Subscribers” and together with Subscriber, the “Subscribers”), pursuant to which such Other Subscribers have agreed to purchase additional Class A Common Shares on the closing date of the Transaction (the “Other Subscribed Shares” and together with the Subscribed Shares, the “Collective Subscribed Shares”).
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
Section 1.   Subscription.   Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”).
Section 2.   Closing.
(a)   The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the closing date of the Transactions (the “Closing Date”), immediately prior to or substantially concurrently with the consummation of the Transactions.
(b)   At least five (5) Business Days before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Days prior to the Closing Date, Subscriber shall deliver the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice, such funds to be held by the Company in escrow until the Closing, and deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Shares to Subscriber, including, without limitation, the legal name of the person in whose name the Subscribed Shares are to be issued and a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. Upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 2, the Company shall deliver to Subscriber (i) at the Closing, the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions), and (ii) as promptly as practicable after the Closing, evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. In the event that (i) the Company does not accept the subscription or (ii) the consummation of the Transactions does not occur within five (5) Business Days after the anticipated Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by the Company and the Subscriber, the Company shall promptly (but in no event later than six (6) Business Days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by Subscriber to the Company by wire transfer of United States dollars in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation (x) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Subscription Agreement is terminated in accordance with Section 6 herein, Subscriber shall remain obligated (A) to redeliver funds to the Company in escrow following the Company’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 2. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks are required or authorized to close in the State of New York Any funds held in escrow by the Company will be uninvested, and Subscriber shall not be entitled to any interest earned thereon. Upon delivery of the Subscribed Shares to Subscriber (or its nominee or custodian, if applicable), the Purchase Price may be released by the Company from escrow.
(c)   The Closing shall be subject to the satisfaction, or valid waiver by each of the parties hereto, of the conditions that, on the Closing Date:
(i)
no suspension of the qualification of the Subscribed Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii)
all conditions precedent to the closing of the Transactions set forth in the Transaction Agreement, including all necessary approvals of the Company’s stockholders, and regulatory approvals, if any, shall have been satisfied (as determined by the parties to the Transaction Agreement) or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Transactions pursuant to the Transaction Agreement or by the Closing itself), and the closing of the Transactions shall be scheduled to occur substantially concurrently with or immediately following the Closing; and

(iii)
no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restriction or prohibition.

(d)   The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:
(i)
all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date; and

(ii)
Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(e)   The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date:
(i)
all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (unless they specifically speak as of an earlier date, in which case they shall be true and correct in all respects (other than representations and warranties that are qualified as to Company Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such date), other than, in each case, failures to be true and correct that would not result, individually or in the aggregate, in a Company Material Adverse Effect; and

(ii)
the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; provided, that this condition shall be deemed satisfied unless written notice of such noncompliance is provided by Subscriber to the Company and the Company fails to cure such noncompliance in all material respects within five (5) Business Days of receipt of such notice.

(f)   Prior to or at the Closing, Subscriber shall deliver all such other information as is reasonably requested by the Company in order for the Company to issue the Subscribed Shares to Subscriber.
Section 3.   Company Representations and Warranties.   The Company represents and warrants to Subscriber and the Placement Agents (as defined below) that:
(a)   The Company (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into, deliver and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company and its subsidiaries, taken together as a whole (on a consolidated basis), that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares.
(b)   As of the Closing Date, the Subscribed Shares will be duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive rights or similar rights created under the Company’s organizational documents (as adopted on or prior to the Closing Date) or the laws of its jurisdiction of formation.
(c)   This Subscription Agreement has been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(d)   Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 4 of this Subscription Agreement, the execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect.
(e)   Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 4 of this Subscription Agreement, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the Nasdaq Capital Market (the “Stock Exchange”)) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable state securities laws, (ii), the filing of the Registration Statement pursuant to Section 5 below, (iii) those required by the Stock Exchange, including with respect to obtaining stockholder approval, (iv) those required to consummate the Transactions as provided under the Transaction Agreement, (v) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vi) the failure of which to obtain would not be reasonably likely to have a Company Material Adverse Effect.
(f)   Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares by the Company to Subscriber.
(g)   Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares.
(h)   Except for Apollo Global Securities, LLC, B. Riley Securities, Inc. and BTIG, LLC (the “Placement Agents”), no broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber.
Section 4.   Subscriber Representations and Warranties.   Subscriber represents and warrants to the Company and the Placement Agents that:
(a)   Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.
(b)   This Subscription Agreement has been duly executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement constitutes the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.
(c)   The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.
(d)   Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7), (9) or (12) under the Securities Act), in each case, satisfying the applicable requirements set forth on Annex A, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares and is an “institutional account” as defined by FINRA Rule 4512(c) and a sophisticated institutional investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities. Accordingly, Subscriber understand that the purchase of the Subscribed Shares meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).
(e)   Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act. Subscriber understands that no disclosure or offering document has been prepared in connection with the offer and sale of the Subscribed Shares by the Placement Agents. Subscriber understands that the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the applicable states and other jurisdictions of the United States, and that any certificates or book entry records representing the Subscribed Shares shall contain a restrictive legend to such effect. The Subscriber acknowledges and agrees that the Subscribed Shares will be subject to these securities law transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) until at least one year from the date that the Company files a Current Report on Form 8-K following the Closing Date that includes the “Form 10” information required under applicable rules and regulations of the United States Securities and Exchange Commission (“SEC”). Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.
(f)   Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, the Target Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transactions or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company expressly set forth in this Subscription Agreement. Subscriber acknowledges that certain information provided by the Company to the Subscriber was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. Subscriber acknowledges that such information and projections were prepared without the participation of the Placement Agents and that the Placement Agents do not assume responsibility for independent verification of, or the accuracy or completeness of, such information or projections. Subscriber agrees that none of the Placement Agents, nor any of their respective affiliates or any of their or their respective affiliates’ control persons, officers, directors or employees, shall be liable to the Subscriber pursuant to this Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Shares. On behalf of itself and its affiliates and any of their respective control persons, officers, directors or employees, the Subscriber releases each of the Placement Agents in respect of any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements related to this Subscription Agreement or the transactions contemplated hereby.
(g)   In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company, the Target Company and the Transactions. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information, including on the financial information, as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Without limiting the generality of the foregoing, the Subscriber acknowledges that it has reviewed the Company’s filings with the Commission and any disclosure documents provided by or on behalf of the Company or the Target Company in connection with this Subscription. Subscriber acknowledges that no statement or printed material contrary to any such disclosure documents has been made or given to Subscriber by or on behalf of the Company or the Target Company. Subscriber acknowledges and agrees that none of the Placement Agents, or any affiliate of the Placement Agents, has provided Subscriber with any information or advice with respect to the Subscribed Shares nor is such information or advice necessary or desired. None of the Placement Agents or any of their respective affiliates has made or makes any representation as to the Company or the Target Company or the quality or value of the Subscribed Shares and the Placement Agents and any of their respective affiliates may have acquired non-public information with respect to the Company or the Target Company which Subscriber agrees need not be provided to it. In connection with the issuance of the Subscribed Shares to Subscriber, none of the Placement Agents or any of their respective affiliates has acted as a financial advisor or fiduciary to Subscriber. The Subscriber agrees that neither the Placement Agents nor any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing shall be liable to any Subscriber for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Subscriber’s purchase of the Subscribed Shares.
(h)   Subscriber understands that the Placement Agents and their respective directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company or the Subscribed Shares or the accuracy, completeness or adequacy of any information supplied to us by the Company.
(i)   Subscriber is able to fend for itself in the transactions contemplated herein; has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our prospective investment in the Subscribed Shares; and has the ability to bear the economic risks of our prospective investment and can afford the complete loss of such investment.
(j)   Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company, the Target Company or their respective representatives or affiliates, or by means of contact from the Placement Agents and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company, Target Company or their respective affiliates. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(k)   Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision.
(l)   Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.
(m)   Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.
(n)   Subscriber is not, and is not owned or controlled by or acting on behalf of (in connection with the Transactions), a Sanctioned Person. Subscriber is not a non-U.S. shell bank or providing banking services to a non-U.S. shell bank. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that it maintains, either directly or through the use of a third-party administrator, policies and procedures reasonably designed for the screening of any investors against Sanctions-related lists of blocked or restricted persons. Subscriber further represents and warrants that (a) the funds held by Subscriber and used to purchase the Subscribed Shares were not directly or indirectly derived from or related to any activities that may contravene U.S. federal, state or non-U.S. anti-money laundering, anti-corruption or Sanctions laws and regulations or activities that may otherwise be deemed criminal and (b) any returns from the Subscriber’s investment will not be used to finance any illegal activities. For purposes of this Agreement, “Sanctioned Person” means at any time any person or entity with whom dealings are restricted, prohibited, or sanctionable under any Sanctions (as defined below), including as a result of being: (a) listed on any Sanctions-related list of designated or blocked or restricted persons; (b) that is a national of, the government of, or any agency or instrumentality of the government of, or resident in, or organized under the laws of, a country or territory that is the target of comprehensive Sanctions from time to time (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region); or (c) owned or controlled by or acting on behalf of any of the foregoing. “Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including without limitation the U.S. Department of the Treasury, Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce), (b) the European Union and enforced by its member states, (c) the United Nations, (d) Her Majesty’s Treasury and (e) the Cayman Islands.
(o)   Subscriber is not owned or controlled by or acting on behalf of (in connection with this Transaction), a person or entity resident in, or whose funds used to purchase the Subscribed Shares are transferred from or through, a country, territory or entity that (i) has been designated as non-cooperative with international anti-money laundering or counter terrorist financing principles or procedures by the United States or by an intergovernmental group or organization, such as the Financial Action Task Force, of which the United States is a member; (ii) is the subject of an advisory issued by the Financial Crimes Enforcement Network of the U.S. Department of the Treasury; or (iii) has been designated by the Secretary of the Treasury under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns (any such country or territory, a “Non-cooperative Jurisdiction”), or an entity or individual that resides or has a place of business in, or is organized under the laws of, a Non-cooperative Jurisdiction.
(p)   Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Company or the Target Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(q)   To the best of Subscriber’s knowledge, no foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Subscribed Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of Subscribed Shares hereunder.
(r)   If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transactions provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) neither the Company, nor any of its affiliates, including Seaport Global SPAC, LLC (the “Transactions Parties”), has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transactions Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and (ii) none of the acquisition, holding and/or transfer or disposition of the Subscribed Shares will result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or any similar law or regulation.
(s)   Subscriber has, and at the Closing will have, sufficient funds or immediate unconditional availability to sufficient funds, to pay the Purchase Price pursuant to Section 2 and any damages required to be paid after termination of this Agreement.
(t)   Except for the Placement Agents, no broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber based on any arrangement entered into by or on behalf of Subscriber.
(u)   The Subscriber acknowledges and is aware that (i) the Placement Agents are each acting as the Company’s joint placement agents, (ii) BTIG, LLC is acting as financial advisor to the Target Company in connection with the Transaction and (iii) B. Riley Securities has acted as underwriter to the Company in connection with the Company’s initial public offering. The Subscriber hereby acknowledges and agrees that (i) the Placement Agents are acting solely as Placement Agents in connection with the subscriptions contemplated by the Subscription Agreements and is not acting as an underwriter or in any other capacity and is not and shall not be construed as a fiduciary for the undersigned, the Company or any other person or entity in connection with the Transactions, (ii) the Placement Agents have not made and will not make any representation or warranty, whether express or implied, of any kind or character and have not provided any advice or recommendation in connection with the Transactions, (iii) the Placement Agents will have no responsibility with respect to (x) any representations, warranties or agreements made by any person or entity under or in connection with the subscriptions as contemplated by the Subscription Agreements or the Transactions or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) of any thereof, or (y) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company, the Target Company or the Transactions, and (iv) the Placement Agents shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Subscriber, the Company or any other person or entity), whether in contract, tort or otherwise, to the Subscriber, or to any person claiming through the Subscriber, in respect of the Transactions.
(v)   The Subscriber hereby acknowledges and agrees that it will not, nor will any person acting at the Subscriber’s direction or pursuant to any understanding with the Subscriber, directly or indirectly offer, sell, pledge, contract to sell, sell any option, engage in hedging activities or execute any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act of the Shares until the consummation of the

Transactions (or such earlier termination of this Subscription Agreement in accordance with its terms). For the avoidance of doubt, this Section 4(t) shall not apply to (i) any sale (including the exercise of any redemption right) of securities of the Company (x) held by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates prior to the execution of this Subscription Agreement or (y) purchased by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates in open market transactions after the execution of this Agreement or (ii) ordinary course, non-speculative hedging transactions. Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management with the Subscriber that have no knowledge of this Subscription Agreement or of the Subscriber’s participation in the subscription (including the Subscriber’s controlled affiliates and/or affiliates) from entering into any short sales and (ii) in the case of a Subscriber that is a multimanaged investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement.
(w)   Subscriber represents that it (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including its participation in the purchase of the Shares, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Shares. Accordingly, the Subscriber understands that the offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b)
(x)   Subscriber acknowledges that (i) no disclosure or offering document has been prepared by any Placement Agent or any of their respective affiliates in connection with the offer and sale of the Class A Shares; (ii) neither the Placement Agents, nor any of their respective affiliates, nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to the Company, the Target Company or their respective affiliates or any of their respective businesses, or the Class A Shares or the accuracy, completeness or adequacy of any information supplied to the Subscriber by the Company, the Target Company or their respective affiliates.
(y)   If the Subscriber is an individual, the Subscriber hereby understands and acknowledges that neither Placement Agent, nor any of their respective affiliates is acting as a placement agent in connection with the offer and sale of the Shares to the Subscriber.
(z)   The Subscriber acknowledges the SEC’s issuance of the Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (the “Statement”), made on April 12, 2021 and the Subscriber agrees that any actions taken by the Company in connection with such Statement or review shall not be deemed to constitute a breach of any of the representations, warranties or covenants in this Subscription Agreement.
Section 5.   Registration of Subscribed Shares.
(a)   The Company agrees that the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Subscribed Shares (the “Registration Statement”) no later than thirty (30) calendar days after the Closing Date, and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days after the filing thereof (or, in the event the Commission reviews and has written comments to the Registration Statement, the ninetieth (90th) calendar day following the filing thereof) and (ii) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review ((i) and (ii) collectively, the “Effectiveness Deadline”); provided, that if such day falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business. The Company will use its commercially reasonable efforts to provide a draft of the Registration Statement to the undersigned for review (but not comment) at least two

(2) Business Days in advance of filing the Registration Statement; provided that, for the avoidance of doubt, in no event shall the Company be required to delay or postpone the filing of such Registration Statement as a result of or in connection with Subscriber’s review. Unless otherwise agreed to in writing by the Subscriber, the Subscriber shall not be identified as a statutory underwriter in the Registration Statement unless requested by the Commission or another regulatory agency; provided, that if the Commission or another regulatory agency requests that a Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have the opportunity to withdraw from the Registration Statement upon its prompt written request to the Company. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Subscribed Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Subscribed Shares which is equal to the maximum number of Subscribed Shares as is permitted by the Commission. In such event, the number of Subscribed Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders. The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, the Company will use its commercially reasonable efforts to cause such Registration Statement to remain effective with respect to Subscriber until the earlier of (i) two (2) years from the issuance of the Subscribed Shares, (ii) the date on which all of the Subscribed Shares shall have been sold, and (iii) on the first date on which the undersigned can sell all of its Subscribed Shares (or shares received in exchange therefor) under Rule 144 without limitation as to the manner of sale or the amount of such securities that may be sold. If requested by the Subscriber, the Company shall use its commercially reasonable efforts to (i) cause the removal of the restrictive legends from any Subscribed Shares being sold under the Registration Statement or pursuant to Rule 144 at the time of sale of such Registrable Securities (as defined below) and, at the request of a Holder (as defined below), cause the removal of all restrictive legends from any Registrable Securities held by such Holder that may be sold by such Holder without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions, and (ii) cause its legal counsel to deliver an opinion, if necessary, to the transfer agent in connection with the instruction under subclause (i) to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, in each case upon the receipt of customary representations and other documentation, if any, from the Holder as reasonably requested by the Company, its counsel or the transfer agent, establishing that restrictive legends are no longer required. The Company shall use its commercially reasonable efforts to have the legend removal referenced above apply to all shares held by the Subscriber in a single transaction. The Company will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable Holder to resell Registrable Securities pursuant to the Registration Statement or Rule 144, as applicable, qualify the Registrable Securities for listing on the applicable stock exchange on which the Company’s Class A Common Shares are then listed and update or amend the Registration Statement as necessary to include Registrable Securities. “Registrable Securities” shall mean, as of any date of determination, the Subscribed Shares and any other equity security issued or issuable with respect to the Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, provided, however, that such securities shall cease to be Registrable Securities at the earliest of (A) three (3) years, (B) the date all Subscribed Shares held by a Holder may be sold by such Holder without volume or manner of sale limitations pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), (C) the date on which such securities have actually been sold by a Holder, and (D) when such securities shall have ceased to be outstanding. “Holder” shall mean the Subscriber or any affiliate of the Subscriber to which the rights under this Section 5 shall have been assigned. The undersigned agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Subscribed Shares to the Company (or its successor) promptly upon request to assist the Company in making the determination described above. The Company’s obligations to include the Subscribed Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Subscribed Shares as shall be reasonably requested by the Company to effect the registration of the Subscribed Shares, and Subscriber shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder. In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration. Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Subscribed Shares. Notwithstanding anything to the contrary contained herein, the Company may delay or postpone filing of such Registration Statement, and from time to time require Subscriber not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement if it determines that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transactions of the Company or would require premature disclosure of information that could materially adversely affect the Company (each such circumstance, a “Suspension Event”); provided, that, (w) the Company shall not so delay filing or so suspend the use of the Registration Statement for a period of more than sixty (60) consecutive days or more than two (2) times in any three hundred sixty (360) day period and (x) the Company shall use commercially reasonable efforts to make such registration statement available for the sale by the undersigned of such securities as soon as practicable thereafter.
(b)   Upon receipt of any written notice from the Company (which notice shall not contain any material non-public information regarding the Company) of the occurrence of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the undersigned agrees that (i) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the undersigned receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law, subpoena or regulatory request or requirement. If so directed by the Company, the undersigned will deliver to the Company, or in the undersigned’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in the undersigned’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (w) to the extent the undersigned is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (x) to copies stored electronically on archival servers as a result of automatic data back-up.
Section 6.   Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is validly terminated in accordance with its terms and (b) upon the mutual written agreement of all parties hereto to terminate this Subscription Agreement, or (c) if, on the Closing Date of the Transactions, any of the conditions to Closing set forth in Section 2 of this Subscription Agreement have not been satisfied as of the time required hereunder to be so satisfied or waived by the party entitled to grant such waiver and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated, or (d) written notice by either party to the other party to terminate this Subscription Agreement if the transactions contemplated by this Subscription Agreement are not consummated on or prior to [•]1; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination or common law intentional fraud in the making of any representation or warranty hereunder, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach or fraud. The Company shall notify Subscriber of the termination of the Transaction Agreement promptly after the termination thereof.
Section 7.   Trust Account Waiver.   Subscriber hereby acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and

1 [NTD: To include outside date of the Transaction Agreement.]

from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company, and (c) will not seek recourse against the Trust Account for any reason whatsoever; provided, however, that nothing in this Section 7 shall be deemed to limit any Subscriber’s right to distributions from the Trust Account in accordance with the Company’s amended and restated certificate of incorporation in respect of shares of Class A Common Stock of the Company acquired by any means other than pursuant to this Subscription Agreement.
Section 8.   Indemnity.
(a)   The Company agrees to indemnify and hold harmless, to the extent permitted by law, the Subscriber, its directors, and officers, employees, and agents, and each person who controls the Subscriber (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Subscriber (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of the Subscriber expressly for use therein.
(b)   The Subscriber agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements, to indemnify and hold harmless the Company, its directors, officers, employees and agents, and each person who controls the Company (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Company against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of the Subscriber expressly for use therein. In no event shall the liability of the Subscriber be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Subscribed Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation.
(c)   Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(d)   The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Subscribed Shares purchased pursuant to this Subscription Agreement.
(e)   If the indemnification provided under this Section 8 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 8 from any person who was not guilty of such fraudulent misrepresentation. Any contribution pursuant to this Section 8(e) by any seller of Subscribed Shares shall be limited in amount to the amount of net proceeds received by such seller from the sale of such Subscribed Shares pursuant to the Registration Statement. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement.
Section 9.   The Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation, warranty or other information made or provided by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations expressly contained in Section 3 of this Subscription Agreement, in making its investment or decision to invest. The Subscriber acknowledges and agrees that, other than the statements, representations and warranties expressly contained in Section 3 of this Subscription Agreement, none of (i) any other investor pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Class A Shares (including the investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing) or (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing shall have any liability to the Subscriber, or to any other investor, pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Subscribed Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, the Placement Agents or any Non-Party Affiliate concerning the Issuer, Holdings, the Placement Agents, any of their respective controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of the Company, the Placement Agents or any of their respective controlled affiliates or any family member of the foregoing.
Section 10.   Miscellaneous.
(a)   All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient, (iii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address or electronic mail address, as applicable, specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 10(a). A courtesy electronic copy of any notice sent by methods (i), (iii), or (iv) above shall also be sent to the recipient via electronic mail if provided in the applicable signature page hereof or to an electronic mail address as subsequently modified by written notice given in accordance with this Section 10(a).
(b)   Subscriber acknowledges that the Company, the Target Company and the Placement Agents and others will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company, the Target Company and the Placement Agents if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. Subscriber acknowledges and agrees that each purchase by Subscriber of Subscribed Shares from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by Subscriber as of the time of such purchase. The Company acknowledges that Subscriber will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.
(c)   Each of the Company, the Target Company, the Placement Agents, Subscriber and any other person or entity against whom a claim is brought with respect to the purchase of the Subscribed Shares is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
(d)   Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.
(e)   Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder solely in connection with the consummation of the Transactions and exclusively to another entity under the control of, or under common control with, the Company). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of Subscriber) or, with the Company’s prior written consent, to another person, provided that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations.
(f)   All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect.
(g)   The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares and to register the Subscribed Shares for resale, and Subscriber shall provide such information as may be reasonably requested. Subscriber acknowledges that subject to the conditions set forth in Section 10(t), the Company may file a copy of this Subscription Agreement with the Commission as an exhibit to a periodic report of the Company or a registration statement of the Company.
(h)   This Subscription Agreement may not be amended, modified or waived except by an instrument in writing, signed by each of the parties hereto.
(i)   This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.
(j)   Except as otherwise provided herein (including the next sentence hereof), this Subscription Agreement is intended for the benefit of the parties hereto and their respective affiliates and their respective heirs, executors, administrators, successors, legal representatives, and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. Except as set forth in Section 10(b), Section 10(c), Section 10(e) and this Section 10(j) with respect to the persons specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.
(k)   The parties hereto acknowledge and agree that (i) this Subscription Agreement is being entered into in order to induce the Company and the Target Company to execute and deliver the Transaction Agreement and (ii) irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company and the Target Company shall each be entitled to specifically enforce Subscriber’s obligations to fund the Subscription Amount and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 10(k) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. In connection with any proceeding for which the Company or the Target Company is being granted an award of money damages, the Subscriber agrees that such damages, to the extent payable by Subscriber, shall include, without limitation, damages related to the consideration that is or was to be paid to the Company under the Transaction Agreement and/or this Subscription Agreement and such damages are not limited to an award of out-of-pocket fees and expenses related to the Transaction Agreement and this Subscription Agreement.
(l)   In any dispute arising out of or related to this Subscription Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred and documented by the prevailing party in connection with the adjudication and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.

(m)   If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(n)   No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
(o)   This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(p)   This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.
(q)   EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.
(r)   The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the United States District Court for the Southern District of New York, the Supreme Court of the State of New York and the federal courts of the United States of America located in the State of New York (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 10(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.
(s)   This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties or third party beneficiaries hereto and then only with respect to the specific obligations set forth herein with respect to such party or third party beneficiary. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby. Each of the Company and Subscriber further acknowledge and agree that the Placement Agents are third party beneficiaries of the representations and warranties of the Company and Subscriber in this Subscription Agreement.
(t)   Subscriber hereby consents to the publication and disclosure in any press release issued by the Company, the Target Company or any of their respective affiliates, any Form 8-K or other filing with a governmental authority filed by the Company, the Target Company or any of their respective affiliates with the Commission in connection with the execution and delivery of the Transaction Agreement or the transactions contemplated thereby and the Proxy Statement (as defined in the Transaction Agreement) (and, as and to the extent otherwise required by the federal securities laws, exchange rules, the Commission or any other securities authorities or any rules and regulations promulgated thereby, any other documents or communications provided by the Company, the Target Company or any of their respective affiliates to any governmental entity or to any securityholders of the Company) of Subscriber’s identity and beneficial ownership of the Subscribed Shares and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company, the Target Company or any of their respective affiliates, a copy of this Agreement, all solely to the extent determined by such person or entity to be required by applicable law or any regulation or stock exchange listing requirement. Subscriber will promptly provide any information reasonably requested by the Company, the Target Company or any of their respective affiliates for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the Commission). For the avoidance of doubt, nothing in this Agreement shall require or be deemed to require the Company, the Target Company or any of their respective affiliates to make public or disclose any material, non-public information that the Company, the Target Company or any of their respective affiliates have provided to Subscriber other than the material, non-public information that is contained in the Proxy Statement (as defined in the Transaction Agreement) or other filings of the Company with the Commission. Notwithstanding the foregoing, any the Company shall use its reasonable efforts provide to Subscriber a copy of any proposed disclosure relating to the Subscriber in accordance with the provisions of this Section 10(t) in advance of any publication thereof and shall include such revisions to such proposed disclosure as Subscriber shall reasonably request.
(u)   The Company shall, by 9:00 a.m., New York City time, on the second (2nd) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transactions and any other material, nonpublic information of the Company that the Company has provided to Subscriber at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the Company’s knowledge, Subscriber shall not be in possession of any material, non-public information regarding the Company received from the Company or any of its officers, directors, or employees or agents, and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with Company, the Placement Agents, the Company or any of their affiliates in connection with the Transactions. Notwithstanding anything in this Subscription Agreement to the contrary, the Company (i) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any press release, without the prior written consent of Subscriber and (ii) shall not publicly disclose the name of the Subscriber or any of its affiliates or advisers, or include the name of the Subscriber or any of its affiliates or advisers in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except (A) as required by the federal securities laws, rules or regulations and (B) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under the regulations of the Stock Exchange. Subscriber will promptly provide any information reasonably requested by the Company, the Target Company or any of their respective affiliates for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the Commission).
(v)   The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any Other Subscriber or other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, the Target Company or any of their respective subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and Other Subscribers or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and Other Subscribers or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.
[Signature pages follow.]

IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.
SEAPORT GLOBAL ACQUISITION CORP.
By:

Name:
Title:
Address for Notices:

ATTN:

EMAIL:

with a copy (not to constitute notice) to:
[Signature Page to Subscription Agreement]

SUBSCRIBER:
By:

Name:
Title:
Address for Notices:

Name in which shares are to be registered:

Number of Subscribed Shares subscribed for:
Price Per Subscribed Share:		$10.00
Aggregate Purchase Price:	$
You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.
[Signature Page to Subscription Agreement]

ANNEX A
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER
This Annex A should be completed and signed by Subscriber
and constitutes a part of the Subscription Agreement.
A.
QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the applicable subparagraphs):

☐
We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) (a “QIB”) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as a QIB.

☐
We are subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***
B.
INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

☐
We are an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7), (9) or (12) under the Securities Act) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as an institutional “accredited investor.” We are not a natural person.

*** AND ***
C.
AFFILIATE STATUS
(Please check the applicable box)

SUBSCRIBER:
☐ is:
☐ is not:
an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.***
The Subscriber is a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act) if it is an entity that meets any one of the following categories at the time of the sale of securities to the Subscriber. (Please check the applicable subparagraphs below to indicate the basis on which you are a “qualified institutional buyer”):
☐   The Subscriber is an entity that, acting for its own account or the accounts of other qualified institutional buyers, in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the Subscriber and:
☐   is an insurance company as defined in section 2(a)(13) of the Securities Act;
☐   is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), or any business development company as defined in section 2(a)(48) of the Investment Company Act;
☐   is a Small Business Investment Company licensed by the US Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended (“Small Business Investment Act”) or any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;
☐   is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees;

☐   is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);
☐   is a trust fund whose trustee is a bank or trust company and whose participants are exclusively (a) plans established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, of (b) employee benefit plan within the meaning of Title I of the ERISA, except, in each case, trust funds that include as participants individual retirement accounts or H.R. 10 plans;
☐   is a business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”);
☐   is an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), corporation (other than a bank as defined in section 3(a)(2) of the Securities Act, a savings and loan association or other institution referenced in section 3(a)(5)(A) of the Securities Act, or a foreign bank or savings and loan association or equivalent institution), partnership, limited liability company or Massachusetts or similar business trust;
☐   is an investment adviser registered under the Investment Advisers Act; or
☐   Any institutional accredited investor, as defined in rule 501(a) under the Securities Act (17 CFR 230.501(a)), of a type not listed in paragraphs (a)(1)(i)(A) through (I) or paragraphs (a)(1)(ii) through (vi) of Rule 501.
☐   The Subscriber is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $10 million of securities of issuers that are not affiliated with the Subscriber;
☐   The Subscriber is a dealer registered pursuant to Section 15 of the Exchange Act acting in a riskless principal transaction on behalf of a qualified institutional buyer;
☐   The Subscriber is an investment company registered under the Investment Company Act, acting for its own account or for the accounts of other qualified institutional buyers, that is part of a family of investment companies2 which own in the aggregate at least $100 million in securities of issuers, other than issuers that are affiliated with Subscriber or are part of such family of investment companies;
☐   The Subscriber is an entity, all of the equity owners of which are qualified institutional buyers, acting for its own account or the accounts of other qualified institutional buyers; or
☐   The Subscriber is a bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act, or any foreign bank or savings and loan association or equivalent institution, acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the Subscriber and that has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements, as of a date not more than 16 months preceding the date of sale of securities in the case of a US bank or savings and loan association, and not more than 18 months preceding the date of sale of securities for a foreign bank or savings and loan association or equivalent institution.

2
“Family of investment companies” means any two or more investment companies registered under the Investment Company Act, except for a unit investment trust whose assets consist solely of shares of one or more registered investment companies, that have the same investment adviser (or, in the case of unit investment trusts, the same depositor); provided that, (a) each series of a series company (as defined in Rule 18f-2 under the Investment Company Act) shall be deemed to be a separate investment company and (b) investment companies shall be deemed to have the same adviser (or depositor) if their advisers (or depositors) are majority-owned subsidiaries of the same parent, or if one investment company’s adviser (or depositor) is a majority-owned subsidiary of the other investment company’s adviser (or depositor)

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”
☐
Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state; any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act of 1940; any insurance company as defined in section 2(a)(13) of the Securities Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that act; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

☐
Any broker or dealer registered pursuant to section 15 of the Exchange Act;

☐
Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐
Any investment company registered under the Investment Company Act or a business development company as defined in section 2(a)(48) of the Investment Company Act;

☐
Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act;

☐
Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐
Any employee benefit plan within the meaning of Title I of the ERISA, if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐
Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act;

☐
Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000;

☐
Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Securities Act;

☐
Any entity, of a type not listed in Rule 501(a)(1), (2), (3), (7), or (8) under the Securities Act, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000; or

☐
Any “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR § 275.202(a)(11)(G)-1): (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered, and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment.

SUBSCRIBER:
Print Name:
By:

Name:
Title:

Exhibit B
SPONSOR SUPPORT AGREEMENT
This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of May 16, 2021, is made by and among (i) Seaport Global Acquisition Corp., a Delaware corporation (“Acquiror”), (ii) the undersigned stockholder of Acquiror (the “Supporting Shareholder”), a Delaware corporation and holder of Class B common stock, par value $0.0001 per share (“Class B Common Stock”), and warrants, of Acquiror (the “Acquiror Warrants,” and collectively with the Class B Common Stock, the “Acquiror Shares”) and (iii) Redwood Intermediate, LLC, a Delaware limited liability company (the “Company”). Acquiror, the Supporting Shareholder and the Company shall be referred to herein from time to time collectively as the “parties”. Capitalized terms used but not otherwise defined herein, including capitalized terms used in any provision incorporated herein pursuant to Section 13 hereof, shall have the meanings ascribed to such terms in the Combination Agreement (as defined below).
WHEREAS, Acquiror, Seaport Merger Sub LLC, a Delaware limited liability company, Redwood Holdco, LP, a Delaware limited partnership, and the Company entered into that certain Business Combination Agreement, dated as of the date hereof (the “Combination Agreement”);
WHEREAS, as of the date hereof, the Supporting Shareholder is the record and/or beneficial owner of the number of Acquiror Shares set forth on the signature page hereto (together with any other capital stock or other equity interests of Acquiror that the Supporting Shareholder holds of record and/or beneficially, as of the date of this Agreement, or acquires record and/or beneficial ownership of after the date hereof, collectively, the “Subject Acquiror Securities”); and
WHEREAS, the Supporting Shareholder acknowledges and agrees that the Company would not have entered into and agreed to consummate the transactions contemplated by the Combination Agreement without the Supporting Shareholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, hereby agree as follows:
1.   Agreement to Vote.   At the Special Meeting, or any other meeting of the shareholders of Acquiror (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, Supporting Shareholder irrevocably and unconditionally agrees that it shall (a) appear at each such meeting or otherwise cause all of its Subject Acquiror Securities to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Subject Acquiror Securities:
a.   in favor of each Proposal;
b.   against any Alternative Proposal (in each case, other than the Transaction Proposal or the other Proposals);
c.   against any merger agreement or merger (other than the Combination Agreement and the transactions contemplated thereby, including the Merger or the other Proposals), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror; and
d.   against any proposal, action or agreement that would (i) prevent, materially impede or materially delay the consummation of the transactions contemplated by the Combination Agreement, including the Merger or (ii) result in any liquidation, dissolution or other change in Acquiror’s corporate structure or business other than as contemplated by the Combination Agreement.

2.   No Inconsistent Action or Agreement.
a.   The Supporting Shareholder hereby agrees that the Supporting Shareholder shall not commit or agree to take any action inconsistent with the foregoing, regardless of whether or not the Merger or any other transaction contemplated by the Combination Agreement or any action described above is recommended by the Acquiror board of directors.
b.   The Supporting Shareholder hereby represents and covenants that the Supporting Shareholder has not entered into, and shall not (i) enter into any agreement that would restrict, limit or interfere, with the performance of the Supporting Shareholder’s obligations hereunder, including any voting agreement or voting trust with respect to any of the Acquiror Shares that is inconsistent with the Supporting Shareholder’s obligations hereunder, (ii) grant a proxy or power of attorney with respect to any of the Subject Acquiror Securities that is inconsistent with the Supporting Shareholder’s obligations hereunder or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would adversely effect, interfere with, or prohibit or prevent it from satisfying, the Supporting Shareholder’s obligations hereunder.
3.   No Redemption.   The Supporting Shareholder hereby agrees that it shall not redeem, or submit a request to Acquiror’s transfer agent or otherwise exercise any right to redeem, any Subject Acquiror Securities in connection with the consummation of the transactions contemplated by the Combination Agreement.
4.   No Litigation.   The Supporting Shareholder hereby agrees not to commence, maintain or participate in, or facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, suit, proceeding or cause of action, in law or in equity, in any court or before any Governmental Authority (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Combination Agreement or the transactions contemplated hereby or thereby (including any claim seeking to enjoin or delay the consummation of the Merger), (b) alleging a breach of any fiduciary duty of any Person or alleging that any Person aided or abetted any breach of any fiduciary duty of any Person in connection with this Agreement or the Combination Agreement or the transactions contemplated thereby or thereby, or (c) otherwise relating to the Combination Agreement, this Agreement or the Merger or other transactions contemplated hereby or thereby.
5.   Waiver of Anti-dilution Protection.
a.   Notwithstanding anything to the contrary herein or in any other agreement or contract to which the Supporting Shareholder is bound, the Supporting Shareholder hereby (a) waives, subject to, and conditioned upon, the occurrence of the Closing (for itself and for its successors, heirs and assigns), to the fullest extent permitted by Law and the Acquiror Organizational Documents, and (b) agrees not to exercise, assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the Class B Common Stock held by the Supporting Shareholder converts into Class A common stock, par value $0.0001 per share, of Acquiror, in connection with the transactions contemplated by the Combination Agreement (including, for the avoidance of doubt, the ability to adjust the Initial Conversion Ratio (as defined in the Certificate of Incorporation) pursuant to Article IV, Section 4.3(b)(ii) of the Certificate of Incorporation in connection with the issuance of additional Acquiror Shares in the transactions contemplated by the Combination Agreement).
b.   This waiver shall be applicable only in connection with the transactions contemplated by the Combination Agreement and this Agreement (and any Acquiror Shares issued in connection with the transactions contemplated by the Combination Agreement) and shall be void and of no force and effect if this Agreement is terminated.
6.   Outstanding Acquiror Expenses.   The Supporting Shareholder acknowledges the provisions of Section 3.04 of the Combination Agreement and agrees that on the Closing Date, following the Closing, the Supporting Shareholder shall pay or cause to be paid, by wire transfer of immediately available funds, the amount, if any, by which the aggregate amount of Outstanding Acquiror Expenses exceeds $1,500,000; it being understood, for the avoidance of doubt, that in each case any such payment may not be paid with any of the Aggregate Cash Raised.

7.   Supporting Shareholder Representations and Warranties.   The Supporting Shareholder represents and warrants to the Company as follows:
a.   The Supporting Shareholder is (i) an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable) or (ii) an individual.
b.   If the Supporting Shareholder is not an individual, the Supporting Shareholder has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. If the Supporting Shareholder is an individual, the Supporting Shareholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of the Supporting Shareholder. This Agreement has been duly and validly executed and delivered by the Supporting Shareholder and constitutes the valid, legal and binding agreements of the Supporting Shareholder (assuming this Agreement has been, upon execution hereof, duly authorized, executed and delivered by the other Persons party hereto), enforceable against the Supporting Shareholder in accordance with its terms (except as enforceability is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
c.   Supporting Shareholder is the record and/or beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Acquiror Securities and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Acquiror Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Acquiror Securities, other than Liens pursuant to (i) this Agreement, (ii) the Acquiror Organizational Documents, (iii) the Combination Agreement, (iv) that certain Letter Agreement, dated as of November 27, 2020, by and among Acquiror, Supporting Shareholder and the members of Acquiror’s board of directors and/or management team, or (v) the Registration and Shareholder Rights Agreement, dated as of November 27, 2020, by and between Acquiror and Supporting Shareholder. The Subject Acquiror Securities are the only capital stock or other equity interests in Acquiror owned of record and/or beneficially by Supporting Shareholder on the date of this Agreement, and none of such Subject Acquiror Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Acquiror Securities other than this Agreement. Other than the Acquiror Warrants held by Supporting Shareholder, Supporting Shareholder does not hold or own any rights, options, warrants to acquire (directly or indirectly) any capital stock or other equity interests of Acquiror or any capital stock or other equity interests, debt or loans convertible into, or which can be exchanged for, capital stock or other equity interests of Acquiror.
d.   The execution and delivery of this Agreement by Supporting Shareholder does not, and the performance by Supporting Shareholder of its obligations hereunder will not (i) violate any provision of, or result in the breach of, any Law to which Supporting Shareholder is subject or by which any property or asset of Supporting Shareholder is bound, (ii) conflict with or result in a violation of the organizational documents of the Supporting Shareholder, or (iii) violate any provision of or result in breach, default or acceleration under any Contract binding upon Supporting Shareholder or, if Supporting Shareholder is an entity, its capital stock or other equity interests or, require any consent or approval that has not been given or other action that has not been taken by any Person, except in the case of clause (i) or (iii) directly above, as would not reasonably be expected to prevent, enjoin or materially delay the performance by Supporting Shareholder of its obligations under this Agreement.
e.   No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Supporting Shareholder with respect to the Supporting Shareholder’s execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except for filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act.

f.   As of the date hereof, there are no Actions pending against Supporting Shareholder, or to the knowledge of Supporting Shareholder threatened against Supporting Shareholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Supporting Shareholder of its obligations under this Agreement.
g.   Except as described in Schedule 6.10 to the Combination Agreement, no broker, finder, investment banker or other similar Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by the Combination Agreement based upon arrangements made by Supporting Shareholder, for which Acquiror or any of its Affiliates may become liable.
8.   Non-Solicitation.   The Supporting Shareholder acknowledges that the Supporting Shareholder has read Section 9.09 of the Combination Agreement. In addition, the Supporting Shareholder agrees that the restrictions imposed on Parent pursuant to Section 9.09 of the Combination Agreement shall be binding on the Supporting Shareholder mutates mutandis and further agrees not to take or omit to take (and agrees to cause its Affiliates and its and their respective Representatives not to take), directly or indirectly, any action that would violate Section 9.09 of the Combination Agreement if such action were taken or omitted to be taken by Parent.
9.   Termination.   This Agreement shall automatically terminate, without any notice or other action by any party, and be void ab initio upon the earlier of (a) the Effective Time, (b) the termination of the Combination Agreement in accordance with Article 11 thereof, and (c) the written agreement of Acquiror, the Company and Supporting Shareholder. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to this Section 9 shall not affect any liability on the part of any party for any breach of any covenant or agreement set forth in this Agreement prior to such termination. This Section 9, together with Sections 10 through 13 of this Agreement, shall survive any termination of this Agreement.
10.   No Third Party Beneficiaries.   This Agreement shall be for the sole benefit of the parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties, partners or participants in a joint venture.
11.   Notices to the Supporting Shareholder.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the address set forth below Supporting Shareholder’s name on the signature page to this Agreement.
12.   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
13.   Incorporation by Reference.   Supporting Shareholder expressly agrees to be bound by the provisions of Sections 12.01 (Waiver), 12.02 (Notices) (except as to the Supporting Shareholder), 12.03 (Assignment), 12.05 (Expenses), 12.06 (Governing Law), 12.07 (Captions; Counterparts), 12.09 (Entire Agreement), 12.10 (Amendments), 12.12 (Jurisdiction; Waiver of Trial by Jury), 12.13 (Enforcement), 12.14 (Non-Recourse), 12.15 (Nonsurvival of Representations, Warranties and Covenants) and 12.16 (Acknowledgments) of the Combination Agreement as if an original party thereto, and that such provisions are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.
[signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
SEAPORT GLOBAL ACQUISITION CORP.
By:

Name:
Title:
REDWOOD INTERMEDIATE, LLC
By:

Name:
Title:
SEAPORT GLOBAL SPAC, LLC
By: SEAPORT GLOBAL ASSET MANAGEMENT,
LLC, as managing member of Seaport Global SPAC, LLC
By:

Name: Stephen C. Smith
Title:
Chief Executive Officer

Record and/or Beneficial Ownership:
Class B Common Stock: 3,593,750
Warrants: 6,062,500
Address for Notice:
360 Madison Avenue, 20th Floor
New York, NY 10017
Attention: Stephen C. Smith
E-mail: SSmith@seaportglobal.com
[Siganture Page to Sponsor Support Agreement]

Exhibit C
SPONSOR LOCK-UP AGREEMENT
This SPONSOR LOCK-UP AGREEMENT (this “Agreement”), dated as of May 16, 2021, is made by and among (i) Seaport Global Acquisition Corp., a Delaware corporation (“Acquiror”), and (ii) Seaport Global SPAC, LLC (the “Supporting Shareholder”), a Delaware limited liability company and holder of Class B common stock, par value $0.0001 per share, and warrants, of Acquiror (the “Acquiror Warrants,” and collectively with the Class B common stock, the “Acquiror Shares”). Acquiror and the Supporting Shareholder shall be referred to herein from time to time collectively as the “parties”. Capitalized terms used but not otherwise defined herein, including capitalized terms used in any provision incorporated herein pursuant to Section 3(d) hereof, shall have the meanings ascribed to such terms in the Combination Agreement (as defined below).
WHEREAS, Acquiror, Seaport Merger Sub LLC, a Delaware limited liability company (the “Merger Sub”), Redwood Holdco, LP, a Delaware limited partnership, and Redwood Intermediate, LLC, a Delaware limited liability company (the “Company”), entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Combination Agreement”);
WHEREAS, as of the date hereof, the Supporting Shareholder is the record and/or beneficial owner of the number of Acquiror Shares set forth on the signature page hereto (together with any other capital stock or other equity interests of Acquiror that the Supporting Shareholder holds of record and/or beneficially, as of the date of this Agreement, or acquires record and/or beneficial ownership of after the date hereof, collectively, the “Restricted Securities”);
WHEREAS, Acquiror, Supporting Shareholder and the members of Acquiror’s board of directors and/or management team are party to that certain Letter Agreement, dated as of November 27, 2020 (the “Insider Letter”); and
WHEREAS, the Supporting Shareholder acknowledges and agrees that the Company would not have entered into and agreed to consummate the transactions contemplated by the Combination Agreement, including the Merger, without the Supporting Shareholder and Acquiror entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, hereby agree as follows:
1.   Lock-Up Provisions.
(a)   The Supporting Shareholder hereby agrees not to (1) Transfer any Restricted Securities from and after the Closing and until the earlier of (x) the first anniversary of the date of the Closing, (y) the date after the Closing on which Acquiror completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Acquiror’s shareholders having the right to exchange their Class A common stock in Acquiror for cash, securities or other property (clause (y), a “Liquidity Event”), and (z) the trading day, if any, on which the last sale price of the Class A common stock of Acquiror equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date (such period, the “Lock-Up Period”), and (2) from and after the execution of the Combination Agreement and until the end of the Lock-Up Period, directly or indirectly, engage in any short sales or other hedging or derivative transactions in respect of the Restricted Securities; provided that the foregoing restrictions shall not apply to the Transfer of any or all of the Restricted Securities owned by the Supporting Shareholder made in respect of a Permitted Transfer (as defined below); provided, further, that in any of case of a Permitted Transfer, it shall be a condition to such Transfer that the Permitted Transferee executes and delivers to Acquiror an agreement, in substantially the same form of this Agreement, stating that the Permitted Transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to the Supporting Shareholder; it being understood that there shall be no further Transfer of such Restricted Securities except in accordance with this Agreement. Notwithstanding the foregoing, the parties hereby acknowledge and agree that nothing in this Section 1(a) shall prohibit any Supporting Shareholder Stockholder from pledging any Restricted Securities in connection with such Supporting Shareholder Stockholder and/or any of its affiliates entering into a credit facility or other bona fide borrowing, lending or financing arrangement or any Transfer of Restricted Securities to any third-party pledgees as collateral to secure obligations (or as a grant or maintenance of a bona fide lien, security interest, pledge or other similar encumbrance) pursuant to borrowing, lending, financing or other arrangements between such third parties (or their affiliates or designees) and such Supporting Shareholder Stockholder and/or its affiliates; provided that, for the avoidance of doubt, any pledgee who receives Restricted Securities following the exercise of remedies shall not be subject to the restrictions set forth in this Section 1(a). As used herein, (1) “Transfer” shall mean (i) the sale of, offer to sell, contract or agreement to sell, hypothecation, pledge, loan, grant of any option, right or warrant to purchase or other disposal of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to any security, including any Restricted Security, (ii) entry into any swap, hedging, or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, including any Restricted Security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement or disclosure of any action or intention to effect any transaction specified in clause (i) or (ii); provided, however, that notwithstanding anything to the contrary in this Agreement, after the Closing, a Transfer shall not include any Permitted Hedging Transactions; (2) the term “Permitted Hedging Transaction” shall mean convertible securities, derivative securities, options or contracts or instruments used by a Supporting Shareholder Stockholder to manage, hedge, transfer or dispose such Supporting Shareholder Stockholder’s ownership of any Restricted Securities as of the Closing; provided that any transaction that has the effect of increasing a Supporting Shareholder Stockholder’s net long position (as defined in Rule 14(e)(4) under the Exchange Act) relative to their ownership of the Restricted Securities as of the Closing shall not be permitted; (3) the term “Permitted Transfer” shall mean a Transfer made: (A) in the case of a Supporting Shareholder Stockholder being an individual, by gift to a member of one of the individual’s immediate family, or to a trust or other estate planning vehicle, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (B) in the case of a Supporting Shareholder Stockholder being an individual, by virtue of laws of descent and distribution upon death of the Supporting Shareholder Stockholder; (C) in the case of a Supporting Shareholder Stockholder being an individual, pursuant to a qualified domestic relations order; (D) with respect to any Supporting Shareholder Stockholder that is an investment fund, vehicle or similar entity, (x) any other investment fund, vehicle or similar entity of which such Person or an affiliate, advisor or manager of such Person serves as the general partner, manager or advisor and (y) any direct or indirect limited partner or investor in such investment fund, vehicle or similar entity or any direct or indirect limited partner or investor in any other investment fund, vehicle or similar entity of which such Supporting Shareholder or an affiliate, advisor or manager of such Supporting Shareholder Stockholder serves as the general partner, manager or advisor, (E) by virtue of applicable law or the Supporting Shareholder’s organizational documents upon liquidation or dissolution of the Supporting Shareholder; (F) to Acquiror in connection with the consummation of a Liquidity Event; (G) in the event of Acquiror’s liquidation prior to the completion of a Liquidity Event; (H) in the event of completion of a liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of Acquiror’s holders of Acquiror Shares or any other capital stock or other equity interests of Acquiror having the right to exchange their interests for cash, securities or other property subsequent to the completion of a Liquidity Event; or (I) to the Supporting Shareholder Stockholder’s officers or directors, any affiliate or family member of any of such Supporting Shareholder Stockholder’s officers or directors or any affiliate of such Supporting Shareholder Stockholder, or to any direct or indirect member(s), direct or indirect limited partner(s) or other direct or indirect equity holder(s) of such Supporting Shareholder Stockholder or any of their affiliates; and “Permitted Transferee” shall have correlative meaning; and (4) and the term “Supporting Shareholder Stockholder” shall mean Supporting Shareholder (together with its successors and any Permitted Transferee thereof).

(b)   If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and Acquiror shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Acquiror may impose stop-transfer instructions with respect to the Restricted Securities held by Supporting Shareholder Stockholders until the end of the Lock-Up Period.
(c)   During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF MAY 16, 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
(d)   For the avoidance of any doubt, each Supporting Shareholder Stockholder shall retain all of its rights as a stockholder of Acquiror during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Restricted Securities.
(e)   Supporting Shareholder shall comply with, and fully perform all of its obligations, covenants and agreements set forth in the Insider Letter. Supporting Shareholder shall not permit the Insider Letter to be amended or modified without Acquiror’s consent.
(f)   At any time during the Lock-Up Period, Acquiror may, to the extent not prohibited by applicable Law, waive compliance by the Supporting Shareholder Stockholders with any of the agreements or conditions for the benefit of Acquiror set forth herein, provided that any such waiver shall be valid only if set forth in a written instrument signed on behalf of Acquiror.
2.   Representations and Warranties of Supporting Shareholder.   Supporting Shareholder represents and warrants to Acquiror as follows:
(a)   The Supporting Shareholder is (i) an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable) or (ii) an individual.
(b)   The Supporting Shareholder has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. If the Supporting Shareholder is an individual, the Supporting Shareholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of the Supporting Shareholder. This Agreement has been duly and validly executed and delivered by the Supporting Shareholder and constitutes the valid, legal and binding agreements of the Supporting Shareholder (assuming this Agreement has been, upon execution hereof, duly authorized, executed and delivered by the other Persons party hereto), enforceable against the Supporting Shareholder in accordance with its terms (except as enforceability is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
(c)   The execution and delivery of this Agreement by Supporting Shareholder does not, and the performance by Supporting Shareholder of its obligations hereunder will not (i) violate any provision of, or result in the breach of, any Law to which Supporting Shareholder is subject or by which any property or asset of Supporting Shareholder is bound, (ii) if Supporting Shareholder is an entity, conflict with or result in a violation of the organizational documents of Supporting Shareholder, or (iii) violate any provision of or result in breach, default or acceleration under any Contract binding upon Supporting Shareholder or, if Supporting Shareholder is an entity, its capital stock or other equity interests or, require any consent or approval that has not been given or other action that has not been taken by any Person, except in the case of clause (i) or (iii) directly above, as would not reasonably be expected to prevent, enjoin or materially delay the performance by Supporting Shareholder of its obligations under this Agreement.
(d)   No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Supporting Shareholder with respect to Supporting Shareholder’s execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except for filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act.
(e)   As of the date hereof, there are no Actions pending against Supporting Shareholder, or to the knowledge of Supporting Shareholder threatened against Supporting Shareholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Supporting Shareholder of its obligations under this Agreement.
3.   Miscellaneous.
(a)   Termination.   This Agreement shall automatically terminate, without any notice or other action by any party, and be void ab initio upon the earlier of (i) the termination of the Combination Agreement in accordance with its terms and (ii) the latest to occur of (A) the termination of the Insider Letter and (B) the end of the Lock-Up Period. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to this Section 3(a) shall not affect any liability on the part of any party for a breach of any covenant or agreement set forth in this Agreement prior to such termination. The provisions of Section 3 of this Agreement, including this Section 3(a), shall survive any termination of this Agreement.
(b)   Binding Effect; Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective Permitted Transferees and permitted successors and assigns. This Agreement and all obligations of Supporting Shareholder are personal to Supporting Shareholder and may not be transferred or delegated by Supporting Shareholder at any time without the prior written consent of Acquiror. Acquiror may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Supporting Shareholder.
(c)   Third Parties.   Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.
(d)   Incorporation by Reference.   Supporting Shareholder expressly agrees to be bound by the provisions of Sections 12.01 (Waiver), 12.02 (Notices) (except as to the Supporting Shareholder), 12.05 (Expenses), 12.06 (Governing Law), 12.07 (Captions; Counterparts), 12.11 (Severability), 12.12 (Jurisdiction; Waiver of Trial by Jury), 12.13 (Enforcement), 12.14 (Non-Recourse), 12.15 (Nonsurvival of Representations, Warranties and Covenants) and 12.16 (Acknowledgments) of the Combination Agreement as if an original party thereto, and that such provisions are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.
(e)   Notices to the Supporting Shareholder.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given ) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail

(postage prepaid, return receipt requested) (upon receipt thereof) to the address set forth below Supporting Shareholder’s name on the signature page to this Agreement.
(f)   Amendment.   This Agreement may be amended or modified only by a written agreement executed and delivered by Acquiror and the Supporting Shareholder. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties effected in a manner which does not comply with this Section 3(f) shall be void, ab initio.
(g)   Entire Agreement.   This Agreement, together with the other agreements referenced herein, constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Combination Agreement or any Transaction Documents. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Acquiror or any of the obligations of Supporting Shareholder under any other agreement between Supporting Shareholder and Acquiror or any certificate or instrument executed by Supporting Shareholder in favor of Acquiror, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Acquiror or any of the obligations of Supporting Shareholder under this Agreement.
(h)   Further Assurances.   From time to time, at another party’s written request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
[signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Lock-Up Agreement to be duly executed on its behalf as of the day and year first above written.
SEAPORT GLOBAL ACQUISITION CORP.
By:

Name:
Title:

SEAPORT GLOBAL SPAC, LLC
By: SEAPORT GLOBAL ASSET MANAGEMENT,
LLC, as managing member of Seaport Global SPAC, LLC
By:

Name: Stephen C. Smith
Title:
Chief Executive Officer

Record and/or Beneficial Ownership:
Class B Common Stock: 3,593,750
Warrants: 6,062,500
Address for Notice:
360 Madison Avenue, 20th Floor
New York, NY 10017
Attention: Stephen C. Smith
E-mail: SSmith@seaportglobal.com
[Signature Page to Sponsor Lock-Up Agreement]

Exhibit C
PARENT LOCK-UP AGREEMENT
This PARENT LOCK-UP AGREEMENT (this “Agreement”), dated as of May 16, 2021, is made by and among (i) Seaport Global Acquisition Corp., a Delaware corporation (“Acquiror”), and (ii) Redwood Holdco, LP (“Parent”), a Delaware limited partnership. Acquiror and Parent shall be referred to herein from time to time collectively as the “parties”. Capitalized terms used but not otherwise defined herein, including capitalized terms used in any provision incorporated herein pursuant to Section 3(d) hereof, shall have the meanings ascribed to such terms in the Combination Agreement (as defined below).
WHEREAS, Acquiror, Seaport Merger Sub LLC, a Delaware limited liability company (the “Merger Sub”), Parent and Redwood Intermediate, LLC, a Delaware limited liability company, entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Combination Agreement”);
WHEREAS, pursuant to the Combination Agreement, as of the Closing, Parent shall be the record and/or beneficial owner of a number of shares of Class B common stock, par value $0.0001 per share, as determined in accordance with the Combination Agreement, of Acquiror (the “Acquiror Shares”);
WHEREAS, all Acquiror Shares, together with any other capital stock or other equity interests of Acquiror, that Parent holds of record and/or beneficially, as of the date of this Agreement, or acquires record and/or beneficial ownership of after the date hereof, are referred to herein as the “Restricted Securities”; and
WHEREAS, Parent acknowledges and agrees that Acquiror would not have entered into and agreed to consummate the transactions contemplated by the Combination Agreement, including the Merger, without Parent and Acquiror entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, hereby agree as follows:
1.   Lock-Up Provisions.
Parent hereby agrees not to (1) Transfer any Restricted Securities from and after the Closing and until the earliest of (x) six (6) months after the date of the Closing, (y) the date after the Closing on which Acquiror completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Acquiror’s shareholders having the right to exchange their Class A common stock in Acquiror for cash, securities or other property (clause (y), a “Liquidity Event”), and (z) the trading day, if any, on which the last sale price of the Class A common stock of Acquiror equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period after the Closing Date (such period, the “Lock-Up Period”), and (2) from and after the execution of the Combination Agreement and until the Closing Date, directly or indirectly, engage in any short sales or other hedging or derivative transactions in respect of the Restricted Securities; provided that the foregoing restrictions shall not apply to the Transfer of any or all of the Restricted Securities owned by Parent made in respect of a Permitted Transfer (as defined below); provided, further, that in any of case of a Permitted Transfer, it shall be a condition to such Transfer that the Permitted Transferee executes and delivers to Acquiror an agreement, in substantially the same form of this Agreement, stating that the Permitted Transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Parent; it being understood that there shall be no further Transfer of such Restricted Securities except in accordance with this Agreement. Notwithstanding the foregoing, the parties hereby acknowledge and agree that nothing in this Section 1(a) shall prohibit any Parent Stockholder from pledging any Restricted Securities in connection with such Parent Stockholder and/or any of its affiliates entering into a credit facility or other bona fide borrowing, lending or financing arrangement or any Transfer of Restricted Securities to any third-party pledgees as collateral to secure obligations (or as a grant or maintenance of a bona fide lien, security interest, pledge or other similar encumbrance) pursuant to borrowing, lending, financing or other arrangements between such third parties (or their affiliates or designees) and such Parent Stockholder and/or its affiliates; provided that, for the avoidance of doubt, any pledgee who receives Restricted Securities following the exercise of remedies shall not be subject to the restrictions set forth in this Section 1(a). As used herein, (1) “Transfer” shall mean (i) the sale of, offer to sell, contract or agreement to sell, hypothecation, pledge, loan, grant of any option, right or warrant to purchase or other disposal of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to any security, including any Restricted Security, (ii) entry into any swap, hedging, or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, including any Restricted Security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement or disclosure of any action or intention to effect any transaction specified in clause (i) or (ii); provided, however, that notwithstanding anything to the contrary in this Agreement, after the Closing, a Transfer shall not include any Permitted Hedging Transactions; (2) the term “Permitted Hedging Transaction” shall mean convertible securities, derivative securities, options or contracts or instruments used by a Parent Stockholder to manage, hedge, transfer or dispose such Parent Stockholder’s ownership of any Restricted Securities as of the Closing; provided that any transaction that has the effect of increasing a Parent Stockholder’s net long position (as defined in Rule 14(e)(4) under the Exchange Act) relative to their ownership of the Restricted Securities as of the Closing shall not be permitted; (3) the term “Permitted Transfer” shall mean a Transfer made: (A) in the case of a Parent Stockholder being an individual, by gift to a member of one of the individual’s immediate family, or to a trust or other estate planning vehicle, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (B) in the case of a Parent Stockholder being an individual, by virtue of laws of descent and distribution upon death of such Parent Stockholder; (C) in the case of a Parent Stockholder being an individual, pursuant to a qualified domestic relations order; (D) with respect to any Parent Stockholder that is an investment fund, vehicle or similar entity, (x) any other investment fund, vehicle or similar entity of which such Person or an affiliate, advisor or manager of such Person serves as the general partner, manager or advisor and (y) any direct or indirect limited partner or investor in such investment fund, vehicle or similar entity or any direct or indirect limited partner or investor in any other investment fund, vehicle or similar entity of which such Parent Stockholder or an affiliate, advisor or manager of such Parent Stockholder serves as the general partner, manager or advisor (provided, however, that in no event shall any “portfolio companies” (as such term is customarily used in the private equity industry) of any Parent Stockholder or any entity that is controlled by a “portfolio company” of a Parent Stockholder constitute a Permitted Transferee), (E) by virtue of applicable law or Parent’s organizational documents upon liquidation or dissolution of Parent; (F) to Acquiror in connection with the consummation of a Liquidity Event; (G) in the event of Acquiror’s liquidation prior to the completion of a Liquidity Event; (H) in the event of completion of a liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of Acquiror’s holders of Acquiror Shares or any other capital stock or other equity interests of Acquiror having the right to exchange their interests for cash, securities or other property subsequent to the completion of a Liquidity Event; or (I) to a Parent Stockholder’s officers or directors, any affiliate or family member of any of such Parent Stockholder’s officers or directors or any affiliate of such Parent Stockholder, or to any direct or indirect member(s), direct or indirect limited partner(s) or other direct or indirect equity holder(s) of such Parent Stockholder or any of their affiliates; and “Permitted Transferee” shall have correlative meaning; and (4) the term “Parent Stockholder” shall mean Parent (together with its successors and any Permitted Transferee thereof).
(a)   If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and Acquiror shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Acquiror may impose stop-transfer instructions with respect to the Restricted Securities held by Parent Stockholders until the end of the Lock-Up Period.
(b)   During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF MAY 16, 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
(c)   For the avoidance of any doubt, each Parent Stockholder shall retain all of its rights as a stockholder of Acquiror during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Restricted Securities.
(d)   At any time during the Lock-Up Period, Acquiror may, to the extent not prohibited by applicable Law, waive compliance by the Parent Stockholders with any of the agreements or conditions for the benefit of Acquiror set forth herein, provided that any such waiver shall be valid only if set forth in a written instrument signed on behalf of Acquiror.
2.   Representations and Warranties of Parent.   Parent represents and warrants to Acquiror as follows:
(a)   Parent is an exempted limited partnership duly formed, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation.
(b)   Parent has the requisite exempted limited partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary exempted limited partnership action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent and constitutes the valid, legal and binding agreements of Parent (assuming this Agreement has been, upon execution hereof, duly authorized, executed and delivered by the other Persons party hereto), enforceable against Parent in accordance with its terms (except as enforceability is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
(c)   The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations hereunder will not (i) violate any provision of, or result in the breach of, any Law to which Parent is subject or by which any property or asset of Parent is bound, (ii) if Parent is an entity, conflict with or result in a violation of the organizational documents of Parent, or (iii) violate any provision of or result in breach, default or acceleration under any Contract binding upon Parent or, if Parent is an entity, its capital stock or other equity interests or, require any consent or approval that has not been given or other action that has not been taken by any Person, except in the case of clause (i) or (iii) directly above, as would not reasonably be expected to prevent, enjoin or materially delay the performance by Parent of its obligations under this Agreement.
(d)   No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Parent with respect to Parent’s execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except for filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act.
(e)   As of the date hereof, there are no Actions pending against Parent, or to the knowledge of Parent threatened against Parent, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Parent of its obligations under this Agreement.
3.   Miscellaneous.
(a)   Termination.   This Agreement shall automatically terminate, without any notice or other action by any party, and be void ab initio upon the earlier of (i) the termination of the Combination

Agreement in accordance with its terms and (ii) the end of the Lock-Up Period. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to this Section 3(a) shall not affect any liability on the part of any party for a breach of any covenant or agreement set forth in this Agreement prior to such termination. The provisions of Section 3 of this Agreement, including this Section 3(a), shall survive any termination of this Agreement.
(b)   Binding Effect; Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective Permitted Transferees and permitted successors and assigns. This Agreement and all obligations of Parent are personal to Parent and may not be transferred or delegated by Parent at any time without the prior written consent of Acquiror. Acquiror may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Parent.
(c)   Third Parties.   Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.
(d)   Incorporation by Reference.   Parent expressly agrees to be bound by the provisions of Sections 12.01 (Waiver), 12.02 (Notices) (except as to Parent), 12.05 (Expenses), 12.06 (Governing Law), 12.07 (Captions; Counterparts), 12.11 (Severability), 12.12 (Jurisdiction; Waiver of Trial by Jury), 12.13 (Enforcement), 12.14 (Non-Recourse), 12.15 (Nonsurvival of Representations, Warranties and Covenants) and 12.16 (Acknowledgments) of the Combination Agreement as if an original party thereto, and that such provisions are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.
(e)   Notices to Parent.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof), addressed as follows:
Redwood Holdco, LP
c/o Apollo Management VIII L.P.
9 W 57th Street, 43rd Floor
New York, New York 10019
Attn:
Lee Solomon, Partner
John Suydam, Chief Legal Officer

Email:
lsolomon@apollo.com
jsuydam@apollo.com

with a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attn:
Taurie Zeitzer
Justin Rosenberg

Email:
tzeitzer@paulweiss.com
jrosenberg@paulweiss.com

(f)   Amendment.   This Agreement may be amended or modified only by a written agreement executed and delivered by Acquiror and Parent. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties effected in a manner which does not comply with this Section 3(f) shall be void, ab initio.

(g)   Entire Agreement.   This Agreement, together with the other agreements referenced herein, constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Combination Agreement or any Transaction Documents. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Acquiror or any of the obligations of Parent under any other agreement between Parent and Acquiror or any certificate or instrument executed by Parent in favor of Acquiror, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Acquiror or any of the obligations of Parent under this Agreement.
(h)   Further Assurances.   From time to time, at another party’s written request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
[signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Lock-Up Agreement to be duly executed on its behalf as of the day and year first above written.
SEAPORT GLOBAL ACQUISITION CORP.
By:

Name:
Title:
REDWOOD HOLDCO, LP
By:

Name:
Title:
[Signature Page to Parent Lock-Up Agreement]

Exhibit D
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of [DD MONTH], 2021, by and among Redbox Automated Retail (f/k/a Seaport Global Acquisition Corp.), a Delaware corporation (the “Company”), and the parties listed as Investors on Schedule I hereto (each, an “Investor” and collectively, the “Investors”).
WHEREAS, the Company and Seaport Global SPAC, LLC (the “Sponsor”) are party to that certain Registration and Shareholder Rights Agreement, dated as of November 27, 2020 (the “Existing Agreement”);
WHEREAS, the Company, Seaport Merger Sub LLC, a Delaware limited liability company, Redwood Holdco, LP, a Delaware limited partnership (“Parent”), and Redwood Intermediate, LLC, a Delaware limited liability company, have entered into that certain Business Combination Agreement, dated as of May 16, 2021 (as amended or supplemented from time to time, the “Business Combination Agreement”);
WHEREAS, pursuant to the Business Combination Agreement, the Investors have agreed to enter into this Agreement pursuant to which, among other things, the Investors will be granted certain registration rights with respect to their Registrable Securities on the terms and subject to the conditions herein; and
WHEREAS, the parties to the Existing Agreement have agreed to amend and restate the Existing Agreement in its entirety as set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.   DEFINITIONS.
1.1
Definitions.   Terms used but not defined herein shall have their respective meanings set forth in the Business Combination Agreement. The following capitalized terms used herein have the following meanings:

“Addendum Agreement” is defined in Section 6.2.
“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the Company Board: (i) would be required to be made in any Registration Statement or Prospectus filed with the Commission by the Company so that such Registration Statement or Prospectus does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.
“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.
“Block Trade” means any non-marketed underwritten offering taking the form of a block trade to a financial institution, “qualified institutional buyer” or “institutional accredited investor,” bought deal, over-night deal or similar transaction that does not include the filing of a Prospectus or Issuer Free Writing Prospectus with the Commission, “road show” presentations to potential investors requiring substantial marketing effort from management, the issuance of a “comfort letter” by the Company’s auditors or the issuance of legal opinions by the Company’s legal counsel (other than those delivered to the Company’s transfer agent with respect to the removal of any legend).
“Business Combination Agreement” is defined in the preamble to this Agreement.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.
“Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Company.
“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.
“Common Stock” means, collectively, the Class A Common Stock and the Class B Common Stock.
“Company” is defined in the preamble to this Agreement.
“Company Board” means the board of directors of the Company.
“Demand Registration” is defined in Section 2.2.1.
“Demanding Holder” is defined in Section 2.2.1.
“Effectiveness Period” is defined in Section 3.1.3.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
“Filing Date” is defined in Section 2.1.1.
“Form S-1” means a Registration Statement on Form S-1.
“Form S-3” means a Registration Statement on Form S-3 or any similar short-form registration that may be available at such time.
“Indemnified Party” is defined in Section 4.3.
“Indemnifying Party” is defined in Section 4.3.
“Investor” and “Investors” is defined in the preamble to this Agreement.
“Investor Indemnified Party” is defined in Section 4.1.
“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of the Registrable Securities.
“Lock-Up Period” means the period ending on the earlier of (a) six (6) months after the Closing Date or (b) if the closing price of the Company’s Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within and 30-trading day period following the Closing Date.
“Maximum Number of Shares” is defined in Section 2.1.5.
“New Registration Statement” is defined in Section 2.1.4.
“Notices” is defined in Section 6.5.
“Piggy-Back Registration” is defined in Section 2.3.1.
“Prospectus” means (i) the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments and supplements, and all other material incorporated by reference in such prospectus, and (ii) any Issuer Free Writing Prospectus.
“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means (i) all outstanding shares of Class A Common Stock and Acquiror Warrants held by an Investor immediately following the Closing, (ii) all shares of Class A Common Stock issuable upon exercise, conversion or exchange of any option, warrant or convertible security held directly or indirectly by an Investor immediately following the Closing, including, without limitation, all shares of Class A Common Stock issuable upon exchange or conversion of any Company Common Units or Class B Common Stock or exercise of the Acquiror Warrants, (iii) all shares of Class A Common Stock (including, without limitation, the shares of Class A Common Stock issued or issuable upon the exercise, conversion or exchange of any option, warrant or convertible security, including, without limitation, all shares of Class A Common Stock issuable upon exchange or conversion of any Company Common Units or Class B Common Stock or exercise of the Acquiror Warrants) of the Company otherwise acquired or owned by an Investor following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company and (iv) all shares of Class A Common Stock issued to any Investor with respect to such securities referred to in clauses (i) − (iii) by way of any stock split, stock dividend or other distribution, recapitalization, stock exchange, stock reconstruction, merger, amalgamation, consolidation, contractual control arrangement or similar event. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates or book-entry positions for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; (d) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); or (e) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).
“Requesting Holder” is defined in Section 2.1.5(a).
“Resale Shelf Registration Statement” is defined in Section 2.1.1.
“Rule 144” means Rule 144 promulgated under the Securities Act (or any successor rule promulgated by the Commission).
“SEC Guidance” means any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
“Selling Holders” is defined in Section 2.1.5(a)(ii).
“Subsequent Shelf Registration” is defined in Section 2.1.3.
“Suspension Event” is defined in Section 3.1.1.
“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.
“Underwritten Demand Registration” shall mean an underwritten public offering of Registrable Securities pursuant to a Demand Registration, as amended or supplemented.

“Underwritten Takedown” shall mean an underwritten public offering of Registrable Securities pursuant to the Resale Shelf Registration Statement, as amended or supplemented.
1.2
Construction; Interpretation.   The term “this Agreement” means this Agreement together with Schedule I and Exhibit A hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including Schedule I and Exhibit A hereto, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if” and (i) all references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits of this Agreement. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

2.   REGISTRATION RIGHTS.
2.1
Resale Shelf Registration Rights.

2.1.1
Registration Statement Covering Resale of Registrable Securities.   The Company shall prepare and file or cause to be prepared and filed with the Commission as soon as practicable after the Closing Date, but in any event no later than thirty (30) calendar days after the Closing Date (the “Filing Date”), a Registration Statement for an offering to be made on a delayed or continuous basis registering the resale from time to time by the Investors of all of the Registrable Securities then held by such Investors that are not covered by an effective registration statement on the Filing Date (the “Resale Shelf Registration Statement”). The Resale Shelf Registration Statement shall be on Form S-3 or another appropriate form permitting Registration of such Registrable Securities for resale by such Investors, or, if the Company is ineligible to use Form S-3, on Form S-1. The Company shall use its reasonable best efforts to cause the Resale Shelf Registration Statement to be declared effective by the Commission as soon as possible after filing, and once effective, to keep the Resale Shelf Registration Statement continuously effective under the Securities Act at all times until the expiration of the Effectiveness Period. In the event the Company files the Resale Shelf Registration Statement on Form S-1, the Company shall use its reasonable best efforts to convert the Resale Shelf Registration Statement on Form S-1 to a Resale Shelf Registration Statement on Form S-3 as soon as practicable after the Company is eligible to use Form S-3.

2.1.2
Notification and Distribution of Materials.   The Company shall notify the Investors in writing of the effectiveness of the Resale Shelf Registration Statement and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary Prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Investors may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

2.1.3
Amendments and Supplements; Subsequent Shelf Registration.   Subject to the provisions of Section 2.1.1 above, the Company shall use its reasonable best efforts to promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf

Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities during the Effectiveness Period, or to file an additional Registration Statement as a shelf registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Investor. If a Subsequent Shelf Registration is filed, the Company shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration continuously effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities at all times during the Effectiveness Period. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form, which may include Form S-1.
2.1.4
Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Investors and use its reasonable best efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and use its reasonable best efforts to file a new registration statement (a “New Registration Statement”), in either case covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form S-3 or such other form available to register for resale the Registrable Securities as a secondary offering, which may include Form S-1. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering, unless otherwise directed in writing by a holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Investors unless the Commission directs, comments or requests that certain Investors must be reduced first based on the number of Registrable Securities held by such Investors. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its reasonable best efforts to file with the Commission, as promptly as allowed by the Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

2.1.5
Notice of Certain Events.   The Company shall promptly notify the Investors in writing of any request by the Commission for any amendment or supplement to, or additional information in connection with, the Resale Shelf Registration Statement required to be prepared and filed hereunder (or Prospectus relating thereto). The Company shall promptly notify each Investor in writing of the filing of the Resale Shelf Registration Statement or any Prospectus, amendment or supplement related thereto or any post-effective amendment to the Resale Shelf Registration Statement and the effectiveness of any post-effective amendment.

(a)
If the Company shall receive a request from one or more Investor(s) holding Registrable Securities with an estimated market value of at least $50 million (the requesting Investor(s) shall be referred to herein as the “Requesting Holder(s)”) that the Company effect the Underwritten Takedown of all or any portion of the Requesting Holder’s Registrable Securities, and specifying the intended method of disposition thereof, then the Company shall promptly give notice of such requested Underwritten Takedown at least three (3) Business Days prior to the anticipated filing date of the Prospectus relating to such Underwritten Takedown to the other Investors and thereupon shall use its reasonable best efforts to effect, as expeditiously as possible, the offering in such Underwritten Takedown of:

(i)   subject to the restrictions set forth in Section 2.1.5(d), all Registrable Securities for which the Requesting Holder has requested such offering under Section 2.1.5(a), and
(ii)   subject to the restrictions set forth in Section 2.1.5(d), all other Registrable Securities that any Investors (all such Investors, together with the Requesting Holder, the “Selling Holders”) have requested the Company to offer by request received by the Company within two (2) Business Days after such Investors receive the Company’s notice of the Underwritten Takedown, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be offered.
(b)
Promptly after the expiration of the period referred to in Section 2.1.5(a)(ii), the Company will notify all Selling Holders of the identities of the other Selling Holders and the number of shares of Registrable Securities requested to be included therein.

(c)
The Company shall only be required to effectuate one Underwritten Takedown within any six-month period.

(d)
If the managing Underwriter in an Underwritten Takedown advises the Company and the Requesting Holder that the dollar amount or number of shares of Registrable Securities requested to be included in such Underwritten Takedown exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such Underwritten Takedown the Registrable Securities of the Selling Holders (pro rata in accordance with the number of Registrable Securities that each such Selling Holder has requested be included in such Underwritten Takedown, regardless of the number of Registrable Securities held by each such Selling Holder) that can be sold without exceeding the Maximum Number of Shares.

2.1.6
Selection of Underwriters.   The Requesting Holder shall have the right to select an Underwriter or Underwriters in connection with such Underwritten Takedown, which Underwriter or Underwriters shall be reasonably acceptable to the Company. In connection with an Underwritten Takedown, the Company shall enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities in such Underwritten Takedown, including, if necessary, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the Financial Industry Regulatory Authority, Inc. The right of any Investor to include its Registrable Securities in such Underwritten Takedown shall be conditioned upon such Investor’s participation in such underwriting and the inclusion of such Investor’s Registrable Securities in the underwriting to the extent provided herein. All Investors proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by the Requesting Holder, and subject to the reasonable approval of the Company.

2.1.7
Registrations effected pursuant to this Section 2.1 shall not be counted as Demand Registrations effected pursuant to Section 2.2.

2.1.8
Withdrawal.   A Selling Holder shall have the right to withdraw all or any portion of its Registrable Securities included in an Underwritten Takedown pursuant to this Section 2.1 for any reason or no reason whatsoever upon written notice to the Company and the Underwriter or Underwriters of its intention to withdraw from such Underwritten Takedown prior to the public announcement of such Underwritten Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the registration expenses incurred in connection with an Underwritten Takedown prior to a withdrawal under this Section 2.1.8. If all Registrable Securities are withdrawn from an Underwritten Takedown pursuant to this Section 2.1.8, such withdrawn Underwritten Takedown shall not be counted as an Underwritten Takedown effected pursuant to Section 2.1.5(c).

2.1.9
Block Trade.   If the Company shall receive a request from one or more Investor(s) holding Registrable Securities with an estimated aggregate market value of at least $10 million that the Company effect the sale of all or any portion of the Registrable Securities held by such Investors in a Block Trade, then the Company shall, as expeditiously as possible, effectuate the offering in such Block Trade of the Registrable Securities for which such requesting Investor has requested such offering under this Section 2.1.9. Notwithstanding anything herein to the contrary, a Block Trade shall not be counted as an Underwritten Takedown effected pursuant to Section 2.1.5(c).

2.2
Demand Registration.

2.2.1
Request for Registration.   At any time and from time to time after the expiration of the Lock-Up Period, one or more Investor(s) who hold Registrable Securities with an aggregate estimated market value of at least $75 million may make a written demand for Registration under the Securities Act of all or any portion of their Registrable Securities on Form S-1 or any similar long-form Registration or, if then available, on Form S-3. Each registration requested pursuant to this Section 2.2.1 is referred to herein as a “Demand Registration”. Any demand for a Demand Registration shall specify the number and type of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will, within ten (10) calendar days of the Company’s receipt of the Demand Registration, notify all Investors that are holders of Registrable Securities of the demand, and each such Investor who wishes to include all or a portion of such Investor’s Registrable Securities in the Demand Registration (each such Investor including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify the Company within five (5) calendar days after the receipt by the Investor of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.2.4 and the provisos set forth in Section 3.1.1. The Company shall not be obligated to effect: (a) more than one (1) Demand Registration during any six-month period; provided, that a Registration shall not be counted for such purposes unless a Form S-1 or any similar long-form Registration or, if then available, Form S-3 has become effective; or (b) any Demand Registration at any time if there is an effective Resale Shelf Registration Statement covering all Registrable Securities on file with the Commission pursuant to Section 2.1.

2.2.2
Effective Registration.   A Registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective by the Commission and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective by the Commission, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.2.3
Underwritten Offering.   If the Demand Registration has an estimated market value of at least $50 million and the Demanding Holders so elect and such Demanding Holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any Investor to include its Registrable Securities in such Demand Registration shall be conditioned upon such Investor’s participation in such underwriting and the inclusion of such Investor’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by the Demanding Holders initiating the Demand Registration, and subject to the reasonable approval of the Company.
2.2.4
Reduction of Offering.   If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering, in good faith, advises the Company and the Demanding Holders that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other Class A Common Stock or other securities which the Company desires to sell and the Class A Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other stockholders of the Company who desire to sell, exceeds Maximum Number of Shares, then the Company shall include in such Demand Registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of Registrable Securities that each such Demanding Holder has requested be included in such Demand Registration, regardless of the number of Registrable Securities held by each such Demanding Holder) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Class A Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the Class A Common Stock or other securities of the Company for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such person, as to which “piggy-back” registration has been requested by the holders thereof, pro rata in accordance with the number of shares of Class A Common Stock or other securities that each such person has requested be included in such Demand Registration, regardless of the number of shares of Class A Common Stock or other securities of the Company held by each such person, that can be sold without exceeding the Maximum Number of Shares.

2.2.5
Withdrawal.   A Demanding Holder shall have the right to withdraw all or any portion of its Registrable Securities included in an underwritten offering pursuant to this Section 2.2 for any reason or no reason whatsoever upon written notice to the Company and the Underwriter or Underwriters of its intention to withdraw from such underwritten offering prior to the public announcement of such underwritten offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the registration expenses incurred in connection with an underwritten offering prior to its withdrawal under this Section 2.2.5.

2.3
Piggy-Back Registration.

2.3.1
Piggy-Back Rights.   If at any time on or after the date of this Agreement, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for stockholders of the Company for their account (or by the Company and by stockholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) filed in connection with issuance of securities in a merger or acquisition transaction, then the Company shall (x) give written notice of such proposed filing to the Investors as soon as practicable but in no event less than ten (10) calendar days before the anticipated filing date of such Registration Statement, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the Investors in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such Investors may request in writing within five (5) calendar days following receipt of such notice (a “Piggy-Back Registration”); provided that the rights provided under this

Section 2.3.1 shall not be available to any Investor at such time as (a) there is an effective Resale Shelf Registration Statement available for the resale of all Registrable Securities pursuant to Section 2.1, (b) such Registration is solely to be used for the offering of securities by the Company for its own account and (c) no other stockholder of the Company is entitled to participate in such Registration. The Company shall, in good faith, cause such Registrable Securities to be included in such Piggy-Back Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders proposing to distribute their Registrable Securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.
2.3.2
Reduction of Offering.   If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises, in good faith, the Company and the holders of Registrable Securities participating in such Piggy-Back Registration in writing that the dollar amount or number of shares of Class A Common Stock which the Company desires to sell, taken together with Class A Common Stock, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the Investors hereunder and the Registrable Securities as to which registration has been requested under this Section 2.3, exceeds the Maximum Number of Shares, then the Company shall include in any such Piggy-Back Registration:

(a)
If the registration is undertaken for the Company’s account: (i) first, the Class A Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Registrable Securities, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares, pro rata in accordance with the number of Registrable Securities that each such Investor has requested be included in such Piggy-Back Registration, regardless of the number of Registrable Securities held by each such Investor; and (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the Class A Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares; and

(b)
If the registration is a “demand” registration undertaken at the demand of persons other than the Investors, (i) first, the Class A Common Stock or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Registrable Securities, as to which Registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares, pro rata in accordance with the number of Registrable Securities that each such Investor has requested be included in such Piggy-Back Registration, regardless of the number of Registrable Securities held by each such Investor; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the Class A Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (iv) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i), (ii) and (iii), the Class A Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

2.3.3
Withdrawal.   Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration for any or no reason by giving written notice to the Company of such request to withdraw prior to the earlier of the effectiveness of the Registration Statement or the public announcement of such offering. The Company (whether on its own good faith determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.

3.   REGISTRATION PROCEDURES.
3.1
Filings; Information.   Whenever the Company is required to effect the Registration of any Registrable Securities pursuant to Section 2, the Company shall use its reasonable best efforts to effect the Registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof (and including all manners of distribution in such Registration Statement as the Investors may reasonably request and as permitted by law, including distribution of Registrable Securities to an Investor’s members, security holders or partners) as expeditiously as practicable, and in connection with any such request:

3.1.1
Filing Registration Statement.   The Company shall use its reasonable best efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.2, prepare and file with the Commission a Registration Statement with respect to such Registrable Securities on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its reasonable best efforts to cause such Registration Statement to become effective and use its reasonable best efforts to keep it effective for the Effectiveness Period. If the filing, initial effectiveness or continued use of any Registration Statement (including a Resale Shelf Registration Statement or Demand Registration Statement) at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Investors, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement (a “Suspension Event”); provided, however, that the Company shall not be permitted to exercise a Suspension Event for more than a total of ninety (90) consecutive calendar days or more than one hundred twenty (120) total calendar days, in any three hundred sixty-five (365)-day period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during any such Suspension Event, other than pursuant to a registration relating to the sale or grant of securities to employees or directors of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan or a registration in which the only Class A Common Stock being registered is Class A Common Stock issuable upon conversion of debt securities that are also being registered. In the case of a Suspension Event, the Investors agree to suspend use of the applicable Prospectus in connection with any sale or purchase, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Investors in writing upon the termination of any Suspension Event, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Investors such numbers of copies of the Prospectus as so amended or supplemented as the Investors may reasonably request. The Company shall, if necessary, supplement or amend the Resale Shelf Registration Statement or Demand Registration Statement, if required by the registration form used by the Company for the Resale Shelf Registration Statement or Demand Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Investors holding a majority of Registrable Securities that are included in such Resale Shelf Registration Statement or Demand Registration Statement.

3.1.2
Copies.   The Company shall, prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3
Amendments and Supplements.   Until the date as of which all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)), the Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act (the “Effectiveness Period”).

3.1.4
Notification.   After the filing of a Registration Statement, the Company shall promptly, and in no event more than three (3) Business Days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within three (3) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any Prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or Prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon.

3.1.5
Securities Laws Compliance.   The Company shall use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.6
Agreements for Disposition.   The Company shall enter into and perform its obligations under customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement, and the representations, warranties and covenants of the holders of Registrable Securities included in such Registration Statement in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the Company.

3.1.7
Comfort Letter.   The Company shall obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an underwritten offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating holders.

3.1.8
Opinions.   On the date the Registrable Securities are delivered for sale pursuant to any Registration, the Company shall obtain an opinion, dated such date, of one (1) counsel representing the Company for the purposes of such Registration, addressed to the holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions, and reasonably satisfactory to a majority in interest of the participating holders.

3.1.9
Cooperation.   The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Investors, in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors. Without limiting the foregoing, the Company shall permit a representative of the Investors (such representative to be selected by a majority of the participating Investors), the Underwriters, if any, and any attorney or accountant retained by such Investors or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement. If an underwritten offering involves Registrable Securities with a total offering price (including piggyback securities and before deducting underwriting discounts) to exceed $50 million, the Company will use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in the underwritten offering.

3.1.10
Records.   Upon execution of confidentiality agreements, the Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

3.1.11
Earnings Statement.   The Company shall use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its stockholders, as soon as reasonably practicable, an earnings statement covering a period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect).
3.1.12
Listing.   The Company shall use its reasonable best efforts to cause all Registrable Securities included in any Registration Statement to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated.

3.1.13
The Company shall otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Investors, in connection with such Registration.

3.2
Obligation to Suspend Distribution.   Upon receipt of any written notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company Board, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each holder of Registrable Securities included in any Registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended Prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3
Registration Expenses.   The Company shall bear all costs and expenses incurred in connection with any Resale Shelf Registration Statement pursuant to Section 2.1, any Demand Registration pursuant to Section 2.2, any Underwritten Takedown pursuant to Section 2.1.5(a)(i) or Section 2.2.1 and any Piggy-Back Registration pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective or the Underwritten Takedown is consummated, as applicable, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing, messenger, telephone and delivery expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.12; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company; (viii) the reasonable fees and expenses of any special experts retained by the Company specifically in connection with such Registration and (ix) the reasonable fees and expenses of one (1) legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such Registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders.

3.4
Information.   The Investors shall promptly provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the Registration of any Registrable Securities under the Securities Act and in connection with the Company’s obligation to comply with Federal and applicable state securities laws. The Investors shall keep all information and notices received hereunder confidential.

4.   INDEMNIFICATION AND CONTRIBUTION.
4.1
Indemnification by the Company.   The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, each Investor, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls an Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an

“Investor Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any Prospectus (including any preliminary Prospectus, final Prospectus or summary Prospectus) contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement (or allegedly untrue statement) of material fact or omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading made in such Registration Statement, Prospectus (including any preliminary Prospectus, final Prospectus, or summary Prospectus), or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein. The Company shall indemnify any broker-dealers or underwriters acting on an Investor’s behalf and the Underwriters, their respective officers, directors and each person who controls such broker-dealers, underwriters or Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to the indemnification of the Investors.
4.2
Indemnification by Holders of Registrable Securities.   Each selling holder of Registrable Securities will, in the event that any Registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless, to the fullest extent permitted by law, the Company, each of its directors and officers, and each other selling holder and each other person, if any, who controls another selling holder within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any Prospectus (including any preliminary Prospectus, final Prospectus or summary Prospectus) contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, but only to the extent that such untrue statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder. The selling holders shall indemnify any broker-dealers or underwriters acting on an Investor’s behalf and the Underwriters, their respective officers, directors and each person who controls such broker-dealers, underwriters or Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Company.

4.3
Conduct of Indemnification Proceedings.   Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Sections 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is materially prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, unless in the Indemnified Party’s reasonable judgment a conflict of interest between such Indemnified Party and Indemnifying Party may exist with respect to such claim, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel (plus local counsel, to the extent reasonably necessary), which counsel is reasonably acceptable to the Indemnifying Party) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.
4.4
Contribution.

4.4.1
If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to or insufficient to hold harmless any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact was made by, or relates to information supplied by, such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2
The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4.2 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3
The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5.   UNDERWRITING AND DISTRIBUTION.
5.1
Rule 144.   As long as any Investor shall beneficially own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish such Investors with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any such Investor may reasonably request, all to the extent required from time to time to enable such Investor to sell Registrable Securities held by such holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing any legal opinions. Upon the request of any Investor, the Company shall deliver to such holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

6.   MISCELLANEOUS.
6.1
Other Registration Rights and Arrangements.   The Company represents and warrants that, except pursuant to each Subscription Agreement, no person, other than the Investors, has any right to require the Company to register any of the Company’s share capital for sale or to include the Company’s share capital in any registration filed by the Company for the sale of shares for its own account or for the account of any other person. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Investors in this Agreement and in the event of any conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.2
Assignment; No Third Party Beneficiaries.   This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Investors hereunder may be freely assigned or delegated by such Investor in conjunction with and to the extent of any permitted transfer of Registrable Securities by any such Investor. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns and the Investors and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Section 4 and this Section 6.2. The rights of an Investor under this Agreement may be transferred by such Investor to a transferee who acquires or holds Registrable Securities; provided, however, that such transferee has executed and delivered to the Company a properly completed agreement to be bound by the terms of this Agreement substantially in form attached hereto as Exhibit A (an “Addendum Agreement”), and the transferor shall have delivered to the Company no later than thirty (30) days following the date of the transfer, written notification of such transfer setting forth the name of the transferor, the name and address of the transferee, and the number of Registrable Securities so transferred. The execution of an Addendum Agreement shall constitute a permitted amendment of this Agreement.

6.3
Amendments and Modifications.   Upon the written consent of the Company and Investors holding at least a majority in interest of the Registrable Securities (calculated after giving effect to the issuance of any Registrable Securities upon the conversion, exercise or exchange of any other securities) at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Investor or group of Investors, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Investors (in such capacity) shall require the consent of the Investor or Investors so affected. In addition, each party hereto may waive any right hereunder (solely as applicable to such party) by an instrument in writing signed by such party. No course of dealing between any holder or the Company and any other party hereto or any failure or delay on the part of an Investor or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any

Investor or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
6.4
Term.   This Agreement shall terminate, with respect to any Registrable Securities, upon the date as of which all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)); provided, however, that, in each case, the provisions of Section 4 and Section 5 shall survive such termination.

6.5
Notices.   All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by facsimile or email, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given (i) on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile or email; provided, that if such service or transmission is not on a Business Day or is after normal business hours, then such notice shall be deemed given on the next Business Day (ii) one Business Day after being deposited with a reputable courier service with an order for next-day delivery, to the parties as follows:

If to the Company:
Redwood Holdco, LP
c/o Apollo Management VIII L.P.
9 W 57th Street, 43rd Floor
New York, New York 10019
Attn:
Lee Solomon, Partner
John Suydam, Chief Legal Officer

Email:
lsolomon@apollo.com
jsuydam@apollo.com

with a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attn:
Taurie Zeitzer
Justin Rosenberg

Email:
tzeitzer@paulweiss.com
jrosenberg@paulweiss.com

If to an Investor, to the address set forth under such Investor’s signature to this Agreement or to such Investor’s address as found in the Company’s books and records; or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
6.6
Severability.   This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.7
Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

6.8
Waiver of Jury Trial.   THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.8.

6.9
Submission to Jurisdiction.   Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions contemplated hereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such party (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby, (A) any claim that such party is not personally subject to the jurisdiction of the courts as described in this Section 6.9 for any reason, (B) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 6.5 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

6.10
Remedies.   Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.
6.11
Counterparts.   This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

6.12
Entire Agreement.   This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.
[                                        ]
By:

Name:
Title:
[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.
[NAME]:

Address:
[ ]

[ ]

[ ]

[Signature Page to Registration Rights Agreement]

EXHIBIT A
Addendum Agreement
This Addendum Agreement (“Addendum Agreement”) is executed on                  , 20   , by the undersigned (the “New Holder”) pursuant to the terms of that certain Amended and Restated Registration Rights Agreement dated as of [•], 2021 (the “Agreement”), by and among the Company and the other parties identified therein, as such Agreement may be amended, supplemented or otherwise modified from time to time. Capitalized terms used but not defined in this Addendum Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Addendum Agreement, the New Holder agrees as follows:
1.   Acknowledgment.   New Holder acknowledges that New Holder is acquiring Registrable Securities as a transferee of such Registrable Securities from a party in such party’s capacity as a holder of Registrable Securities under the Agreement, and after such transfer, New Holder shall be considered an “Investor” and a holder of Registrable Securities for all purposes under the Agreement.
2.   Agreement.   New Holder hereby (a) agrees that the Registrable Securities shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if the New Holder were originally a party thereto.
3.   Notice.   Any notice required or permitted by the Agreement shall be given to New Holder at the address or facsimile number listed below New Holder’s signature below.
NEW HOLDER:
Print Name:
By:
ACCEPTED AND AGREED:
[                 ]
By:

SCHEDULE I
Seaport Global SPAC, LLC
Redwood Holdco, LP
[owners of equity interests in Redwood Holdco, LP]

Exhibit E
STOCKHOLDERS AGREEMENT
THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is made as of the [DD] day of [MONTH], 2021, by and among Seaport Global Acquisition Corp., a Delaware corporation (“Seaport”), Redwood Holdco, LP, a Delaware limited partnership (“Seller”), and each of the Persons listed on Schedule A hereto and any additional Person that becomes a party to this Agreement in accordance with Section 7.18 hereof.
RECITALS
WHEREAS, Seaport is party to that certain Business Combination Agreement, dated as of May 16, 2021 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Business Combination Agreement”), by and among Seaport, Seller, Redwood Intermediate, LLC, a Delaware limited liability company (“Redwood”) and Seaport Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), pursuant to which (and subject to the terms and conditions set forth therein), among other things, (i) the Merger Sub will merge with and into Redwood (the “Merger”), with Redwood surviving the Merger as a wholly owned subsidiary (the “Surviving Company”) of Seaport, by virtue of the Merger, former stockholders of Seaport and former unitholders of Redwood will receive newly issued shares of Acquiror Common Stock and (ii) following the consummation of the Merger, Seaport will be renamed “Redbox Automated Retail” (Seaport following the consummation of the Merger, the “Company.”) (Terms used but not defined herein shall have the meaning ascribed to such terms in the Business Combination Agreement);
WHEREAS, as a result of the consummation of the transactions contemplated by the Business Combination Agreement (the “Closing”), the Seller Stockholder (as defined below) and the Sponsor Stockholder (as defined below) will become a stockholder of the Company; and
WHEREAS, it is a condition to the Closing that the parties hereto enter into this Agreement, to be effective upon the Closing.
NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements and understandings set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1.   Definitions.   For purposes of this Agreement:
1.1   “Affiliate” means, with respect to any specified Person, (a) any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person or (b) in the event that the specified Person is a natural Person, a member of the immediate family of such Person; provided, that (i) the Company and each of its subsidiaries shall be deemed not to be Affiliates of any Investor Stockholder and (ii) “portfolio companies” (as such term is customarily used among institutional investors) in which any Investor Stockholder or any of its Affiliates has an investment (whether as debt or equity) shall not be deemed an Affiliate of such Investor Stockholder. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
1.2   “Apollo Funds” shall mean Apollo Investment Fund VIII, L.P., Apollo Overseas Partners (Delaware 892) VIII, L.P., Apollo Overseas Partners (Delaware) VIII, L.P. and Apollo Overseas Partners VIII, L.P.
1.3   “Bylaws” shall mean the Bylaws of the Company as in effect on the Closing and thereafter from time to time amended in accordance with the terms hereof and thereof and pursuant to applicable law.
1.4   “Certificate of Incorporation” shall mean the Certificate of Incorporation of the Company as in effect on the Closing and thereafter from time to time amended in accordance with the terms hereof and thereof and pursuant to applicable law.

1.5   “Company Confidential Information” means any confidential and proprietary information, documents and materials of the Company and its Subsidiaries and all of the foregoing’s respective employees, officers, directors, managers, consultants, representatives, analyses, models, securities positions, purchases, sales, investments, activities, business, affairs or other transactions or matters, in each case that are provided by or on behalf of the Company.
1.6   “Company Shares” shall mean the Acquiror Common Stock and any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Acquiror Common Stock, including options and warrants.
1.7   “Director” shall mean a member of the Company Board.
1.8   “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
1.9   “HPS Director” shall mean an individual elected as a Director to the Company Board that has been nominated or appointed by the HPS Stockholder pursuant to this Agreement.
1.10   “HPS Stockholder” shall mean HPS Investment Partners, LLC together with its successors and any Permitted Transferee thereof.
1.11   “Initial Sponsor Shares” shall mean the aggregate number of Company Shares beneficially owned by the Sponsor Stockholder immediately following the Closing.
1.12   “Investor Director” shall mean any of the Seller Directors, the Sponsor Directors and the HPS Director.
1.13   “Investor Stockholder” shall mean any of the Seller Stockholder, the Sponsor Stockholder and the HPS Stockholder
1.14   “Necessary Action” shall mean, with respect to a specified result, all actions (to the extent such actions are permitted by Law and do not conflict with the terms of this Agreement) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Company Shares, (ii) causing the adoption of stockholders’ resolutions and amendments to the Certificate of Incorporation, (iii) executing agreements and instruments, (iv) causing the members of the Company Board to take such actions (to the extent allowed by Delaware law) and/or (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations, publications or similar actions that are required to achieve such result.
1.15   “Percentage Interest” shall mean, with respect to any Investor Stockholder at any time, the percentage reflecting the share of such Investor Stockholder’s economic interest in the aggregate issued and outstanding Company Shares.
1.16   “Permitted Transferee” shall mean, with respect to any Person, (i) any Affiliate, direct or indirect limited partner, direct or indirect member or direct or indirect stockholder of such Person, (ii) with respect to any Person that is an investment fund, vehicle or similar entity, (x) any other investment fund, vehicle or similar entity of which such Person or an Affiliate, advisor or manager of such Person serves as the general partner, manager or advisor and (y) any direct or indirect limited partner or investor in such investment fund, vehicle or similar entity or any direct or indirect limited partner or investor in any other investment fund, vehicle or similar entity of which such Person or an Affiliate, advisor or manager of such Person serves as the general partner, manager or advisor (provided, however, that in no event shall any “portfolio companies” (as such term is customarily used in the private equity industry) of any Investor Stockholder or any entity that is controlled by a “portfolio company” of an Investor Stockholder constitute a Permitted Transferee) and (iii) in the case of any Person who is an individual, (x) any successor by death or (y) any trust, partnership, limited liability company or similar entity solely for the benefit of such individual or such individual’s spouse or lineal descendants, provided that such individual acts as trustee, general partner or managing member and retains the sole power to direct the voting and disposition of the transferred Company Shares; provided, however, that “Permitted Transferee” with respect to the HPS Stockholder shall have the meaning ascribed to the term “HPS Permitted Transferee” in that certain Amended and Restated Investor Rights

Agreement, dated as of February 22, 2021, by and among Outerwall Holdings, LLC, Sponsor and each of the Holders that are parties thereto.
1.17   “Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity.
1.18   “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
1.19   “Seller Director” shall mean an individual elected to the Company Board that has been nominated or appointed by the Seller Stockholder pursuant to this Agreement.
1.20   “Seller Stockholder” shall mean the Seller together with its successors and any Permitted Transferee that becomes a party hereto pursuant to Section 7.18.
1.21   “Sponsor Director” shall mean an individual elected to the Company Board that has been nominated or appointed by the Sponsor Stockholder pursuant to this Agreement.
1.22   “Sponsor Stockholder” shall mean Seaport Global SPAC, LLC together with its successors and any Permitted Transferee that becomes a party hereto pursuant to Section 7.18.
2.   Company Board.
2.1   Each Director of the Company shall serve for the time periods set forth in the Certificate of Incorporation or Bylaws. Without limiting the Seller Stockholder’s or the Sponsor Stockholder’s rights pursuant to this Section 2, the Company Board may increase or decrease its size in accordance with the provisions of the Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws and the organizational documents of the Company’s Subsidiaries, as they may be amended from time to time subject to the terms and conditions of this Agreement, shall not at any time be inconsistent with the terms of this Agreement.
2.2   Subject to the terms and conditions of this Agreement, from and after the Closing:
(a)   for so long as the Percentage Interest of the Seller Stockholder is (i) at least thirty five percent (35%), the Seller Stockholder shall have the right, but not the obligation, to nominate for election to the Company Board four (4) Directors (at least one of which shall be Independent); (ii) at least twenty-five percent (25%), the Seller Stockholder shall have the right, but not the obligation, to nominate for election to the Company Board three (3) Directors (at least one of which shall be Independent); (iii) at least fifteen percent (15%), the Seller Stockholder shall have the right, but not the obligation, to nominate for election to the Company Board two (2) Directors (at least one of which shall be Independent); and (iv) at least five percent (5%), the Seller Stockholder shall have the right, but not the obligation, to nominate for election to the Company Board one (1) Director (any such nominee pursuant to the foregoing clauses (i) through (iv), a “Seller Nominee” and any Seller Nominee that is elected as a Director, a “Seller Director”). No delay by the Seller Stockholder in nominating its Seller Nominee pursuant to this Section 2.2(a) shall impair its right to subsequently nominate its Seller Nominees pursuant to this Section 2.2(a). In the event that the Seller Stockholder has nominated less than the total number of nominees the Seller Stockholder shall be entitled to nominate pursuant to this Section 2.2(a), the Seller Stockholder shall have the right, at any time, to nominate such additional nominees to which it is entitled, in which case, the Company and the Directors shall take all Necessary Action, to enable the Seller Stockholder to nominate and effect the election or appointment of such additional individuals;
(b)   for so long as the Sponsor Stockholder beneficially owns, in the aggregate, a number of Company Shares equal to or greater than (i) seventy five percent (75%) of the total number of Initial Sponsor Shares, the Sponsor Stockholder shall have the right, but not the obligation, to nominate for election to the Company Board two (2) Directors (at least one of which shall be Independent) and (ii) fifty percent (50%) of the total number of Initial Sponsor Shares, the Sponsor Stockholder shall have the right, but not the obligation, to nominate for election to the Company Board one (1) Director (any such nominee pursuant to the foregoing clauses (i) and (ii), a “Sponsor

Nominee.”) In the event that the Sponsor Stockholder has nominated less than the total number of nominees the Sponsor Stockholder shall be entitled to nominate pursuant to this Section 2.2(b), the Sponsor Stockholder shall have the right, at any time, to nominate such additional nominees to which it is entitled, in which case, the Company and the Directors shall take all Necessary Action to enable the Sponsor Stockholder to nominate and effect the election or appointment of such additional individuals; and
(c)   for so long as the Percentage Interest of the HPS Stockholder is at least fifty percent (50%) of the Percentage Interest of the HPS Stockholder as of immediately following the Closing, the HPS Stockholder shall have the right, but not the obligation, to (i) nominate for election to the Company Board one (1) Independent Director (any such nominee a “HPS Director Nominee”) and (ii) designate one (1) non-voting observer to the Company Board who is reasonably satisfactory to the Company (any such designee, a “HPS Board Observer”). No delay by the HPS Stockholder in nominating its HPS Director Nominee or designating its HPS Board Observer pursuant to this Section 2.2(c) shall impair its right to subsequently nominate its HPS Director Nominee or designate its HPS Board Observer pursuant to this Section 2.2(c). In the event that the HPS Stockholder has nominated or designated, as applicable, less than the total number of nominees or designees, as applicable, the HPS Stockholder shall be entitled to nominate or designate, as applicable, pursuant to this Section 2.2(c), the HPS Stockholder shall have the right, at any time, to nominate or designate, as applicable, such additional nominees or designees, as applicable, to which it is entitled, in which case, the Company and the Directors shall take all Necessary Action, to enable the HPS Stockholder to nominate and effect the election, designation or appointment of such additional individuals.
2.3   Chairman.   The chairman of the Board (the “Chairman”) shall preside over all meetings of the Board. For long as the Seller Stockholder has the right to nominate for election to the Company Board at least two (2) Directors in accordance with Section 2.2(a), the Seller Stockholder shall have the right, but not the obligation, to determine the Director who shall serve as the Chairman.
2.4   Nominating and Corporate Governance Committee.   The Company Board shall designate a nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”) to, among other things and subject to applicable provisions of law, (a) identify individuals qualified to become Directors, consistent with criteria approved by the Company Board, (b) recommend to the Company Board for approval Director nominees, consistent with the Company’s Director qualifications criteria and any other obligations under the Company’s contractual arrangements (including, but not limited to, this Agreement), (c) develop and recommend to the Company Board for approval corporate governance guidelines applicable to the Company and (d) oversee the evaluation of the Company Board. Subject to applicable law and any other law, rule or regulation applicable to the Company (including the rules and regulations of any securities exchange on the which the Company Shares are listed), the majority of the members of the Nominating and Corporate Governance Committee shall consist of Seller Directors for so long as the Seller Stockholder has the right to nominate for election to the Company Board at least one Director in accordance with Section 2.2(a).
2.5   Removal; Resignation.   Subject to the Certificate of Incorporation, an Investor Director may be removed from the Company Board only upon the written request of the Investor Stockholder entitled to nominate such individual pursuant to Section 2.2. Any Investor Director may resign at any time upon notice to the Company. If any Investor Stockholder that is entitled to nominate an Investor Director hereunder notifies the Company that such Investor Stockholder desires to remove such Investor Director previously nominated by such Investor Stockholder, with or without cause, then such Director shall be removed from the Company Board and the parties shall take all Necessary Action to cause such removal of such Director, including voting all Company Shares in favor of, or executing a written consent authorizing, such removal.
2.6   Vacancies.   In the event that a vacancy is created on the Company Board at any time by the death, disability, retirement, resignation or removal of any Investor Director, each party shall take all Necessary Action as will result in the election or appointment as an Investor Director of an individual designated to fill such vacancy and serve as an Investor Director by the applicable Investor Stockholder, that had, pursuant to Section 2.2, designated the Investor Director whose death, disability, retirement, resignation or removal resulted in such vacancy on the Company Board. Notwithstanding anything to the contrary, the director position for such Investor Director shall not be filled pending such designation and appointment, unless the applicable Investor Stockholder fails to designate such Nominee for more than fifteen (15) days, after which the Company may appoint a successor Director until the applicable Investor Stockholder makes such designation.
2.7   Expenses; Indemnification; Insurance.
(a)   The Company shall cause the Investor Directors to be reimbursed for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Company Board and any committees thereof, including travel, lodging and meal expenses.
(b)   For so long as an Investor Director is serving as a Director, (i) the Company shall provide such director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other Directors and (ii) the Company shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting such Investor Director as and to the extent consistent with applicable Law, the Certificate of Incorporation, the Bylaws and any indemnification agreements with directors (whether such right is contained in such organizational documents or another document) (except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).
(c)   The Company shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Company Board to be reasonable and customary and (ii) for so long as Investor Director serves as a Director, maintain such coverage with respect to such Investor Directors; provided that upon removal or resignation of such Investor Director for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six (6) years from any such event in respect of any act or omission occurring at or prior to such event.
2.8   Further Actions.
(a)   The Company hereby agrees to take all Necessary Action to (i) call, or cause the Company Board to call, a meeting of stockholders of the Company as may be necessary to cause the election as Directors of those individuals so designated in accordance with the provisions of this Article 2 and (ii) include in the slate of nominees recommended by the Company Board for election at any meeting of stockholders (and in any election by written consent) called for the purpose of electing directors the persons nominated pursuant to this Section 2 and to nominate and recommend each such individual to be elected as a Director as provided herein, and to use the same efforts to cause the election of such Nominees as it uses to cause other nominees recommended by the Company Board to be elected, including soliciting proxies or consents in favor thereof.
(b)   Each Investor Stockholder hereby agrees to take all Necessary Action to, and to vote all Company Shares owned or held of record by such Investor Stockholder at any such meeting of stockholders of the Company, or take all actions by written consent in lieu of any such meeting as may be necessary, to cause the Company to elect as Directors those individuals included in the slate of nominees proposed by the Company Board to the Company’s stockholders for each election of Directors, including the Nominees designated in accordance with this Article 2, and to otherwise effect the intent of the provisions of this Article 2.
2.9   Restrictions on Other Agreements. No Investor Stockholder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to the Company Shares nor shall any Investor Stockholder enter into any other agreements or arrangements of any kind with any Person with respect to the Company Shares on terms which conflict with the provisions of this Agreement (whether or not such proxy, voting trust, agreements or arrangements are with other Stockholders that are not parties to this Agreement or otherwise).

3.   [Intentionally Omitted].
4.   Certain Other Agreements.
4.1   Books and Records; Access.   The Company shall, and shall cause its Subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with generally accepted accounting principles, subject to Section 4.3 hereof. For each of the Seller Stockholder and the Sponsor Stockholder, (a) in the case of the Seller Stockholder, for so long as the Seller Stockholder has the right to nominate a Seller Nominee, and (b) in the case of the Sponsor Stockholder, for so long as the Sponsor Stockholder has the right to nominate a Sponsor Nominee, the Company shall, and shall cause its Subsidiaries to, (A) permit the Seller Stockholder or the Sponsor Stockholder, as applicable, and, in each case, its respective designated representatives, at reasonable times and upon reasonable prior notice to the Company, to inspect, review and/or make copies and extracts from the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary and (B) upon the written request of the Seller Stockholder or the Sponsor Stockholder, provide the Seller Stockholder or the Sponsor Stockholder, as applicable, in addition to other information that might be reasonably requested by the Seller Stockholder or the Sponsor Stockholder, as applicable, from time to time, (i) direct access to the Company’s auditors and officers, (ii) quarter-end reports to be provided within 45 days after the end of each quarter, (iii) copies of all materials provided to the Company Board (or committee of the Company Board) at the same time as provided to the Directors (or members of a committee of the Company Board), (iv) access to appropriate officers and Directors of the Company and its Subsidiaries at such times as may be requested by the Seller Stockholder or the Sponsor Stockholder, as applicable, as the case may be, for consultation with the Seller Stockholder or the Sponsor Stockholder, as applicable, with respect to matters relating to the business and affairs of the Company and its Subsidiaries, (v) information in advance with respect to any significant corporate actions, including, without limitation, extraordinary dividends, stock redemptions or repurchases, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the Certificate of Incorporation or Bylaws or the organizational documents of any of its Subsidiaries, and to provide the Seller Stockholder or the Sponsor Stockholder, as applicable, with the right to consult with the Company and its Subsidiaries with respect to such actions, (vi) flash data to be provided within ten days after the end of each quarter and (vii) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries (all such information so furnished pursuant to this Section 4.1, the “Information”); provided, that each of the Seller Stockholder and the Sponsor Stockholder may waive, in their sole discretion, in whole or in part, any right to receive all or any portion of the Information contemplated by this Section 4.1 at any time. The Company agrees to consider, in good faith, the recommendations of the Seller Stockholder or the Sponsor Stockholder in connection with the matters on which the Company is consulted as described above. Subject to Section 4.2, any Affiliate of the Seller Stockholder or the Sponsor Stockholder (and any party receiving Information from the Seller Stockholder or the Sponsor Stockholder) who shall receive Information shall maintain the confidentiality of such Information in accordance with Section 4.3, and the Company shall not be required to disclose any privileged Information of the Company so long as the Company has used its commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Seller Stockholder and the Sponsor Stockholder without the loss of any such privilege.
4.2   Sharing of Information.   Individuals associated with each of the Seller Stockholder and the Sponsor Stockholder may from time to time serve on the Company Board or the equivalent governing body of the Company’s Subsidiaries. The Company, on its behalf and on behalf of its Subsidiaries, recognizes that such individuals (a) will from time to time receive non-public information concerning the Company and its Subsidiaries and (b) may (subject to the obligation to maintain the confidentiality of such information in accordance with Section 4.3) share such information with other individuals associated with the Seller Stockholder and the Sponsor Stockholder, as applicable. Such sharing will be for the dual purpose of facilitating support to such individuals in their capacity as Directors (or members of the governing body of any Subsidiary) and enabling the Seller Stockholder and the Sponsor

Stockholder, as applicable, as equityholders, to better evaluate the Company’s performance and prospects. The Company, on behalf of itself and its Subsidiaries, hereby irrevocably consents to such sharing.
4.3   Confidential Information.
(a)   Confidentiality Obligation.   Each of the Seller Stockholder and the Sponsor Stockholder agrees that all Company Confidential Information is proprietary and confidential to the Company. The (x) Sponsor Stockholder (on behalf of itself, its Affiliates and its Representatives) agrees that it will not, during or after the term of this Agreement, whether through an Affiliate, Representative or otherwise, use Company Confidential Information or disclose Company Confidential Information to any Person for any reason or purpose whatsoever and (y) the Seller Stockholder (on behalf of itself, its Affiliates and its Representatives) (the Sponsor Stockholder in clause (x) and the Seller Stockholder in clause (y), the “Receiving Party”) agrees that it will not, during or after the term of this Agreement, whether through an Affiliate, Representative or otherwise, use Company Confidential Information or disclose Company Confidential Information to any Person for any reason or purpose whatsoever, except, in the case of each of clauses (x) and (y):
(i)   to authorized representatives and employees of the Company or its Subsidiaries and as otherwise is proper in the course of performing the Receiving Party’s obligations hereunder or under any other agreement between such Receiving Party and the Company or its Subsidiaries, or as a member of the board of directors of any of the foregoing for the purpose of discharging such member’s fiduciary or other duties to the Company or its Subsidiaries, provided such member acts in good faith and in a manner such member reasonably believes to be in the best interests of the Company or its Subsidiaries;
(ii)   as part of such Receiving Party’s bona fide reporting or review procedures, or in connection with such Receiving Party’s or its Affiliates’ bona fide fund raising or marketing (subject to the recipients thereof being bound by substantially similar confidentiality obligations and use restrictions as set forth herein);
(iii)   in accordance with Section 4.2;
(iv)   to such Receiving Party’s (or any of its Affiliates’) general partners, partners, managing directors, managers, officers, directors, employees, principals, Representatives, agents, auditors, attorneys or other advisors on a “need to know” basis; provided, that the Receiving Party shall notify such Persons of the confidential nature of such Company Confidential Information and its obligations hereunder and instruct such Persons to abide by the confidentiality and use restrictions set forth herein applicable to such Persons (unless such Persons are otherwise already bound by a duty of confidentiality to such Receiving Party),
(v)   to any bona fide prospective purchaser of the Receiving Party or assets of the Receiving Party or its Affiliates or the Company Shares held by such Investor Stockholder, or bona fide prospective merger partner of such Receiving Party or its Affiliates; provided, that such bona fide prospective purchaser or bona fide prospective merger partner agrees to be bound by the provisions of this Section 4.3;
(vi)   in connection with the performance of any party’s obligations under this Agreement; or
(vii)   as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation (including as part of any governmental or regulatory investigation or review, or to comply with SEC rules or regulations); provided, that the Receiving Party required to make such disclosure shall, to the extent legally permissible, provide to the Company and the Seller Stockholder prompt written notice of any such requirement and shall cooperate with the Company and the Seller Stockholder in seeking a protective order or other appropriate remedy, to the extent applicable.

(b)   Compliance of and Liability for Affiliates and Representatives.   Each of the Seller Stockholder and the Sponsor Stockholder shall cause their respective Affiliates to abide by and comply with the provisions of this Section 4.3. The Sponsor Stockholder shall with respect to the Company Confidential Information, be liable to the Company for any and all breaches of the confidentiality and use restrictions set forth herein by the Sponsor Stockholder, its Affiliates and its and their Representatives, for any and all breaches of the confidentiality and use restrictions set forth herein by the Sponsor Stockholder, its Affiliates and its and their Representatives. The Seller Stockholder shall, with respect to the Company Confidential Information, be liable to the Company for any and all breaches of the confidentiality and use restrictions set forth herein by the Seller Stockholder, its Affiliates, and its and their Representatives. Notwithstanding anything to the contrary herein or otherwise, any liability for breach of this Section 4.3 shall survive the termination of this Agreement and shall continue in effect forthwith. Notwithstanding the foregoing, no Person (including any investment fund managed by the Receiving Party or its Affiliates or any portfolio company of any such investment fund) shall be deemed to be a Representative of the Receiving Party for purposes of this Section 4.3 or have any obligation hereunder unless such Person actually receives Company Confidential Information, from, or on behalf of, the Receiving Party. Further, no Affiliate or portfolio company of the Receiving Party shall be deemed to be a Representative hereunder for purposes of this Section 4.3 solely due to the fact that one of the Receiving Party’s employees who has received or had access to Company Confidential, serves as an officer or member of the board of directors (or similar governing body) of such Affiliate or portfolio company; provided, that such employee does not provide Company Confidential Information, to the other directors, officers or employees of such Affiliate or portfolio company.
(c)   For purposes of this Section 4.3, “Company Confidential Information” shall not include, with respect to any Person, information: (A) which such Person (or its Affiliates) can demonstrate was already in the possession of such Person (or its Affiliates) prior to its receipt from the Company or any Subsidiary thereof lawfully and from a source not subject to any confidentiality obligation to such Person, the Company, the Seller Stockholder, their respective Affiliates or the foregoing’s respective Representatives, (B) which such Person (or its Affiliates) can demonstrate was learned from sources other than the Company, the Seller Stockholder, their respective Affiliates or the foregoing’s respective Representatives and, that to the knowledge of such Person (or its Affiliates), is not bound by any duty of confidentiality to any Person in respect of such information, after such information was disclosed by the Company or its Subsidiaries, (C) which is or becomes generally available to the public or the participants in the industry in which the Company and its Subsidiaries participate, other than as a result of a disclosure by such Person, any of its Affiliates or any of its or its Affiliates’ respective Representatives in violation hereof or (D) which is independently developed by such Person or its Affiliates without use, reliance upon or reference to Company Confidential Information.
5.   Consent to Certain Actions.
5.1   Subject to the provisions of Section 5.2, and in addition to any other consent or approval that may be required under the Second Amended and Restated Limited Liability Company Agreement of Outerwall Holdings, LLC, dated as of February 22, 2021 (as amended) and the Second Amended and Restated Limited Liability Company Agreement of Redwood Holdco GP, LLC, dated as of February 22, 2021 (as amended), without the prior written approval of Seller Stockholder, the Company shall not, and shall (to the extent applicable) cause each of its Subsidiaries not to:
(a)   amend, modify or repeal (whether by merger, consolidation or otherwise) any provision of the Certificate of Incorporation, the Bylaws or equivalent organizational documents of its Subsidiaries in a manner that disproportionately adversely affects Seller Stockholder relative to other Investor Stockholders;
(b)   issue additional equity interests of the Company or any of its Subsidiaries, other than (A) any award under any stockholder-approved equity compensation plan, (B) any award under an equity compensation plan approved by a majority of the Seller Nominees, or (C) any intra-company issuance among the Company and its wholly-owned Subsidiaries;

(c)   make any payment or declaration of any dividend or other distribution on any shares of Company Shares or entering into any recapitalization transaction, the primary purpose of which is to pay a dividend;
(d)   merge or consolidate with or into any other entity, or transfer (by lease, assignment, sale or otherwise) all or substantially all of the Company’s and its Subsidiaries’ assets, taken as a whole, to another entity, or enter into or agree to undertake any transaction that would constitute a “Change of Control” (or similar term) as defined in the Company’s or its Subsidiaries’ principal credit facilities or note indentures (other than, in each case, transactions among the Company and its wholly-owned Subsidiaries);
(e)   other than in the ordinary course of business with vendors, customers and suppliers, enter into or effect any (A) acquisition by the Company or any Subsidiary of the equity interests or assets of any Person, or the acquisition by the Company or any Subsidiary of any business, properties, assets, or Persons, in one transaction or a series of related transactions or (B) disposition of assets of the Company or any Subsidiary or the shares or other equity interests of any Subsidiary, in each case where the amount of consideration for any such acquisition or disposition exceeds $[•] in any single transaction, or an aggregate amount of $[•] in any series of transactions during a calendar year;
(f)   undertake any liquidation, dissolution or winding up of the Company;
(g)   incur financial indebtedness, in a single transaction or a series of related transactions, aggregating to more than $[•], except for borrowings under a revolving credit facility that has previously been approved or is in existence (with no increase in maximum availability) on the date hereof or otherwise approved by the Seller Stockholder;
(h)   terminate the Chief Executive Officer, the Chief Operating Officer or the Chief Strategy Officer of the Company or designate any new Chief Executive Officer, Chief Operating Officer or Chief Strategy Officer of the Company;
(i)   effect any material change in the nature of the business of the Company or any Subsidiary, taken as a whole; or
(j)   change the size of the Company Board.
5.2   The approval rights set forth in Section 5.1 shall terminate at such time as Seller Stockholder no longer beneficially owns, in the aggregate, at least thirty three percent (33%) of the outstanding Company Shares.
6.   Notices.   In the event a notice or other document is required to be sent hereunder to the Company, to the Seller Stockholder or to the Sponsor Stockholder, such notice or other document shall be given in writing, shall be either personally delivered to the Company, to the Seller Stockholder or to the Sponsor Stockholder, as applicable, or delivered by an established delivery service by which receipts are given or mailed by first-class mail, postage prepaid, or sent by electronic mail, addressed to the party entitled to receive such notice or other document pursuant to the contact information for each party set forth on Annex I hereto. All notices, other communications or documents shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when sent, if by electronic mail (except if any error or “bounce back” electronic mail message is received by the sender and, in such case, upon actual receipt by the party to whom such notice or document is being sent); (iii) five (5) Business Days after having been deposited in the mail, postage prepaid, if mailed by first class mail; and (iv) on the first Business Day with respect to which a reputable air courier guarantees delivery; provided, however, that notices of a change of address shall be effective only upon receipt. Without limiting the foregoing, each of the Company, the Seller Stockholder and the Sponsor Stockholder agrees to receive notice under the Certificate of Incorporation and Bylaws or under the DGCL, or under the organizational documents and applicable entity law of any Subsidiary of the Company, by electronic transmission at the e-mail address on file with the Company, and the Sponsor Stockholder covenants and agrees to keep a current e-mail address on file with the Company for such purpose.

7.   Miscellaneous.
7.1   GOVERNING LAW.   THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT EVEN IF, UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.
7.2   Binding Effect.   This Agreement shall be binding upon the Company, each of the parties hereto, and their respective permitted successors and assigns.
7.3   Amendment.   This Agreement may be amended, modified or supplemented, and any provision hereof may be waived, from time to time by an instrument in writing signed by the Company and the Seller Stockholder; provided, however, that any such amendment, modification, supplement or waiver shall require the consent of the Sponsor Stockholder if such amendment, modification, supplement or waiver (a) would adversely affect the Sponsor Stockholder in any respect or (b) would disproportionately benefit any other Investor Stockholder or confer any benefit on any other Investor Stockholder to which the Sponsor Stockholder would not be entitled; provided, further that, any amendment, modification, supplementation or waiver of Section 2 shall require the consent of the HPS Stockholder if such amendment, modification, supplement or waiver would adversely affect the HPS Stockholder in any respect. Upon obtaining any such consent and without any further action or execution by the Sponsor Stockholder or the HPS Stockholder, (x) any amendment, modification, supplement or waiver of this Agreement may be implemented and reflected in writing executed solely by the Company and the Seller Stockholder and (y) each other party to this Agreement shall be deemed a party to and bound by such amendment, modification, supplement or waiver.
7.4   Termination.   Unless earlier terminated by the mutual agreement of all the parties hereto, this Agreement shall terminate with respect to each of the Seller Stockholder and the Sponsor Stockholder, as applicable, upon such time it ceases to own any Company Shares. Except as otherwise provided herein, if the Seller Stockholder or the Sponsor Stockholder Disposes of all of its Company Shares, the Seller Stockholder and the Sponsor Stockholder, as applicable, shall cease to be a party to this Agreement and shall have no further rights or obligations hereunder.
7.5   Specific Performance.   Each party to this Agreement acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, agrees that each other party to this Agreement shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach and further agrees to waive (to the extent legally permissible) any legal conditions required to be met for the obtaining of any such injunctive or other equitable relief (including posting any bond in order to obtain equitable relief). Each party to this Agreement further agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages or that there is an adequate remedy at law.
7.6   Counterparts.   This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement may be executed by facsimile or .pdf signature which shall constitute an original for all purposes.
7.7   Severability.   Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or otherwise unenforceable provisions shall be null and void as to such jurisdiction. It is the intent of the parties, however, that any invalid, illegal or otherwise unenforceable provisions be automatically replaced by other provisions which are as similar as possible in terms to such invalid, illegal or otherwise unenforceable provisions but are valid and enforceable to the fullest extent permitted by applicable Law.
7.8   Further Assurances.   Subject to the terms and conditions of this Agreement, each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and other documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.
7.9   Submission to Jurisdiction.   Each of the parties hereto irrevocably (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) that the Delaware Court of Chancery does not have subject matter jurisdiction over such legal action or proceeding, the United States District Court for the District of Delaware or, in the event (but only in the event) that such United States District Court for the District of Delaware also does not have subject matter jurisdiction over such legal action or proceeding, any Delaware state court sitting in New Castle County, in connection with any matter based upon or arising out of this Agreement or the actions of the parties hereof, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement in any court other than the courts of the State of Delaware, as described above. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the addresses set forth in Annex I shall be effective service of process for any suit or proceeding in connection with this Agreement. Each party to this Agreement hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 7.9, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which a party hereto is entitled pursuant to the final judgment of any court having jurisdiction. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the United States of America; provided, that each such party’s consent to jurisdiction and service contained in this Section 7.9 is solely for the purpose referred to in this Section 7.9 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.
7.10   Waiver.   No course of dealing between or among the Company or its Subsidiaries, the Seller Stockholder and the Sponsor Stockholder (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
7.11   WAIVER OF JURY TRIAL.   BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING

BROUGHT TO ENFORCE OR DEFEND ANY RIGHT OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS ENTERED INTO IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN.
7.12   Entire Agreement.   Except as otherwise expressly provided, this Agreement sets forth the entire agreement of the parties hereto as to the subject matter hereof and supersedes all previous and contemporaneous agreements among all or some of the parties hereto, whether written, oral or otherwise, as to such subject matter. Unless otherwise provided herein, any consent required by any party hereto may be withheld by such party in its sole and absolute discretion.
7.13   No Third Party Beneficiaries.   Except as expressly provided in this Agreement, none of the provisions in this Agreement shall be for the benefit of or enforceable by any Person other than the parties to this Agreement, their respective heirs, executors, administrators, successors and assigns and, with respect to Section 7.15 only, Related Parties. The covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.
7.14   Changes in Company Shares.   If, and as often as, there are any changes in the Company Shares by way of a dividend, distribution, stock split or combination, reclassification, recapitalization, exchange or readjustment, whether in a merger, consolidation, conversion or similar transaction, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to Company Shares as so changed.
7.15   No Recourse.   Notwithstanding anything that may be expressed or implied in this Agreement or otherwise, and notwithstanding the fact that certain Investor Stockholders may be partnerships, limited liability companies, corporations or other entities, each party hereto covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered by any Person pursuant hereto or otherwise shall be had against any of the Seller Stockholder’s, Apollo Funds’, the Sponsor Stockholder’s or any of the foregoing’s respective Affiliates’ former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, financing sources, managers, general or limited partners or assignees (each, a “Related Party” and, collectively, the “Related Parties”), in each case other than (subject, for the avoidance of doubt, to the provisions of this Agreement) each party hereto or any of its respective assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any party hereto or any of its respective assignees under this Agreement or any documents or instruments delivered by any Person pursuant hereto for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, that nothing in this Section 7.15 shall relieve or otherwise limit the liability of any party hereto or any of its respective assignees for any breach or violation of its obligations under such agreements, documents or instruments.
7.16   Issuance of Additional Units.   If additional Company Shares are issued to the Sponsor Stockholder or the Seller Stockholder at any time during the term of this Agreement, either directly or upon the exercise or exchange of securities or loans of the Company (or its Subsidiary, as applicable) exercisable for or exchangeable into Company Shares, such additional Company Shares, as a condition to their issuance, shall become subject to the terms and provisions of this Agreement.
7.17   Aggregation of Company Shares.   All Company Shares beneficially owned by (a) the Seller Stockholder, its Affiliates and their respective Permitted Transferees shall be aggregated together and (b) the Sponsor Stockholder, its Affiliates and their respective Permitted Transferees shall be aggregated together, in each case for purposes of determining the rights or obligations of the Seller Stockholder or the Sponsor Stockholder, respectively, or the application of any restrictions to the Seller Stockholder or the Sponsor Stockholder, respectively, under this Agreement in each instance in which such right, obligation or restriction is determined in respect of or with reference to any Percentage Interest or beneficial ownership of Company Shares, including in connection with any right pursuant to

Section 2.2. All rights held by the Seller Stockholder, its Affiliates or their respective Permitted Transferees under this Agreement shall be exercised solely by the Apollo Funds. All rights held by the Sponsor Stockholder, its Affiliates or their respective Permitted Transferees under this Agreement shall be exercised solely by the Sponsor Stockholder.
7.18   Assignment.
(a)   Notwithstanding anything to the contrary contained herein, the Seller Stockholder may assign its rights or obligations, in whole or in part, under this Agreement to its Affiliates or any of the Apollo Funds or its Affiliates. In the event that an Affiliate of the Seller Stockholder or any of the Apollo Funds becomes an owner of Company Shares, such Person shall, as a condition to acquiring such Company Shares, become party to this Agreement and Schedule A to this Agreement shall be amended and restated to provide that such Person or a designee of such Person shall have the same rights and obligations of the Seller Stockholder hereunder to the extent of such Person’s ownership of Company Shares.
(b)   Notwithstanding anything to the contrary contained herein, the Sponsor Stockholder may assign, in connection with a transfer or otherwise permitted hereby, (x) any of its rights or obligations to any Permitted Transferee or (y) any of its rights (other than the rights set forth in Section 2) to any transferee of Company Shares to whom the Sponsor Stockholder Disposes of at least fifty percent (50%) of Company Shares that it holds as of the date of this Agreement (subject to Section 7.15). For the avoidance of doubt, except as set forth in the immediately preceding sentence, the Sponsor Stockholder shall be prohibited from assigning to any Person any right contained in this Agreement.
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IN WITNESS WHEREOF, the parties have executed this Stockholders Agreement as of the date first written above.
[•]
By:

Name:
Title:
[Signatures continued on following page.]
Signature Page to Stockholders Agreement

[•]
By:

Name:
Title:
[Signatures continued on following page.]
Signature Page to Stockholders Agreement

SCHEDULE A
Investor Stockholders
SELLER STOCKHOLDER:
Redwood Holdco, LP
SPONSOR STOCKHOLDER:
[ Seaport Global SPAC, LLC]
HPS STOCKHOLDER:
[HPS Investment Partners, LLC]

ANNEX I
ADDRESSES FOR NOTICE

Exhibit F
SEAPORT GLOBAL ACQUISITION CORP.
2021 OMNIBUS INCENTIVE PLAN
ADOPTED BY THE BOARD OF DIRECTORS:                  , 2021
APPROVED BY THE SHAREHOLDERS:            , 2021
1.   Purpose.   The purpose of the Seaport Global Acquisition Corp. 2021 Omnibus Incentive Plan (as amended from time to time, the “Plan”) is to (i) attract and retain individuals to serve as employees, consultants or Directors (collectively, the “Service Providers”) of Seaport Global Acquisition Corp., a Delaware corporation (together with its Subsidiaries, whether existing or thereafter acquired or formed, and any and all successor entities, the “Company”) and its Affiliates by providing them the opportunity to acquire an equity interest in the Company or other incentive compensation and (ii) align the interests of the Service Providers with those of the Company’s stockholders.
2.   Effective Date; Duration.   The Plan shall be effective as of the date of its adoption by the Board, subject to the approval of the plan by the shareholders of the Company in accordance with the requirements of the laws of the State of Delaware. The expiration date of the Plan, on and after which date no Awards may be granted under the Plan, shall be the tenth anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.
3.   Definitions.   The following definitions shall apply throughout the Plan:
(a)   “$” shall refer to the United States dollars.
(b)   “10% Stockholder” means a Person who, as of a relevant date, owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company.
(c)   “Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control,” as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.
(d)   “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Stock-Based Award, or Other Cash-Based Award granted under the Plan.
(e)   “Award Agreement” means any agreement, contract or other instrument or document evidencing any Award granted under the Plan (including, in each case, in electronic form), which may, but need not, be executed or acknowledged by a Participant (as determined by the Committee).
(f)   “Award Transfer Program” means any program approved by the Committee which would permit Participants the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Committee.
(g)   “Beneficial Ownership” has the meaning set forth-in Rule 13d-3 promulgated under Section 13 of the Exchange Act.
(h)   “Board” means the Board of Directors of the Company.
(i)   “Cause” means, unless the applicable Award Agreement states otherwise, (A) the Participant’s conviction of, or entry of a plea of no contest to a felony (or the equivalent of a felony in a jurisdiction other than the United States), (B) the Participant’s gross negligence or willful misconduct, or a willful failure to perform his or her duties (other than due to physical illness or incapacity), (C) the Participant’s material breach of a material provision of any employment agreement, consulting agreement, directorship agreement or similar services agreement or offer letter or any written agreement between the Participant and the Company or any of its Affiliates, or any non-competition, non-disclosure or non-solicitation agreement with the Company or any of its Affiliates, (D) the Participant’s material violation of any material written policies adopted by the Company or any of its Affiliates governing the conduct of persons performing services on behalf of the Company or any of its Affiliates, (E) the Participant’s fraud or misappropriation, embezzlement or material misuse of funds or property belonging to the Company or any of its Affiliates, or (F) willful or reckless misconduct in respect of the Participant’s obligations to the Company or its Affiliates or other acts of misconduct by the Participant occurring during the course of the Participant’s employment or service that in either case results in or could reasonably be expected to result in material damage to the property, business or reputation of the Company or its Affiliates. Whether Cause exists shall be determined by the Committee in good faith in its sole discretion upon, or within 60 days following, termination of the Participant’s employment or service based on information available to the Committee through such 60-day period. Notwithstanding the foregoing, Cause shall not exist unless the Participant has first received a written notice from the Company which sets forth the circumstances giving rise to Cause and the Participant shall have a period of 30 days to cure (if capable of cure).
(j)   “Change in Control” means, unless the applicable Award Agreement or the Committee provides otherwise, the first to occur of any of the following events:
(i)   the acquisition by any Person or related “group” (as such term is used in Section 13(d) and Section 14(d) of the Exchange Act) of Persons, or Persons acting jointly or in concert, of Beneficial Ownership (including control or direction) of 50% or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote in the election of Directors (the “Outstanding Company Voting Securities”), but excluding any acquisition by the Company or any of its Affiliates or by any employee benefit plan sponsored or maintained by the Company or any of its Affiliates;
(ii)   a change in the composition of the Board such that members of the Board during any consecutive 24-month period (the “Incumbent Directors”) cease to constitute a majority of the Board. Any person becoming a Director through election or nomination for election approved by a valid vote of the Incumbent Directors shall be deemed an Incumbent Director; provided, however, that no individual becoming a Director as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board, shall be deemed an Incumbent Director;
(iii)   the approval by the stockholders of the Company of a plan of complete dissolution or liquidation of the Company; and
(iv)   the consummation of a reorganization, recapitalization, merger, amalgamation, consolidation, statutory share exchange or similar form of corporate transaction involving the Company (a “Business Combination”), or sale, transfer or other disposition of all or substantially all of the business or assets of the Company to an entity that is not an Affiliate of the Company (a “Sale”), unless immediately following such Business Combination or Sale: (A) more than 50% of the total voting power of the entity resulting from such Business Combination or the entity that acquired all or substantially all of the business or assets of the Company in such Sale (in either case, the “Surviving Company”), or the ultimate parent entity that has Beneficial Ownership of sufficient voting power to elect a majority of the board of directors (or analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination or Sale (or, if applicable, is represented by Shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination or Sale and (B) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company).
(k)   “Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor thereto. References to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successors thereto.
(l)   “Committee” means the Compensation Committee of the Board or subcommittee thereof or, if no such committee or subcommittee thereof exists, or if the Board otherwise takes action hereunder on behalf of the Committee, the Board.
(m)   “Common Stock” means the Class A Common Stock of the Company, par value of $0.0001 per share.
(n)   “Company” has the meaning set forth in Section 1 of the Plan and, to the extent determined appropriate by the Board, in its sole discretion, any Affiliate or successor thereto.
(o)   “Deferred Award” means an Award granted pursuant to Section 13 of the Plan.
(p)   “Director” means any member of the Company’s Board.
(q)   “Disability” means, unless otherwise provided in an Award Agreement, cause for termination of a Participant’s employment or service due to a determination that a Participant is disabled in accordance with a long-term disability insurance program maintained by the Company or a determination by the U.S. Social Security Administration that the Participant is totally disabled.
(r)   “Effective Date” has the meaning set forth in Section 2.
(s)   “Eligible Director” means a Director who satisfies the conditions set forth in Section 4(a) of the Plan.
(t)   “Eligible Person” means any (i) individual classified as employed by the Company or an Affiliate, (ii) Director or officer of the Company or an Affiliate, (iii) consultant or advisor to the Company or an Affiliate, or (iv) prospective employee, Director, officer, consultant or advisor who has accepted an offer of employment or service and would satisfy the provisions of clause (i), (ii) or (iii) above once such individual begins employment with or providing services to the Company or an Affiliate.
(u)   “Employment Agreement” means any employment, severance, consulting or similar agreement (including any offer letter) between the Company or any Subsidiary and a Participant.
(v)   “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any successor thereto. References to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successors thereto.
(w)   “Fair Market Value” means, (i) with respect to a Share of Common Stock on a given date, (x) if the Common Stock is listed on a national securities exchange, the closing sales price of a Share reported on such exchange on such date, or if there is no such sale on that date, then on the last preceding date on which such a sale was reported, or (y) if the Common Stock is not listed on any national securities exchange, the amount determined by the Committee in good faith to be the fair market value of the Common Stock, or (ii) with respect to any other property on any given date, the amount determined by the Committee in good faith to be the fair market value of such other property as of such date.
(x)   “Grant Date” shall mean the later of (i) the date designated as the “Grant Date” within an Award Agreement and (ii) the date on which the Committee determines the key terms of an Award, provided that as soon as reasonably practicable thereafter the Company both notifies the Eligible Person of the Award and issues an Award Agreement to the Eligible Person.

(y)   “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.
(z)   “Intrinsic Value” with respect to an Option or SAR means (i) the excess, if any, of the price or implied price per Share in a Change in Control or other event over (ii) the exercise or hurdle price of such Award multiplied by (iii) the number of Shares covered by such Award.
(aa)   “Immediate Family Members” has the meaning set forth in Section 15(b)(ii) of the Plan.
(bb)   “Indemnifiable Person” has the meaning set forth in Section 4(e) of the Plan.
(cc)   “NASDAQ” means the Nasdaq Global Select Market.
(dd)   “Nonqualified Stock Option” means an Option that is not designated by the Committee as an Incentive Stock Option.
(ee)   “Option” means an Award granted under Section 7 of the Plan.
(ff)   “Option Period” has the meaning set forth in Section 7(c) of the Plan.
(gg)   “Other Cash-Based Award” means an Award granted under Section 10 of the Plan that is denominated and/or payable in cash, including cash awarded as a bonus or upon the attainment of specific performance criteria or as otherwise permitted by the Plan or as contemplated by the Committee.
(hh)   “Other Stock-Based Award” means an Award granted under Section 10 of the Plan.
(ii)   “Participant” has the meaning set forth in Section 6(a) of the Plan.
(jj)   “Performance Conditions” means specific levels of performance of the Company (and/or one or more Affiliates, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, units, or any combination of the foregoing), which may be determined in accordance with GAAP or on a non-GAAP basis. The Performance Conditions may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur). The Committee shall have the authority to make equitable adjustments to the Performance Conditions as may be determined by the Committee, in its sole discretion.
(kk)   “Permitted Transferee” has the meaning set forth in Section 15(b)(ii)(E) of the Plan.
(ll)   “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company.
(mm)   “Released Unit” has the meaning set forth in Section 9(e)(ii) of the Plan.
(nn)   “Restricted Period” has the meaning set forth in Section 9(a) of the Plan.
(oo)   “Restricted Stock” means an Award of Common Stock, subject to certain specified restrictions, granted under Section 9 of the Plan.
(pp)   “Restricted Stock Unit” means an Award of an unfunded and unsecured promise to deliver Shares, cash, other securities or other property, subject to certain specified restrictions, granted under Section 9 of the Plan.
(qq)   “SAR Period” has the meaning set forth in Section 8(c) of the Plan.
(rr)   “Securities Act” means the U.S. Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or other interpretive guidance.
(ss)   “Share” means a share of Common Stock.
(tt)   “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.
(uu)   “Subsidiary” means (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company, directly or indirectly, has a significant equity interest, in each case as determined by the Committee and (iii) any other company which the Committee determines should be treated as a “Subsidiary.”
(vv)   “Substitute Awards” has the meaning set forth in Section 5(g) of the Plan.
4.   Administration.
(a)   The Committee shall administer the Plan, and shall have the sole and plenary authority to (i) designate Participants, (ii) determine the type, size, and terms and conditions of Awards (including Substitute Awards) to be granted and to grant such Awards, (iii) determine the method by which an Award may be settled, exercised, canceled, forfeited, suspended, or repurchased by the Company, (iv) implement an Award Transfer Program, (v) determine the circumstances under which the delivery of cash, property or other amounts payable with respect to an Award may be deferred, either automatically or at the Participant’s or Committee’s election, (vi) interpret, administer, reconcile any inconsistency in, correct any defect in and supply any omission in the Plan and any Award granted under the Plan, (vii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan, (viii) accelerate or modify the vesting, delivery or exercisability of, or payment for or lapse of restrictions on, or waive any condition in respect of, Awards, and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan or to comply with any applicable law. To the extent determined by the Board and/or required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if applicable and if the Board is not acting as the Committee under the Plan), or any exception or exemption under applicable securities laws or the applicable rules of the NASDAQ or any other securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted, as applicable, it is intended that each member of the Committee shall, at the time such member takes any action with respect to an Award under the Plan, be (1) a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and/or (2) an “independent director” under the rules of the NASDAQ or any other securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted, or a person meeting any similar requirement under any successor rule or regulation (“Eligible Director”). However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted or action taken by the Committee that is otherwise validly granted or taken under the Plan.
(b)   The Committee may delegate all or any portion of its responsibilities and powers to any person(s) selected by it, except for grants of Awards to persons who are members of the Board or are otherwise subject to Section 16 of the Exchange Act. To the extent permitted by applicable law, including under Section 157(c) of the Delaware General Corporation Law, the Committee may delegate to one or more officers of the Company the authority to grant Options, SARs, RSUs or other Awards in the form of rights to Shares, except that such delegation shall not be applicable to any Award for a Person then covered by Section 16 of the Exchange Act, and the Committee may delegate to one or more committees or the Board (which may consist of solely one Director) the authority to grant all types of awards, in accordance with applicable law. Any such delegation may be revoked by the Committee at any time.
(c)   As further set forth in Section 15(f) of the Plan, the Committee shall have the authority to amend the Plan and Awards to the extent necessary to permit participation in the Plan by Eligible Persons who are located outside of the United States or are subject to laws outside the United States on terms and conditions comparable to those afforded to Eligible Persons located within the United States; provided, however, that no such action shall be taken without stockholder approval if such approval is required by applicable securities laws or regulation or listing guidelines or rules of NASDAQ or any other securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted.
(d)   Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions regarding the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons and entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.
(e)   No member of the Board or the Committee, nor any employee or agent of the Company (each such person, an “Indemnifiable Person”), shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or willful criminal omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be involved as a party, witness or otherwise by reason of any action taken or omitted to be taken or determination made under the Plan or any Award Agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval (not to be unreasonably withheld), in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined as provided below that the Indemnifiable Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of recognized standing of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or willful criminal omission or that such right of indemnification is otherwise prohibited by law or by the Company’s certificate of incorporation or by-laws. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s certificate of incorporation or by-laws, as a matter of law, individual indemnification agreement or contract or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.
(f)   The Board may at any time and from time to time grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.
(g)   Claims Limitation Period. Any Participant who believes he or she is being denied any benefit or right under this Plan or under any Award or Award Agreement may file a written claim with the Committee. Any claim must be delivered to the Committee within six (6) months of the specific event giving rise to the claim. Untimely claims generally will not be processed and shall be deemed denied. The Committee, or its designee, generally will notify the Participant of its decision in writing as soon as administratively practicable. Claims shall be deemed denied if the Committee does not respond in writing within one-hundred eighty (180) days of the date the written claim is delivered to the Committee. The Committee’s decision (or deemed decision) is final and conclusive and binding on all Persons. No lawsuit or arbitration relating to this Plan may be filed or commenced before a written claim is filed with the Committee and is denied or deemed denied, and any lawsuit must be filed within one (1) year of such denial or deemed denial or be forever barred.

5.   Grant of Awards; Available for Awards; Limitations.
(a)   Awards.   The Committee may grant Awards to one or more Eligible Persons. All Awards granted under the Plan shall vest and, if applicable, become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee and as set forth in an Award Agreement.
(b)   Available Shares.   Subject to Section 11 of the Plan and subsection (e) below, the maximum number of Shares available for issuance under the Plan shall not exceed [   ]1 (the “Share Pool”) on a fully diluted basis.
(c)   Incentive Stock Options Limit.   The maximum number of Shares that may be delivered pursuant to the exercise of Incentive Stock Options granted under the Plan shall not exceed [   ].2
(d)   Share Counting.   The Share Pool shall be reduced by the number of Shares delivered for each Award granted under the Plan that is valued by reference to a Share of Common Stock; provided, that Awards that are valued by reference to Shares but are required to or may be paid in cash pursuant to their terms shall not reduce the Share Pool. If and to the extent that Awards terminate, expire, or are cash-settled, canceled, forfeited, exchanged, or surrendered without having been exercised, vested, or settled, the Shares subject to such Awards shall again be available for Awards under the Share Pool. In addition, any (i) Shares tendered by Participants, or withheld by the Company, as full or partial payment to the Company upon the exercise of Stock Options granted under the Plan; (ii) Shares reserved for issuance upon the grant of Stock Appreciation Rights, to the extent that the number of reserved Shares exceeds the number of Shares actually issued upon the exercise of the Stock Appreciation Rights; and (iii) Shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the exercise of Options or SARs granted under the Plan, or upon the lapse of restrictions on, or settlement of, an Award, shall again be available for Awards under the Share Pool.
(e)   Source of Shares.   Shares delivered by the Company in settlement of Awards may be authorized and unissued Shares, Shares held in the treasury of the Company, Shares purchased on the open market or by private purchase, or a combination of the foregoing.
(f)   Substitute Awards.   The Committee may grant Awards in assumption of, or in substitution for, outstanding awards previously granted by the Company or any Affiliate or an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”), and such Substitute Awards shall not be counted against the aggregate number of Shares available for Awards (i.e., Substitute Awards will not be counted against the Share Pool); provided, that Substitute Awards issued or intended as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of Incentive Stock Options available under the Plan.
(g)   Inducement Grants.   Shares subject to Awards that qualify as inducement grants under NASDAQ Listing Rule 5635 or its successor shall not be counted against the Share Reserve.
6.   Eligibility.
(a)   Participation shall be for Eligible Persons who have been selected by the Committee or its delegate to receive grants under the Plan (each such Eligible Person, a “Participant”).
(b)   Holders of options and other types of awards granted by a company acquired by the Company or with which the Company combines are eligible for grants of Substitute Awards under the Plan to the extent permitted under applicable regulations of any stock exchange on which the Company is listed.

1
To equal 7.5% on a fully diluted basis.

2
Insert same number as footnote 1.

7.   Options.
(a)   Generally.   Each Option shall be subject to the conditions set forth in the Plan and in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the Award Agreement expressly states otherwise. Incentive Stock Options shall be granted only subject to and in compliance with Section 422 of the Code, and only to Eligible Persons who are classified as employees of the Company and its Affiliates and who are eligible to receive an Incentive Stock Option under the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option properly granted under the Plan.
(b)   Exercise Price.   The exercise price per Share of Common Stock for each Option (that is not a Substitute Award), which is the purchase price per Share underlying the Option, shall be determined by the Committee, and unless otherwise determined by the Committee, or for Substitute Awards, shall not be less than 100% of the Fair Market Value of such Share, determined as of the date of grant, or if the Person to whom an Incentive Stock Option is granted is a 10% Stockholder on the date of grant, the exercise price shall be not less than 110% of the Fair Market Value on the date the Incentive Stock Option is granted.
(c)   Vesting, Exercise and Expiration.   The Committee shall determine the manner and timing of vesting, exercise and expiration of Options. The period between the date of grant and the scheduled expiration date of the Option (“Option Period”) shall not exceed ten years, unless the Option Period (other than in the case of an Incentive Stock Option) would expire at a time when trading in the Shares is prohibited by the Company’s insider-trading policy or a Company-imposed “blackout period,” in which case, unless otherwise provided by the Committee, the Option Period may be extended automatically until the 30th day following the expiration of such prohibition (so long as such extension shall not violate Section 409A of the Code) or the Committee may provide for the automatic exercise of such Option prior to the expiration of the Option Period. The Committee may accelerate the vesting and/or exercisability of any Option, which acceleration shall not affect any other terms and conditions of such Option.
(d)   Method of Exercise and Form of Payment.   No Shares shall be delivered pursuant to any exercise of an Option until the Participant has paid the exercise price to the Company in full, and an amount equal to any applicable U.S. federal, state and local income and employment taxes and non-U.S. income and employment taxes, social contributions and any other tax-related items required to be withheld. Options may be exercised by delivery of written or electronic notice of exercise to the Company or its designee (including a third-party administrator) in accordance with the terms of the Option and the Award Agreement accompanied by payment of the exercise price and such applicable taxes. The exercise price and delivery of all applicable required withholding taxes shall be payable (i) in cash or by check, cash equivalent and/or, if permitted by the Award Agreement and/or Committee, Shares valued at the Fair Market Value at the time the Option is exercised or any combination of the foregoing; provided, that such Shares are not subject to any pledge or other security interest; or (ii) by such other method as elected by the Participant and that the Committee may permit, in its sole discretion, including without limitation: (A) in the form of other property having a Fair Market Value on the date of exercise equal to the exercise price and all applicable required withholding taxes; (B) if permitted by the Award Agreement and/or Committee and applicable law, if there is a public market for the Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company or its designee (including third-party administrators) is delivered a copy of irrevocable instructions to a stockbroker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the exercise price and all applicable required withholding taxes against delivery of the Shares to settle the applicable trade; or (C) if permitted by the Award Agreement and/or Committee by means of a “net exercise” procedure effected by withholding the minimum number of Shares otherwise deliverable in respect of an Option that are needed to pay for the exercise price and all applicable required withholding taxes. Notwithstanding the foregoing, unless otherwise determined by the Committee or as set forth in an Award Agreement, if on the last day of the Option Period, the Fair Market Value of the Common Stock exceeds the exercise price, the Participant has not exercised the Option, and the Option has not previously expired, such Option shall be deemed exercised by the Participant on such last day by means of a “net exercise” procedure described above. In all events of cashless or net exercise, any fractional Shares shall be settled in cash.
(e)   Compliance with Laws.   Notwithstanding the foregoing, in no event shall the Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation service on which the Common Stock of the Company is listed or quoted.
(f)   Non-Exempt Employees.   An Option granted to an Employee who is non-exempt for purposes of the Fair Labor Standards Act of 1938, as amended, will not be first exercisable for any Shares until at least six (6) months after the Grant Date of the Option (although the Award may vest prior to such date). Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, the vested portion of any Options may be exercised earlier than six (6) months after the Grant Date: (A) if the non-exempt Employee dies or suffers a Disability; (B) in connection with a corporate transaction in which the Option is not assumed, continued, or substituted; (C) on a Change in Control; or (D) on the Participant’s retirement (as may be defined in the Participant’s Award Agreement or other agreement with the Company, or, if no such definition, in accordance with the Company’s then current employment policies and guidelines). The foregoing provision is intended to operate so that any income derived by a non-exempt Employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.
8.   Stock Appreciation Rights (SARs).
(a)   Generally.   Each SAR shall be subject to the conditions set forth in the Plan and the Award Agreement.
(b)   Exercise Price.   The exercise or hurdle price per Share of Common Stock for each SAR shall be determined by the Committee and, unless otherwise determined by the Committee or for Substitute Awards, shall not be less than 100% of the Fair Market Value of such Share, determined as of the date of grant.
(c)   Vesting and Expiration.   SARs shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting or exercisability dates set by the Committee, the Committee may accelerate the vesting and/or exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to vesting and/or exercisability. If the SAR Period would expire at a time when trading in the Shares is prohibited by the Company’s insider trading policy or a Company-imposed “blackout period,” unless otherwise provided by the Committee, the SAR Period may be extended automatically until the 30th day following the expiration of such prohibition (so long as such extension shall not violate Section 409A of the Code).
(d)   Method of Exercise.   No Shares shall be delivered pursuant to any exercise of a SAR until the Participant has paid to the Company in full, and an amount equal to any applicable U.S. federal, state and local income and employment taxes and non-U.S. income and employment taxes, social contributions and any other tax-related items required to be withheld. SARs may be exercised by delivery of written or electronic notice of exercise to the Company or its designee (including a third-party administrator) in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded. The delivery of all applicable required withholding taxes shall be payable (i) in cash or by check, cash equivalent and/or, if permitted by the Award Agreement and/or Committee, Shares valued at the Fair Market Value at the time the SAR is exercised or any combination of the foregoing; provided, that such Shares are not subject to any pledge or other security interest; or (ii) by such other method as elected by the Participant and that the Committee may permit, in its sole discretion. Notwithstanding the foregoing, unless otherwise determined by the Committee or as set forth in an Award Agreement, if on the last day of the SAR Period, the Fair Market Value exceeds the exercise price, the Participant has not exercised the SAR, and the SAR has previously expired, such SAR shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment therefor.
(e)   Payment.   Upon the exercise of a SAR, the Company shall pay to the holder thereof an amount equal to the number of Shares subject to the SAR that are being exercised multiplied by the excess, if any, of the Fair Market Value of one Share of Common Stock on the exercise date over the exercise price, less an amount equal to any applicable U.S. federal, state and local income and employment taxes and non-U.S. income and employment taxes, social contributions and any other tax-related items required to be withheld. The Company shall pay such amount in cash, in Shares valued at Fair Market Value as determined on the date of exercise, or any combination thereof, as determined by the Committee. Any fractional Shares shall be settled in cash.
(f)   The rules of Section 7(e) and 7(f) shall apply to SARs as if the Award were an Option.
9.   Restricted Stock and Restricted Stock Units.
(a)   Generally.   Each Restricted Stock and Restricted Stock Unit Award shall be subject to the conditions set forth in the Plan and the applicable Award Agreement. The Committee shall establish restrictions applicable to Restricted Stock and Restricted Stock Units, including the period over which the restrictions shall apply (the “Restricted Period”), and the time or times at which Restricted Stock or Restricted Stock Units shall become vested (which, for the avoidance of doubt, may include service- and/or performance-based vesting conditions). The Committee may accelerate the vesting and/or the lapse of any or all of the restrictions on Restricted Stock and Restricted Stock Units which acceleration shall not affect any other terms and conditions of such Awards. No Share of Common Stock shall be issued at the time an Award of Restricted Stock Units is made, and the Company will not be required to set aside a fund for the payment of any such Award.
(b)   Director Retainer Fees.   To the extent permitted by the Board and subject to such rules, approvals, and conditions as the Committee may impose from time to time, an Eligible Person who is a non-employee or unaffiliated Director may elect to receive all or a portion of such Eligible Person’s cash director fees and other cash director compensation payable for director services provided to the Company by such Eligible Person in any fiscal year, in whole or in part, in the form of Restricted Stock Units or Shares, which shall not count against the Share Pool.
(c)   Stock Certificates; Escrow or Similar Arrangement.   Upon the grant of Restricted Stock, the Committee shall cause Share(s) of Common Stock to be registered in the name of the Participant, which may be evidenced in any manner the Committee may deem appropriate, including in book-entry form subject to the Company’s directions or the issuance of a stock certificate registered in the name of the Participant. In such event, the Committee may provide that such certificates shall be held by the Company or in escrow rather than delivered to the Participant pending vesting and release of restrictions, in which case the Committee may require the Participant to execute and deliver to the Company or its designee (including third-party administrators) (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock. Subject to the restrictions set forth in the applicable Award Agreement, a Participant generally shall have the rights and privileges of a stockholder with respect to Awards of Restricted Stock, including the right to vote such Shares of Restricted Stock and the right to receive dividends. Unless otherwise provided by the Committee or in an Award Agreement, an RSU shall not convey to the Participant the rights and privileges of a stockholder with respect to the Share subject to the RSU, such as the right to vote or the right to receive dividends, unless and until a Share is issued to the Participant to settle the RSU.
(d)   Restrictions; Forfeiture.   Restricted Stock and Restricted Stock Units awarded to the Participant shall be subject to forfeiture until the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee, and shall be subject to the restrictions on transferability set forth in the Award Agreement. Unless otherwise provided by the Committee, in the event of any forfeiture, all rights of the Participant to such Restricted Stock (or as a stockholder with respect thereto), and to such Restricted Stock Units, as applicable, shall terminate without further action or obligation on the part of the Company. The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock and Restricted Stock Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of grant of the Restricted Stock Award or Restricted Stock Unit Award, such action is appropriate.
(e)   Delivery of Restricted Stock and Settlement of Restricted Stock Units.
(i)   Upon the expiration of the Restricted Period with respect to any Shares of Restricted Stock and the attainment of any other vesting criteria, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect, except as set forth in the Award Agreement. If an escrow arrangement is used, upon such expiration the Company shall deliver to the Participant or such Participant’s beneficiary or Permitted Transferee (via book-entry notation or, if applicable, in stock certificate form) the Shares of Restricted Stock with respect to which the Restricted Period has expired (rounded down to the nearest full Share).
(ii)   Unless otherwise provided by the Committee in an Award Agreement, upon the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee, with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or such Participant’s beneficiary (via book-entry notation or, if applicable, in stock certificate form), one Share of Common Stock (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit that has not then been forfeited and with respect to which the Restricted Period has expired and any other such vesting criteria are attained (“Released Unit”); provided, however, that the Committee may elect to (A) pay cash or part cash and part Common Stock in lieu of delivering only Shares in respect of such Released Units or (B) defer the delivery of Common Stock (or cash or part Common Stock and part cash, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of delivering Shares, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Shares would have otherwise been delivered to the Participant in respect of such Restricted Stock Units.
(f)   Legends on Restricted Stock.   Each certificate representing Shares of Restricted Stock awarded under the Plan, if any, shall bear as appropriate a legend substantially in the form of the following in addition to any other information the Company deems appropriate until the lapse of all restrictions with respect to such Common Stock:
TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE SEAPORT GLOBAL ACQUISITION CORP. 2021 OMNIBUS INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT, DATED AS OF    , BETWEEN SEAPORT GLOBAL ACQUISITION CORP. AND    . A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF SEAPORT GLOBAL ACQUISITION CORP.
10.   Other Stock-Based Awards and Other Cash-Based Awards.   The Committee may issue unrestricted Common Stock, rights to receive future grants of Awards, or other Awards denominated in Common Stock (including performance shares or performance units), or Awards that provide for cash payments based in whole or in part on the value or future value of Shares (“Other Stock-Based Awards”) and Other Cash-Based Awards under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts as the Committee shall from time to time determine. Each Other Stock-Based Award shall be evidenced by an Award Agreement, which may include conditions including, without limitation, the payment by the Participant of the Fair Market Value of such Shares on the date of grant. Each Other Cash-Based Award granted under the Plan shall be evidenced in such form as the Committee may determine from time to time.
11.   Changes in Capital Structure and Similar Events.   In the event of (a) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire Shares or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the Shares, or (b) unusual or nonrecurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation service, accounting principles or law, such that in any case an adjustment is determined by the Committee to be necessary or appropriate, then the Committee shall (other than with respect to Other Cash-Based Awards), to the extent permitted under Section 409A of the Code, make any such adjustments in such manner as it may deem equitable, including without limitation any or all of the following:
(i)   adjusting any or all of (A) the number of Shares or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) and (B) the terms of any outstanding Award, including, without limitation, (1) the number of Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) the exercise price with respect to any Award and/or (3) any applicable performance measures (including, without limitation, Performance Conditions and performance periods);
(ii)   providing for a substitution or assumption of Awards (or awards of an acquiring company), accelerating the delivery, vesting and/or exercisability of, lapse of restrictions and/or other conditions on, or termination of, Awards or providing for a period of time (which shall not be required to be more than ten (10) days) for Participants to exercise outstanding Awards prior to the occurrence of such event (and any such Award not so exercised shall terminate or become no longer exercisable upon the occurrence of such event); and
(iii)   cancelling any one or more outstanding Awards (or awards of an acquiring company) and causing to be paid to the holders thereof, in cash, Shares, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per Share of Common Stock received or to be received by other stockholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate exercise price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per-Share exercise price equal to, or in excess of, the Fair Market Value (as of the date specified by the Committee) of a Share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor);
provided, however, that the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect any “equity restructuring” (within the meaning of the Financial Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)). Except as otherwise determined by the Committee, any adjustment in Incentive Stock Options under this Section 11 (other than any cancellation of Incentive Stock Options) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 11 shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 promulgated under the Exchange Act. Any such adjustment shall be conclusive and binding for all purposes. In anticipation of the occurrence of any event listed in the first sentence of this Section 11, for reasons of administrative convenience, the Committee in its sole discretion may refuse to permit the exercise of any Award or as it otherwise may determine during a period of up to 30 days prior to, and/or up to 30 days after, the anticipated occurrence of any such event.
12.   Effect of Termination of Service or a Change in Control on Awards.
(a)   Termination.   To the extent permitted under Section 409A of the Code, the Committee may provide, by rule or regulation or in any applicable Award Agreement, or may determine in any individual case, the circumstances in which, and to the extent to which, an Award may be exercised, settled, vested, paid or forfeited in the event of the Participant’s termination of service prior to the end of a performance period or vesting, exercise or settlement of such Award.
(b)   Change in Control.   In the event of a Change in Control, notwithstanding any provision of the Plan to the contrary, the Committee may provide for: (i) continuation or assumption of such outstanding Awards under the Plan by the Company (if it is the surviving corporation) or by the surviving corporation or its parent; (ii) substitution by the surviving corporation or its parent of awards with substantially the same terms and value for such outstanding Awards (in the case of an Option or SAR, the Intrinsic Value at grant of such Substitute Award shall equal the Intrinsic Value of the Award); (iii) acceleration of the vesting (including the lapse of any restrictions, with any performance criteria or other performance conditions deemed met at target) or right to exercise such outstanding Awards immediately prior to or as of the date of the Change in Control, and the expiration of such outstanding Awards to the extent not timely exercised by the date of the Change in Control or other date thereafter designated by the Committee; or (iv) in the case of an Option or SAR, cancelation in consideration of a payment in cash or other consideration to the Participant who holds such Award in an amount equal to the Intrinsic Value of such Award (which may be equal to but not less than zero), which, if in excess of zero, shall be payable upon the effective date of such Change in Control. For the avoidance of doubt, in the event of a Change in Control, the Committee may, in its sole discretion, terminate any Option or SARs for which the exercise or hurdle price is equal to or exceeds the per Share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor.
13.   Deferred Awards.   The Committee is authorized, subject to limitations under applicable law, to grant to Participants Deferred Awards, which may be a right to receive Shares or cash under the Plan (either independently or as an element of or supplement to any other Award under the Plan), including, as may be required by any applicable law or regulations or determined by the Committee, in lieu of any annual bonus, commission or retainer that may be payable to a Participant under any applicable, bonus, commission or retainer plan or arrangement. The Committee shall determine the terms and conditions of such Deferred Awards, including, without limitation, the method of converting the amount of annual bonus into a Deferred Award, if applicable, and the form, vesting, settlement, forfeiture and cancellation provisions or any other criteria, if any, applicable to such Deferred Awards. Shares underlying a Share-denominated Deferred Award, which is subject to a vesting schedule or other conditions or criteria, including forfeiture or cancellation provisions, set by the Committee shall not be issued until or following the date that those conditions and criteria have been satisfied. Deferred Awards shall be subject to such restrictions as the Committee may impose (including any limitation on the right to vote a Share underlying a Deferred Award or the right to receive any dividend, dividend equivalent or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. The Committee may determine the form or forms (including cash, Shares, other Awards, other property or any combination thereof) in which payment of the amount owing upon settlement of any Deferred Award may be made.
14.   Amendments and Termination.
(a)   Amendment and Termination of the Plan.   The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any applicable rules or requirements of any securities exchange or inter-dealer quotation service on which the Shares may be listed or quoted, for changes in GAAP to new accounting standards); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary, unless the Committee determines that such amendment, alteration, suspension, discontinuance or termination is either required or advisable in order for the Company, the Plan or the Award to satisfy any applicable law or regulation or to avoid adverse tax consequences under Section 409A.
(b)   Amendment of Award Agreements.   The Committee may, to the extent not inconsistent with the terms of any applicable Award Agreement or the Plan, waive any conditions or rights under,

amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after the Participant’s termination of employment or service with the Company); provided, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant unless the Committee determines that such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination is either required or advisable in order for the Company, the Plan or the Award to satisfy any applicable law or regulation or to avoid adverse tax consequences under Section 409A; provided, further, that the Committee may, without stockholder approval, (i) reduce the exercise price of any Option or SAR, (ii) cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower exercise price) or other Award or cash, (iii) take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted, and/or (iv) cancel any outstanding Option or SAR that has a per-Share exercise price (as applicable) at or above the Fair Market Value of a Share of Common Stock on the date of cancellation, and pay any consideration to the holder thereof, whether in cash, securities, or other property, or any combination thereof.
(c)   Company Cancellation Right. Subject to applicable law, if the Fair Market Value for Shares subject to any Option is more than 33% below the Option’s exercise price for more than ninety (90) consecutive business days, the Committee unilaterally may declare the Option terminated, effective on the date the Committee provides written notice to the Option holder. The Committee may take such action with respect to any or all Options granted under the Plan and with respect to any individual Option holder or class(es) of Option holders.
15.   General.
(a)   Award Agreements; Other Agreements.   Each Award (other than an Other Cash-Based Award) under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto. In the event of any conflict between the terms of the Plan and any Award Agreement or employment, change-in-control, severance or other agreement in effect with the Participant, the terms of the Plan shall control.
(b)   Nontransferability.
(i)   Each Award shall be exercisable only by the Participant during the Participant’s lifetime, or, if permissible under applicable law or the Plan, by the Participant’s legal guardian or representative or beneficiary or Permitted Transferee. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution or as set forth below in clause (ii), and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
(ii)   Notwithstanding the foregoing, the Committee may permit Awards (other than Incentive Stock Options) to be transferred by the Participant, without consideration, subject to such rules as the Committee may adopt, to (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statements promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant or the Participant’s Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and the Participant’s Immediate Family Members; (D) a bank or third party pursuant to an Award Transfer Program; or (E) any other transferee as may be approved either (1) by the Board or the Committee, or (2) as provided in the applicable Award Agreement; (each transferee described in clause (A), (B), (C) or (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the

Committee or its delegate advance written notice describing the terms and conditions of the proposed transfer and the Committee or its delegate notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.
(iii)   The terms of any Award transferred in accordance with the immediately preceding paragraph shall apply to the Permitted Transferee, and any reference in the Plan, or in any applicable Award Agreement, to the Participant shall be deemed to refer to the Permitted Transferee, except that, as otherwise provided by the Committee, (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; (D) the consequences of the termination of the Participant’s employment by, or services to, the Company or an Affiliate under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the transferred Award, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement; and (E) any non-competition, non-solicitation, non-disparagement, non-disclosure, or other restrictive covenants contained in any Award Agreement or other agreement between the Participant and the Company or any Affiliate shall continue to apply to the Participant.
(c)   Dividends and Dividend Equivalents.   The Committee may specify in the applicable Award Agreement that any or all dividends, dividend equivalents or other distributions, as applicable, paid on Awards prior to vesting or settlement, as applicable, be paid either in cash or in additional Shares and either on a current or deferred basis and that such dividends, dividend equivalents or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as the underlying Awards.
(d)   Tax Withholding.
(i)   The Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right (but not the obligation) and is hereby authorized to withhold, from any cash, Shares, other securities or other property deliverable under any Award or from any compensation or other amounts owing to the Participant, the amount (in cash, Common Stock, other securities or other property) of any required withholding taxes (up to the maximum permissible withholding amounts) in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action that the Committee or the Company deem necessary to satisfy all obligations for the payment of such withholding taxes.
(ii)   Without limiting the generality of paragraph (i) above, the Committee may permit the Participant to satisfy, in whole or in part, the foregoing withholding liability by (A) payment in cash, (B) the delivery of Shares (which Shares are not subject to any pledge or other security interest) owned by the Participant having a Fair Market Value on such date equal to such withholding liability or (C) having the Company withhold from the number of Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of Shares with a Fair Market Value on such date equal to such withholding liability. In addition, subject to any requirements of applicable law, the Participant may also satisfy the tax withholding obligations by other methods, including selling Shares that would otherwise be available for delivery, provided, that the Board or the Committee has specifically approved such payment method in advance.
(e)   No Claim to Awards; No Rights to Continued Employment, Directorship or Engagement.    No employee, Director of the Company, consultant providing service to the Company or an Affiliate, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, or to continue in the employ or the service of the Company or an Affiliate, nor shall it be construed as giving any Participant who is a Director any rights to continued service on the Board.
(f)   International Participants.   With respect to Participants who reside or work outside of the United States or are subject to non-U.S. legal restrictions or regulations, the Committee may amend the terms of the Plan or appendices thereto, or outstanding Awards, with respect to such Participants, in order to conform such terms with or accommodate the requirements of local laws, procedures or practices or to obtain more favorable tax or other treatment for the Participant, the Company or its Affiliates. Without limiting the generality of this subsection, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on death, disability, retirement or other terminations of employment, available methods of exercise or settlement of an Award, payment of income, social insurance contributions or payroll taxes, withholding procedures and handling of any stock certificates or other indicia of ownership that vary with local requirements. The Committee may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations.
(g)   Beneficiary Designation.   The Participant’s beneficiary shall be the Participant’s spouse (or domestic partner if such status is recognized by the Company and in such jurisdiction), or if the Participant is otherwise unmarried at the time of death, the Participant’s estate, except to the extent that a different beneficiary is designated in accordance with procedures that may be established by the Committee from time to time for such purpose. Notwithstanding the foregoing, in the absence of a beneficiary validly designated under such Committee-established procedures and/or applicable law who is living (or in existence) at the time of death of a Participant residing or working outside the United States, any required distribution under the Plan shall be made to the executor or administrator of the estate of the Participant, or to such other individual as may be prescribed by applicable law.
(h)   Termination of Employment or Service.   The Committee, in its sole discretion, shall determine the effect of all matters and questions related to the termination of employment of or service of a Participant. Except as otherwise provided in an Award Agreement, or any employment, consulting, change-in-control, severance or other agreement between the Participant and the Company or an Affiliate, unless determined otherwise by the Committee: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with the Company to employment or service with an Affiliate (or vice versa) shall be considered a termination of employment or service with the Company or an Affiliate; and (ii) if the Participant’s employment with the Company or its Affiliates terminates, but such Participant continues to provide services with the Company or its Affiliates in a non-employee capacity (including as a non-employee Director) (or vice versa), such change in status shall not be considered a termination of employment or service with the Company or an Affiliate for purposes of the Plan.
(i)   No Rights as a Stockholder.   Except as otherwise specifically provided in the Plan or any Award Agreement, no person shall be entitled to the privileges of ownership in respect of Shares that are subject to Awards hereunder until such Shares have been issued or delivered to that person.
(j)   Government and Other Regulations.
(i)   Nothing in the Plan shall be deemed to authorize the Committee or Board or any members thereof to take any action contrary to applicable law or regulation, or rules of the NASDAQ or any other securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted.
(ii)   The obligation of the Company to settle Awards in Common Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Shares pursuant to an Award unless such Shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such Shares may be offered or sold without such registration pursuant to and in compliance with the terms of an available exemption. The Company shall be under no obligation to register for sale under the Securities Act any of the Shares to be offered or sold under the Plan. The Committee shall have the authority to provide that all Shares or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, U.S. federal securities laws, or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any securities exchange or inter-dealer quotation service upon which such Shares or other securities of the Company are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, rules, regulations and other requirements, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates of Common Stock or other securities of the Company or any Affiliate delivered under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of the Company or any Affiliate delivered under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.
(iii)   The Committee may cancel an Award or any portion thereof if it determines that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Shares from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company and/or the Participant’s sale of Common Stock to the public markets illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, unless prevented by applicable laws, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the Shares would have been vested or delivered, as applicable), over (B) the aggregate exercise price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of Shares (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.
(k)   Payments to Persons Other Than Participants.   If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for such person’s affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or such person’s estate (unless a prior claim therefor has been made by a duly appointed legal representative or a beneficiary designation form has been filed with the Company) may, if the Committee so directs the Company, be paid to such person’s spouse, child, or relative, or an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.
(l)   Nonexclusivity of the Plan.   Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.
(m)   No Trust or Fund Created.   Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any

Affiliate, on the one hand, and the Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or to otherwise segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company.
(n)   Reliance on Reports.   Each member of the Committee and each member of the Board (and each such member’s respective designees) shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent registered public accounting firm of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than such member or designee.
(o)   Relationship to Other Benefits.   No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.
(p)   Governing Law.   The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.
(q)   Severability.   If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.
(r)   Obligations Binding on Successors.   The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company.
(s)   Section 409A of the Code.
(i)   It is intended that the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan or any other plan maintained by the Company, including any taxes and penalties under Section 409A of the Code, and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold such Participant or any beneficiary harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as a separate payment.
(ii)   Notwithstanding anything in the Plan to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments or deliveries in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” within the meaning of Section 409A of the Code or, if earlier, the

Participant’s date of death. All such delayed payments or deliveries will be paid or delivered (without interest) in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.
(iii)   In the event that the timing of payments in respect of any Award that would otherwise be considered “deferred compensation” subject to Section 409A of the Code would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “disability” pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder.
(t)   Clawback/Forfeiture.   Unless otherwise specifically provided in an Award Agreement, and to the extent permitted by applicable law, the Committee may in its sole and absolute discretion, without obtaining the approval or consent of the Company’s stockholders or of any Participant, require that any Participant reimburse the Company for all or any portion of any Awards granted under this Plan (“Reimbursement”), if and to the extent —
(i)   the granting, vesting, or payment of an Award was predicated upon the achievement of certain financial results that were subsequently the subject of a material financial restatement;
(ii)   in the Committee’s view the Participant either benefited from a calculation that later proves to be materially inaccurate, or engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by the Company or any Affiliate; or
(iii)   a lower granting, vesting, or payment of an Award would have occurred based on the conduct described in the foregoing clauses (i) or (ii).
In each instance, the Committee may, to the extent practicable and allowable or required under applicable laws, require Reimbursement relating to any such Award granted to a Participant; provided that the Committee will not seek Reimbursement relating to any such Awards that were paid or vested more than three (3) years prior to the first date of the applicable restatement period. Notwithstanding any other provision of the Plan, all Awards shall be subject to Reimbursement to the extent required by Applicable Law, including but not limited to Section 10D of the Exchange Act.
In addition, the Committee shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes. Notwithstanding anything to the contrary contained herein, the Committee may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any Awards granted to the Participant or any Shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of Shares underlying such Awards. By accepting an Award, the Participant agrees that the Participant is subject to any clawback policies of the Company in effect from time to time.
(u)   No Representations or Covenants With Respect to Tax Qualification.   Although the Company may endeavor to (i) qualify an Award for favorable U.S. or non-U.S. tax treatment or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.
(v)   No Interference.   The existence of the Plan, any Award Agreement, and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company, the Board, the Committee, or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants, or rights to purchase stock or of bonds, debentures, or preferred or prior preference stocks whose rights are superior to or affect the

Common Stock or the rights thereof or that are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of their assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
(w)   Expenses; Titles and Headings.   The expenses of administering the Plan shall be borne by the Company and its Affiliates. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.
(x)   Whistleblower Acknowledgments.   Notwithstanding anything to the contrary herein, nothing in this Plan or any Award Agreement will (i) prohibit a Participant from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (ii) require prior approval by the Company or any of its Affiliates of any reporting described in clause (i).
(y)   Lock-Up Agreements.   The Committee may require a Participant receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to enter into a shareholder agreement or “lock-up” agreement in such form as the Committee shall determine is necessary or desirable to further the Company’s interests.
(z)   Restrictive Covenants.   The Committee may impose restrictions on any Award with respect to non-competition, confidentiality and other restrictive covenants as it deems necessary or appropriate in its sole discretion.
(aa)   (n)   Data Privacy.   As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this section by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering, and managing this Plan and Awards and the Participant’s participation in this Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant with respect to one or more Awards under the Plan, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, the Company and its Affiliates each may transfer the Data to any third parties assisting the Company in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting such Participant’s local human resources representative. The Company may cancel the Participant’s eligibility to participate in this Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.
* * *

Exhibit G
AMENDED AND RESTATED BYLAWS
OF
REDBOX AUTOMATED RETAIL CORP.
(the “Corporation”)
* * * * *
ARTICLE I.
OFFICES
Section 1.01   Registered Office and Agent.   The address of the registered office of the Corporation is 16192 Coastal Highway, in the city of Lewes, County of Sussex, State of Delaware 19958. The name of its registered agent at such address is Harvard Business Services, Inc..
Section 1.02   Other Offices.   The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.
Section 1.03   Books.   The books of the Corporation may be kept within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.
ARTICLE II.
MEETINGS OF STOCKHOLDERS
Section 2.01   Time and Place of Meetings.   All meetings of stockholders shall be held at such place, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the Board of Directors (or the chairman of the Board of Directors in the absence of a designation by the Board of Directors). The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office
Section 2.02   Annual Meetings.   An annual meeting of stockholders shall be held for the election of directors and to transact such other business as may properly be brought before the meeting.
Section 2.03   Special Meetings.   Special meetings of the stockholders may be called only by the Board of Directors acting pursuant to a resolution adopted by the Board of Directors.
Section 2.04   Notice of Meetings and Adjourned Meetings; Waivers of Notice.   (a) Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by the DGCL, the Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”) or these Bylaws, such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. The Board of Directors or the chairman of the meeting may adjourn the meeting to another time or place (whether or not a quorum is present), and notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which such adjournment is made. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
(b)   A written waiver of any such notice signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.
Section 2.05   Quorum.   Unless otherwise provided under the Certificate of Incorporation, these Bylaws and subject to the DGCL, the presence, in person or by proxy, of the holders of a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting or a majority in voting interest of the stockholders present in person or represented by proxy may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally notified.
Section 2.06   Voting.   (a) Unless otherwise provided in the Certificate of Incorporation and subject to the DGCL, each stockholder shall be entitled to one vote for each outstanding share of capital stock of the Corporation held by such stockholder. Any share of capital stock of the Corporation held by the Corporation shall have no voting rights. Except as otherwise required by the DGCL, the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the votes cast at the meeting on the subject matter shall be the act of the stockholders. Abstentions and broker non-votes shall not be counted as votes cast. Directors shall be elected by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
(b)   Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, appointed by an instrument in writing, subscribed by such stockholder or by his attorney thereunto authorized, or by proxy sent by cable, telegram or by any means of electronic communication permitted by law, which results in a writing from such stockholder or by his attorney, and delivered to the secretary of the meeting. No proxy shall be voted after three (3) years from its date, unless said proxy provides for a longer period.
Section 2.07   No Action by Written Consent.   Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the DGCL, as amended from time to time, the Certificate of Incorporation and these Bylaws, and may not be taken by written consent of stockholders without a meeting.
Section 2.08   Organization.   At each meeting of stockholders, the chairman of the Board of Directors, if one shall have been elected, or in the chairman’s absence or if one shall not have been elected, the director designated by the vote of the majority of the directors present at such meeting, shall act as chairman of the meeting. The Secretary (or in the Secretary’s absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.
Section 2.09   Order of Business.   The order of business at all meetings of stockholders shall be as determined by the chairman of the meeting.
Section 2.10   Nomination of Directors and Proposal of Other Business.

(a)   Annual Meetings of Stockholders.   (i) Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors or any committee thereof, (C) with respect to Redwood Parent, L.P., a Delaware limited partnership, and Seaport Global SPAC, LLC, a Delaware limited liability company, in accordance with the procedures set forth in the Stockholders Agreement by and among the Corporation and the stockholders party thereto, dated as of [•], 2021 (the “Stockholders Agreement”) or (D) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in paragraph (ii) of this Section 2.10(a) and at the time of the annual meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.10(a), and, except as otherwise required by law, any failure to comply with these procedures shall result in the nullification of such nomination or proposal. Notwithstanding anything in this Section 2.10 to the contrary, the advance notice procedures set forth in this Section 2.10 shall not apply with respect to the nomination of any director pursuant to and in accordance with the Stockholders Agreement (such a director, a “Designated Director”), and the nomination of a Designated Director shall instead by governed by the procedures set forth in the Stockholders Agreement.
(ii)   For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (D) of paragraph (i) of this Section 2.10(a), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such proposed business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (which date shall, for purposes of the Corporation’s annual meeting of stockholders in the year of the closing of the merger contemplated by that certain Business Combination Agreement, dated as of May 16, 2021, by and among the Corporation, Seaport Merger Sub LLC, a Delaware limited liability company, Redwood Intermediate, LLC, a Delaware limited liability company, and Redwood Parent, L.P., a Delaware limited partnership, be deemed to have occurred on [•] of such year); provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date then to be timely such notice must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. In no event shall the adjournment or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected as such annual meeting.
(iii)   A stockholder’s notice to the Secretary shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (as amended (together with the rules and regulations promulgated thereunder), the “Exchange Act”) including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (2) a reasonably detailed description of any compensatory, payment or other financial agreement, arrangement or understanding that such person has with any other person or entity other than the Corporation including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”), (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the text of the proposed amendment), the reasons for conducting such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:
(1)   the name and address of such stockholder (as they appear on the Corporation’s books) and any such beneficial owner;
(2)   for each class or series, the number of shares of capital stock of the Corporation that are held of record or are beneficially owned by such stockholder and by any such beneficial owner;
(3)   a description of any agreement, arrangement or understanding between or among such stockholder and any such beneficial owner, any of their respective affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such nomination or other business;
(4)   a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owner or any such nominee with respect to the Corporation’s securities;
(5)   a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;
(6)   a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or to elect each such nominee and/or (ii) otherwise to solicit proxies from stockholders in support of such proposal or nomination;
(7)   any other information relating to such stockholder, beneficial owner, if any, or director nominee or proposed business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee or proposal pursuant to Section 14 of the Exchange Act; and
(8)   such other information relating to any proposed item of business as the Corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.
If requested by the Corporation, the information required under clauses 2.10(a)(iii)(C)(2), (3) and (4) of the preceding sentence of this Section 2.10 shall be supplemented by such stockholder and any such beneficial owner not later than 10 days after the record date for the meeting to disclose such information as of the record date.
(b)   Special Meetings of Stockholders.   If the election of directors is included as business to be brought before a special meeting in the Corporation’s notice of meeting, then nominations of persons for election to the Board of Directors at a special meeting of stockholders may be made by any stockholder who is a stockholder of record at the time of giving of notice provided for in this Section 2.10(b) and at the time of the special meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.10(b); provided, however that the number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected as such special meeting. For nominations to be properly brought by a stockholder before a special meeting of stockholders pursuant to this Section 2.10(b), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (A) not earlier than 150 days prior to the date of the special meeting nor (B) later than the later of 120 days prior to the date of the special meeting and the 10th day following the day on which public announcement of the date of the special meeting was first made. A stockholder’s notice to the Secretary shall comply with the notice requirements of Section 2.10(a)(iii).
(c)   General.   (i) To be eligible to be a nominee for election as a director, the proposed nominee must provide to the Secretary of the Corporation in accordance with the applicable time periods prescribed for delivery of notice under Section 2.10(a)(ii) or Section 2.10(b): (1) a completed D&O questionnaire (in the form provided by the Secretary of the Corporation at the request of the nominating stockholder) containing information regarding the nominee’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation or to serve as an independent director of the Corporation, (2) a written representation that, unless previously disclosed to the Corporation, the nominee is not and will not become a party to any voting agreement, arrangement or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue or that could interfere with such person’s ability to comply, if elected as a director, with his/her fiduciary duties under applicable law, (3) a written representation and agreement that, unless previously disclosed to the Corporation pursuant to Section 2.10(a)(iii)(A)(2), the nominee is not and will not become a party to any Third-Party Compensation Arrangement and (4) a written representation that, if elected as a director, such nominee would be in compliance and will continue to comply with the Corporation’s corporate governance guidelines as disclosed on the Corporation’s website, as amended from time to time. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation the information that is required to be set forth in a stockholder’s notice of nomination that pertains to the nominee.
(ii)   No person shall be eligible to be nominated by a stockholder to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.10. No business proposed by a stockholder shall be conducted at a stockholder meeting except in accordance with this Section 2.10.
(iii)   The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws or that business was not properly brought before the meeting, and if he/she should so determine, he/she shall so declare to the meeting and the defective nomination shall be disregarded or such business shall not be transacted, as the case may be. Notwithstanding the foregoing provisions of this Section 2.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 2.10, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.
(iv)   Without limiting the foregoing provisions of this Section 2.10, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 2.10; provided, however, that any references in these Bylaws to the Exchange Act are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.10, and compliance with paragraphs (a)(i)(C) and (b) of this Section 2.10 shall be the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.10(c)(v)).
(v)   Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Section 2.10 shall be deemed satisfied by a stockholder if such stockholder has submitted a proposal to the Corporation in compliance with

Rule 14a-8 under the Exchange Act, and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders.
ARTICLE III.
DIRECTORS
Section 3.01   General Powers.   Except as otherwise provided in the DGCL or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
Section 3.02   Number, Election and Term of Office.   Subject to the Certificate of Incorporation and the Stockholders Agreement, the number of directors which shall constitute the whole Board of Directors shall be fixed from time to time solely by resolution adopted by the Board. Except as otherwise provided in the Certificate of Incorporation and the Stockholders Agreement, each director shall serve for a term expiring on the date of the first annual meeting of stockholders next following the annual meeting at which such director was elected. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders.
Section 3.03   Quorum and Manner of Acting.   Unless the Certificate of Incorporation or these Bylaws require a greater number, a majority of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors and, except as otherwise expressly required by law or by the Certificate of Incorporation, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. When a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat shall adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.
Section 3.04   Time and Place of Meetings.   The Board of Directors shall hold its meetings at such place, either within or without the State of Delaware, and at such time as may be determined from time to time by the Board of Directors (or the chairman of the Board of Directors in the absence of a determination by the Board of Directors).
Section 3.05   Annual Meeting.   The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such place either within or without the State of Delaware, on such date and at such time as shall be specified in a notice thereof given as hereinafter provided in Section 3.07 herein or in a waiver of notice thereof signed by any director who chooses to waive the requirement of notice.
Section 3.06   Regular Meetings.   After the place and time of regular meetings of the Board of Directors shall have been determined and notice thereof shall have been once given to each member of the Board of Directors, regular meetings may be held without further notice being given.
Section 3.07   Special Meetings.   Special meetings of the Board of Directors may be called by the chairman of the Board of Directors or the President and shall be called by the chairman of the Board of Directors, President or the Secretary, on the written request of three directors. Notice of special meetings of the Board of Directors shall be given to each director at least 24 hours before the date of the meeting in such manner as is determined by the Board of Directors.
Section 3.08   Committees.   Subject to the Stockholders Agreement, the Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the DGCL to be submitted to the stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required. Except as otherwise provided in the Certificate of Incorporation, the Stockholders Agreement, these Bylaws or the resolution of the Board designating the committee, any committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to any such subcommittee any or all of the powers and authority of the committee.
Section 3.09   Action by Consent.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors or committee in the same paper or electronic form as the minutes are maintained.
Section 3.10   Remote Meetings.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
Section 3.11   Resignation.   Any director may resign from the Board of Directors at any time by giving notice to the Board of Directors and the Secretary of the Corporation. Any such notice must be in writing or by electronic transmission to the Board of Directors and the Secretary of the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
Section 3.12   Vacancies.   Unless otherwise provided in the Certificate of Incorporation or the Stockholders Agreement, vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term expiring on the date of the next following the annual meeting. If there are no directors in office, then an election of directors may be held in accordance with the DGCL. Unless otherwise provided in the Certificate of Incorporation or the Stockholders Agreement, when one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the filling of the other vacancies.
Section 3.13   Removal.   Unless otherwise provided in the Certificate of Incorporation or the Stockholders Agreement, no director may be removed from office other than by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote on the election of such director, voting together as a single class.
Section 3.14   Compensation.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.

Section 3.15   Chairman of the Board of Directors.   Subject to the provisions of Section 2.08 herein, the chairman of the Board of Directors shall have the power to preside at all meetings of the Board of Directors and shall have such other powers and duties as provided herein and as the Board of Directors may from time to time prescribe. The chairman of the Board may or may not be an officer of the Corporation.
Section 3.16   Lead Independent Director.   The Board of Directors may, in its discretion, elect a lead independent director from among its members that are Independent Directors (as defined below) (such director, the “Lead Independent Director”). The Lead Independent Director shall preside at all meetings at which the chairman of the Board of Directors is not present and shall exercise such other powers and duties as may from time to time be assigned to him or her by the Board or as prescribed by these Bylaws. For purposes of these Bylaws, “Independent Director” has the meaning ascribed to such term under the rules of the exchange upon which the Corporation’s Common Stock is primarily traded.
ARTICLE IV.
OFFICERS
Section 4.01   Principal Officers.   The principal officers of the Corporation shall be a Chief Executive Officer, a President, one or more Vice Presidents, a Treasurer and a Secretary who shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose. The Corporation may also have such other principal officers, including one or more Controllers, as the Board of Directors may in its discretion appoint. One person may hold the offices and perform the duties of any two or more of said offices.
Section 4.02   Appointment, Term of Office and Remuneration.   The principal officers of the Corporation shall be appointed by the Board of Directors or in the manner determined by the Board of Directors. Each such officer shall hold office until his or her successor is appointed, or until his or her earlier death, resignation or removal. The remuneration of all officers of the Corporation shall be fixed by the Board of Directors. Any vacancy in any office shall be filled in such manner as the Board of Directors shall determine.
Section 4.03   Delegation of Authority.   In addition to the principal officers enumerated in Section 4.01 herein, the Corporation may have one or more Assistant Treasurers, Assistant Secretaries and Assistant Controllers and such other subordinate officers, agents and employees as the Board of Directors may deem necessary, each of whom shall hold office for such period as the Board of Directors may from time to time determine. The Board of Directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees. The Board may from time to time delegate the powers or duties of any officer of the Corporation to any other officers or agents of the Corporation, notwithstanding any provision hereof.
Section 4.04   Removal.   Except as otherwise permitted with respect to subordinate officers, any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors.
Section 4.05   Resignations.   Any officer may resign at any time by giving notice to the Board of Directors and the Secretary of the Corporation. Any such notice must be in writing or by electronic transmission to the Board of Directors and the Secretary of the Corporation. The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
Section 4.06   Powers and Duties.   The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.
ARTICLE V.
CAPITAL STOCK
Section 5.01   Certificates For Stock; Uncertificated Shares.   The shares of the Corporation shall be uncertificated, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be represented by certificates. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law.

Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chairman or vice chairman of the Board, the president, vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue. A Corporation shall not have power to issue a certificate in bearer form.
Section 5.02   Lost Certificates.   The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
Section 5.03   Shares Without Certificates.   The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.
Section 5.04   Transfer Of Shares.   Shares of the stock of the Corporation may be transferred on the record of stockholders of the Corporation by the holder thereof or by such holder’s duly authorized attorney upon surrender of a certificate therefor properly endorsed or upon receipt of proper transfer instructions from the registered holder of uncertificated shares or by such holder’s duly authorized attorney and upon compliance with appropriate procedures for transferring shares in uncertificated form, unless waived by the Corporation.
Section 5.05   Authority for Additional Rules Regarding Transfer.   The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.
ARTICLE VI.
GENERAL PROVISIONS
Section 6.01   Fixing the Record Date.   (a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing such record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may in its discretion or as required by law fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall fix the same date or an earlier date as the record date for stockholders entitled to notice of such adjourned meeting.

(b)   In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 6.02   Dividends.   Subject to limitations contained in the DGCL and the Certificate of Incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.
Section 6.03   Year.   The fiscal year of the Corporation shall commence on January 1 and end on December 31 of each year.
Section 6.04   Corporate Seal.   The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.
Section 6.05   Voting of Stock Owned by the Corporation.   The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of stockholders of any corporation (except this Corporation) in which the Corporation may hold stock.
Section 6.06   Amendments.   The Board of Directors is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, these Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. The stockholders may make, repeal, alter, amend or rescind, in whole or in part, these Bylaws; provided, however, that, notwithstanding any other provisions of the Certificate of Incorporation, these Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by the Certificate of Incorporation, these Bylaws or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of these Bylaws or to adopt any provision inconsistent therewith.
Section 6.07   Severability.   If any provision of these Bylaws shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Certificate of Incorporation, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these Bylaws (including without limitation, all portions of any section of these Bylaws containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation, that are not themselves invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation) shall remain in full force and effect.
ARTICLE VII.
NOTICES
Section 7.01   Form and Delivery.   Except as otherwise specifically required in these Bylaws or by applicable law, all notices required to be given pursuant to these Bylaws may in every instance in connection with any delivery to a member of the Board of Directors, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by overnight express courier, facsimile, electronic mail or other form of electronic transmission. Whenever, by applicable law, the Certificate of Incorporation or these Bylaws, notice is required to be given to any stockholder, such notice may be given in writing directed to such stockholder’s mailing address or by electronic transmission directed to such stockholder’s electronic mail address, as applicable, as it appears on the records of the Corporation or by such other form of electronic transmission consented to by the stockholder. A notice to a stockholder shall be deemed given as follows: (a) if mailed, when the notice is deposited in the United States mail, postage prepaid, (b) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address, (c) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL, and (d) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given, (i) if by facsimile transmission, when directed to a number at which such stockholder has consented to receive notice, (ii) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (A) such posting and (B) the giving of such separate notice, and (iii) if by any other form of electronic transmission, when directed to such stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic transmission by giving written notice or by electronic transmission of such revocation to the Corporation. A notice may not be given by an electronic transmission from and after the time that (x) the Corporation is unable to deliver by such electronic transmission two consecutive notices and (y) such inability becomes known to the Secretary or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action. Any notice given by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.
Section 7.02   Affidavit of Giving Notice.   An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given in writing or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
Section 7.03   Waiver of Notice.   Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver of notice, signed by the person entitled to notice, or waiver by electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any waiver of notice.
ARTICLE VIII.
INTERESTED DIRECTORS
Section 8.01   Interested Directors.   No contract or transaction between the Corporation and one or more of its members of the Board or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are members of the board of directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof that authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if: (a) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board, a committee thereof, or the stockholders.
Section 8.02   Quorum.   Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes a contract or transaction described in Section 8.01.

Exhibit H
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
[•] CORP.
[                 ], 2021
Seaport Global Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:
1. The name of the Corporation is “Seaport Global Acquisition Corp.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 24, 2020 (the “Original Certificate”). The Corporation amended and restated the Original Certificate, which was filed with the Secretary of State of the State of Delaware on November 27, 2020 (the “First Amended and Restated Certificate”).
2. This Second Amended and Restated Certificate of Incorporation (this “Restated Certificate”) which both restates and amends the provisions of the First Amended and Restated Certificate, has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).
3. This Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.
4. The First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:
ARTICLE I
NAME
The name of the corporation is Redbox Automated Retail Corp. (the “Corporation”).
ARTICLE II
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE III
REGISTERED AGENT
The company’s registered office in the State of Delaware is 16192 Coastal Highway, in the city of Lewes, County of Sussex, State of Delaware 19958. The Registered Agent in charge thereof is Harvard Business Services, Inc.
ARTICLE IV
CAPITALIZATION
Section 4.1   Authorized Capital Stock.   The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [                 ] shares, consisting of
(a)   [                 ] shares of Class A Common Stock (the “Class A Common Stock”);
(b)   [                 ] shares of Class B Common Stock (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”); and
(c)   [                 ] shares of preferred stock (the “Preferred Stock”).

The Preferred Stock and the Common Stock shall have the designations, rights, powers and preferences and the qualifications, restrictions and limitations thereof, if any, set forth below
Section 4.2   Preferred Stock.   The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to limitations prescribed by law, to provide, by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including voting powers), preferences, and relative, participating, optional and other special rights of each series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the approval of the Board of Directors and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, without the separate vote of the holders of the Preferred Stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.
Section 4.3   Common Stock.
(a)   Voting. Except as otherwise required by the DGCL or this Restated Certificate:
(i)   Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder.
(ii)   Each holder of Class B Common Stock shall be entitled to one (1) vote for each share of Class B Common Stock held of record by such holder.
(iii)   Except as otherwise required in this Restated Certificate or by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters on which stockholders are generally entitled to vote (and, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).
(iv)   The holders of shares of Common Stock shall not have cumulative voting rights.
(v)   The holders of the outstanding shares of Class A Common Stock and Class B Common Stock shall be entitled to vote separately as a class upon any amendment to this Restated Certificate (including by merger, consolidation, reorganization or similar event or otherwise) that would alter or change the powers, preferences, or special rights of a class of stock so as to affect them adversely. The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in an election of directors, without a separate vote of the holders of the Class A Common Stock or Class B Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.
(b)   Dividends.   Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends in cash, stock or property of the Corporation, such dividends may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board of Directors in its discretion shall determine. Dividends shall not be declared or paid on the Class B Common Stock.
(c)   Liquidation, Dissolution or Winding Up of the Corporation.   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation as required by law and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
(d)   Reclassification.   Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, split, consolidated, reclassified, or otherwise changed unless contemporaneously therewith the other class of Common Stock and the common units (the “LLC Units”) of Redwood Intermediate, LLC, a Delaware limited liability company (“Intermediate”) are subdivided, consolidated, reclassified, or otherwise changed in the same proportion and in the same manner.
(e)   Restriction on Issuance of Class B Common Stock.   No shares of Class B Common Stock may be issued by the Corporation except to a holder of LLC Units, such that after such issuance the holder of shares of Class B Common Stock holds an identical number of LLC Units and shares of Class B Common Stock.
(f)   Restriction on Transfer of Class B Common Stock.   A holder of Class B Common Stock may transfer or assign shares of Class B Common Stock (or any legal or beneficial interest in such shares) (directly or indirectly, including by operation of law) only to a Permitted Transferee (as defined in the LLC Agreement) of such holder, and only if such holder also simultaneously transfers an equal number of such holder’s LLC Units to such Permitted Transferee in compliance with the LLC Agreement. Any purported transfer of shares of Class B Common Stock to any Person other than a Permitted Transferee, or not accompanied by a simultaneous transfer of such holder’s LLC Units to such Permitted Transferee shall be null and void ab initio and shall not be recognized or given effect by the Corporation, the Corporation’s transfer agent or the Secretary of the Corporation. For purposes of this Restated Certificate, “LLC Agreement” means that certain Fourth Amended and Restated Limited Liability Company Agreement of Intermediate, dated on or about the date hereof, as it may be amended and/or restated from time to time.
(g)   No Preemptive or Subscription Rights.   No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.
Section 4.3   Certain Provisions Related to Sale Rights.
(a)   Reservation of Shares of Class A Common Stock for Sales.   The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, for the purposes of effecting any exchanges pursuant to the applicable provisions of Article [      ] of the LLC Agreement, the number of shares of Class A Common Stock that are issuable in connection with the redemption or exchange of all outstanding LLC Units as a result of any Sale (as defined in the LLC Agreement) pursuant to the applicable provisions of Article [      ] of the LLC Agreement (including for this purpose any LLC Units issuable upon the exercise of any options, warrants or similar rights to acquire LLC Units), as applicable (without regard to any restrictions on Sale contained therein). All the shares of Class A Common Stock that are issued upon any such Sale of such LLC Units will, upon issuance, be validly issued, fully paid and non-assessable.
(b)   Retirement of Class B Common Stock.   In the event that (a) a share of Class A Common Stock is issued as a result of any Sale of an LLC Unit held by a Unitholder pursuant to the applicable provisions of Article [•] of the LLC Agreement or (b) a Redemption by Cash Payment is effected with respect to any LLC Unit held by a Unitholder pursuant to the applicable provisions of Article [•] of the LLC Agreement, a share of Class B Common Stock held by such Unitholder chosen by the Corporation in its sole discretion will automatically and without further action on the part of the Corporation or the holder thereof be transferred to the Corporation for no consideration and thereupon shall automatically be retired and cease to exist, and such share thereafter may not be reissued by the Corporation.
Section 4.4   Rights and Options.   The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board of Directors. The Board of Directors is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.
ARTICLE V
BOARD OF DIRECTORS
Section 5.1   Board Powers.   The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. In addition to the powers and authority expressly conferred upon the Board of Directors by statute, this Restated Certificate or the By-Laws of the Corporation (“By-Laws”), the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Restated Certificate, and any By-Laws adopted by the stockholders of the Corporation; provided, however, that no By-Laws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board of Directors that would have been valid if such By-Laws had not been adopted.
Section 5.2   Number of Directors.   Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances or otherwise, the number of directors of the Corporation which shall constitute the Board of Directors shall initially be 9 and, thereafter, shall be fixed from time to time exclusively by resolution of the Board of Directors.
Section 5.3   Classes of Directors.   The directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes, as nearly equal in number as possible, hereby designated Class I, Class II and Class III.
Section 5.4   Election and Term of Office.   The directors shall be elected by a plurality of the votes of the shares cast; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of this Restated Certificate (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes cast by such holders. The term of office of the initial Class I directors shall expire at the first annual meeting of stockholders following the date hereof, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders following the date hereof and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders following the date hereof. Subject to the Stockholders Agreement, for the purposes hereof, the Board of Directors may assign directors already in office to Class I, Class II and Class III. At each annual meeting of stockholders after the date hereof, directors elected to replace those of a class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting after their election and until their respective successors shall have been duly elected and qualified. Each director shall hold office until the annual meeting of stockholders for the year in which such director’s term expires and a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Unless and except to the extent that the By-Laws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights with regard to election of directors.
Section 5.3   Newly Created Directorships and Vacancies.   Subject to (i) that certain Stockholders’ Agreement, dated as of [•], 2021 (such agreement, as amended, supplemented, restated or otherwise modified from time to time, the “Stockholders’ Agreement”), by and among the Corporation, Redwood Holdco, LP, a Delaware limited liability partnership, and the other parties thereto, and (ii) the special rights of the holders of one or more series of Preferred Stock to elect directors, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, and except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Subject to the Stockholders’ Agreement, any director appointed in accordance with the preceding sentence shall hold office for a term that shall coincide with the remaining term of the vacancy to which the director shall have been appointed and until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal.

Section 5.4   Removal.   Subject to (i) the Stockholders’ Agreement and (ii) the special rights of the holders of one or more series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.
Section 5.5   Preferred Stock Directors.   Notwithstanding the provisions of this Article V, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be subject to the rights of such series of Preferred Stock. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (a) the total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (b) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
Section 5.6   Advance Notice.   Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.
ARTICLE VI
BYLAWS
In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors shall have the power and is expressly authorized to adopt, amend, alter or repeal the By-Laws. The affirmative vote of a majority of the Board of Directors shall be required to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Restated Certificate (including, but not limited to, any duly authorized certificate of designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By-Laws; and provided further, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board of Directors that would have been valid if such By-Laws had not been adopted.
ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT
Section 7.1   Special Meetings.   Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors, the Chief Executive Officer of the Corporation, or the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2   Advance Notice.   Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws.
Section 7.3   Action by Written Consent.   Except as may be otherwise provided for or fixed pursuant to this Restated Certificate relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.
ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION
Section 8.1   Limitation of Director Liability.   To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
Section 8.2   Indemnification and Advancement of Expenses.
(a)   Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which this Restated Certificate is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or payment of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), a director or officer of the Corporation or is or was at any such time serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (hereinafter, an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor of the Corporation by merger or otherwise) to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than said law permitted the Corporation to provide prior to such amendment or modification), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974 and amounts paid or to be paid in settlement) incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 8.2(d), the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized in the first instance by the Board of Directors.
(b)   The right to indemnification conferred upon Indemnitees in this Section 8.2 shall include the right, without the need for any action by the Board of Directors, to be paid by the Corporation (and any successor of the Corporation by merger or otherwise) the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, the “Undertaking”) by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal (a “Final Disposition”) that such director or officer is not entitled to be indemnified for such expenses under this Section 8.2 or otherwise.
(c)   The rights conferred upon Indemnitees in this Section 8.2 shall be contract rights between the Corporation and each Indemnitee to whom such rights are extended that vest at the commencement of such person’s service to or at the request of the Corporation and all such rights shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation or ceased to serve at the Corporation’s request as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as described herein, and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. The Corporation hereby acknowledges that certain Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance (other than directors’ and officers’ liability insurance or similar insurance obtained or maintained by or on behalf of the Corporation, its affiliates or any of the foregoing’s respective subsidiaries) from persons or entities other than the Corporation (collectively, the “Other Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort of the Indemnitees (i.e., its obligations to an Indemnitee hereunder are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all losses, claims, damages, liabilities and expenses (including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement) to the extent legally permitted and as required by the terms hereof, without regard to any rights an Indemnitee may have against the Other Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Corporation hereunder shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Corporation. For the avoidance of doubt, no person or entity providing directors’ or officers’ liability insurance or similar insurance obtained or maintained by or on behalf of the Corporation, any of its affiliates or any of the foregoing’s respective subsidiaries, including any person or entity providing such insurance obtained or maintained as contemplated by Section 8.2(h), shall be an Other Indemnitor.
(d)   To obtain indemnification under this Section 8.2, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 8.2(d), a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (i) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (ii) if no request is made by the claimant for a determination by Independent Counsel, (a) by the a majority vote of Disinterested Directors (as hereinafter defined), even though less than a quorum, (b) if there are no such Disinterested Directors, or if a majority of the Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant, or (c) if a majority of Disinterested Directors so directs, by a majority of the stockholders of the Corporation. In the event the determination of entitlement to indemnification is to be made by Independent Counsel, the Independent Counsel shall be selected by the Board of Directors. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination.
(e)   If a claim under Section 8.2(a) is not paid in full by the Corporation within sixty (60) days after a written claim pursuant to Section 8.2(d) has been received by the Corporation, or if a claim under Section 8.2(b) is not paid in full by the Corporation within twenty (20) days after a written claim therefor has been made, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim to the fullest extent permitted by law. It shall be a defense to any such action that (x) in the case of a claim for indemnification, the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed or (y) in the case of a claim for an advancement of expenses, that the claimant is not entitled to the requested advancement of expenses, but (except where the required Undertaking, if any, has not been tendered to the Corporation) the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, Disinterested Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, Disinterested Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
(f)   If a determination shall have been made pursuant to Section 8.2(d) that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 8.2(e). The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 8.2(e) that the procedures and presumptions of this Section 8.2 are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Section 8.2.
(g)   The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 8.2: (i) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Restated Certificate, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise and (ii) cannot be terminated by the Corporation, the Board of Directors or the stockholders of the Corporation with respect to any act or omission that is the subject of the Proceeding for which indemnification or advancement of expenses is sought prior to the date of such termination. Any amendment, modification, alteration or repeal of this Section 8.2 (by merger, consolidation or otherwise) that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an Indemnitee or his or her successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not, without the written consent of the Indemnitee, in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.
(h)   The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
(i)   The Board of Directors may grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in connection with any Proceeding in advance of its final disposition, to any current or former employee or agent of the Corporation to the fullest extent of the provisions of this Section 8.2 with respect to the indemnification and advancement of expenses of current or former directors and officers of the Corporation.
(j)   If any provision or provisions of this Section 8.2 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Section 8.2 (including, without limitation, each portion of any paragraph of this Section 8.2 containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Section 8.2 (including, without limitation, each such portion of any Section of this Section 8.2 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(k)   For purposes of this Section 8.2: “Disinterested Director” means a director of the Corporation who is not and was not a party to the Proceeding in respect of which indemnification is sought by the claimant; and “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporate law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this Section 8.2. Any reference to an officer of the Corporation in this Section 8.2 shall be deemed to refer exclusively to the officers appointed as such pursuant to the Bylaws by the Board of Directors or by an officer to whom the Board of Directors has delegated the power to appoint officers, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Section 8.2.
(l)   Any notice, request or other communication required or permitted to be given to the Corporation under this Section 8.2 shall be in writing and either delivered in person or sent by telecopy, fax, email, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.
ARTICLE IX
CORPORATE OPPORTUNITY
(a)   In recognition and anticipation that (i) certain directors, officers, principals, partners, members, managers, employees, agents and/or other representatives of Apollo and its Affiliates may serve as directors, officers or agents of the Corporation and its Affiliates, and (ii) Apollo and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation and Affiliates, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation and its Affiliates, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation and its Affiliates with respect to certain classes or categories of business opportunities as they may involve Apollo and its Affiliates and any person or entity who, while a stockholder, director, officer or agent of the Corporation or any of its Affiliates, is a director, officer, principal, partner, member, manager, employee, agent and/or other representative of Apollo and its Affiliates (each, an “Identified Person”), on the one hand, and the powers, rights, duties and liabilities of the Corporation and its Affiliates and its and their respective stockholders, directors, officers, and agents in connection therewith, on the other. To the fullest extent permitted by law (including, without limitation, the DGCL), and notwithstanding any other duty (contractual, fiduciary or otherwise, whether at law or in equity), each Identified Person (i) shall have the right to, and shall have no duty (contractual, fiduciary or otherwise, whether at law or in equity) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Corporation or any of its Affiliates or deemed to be competing with the Corporation or any of its Affiliates, on its own account, or in partnership with, or as a direct or indirect equity holder, controlling person, stockholder, director, officer, employee, agent, Affiliate (including any portfolio company), member, financing source, investor, director or indirect manager, general or limited partner or assignee of any other person or entity with no obligation to offer to the Corporation or its subsidiaries or other Affiliates the right to participate therein and (ii) shall have the right to invest in, or provide services to, any person that is engaged in the same or similar business activities as the Corporation or its Affiliates or directly or indirectly competes with the Corporation or any of its Affiliates.

(b)   In the event that any Identified Person acquires knowledge of a potential transaction or matter which may be an investment, corporate or business opportunity or prospective economic or competitive advantage in which the Corporation or its Affiliates could have an interest or expectancy (contractual, equitable or otherwise) (a “Competitive Opportunity”) or otherwise is then exploiting any Competitive Opportunity, to the fullest extent permitted under the DGCL and notwithstanding any other duty existing at law or in equity, the Corporation and its Affiliates will have no interest in, and no expectation (contractual, equitable or otherwise) that such Competitive Opportunity be offered to it. To the fullest extent permitted by law, any such interest or expectation (contractual, equitable or otherwise) is hereby renounced so that such Identified Person shall (i) have no duty to communicate or present such Competitive Opportunity to the Corporation or its Affiliates, (ii) have the right to either hold any such Competitive Opportunity for such Identified Person’s own account and benefit or the account of the former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, financing sources, investors, direct or indirect managers, general or limited partners or assignees of any Identified Person or to direct, recommend, assign or otherwise transfer such Competitive Opportunity to persons or entities other than the Corporation or any of its subsidiaries, Affiliates or direct or indirect equity holders and (iii) notwithstanding any provision in this Restated Certificate to the contrary, not be obligated or liable to the Corporation, any stockholder, director or officer of the Corporation or any other person or entity by reason of the fact that such Identified Person, directly or indirectly, took any of the actions noted in the immediately preceding clause (ii), pursued or acquired such Competitive Opportunity for itself or any other person or entity or failed to communicate or present such Competitive Opportunity to the Corporation or its Affiliates.
(c)   Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation or any other interest in the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.
(d)   In the event of a conflict or other inconsistency between this Article IX and any other Article or provision of this Restated Certificate, this Article IX shall prevail under all circumstances. Notwithstanding anything to the contrary herein, under no circumstances shall the provisions of this Article IX (other than this Section 9(d)) apply to (or result in or be deemed to result in a limitation or elimination of any duty (contractual, fiduciary or otherwise, whether at law or in equity)) owed by any employee of the Corporation or any of its subsidiaries, irrespective of whether such employee otherwise would be an Identified Person, and any Competitive Opportunity waived or renounced by any person or entity pursuant to such other provisions of this Article IX shall be expressly reserved and maintained by such person or entity, as applicable (and shall not be waived or renounced) as to any such employee.
(e)   For the avoidance of doubt, subject to Section 9(d), this Article IX is intended to constitute, with respect to the Identified Persons, a disclaimer and renunciation, to the fullest extent permitted under Section 122(17) of the DGCL, of any right of the Corporation or any of its Affiliates with respect to the matters set forth in this Article IX, and this Article IX shall be construed to effect such disclaimer and renunciation to the fullest extent permitted under the DGCL.
(f)   Solely for purposes of this Article IX, (i) “Affiliate” shall mean (a) with respect to Apollo, any person or entity that, directly or indirectly, is controlled by Apollo, controls Apollo, or is under common control with Apollo, but excluding (x) the Corporation, and (y) any entity that is controlled by the Corporation (including its direct and indirect subsidiaries), and (b) in respect of the Corporation, any person or entity that, directly or indirectly, is controlled by the Corporation; and (ii) “Apollo” shall mean AP Management IX, L.P.
ARTICLE X
AMENDMENT
The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Restated Certificate, and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding the foregoing, no provision of Section 4.3(a), Article V, Article VI, Article VII, Article VIII, Article IX, this Article X or Article XI of this Restated Certificate may be altered, amended or repealed in any respect, nor may any provision of this Restated Certificate or the By-Laws inconsistent therewith be adopted, unless in addition to any other vote required by this Restated Certificate or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote, voting together as a single class.
ARTICLE XI
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS; CONSENT TO JURISDICTION
Section 11.1   Forum.   Subject to the last sentence in this Section 11.1, and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Restated Certificate or the By-Laws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Section 11.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.
Section 11.2   Consent to Jurisdiction.   If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
Section 11.3   Severability.   If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
Section 11.4   Deemed Notice.   Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.
By:

Name:
Title:
[Signature Page to Second Amended and Restated Certificate of Incorporation]

EXHIBIT I
SEAPORT GLOBAL ACQUISITION CORP.
TAX RECEIVABLE AGREEMENT
SUMMARY OF TERMS
Parties	Redwood Holdco, LP (the “TRA Holder”) will be entitled to receive payments under the Tax Receivable Agreement (the “TRA”):
Coverage
The TRA will apply to the tax savings, if any, Seaport Global Acquisition Corp. (“Acquiror”) recognizes as a result of the following (“Tax Benefits”):
•
Any depreciation and amortization deductions claimed on an income tax return of Acquiror resulting from tax basis adjustment in Redwood Intermediate, LLC’s (the “Company”) assets (including adjustments pursuant to Sections 732, 734(b), 743(b), 754, 755, and 1012 of the Code) attributable to the TRA Holder’s interest in the Company;

•
the TRA Holder’s share of the Company’s existing tax basis in its assets; and

•
Deductions for imputed interest generated by payments to the TRA Holder.

Payments
Payments under the TRA will equal 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that Acquiror recognizes after the Closing Date (determined by using the applicable assumed combined state and local income tax rate as updated from time to time as necessary based on the Acquiror’s financial and asset profile and relevant jurisdictions in which it is subject to income tax) as a result of the Tax Benefits.
Payments due under the TRA will, with respect to each taxable year, (i) accrue interest at a rate of [SOFR] [100] basis points from the due date for filing Acquiror’s tax returns to the date of the relevant TRA payment and (ii) be due within five business days after delivery of the Tax Benefit Schedules (as defined in the TRA) to the TRA Holder.
Excess payments made in prior years to the TRA Holder will be netted against future payments to the TRA Holder. The TRA will contain standard language providing that there will be no duplicative payments.
Any shortfalls in ability to make payments in a given year under the TRA will accrue interest, at a rate of [SOFR] + [100] Basis Points if such shortfall is due to the terms of a credit agreement of the Company or its subsidiaries or at a rate of [SOFR] + [500] basis points if such shortfall is for any other reason.

Term	The TRA will expire upon the earlier to occur of: • the complete utilization of the Tax Benefits; and • an Early Termination Payment (as defined below).
Early Termination Payment	Acquiror will have the option to terminate the TRA with respect to the TRA Holder at any time and the TRA will terminate automatically on a Change of Control (as described below). Upon such termination, the TRA Holder will be entitled to a one-time lump-sum payment equal to the net present value of future payments under the TRA (calculated using a discount rate of at a rate of [SOFR] + [100] basis points) (an “Early Termination Payment”). Such one-time lump-sum payment will be calculated utilizing certain assumptions to be agreed, including (a) that there will be sufficient taxable income to fully utilize the Tax Benefits in the applicable year, (b) that all losses and credits will be fully utilized in the earliest year possible permitted by law, (c) that all non-amortizable assets will be disposed of on the 15th anniversary of the Closing in an amount sufficient to fully utilize the adjusted basis of such assets, (d) federal income tax rates and state and local income tax that will be in effect will be those specified by the Internal Revenue Code of 1986, as amended, and other law as in effect on the Early Termination Date and (e) any outstanding units in the Company owned by the TRA Holder are exchanged for shares of Acquiror Common Stock on the Early Termination Date (as defined in the TRA).
If Acquiror breaches any of its material obligations under the TRA (other than a failure to make TRA payments due to insufficient funds) and such breach is not cured within 20 business days of the TRA Holder providing written notice of such breach, the TRA Holder may elect to receive the Early Termination Payment. Acquiror (and any of its subsidiaries) shall have the right to obtain third party financing to make any payments that become due under this Section.

Change in Law	The TRA Holder will have the right to amend the TRA in the event of certain changes in tax law if such changes would cause the recognition of taxable income to the TRA Holder prior to an exchange of units of the Company for shares in the Acquiror or cause the income recognized under the TRA being treated as ordinary income, or otherwise have a material adverse impact on the TRA Holder; provided that such amendment does not increase any TRA payments due to the TRA Holder.
Certain Restructuring Transactions	If Acquiror transfers one or more assets to a corporation with which it does not file a consolidated income tax return for federal, state, local, or non-U.S. purposes, for purposes of calculating payments due under the TRA, Acquiror will be treated as having disposed of such asset(s) for fair market value in a fully taxable transaction on the date of such transfer.
Change of Control	A Change of Control will occur on the occurrence of the following: (i) a merger, reorganization, consolidation or similar form of business transaction involving Acquiror unless, immediately following such transaction, more than 50% of the voting power of the then outstanding voting stock or other equities of Acquiror resulting from consummation of such transaction is held by the TRA Holder or its Affiliates (determined immediately prior to such transaction and related transactions), (ii) a transaction in which the Acquiror, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to another Person other than an Affiliate, (iii) a transaction in which there is an acquisition of control of the Acquiror by a Person or group of Persons (other than the TRA Holder and its Affiliates), or (iv) a transaction in which individuals who constitute the board as of the date of the IPO (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the board of Acquiror (the “Board”), provided that any person becoming a director subsequent to the Closing Date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of Acquiror in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of Acquiror as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to be an Incumbent Director or the liquidation or dissolution of the corporation.
Transferability	The rights under the TRA will be fully transferable by the TRA Holder, in whole or in part.
Amendment	The TRA may only be amended with the prior approval of (i) the executive committee of the board of directors of Acquiror or, if such executive committee does not exist, the board of directors of Acquiror, and (ii) the TRA Holder.
Subordination	Payments under the TRA shall be subordinate and junior in right of payment to any principal, interest or other amounts due and payable for indebtedness for borrowed money and pari passu with all current or future unsecured obligations of Acquiror that are not the above obligation.

Exhibit j
THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
REDWOOD INTERMEDIATE, LLC
This Third Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Redwood Intermediate, LLC, a Delaware limited liability company (the “LLC”), is entered into by Redwood Holdco, LP, a Delaware limited partnership, as the sole member (the “Member”), as of       , 2021.
WHEREAS, the LLC was formed pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq. (as amended from time to time, the “Act”) by an authorized person of the LLC, causing the filing of the certificate of formation of the LLC (the “Certificate”) with the Secretary of State of the State of Delaware on July 22, 2016, and the entry into its original limited liability company agreement (as heretofore amended and/or restated, the “Original Agreement”);
WHEREAS, pursuant to Section 21 of the Original Agreement, the Member entered into that certain Second Amended and Restated Agreement (the “Second A&R Agreement) dated as of September 29, 2020;
WHEREAS pursuant to Section 19 of the Second A&R Agreement, the Member has consented to amending and restating the Second A&R Agreement in its entirety as set forth in this Agreement; and
WHEREAS, the Member hereby constitutes the LLC as a limited liability company for the purposes, and on the terms and conditions, set forth in this Agreement.
NOW, THEREFORE, the Member, by executing this Agreement, hereby agrees as follows:
1.   Name.
(a)   The name of the limited liability company is “Redwood Intermediate, LLC”. The business of the LLC may be conducted under any other name deemed necessary or desirable by the Member.
(b)   The Member hereby continues the LLC as a limited liability company pursuant to the provisions of the Act and acknowledges that the rights, duties and liabilities of the Member shall be as provided in the Act except as provided in this Agreement.
2.   Purpose.   The object and purpose of, and the nature of the business to be conducted and promoted by the LLC is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.
3.   Registered Office; Registered Agent.
(a)   The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, United States of America.
(b)   The name and address of the registered agent of the LLC for service of process on the LLC in the State of Delaware are Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, United States of America.
4.   Principal Office.   The principal office of the LLC shall be One Manhattanville Road, Suite 201, Purchase, New York 10577, United States of America, or such other place as the Member may determine from time to time. The Member may establish additional offices as it deems necessary.
5.   Member; Units.   The Members shall have limited liability company membership interests in the LLC, which shall be represented by units representing a fractional part of such membership interests (“Units”) issued and outstanding, which may be divided into one or more types, classes, or series. Each type, class, or series of Units shall have the privileges, preference, duties, liabilities, obligations, and rights, including voting rights, if any, as provided in the Act, except as otherwise set forth in this Agreement with respect to such type, class, or series. The Member shall maintain a schedule of the Members, their respective mailing addresses, and the amount and type, class, or series of Units held by them (the “Members Schedule”), and shall update the Members Schedule upon the issuance or transfer of any Units to any new or existing Member in accordance with this Agreement. Units may be issued and held in fractional Units. Ownership of a Unit (or fraction thereof) shall not entitle a holder of Units to call for a partition or division of any property of the Company or for any accounting. Unless the Member otherwise directs, Units will not be represented by certificates. A copy of the Members Schedule as of the execution of this Agreement is attached hereto as Annex A.
6.   Authorized Persons.   Laurie D. Medley, as an “authorized person” within the meaning of the Act, executed, delivered and filed the Certificate with the Secretary of State of the State of Delaware. Such filing is hereby ratified and confirmed in all respects. Each person designated by the Member as an authorized person of the LLC (each, an “Authorized Person”) within the meaning of the Act, acting singly and not jointly, is authorized to execute, deliver and file any amendments to and/or restatements of the Certificate and any other certificates (and any amendments to and/or restatements thereof) permitted or required to be filed with the Secretary of State of the State of Delaware. The Member may revoke the status of any Authorized Person at any time, and may appoint additional Authorized Persons from time to time. Any Authorized Person shall execute, deliver and file or cause the execution, delivery and filing of any certificates, applications, instruments and other documents (and any amendments and/or restatements thereof) necessary for the LLC to qualify to do business in any jurisdiction in which the Member may wish the LLC to conduct business.
7.   Management.
(a)   Management of the LLC shall be vested in the Member, who shall manage the LLC in accordance with the Act. The Member shall be vested as a “manager” within the meaning of the Act, and the Member shall have and be subject to all of the duties and liabilities of a “manager” provided in the Act. The Member shall have the sole right to manage the business and affairs of the LLC and all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the LLC, including without limitation, the right to sell all or substantially all the assets of the LLC. All determinations, decisions and actions made or taken by the Member in accordance with this Agreement shall be conclusive and absolutely binding upon the LLC, the Member and the Member’s successors, assigns and personal representatives. The LLC is authorized to execute, deliver and perform its obligations under, and the Member or any Officer (as defined below), acting singly, on behalf of the LLC, is authorized to execute and deliver, and perform the LLC’s obligations under, any and all agreements, deeds, instruments, receipts, certificates and other documents, and to take all such other action as they may consider necessary or advisable in connection with the purposes of the LLC or the management of any entity for which the LLC serves as general partner or member, without any vote or consent of any other person, notwithstanding any other provision of this Agreement.
(b)   The Member may (but need not) adopt procedures relating to meetings of the Member and the taking of actions and may (but need not) exercise its authority hereunder by resolution.
8.   Delegation of Authority to Officers and Others.
(a)   The Member may appoint individuals to act as agents or officers (each an “Officer” and collectively, the “Officers”) of the LLC with such titles and authority as shall be delegated to such persons by the Member from time to time.
(b)   Subject to the provisions of this Agreement, the Officers shall have such rights, powers, authority and responsibilities, general or specific, as may be expressly delegated to them pursuant to this Agreement or as determined from time to time by the Member. Officers shall be subject to removal with or without cause at any time by the Member.
(c)   The Member confirms that all determinations, decisions and actions made or taken by any of the Officers in accordance with this Agreement shall be conclusive and absolutely binding upon the LLC, the Member, and their respective successors, assigns and personal representatives.

(d)   Persons dealing with the LLC are entitled to rely conclusively upon the power and authority of the Officers as set forth in this Agreement. A certificate of any Officer certifying that such individual is an Officer shall be conclusive evidence that such individual is an Officer, and such individual’s actions as an Officer shall be authorized and binding on the LLC.
9.   Authorization.
(a)   Notwithstanding any provision of this Agreement to the contrary, the Member and each Officer (with respect to such Officer, solely to the extent acting in accordance with this Agreement and the delegation of authority to such Officer by the Member), acting individually, on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer) is hereby authorized, without any vote or consent of any other person or entity, including the Member, except as specified below, to:
(i)   subject to any restrictions or requirements as may be set by the Member to open accounts for and on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer) in any bank, and designate the persons authorized to sign checks, notes, drafts, bills of exchange, acceptances, undertakings or orders for payment of money from funds on deposit in such accounts, and as may be deemed by the Member or an Officer to be necessary, appropriate or otherwise in the best interests of the LLC or any entity for which the LLC is the general partner, member, manager or other officer and, in connection therewith, execute any form of required resolution necessary to open any such bank accounts;
(ii)   prepare and file, or cause to be prepared and filed, for and on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer), an Application for Employer Identification Number on Internal Revenue Service Form SS-4, and to prepare, execute and file with the appropriate authorities such other federal, state or local applications, forms and papers on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer) as may be required by law or deemed by the Member or an Officer, to be necessary, appropriate or otherwise in the best interests of the LLC or any entity for which the LLC is the general partner, member, manager or other officer;
(iii)   pay on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer) any and all fees and expenses incident to and necessary to perfect the formation of the LLC or any entity for which the LLC is the general partner, member, manager or other officer;
(iv)   form, and enter into the constitutional documents of, any other entity which the Member or an Officer determines is necessary or appropriate to form (such determination of the Member or Officer to be conclusively evidenced by the Member’s or such Officer’s execution of such constitutional documents), and any and all amendments thereto and/or restatements thereof, as a general partner, member, manager or other officer thereof, and to exercise all of its rights and perform all of its obligations thereunder; and
(v)   negotiate, complete, execute, acknowledge and deliver any deeds, receipts, certificates, filings and other documents for and on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer), as the Member or Officer, acting alone may, in its, his or her absolute discretion consider:
(A)   contemplated by or incidental to the aforementioned documents, or
(B)   necessary or advisable in connection with the performance by the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer) of its obligations under any of the aforementioned documents.
(b)   Notwithstanding any other provision of this Agreement to the contrary, the LLC, and the Member or any Officer, acting individually on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer), is hereby authorized to execute and deliver, and to perform its obligations under, the aforementioned agreements, deeds, receipts, certificates, filings and other documents, without any further consent of the Member, but such authorization shall not be deemed a restriction on the power of the LLC, the Member or any Officer acting individually on behalf of the LLC or any entity for which the LLC is the general partner, member, manager or other officer, to enter into, and to perform its obligations under, other agreements on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer). The Member agrees that any Officer may execute the aforementioned agreements, deeds, receipts, certificates, filings and other documents on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer) under any title, including without limitation “Authorized Person,” that such Officer deems appropriate and that any prior acts of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer), and the Member or any Officer acting individually on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer), consistent with the foregoing authorizations are hereby ratified and confirmed.
10.   Capital Contributions.
(a)   The Member shall have no obligation to make any capital contributions to the LLC, but may make such capital contributions to the LLC as it may deem necessary or advisable in connection with the business of the LLC from time to time.
(b)   The provisions of this Section 10 are intended solely to benefit the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the LLC other than the Member (and no such creditor of the LLC shall be a third party beneficiary of this Agreement). The Member shall not have a duty or obligation to any creditor of the LLC to make any contribution to the LLC or to issue any call for capital pursuant to this Section 10.
11.   Percentage Interest.   The limited liability company interest of the Member in the LLC shall be 100%.
12.   Distributions.
(a)   The Member shall not be entitled to interest on its capital contributions to the LLC or have the right to distributions or the return of any contribution to the capital of the LLC, except for distributions in accordance with this Section 12 or upon dissolution of the LLC in accordance with Section 17. To the fullest extent permitted by law, the Member shall not be liable for the return of any such amounts. Notwithstanding any provision in this Agreement to the contrary, the LLC shall not make a distribution to the Member on account of its interests in the LLC if such distribution would violate the Act or other applicable law.
(b)   Distributions shall be made either in cash or in kind to the Member at the times and in the aggregate amounts determined by the Member.
13.   Fiscal Year; Tax Matters.
(a)   The fiscal year of the LLC for accounting and tax purposes shall begin on January 1 and end on December 31 of each year, except for the short taxable years in the years of the LLC’s formation and termination and as otherwise required by the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder.
(b)   Proper and complete records and books of account of the business of the LLC, including Annex A, shall be maintained at the LLC’s principal place of business. The Member acknowledges and agrees that the LLC is a domestic entity with one owner and is intended to be classified and treated as a disregarded entity for United States federal, state and local income tax purposes. The LLC’s books of account shall be maintained on a basis consistent with such treatment and on the same basis utilized in preparing the Member’s United States federal income tax returns. The Member and its duly authorized representatives may, for any reason reasonably related to its interest as a member of the LLC, examine the LLC’s books of account and make copies and extracts therefrom at its own expense. The records of the LLC shall be maintained for three years following termination of the LLC.
(c)   The Member hereby agrees to take any measures necessary (or, if applicable, refrain from any action) to ensure that the LLC is treated as a disregarded entity for United States federal, state and local income tax purposes.

14.   Assignments and Transfers of Interests. The Member may transfer all or any portion of its limited liability company interest in the LLC and any and all rights and/or obligations associated therewith to any person at any time. The transferee of an interest in the LLC shall be admitted to the LLC as a member of the LLC upon its execution of a counterpart signature page to this Agreement, or some other written instrument reasonably acceptable to the Member in which it agrees to be bound by the terms of this Agreement. If the transferring Member is the sole member and transfers all of its interest in the LLC, such admission shall be deemed effective immediately prior to the transfer and immediately following such admission, the transferor Member shall cease to be a member of the LLC.
15.   Admission and Withdrawal of Additional Members. One or more additional member(s) may be admitted to the LLC with the written consent of the Member. The Member may resign from the LLC at any time. Upon the admission to the LLC of any additional member(s), if the LLC then has two or more members, the members shall cause this Agreement to be amended and restated to reflect the admission of such additional member(s) and the initial capital contribution, if any, of such additional member(s) and the intention of the members to cause the LLC to be classified as a partnership for United States federal, state and local income tax purposes, and to include such other provisions as the members may agree to reflect the change of status of the LLC from a single member limited liability company to a limited liability company with two or more members.
16.   Liability of the Member. The Member, in its capacity as member of the LLC, shall have no liability for the obligations or liabilities of the LLC except to the extent provided in the Act and applicable law. Nothing expressed in or implied by this Agreement shall be construed to confer upon or to give any person, except the Member, any rights or remedies under or by reason of this Agreement.
17.   Dissolution.
(a)   Subject to the occurrence of an event of dissolution pursuant to Section 17(b), the LLC shall have perpetual existence.
(b)   The LLC shall dissolve, and its affairs shall be wound up, upon the first to occur of the following:
(i)   the written consent of the Member,
(ii)   at any time there is no member of the LLC unless the LLC is continued in accordance with the Act, or
(iii)   the entry of a decree of judicial dissolution under Section 18-802 of the Act.
(c)   In the event of dissolution, the LLC shall wind up its affairs (including the sale of the assets of the LLC) in an orderly manner, and the assets of the LLC shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act. As part of the winding up process, any amounts permitted to be distributed to the Member in accordance with Section 18-804 of the Act shall be distributed to the Member.
18.   Indemnification.
(a)   The Member and its affiliates and its respective partners, members, shareholders, officers, directors, employees and associates and, with the approval of the Member, any agent of any of the foregoing (including their respective executors, heirs, assigns, successors or other legal representatives) (each, an “Indemnified Person”) shall not be liable to the LLC or the Member for any loss or damage occasioned by any acts or omissions in the performance of services under this Agreement, or otherwise in connection with the LLC, its investments, or its operations, unless such loss or damage has occurred solely by reason of the bad faith, gross negligence, willful misconduct, fraud or willful or reckless disregard for such Person’s duties to the LLC or the Member, of such Indemnified Person or as otherwise required by law; provided that nothing in this Agreement shall be construed as waiving any legal rights or remedies which the LLC may have under state or federal securities laws of the United States.
(b)   Each Indemnified Person shall be indemnified to the fullest extent permitted by law by the LLC against any cost, expense (including reasonable attorneys’ fees), judgment or liability incurred by or imposed upon it in connection with any action, suit or proceeding (including any proceeding before any judicial, administrative or legislative body or agency) to which it may be made a party or otherwise be involved or with which it shall be threatened by reason of being or having been the Member or its having provided services to the LLC; provided that the Indemnified Person shall not be so indemnified to the extent such cost, expense, judgment or liability shall have been finally determined (i) in a decision on the merits in any such action, suit or proceeding, or (ii) on a plea of nolo contendere, to have been incurred or suffered by such Indemnified Person solely by reason of the bad faith, gross negligence, willful misconduct, fraud or willful or reckless disregard for such Person’s duties to the LLC or the Member, of such Indemnified Person. The right to indemnification granted by this Section 18 shall be in addition to any rights to which the Indemnified Person may otherwise be entitled and shall inure to the benefit of the successors or assigns of such Indemnified Person. The LLC shall pay the expenses incurred by the Indemnified Person in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by the Indemnified Person to repay such payment if there shall be an adjudication or determination that it is not entitled to indemnification as provided herein. In any suit brought to enforce a right to indemnification or to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnified Person or any other person claiming a right to indemnification is not entitled to be indemnified, or to an advancement of expenses, hereunder shall be on the LLC (or the Member acting derivatively or otherwise on behalf of the LLC) unless otherwise required by applicable law. Each Indemnified Person may satisfy any right of indemnity or reimbursement granted in this Section 18 or to which it may be otherwise entitled out of the assets of the LLC only, and the Member shall not be personally liable with respect to any such claim for indemnity or reimbursement. The Member may obtain appropriate insurance on behalf, and at the expense, of the LLC to secure its obligations hereunder.
(c)   To the extent that, at law or in equity, an Indemnified Person has duties (including fiduciary duties) and liabilities relating thereto to the LLC or the Member, an Indemnified Person acting under this Agreement shall not be liable to the LLC or the Member for its good faith reliance on the provisions of this Agreement.
(a)   Each Indemnified Person shall be deemed a third party beneficiary (to the extent not a direct party hereto) of this Agreement and, in particular, the provisions of this Section 18. No amendment to this Agreement shall reduce or restrict the rights to indemnification and advancement of expenses provided to Indemnified Persons under this Section 18 with respect to any events, actions or omissions occurring prior to the date of such amendment.
19.   Amendments.   Except as otherwise provided in this Agreement or in the Act, this Agreement may only be amended by the unanimous written consent of the Member to such effect.
20.   Successors and Assigns.   This Agreement shall be binding upon the parties and their respective successors, executors, administrators, legal representatives, heirs and legal assigns and shall inure to the benefit of the parties and, except as otherwise provided herein, their respective successors, executors, administrators, legal representatives, heirs and legal assigns.
21.   Governing Law.   This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and all rights and remedies shall be governed by said laws. The Member intends the provisions of the Act to be controlling as to any matters not set forth in this Agreement.
22.   No Benefit of Third Parties.   The provisions of this Agreement are intended only for the regulation of relations among the Member and former or prospective members of the LLC. This Agreement is not intended for the benefit of any other person.
23.   Separability of Provisions.   Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.
24.   Counterparts.   This Agreement may be executed in any number of counterparts, including by facsimile or other electronic signature. All counterparts shall be construed together and shall constitute one instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.
MEMBER:
REDWOOD HOLDCO, LP
By:

Name:
Title:
[Signature Page to the Third Amended and Restated Limited Liability Company Agreement
of Redwood Intermediate, LLC]

ANNEX A
Member Name	Address	Amount of Units
Redwood Holdco, LP	One Manhattanville Road, Suite 201 Purchase, New York 10577 United States of America	[•]
Total
Annex A

Exhibit K
MATERIAL TERMS OF THE FOURTH AMENDED AND RESTATED LIMITED
LIABILITY COMPANY AGREEMENT OF THE COMPANY
Term Sheet for Fourth Amended and Restated Limited Liability Company Agreement of Redwood Intermediate, LLC. Capitalized terms used and not otherwise defined herein will have the meaning given such terms in the Business Combination Agreement (the “BCA”), dated as of May 16, 2021, by and among Seaport Global Acquisition Corp., a Delaware corporation (“Acquiror”), Seaport Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), Redwood Holdco, LP, a Delaware limited partnership (“Parent”), and Redwood Intermediate, LLC, a Delaware limited liability company (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in the BCA.
Company	• Redwood Intermediate, LLC, a Delaware limited liability company.
Amendment & Restatement of LLC Agreement
•
Effective upon completion of the Closing, the limited liability company agreement of the Company shall be amended and restated in its entirety to include the terms set forth in this term sheet and such other commercially customary terms for such structure based upon recent “Up-C” IPOs, provided such terms are reasonably acceptable to Acquiror and the Company (the “Fourth A&R LLC Agreement”).

Company Common Units
•
Each Company Common Unit shall have identical economic rights and shall be entitled to share in the profits and losses of the Company and to receive distributions as and if declared by the Managing Member. Company Common Units will have no voting rights.

Sole Managing Member	• Effective upon completion of the Closing, Acquiror will be admitted as the sole Managing Member of the Company (the “Managing Member”).
Management
•
The Managing Member will have the sole authority to manage the business, property and affairs of the Company in accordance with the Fourth A&R LLC Agreement and applicable law.

•
The Managing Member cannot be removed or replaced except by the incumbent Managing Member.

•
The Managing Member shall not be entitled to any compensation for services rendered to the Company in its capacity as Managing Member.

Distributions
•
The Managing Member may, subject to (i) any restrictions contained in the financing agreements to which the Company or any its Subsidiaries is a party, (ii) having available cash (after setting aside appropriate reserves), and (iii) any mutually agreed upon other restrictions set forth in the Fourth A&R LLC Agreement, make distributions to the members at any time and from time to time. Notwithstanding anything to the contrary, no distribution (including Tax Distributions) or other payment in respect of membership interests shall be required to be made to any member if, and to the extent that, such distribution (including Tax Distributions) or other payment in respect of membership interests would not be permitted under the DLLCA or other applicable law.

• All distributions, including Tax Distributions, will be made to holders of Company Common Units on a pro rata basis based on the number of Company Common Units held by each holder.

•
Upon the liquidation or winding up of the Company, all net proceeds thereof will be distributed to the holders of Company Common Units on a pro rata basis based on the number of Company Common Units held by each holder.

Tax Distributions
•
At least two Business Days prior to the date on which any U.S. federal corporate estimated tax payments are due the Company shall make distributions among the holders of Company Common Units on a pro rata basis based on the number of Company Common Units held by each holder in an amount that in the Managing Member’s discretion allows every holder of Company Common Units to satisfy its tax liability with respect to its Company Common Units (“Tax Distributions”). The amount of any Tax Distributions shall be determined assuming that each holder is a corporation, and each holder’s only income is from the Company, which amount shall be calculated based on the projections believed by the Managing Member in good faith to be reasonable projections of the taxable income of the Company for the applicable tax period multiplied by the highest marginal federal, state and local tax rate for a corporation that is resident in the United States applicable to ordinary income, qualified dividend income or capital gains, as appropriate, taking into account the holding period of the assets disposed of and the year in which the taxable net income is recognized by the Company, and taking into account the deductibility of state and local income taxes as applicable at the time for U.S. federal income tax purposes and any limitations thereon including pursuant to Section 68 of the Code or Section 164 of the Code. Such amount shall be the same for all holders. If the aggregate amount of Tax Distributions paid for any Fiscal Year is less than the amount that would be calculated as of the end of such Fiscal Year based upon the Company’s actual income for such Fiscal Year, additional Tax Distributions in the amount of such shortfall shall be paid as soon as reasonably practicable after the end of such Fiscal Year.

Transfer Restrictions
•
The Fourth A&R LLC Agreement will contain restrictions on transfers of membership interests and will require the prior consent of the Managing Member for such transfers, except, in each case, for (i) certain transfers to permitted transferees under certain conditions (including transfers to affiliates), (ii) transfers of Company Common Units by Parent to its direct and indirect equity holders, whether as a distribution, a liquidating distribution or otherwise, and (iii) Sales of Company Common Units for shares of Acquiror Common Stock in accordance with the Sale provisions below.

•
In no event may any transfer of a Company Common Unit be made by any person if the Managing Member determines in good faith that:

(i)
such transfer is made to any person who lacks the legal right, power or capacity to own such Company Common Unit;

(ii)
such transfer would require the registration of such transferred Company Common Unit or of any class of Unit pursuant to any applicable U.S. federal or state securities laws;

(iii)
such transfer would cause (i) all or any portion of the assets of the Company to (A) constitute “plan assets” (under ERISA, the

Code or any applicable Similar Law) of any existing or contemplated member, or (B) be subject to the provisions of ERISA, Section 4975 of the Code or any applicable law, or (ii) the Managing Member to become a fiduciary with respect to any existing or contemplated member, pursuant to ERISA, any applicable law, or otherwise;
(iv)
to the extent requested by the Managing Member, the Company does not receive such Assignee’s consent to be bound by this Agreement as an Assignee in a form satisfactory to the Managing Member; or

(v)
such transfer would result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), or pose a material risk that the Company would be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder.

Put Right for Company Common Units
•
Following the expiration of any applicable lock-up, by delivering a written notice to the Company with a copy to Acquiror, each holder of the Company Common Units shall be entitled at any time (subject to the availability of an exemption to the registration requirements of the Securities Act or other applicable law or a registration statement then in effect with respect to such issuance and subsequent transfer by such holder) and from time to time, to sell (each, a “Sale”) all or a portion of its Company Common Units, together with the cancellation of an equal number of shares of Acquiror Class B Common Stock, for, at the option of the Company, a number of shares of Acquiror Common Stock equal to the product of (a) the number of Company Common Units to be sold multiplied by (b) the Exchange Rate (as defined below).

•
The Fourth A&R LLC Agreement will include reasonable procedures for the implementation of Sales, including, without limitation, procedures for the giving of notice of an election of exchange.

Exchange Rate
•
“Exchange Rate” means, at any time, the number of shares of Acquiror Common Stock for which one Company Common Unit is entitled to be Sold at such time pursuant to the Fourth A&R LLC Agreement. Initially, the Exchange Rate shall be one for one, subject to adjustment pursuant to the Fourth A&R LLC Agreement.

•
The Fourth A&R LLC Agreement will provide that the Exchange Rate will be adjusted accordingly if there is: (i) any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Company Common Units or the Acquiror Class B Common Stock that is not accompanied by a substantively identical subdivision or combination of the Acquiror Common Stock; or (ii) any subdivision (by any stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the Acquiror Common Stock that is not accompanied by a substantively identical subdivision or combination of the Acquiror Class B Common Stock or the Company Common Units, in each case, to the extent necessary to maintain the economic equivalency in the value surrendered for sale and the value received, as determined by Acquiror in its sole discretion; provided, however, that no adjustment to the Exchange Rate will be made solely as a result of a stock dividend by Acquiror that is effected to maintain the relationship between the Acquiror Common Stock and the Company Common Units. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares of the Acquiror Common Stock are converted or changed into another security, securities or other property, then upon any subsequent Sale, an exchanging holder shall be entitled to receive the amount of such security, securities or other property that such exchanging holder would have received if such Sale had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. These adjustments shall apply to, mutatis mutandis, and all references to “Company Common Units” will be deemed to include, any security, securities or other property of Acquiror or the Company which may be issued in respect of, in exchange for or in substitution of Company Common Units, shares of Acquiror Common Stock or shares of Acquiror Class B Common Stock, as applicable, by reason of stock or unit split, reverse stock or unit split, stock or unit dividend or distribution, combination, reclassification, reorganization, recapitalization, merger, exchange (other than a Sale) or other transaction.

Acquiror Common Stock to be Issued
•
Acquiror shall at all times reserve and keep available out of its authorized but unissued shares of Acquiror Common Stock, solely for the purpose of issuance upon a Sale, such number of shares of Acquiror Common Stock as shall be deliverable upon any such Sale; provided that nothing contained herein shall be construed to preclude Acquiror or the Company from satisfying its obligations in respect of the Sale of the Company Common Units by delivery of shares of Acquiror Common Stock which are held in the treasury of Acquiror or are held by the Company or any of their subsidiaries, by delivery of purchased shares of Acquiror Common Stock (which may or may not be held in the treasury of Acquiror or held by any subsidiary thereof). Acquiror and the Company covenant that shares, if any, of Acquiror Common Stock issued upon a Sale will, upon issuance, have been duly authorized and validly issued and be fully paid and non-assessable.

•
Acquiror and the Company covenant and agree that, to the extent that a registration statement under the Securities Act is effective and available for shares of Acquiror Common Stock to be delivered with respect to any Sale, shares that have been registered under the Securities Act shall be delivered in respect of such Sale. If any Sale in accordance with the Fourth A&R LLC Agreement is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the member requesting such Sale, Acquiror and the Company shall use commercially reasonable efforts to promptly facilitate such Sale pursuant to any reasonably available exemption from such registration requirements. Acquiror and the Company shall use commercially reasonable efforts to list the shares of Acquiror Common Stock required to be delivered upon Sale prior to such delivery upon each national securities exchange or inter-dealer quotation system upon which the outstanding shares of Acquiror Common Stock may be listed or traded at the time of such delivery.

•
Acquiror shall use its reasonable best efforts to take all reasonable steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and to be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions from, or dispositions to, Acquiror of equity securities of Acquiror (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of Acquiror for such purposes that result from the transactions contemplated by this Agreement, by each executive officer (including the chief accounting officer) or director of Acquiror.

Tax Treatment
•
As required by the Internal Revenue Code and the Treasury Regulations, the parties shall report any Sale consummated hereunder as a taxable sale of Company Common Units and shares of Acquiror Class B Common Stock by an exchanging holder to Acquiror, resulting in a basis step-up to Acquiror under Section 743 of the Code.

“Traditional Method” of Allocation
•
The parties shall cause the Company to elect the “traditional method” described in Treasury Regulations Section 1.704-3(b) with respect to any assets deemed contributed to the Company by Seller in connection with the transactions contemplated by the Business Combination Agreement.

Dissolution
•
The Company shall dissolve, and its affairs shall be wound up, upon:

a)
the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act;

b)
any event which makes it unlawful for the business of the Company to be carried on by the members;

c)
at any time that there are no members, unless the Company is continued in accordance with the Delaware Act; or

d)
the determination of the Managing Member in its sole discretion; provided that in the event of a dissolution pursuant to this clause (d), the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to members in connection with the winding up of the Company, taking into consideration tax and other legal constraints that may adversely affect one or more parties hereto and subject to compliance with applicable laws and regulations, unless, and to the extent that, with respect to any class of Units, holders of not less than 90% of the Units of such class consent in writing to a treatment other than as described above;

•
provided that, if the dissolution of the Company pursuant to and in accordance with clauses (b) or (d) in this provision would have a material adverse effect on any member, the dissolution of the Company shall require the prior written consent of such member, which consent shall not be unreasonably withheld.

Certain Expenses
•
The Company shall pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Managing Member and/or the Company (including the costs, fees and expenses of attorneys, accountants or other professionals) incurred in pursuing and conducting, or otherwise related to, the activities of the Company.

•
The Company shall also bear and/or reimburse the Managing Member for (i) any costs, fees or expenses incurred by the Managing Member in connection with serving as the Managing Member, (ii) operating, administrative and other similar costs, to the extent the proceeds are used or will be used by the Managing Member to pay expenses described in this clause (ii), and payments pursuant to any legal, tax, accounting and other professional fees and expenses (but, for the avoidance of doubt, excluding any tax liabilities of the Managing Member), (iii) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, the Managing Member, (iv) fees and expenses (other than any underwriters’ discounts and commissions that are economically recovered by the Managing Member as a result of acquiring Company Common Units at a discount) related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by the Managing Member, (v) other fees and expenses in connection with the maintenance of the existence of the Managing Member, and (vi) all other expenses allocable to the Company or otherwise incurred by the Managing Member, in each case incurred by the Managing Member in connection with operating the Company’s business. For the avoidance of doubt, such distributions or reimbursements may not be used to pay or facilitate dividends or distributions on the securities of Acquiror and must be used solely for one of the express purposes set forth under clauses (i) through (vi) of the immediately preceding sentence. Also for the avoidance of doubt, the Company shall not pay or bear any income tax obligations of Acquiror or the Managing Member or any obligations of Acquiror or the Managing Member under the Tax Receivable Agreement. The Managing Member and certain related persons will also be entitled to customary indemnification rights (including advancement of expenses) in line with recent “Up-C” IPOs.

ANNEX B
PROPOSED CHARTER

Annex B
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
[•] CORP.
[           ], 2021
Seaport Global Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:
1.   The name of the Corporation is “Seaport Global Acquisition Corp.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 24, 2020 (the “Original Certificate”). The Corporation amended and restated the Original Certificate, which was filed with the Secretary of State of the State of Delaware on November 27, 2020 (the “First Amended and Restated Certificate”).
2.   This Second Amended and Restated Certificate of Incorporation (this “Restated Certificate”) which both restates and amends the provisions of the First Amended and Restated Certificate, has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).
3.   This Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.
4.   The First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:
ARTICLE I
NAME
The name of the corporation is Redbox Automated Retail Corp. (the “Corporation”).
ARTICLE II
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE III
REGISTERED AGENT
The company’s registered office in the State of Delaware is 16192 Coastal Highway, in the city of Lewes, County of Sussex, State of Delaware 19958. The Registered Agent in charge thereof is Harvard Business Services, Inc.
ARTICLE IV
CAPITALIZATION
Section 4.1   Authorized Capital Stock.   The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [           ] shares, consisting of
(a)   [           ] shares of Class A Common Stock (the “Class A Common Stock”);
(b)   [           ] shares of Class B Common Stock (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”); and
(c)   [           ] shares of preferred stock (the “Preferred Stock”).

The Preferred Stock and the Common Stock shall have the designations, rights, powers and preferences and the qualifications, restrictions and limitations thereof, if any, set forth below
Section 4.2   Preferred Stock.   The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to limitations prescribed by law, to provide, by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including voting powers), preferences, and relative, participating, optional and other special rights of each series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the approval of the Board of Directors and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, without the separate vote of the holders of the Preferred Stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.
Section 4.3   Common Stock.
(a)   Voting.   Except as otherwise required by the DGCL or this Restated Certificate:
(i)   Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder.
(ii)   Each holder of Class B Common Stock shall be entitled to one (1) vote for each share of Class B Common Stock held of record by such holder.
(iii)   Except as otherwise required in this Restated Certificate or by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters on which stockholders are generally entitled to vote (and, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).
(iv)   The holders of shares of Common Stock shall not have cumulative voting rights.
(v)   The holders of the outstanding shares of Class A Common Stock and Class B Common Stock shall be entitled to vote separately as a class upon any amendment to this Restated Certificate (including by merger, consolidation, reorganization or similar event or otherwise) that would alter or change the powers, preferences, or special rights of a class of stock so as to affect them adversely. The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in an election of directors, without a separate vote of the holders of the Class A Common Stock or Class B Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.
(b)   Dividends.   Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends in cash, stock or property of the Corporation, such dividends may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board of Directors in its discretion shall determine. Dividends shall not be declared or paid on the Class B Common Stock.
(c)   Liquidation, Dissolution or Winding Up of the Corporation.   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation as required by law and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
(d)   Reclassification.   Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, split, consolidated, reclassified, or otherwise changed unless contemporaneously therewith the other class of Common Stock and the common units (the “LLC Units”) of Redwood Intermediate, LLC, a Delaware limited liability company (“Intermediate”) are subdivided, consolidated, reclassified, or otherwise changed in the same proportion and in the same manner.
(e)   Restriction on Issuance of Class B Common Stock.   No shares of Class B Common Stock may be issued by the Corporation except to a holder of LLC Units, such that after such issuance the holder of shares of Class B Common Stock holds an identical number of LLC Units and shares of Class B Common Stock.
(f)   Restriction on Transfer of Class B Common Stock.   A holder of Class B Common Stock may transfer or assign shares of Class B Common Stock (or any legal or beneficial interest in such shares) (directly or indirectly, including by operation of law) only to a Permitted Transferee (as defined in the LLC Agreement) of such holder, and only if such holder also simultaneously transfers an equal number of such holder’s LLC Units to such Permitted Transferee in compliance with the LLC Agreement. Any purported transfer of shares of Class B Common Stock to any Person other than a Permitted Transferee, or not accompanied by a simultaneous transfer of such holder’s LLC Units to such Permitted Transferee shall be null and void ab initio and shall not be recognized or given effect by the Corporation, the Corporation’s transfer agent or the Secretary of the Corporation. For purposes of this Restated Certificate, “LLC Agreement” means that certain Fourth Amended and Restated Limited Liability Company Agreement of Intermediate, dated on or about the date hereof, as it may be amended and/or restated from time to time.
(g)   No Preemptive or Subscription Rights.   No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.
Section 4.3   Certain Provisions Related to Sale Rights.
(a)   Reservation of Shares of Class A Common Stock for Sales.   The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, for the purposes of effecting any exchanges pursuant to the applicable provisions of Article [      ] of the LLC Agreement, the number of shares of Class A Common Stock that are issuable in connection with the redemption or exchange of all outstanding LLC Units as a result of any Sale (as defined in the LLC Agreement) pursuant to the applicable provisions of Article [      ] of the LLC Agreement (including for this purpose any LLC Units issuable upon the exercise of any options, warrants or similar rights to acquire LLC Units), as applicable (without regard to any restrictions on Sale contained therein). All the shares of Class A Common Stock that are issued upon any such Sale of such LLC Units will, upon issuance, be validly issued, fully paid and non-assessable.
(b)   Retirement of Class B Common Stock.   In the event that (a) a share of Class A Common Stock is issued as a result of any Sale of an LLC Unit held by a Unitholder pursuant to the applicable provisions of Article [•] of the LLC Agreement or (b) a Redemption by Cash Payment is effected with respect to any LLC Unit held by a Unitholder pursuant to the applicable provisions of Article [•] of the LLC Agreement, a share of Class B Common Stock held by such Unitholder chosen by the Corporation in its sole discretion will automatically and without further action on the part of the Corporation or the holder thereof be transferred to the Corporation for no consideration and thereupon shall automatically be retired and cease to exist, and such share thereafter may not be reissued by the Corporation.
Section 4.4   Rights and Options.   The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board of Directors. The Board of Directors is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.
ARTICLE V
BOARD OF DIRECTORS
Section 5.1   Board Powers.   The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. In addition to the powers and authority expressly conferred upon the Board of Directors by statute, this Restated Certificate or the By-Laws of the Corporation (“By-Laws”), the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Restated Certificate, and any By-Laws adopted by the stockholders of the Corporation; provided, however, that no By-Laws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board of Directors that would have been valid if such By-Laws had not been adopted.
Section 5.2   Number of Directors.   Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances or otherwise, the number of directors of the Corporation which shall constitute the Board of Directors shall initially be 9 and, thereafter, shall be fixed from time to time exclusively by resolution of the Board of Directors.
Section 5.3   Classes of Directors.   The directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes, as nearly equal in number as possible, hereby designated Class I, Class II and Class III.
Section 5.4   Election and Term of Office.   The directors shall be elected by a plurality of the votes of the shares cast; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of this Restated Certificate (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes cast by such holders. The term of office of the initial Class I directors shall expire at the first annual meeting of stockholders following the date hereof, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders following the date hereof and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders following the date hereof. Subject to the Stockholders Agreement, for the purposes hereof, the Board of Directors may assign directors already in office to Class I, Class II and Class III. At each annual meeting of stockholders after the date hereof, directors elected to replace those of a class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting after their election and until their respective successors shall have been duly elected and qualified. Each director shall hold office until the annual meeting of stockholders for the year in which such director’s term expires and a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Unless and except to the extent that the By-Laws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights with regard to election of directors.
Section 5.3   Newly Created Directorships and Vacancies.   Subject to (i) that certain Stockholders’ Agreement, dated as of [•], 2021 (such agreement, as amended, supplemented, restated or otherwise modified from time to time, the “Stockholders’ Agreement”), by and among the Corporation, Redwood Holdco, LP, a Delaware limited liability partnership, and the other parties thereto, and (ii) the special rights of the holders of one or more series of Preferred Stock to elect directors, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, and except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Subject to the Stockholders’ Agreement, any director appointed in accordance with the preceding sentence shall hold office for a term that shall coincide with the remaining term of the vacancy to which the director shall have been appointed and until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal.

Section 5.4   Removal.   Subject to (i) the Stockholders’ Agreement and (ii) the special rights of the holders of one or more series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.
Section 5.5   Preferred Stock Directors.   Notwithstanding the provisions of this Article V, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be subject to the rights of such series of Preferred Stock. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (a) the total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (b) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
Section 5.6   Advance Notice.   Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.
ARTICLE VI
BYLAWS
In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors shall have the power and is expressly authorized to adopt, amend, alter or repeal the By-Laws. The affirmative vote of a majority of the Board of Directors shall be required to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Restated Certificate (including, but not limited to, any duly authorized certificate of designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By-Laws; and provided further, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board of Directors that would have been valid if such By-Laws had not been adopted.
ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT
Section 7.1   Special Meetings.   Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors, the Chief Executive Officer of the Corporation, or the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2   Advance Notice.   Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws.
Section 7.3   Action by Written Consent.   Except as may be otherwise provided for or fixed pursuant to this Restated Certificate relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.
ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION
Section 8.1   Limitation of Director Liability.   To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
Section 8.2   Indemnification and Advancement of Expenses.
(a)   Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which this Restated Certificate is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or payment of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), a director or officer of the Corporation or is or was at any such time serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (hereinafter, an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor of the Corporation by merger or otherwise) to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than said law permitted the Corporation to provide prior to such amendment or modification), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974 and amounts paid or to be paid in settlement) incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 8.2(d), the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized in the first instance by the Board of Directors.
(b)   The right to indemnification conferred upon Indemnitees in this Section 8.2 shall include the right, without the need for any action by the Board of Directors, to be paid by the Corporation (and any successor of the Corporation by merger or otherwise) the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, the “Undertaking”) by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal (a “Final Disposition”) that such director or officer is not entitled to be indemnified for such expenses under this Section 8.2 or otherwise.
(c)   The rights conferred upon Indemnitees in this Section 8.2 shall be contract rights between the Corporation and each Indemnitee to whom such rights are extended that vest at the commencement of such person’s service to or at the request of the Corporation and all such rights shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation or ceased to serve at the Corporation’s request as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as described herein, and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. The Corporation hereby acknowledges that certain Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance (other than directors’ and officers’ liability insurance or similar insurance obtained or maintained by or on behalf of the Corporation, its affiliates or any of the foregoing’s respective subsidiaries) from persons or entities other than the Corporation (collectively, the “Other Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort of the Indemnitees (i.e., its obligations to an Indemnitee hereunder are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all losses, claims, damages, liabilities and expenses (including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement) to the extent legally permitted and as required by the terms hereof, without regard to any rights an Indemnitee may have against the Other Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Corporation hereunder shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Corporation. For the avoidance of doubt, no person or entity providing directors’ or officers’ liability insurance or similar insurance obtained or maintained by or on behalf of the Corporation, any of its affiliates or any of the foregoing’s respective subsidiaries, including any person or entity providing such insurance obtained or maintained as contemplated by Section 8.2(h), shall be an Other Indemnitor.
(d)   To obtain indemnification under this Section 8.2, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 8.2(d), a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (i) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (ii) if no request is made by the claimant for a determination by Independent Counsel, (a) by the a majority vote of Disinterested Directors (as hereinafter defined), even though less than a quorum, (b) if there are no such Disinterested Directors, or if a majority of the Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant, or (c) if a majority of Disinterested Directors so directs, by a majority of the stockholders of the Corporation. In the event the determination of entitlement to indemnification is to be made by Independent Counsel, the Independent Counsel shall be selected by the Board of Directors. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination.
(e)   If a claim under Section 8.2(a) is not paid in full by the Corporation within sixty (60) days after a written claim pursuant to Section 8.2(d) has been received by the Corporation, or if a claim under Section 8.2(b) is not paid in full by the Corporation within twenty (20) days after a written claim therefor has been made, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim to the fullest extent permitted by law. It shall be a defense to any such action that (x) in the case of a claim for indemnification, the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed or (y) in the case of a claim for an advancement of expenses, that the claimant is not entitled to the requested advancement of expenses, but (except where the required Undertaking, if any, has not been tendered to the Corporation) the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, Disinterested Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, Disinterested Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
(f)   If a determination shall have been made pursuant to Section 8.2(d) that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 8.2(e). The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 8.2(e) that the procedures and presumptions of this Section 8.2 are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Section 8.2.
(g)   The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 8.2: (i) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Restated Certificate, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise and (ii) cannot be terminated by the Corporation, the Board of Directors or the stockholders of the Corporation with respect to any act or omission that is the subject of the Proceeding for which indemnification or advancement of expenses is sought prior to the date of such termination. Any amendment, modification, alteration or repeal of this Section 8.2 (by merger, consolidation or otherwise) that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an Indemnitee or his or her successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not, without the written consent of the Indemnitee, in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.
(h)   The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
(i)   The Board of Directors may grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in connection with any Proceeding in advance of its final disposition, to any current or former employee or agent of the Corporation to the fullest extent of the provisions of this Section 8.2 with respect to the indemnification and advancement of expenses of current or former directors and officers of the Corporation.
(j)   If any provision or provisions of this Section 8.2 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Section 8.2 (including, without limitation, each portion of any paragraph of this Section 8.2 containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Section 8.2 (including, without limitation, each such portion of any Section of this Section 8.2 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(k)   For purposes of this Section 8.2: “Disinterested Director” means a director of the Corporation who is not and was not a party to the Proceeding in respect of which indemnification is sought by the claimant; and “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporate law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this Section 8.2. Any reference to an officer of the Corporation in this Section 8.2 shall be deemed to refer exclusively to the officers appointed as such pursuant to the Bylaws by the Board of Directors or by an officer to whom the Board of Directors has delegated the power to appoint officers, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Section 8.2.
(l)   Any notice, request or other communication required or permitted to be given to the Corporation under this Section 8.2 shall be in writing and either delivered in person or sent by telecopy, fax, email, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.
ARTICLE IX
CORPORATE OPPORTUNITY
(a)   In recognition and anticipation that (i) certain directors, officers, principals, partners, members, managers, employees, agents and/or other representatives of Apollo and its Affiliates may serve as directors, officers or agents of the Corporation and its Affiliates, and (ii) Apollo and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation and Affiliates, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation and its Affiliates, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation and its Affiliates with respect to certain classes or categories of business opportunities as they may involve Apollo and its Affiliates and any person or entity who, while a stockholder, director, officer or agent of the Corporation or any of its Affiliates, is a director, officer, principal, partner, member, manager, employee, agent and/or other representative of Apollo and its Affiliates (each, an “Identified Person”), on the one hand, and the powers, rights, duties and liabilities of the Corporation and its Affiliates and its and their respective stockholders, directors, officers, and agents in connection therewith, on the other. To the fullest extent permitted by law (including, without limitation, the DGCL), and notwithstanding any other duty (contractual, fiduciary or otherwise, whether at law or in equity), each Identified Person (i) shall have the right to, and shall have no duty (contractual, fiduciary or otherwise, whether at law or in equity) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Corporation or any of its Affiliates or deemed to be competing with the Corporation or any of its Affiliates, on its own account, or in partnership with, or as a direct or indirect equity holder, controlling person, stockholder, director, officer, employee, agent, Affiliate (including any portfolio company), member, financing source, investor, director or indirect manager, general or limited partner or assignee of any other person or entity with no obligation to offer to the Corporation or its subsidiaries or other Affiliates the right to participate therein and (ii) shall have the right to invest in, or provide services to, any person that is engaged in the same or similar business activities as the Corporation or its Affiliates or directly or indirectly competes with the Corporation or any of its Affiliates.

(b)   In the event that any Identified Person acquires knowledge of a potential transaction or matter which may be an investment, corporate or business opportunity or prospective economic or competitive advantage in which the Corporation or its Affiliates could have an interest or expectancy (contractual, equitable or otherwise) (a “Competitive Opportunity”) or otherwise is then exploiting any Competitive Opportunity, to the fullest extent permitted under the DGCL and notwithstanding any other duty existing at law or in equity, the Corporation and its Affiliates will have no interest in, and no expectation (contractual, equitable or otherwise) that such Competitive Opportunity be offered to it. To the fullest extent permitted by law, any such interest or expectation (contractual, equitable or otherwise) is hereby renounced so that such Identified Person shall (i) have no duty to communicate or present such Competitive Opportunity to the Corporation or its Affiliates, (ii) have the right to either hold any such Competitive Opportunity for such Identified Person’s own account and benefit or the account of the former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, financing sources, investors, direct or indirect managers, general or limited partners or assignees of any Identified Person or to direct, recommend, assign or otherwise transfer such Competitive Opportunity to persons or entities other than the Corporation or any of its subsidiaries, Affiliates or direct or indirect equity holders and (iii) notwithstanding any provision in this Restated Certificate to the contrary, not be obligated or liable to the Corporation, any stockholder, director or officer of the Corporation or any other person or entity by reason of the fact that such Identified Person, directly or indirectly, took any of the actions noted in the immediately preceding clause (ii), pursued or acquired such Competitive Opportunity for itself or any other person or entity or failed to communicate or present such Competitive Opportunity to the Corporation or its Affiliates.
(c)   Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation or any other interest in the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.
(d)   In the event of a conflict or other inconsistency between this Article IX and any other Article or provision of this Restated Certificate, this Article IX shall prevail under all circumstances. Notwithstanding anything to the contrary herein, under no circumstances shall the provisions of this Article IX (other than this Section 9(d)) apply to (or result in or be deemed to result in a limitation or elimination of any duty (contractual, fiduciary or otherwise, whether at law or in equity)) owed by any employee of the Corporation or any of its subsidiaries, irrespective of whether such employee otherwise would be an Identified Person, and any Competitive Opportunity waived or renounced by any person or entity pursuant to such other provisions of this Article IX shall be expressly reserved and maintained by such person or entity, as applicable (and shall not be waived or renounced) as to any such employee.
(e)   For the avoidance of doubt, subject to Section 9(d), this Article IX is intended to constitute, with respect to the Identified Persons, a disclaimer and renunciation, to the fullest extent permitted under Section 122(17) of the DGCL, of any right of the Corporation or any of its Affiliates with respect to the matters set forth in this Article IX, and this Article IX shall be construed to effect such disclaimer and renunciation to the fullest extent permitted under the DGCL.
(f)   Solely for purposes of this Article IX, (i) “Affiliate” shall mean (a) with respect to Apollo, any person or entity that, directly or indirectly, is controlled by Apollo, controls Apollo, or is under common control with Apollo, but excluding (x) the Corporation, and (y) any entity that is controlled by the Corporation (including its direct and indirect subsidiaries), and (b) in respect of the Corporation, any person or entity that, directly or indirectly, is controlled by the Corporation; and (ii) “Apollo” shall mean AP Management IX, L.P.
ARTICLE X
AMENDMENT
The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Restated Certificate, and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding the foregoing, no provision of Section 4.3(a), Article V, Article VI, Article VII, Article VIII, Article IX, this Article X or Article XI of this Restated Certificate may be altered, amended or repealed in any respect, nor may any provision of this Restated Certificate or the By-Laws inconsistent therewith be adopted, unless in addition to any other vote required by this Restated Certificate or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote, voting together as a single class.
ARTICLE XI
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS; CONSENT TO JURISDICTION
Section 11.1   Forum.   Subject to the last sentence in this Section 11.1, and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Restated Certificate or the By-Laws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Section 11.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.
Section 11.2   Consent to Jurisdiction.   If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
Section 11.3   Severability.   If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
Section 11.4   Deemed Notice.   Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.
By:

Name:
Title:
[Signature Page to Second Amended and Restated Certificate of Incorporation]

ANNEX C
INCENTIVE PLAN

Annex C
SEAPORT GLOBAL ACQUISITION CORP.
2021 OMNIBUS INCENTIVE PLAN
ADOPTED BY THE BOARD OF DIRECTORS:            , 2021
APPROVED BY THE SHAREHOLDERS:            , 2021
1.   Purpose.   The purpose of the Seaport Global Acquisition Corp. 2021 Omnibus Incentive Plan (as amended from time to time, the “Plan”) is to (i) attract and retain individuals to serve as employees, consultants or Directors (collectively, the “Service Providers”) of Seaport Global Acquisition Corp., a Delaware corporation (together with its Subsidiaries, whether existing or thereafter acquired or formed, and any and all successor entities, the “Company”) and its Affiliates by providing them the opportunity to acquire an equity interest in the Company or other incentive compensation and (ii) align the interests of the Service Providers with those of the Company’s stockholders.
2.   Effective Date; Duration.   The Plan shall be effective as of the date of its adoption by the Board, subject to the approval of the plan by the shareholders of the Company in accordance with the requirements of the laws of the State of Delaware. The expiration date of the Plan, on and after which date no Awards may be granted under the Plan, shall be the tenth anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.
3.   Definitions.   The following definitions shall apply throughout the Plan:
(a)   “$” shall refer to the United States dollars.
(b)   “10% Stockholder” means a Person who, as of a relevant date, owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company.
(c)   “Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control,” as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.
(d)   “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Stock-Based Award, or Other Cash-Based Award granted under the Plan.
(e)   “Award Agreement” means any agreement, contract or other instrument or document evidencing any Award granted under the Plan (including, in each case, in electronic form), which may, but need not, be executed or acknowledged by a Participant (as determined by the Committee).
(f)   “Award Transfer Program” means any program approved by the Committee which would permit Participants the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Committee.
(g)   “Beneficial Ownership” has the meaning set forth-in Rule 13d-3 promulgated under Section 13 of the Exchange Act.
(h)   “Board” means the Board of Directors of the Company.
(i)   “Cause” means, unless the applicable Award Agreement states otherwise, (A) the Participant’s conviction of, or entry of a plea of no contest to a felony (or the equivalent of a felony in a jurisdiction other than the United States), (B) the Participant’s gross negligence or willful misconduct, or a willful failure to perform his or her duties (other than due to physical illness or incapacity), (C) the Participant’s material breach of a material provision of any employment agreement, consulting agreement, directorship agreement or similar services agreement or offer letter or any written agreement between the Participant and the Company or any of its Affiliates, or any non-competition, non-disclosure or non-solicitation agreement with the Company or any of its Affiliates, (D) the Participant’s material violation of any material written policies adopted by the Company or any of its Affiliates governing the conduct of persons performing services on behalf of the Company or any of its Affiliates, (E) the Participant’s fraud or misappropriation, embezzlement or material misuse of funds or property belonging to the Company or any of its Affiliates, or (F) willful or reckless misconduct in respect of the Participant’s obligations to the Company or its Affiliates or other acts of misconduct by the Participant occurring during the course of the Participant’s employment or service that in either case results in or could reasonably be expected to result in material damage to the property, business or reputation of the Company or its Affiliates. Whether Cause exists shall be determined by the Committee in good faith in its sole discretion upon, or within 60 days following, termination of the Participant’s employment or service based on information available to the Committee through such 60-day period. Notwithstanding the foregoing, Cause shall not exist unless the Participant has first received a written notice from the Company which sets forth the circumstances giving rise to Cause and the Participant shall have a period of 30 days to cure (if capable of cure).
(j)   “Change in Control” means, unless the applicable Award Agreement or the Committee provides otherwise, the first to occur of any of the following events:
(i)   the acquisition by any Person or related “group” (as such term is used in Section 13(d) and Section 14(d) of the Exchange Act) of Persons, or Persons acting jointly or in concert, of Beneficial Ownership (including control or direction) of 50% or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote in the election of Directors (the “Outstanding Company Voting Securities”), but excluding any acquisition by the Company or any of its Affiliates or by any employee benefit plan sponsored or maintained by the Company or any of its Affiliates;
(ii)   a change in the composition of the Board such that members of the Board during any consecutive 24-month period (the “Incumbent Directors”) cease to constitute a majority of the Board. Any person becoming a Director through election or nomination for election approved by a valid vote of the Incumbent Directors shall be deemed an Incumbent Director; provided, however, that no individual becoming a Director as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board, shall be deemed an Incumbent Director;
(iii)   the approval by the stockholders of the Company of a plan of complete dissolution or liquidation of the Company; and
(iv)   the consummation of a reorganization, recapitalization, merger, amalgamation, consolidation, statutory share exchange or similar form of corporate transaction involving the Company (a “Business Combination”), or sale, transfer or other disposition of all or substantially all of the business or assets of the Company to an entity that is not an Affiliate of the Company (a “Sale”), unless immediately following such Business Combination or Sale: (A) more than 50% of the total voting power of the entity resulting from such Business Combination or the entity that acquired all or substantially all of the business or assets of the Company in such Sale (in either case, the “Surviving Company”), or the ultimate parent entity that has Beneficial Ownership of sufficient voting power to elect a majority of the board of directors (or analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination or Sale (or, if applicable, is represented by Shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination or Sale and (B) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company).
(k)   “Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor thereto. References to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successors thereto.
(l)   “Committee” means the Compensation Committee of the Board or subcommittee thereof or, if no such committee or subcommittee thereof exists, or if the Board otherwise takes action hereunder on behalf of the Committee, the Board.
(m)   “Common Stock” means the Class A Common Stock of the Company, par value of $0.0001 per share.
(n)   “Company” has the meaning set forth in Section 1 of the Plan and, to the extent determined appropriate by the Board, in its sole discretion, any Affiliate or successor thereto.
(o)   “Deferred Award” means an Award granted pursuant to Section 13 of the Plan.
(p)   “Director” means any member of the Company’s Board.
(q)   “Disability” means, unless otherwise provided in an Award Agreement, cause for termination of a Participant’s employment or service due to a determination that a Participant is disabled in accordance with a long-term disability insurance program maintained by the Company or a determination by the U.S. Social Security Administration that the Participant is totally disabled.
(r)   “Effective Date” has the meaning set forth in Section 2.
(s)   “Eligible Director” means a Director who satisfies the conditions set forth in Section 4(a) of the Plan.
(t)   “Eligible Person” means any (i) individual classified as employed by the Company or an Affiliate, (ii) Director or officer of the Company or an Affiliate, (iii) consultant or advisor to the Company or an Affiliate, or (iv) prospective employee, Director, officer, consultant or advisor who has accepted an offer of employment or service and would satisfy the provisions of clause (i), (ii) or (iii) above once such individual begins employment with or providing services to the Company or an Affiliate.
(u)   “Employment Agreement” means any employment, severance, consulting or similar agreement (including any offer letter) between the Company or any Subsidiary and a Participant.
(v)   “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any successor thereto. References to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successors thereto.
(w)   “Fair Market Value” means, (i) with respect to a Share of Common Stock on a given date, (x) if the Common Stock is listed on a national securities exchange, the closing sales price of a Share reported on such exchange on such date, or if there is no such sale on that date, then on the last preceding date on which such a sale was reported, or (y) if the Common Stock is not listed on any national securities exchange, the amount determined by the Committee in good faith to be the fair market value of the Common Stock, or (ii) with respect to any other property on any given date, the amount determined by the Committee in good faith to be the fair market value of such other property as of such date.
(x)   “Grant Date” shall mean the later of (i) the date designated as the “Grant Date” within an Award Agreement and (ii) the date on which the Committee determines the key terms of an Award, provided that as soon as reasonably practicable thereafter the Company both notifies the Eligible Person of the Award and issues an Award Agreement to the Eligible Person.

(y)   “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.
(z)   “Intrinsic Value” with respect to an Option or SAR means (i) the excess, if any, of the price or implied price per Share in a Change in Control or other event over (ii) the exercise or hurdle price of such Award multiplied by (iii) the number of Shares covered by such Award.
(aa)   “Immediate Family Members” has the meaning set forth in Section 15(b)(ii) of the Plan.
(bb)   “Indemnifiable Person” has the meaning set forth in Section 4(e) of the Plan.
(cc)   “NASDAQ” means the Nasdaq Global Select Market.
(dd)   “Nonqualified Stock Option” means an Option that is not designated by the Committee as an Incentive Stock Option.
(ee)   “Option” means an Award granted under Section 7 of the Plan.
(ff)   “Option Period” has the meaning set forth in Section 7(c) of the Plan.
(gg)   “Other Cash-Based Award” means an Award granted under Section 10 of the Plan that is denominated and/or payable in cash, including cash awarded as a bonus or upon the attainment of specific performance criteria or as otherwise permitted by the Plan or as contemplated by the Committee.
(hh)   “Other Stock-Based Award” means an Award granted under Section 10 of the Plan.
(ii)   “Participant” has the meaning set forth in Section 6(a) of the Plan.
(jj)   “Performance Conditions” means specific levels of performance of the Company (and/or one or more Affiliates, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, units, or any combination of the foregoing), which may be determined in accordance with GAAP or on a non-GAAP basis. The Performance Conditions may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur). The Committee shall have the authority to make equitable adjustments to the Performance Conditions as may be determined by the Committee, in its sole discretion.
(kk)   “Permitted Transferee” has the meaning set forth in Section 15(b)(ii)(E) of the Plan.
(ll)   “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company.
(mm)   “Released Unit” has the meaning set forth in Section 9(e)(ii) of the Plan.
(nn)   “Restricted Period” has the meaning set forth in Section 9(a) of the Plan.
(oo)   “Restricted Stock” means an Award of Common Stock, subject to certain specified restrictions, granted under Section 9 of the Plan.
(pp)   “Restricted Stock Unit” means an Award of an unfunded and unsecured promise to deliver Shares, cash, other securities or other property, subject to certain specified restrictions, granted under Section 9 of the Plan.
(qq)   “SAR Period” has the meaning set forth in Section 8(c) of the Plan.
(rr)   “Securities Act” means the U.S. Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or other interpretive guidance.
(ss)   “Share” means a share of Common Stock.
(tt)   “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.
(uu)   “Subsidiary” means (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company, directly or indirectly, has a significant equity interest, in each case as determined by the Committee and (iii) any other company which the Committee determines should be treated as a “Subsidiary.”
(vv)   “Substitute Awards” has the meaning set forth in Section 5(g) of the Plan.
4.   Administration.
(a)   The Committee shall administer the Plan, and shall have the sole and plenary authority to (i) designate Participants, (ii) determine the type, size, and terms and conditions of Awards (including Substitute Awards) to be granted and to grant such Awards, (iii) determine the method by which an Award may be settled, exercised, canceled, forfeited, suspended, or repurchased by the Company, (iv) implement an Award Transfer Program, (v) determine the circumstances under which the delivery of cash, property or other amounts payable with respect to an Award may be deferred, either automatically or at the Participant’s or Committee’s election, (vi) interpret, administer, reconcile any inconsistency in, correct any defect in and supply any omission in the Plan and any Award granted under the Plan, (vii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan, (viii) accelerate or modify the vesting, delivery or exercisability of, or payment for or lapse of restrictions on, or waive any condition in respect of, Awards, and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan or to comply with any applicable law. To the extent determined by the Board and/or required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if applicable and if the Board is not acting as the Committee under the Plan), or any exception or exemption under applicable securities laws or the applicable rules of the NASDAQ or any other securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted, as applicable, it is intended that each member of the Committee shall, at the time such member takes any action with respect to an Award under the Plan, be (1) a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and/or (2) an “independent director” under the rules of the NASDAQ or any other securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted, or a person meeting any similar requirement under any successor rule or regulation (“Eligible Director”). However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted or action taken by the Committee that is otherwise validly granted or taken under the Plan.
(b)   The Committee may delegate all or any portion of its responsibilities and powers to any person(s) selected by it, except for grants of Awards to persons who are members of the Board or are otherwise subject to Section 16 of the Exchange Act. To the extent permitted by applicable law, including under Section 157(c) of the Delaware General Corporation Law, the Committee may delegate to one or more officers of the Company the authority to grant Options, SARs, RSUs or other Awards in the form of rights to Shares, except that such delegation shall not be applicable to any Award for a Person then covered by Section 16 of the Exchange Act, and the Committee may delegate to one or more committees or the Board (which may consist of solely one Director) the authority to grant all types of awards, in accordance with applicable law. Any such delegation may be revoked by the Committee at any time.
(c)   As further set forth in Section 15(f) of the Plan, the Committee shall have the authority to amend the Plan and Awards to the extent necessary to permit participation in the Plan by Eligible Persons who are located outside of the United States or are subject to laws outside the United States on terms and conditions comparable to those afforded to Eligible Persons located within the United States; provided, however, that no such action shall be taken without stockholder approval if such approval is required by applicable securities laws or regulation or listing guidelines or rules of NASDAQ or any other securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted.
(d)   Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions regarding the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons and entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.
(e)   No member of the Board or the Committee, nor any employee or agent of the Company (each such person, an “Indemnifiable Person”), shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or willful criminal omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be involved as a party, witness or otherwise by reason of any action taken or omitted to be taken or determination made under the Plan or any Award Agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval (not to be unreasonably withheld), in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined as provided below that the Indemnifiable Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of recognized standing of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or willful criminal omission or that such right of indemnification is otherwise prohibited by law or by the Company’s certificate of incorporation or by-laws. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s certificate of incorporation or by-laws, as a matter of law, individual indemnification agreement or contract or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.
(f)   The Board may at any time and from time to time grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.
(g)   Claims Limitation Period.   Any Participant who believes he or she is being denied any benefit or right under this Plan or under any Award or Award Agreement may file a written claim with the Committee. Any claim must be delivered to the Committee within six (6) months of the specific event giving rise to the claim. Untimely claims generally will not be processed and shall be deemed denied. The Committee, or its designee, generally will notify the Participant of its decision in writing as soon as administratively practicable. Claims shall be deemed denied if the Committee does not respond in writing within one-hundred eighty (180) days of the date the written claim is delivered to the Committee. The Committee’s decision (or deemed decision) is final and conclusive and binding on all Persons. No lawsuit or arbitration relating to this Plan may be filed or commenced before a written claim is filed with the Committee and is denied or deemed denied, and any lawsuit must be filed within one (1) year of such denial or deemed denial or be forever barred.
5.   Grant of Awards; Available for Awards; Limitations.
(a)   Awards.   The Committee may grant Awards to one or more Eligible Persons. All Awards granted under the Plan shall vest and, if applicable, become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee and as set forth in an Award Agreement.
(b)   Available Shares.   Subject to Section 11 of the Plan and subsection (e) below, the maximum number of Shares available for issuance under the Plan shall not exceed [           ]1 (the “Share Pool”) on a fully diluted basis.
(c)   Incentive Stock Options Limit.   The maximum number of Shares that may be delivered pursuant to the exercise of Incentive Stock Options granted under the Plan shall not exceed [           ].2
(d)   Share Counting.   The Share Pool shall be reduced by the number of Shares delivered for each Award granted under the Plan that is valued by reference to a Share of Common Stock; provided, that Awards that are valued by reference to Shares but are required to or may be paid in cash pursuant to their terms shall not reduce the Share Pool. If and to the extent that Awards terminate, expire, or are cash-settled, canceled, forfeited, exchanged, or surrendered without having been exercised, vested, or settled, the Shares subject to such Awards shall again be available for Awards under the Share Pool. In addition, any (i) Shares tendered by Participants, or withheld by the Company, as full or partial payment to the Company upon the exercise of Stock Options granted under the Plan; (ii) Shares reserved for issuance upon the grant of Stock Appreciation Rights, to the extent that the number of reserved Shares exceeds the number of Shares actually issued upon the exercise of the Stock Appreciation Rights; and (iii) Shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the exercise of Options or SARs granted under the Plan, or upon the lapse of restrictions on, or settlement of, an Award, shall again be available for Awards under the Share Pool.
(e)   Source of Shares.   Shares delivered by the Company in settlement of Awards may be authorized and unissued Shares, Shares held in the treasury of the Company, Shares purchased on the open market or by private purchase, or a combination of the foregoing.
(f)   Substitute Awards.   The Committee may grant Awards in assumption of, or in substitution for, outstanding awards previously granted by the Company or any Affiliate or an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”), and such Substitute Awards shall not be counted against the aggregate number of Shares available for Awards (i.e., Substitute Awards will not be counted against the Share Pool); provided, that Substitute Awards issued or intended as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of Incentive Stock Options available under the Plan.
(g)   Inducement Grants.   Shares subject to Awards that qualify as inducement grants under NASDAQ Listing Rule 5635 or its successor shall not be counted against the Share Reserve.
6.   Eligibility.
(a)   Participation shall be for Eligible Persons who have been selected by the Committee or its delegate to receive grants under the Plan (each such Eligible Person, a “Participant”).
(b)   Holders of options and other types of awards granted by a company acquired by the Company or with which the Company combines are eligible for grants of Substitute Awards under the Plan to the extent permitted under applicable regulations of any stock exchange on which the Company is listed.

1
To equal 7.5% on a fully diluted basis.

2
Insert same number as footnote 1.

7.   Options.
(a)   Generally.   Each Option shall be subject to the conditions set forth in the Plan and in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the Award Agreement expressly states otherwise. Incentive Stock Options shall be granted only subject to and in compliance with Section 422 of the Code, and only to Eligible Persons who are classified as employees of the Company and its Affiliates and who are eligible to receive an Incentive Stock Option under the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option properly granted under the Plan.
(b)   Exercise Price.   The exercise price per Share of Common Stock for each Option (that is not a Substitute Award), which is the purchase price per Share underlying the Option, shall be determined by the Committee, and unless otherwise determined by the Committee, or for Substitute Awards, shall not be less than 100% of the Fair Market Value of such Share, determined as of the date of grant, or if the Person to whom an Incentive Stock Option is granted is a 10% Stockholder on the date of grant, the exercise price shall be not less than 110% of the Fair Market Value on the date the Incentive Stock Option is granted.
(c)   Vesting, Exercise and Expiration.   The Committee shall determine the manner and timing of vesting, exercise and expiration of Options. The period between the date of grant and the scheduled expiration date of the Option (“Option Period”) shall not exceed ten years, unless the Option Period (other than in the case of an Incentive Stock Option) would expire at a time when trading in the Shares is prohibited by the Company’s insider-trading policy or a Company-imposed “blackout period,” in which case, unless otherwise provided by the Committee, the Option Period may be extended automatically until the 30th day following the expiration of such prohibition (so long as such extension shall not violate Section 409A of the Code) or the Committee may provide for the automatic exercise of such Option prior to the expiration of the Option Period. The Committee may accelerate the vesting and/or exercisability of any Option, which acceleration shall not affect any other terms and conditions of such Option.
(d)   Method of Exercise and Form of Payment.   No Shares shall be delivered pursuant to any exercise of an Option until the Participant has paid the exercise price to the Company in full, and an amount equal to any applicable U.S. federal, state and local income and employment taxes and non-U.S. income and employment taxes, social contributions and any other tax-related items required to be withheld. Options may be exercised by delivery of written or electronic notice of exercise to the Company or its designee (including a third-party administrator) in accordance with the terms of the Option and the Award Agreement accompanied by payment of the exercise price and such applicable taxes. The exercise price and delivery of all applicable required withholding taxes shall be payable (i) in cash or by check, cash equivalent and/or, if permitted by the Award Agreement and/or Committee, Shares valued at the Fair Market Value at the time the Option is exercised or any combination of the foregoing; provided, that such Shares are not subject to any pledge or other security interest; or (ii) by such other method as elected by the Participant and that the Committee may permit, in its sole discretion, including without limitation: (A) in the form of other property having a Fair Market Value on the date of exercise equal to the exercise price and all applicable required withholding taxes; (B) if permitted by the Award Agreement and/or Committee and applicable law, if there is a public market for the Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company or its designee (including third-party administrators) is delivered a copy of irrevocable instructions to a stockbroker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the exercise price and all applicable required withholding taxes against delivery of the Shares to settle the applicable trade; or (C) if permitted by the Award Agreement and/or Committee by means of a “net exercise” procedure effected by withholding the minimum number of Shares otherwise deliverable in respect of an Option that are needed to pay for the exercise price and all applicable required withholding taxes. Notwithstanding the foregoing, unless otherwise determined by the Committee or as set forth in an Award Agreement, if on the last day of the Option Period, the Fair Market Value of the Common Stock exceeds the exercise price, the Participant has not exercised the Option, and the Option has not previously expired, such Option shall be deemed exercised by the Participant on such last day by means of a “net exercise” procedure described above. In all events of cashless or net exercise, any fractional Shares shall be settled in cash.
(e)   Compliance with Laws.   Notwithstanding the foregoing, in no event shall the Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation service on which the Common Stock of the Company is listed or quoted.
(f)   Non-Exempt Employees.   An Option granted to an Employee who is non-exempt for purposes of the Fair Labor Standards Act of 1938, as amended, will not be first exercisable for any Shares until at least six (6) months after the Grant Date of the Option (although the Award may vest prior to such date). Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, the vested portion of any Options may be exercised earlier than six (6) months after the Grant Date: (A) if the non-exempt Employee dies or suffers a Disability; (B) in connection with a corporate transaction in which the Option is not assumed, continued, or substituted; (C) on a Change in Control; or (D) on the Participant’s retirement (as may be defined in the Participant’s Award Agreement or other agreement with the Company, or, if no such definition, in accordance with the Company’s then current employment policies and guidelines). The foregoing provision is intended to operate so that any income derived by a non-exempt Employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.
8.   Stock Appreciation Rights (SARs).
(a)   Generally.   Each SAR shall be subject to the conditions set forth in the Plan and the Award Agreement.
(b)   Exercise Price.   The exercise or hurdle price per Share of Common Stock for each SAR shall be determined by the Committee and, unless otherwise determined by the Committee or for Substitute Awards, shall not be less than 100% of the Fair Market Value of such Share, determined as of the date of grant.
(c)   Vesting and Expiration.   SARs shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting or exercisability dates set by the Committee, the Committee may accelerate the vesting and/or exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to vesting and/or exercisability. If the SAR Period would expire at a time when trading in the Shares is prohibited by the Company’s insider trading policy or a Company-imposed “blackout period,” unless otherwise provided by the Committee, the SAR Period may be extended automatically until the 30th day following the expiration of such prohibition (so long as such extension shall not violate Section 409A of the Code).
(d)   Method of Exercise.   No Shares shall be delivered pursuant to any exercise of a SAR until the Participant has paid to the Company in full, and an amount equal to any applicable U.S. federal, state and local income and employment taxes and non-U.S. income and employment taxes, social contributions and any other tax-related items required to be withheld. SARs may be exercised by delivery of written or electronic notice of exercise to the Company or its designee (including a third-party administrator) in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded. The delivery of all applicable required withholding taxes shall be payable (i) in cash or by check, cash equivalent and/or, if permitted by the Award Agreement and/or Committee, Shares valued at the Fair Market Value at the time the SAR is exercised or any combination of the foregoing; provided, that such Shares are not subject to any pledge or other security interest; or (ii) by such other method as elected by the Participant and that the Committee may permit, in its sole discretion. Notwithstanding the foregoing, unless otherwise determined by the Committee or as set forth in an Award Agreement, if on the last day of the SAR Period, the Fair Market Value exceeds the exercise price, the Participant has not exercised the SAR, and the SAR has previously expired, such SAR shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment therefor.
(e)   Payment.   Upon the exercise of a SAR, the Company shall pay to the holder thereof an amount equal to the number of Shares subject to the SAR that are being exercised multiplied by the excess, if any, of the Fair Market Value of one Share of Common Stock on the exercise date over the exercise price, less an amount equal to any applicable U.S. federal, state and local income and employment taxes and non-U.S. income and employment taxes, social contributions and any other tax-related items required to be withheld. The Company shall pay such amount in cash, in Shares valued at Fair Market Value as determined on the date of exercise, or any combination thereof, as determined by the Committee. Any fractional Shares shall be settled in cash.
(f)   The rules of Section 7(e) and 7(f) shall apply to SARs as if the Award were an Option.
9.   Restricted Stock and Restricted Stock Units.
(a)   Generally.   Each Restricted Stock and Restricted Stock Unit Award shall be subject to the conditions set forth in the Plan and the applicable Award Agreement. The Committee shall establish restrictions applicable to Restricted Stock and Restricted Stock Units, including the period over which the restrictions shall apply (the “Restricted Period”), and the time or times at which Restricted Stock or Restricted Stock Units shall become vested (which, for the avoidance of doubt, may include service- and/or performance-based vesting conditions). The Committee may accelerate the vesting and/or the lapse of any or all of the restrictions on Restricted Stock and Restricted Stock Units which acceleration shall not affect any other terms and conditions of such Awards. No Share of Common Stock shall be issued at the time an Award of Restricted Stock Units is made, and the Company will not be required to set aside a fund for the payment of any such Award.
(b)   Director Retainer Fees.   To the extent permitted by the Board and subject to such rules, approvals, and conditions as the Committee may impose from time to time, an Eligible Person who is a non-employee or unaffiliated Director may elect to receive all or a portion of such Eligible Person’s cash director fees and other cash director compensation payable for director services provided to the Company by such Eligible Person in any fiscal year, in whole or in part, in the form of Restricted Stock Units or Shares, which shall not count against the Share Pool.
(c)   Stock Certificates; Escrow or Similar Arrangement.   Upon the grant of Restricted Stock, the Committee shall cause Share(s) of Common Stock to be registered in the name of the Participant, which may be evidenced in any manner the Committee may deem appropriate, including in book-entry form subject to the Company’s directions or the issuance of a stock certificate registered in the name of the Participant. In such event, the Committee may provide that such certificates shall be held by the Company or in escrow rather than delivered to the Participant pending vesting and release of restrictions, in which case the Committee may require the Participant to execute and deliver to the Company or its designee (including third-party administrators) (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock. Subject to the restrictions set forth in the applicable Award Agreement, a Participant generally shall have the rights and privileges of a stockholder with respect to Awards of Restricted Stock, including the right to vote such Shares of Restricted Stock and the right to receive dividends. Unless otherwise provided by the Committee or in an Award Agreement, an RSU shall not convey to the Participant the rights and privileges of a stockholder with respect to the Share subject to the RSU, such as the right to vote or the right to receive dividends, unless and until a Share is issued to the Participant to settle the RSU.
(d)   Restrictions; Forfeiture.   Restricted Stock and Restricted Stock Units awarded to the Participant shall be subject to forfeiture until the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee, and shall be subject to the restrictions on transferability set forth in the Award Agreement. Unless otherwise provided by the Committee, in the event of any forfeiture, all rights of the Participant to such Restricted Stock (or as a stockholder with respect thereto), and to such Restricted Stock Units, as applicable, shall terminate without further action or obligation on the part of the Company. The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock and Restricted Stock Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of grant of the Restricted Stock Award or Restricted Stock Unit Award, such action is appropriate.
(e)   Delivery of Restricted Stock and Settlement of Restricted Stock Units.
(i)   Upon the expiration of the Restricted Period with respect to any Shares of Restricted Stock and the attainment of any other vesting criteria, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect, except as set forth in the Award Agreement. If an escrow arrangement is used, upon such expiration the Company shall deliver to the Participant or such Participant’s beneficiary or Permitted Transferee (via book-entry notation or, if applicable, in stock certificate form) the Shares of Restricted Stock with respect to which the Restricted Period has expired (rounded down to the nearest full Share).
(ii)   Unless otherwise provided by the Committee in an Award Agreement, upon the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee, with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or such Participant’s beneficiary (via book-entry notation or, if applicable, in stock certificate form), one Share of Common Stock (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit that has not then been forfeited and with respect to which the Restricted Period has expired and any other such vesting criteria are attained (“Released Unit”); provided, however, that the Committee may elect to (A) pay cash or part cash and part Common Stock in lieu of delivering only Shares in respect of such Released Units or (B) defer the delivery of Common Stock (or cash or part Common Stock and part cash, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of delivering Shares, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Shares would have otherwise been delivered to the Participant in respect of such Restricted Stock Units.
(f)   Legends on Restricted Stock.   Each certificate representing Shares of Restricted Stock awarded under the Plan, if any, shall bear as appropriate a legend substantially in the form of the following in addition to any other information the Company deems appropriate until the lapse of all restrictions with respect to such Common Stock:
TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE SEAPORT GLOBAL ACQUISITION CORP. 2021 OMNIBUS INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT, DATED AS OF            , BETWEEN SEAPORT GLOBAL ACQUISITION CORP. AND            . A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF SEAPORT GLOBAL ACQUISITION CORP.
10.   Other Stock-Based Awards and Other Cash-Based Awards.   The Committee may issue unrestricted Common Stock, rights to receive future grants of Awards, or other Awards denominated in Common Stock (including performance shares or performance units), or Awards that provide for cash payments based in whole or in part on the value or future value of Shares (“Other Stock-Based Awards”) and Other Cash-Based Awards under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts as the Committee shall from time to time determine. Each Other Stock-Based Award shall be evidenced by an Award Agreement, which may include conditions including, without limitation, the payment by the Participant of the Fair Market Value of such Shares on the date of grant. Each Other Cash-Based Award granted under the Plan shall be evidenced in such form as the Committee may determine from time to time.
11.   Changes in Capital Structure and Similar Events.   In the event of (a) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire Shares or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the Shares, or (b) unusual or nonrecurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation service, accounting principles or law, such that in any case an adjustment is determined by the Committee to be necessary or appropriate, then the Committee shall (other than with respect to Other Cash-Based Awards), to the extent permitted under Section 409A of the Code, make any such adjustments in such manner as it may deem equitable, including without limitation any or all of the following:
(i)   adjusting any or all of (A) the number of Shares or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) and (B) the terms of any outstanding Award, including, without limitation, (1) the number of Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) the exercise price with respect to any Award and/or (3) any applicable performance measures (including, without limitation, Performance Conditions and performance periods);
(ii)   providing for a substitution or assumption of Awards (or awards of an acquiring company), accelerating the delivery, vesting and/or exercisability of, lapse of restrictions and/or other conditions on, or termination of, Awards or providing for a period of time (which shall not be required to be more than ten (10) days) for Participants to exercise outstanding Awards prior to the occurrence of such event (and any such Award not so exercised shall terminate or become no longer exercisable upon the occurrence of such event); and
(iii)   cancelling any one or more outstanding Awards (or awards of an acquiring company) and causing to be paid to the holders thereof, in cash, Shares, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per Share of Common Stock received or to be received by other stockholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate exercise price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per-Share exercise price equal to, or in excess of, the Fair Market Value (as of the date specified by the Committee) of a Share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor);
provided, however, that the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect any “equity restructuring” (within the meaning of the Financial Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)). Except as otherwise determined by the Committee, any adjustment in Incentive Stock Options under this Section 11 (other than any cancellation of Incentive Stock Options) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 11 shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 promulgated under the Exchange Act. Any such adjustment shall be conclusive and binding for all purposes. In anticipation of the occurrence of any event listed in the first sentence of this Section 11, for reasons of administrative convenience, the Committee in its sole discretion may refuse to permit the exercise of any Award or as it otherwise may determine during a period of up to 30 days prior to, and/or up to 30 days after, the anticipated occurrence of any such event.
12.   Effect of Termination of Service or a Change in Control on Awards.
(a)   Termination.   To the extent permitted under Section 409A of the Code, the Committee may provide, by rule or regulation or in any applicable Award Agreement, or may determine in any individual case, the circumstances in which, and to the extent to which, an Award may be exercised, settled, vested, paid or forfeited in the event of the Participant’s termination of service prior to the end of a performance period or vesting, exercise or settlement of such Award.
(b)   Change in Control.   In the event of a Change in Control, notwithstanding any provision of the Plan to the contrary, the Committee may provide for: (i) continuation or assumption of such outstanding Awards under the Plan by the Company (if it is the surviving corporation) or by the surviving corporation or its parent; (ii) substitution by the surviving corporation or its parent of awards with substantially the same terms and value for such outstanding Awards (in the case of an Option or SAR, the Intrinsic Value at grant of such Substitute Award shall equal the Intrinsic Value of the Award); (iii) acceleration of the vesting (including the lapse of any restrictions, with any performance criteria or other performance conditions deemed met at target) or right to exercise such outstanding Awards immediately prior to or as of the date of the Change in Control, and the expiration of such outstanding Awards to the extent not timely exercised by the date of the Change in Control or other date thereafter designated by the Committee; or (iv) in the case of an Option or SAR, cancelation in consideration of a payment in cash or other consideration to the Participant who holds such Award in an amount equal to the Intrinsic Value of such Award (which may be equal to but not less than zero), which, if in excess of zero, shall be payable upon the effective date of such Change in Control. For the avoidance of doubt, in the event of a Change in Control, the Committee may, in its sole discretion, terminate any Option or SARs for which the exercise or hurdle price is equal to or exceeds the per Share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor.
13.   Deferred Awards.   The Committee is authorized, subject to limitations under applicable law, to grant to Participants Deferred Awards, which may be a right to receive Shares or cash under the Plan (either independently or as an element of or supplement to any other Award under the Plan), including, as may be required by any applicable law or regulations or determined by the Committee, in lieu of any annual bonus, commission or retainer that may be payable to a Participant under any applicable, bonus, commission or retainer plan or arrangement. The Committee shall determine the terms and conditions of such Deferred Awards, including, without limitation, the method of converting the amount of annual bonus into a Deferred Award, if applicable, and the form, vesting, settlement, forfeiture and cancellation provisions or any other criteria, if any, applicable to such Deferred Awards. Shares underlying a Share-denominated Deferred Award, which is subject to a vesting schedule or other conditions or criteria, including forfeiture or cancellation provisions, set by the Committee shall not be issued until or following the date that those conditions and criteria have been satisfied. Deferred Awards shall be subject to such restrictions as the Committee may impose (including any limitation on the right to vote a Share underlying a Deferred Award or the right to receive any dividend, dividend equivalent or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. The Committee may determine the form or forms (including cash, Shares, other Awards, other property or any combination thereof) in which payment of the amount owing upon settlement of any Deferred Award may be made.
14.   Amendments and Termination.
(a)   Amendment and Termination of the Plan.   The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any applicable rules or requirements of any securities exchange or inter-dealer quotation service on which the Shares may be listed or quoted, for changes in GAAP to new accounting standards); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary, unless the Committee determines that such amendment, alteration, suspension, discontinuance or termination is either required or advisable in order for the Company, the Plan or the Award to satisfy any applicable law or regulation or to avoid adverse tax consequences under Section 409A.
(b)   Amendment of Award Agreements.   The Committee may, to the extent not inconsistent with the terms of any applicable Award Agreement or the Plan, waive any conditions or rights under,

amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after the Participant’s termination of employment or service with the Company); provided, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant unless the Committee determines that such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination is either required or advisable in order for the Company, the Plan or the Award to satisfy any applicable law or regulation or to avoid adverse tax consequences under Section 409A; provided, further, that the Committee may, without stockholder approval, (i) reduce the exercise price of any Option or SAR, (ii) cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower exercise price) or other Award or cash, (iii) take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted, and/or (iv) cancel any outstanding Option or SAR that has a per-Share exercise price (as applicable) at or above the Fair Market Value of a Share of Common Stock on the date of cancellation, and pay any consideration to the holder thereof, whether in cash, securities, or other property, or any combination thereof.
(c)   Company Cancellation Right. Subject to applicable law, if the Fair Market Value for Shares subject to any Option is more than 33% below the Option’s exercise price for more than ninety (90) consecutive business days, the Committee unilaterally may declare the Option terminated, effective on the date the Committee provides written notice to the Option holder. The Committee may take such action with respect to any or all Options granted under the Plan and with respect to any individual Option holder or class(es) of Option holders.
15.   General.
(a)   Award Agreements; Other Agreements.   Each Award (other than an Other Cash-Based Award) under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto. In the event of any conflict between the terms of the Plan and any Award Agreement or employment, change-in-control, severance or other agreement in effect with the Participant, the terms of the Plan shall control.
(b)   Nontransferability.
(i)   Each Award shall be exercisable only by the Participant during the Participant’s lifetime, or, if permissible under applicable law or the Plan, by the Participant’s legal guardian or representative or beneficiary or Permitted Transferee. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution or as set forth below in clause (ii), and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
(ii)   Notwithstanding the foregoing, the Committee may permit Awards (other than Incentive Stock Options) to be transferred by the Participant, without consideration, subject to such rules as the Committee may adopt, to (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statements promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant or the Participant’s Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and the Participant’s Immediate Family Members; (D) a bank or third party pursuant to an Award Transfer Program; or (E) any other transferee as may be approved either (1) by the Board or the Committee, or (2) as provided in the applicable Award Agreement; (each transferee described in clause (A), (B), (C) or (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the

Committee or its delegate advance written notice describing the terms and conditions of the proposed transfer and the Committee or its delegate notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.
(iii)   The terms of any Award transferred in accordance with the immediately preceding paragraph shall apply to the Permitted Transferee, and any reference in the Plan, or in any applicable Award Agreement, to the Participant shall be deemed to refer to the Permitted Transferee, except that, as otherwise provided by the Committee, (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; (D) the consequences of the termination of the Participant’s employment by, or services to, the Company or an Affiliate under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the transferred Award, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement; and (E) any non-competition, non-solicitation, non-disparagement, non-disclosure, or other restrictive covenants contained in any Award Agreement or other agreement between the Participant and the Company or any Affiliate shall continue to apply to the Participant.
(c)   Dividends and Dividend Equivalents.   The Committee may specify in the applicable Award Agreement that any or all dividends, dividend equivalents or other distributions, as applicable, paid on Awards prior to vesting or settlement, as applicable, be paid either in cash or in additional Shares and either on a current or deferred basis and that such dividends, dividend equivalents or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as the underlying Awards.
(d)   Tax Withholding.
(i)   The Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right (but not the obligation) and is hereby authorized to withhold, from any cash, Shares, other securities or other property deliverable under any Award or from any compensation or other amounts owing to the Participant, the amount (in cash, Common Stock, other securities or other property) of any required withholding taxes (up to the maximum permissible withholding amounts) in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action that the Committee or the Company deem necessary to satisfy all obligations for the payment of such withholding taxes.
(ii)   Without limiting the generality of paragraph (i) above, the Committee may permit the Participant to satisfy, in whole or in part, the foregoing withholding liability by (A) payment in cash, (B) the delivery of Shares (which Shares are not subject to any pledge or other security interest) owned by the Participant having a Fair Market Value on such date equal to such withholding liability or (C) having the Company withhold from the number of Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of Shares with a Fair Market Value on such date equal to such withholding liability. In addition, subject to any requirements of applicable law, the Participant may also satisfy the tax withholding obligations by other methods, including selling Shares that would otherwise be available for delivery, provided, that the Board or the Committee has specifically approved such payment method in advance.
(e)   No Claim to Awards; No Rights to Continued Employment, Directorship or Engagement.   No employee, Director of the Company, consultant providing service to the Company or an Affiliate, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, or to continue in the employ or the service of the Company or an Affiliate, nor shall it be construed as giving any Participant who is a Director any rights to continued service on the Board.
(f)   International Participants.   With respect to Participants who reside or work outside of the United States or are subject to non-U.S. legal restrictions or regulations, the Committee may amend the terms of the Plan or appendices thereto, or outstanding Awards, with respect to such Participants, in order to conform such terms with or accommodate the requirements of local laws, procedures or practices or to obtain more favorable tax or other treatment for the Participant, the Company or its Affiliates. Without limiting the generality of this subsection, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on death, disability, retirement or other terminations of employment, available methods of exercise or settlement of an Award, payment of income, social insurance contributions or payroll taxes, withholding procedures and handling of any stock certificates or other indicia of ownership that vary with local requirements. The Committee may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations.
(g)   Beneficiary Designation.   The Participant’s beneficiary shall be the Participant’s spouse (or domestic partner if such status is recognized by the Company and in such jurisdiction), or if the Participant is otherwise unmarried at the time of death, the Participant’s estate, except to the extent that a different beneficiary is designated in accordance with procedures that may be established by the Committee from time to time for such purpose. Notwithstanding the foregoing, in the absence of a beneficiary validly designated under such Committee-established procedures and/or applicable law who is living (or in existence) at the time of death of a Participant residing or working outside the United States, any required distribution under the Plan shall be made to the executor or administrator of the estate of the Participant, or to such other individual as may be prescribed by applicable law.
(h)   Termination of Employment or Service.   The Committee, in its sole discretion, shall determine the effect of all matters and questions related to the termination of employment of or service of a Participant. Except as otherwise provided in an Award Agreement, or any employment, consulting, change-in-control, severance or other agreement between the Participant and the Company or an Affiliate, unless determined otherwise by the Committee: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with the Company to employment or service with an Affiliate (or vice versa) shall be considered a termination of employment or service with the Company or an Affiliate; and (ii) if the Participant’s employment with the Company or its Affiliates terminates, but such Participant continues to provide services with the Company or its Affiliates in a non-employee capacity (including as a non-employee Director) (or vice versa), such change in status shall not be considered a termination of employment or service with the Company or an Affiliate for purposes of the Plan.
(i)   No Rights as a Stockholder.   Except as otherwise specifically provided in the Plan or any Award Agreement, no person shall be entitled to the privileges of ownership in respect of Shares that are subject to Awards hereunder until such Shares have been issued or delivered to that person.
(j)   Government and Other Regulations.
(i)   Nothing in the Plan shall be deemed to authorize the Committee or Board or any members thereof to take any action contrary to applicable law or regulation, or rules of the NASDAQ or any other securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted.
(ii)   The obligation of the Company to settle Awards in Common Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Shares pursuant to an Award unless such Shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such Shares may be offered or sold without such registration pursuant to and in compliance with the terms of an available exemption. The Company shall be under no obligation to register for sale under the Securities Act any of the Shares to be offered or sold under the Plan. The Committee shall have the authority to provide that all Shares or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, U.S. federal securities laws, or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any securities exchange or inter-dealer quotation service upon which such Shares or other securities of the Company are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, rules, regulations and other requirements, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates of Common Stock or other securities of the Company or any Affiliate delivered under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of the Company or any Affiliate delivered under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.
(iii)   The Committee may cancel an Award or any portion thereof if it determines that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Shares from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company and/or the Participant’s sale of Common Stock to the public markets illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, unless prevented by applicable laws, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the Shares would have been vested or delivered, as applicable), over (B) the aggregate exercise price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of Shares (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.
(k)   Payments to Persons Other Than Participants.   If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for such person’s affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or such person’s estate (unless a prior claim therefor has been made by a duly appointed legal representative or a beneficiary designation form has been filed with the Company) may, if the Committee so directs the Company, be paid to such person’s spouse, child, or relative, or an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.
(l)   Nonexclusivity of the Plan.   Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(m)   No Trust or Fund Created.   Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and the Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or to otherwise segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company.
(n)   Reliance on Reports.   Each member of the Committee and each member of the Board (and each such member’s respective designees) shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent registered public accounting firm of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than such member or designee.
(o)   Relationship to Other Benefits.   No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.
(p)   Governing Law.   The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.
(q)   Severability.   If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.
(r)   Obligations Binding on Successors.   The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company.
(s)   Section 409A of the Code.
(i)   It is intended that the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan or any other plan maintained by the Company, including any taxes and penalties under Section 409A of the Code, and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold such Participant or any beneficiary harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as a separate payment.
(ii)   Notwithstanding anything in the Plan to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments or deliveries in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” within the meaning of Section 409A of the Code or, if earlier, the Participant’s date of death. All such delayed payments or deliveries will be paid or delivered (without interest) in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.
(iii)   In the event that the timing of payments in respect of any Award that would otherwise be considered “deferred compensation” subject to Section 409A of the Code would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “disability” pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder.
(t)   Clawback/Forfeiture.   Unless otherwise specifically provided in an Award Agreement, and to the extent permitted by applicable law, the Committee may in its sole and absolute discretion, without obtaining the approval or consent of the Company’s stockholders or of any Participant, require that any Participant reimburse the Company for all or any portion of any Awards granted under this Plan (“Reimbursement”), if and to the extent —
(i)   the granting, vesting, or payment of an Award was predicated upon the achievement of certain financial results that were subsequently the subject of a material financial restatement;
(ii)   in the Committee’s view the Participant either benefited from a calculation that later proves to be materially inaccurate, or engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by the Company or any Affiliate; or
(iii)   a lower granting, vesting, or payment of an Award would have occurred based on the conduct described in the foregoing clauses (i) or (ii).
In each instance, the Committee may, to the extent practicable and allowable or required under applicable laws, require Reimbursement relating to any such Award granted to a Participant; provided that the Committee will not seek Reimbursement relating to any such Awards that were paid or vested more than three (3) years prior to the first date of the applicable restatement period. Notwithstanding any other provision of the Plan, all Awards shall be subject to Reimbursement to the extent required by Applicable Law, including but not limited to Section 10D of the Exchange Act.
In addition, the Committee shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes. Notwithstanding anything to the contrary contained herein, the Committee may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any Awards granted to the Participant or any Shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of Shares underlying such Awards. By accepting an Award, the Participant agrees that the Participant is subject to any clawback policies of the Company in effect from time to time.
(u)   No Representations or Covenants With Respect to Tax Qualification.   Although the Company may endeavor to (i) qualify an Award for favorable U.S. or non-U.S. tax treatment or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

(v)   No Interference.   The existence of the Plan, any Award Agreement, and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company, the Board, the Committee, or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants, or rights to purchase stock or of bonds, debentures, or preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or that are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of their assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
(w)   Expenses; Titles and Headings.   The expenses of administering the Plan shall be borne by the Company and its Affiliates. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.
(x)   Whistleblower Acknowledgments.   Notwithstanding anything to the contrary herein, nothing in this Plan or any Award Agreement will (i) prohibit a Participant from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (ii) require prior approval by the Company or any of its Affiliates of any reporting described in clause (i).
(y)   Lock-Up Agreements.   The Committee may require a Participant receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to enter into a shareholder agreement or “lock-up” agreement in such form as the Committee shall determine is necessary or desirable to further the Company’s interests.
(z)   Restrictive Covenants.   The Committee may impose restrictions on any Award with respect to non-competition, confidentiality and other restrictive covenants as it deems necessary or appropriate in its sole discretion.
(aa)   (n)   Data Privacy.   As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this section by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering, and managing this Plan and Awards and the Participant’s participation in this Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant with respect to one or more Awards under the Plan, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, the Company and its Affiliates each may transfer the Data to any third parties assisting the Company in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting such

Participant’s local human resources representative. The Company may cancel the Participant’s eligibility to participate in this Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.
* * *

ANNEX D
FORM OF FOURTH AMENDED AND RESTATED LIMITED LIABILITY
COMPANY AGREEMENT

REDWOOD INTERMEDIATE, LLC
FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY
AGREEMENT
Dated as of [•], 2021
THE UNITS REPRESENTED BY THIS FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

D-i

D-ii

D-iii

[REDWOOD INTERMEDIATE], LLC
FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
This Fourth Amended and Restated Limited Liability Company Agreement, dated as of [•], 2021 (this “Agreement”), is entered into by and among [Redwood Intermediate], LLC, a Delaware limited liability company (the “Company”), PubCo (as defined below), as Managing Member and on its behalf, and the Members. Capitalized terms used herein without definition shall have the meanings assigned to such terms in Article I.
WHEREAS, Redwood Holdco, L.P., a Delaware limited liability company and the initial sole member of the Company (the “Holding Company”), entered into the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of September 29, 2020;
WHEREAS, the Holding Company, as the sole Member of the Company, entered into the Third Amended and Restated Limited Liability Company Agreement, dated as of the date hereof (the “Prior Agreement”);
WHEREAS, the Holding Company and the Company entered into the Business Combination Agreement, dated as of May 16, 2021 (the “BCA”), with PubCo and Seaport Merger Sub LLC, a Delaware limited liability company, pursuant to which Seaport Merger Sub, LLC will merge with and into the Company with the Company surviving the merger (the “Merger”) and the Company will issue Class A Common Units to PubCo and the Holding Company;
WHEREAS, the Holding Company, as the sole Member of the Company, has agreed to admit PubCo to the Company as Managing Member, and PubCo, by its execution and delivery of this Agreement, is hereby admitted to the Company as Managing Member, and in such capacity shall have the rights and obligations as provided in this Agreement; and
WHEREAS, the Company, PubCo and the Members desire to amend and restate the Prior Agreement in its entirety as set forth herein effective as of immediately before the Effective Time, at which time the Prior Agreement will be superseded entirely by this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree to amend and restate the Prior Agreement to read in its entirety as follows:

ARTICLE I
DEFINITIONS
1.1   Certain Definitions.   The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.
“Additional Member” means a Person admitted to the Company as a Member pursuant to Section 10.2.
“Adjusted Capital Account Balance” means, with respect to each Member, the balance in such Member’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (ii) by adding to such balance such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), and any amounts such Member is obligated to contribute or deemed obligated to contribute pursuant to any provision of this Agreement or by applicable law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Admission Date” has the meaning set forth in Section 9.4.
“Affiliate” of any Person means any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. For purposes of this Agreement, no Member shall be deemed to be an Affiliate of any other Member solely by reason of being a Member.
“Agreement” has the meaning set forth in the Preamble to this Agreement.
“Assignee” means a Person to whom any Units have been Transferred in accordance with the terms of this Agreement but who has not become a Member pursuant to Article X.
“Assumed Tax Rate” has the meaning set forth in Section 4.1(d)(iii).
“Available Gains” has the meaning set forth in Section 4.3(c)(ii).
“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.
“BCA” has the meaning set forth in the Recitals.
“Board” means the board of directors of PubCo, as constituted at any given time.
“Book Value” means, with respect to any property of the Company, the Company’s adjusted basis for U.S. federal income tax purposes, as adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulation Section 1.704-1(b)(2)(iv)(d)-(g).
“Business Day” means any day, other than a Saturday, Sunday or any other day on which commercial banks located in the State of New York are authorized or obligated by law or executive order to close.
“Business Opportunities Exempt Party” has the meaning set forth in Section 6.6.
“Capital Account” means the capital account maintained for a Member pursuant to Section 3.8.
“Capital Contribution” means any cash, cash equivalents, promissory obligations or the Fair Market Value of other property which a Member contributes to the Company pursuant to Section 3.1.
“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) including, without limitation, partnership or membership interests (including any components thereof such as capital accounts, priority returns or the like) in a limited partnership or limited liability company and any and all warrants, rights or options to purchase any of the foregoing.
Fourth Amended and Restated Limited Liability Company Agreement

“Cash Exchange Class A 5-Day VWAP” means the arithmetic average of the VWAP for each of the five (5) consecutive Trading Days ending on the Trading Day immediately prior to the Exchange Date.
“Cash Exchange Notice” has the meaning set forth in Section 12.1(b).
“Cash Exchange Payment” means with respect to a particular Exchange for which PubCo has elected to make a Cash Exchange Payment in accordance with Section 12.1(b):
(i)   if the shares of Class A Common Stock are then traded on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of (x) the number of shares of Class A Common Stock that would have been received by the Exchanging Member in the Exchange for that portion of the Class A Common Units subject to the Exchange set forth in the Cash Exchange Notice if PubCo had paid the Stock Exchange Payment with respect to such number of Class A Common Units, and (y) the Cash Exchange Class A 5-Day VWAP; or
(ii)   if the shares of Class A Common Stock are not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (x) the number of shares of Class A Common Stock that would have been received by the Exchanging Member in the Exchange for that portion of the Class A Common Units subject to the Exchange set forth in the Cash Exchange Notice if PubCo had paid the Stock Exchange Payment with respect to such number of Class A Common Units, for which PubCo has elected to make a Cash Exchange Payment and (y) the value of one (1) share of Class A Common Stock that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller, as determined in good faith by a majority of the Disinterested Members of the Board.
“Certificate” means the Company’s certificate of formation as filed with the Secretary of State of the State of Delaware, as amended or amended and restated from time to time.
“Class A Common Stock” means, as applicable, (a) the Class A Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person that become payable in consideration for the Class A Common Stock or into which the Class A Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.
“Class A Common Units” means the common limited liability company membership interests described in Section 3.1(a)(i) and having the rights and preferences specified herein.
“Class A Common Unit Capital Account Amount” means, from time to time, the Capital Account a Member would have if such Member held a single Class A Common Unit.
“Class A Percentage Interest” means, with respect to any Member, the quotient obtained by dividing the aggregate number of Class A Common Units then owned by such Member by the aggregate number of Class A Common Units then owned by all Members.
“Class B Common Stock” means, as applicable, (a) the Class B Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person that become payable in consideration for the Class B Common Stock or into which the Class B Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble to this Agreement.
“Company Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
“Convertible Securities” means any securities directly or indirectly convertible into or exercisable or exchangeable for Units, other than Options.
Fourth Amended and Restated Limited Liability Company Agreement

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as it may be amended from time to time, and any successor to the Delaware Act.
“Designated Individual” has the meaning set forth in Section 8.3.
“Disinterested Members of the Board” means, as of any applicable time, those members of the Board who (a) are not Exchanging Member Related Parties, and (b) were not nominated for election to the Board by any Exchanging Member Related Parties pursuant to the provisions of any stockholder, voting or similar agreement relating to the election of members of the Board to which PubCo is a party (including, without limitation, the Stockholders Agreement).
“Disputing Member” has the meaning set forth in Section 14.2.
“Distribution” means each distribution made by the Company to a Member, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided that none of the following shall be a Distribution: (a) any redemption or repurchase by the Company of any securities, or (b) any recapitalization or exchange of securities of the Company, or any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units.
“DTC” means The Depository Trust Company.
“Economic Capital Account Balance” with respect to a Member means an amount equal to its Capital Account balance, plus the amount of its share of any Member Nonrecourse Debt Minimum Gain or Company Minimum Gain.
“Effective Time” means the effective time of the Merger under the BCA.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Encumbrance” means any mortgage, hypothecation, claim, lien, encumbrance, conditional sales or other title retention agreement, right of first refusal, preemptive right, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever.
“Equity Securities” means (i) Units or other equity interests in the Company (including other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by the Managing Member, including rights, powers and/or duties senior to existing classes and groups of Units and other equity interests in the Company) or equity interests in any other specified Person, (ii) Convertible Securities or other obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into other equity interests in the Company or any other specified Person and (iii) Options or warrants, or other rights to purchase or otherwise acquire other equity interests in the Company or any other specified Person.
“Event of Withdrawal” means the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company.
“Exchange” means the redemption by the Company of Class A Common Units held by a Member (together with the surrender and cancellation of the same number of outstanding shares of Class B Common Stock held by such Member) for either (a) a Stock Exchange Payment or (b) if approved by a majority of the Disinterested Members of the Board, a Cash Exchange Payment, in each case in accordance with Article XII.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Exchange Act shall be deemed to include any corresponding provisions of future law.
“Exchange Date” means the date that is five (5) Business Days after the Exchange Notice Date is given; provided,however, that to the extent an Exchange is made in connection with an Exchanging Member’s proper
Fourth Amended and Restated Limited Liability Company Agreement

exercise of its rights to participate in a Piggy-Back Registration pursuant to Section 2.3 of the Registration Rights Agreement, the Exchange Date shall be the date on which the offering with respect to such Piggy-Back Registration is completed.
“Exchange Notice” means a written election of Exchange in the form of Exhibit A, duly executed by an Exchanging Member.
“Exchange Notice Date” means, with respect to any Exchange Notice, the date such Exchange Notice is given to the Company in accordance with Section 12.1.
“Exchanging Member” means any Member holding Class A Common Units (other than PubCo and its wholly-owned Subsidiaries) whose Class A Common Units are subject to an Exchange.
“Exchanging Member Related Parties” means any owners, investors, equityholders, stockholders, members, partners, directors, managers, officers, or employees of an Exchanging Member or any of its Affiliates (including its respective investors and equityholders and any associated Persons or investment funds or any of their respective portfolio companies or investments), in each case, excluding any Persons who are owners, investors, equityholders, officers or employees solely of PubCo or its wholly-owned Subsidiaries.
“Exchanged Units” means, with respect to any Exchange, the Class A Common Units being exchanged pursuant to a relevant Exchange Notice.
“Exchange Rate” means, at any time, the number of shares of Class A Common Stock for which one Class A Common Unit is entitled to be Exchanged at such time pursuant to this Agreement. On the date of this Agreement, the Exchange Rate shall be one for one, subject to adjustment pursuant to Section 12.6.
“Exempt Pledge” means a pledge by a Member of Class A Common Units held by such Member as collateral to secure obligations (or as a grant or maintenance of a bona fide lien, security interest, pledge or other similar encumbrance) pursuant to borrowing, lending, financing or other arrangements between one or more third parties (or their Affiliates or designees) (“Lenders”) and such Member and/or its Affiliates.
“Exempt Transfer” has the meaning set forth in Section 9.1(b).
“Fair Market Value” means, with respect to any asset or equity interest, its fair market value determined according to Article XIV.
“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 7.2.
“Fund Indemnitees” has the meaning set forth in Section 6.4(e).
“Fund Indemnitors” has the meaning set forth in Section 6.4(e).
“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.
“Holding Company” has the meaning set forth in the Recitals.
“Imputed Underpayment Amount” means (a) any “imputed underpayment” within the meaning of Section 6225 of the Code (or any corresponding or similar provision of state, local or foreign tax law) paid (or payable) by the Company as a result of any adjustment by the IRS with respect to any Company item of income, gain, loss, deduction, or credit of the Company (including, without limitation, any “partnership-related item” within the meaning of Section 6241(2) of the Code (or any corresponding or similar provision of state, local or foreign tax law)), including any interest, penalties or additions to tax with respect to any such adjustment, (b) any amount not described in clause (a) (including any interest, penalties or additions to tax with respect to such amounts) paid (or payable) by the Company as a result of the application of Sections 6221-6241 of the Code (or any corresponding or similar provision of state, local or foreign tax law), and/or (c) any amount paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Company holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes if the Company bears the economic burden of such amounts, whether by law or agreement, as a result of the application of Sections 6221-6241
Fourth Amended and Restated Limited Liability Company Agreement

of the Code (including for the avoidance of doubt Section 6226(b) of the Code or any corresponding or similar provision of state, local or foreign tax law), including any interest, penalties or additions to tax with respect to such amounts.
“Indemnified Person” has the meaning set forth in Section 6.4(a).
“Liquidity Event” means, whether occurring through one transaction or a series of related transactions, any liquidation, dissolution or winding up, voluntary or involuntary, of the Company.
“Lock-Up Agreement” means, as applicable, (a) the Parent Lock-Up Agreement, dated as of May 16, 2021, by and among PubCo and the Holding Company and (b) the Sponsor Lock-Up Agreement, dated as of May 16, 2021, by and among PubCo and Seaport Global SPAC, LLC, in each case as may be amended from time to time.
“Managing Member” means (i) immediately before the Effective Time, the Holding Company, (ii) from and after the Effective Time, PubCo, whereupon the Holding Company shall cease to be the Managing Member, or (iii) any successor Managing Member admitted to the Company in accordance with the terms of this Agreement, in its capacity as the managing member of the Company.
“Member” means each of the Persons from time to time admitted to the Company as a member of the Company and listed as a Member in the books and records of the Company, each in its capacity as a member of the Company other than PubCo.
“Member Nonrecourse Debt Minimum Gain” has the meaning ascribed to the term “partner nonrecourse debt minimum gain” in Treasury Regulations Section 1.704-2(i)(2).
“Member Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).
“Merger” has the meaning set forth in the Recitals.
“National Securities Exchange” means a securities exchange registered with the Commission under Section 6 of the Exchange Act.
“Net Loss” means, with respect to a Taxable Year, the excess, if any, of Losses for such Taxable Year over Profits for such Taxable Year (excluding Losses and Profits specially allocated pursuant to this Agreement).
“Net Profit” means, with respect to a Taxable Year, the excess, if any, of Profits for such Taxable Year over Losses for such Taxable Year (excluding Profits and Losses specially allocated pursuant to this Agreement).
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions of the Company for a Fiscal Year equals the net increase, if any, in the amount of Company Minimum Gain of the Company during that fiscal year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).
“Options” means any right, option or warrant to subscribe for, purchase or otherwise acquire any Units.
“Participate” (and the correlative terms “Participating” and “Participation”) includes any direct or indirect ownership interest in any enterprise or participation in the management of such enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, executive, franchisor, franchisee, creditor, owner or otherwise.
“Partnership Representative” has the meaning set forth in Section 8.3.
“Permitted Hedging Transactions” means convertible securities, derivative securities, options or contracts or instruments used by the Holding Company (together with its successors and any Permitted Transferee thereof) to manage, hedge, transfer or dispose the Holding Company’s (or any of its successors’
Fourth Amended and Restated Limited Liability Company Agreement

or any Permitted Transferee thereof’s) ownership of any Capital Stock of PubCo that the Holding Company (together with its successors and any Permitted Transferee thereof) holds of record and/or beneficially.
“Permitted Transferee” means any transferee in an Exempt Transfer.
“Person” means an individual or a corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.
“Prior Agreement” has the meaning set forth in the Recitals.
“Profits” or “Losses” means items of Company income and gain or loss and deduction, other than items allocated pursuant to Section 4.3, for an applicable tax accounting period determined for purposes of maintaining the Capital Account of each Member under Section 3.2 and in accordance with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.
“PubCo” means Redbox Entertainment Inc. (f/k/a Seaport Global Acquisition Corp.), a Delaware corporation, and its successors.
“PubCo Warrants” has the meaning given to “Acquiror Warrants” in the BCA.
“Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement, dated as of or about the date hereof, by and among PubCo and the parties listed as Investors on Schedule I thereto, as may be amended from time to time.
“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.
“Securities and Exchange Commission” means the United States Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.
“Similar Law” means any law or regulation that could cause the underlying assets of the Company to be treated as assets of the Member by virtue of its limited liability company interest in the Company and thereby subject the Company and the Managing Member (or other persons responsible for the investment and operation of the Company’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.
“Stock Exchange Payment” means, with respect to any Exchange of Class A Common Units for which a Stock Exchange Payment is elected by the Managing Member, a number of shares of Class A Common Stock equal to the number of Class A Common Units so exchanged multiplied by the Exchange Rate.
“Stockholders Agreement” means the Stockholders Agreement, dated as of or about the date hereof, by and among PubCo, the Holding Company, the parties listed as on Schedule A thereto and each additional Person that becomes a party thereto in accordance with Section 7.18 thereof, as may be amended from time to time.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a
Fourth Amended and Restated Limited Liability Company Agreement

“Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.
“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 10.1.
“Tax Distributions” has the meaning set forth in Section 4.1(d)(i).
“Tax Estimate” has the meaning set forth in Section 4.1(d)(i).
“Tax Receivable Agreement” mean the Tax Receivable Agreement dated as of or about the date hereof among the Company, the Holding Company and PubCo, as amended from time to time.
“Taxable Year” means the Company’s accounting period for federal income tax purposes determined pursuant to Section 8.2.
“Transfer” has the meaning set forth in Section 9.1(a).
“Transferor’s Owner” has the meaning set forth in Section 9.1(d)(i).
“Treasury Regulations” means the income tax regulations promulgated under the Code, as amended.
“Unit” means, collectively, the Class A Common Units and such other units of the Company as may be authorized, designated or issued, as determined by the Managing Member from time to time after the date hereof.
“VWAP” means the daily per share volume-weighted average price of the Class A Common Stock on the Nasdaq Capital Market or such other principal United States securities exchange on which the Class A Common Stock is listed, quoted or admitted to trading, as displayed under the heading Bloomberg VWAP on the Bloomberg page designated for the Class A Common Stock (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, (a) the per share volume-weighted average price of a share of Class A Common Stock on such Trading Day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours), or (b) if such determination is not feasible, the market price per share of Class A Common Stock, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by PubCo).
“Withholding Payment” has the meaning set forth in Section 4.5.
1.2   Interpretive Provisions.   For all purposes of this Agreement, except as otherwise provided in this Agreement or unless the context otherwise requires:
(a)   The singular includes the plural and the plural includes the singular.
(b)   A reference to the masculine gender shall be deemed to be a reference to the feminine gender and vice versa.
(c)   The words “or,” “either,” and “any” are not exclusive.
(d)   A reference to a Person includes its permitted successors and permitted assigns.
(e)   The words “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”.
(f)   The headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement.
(g)   A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated.
Fourth Amended and Restated Limited Liability Company Agreement

Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document.
(h)   References to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.
(i)   The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.
(j)   This Agreement is the result of negotiations among, and has been reviewed by, the Members with the advice of counsel to the extent deemed necessary by any Member. Accordingly, this Agreement shall be deemed to be the product of all of the Members, and no ambiguity shall be construed in favor of or against any Member.
(k)   All accounting terms not specifically defined in this Agreement shall be construed in accordance with generally accepted accounting principles in the United States of America, consistently applied.
(l)   All references to currency, monetary values and dollars set forth in this Agreement shall mean United States (U.S.) dollars and all payments under this Agreement shall be made in United States dollars.
(m)   The term “day” shall mean calendar day.
(n)   Whenever an event or action is to be performed by a particular date or a period ends on a particular date, and the date in questions falls on a day which is not a business day, the event or action shall be performed, or the period shall end, on the next succeeding business day.
(o)   All references in this Agreement to any law shall be to such law as amended, supplemented, modified and replaced from time to time, and all rules and regulations promulgated thereunder.
ARTICLE II
ORGANIZATIONAL MATTERS
2.1   Formation of Company.   The Company was formed on August 8, 2016 pursuant to the provisions of the Delaware Act.
2.2   Limited Liability Company Agreement.   The Members hereby execute this Agreement for the purpose of establishing the affairs of the Company and the conduct of its business in accordance with the provisions of the Delaware Act. This Agreement amends and restates the Prior Agreement in its entirety and shall constitute the “limited liability company agreement” (as that term is defined in the Delaware Act) of the Company effective as of the Effective Time. The Members hereby agree that during the term of the Company set forth in Section 2.6 the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions set forth in this Agreement and the Delaware Act. On any matter upon which this Agreement is silent, the Delaware Act shall control. No provision of this Agreement shall be in violation of the Delaware Act and to the extent any provision of this Agreement is in violation of the Delaware Act, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement; provided, however, that where the Delaware Act provides that a provision of the Delaware Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect, the provisions of this Agreement shall in each instance control.
2.3   Name.   The name of the Company shall be “[Redwood Intermediate], LLC”. The Managing Member in its sole discretion may change the name of the Company at any time and from time to time in accordance with the Delaware Act. Notification of any such change shall be given to all of the Members. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Managing Member.
Fourth Amended and Restated Limited Liability Company Agreement

2.4   Purpose.   The Company shall have authority to engage in any lawful business, purpose or activity permitted by the Delaware Act. The Company shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, and may take any other action not prohibited under the Act or other applicable law, including such powers or privileges as are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.
2.5   Principal Office; Registered Office.   The principal office of the Company shall be at 1 Tower Lane, Suite 800, Oakbrook Terrace, Illinois 60181, or such other place as the Managing Member may from time to time designate. The Company may maintain offices at such other place or places as the Managing Member deems advisable. Notification of any such change shall be given to all of the Members. The address of the registered office of the Company in the State of Delaware shall be 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be Corporation Service Company.
2.6   Term.   The term of the Company commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in existence until dissolution thereof in accordance with the provisions of Article XIII. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate as provided in the Delaware Act.
2.7   No State-Law Partnership.   The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in Section 2.8, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise.
2.8   Tax Treatment.   The Members intend that the Company shall be treated as a partnership for federal and applicable state or local income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with and actions necessary to obtain such treatment.
2.9   Prior Agreements.   For the avoidance of doubt, all prior limited liability company agreements amongst the Company and its members, including all amendments thereto, shall govern and control for all periods prior to the date hereof.
ARTICLE III
CAPITALIZATION; CAPITAL CONTRIBUTIONS
3.1   Capitalization.
(a)   Each Member shall hold Units, and the relative rights, privileges, preferences and obligations with respect to each Member’s Units shall be determined under this Agreement and the Delaware Act based upon the number and the class of Units held by such Member. The number and the class of Units held by each Member shall be set forth in the books and records of the Company. The Company shall maintain a schedule (as updated and amended from time to time in accordance with the terms of this Agreement and current as of the date set forth therein), which shall include: (i) the name and address of each Member; (ii) the aggregate number of and type of Units issued and outstanding held by each Member; and (iii) each Member’s Capital Contributions following the Effective Time. The class of Units as of the Effective Time is as follows:
(i)   Class A Common Units.   The Class A Common Units shall have all the rights, privileges and obligations as are specifically provided for in this Agreement for Class A Common Units, and as may otherwise be generally applicable to all classes of Units, unless such application is specifically limited to one or more other classes of Units.
The Members shall have no right to vote on any matter, except as specifically set forth in this Agreement, or as may be required under the Delaware Act. Any such vote shall be at a meeting of the Members entitled to vote or in writing as provided herein.
Fourth Amended and Restated Limited Liability Company Agreement

(b)   Subject to the provisions of this Agreement, the Managing Member in its sole discretion may establish and issue, from time to time in accordance with such procedures as the Managing Member shall determine from time to time, additional Units, in one or more classes or series of Units, or other Company securities, at such price, and with such designations, preferences and relative, participating, optional or other special rights, powers and duties (which may be senior to existing Units, classes and series of Units or other Company securities), as shall be determined by the Managing Member without the approval of any Member or any other Person who may acquire an interest in any of the Units, including (i) the right of such Units to share in Profits and Losses or items thereof; (ii) the right of such Units to share in Company distributions; (iii) the rights of such Units upon dissolution and winding up of the Company; (iv) whether, and the terms and conditions upon which, the Company may or shall be required to redeem such Units (including sinking fund provisions); (v) whether such Units are issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which such Units will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Class A Percentage Interest as to such Units; (viii) the terms and conditions of the issuance of such Units (including, without limitation, the amount and form of consideration, if any, to be received by the Company in respect thereof, the Managing Member being expressly authorized, in its sole discretion, to cause the Company to issue such Units for less than fair market value); and (ix) the right, if any, of the holder of such Units to vote on Company matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Units. Subject to the provisions of this Agreement, the Managing Member in its sole discretion, without the approval of any Member or any other Person, is authorized (i) to issue Units or other Company securities of any newly established class or any existing class to Members or other Persons who may acquire an interest in the Company; (ii) to amend this Agreement to reflect the creation of any such new class, the issuance of Units or other Company securities of such class, and the admission of any Person as a Member which has received Units or other Company securities; and (iii) to effect the combination, subdivision and/or reclassification of outstanding Units as may be necessary or appropriate to give economic effect to equity investments in the Company by the Managing Member that are not accompanied by the issuance by the Company to the Managing Member of additional Units and to update the books and records of the Company accordingly. All Units of a particular class shall have identical rights in all respects as all other Units of such class, except in each case as otherwise specified in this Agreement. The Company shall not, and the Managing Member shall not cause the Company to, issue any Units if such issuance would (i) result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)) or (ii) pose a material risk that the Company would be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Treasury Regulations promulgated thereunder.
(c)   All Units issued hereunder shall be uncertificated unless otherwise determined by the Managing Member.
(d)   Each Member who is issued Units by the Company pursuant to the authority of the Managing Member pursuant to Section 5.1 shall make the Capital Contributions to the Company determined by the Managing Member pursuant to the authority of the Managing Member pursuant to Section 5.1 in exchange for such Units.
(e)   Each Member, to the extent having the right to consent thereto, by executing this Agreement, hereby confirms, ratifies and approves the transactions contemplated by this Agreement and the other agreements and transactions referred to herein.
3.2   New PubCo Issuances.1
(a)   Subject to Article XII and Section 3.2(b), if, at any time after the Effective Time, PubCo issues shares of its Class A Common Stock or any other Equity Security of PubCo (other than shares of Class B Common Stock), (x) the Company shall concurrently issue to PubCo an equal number of Class A Common Units (if PubCo issues shares of Class A Common Stock), or an equal number of such other Equity Security of the Company corresponding to the Equity Securities issued by PubCo (if

1
Note to PW:   Let’s discuss with respect to PubCo warrants.

Fourth Amended and Restated Limited Liability Company Agreement

PubCo issues Equity Securities of PubCo other than Class A Common Stock), and with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo so issued and (y) PubCo shall concurrently contribute to the Company the net proceeds or other property received by PubCo, if any, for such shares of Class A Common Stock or other Equity Security.
(b)   Notwithstanding anything to the contrary contained in Section 3.2(a) or Section 3.2(c), this Section 3.2 shall not apply to (x) the issuance and distribution to holders of shares of PubCo Class A Common Stock of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholder rights plan (and upon exchange of Class A Common Units for Class A Common Stock, such Class A Common Stock will be issued together with corresponding rights under such plan) or (y) the issuance under PubCo’s employee benefit plans of any warrants, options, stock appreciation right, restricted stock, restricted stock units, performance based award or other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such warrants, options, stock appreciation right, restricted stock units, performance based awards or the vesting of restricted stock (including as set forth in clause (c) below, as applicable).
(c)   In the event any outstanding Equity Security of PubCo is exercised or otherwise converted and, as a result, any shares of Class A Common Stock or other Equity Securities of PubCo are issued (including as a result of the exercise of PubCo Warrants), (x) the corresponding Equity Security outstanding at the Company, if any, shall be similarly exercised or otherwise converted, if applicable, (y) an equivalent number of Class A Common Units or equivalent Equity Securities of the Company shall be issued to PubCo as required by the first sentence of Section 3.2(a), and (z) PubCo shall concurrently contribute to the Company the net proceeds received by PubCo from any such exercise or conversion.
3.3   PubCo Debt Issuance.   If at any time PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) issues Debt Securities, PubCo or such Subsidiary shall transfer to the Company the net proceeds received by PubCo or such Subsidiary, as applicable, in exchange for such Debt Securities in a manner that directly or indirectly burdens the Company with the repayment of the Debt Securities.
3.4   New Company Issuances.   Except pursuant to Article XII, (a) the Company may not issue any additional Units to PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless (i) substantially simultaneously therewith PubCo or such Subsidiary issues or transfers an equal number of newly-issued shares of Class A Common Stock (or relevant Equity Security of such Subsidiary) to another Person or Persons, and (ii) such issuance is in accordance with Section 3.2, and (b) the Company may not issue any other Equity Securities of the Company to PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless (i) substantially simultaneously therewith PubCo or such Subsidiary issues or transfers, to another Person, an equal number of newly-issued shares of Equity Securities of PubCo or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company, and (ii) such issuance is in accordance with Section 3.2.
3.5   Repurchases and Redemptions.
(a)   PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) may redeem, repurchase or otherwise acquire (A) shares of Class A Common Stock pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board), provided that substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of Class A Common Units for the same price per security, if any, or (B) any other Equity Securities of PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board), provided that substantially simultaneously therewith, the Company redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of the corresponding class or series of Equity Securities of the
Fourth Amended and Restated Limited Liability Company Agreement

Company with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo or such Subsidiary for the same price per security, if any.
(b)   The Company may not redeem, repurchase or otherwise acquire (x) any Class A Common Units from PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously therewith, PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) an equal number of shares of Class A Common Stock for the same price per security from holders thereof or (y) any other Equity Securities of the Company from PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously therewith, PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) for the same price per security an equal number of Equity Securities of PubCo (or such Subsidiary) of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo or such Subsidiary.
(c)   Notwithstanding the foregoing clauses (a) and (b) of this Section 3.5, to the extent that any consideration payable by PubCo in connection with the redemption, repurchase or acquisition of any shares of Class A Common Stock or other Equity Securities of PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) consists (in whole or in part) of shares of Class A Common Stock or such other Equity Securities (including in connection with the cashless exercise of an option or warrant (or other convertible right or security)) other than under PubCo’s employee benefit plans for which there are no corresponding Class A Common Units or other Equity Securities of the Company, the redemption, repurchase or acquisition of the corresponding Class A Common Units or other Equity Securities of the Company shall be effectuated in an equivalent manner; provided that clause (c) shall not apply to a redemption, repurchase or acquisition to the extent paid in connection with a contribution to the Company of cash previously received as a distribution from the Company.
3.6   Equity Subdivisions and Combinations.
(a)   The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Class A Common Stock or other related class or series of Equity Security of PubCo, with corresponding changes made with respect to any other exchangeable or convertible Equity Securities of the Company and PubCo.
(b)   Except in accordance with Section 12.6, PubCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Class A Common Stock or any other class or series of Equity Security of PubCo, unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units or other related class or series of Equity Security of the Company, with corresponding changes made with respect to any applicable exchangeable or convertible Equity Securities of the Company and PubCo.
3.7   General Authority.   For the avoidance of doubt, but subject to Sections 3.1, 3.2, 3.3, 3.4, 3.5 and 3.6, the Company and PubCo (including in its capacity as the Managing Member of the Company) shall be permitted to undertake all actions, including an issuance, redemption, reclassification, distribution, division or recapitalization, with respect to the Units to maintain at all times a one-to-one ratio between (i) the number of Class A Common Units owned by PubCo, directly or indirectly, and the number of outstanding shares of Class A Common Stock, and (ii) the number of outstanding shares of Class B Common Stock held by any Person (other than PubCo) and the number of Class A Common Units held by such Person disregarding, for purposes of maintaining the one-to-one ratios in clause (i), (A) options, rights or securities of PubCo issued under any plan involving the issuance of any Equity Securities of PubCo that are convertible into or exercisable or exchangeable for Class A Common Stock, (B) treasury stock, or (C) preferred stock or other debt or equity securities (including warrants, options or rights) issued by
Fourth Amended and Restated Limited Liability Company Agreement

PubCo that are convertible or into or exercisable or exchangeable for Class A Common Stock (but in each case prior to such conversion or exchange).
3.8   Capital Accounts.
(a)   A separate capital account (each, a “Capital Account”) shall be established for each Member and shall be maintained in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv) and this Section 3.8 shall be interpreted and applied in a manner consistent with such Treasury Regulations. In accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f), the Company may adjust the Capital Accounts of its Members to reflect revaluations (including any unrealized income, gain or loss) of the Company’s property (including intangible assets such as goodwill), whenever it issues additional interests in the Company (including any interests issued with a zero initial Capital Account), or whenever the adjustments would otherwise be permitted under such Treasury Regulations. In the event that the Capital Accounts of the Members are so adjusted, (i) the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property and (ii) the Members’ distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and Book Value of such property in the same manner as under Section 704(c) of the Code. In the event that Section 704(c) of the Code applies to property of the Company, the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization, and gain and loss, as computed for book purposes with respect to such property. The Capital Accounts shall be increased (decreased) by the amount of Profits (Losses) allocated to the respective Members in accordance with this Agreement and applicable Treasury Regulations, and shall be maintained for the sole purpose of allocating Profits and Losses among the Members and have no effect on the amount of any distributions to any Members in liquidation or otherwise. In connection with the transactions contemplated by this Agreement, the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and determined as of the date hereof and the Capital Account of each Member shall be reflected in the books and records of the Company.
3.9   Negative Capital Accounts.   No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).
3.10   No Withdrawal.   No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided herein.
3.11   Loans From Members.   Loans by Members to the Company shall not be considered Capital Contributions. If any Member shall advance funds to the Company in excess of the amounts required hereunder to be contributed by such Member to the capital of the Company, the making of such advances shall not result in any increase in the amount of the Capital Account of such Member. The amount of any such advances shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.
3.12   Shares Governed by Article 8.   The Company hereby irrevocably elects that all Units in the Company shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and each other applicable jurisdiction. Should the Company issue certificates to a Member evidencing the Units held by such Member in the Company, each such certificate shall bear the following legend, among others determined by the Board: “This certificate evidences an interest in [Redwood Intermediate] LLC and shall be a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and, to the extent permitted by applicable law, each other applicable jurisdiction.”
Fourth Amended and Restated Limited Liability Company Agreement

ARTICLE IV
DISTRIBUTIONS AND ALLOCATIONS
4.1   Distributions.
(a)   Distributions Generally.   The Managing Member may, subject to (i) any restrictions contained in the financing agreements to which the Company or any its Subsidiaries is a party, (ii) having available cash, and (iii) any other restrictions set forth in this Agreement, make Distributions at any time and from time to time. Notwithstanding any other provision of this Agreement to the contrary, no Distribution, Tax Distribution or other payment in respect of Units shall be required to be made to any Member if, and to the extent that, such Distribution, Tax Distribution or other payment in respect of Units would not be permitted under the Delaware Act or other applicable law.
(b)   Operating Distributions.   Subject to Section 4.1(d) with respect to Tax Distributions, all Distributions by the Company other than those made in connection with a Liquidity Event pursuant to Section 4.1(c), shall be made or allocated to holders of Class A Common Units pro rata based on the number of Class A Common Units held by each such holder and the total number of outstanding Class A Common Units.
(c)   Distributions in Connection with a Liquidity Event.   Subject to Section 4.1(d) with respect to Tax Distributions, all Distributions by the Company, and all proceeds (whether received by the Company or directly by the Members) in connection with any Liquidity Event, shall be made or allocated among the holders of Class A Common Units pro rata based on the number of Class A Common Units held by each such holder and the total number of outstanding Class A Common Units.
(d)   Tax Distributions.2
(i)   At least two Business Days prior to the date on which any U.S. federal corporate estimated tax payments are due the Company shall make distributions to each Member of the Company on a pro rata basis based on the number of Class A Common Units held by each Member in an amount that in the Managing Member’s reasonable discretion allows every Member to satisfy its tax liability with respect to its Class A Common Units (“Tax Distributions”). The amount of any Tax Distributions shall be determined assuming that each Member is a corporation, and each Member’s only income is from the Company, which amount of income shall be calculated based on the projections believed by the Managing Member in good faith to be reasonable projections of the taxable income of the Company for the applicable tax period (a “Tax Estimate”) multiplied by the highest marginal federal, state and local tax rate for a corporation that is resident in the United States applicable to ordinary income, qualified dividend income or capital gains, as appropriate, taking into account the holding period of the assets disposed of and the year in which the taxable net income is recognized by the Company, and taking into account the deductibility of state and local income taxes as applicable at the time for U.S. federal income tax purposes and any limitations thereon including pursuant to Section 68 of the Code or Section 164 of the Code (the “Assumed Tax Rate”). The Assumed Tax Rate shall be the same for all Members.
(ii)   If the aggregate amount of Tax Distributions paid for any Fiscal Year is less than the amount that would be calculated as of the end of such Fiscal Year based upon the Company’s actual income for such Fiscal Year, additional Tax Distributions in the amount of such shortfall shall be paid as soon as reasonably practicable after the end of such Fiscal Year.3
(e)   Each Distribution pursuant to Section 4.1(b) and (c) and each Distribution pursuant to Section 4.1(d) shall be made to the Persons shown on the Company’s books and records as Members as of the date of such Distribution; provided, however, that any transferor and transferee of Units may mutually agree as to which of them should receive payment of any Distribution under Section 4.1(d).

2
Note to Paul Hastings:   We have reverted changes to be consistent with the agreed term sheet.

3
Note to Paul Hastings:   While typical for private LLCs for Tax Distributions to be advances, in an Up-C we feel that the market is for them not to be advances. This ensures that the units remain fungible with each other and avoids complicated mechanics in the exchange agreement for non-fungible units.

Fourth Amended and Restated Limited Liability Company Agreement

(f)   For purposes of this Section 4.1, any non-cash Company assets distributed in kind to any Members shall be valued at their Fair Market Value in accordance with Article XIV.
4.2   Allocations of Net Profit and Net Loss.   Except as otherwise provided in this Agreement, including Section 4.3, Net Profits and Net Losses (and, to the extent necessary, individual items of income, gain or loss or deduction of the Company) shall be allocated among the Capital Accounts of the Members pro rata in accordance with their respective Percentage Interests. Notwithstanding the foregoing, the Managing Member may adjust the allocations to the Members pursuant to this Article in its discretion so as to conform as nearly as practicable with the related distributions and expected distributions pursuant to this Agreement, and the Managing Member may take into account whatever facts and circumstances the Managing Member reasonably determines are relevant in exercising such discretion (including unrealized gains or losses or expected accruals of preferred return).
4.3   Special Allocations.   Notwithstanding any other provision in this Article IV:
(a)   Minimum Gain Chargeback.   If there is a net decrease in Company Minimum Gain or Member Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Company taxable year, the Members shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 4.3(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).
(b)   Qualified Income Offset.   If any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in such Member’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided that an allocation pursuant to this Section 4.3(b) shall be made only to the extent that a Member would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.3(b) were not in this Agreement. This Section 4.3(b) is intended to comply with the “qualified income offset” requirement of the Code and shall be interpreted consistently therewith.
(c)   Gross Income Allocation.   If any Member has a deficit Capital Account at the end of any taxable year which is in excess of the sum of (i) the amount such Member is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 4.3(c) shall be made only if and to the extent that a Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article IV have been tentatively made as if Section 4.3(b) and this Section 4.3(c) were not in this Agreement.
(d)   Nonrecourse Deductions.   Nonrecourse Deductions shall be allocated to the Members holding Class A Common Units in accordance with their respective Class A Percentage Interest.
(e)   Member Nonrecourse Deductions.   Member Nonrecourse Deductions for any taxable period shall be allocated to the Member who bears the economic risk of loss with respect to the liability to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(j).
(f)   Ameliorative Allocations.   Any special allocations of income or gain pursuant to Sections 4.4(a) or 4.4(e) hereof shall be taken into account in computing subsequent allocations pursuant to Section 4.2 and this Section 4.3(f), so that the net amount of any items so allocated and all
Fourth Amended and Restated Limited Liability Company Agreement

other items allocated to each Member shall, to the extent possible, be equal to the net amount that would have been allocated to each Member if such allocations pursuant to Sections 4.3(b) or 4.3(e) had not occurred.
4.4   Tax Allocations.
(a)   Except as provided in Sections 4.4(b), (c) and (d), Net Profits and Net Losses (and, to the extent necessary, items of income, gains, losses, deductions and credits) of the Company will be allocated, for federal, state and local income tax purposes, among the holders of Units in accordance with the allocation of such income, gains, losses, deductions and credits among the holders of Units for book purposes.
(b)   The Company shall elect to use the [“traditional method with curative allocations” within the meaning of Treasury Regulations Section 1.704-3(c)]4 with respect to any assets deemed contributed to the Company by Seller in connection with the transactions contemplated by the BCA.
(c)   If the Book Value of any Company asset is adjusted pursuant to Section 3.2, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Section 704(c) of the Code.
(d)   Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the holders of Units according to their interests in such items as determined by the Managing Member taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).
(e)   Allocations pursuant to this Section 4.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any holder’s Capital Account or share of book income, gain, loss or deduction, Distributions or other Company items pursuant to any provision of this Agreement.
4.5   Withholding Taxes.
(a)   The Company shall withhold taxes from distributions to, and allocations among, the Members to the extent required by law. Except as otherwise provided in this Section 4.5, any amount so withheld by the Company with regard to a Member shall be treated for purposes of this Agreement as an amount actually distributed to such Member pursuant to Section 4.1(b) or Section 4.1(c), as appropriate (a “Withholding Payment”). An amount shall be considered withheld by the Company if, and at the time, remitted to a Governmental Entity without regard to whether such remittance occurs at the same time as the distribution or allocation to which it relates; provided, however, that an amount actually withheld from a specific distribution or designated by the Managing Member as withheld from a specific allocation shall be treated as if distributed at the time such distribution or allocation occurs.
(b)   Each Member hereby agrees to indemnify the Company and the other Members for any liability they may incur for failure to properly withhold taxes in respect of such Member. Moreover, each Member hereby agrees that neither the Company nor any other Member shall be liable to such Member for any excess taxes withheld in respect of such Member’s Interest and that, in the event of over-withholding, a Member’s sole recourse shall be to apply for a refund from the appropriate governmental authority.
(c)   If it is anticipated that at the due date of the Company’s withholding obligation the Member’s share of cash distributions or other amounts due is less than the amount of the Withholding Payment, the Member with respect to which the withholding obligation applies shall pay to the Company the amount of such shortfall within thirty (30) days after notice by the Company. If a Member fails to make the required payment when due hereunder, and the Company nevertheless pays the withholding, in addition to the Company’s remedies for breach of this Agreement, the amount paid shall be deemed a recourse loan from the Company to such Member bearing interest at an interest rate per annum equal to

4
Note to Paul Hastings:   Please let us know if you would like to arrange a call with PwC and Paul, Weis Tax to discuss this change.

Fourth Amended and Restated Limited Liability Company Agreement

the Base Rate plus 2.0%, and the Company shall apply all distributions or payments that would otherwise be made to such Member toward payment of the loan and interest, which payments or distributions shall be applied first to interest and then to principal until the loan is repaid in full. In the event that the distributions or proceeds to the Company or any Subsidiary of the Company are reduced on account of taxes withheld at the source or any taxes are otherwise required to be paid by the Company and such taxes are imposed on or with respect to one or more, but not all of the Members in the Company, or all of the Members in the Company at different tax rates, the amount of the reduction shall be borne by the relevant Members and treated as if it were paid by the Company as a Withholding Payment with respect to such Members pursuant to Section 4.5(a). Taxes imposed on the Company where the rate of tax varies depending on characteristics of the Members shall be treated as taxes imposed on or with respect to the Members for purposes of Section 4.5(a). In addition, if the Company is obligated to pay any taxes (including penalties, interest and any addition to tax) to any Governmental Entity that is specifically attributable to a Member or a former Member, including, without limitation, on account of Sections 864 or 1446 of the Code, then (x) such Member or former Member shall indemnify the Company in full for the entire amount paid or payable, (y) the Managing Member may offset future distributions from such Member or former Member pursuant to Section 4.1 to which such Person is otherwise entitled under this Agreement against such Member or former Member’s obligation to indemnify the Company under this Section 4.5(c) and (z) such amounts shall be treated as a Withholding Payment pursuant to Section 4.5(a) with respect to such Member or former Member; provided, however that such Member or former Member shall, prior to each Exchange Date, pay to the Company in cash any amount subject to this Section 4.5(c) that would be outstanding as of such Exchange Date.
(d)   If the Company incurs an Imputed Underpayment Amount, the Managing Member shall determine in its reasonable discretion the portion of such Imputed Underpayment Amount attributable to each Member or former Member and such attributable amount shall be treated as a Withholding Payment pursuant to Section 4.5(a). The portion of the Imputed Underpayment Amount that the Managing Member attributes to a former Member of the Company shall be treated as a Withholding Payment with respect to both such former Member and such former Member’s transferee(s) or assignee(s), as applicable, and the Managing Member may in its discretion exercise the Company’s rights pursuant to this Section 4.5 in respect of either or both of the former Member and its transferee or assignee; provided, however that such Member or former Member shall, prior to each Exchange Date, pay to the Company in cash any Imputed Underpayment Amount attributable to such Member or former Member that would be outstanding as of such Exchange Date.
(e)   A Member’s obligations under this Section 4.5 shall survive the dissolution and winding up of the Company and any transfer, assignment or liquidation of such Member’s interest in the Company.
4.6   Allocations Upon Final Liquidation.   With respect to the fiscal year in which the final liquidation of the Company occurs in accordance with Section 13.2 of the Agreement, and notwithstanding any other provision of Sections 4.2, 4.3 or 4.4 hereof, items of Company income, gain, loss and deduction shall be specially allocated to the Members in such amounts and priorities as are necessary so that the positive capital accounts of the Members shall, as closely as possible, equal the amounts that will be distributed to the Members pursuant to Section 13.2.
ARTICLE V
MANAGEMENT
5.1   Authority of Managing Member.   Except for situations in which the approval of one or more of the Members is specifically required by the express terms of this Agreement, and subject to the provisions of this Article V, (i) all management powers over the business and affairs of the Company shall be exclusively vested in the Managing Member, (ii) the Managing Member shall conduct, direct and exercise full control over all activities of the Company, and (iii) the Managing Member shall have the sole power to bind or take any action on behalf of the Company, or to exercise any rights and powers (including, without limitation, the rights and powers to take certain actions, give or withhold certain consents or approvals, or make certain determinations, opinions, judgments or other decisions) granted to the Company under this Agreement or any other agreement, instrument or other document to which the Company is a party. Without limiting the
Fourth Amended and Restated Limited Liability Company Agreement

generality of the foregoing, but subject to any situations in which the approval of the Members is specifically required by this Agreement, (x) the Managing Member shall have discretion in determining whether to issue Equity Securities of the Company, the number of Equity Securities of the Company to be issued at any particular time, the purchase price for any Equity Securities of the Company issued, and all other terms and conditions governing the issuance of Equity Securities of the Company and (y) the Managing Member may enter into, approve, and consummate any Liquidity Event or other extraordinary or business combination or divestiture transaction, and execute and deliver on behalf of the Company or the Members any agreement, document and instrument in connection therewith (including amendments, if any, to this Agreement or adoptions of new constituent documents) without the approval or consent of any Member. The Managing Member shall operate the Company and its Subsidiaries in accordance in all material respects with an annual budget, business plan and financial forecasts for the Company and its Subsidiaries for each fiscal year. The Managing Member shall be the “manager” of the Company for the purposes of the Delaware Act. The Managing Member is hereby designated as authorized person, within the meaning of the Delaware Act, to execute, deliver and file the certificate of formation of the Company and all other certificates (and any amendments and/or restatements thereof) required or permitted by the Delaware Act to be filed in the Office of the Secretary of State of the State of Delaware. The Managing Member is hereby authorized to execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. Notwithstanding any other provision of this Agreement to the contrary, without the consent of any Member or other Person being required, the Company is hereby authorized to execute, deliver and perform, and the Managing Member or any officer on behalf of the Company, is hereby authorized to execute and deliver (a) the Tax Receivable Agreement; and (b) any amendment and any agreement, document or other instrument contemplated thereby or related thereto. The Managing Member or any officer is hereby authorized to enter into the documents described in the preceding sentence on behalf of the Company, but such authorization shall not be deemed a restriction on the power of the Managing Member or any officer to enter into other documents on behalf of the Company. Nothing set forth in this Agreement shall reduce or restrict the rights of any Person set forth in the Tax Receivable Agreement, subject to the terms and conditions thereof. Further notwithstanding the foregoing or any other provision of this Agreement to the contrary, and subject to any matter required to be approved by a majority of the Disinterested Members of the Board, from and after the Effective Time, if any action or determination that is permitted to be taken or made by the Managing Member pursuant to this Agreement is an action or determination that would require the approval of the board of directors of a Delaware corporation if the Company were such a corporation, then such action or determination shall be taken or made by the Managing Member only with the approval of the Board.
5.2   Actions of the Managing Member.   Unless otherwise provided in this Agreement, any decision, action, approval or consent required or permitted to be taken by the Managing Member may be taken by the Managing Member through any Person or Persons to whom authority and duties have been delegated pursuant to Section 5.4(a). The Managing Member shall not cease to be the Managing Member of the Company as a result of the delegation of any duties hereunder. No officer or agent of the Company, in its capacity as such, shall be considered the Managing Member of the Company by agreement, as a result of the performance of its duties hereunder or otherwise.
5.3   Compensation; Expenses.
(a)   The Managing Member shall not be entitled to any compensation for services rendered to the Company in its capacity as Managing Member. The Managing Member’s interest in its capacity as such shall be a non-economic interest in the Company, which does not entitle the Managing Member, solely in its capacity as such, to any Units, distributions or Tax Distributions.
(b)   The Company shall pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals) incurred in pursuing and conducting, or otherwise related to, the activities of the Company. The Company shall also, in the sole discretion of the Managing Member, bear and/or reimburse PubCo or the Managing Member for (i) any costs, fees or expenses incurred by the Managing Member in connection with serving as the Managing Member, (ii) operating, administrative and other similar costs incurred by PubCo or the Managing Member in connection with operating the Company’s business,
Fourth Amended and Restated Limited Liability Company Agreement

to the extent the proceeds are used or will be used by PubCo or the Managing Member to pay expenses described in this clause (ii), and payments of any legal, tax, accounting and other professional fees and expenses (but, for the avoidance of doubt, excluding any tax liabilities of PubCo or the Managing Member), (iii) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, PubCo or the Managing Member in connection with, arising out of or relating to operating the Company’s business, (iv) fees and expenses (other than any underwriters’ discounts and commissions that are economically recovered by the Managing Member as a result of acquiring Class A Common Units with the net proceeds of the transactions in which any such underwriters’ discounts and commissions were incurred) related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by PubCo or the Managing Member in connection with, arising out of or relating to operating the Company’s business, (v) other fees and expenses in connection with the maintenance of the existence of the Managing Member, and (vi) all other expenses allocable to the Company or otherwise incurred by PubCo or the Managing Member in connection with operating the Company’s business; provided, however, that amounts so borne or reimbursed by the Company not be used to pay or facilitate dividends or distributions on the securities of PubCo and must be used solely for one of the express purposes set forth under clauses (i) through (vi) of this sentence; and further provided, however, that the Company shall not pay, bear or reimburse any income tax obligations of PubCo or the Managing Member or any obligations of PubCo or the Managing Member under the Tax Receivable Agreement except as provided therein. To the extent practicable, expenses incurred by PubCo or the Managing Member on behalf of or for the benefit of the Company shall be billed directly to and paid by the Company and, if and to the extent any reimbursements to PubCo or the Managing Member or any of their Affiliates by the Company pursuant to this Section 5.3(b) constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Company), such amounts shall be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code and shall not be treated as distributions for purposes of computing the Members’ Capital Account. Reimbursements pursuant to this Section 5.3(b) shall be in addition to any reimbursement to PubCo or the Managing Member as a result of indemnification pursuant to Section 6.4.
5.4   Delegation of Authority.
(a)   The Managing Member may, from time to time, delegate to one or more Persons, including any officer or director of the Company or PubCo (or to the Compensation Committee of the Board or its designees), or to any other Person, such authority and duties as the Managing Member may deem advisable; provided that any such Person shall exercise such authority subject to the same duties and obligations to which the Managing Member would have otherwise been subject pursuant to the terms of this Agreement.
(b)   The Managing Member may assign titles (including, without limitation, executive chairman, non-executive chairman, chief executive officer, chief financial officer, president, vice president, secretary, assistant secretary, treasurer or assistant treasurer) and delegate certain authority and duties to such Persons. Any number of titles may be held by the same officer of the Company or other individual. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Managing Member. Any delegation pursuant to this Section 5.4 may be revoked at any time by the Managing Member.
5.5   Limitation of Liability.
(a)   Except as otherwise provided herein, in an agreement entered into by such Person and the Company or by applicable law, none of the Managing Member or any manager, officer, director, principal, member, employee, agent or Affiliate of the Managing Member shall be liable to the Company or to any Member for any act or omission performed or omitted by the Managing Member in its capacity as the Managing Member pursuant to authority granted to such Person by this Agreement; provided that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to such Person’s gross negligence, willful misconduct or knowing violation of law, for any present or future breaches of any representations, warranties or covenants by such Person or its Affiliates contained herein with respect to any rights of the Company under any other agreements between the Managing Member and the Company. The Managing Member may exercise
Fourth Amended and Restated Limited Liability Company Agreement

any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and none of the Managing Member or any manager, officer, director, principal, member, employee, agent or Affiliate of the Managing Member shall be responsible for any misconduct or negligence on the part of any such agent appointed by the Managing Member (so long as such agent was selected in good faith and with reasonable care). The Managing Member shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the Managing Member in good faith reliance on such advice shall in no event subject the Managing Member to liability to the Company or any Member.
(b)   Notwithstanding the provisions of Section 6.1:
(i)   in connection with the performance of its duties as the Managing Member of the Company, the Managing Member (solely in its capacity as such) will owe to the other Members the same fiduciary duties as it would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such a corporation and the other Members were stockholders of such corporation;
(ii)   to the extent that, at Law or in equity, any Subsidiary of the Company or any manager, director (or equivalent), officer, employee or agent of any Subsidiary of the Company has duties (including fiduciary duties) to the Company, to a Member (other than the Managing Member) or to any Person who acquires Units, all such duties (including fiduciary duties) are hereby limited solely to those expressly set forth in this Agreement (if any), to the fullest extent permitted by Law; and
(iii)   the limitation of duties (including fiduciary duties) to the Company, each Member (other than the Managing Member) and any Person who acquires Units set forth in this Section 5.5(b) is approved by the Company, each Member (other than the Managing Member) and any Person who acquires Units.
(c)   Except as provided in this Agreement or in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and the Managing Member shall not be obligated personally for any such debts, obligations or liabilities solely by reason of acting as the Managing Member of the Company. The Managing Member shall not be personally liable for the Company’s obligations, liabilities and losses. Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Managing Member for liabilities of the Company.
5.6   Resignation or Termination of Managing Member.   PubCo shall not, by any means, resign as, cease to be or be removed or replaced as Managing Member except in compliance with this Section 5.6. No termination or replacement of PubCo as Managing Member shall be effective unless proper provision is made, in compliance with this Agreement, so that the obligations of PubCo, its successor by merger (if applicable) and any new Managing Member and the rights of all Members under this Agreement and applicable Law remain in full force and effect. No appointment of a Person other than PubCo (or its successor by merger, as applicable) as Managing Member shall be effective unless (a) the new Managing Member executes a joinder to this Agreement and agrees to be bound by the terms and conditions in this Agreement, and (b) PubCo (or its successor by merger, as applicable) and the new Managing Member (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against PubCo (or its successor by merger, as applicable) and the new Managing Member (as applicable), to cause (i) PubCo to comply with all PubCo’s obligations under this Agreement (including its obligations under Article XII) other than those that must necessarily be taken solely in its capacity as Managing Member and (ii) the new Managing Member to comply with all the Managing Member’s obligations under this Agreement.
Fourth Amended and Restated Limited Liability Company Agreement

ARTICLE VI
RIGHTS AND OBLIGATIONS OF MEMBERS
6.1   Limitation of Liability.
(a)   Except as provided in this Agreement or in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member shall be obligated personally for any such debts, obligations or liabilities solely by reason of being a member of the Company. Except as otherwise provided in this Agreement or the Delaware Act, a Member’s liability (in its capacity as such) for Company obligations, liabilities and Losses shall be limited to the Company’s assets; provided that a Member shall be required to return to the Company any Distribution made to it after the execution of this Agreement in clear and manifest accounting or similar error. The immediately preceding sentence shall constitute a compromise to which all Members have consented within the meaning of the Delaware Act.
(b)   Except as provided in this Agreement or in the Delaware Act, this Agreement is not intended to, and does not, create or impose any duty (including any fiduciary duty) on any of the Members (other than the Managing Member) hereto or on their respective Affiliates. Further, notwithstanding any other provision of this Agreement or any duty otherwise existing at law or in equity, the parties hereto agree that no Member (other than the Managing Member) shall, to the fullest extent permitted by law, have duties (including fiduciary duties) to any other Member or to the Company, and in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Company are only as expressly set forth in this Agreement; provided, however, that each Member and the Managing Member shall have the duty to act in accordance with the implied contractual covenant of good faith and fair dealing.
(c)   To the extent that, at law or in equity, any Member (other than the Managing Member) has duties (including fiduciary duties) and liabilities relating thereto to the Company, to another Member or to another Person who is a party to or is otherwise bound by this Agreement, the Members (other than the Managing Member) acting under this Agreement will not be liable to the Company, to any such other Member or to any such other Person who is a party to or is otherwise bound by this Agreement, for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Member (other than the Managing Member) otherwise existing at law or in equity, are agreed by the Members to replace to that extent such other duties and liabilities of the Members relating thereto (including without limitation, the Managing Member).
6.2   Lack of Authority.   No Member (other than the Managing Member) in its capacity as such (other than in its capacity as a Person delegated authority pursuant to Section 5.4) has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditures on behalf of the Company. The Members hereby consent to the exercise by the Managing Member of the powers conferred on it by law and this Agreement.
6.3   No Right of Partition.   No Member shall have the right to seek or obtain partition by court decree or operation of law of any Company property, or the right to own or use particular or individual assets of the Company.
6.4   Indemnification.
(a)   Subject to Section 4.5, the Company hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment, substitution or replacement), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties, as reasonably required) reasonably incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was a Member (or Affiliate of a Member) or is or was serving
Fourth Amended and Restated Limited Liability Company Agreement

as the Managing Member, any additional or substitute Managing Member, officer, Partnership Representative, employee or other agent of the Company or is or was serving at the request of the Company as a manager, officer, director, principal, member, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise (including any manager, officer, director, principal, member, employee or agent of the Managing Member or any additional or substitute Managing Member); provided that (unless the Managing Member otherwise consents) no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s or its Affiliates’ gross negligence, willful misconduct or knowing violation of law. Expenses, including reasonable attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding related to any such indemnifiable matter shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amounts if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.
(b)   The right to indemnification and the advancement of expenses conferred in this Section 6.4 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, by-law, determination of the Managing Member or otherwise.
(c)   The Company will maintain directors’ and officers’ liability insurance, at its expense, for the benefit of the Managing Member, the officers of the Company and any other Persons to whom the Managing Member has delegated its authority pursuant to Section 5.4.
(d)   Notwithstanding anything contained herein to the contrary (including in this Section 6.4), any indemnity by the Company relating to the matters covered in this Section 6.4 shall be provided out of and to the extent of Company assets only and no Member (unless such Member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional capital contributions or otherwise provide funding to help satisfy such indemnity of the Company.
(e)   The Company hereby acknowledges that certain of its Members (the “Fund Indemnitees”) may have rights to indemnification, advancement of expenses and/or insurance in connection with their involvement with the Company provided by other Persons (collectively, the “Fund Indemnitors”). The Company hereby agrees that, with respect to matters for which a Fund Indemnitee is entitled to indemnification, advancement of expenses and/or insurance pursuant to this Section 6.4, the Company (i) is and shall be the indemnitor of first resort (i.e., its obligations to the Fund Indemnitee are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Fund Indemnitees are secondary), and (ii) irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof to the fullest extent permitted by law. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of the Fund Indemnitees with respect to any claim for which the Fund Indemnitees have sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Fund Indemnitees against the Company.
(f)   If this Section 6.4 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 6.4 to the fullest extent permitted by any applicable portion of this Section 6.4 that shall not have been invalidated and to the fullest extent permitted by applicable law.
6.5   Members Right to Act.   For matters that require the approval of the Members generally (rather than the approval of the Managing Member on behalf of the Members or the approval of a particular group of Members), the Members shall act through meetings and written consents as described in paragraphs (a) and (b) below:
(a)   Except as otherwise expressly provided by this Agreement or as required by the Delaware Act, acts by the Members holding a majority of the Units voting together as a single class shall be the
Fourth Amended and Restated Limited Liability Company Agreement

act of the Members. Any Member entitled to vote at a meeting of Members or to express consent or dissent to Company action in writing without a meeting may authorize another person or persons to act for it by proxy. A telegram, email or similar transmission by the Member, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Member shall (if stated thereon) be treated as a proxy executed in writing for purposes of this Section 6.5(a). No proxy shall be voted or acted upon after eleven months from the date thereof, unless the proxy provides for a longer period. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and that the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or, if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the votes that are the subject of such proxy are to be voted with respect to such issue.
(b)   The actions by the Members permitted hereunder may be taken at a meeting called by the Managing Member or by Members holding a majority of the Units on at least twenty-four hours’ prior written notice to the other Members entitled to vote, which notice shall state the purpose or purposes for which such meeting is being called. The actions taken by the Members entitled to vote or consent at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Members entitled to vote or consent as to whom it was improperly held signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. The actions by the Members entitled to vote or consent may be taken by vote of the Members entitled to vote or consent at a meeting or by written consent (without a meeting, without notice and without a vote) so long as such consent is signed by the Members having not less than the minimum number of Units that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. Prompt notice of the action so taken without a meeting shall be given to those Members entitled to vote or consent who have not consented in writing. Any action taken pursuant to such written consent of the Members shall have the same force and effect as if taken by the Members at a meeting thereof.
(c)   Notwithstanding anything to the contrary in this Agreement, Section 18-210 of the Delaware Act shall not apply or be incorporated into this Agreement.
6.6   Investment Opportunities.   To the fullest extent permitted by applicable Law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to (a) any Member (other than Members who are directors, managers, officers or employees of the Company, PubCo or any of their respective Subsidiaries, in which case solely acting in their capacity as such), (b) any of their respective Affiliates (other than the Company, the Managing Member or any of their respective Subsidiaries), (c) each Person that was a Member immediately before the Effective Time or any of its respective Affiliates (including its respective investors and equityholders and any associated Persons or investment funds or any of their respective portfolio companies or investments) or (d) any of the respective officers, managers, directors, agents, shareholders, members, and partners of any of the foregoing (each, a “Business Opportunities Exempt Party”). The Company and each of the Members, on its own behalf and on behalf of their respective Affiliates and equityholders, hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to Participate in, business opportunities that are from time to time presented to any Business Opportunities Exempt Party and irrevocably waives any right to require any Business Opportunity Exempt Party to act in a manner inconsistent with the provisions of this Section 6.6. No Business Opportunities Exempt Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for PubCo, the Company or any of their respective Subsidiaries, Affiliates or equityholders shall have any duty to communicate or offer such opportunity to the Company and none of PubCo, the Company or any of their respective Subsidiaries, Affiliates or equityholders will acquire or be entitled to any interest or Participation in any such transaction, agreement, arrangement or other matter or opportunity as a result of Participation therein by a Business Opportunity Exempt Party. This Section 6.6 shall not apply to, and no interest or expectancy of the Company is renounced with respect
Fourth Amended and Restated Limited Liability Company Agreement

to, any opportunity offered to any director of PubCo if such opportunity is expressly offered or presented to, or acquired or developed by, such Person solely in his or her capacity as a director or officer of the Company. No amendment or repeal of this Section 6.6 shall apply to or have any effect on the Liability or alleged Liability of any Business Opportunities Exempt Party for or with respect to any opportunities of which any such Business Opportunities Exempt Party becomes aware prior to such amendment or repeal. Any Person purchasing or otherwise acquiring any interest in any Units shall be deemed to have notice of and consented to the provisions of this Section 6.6. Neither the amendment or repeal of this Section 6.6, nor the adoption of any provision of this Agreement inconsistent with this Section 6.6, shall eliminate or reduce the effect of this Section 6.6 in respect of any business opportunity first identified or any other matter occurring, or any cause of Action that, but for this Section 6.6, would accrue or arise, prior to such amendment, repeal or adoption. No action or inaction taken by any Business Opportunities Exempt Party in a manner consistent with this Section 6.6 shall be deemed to be a violation of any fiduciary or other duty owed to any Person.
ARTICLE VII
BOOKS, RECORDS, ACCOUNTING AND REPORTS
7.1   Records and Accounting.   The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 7.3 or pursuant to applicable laws. All matters concerning (i) the determination of the relative amount of allocations and distributions among the Members pursuant to Article III and Article IV and (ii) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Managing Member, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error.
7.2   Fiscal Year.   The Fiscal Year of the Company shall be its Taxable Year.
7.3   Reports.   The Company shall furnish each Member with tax information (including an Internal Revenue Service Schedule K-1) necessary to prepare its or their federal, state and, if applicable, local income tax return on or before March 1 of each calendar year or as soon as reasonably practicable thereafter. If the Company cannot provide a Schedule K-1 by March 1, it shall provide tax estimates or a draft Schedule K-1 and/or the associated state-equivalent returns, as applicable, on an estimated basis by such date and, in all events, shall furnish final tax information by June 1. The Company will use commercially reasonable efforts to furnish to the Members all other necessary or otherwise reasonably requested tax information as quickly as reasonably possible following the close of the Company’s fiscal year (or at such other times as reasonably requested by a Member). At least two Business Days prior to the date on which any U.S. federal corporate estimated tax payments are due the Company shall provide a Tax Estimate for the applicable tax period to each Member.
7.4   Transmission of Communications.   Each Person that owns or controls Units on behalf of, or for the benefit of, another Person or Persons shall be responsible for conveying any report, notice or other communication received from the Company to such other Person or Persons.
7.5   Confidentiality.
(a)   The Managing Member may keep confidential from the Members, for such period of time as the Managing Member determines in its sole discretion, (i) any information that the Managing Member reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the Managing Member believes is not in the best interests of the Company, could damage the Company or its business or that the Company is required by law or by agreement with any third party to keep confidential, including without limitation, information as to the Units held by any other Member. With respect to any schedules, annexes or exhibits to this Agreement, to the fullest extent permitted by law, each Member (other than the Managing Member) shall only be entitled to receive and review any such schedules, annexes and exhibits relating to such Member and shall not be entitled to receive or review any schedules, annexes or exhibits relating to any other Member (other than the Managing Member).
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(b)   Each Member agrees, for so long as such Member owns any Units and for a period of two (2) years following the date upon which such Member ceases to own any Units, to keep confidential, any non-public information provided to such Member by the Company; provided, however, that nothing herein will limit the disclosure of any information (i) to the extent required by law, statute, rule, regulation, judicial process, subpoena or court order or required by any governmental agency or other regulatory authority; (ii) that is in the public domain or becomes generally available to the public, in each case, other than as a result of the disclosure by the parties in violation of this Agreement; or (iii) to a Member’s advisors, representatives and Affiliates; provided that such advisors, representatives and Affiliates shall have been advised of this agreement and shall have expressly agreed to be bound by the confidentiality provisions hereof, or shall otherwise be bound by comparable obligations of confidentiality, and the applicable Member shall be responsible for any breach of or failure to comply with this agreement by any of its Affiliates and such Member agrees, at its sole expense, to take reasonable measures (including but not limited to court proceedings) to restrain its advisors, representatives and Affiliates from prohibited or unauthorized disclosure or use of any confidential information.
ARTICLE VIII
TAX MATTERS
8.1   Preparation of Tax Returns.   The Company shall arrange for the preparation and timely filing of all tax returns required to be filed by the Company. The Managing Member shall, consistent with the other sections of this Agreement, the BCA and the Tax Receivable Agreement, determine the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of items of income, gain, deduction, loss and credit or any other method or procedure related to the preparation of such tax returns.
8.2   Tax Elections.   The Taxable Year of the Company shall be the calendar year unless otherwise required by the Code or applicable tax laws. The Managing Member shall cause the Company to have in effect (and to cause each direct or indirect subsidiary that is treated as a partnership for U.S. federal income tax purposes) an election pursuant to Section 754 of the Code, to adjust the tax basis of Company properties, for the taxable year that includes the Effective Time and for each taxable year in which an Exchange occurs. The Managing Member shall determine whether to make or revoke any other available election or decision relating to tax matters pursuant to the Code (or other applicable tax law), including for the avoidance of doubt the election to make (or not make) a “push out” election under Section 6226 of the Code. Each Member will upon request supply any information necessary to give proper effect to any such election.
8.3   Tax Controversies.   The Managing Member shall be the “partnership representative” of the Company (the “Partnership Representative”) for purposes of Section 6223 of the Code. The Partnership Representative may be removed, and a new Partnership Representative appointed, by the Managing Member in accordance with the Code and the Treasury Regulations. The Partnership Representative shall be permitted to appoint any “designated individual” (or similar person) (a “Designated Individual”) permitted under Treasury Regulations Section 301.6223-1 or any successor regulations or similar provisions of tax law. If the Partnership Representative appoints a Designated Individual pursuant to Section 6223 of the Code and Treasury Regulations thereunder (or similar provisions of state, local or other tax laws), such Designated Individual shall be subject to this Agreement in the same manner as the Partnership Representative (and references to the Partnership Representative shall include any such Designated Individual unless the context otherwise requires or shall mean solely the Designated Individual as needed to comply with applicable law). The Partnership Representative shall have the power to manage and represent the Company in any administrative proceeding of the IRS, and shall be indemnified by the Company for all costs and expenses relating to serving in its capacity as the Partnership Representative. Each Member hereby agrees to use commercially reasonable efforts: (a) to take such actions as may be required to effect the Managing Member’s designation as the Partnership Representative and (b) to cooperate to provide any information or take such other actions as may be reasonably requested by the Partnership Representative in order to determine whether any Imputed Underpayment Amount may be modified pursuant to Section 6225(c) of the Code. A Member’s obligation to comply with this Section shall survive the transfer, assignment or liquidation of such Member’s Interest in the Company. Notwithstanding the foregoing, the Partnership Representative shall be subject to the control of the Managing Member pursuant to Section 8.2 and shall
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not settle or otherwise compromise any issue in any such examination, audit or other proceeding without first obtaining approval of the Managing Member.
ARTICLE IX
RESTRICTIONS ON TRANSFER OF UNITS
9.1   Transfers of Units.
(a)   Except as otherwise agreed to in writing between the Managing Member and the applicable Member and reflected in the books and records of the Company or as otherwise provided in this Article IX, no holder of Units may sell, transfer, assign, pledge, encumber, distribute, contribute or otherwise dispose of (whether directly or indirectly (including, for the avoidance of doubt, by Transfer or issuance of any Capital Stock of any Member that is not a natural person), whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest (legal or beneficial) in any Units (a “Transfer”), except Exchanges pursuant to and in accordance with Article XII, (ii) Transfers that are Permitted Hedging Transactions or (iii) Transfers pursuant to and in accordance with Section 9.1(b).
(b)   The restrictions contained in Section 9.1(a) shall not apply, subject to Section 9.6, to any Transfer of Units by (i) any Member to its Affiliates, (ii) with respect to the Holding Company or any of its Affiliates (including their successors and Permitted Transferees thereof) that is an investment fund, vehicle or similar entity, (x) any other investment fund, vehicle or similar entity of which such Person or an affiliate, advisor or manager of such Person serves as the general partner, manager or advisor and (y) any direct or indirect limited partner or investor in such investment fund, vehicle or similar entity or any direct or indirect limited partner or investor in any other investment fund, vehicle or similar entity of which the Holding Company or such Affiliate thereof (including their successors and Permitted Transferees thereof, as applicable) or an affiliate, advisor or manager of the Holding Company or such Affiliate thereof (including their successors and Permitted Transferees thereof, as applicable) serves as the general partner, manager or advisor (provided, however, that in no event shall any “portfolio companies” (as such term is customarily used in the private equity industry) of the Holding Company or any of its Affiliates (including their successors and Permitted Transferees thereof) or any entity that is controlled by a “portfolio company” of the Holding Company or any of its Affiliates (including their successors and Permitted Transferees thereof) constitute a Permitted Transferee) or (iii) by the Holding Company to its direct or indirect members, shareholders, partners or other equity holders, whether as a distribution, a liquidating distribution or otherwise (each of clauses (i)-(ii), an “Exempt Transfer”); provided that (x) the restrictions contained in this Article IX other than the restrictions contained in Section 9.1(a) shall apply to an Exempt Transfer and (y) the restrictions contained in this Agreement will continue to apply to the Units after any Exempt Transfer and each transferee of Units shall agree in writing, prior to and as a condition precedent to the effectiveness of such Exempt Transfer, to be bound by the provisions of this Agreement, without modification or condition, subject only to the consummation of such Exempt Transfer. Upon the Exempt Transfer of Units, the transferor will deliver written notice to the Company, which notice will disclose in reasonable detail the identity of such transferee(s) and shall include original counterparts of this Agreement in a form acceptable to the Managing Member. Notwithstanding the foregoing, no party hereto shall avoid the provisions of this Agreement by making one or more Exempt Transfers to one or more transferees and then disposing of all or any portion of such party’s interest in such transferee if such disposition would result in such transferee ceasing to be a Permitted Transferee. Notwithstanding anything to the contrary in Section 9.1(a), any Member shall be permitted to make an Exempt Pledge.
(c)   Notwithstanding anything in this Agreement to the contrary, as a condition to any Transfer:
(i)   if the transferor of Units who proposes to transfer such Units (or if such transferor is a disregarded entity for U.S. federal income tax purposes, the first direct or indirect beneficial owner of such transferor that is not a disregarded entity (the “Transferor’s Owner”)) is a “United States person” as defined in Section 7701(a)(30) of the Code, then such transferor (or Transferor’s Owner, if applicable) shall complete and provide to both of the transferee and the Company, a duly executed affidavit in the form provided to such transferor by the Company, certifying, under penalty of perjury, that the transferor (or Transferor’s Owner, if applicable) is not a foreign person,
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nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate (as such terms are defined under the Code and applicable United States Treasury Regulations) and the transferor’s (or Transferor’s Owner’s, if applicable) United States taxpayer identification number, or
(ii)   if the transferor of Units who proposes to transfer such Units (or if such transferor is a disregarded entity for U.S. federal income tax purposes, the Transferor’s Owner) is not a “United States person” as defined in Section 7701(a)(30) of the Code, then such transferor and transferee shall jointly provide to the Company written proof reasonably satisfactory to the Managing Member that any applicable withholding tax that may be imposed on such transfer (including pursuant to Sections 864 and 1446 of the Code) and any related tax returns or forms that are required to be filed, have been, or will be, timely paid and filed, as applicable.
(d)   Notwithstanding anything otherwise to the contrary in this Section 9.1, each Member may Transfer Units in Exchanges pursuant to, and in accordance with, this Agreement.
(e)   Except as otherwise expressly provided herein, it shall be a condition precedent to any Transfer of any Unit that, concurrently with such Transfer such transferring Member shall also Transfer to the transferee an equal number of shares of Class B Common Stock.
9.2   Restricted Units Legend.
(a)   The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units (if such securities remain Units as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT RELATING TO THE DISPOSITION OF SECURITIES AND (3) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE ISSUER OF SUCH SECURITIES, AS SUCH AGREEMENT MAY BE AMENDED, MODIFIED OR RESTATED FROM TIME TO TIME, AND THE ISSUER RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH TRANSFER RESTRICTIONS HAVE BEEN FULFILLED. A COPY OF SUCH SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT SHALL BE FURNISHED BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.
The Company will imprint such legend on certificates (if any) evidencing Units. The legend set forth above will be removed from the certificates (if any) evidencing any units which cease to be Units in accordance with the definition thereof.
(b)   In connection with the Transfer of any Units, the holder thereof shall deliver written notice to the Company describing in reasonable detail the Transfer or proposed Transfer, which shall, if so requested by the Managing Member, be accompanied by (i) an opinion of counsel which (to the Company’s reasonable satisfaction) is knowledgeable in securities law matters to the effect that such Transfer of Units may be effected without registration of such Units under the Securities Act or (ii) such other evidence reasonably satisfactory to the Managing Member to the effect that such Transfer of Units may be effected without registration of such Units under the Securities Act. In addition, if the
Fourth Amended and Restated Limited Liability Company Agreement

holder of the Units delivers to the Company an opinion of such counsel that no subsequent Transfer of such Units shall require registration under the Securities Act, the Company shall promptly upon such contemplated Transfer deliver new certificates for such securities (if then certificated) which do not bear the Securities Act legend set forth in Section 9.2(a). If the Company is not required to deliver new certificates for such Units not bearing such legend, the holder thereof shall not effect any Transfer of the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained in this Agreement.
(c)   Upon the request of any Member, the Company will promptly supply to such Member or its prospective transferees all information regarding the Company required to be delivered in connection with a Transfer pursuant to Rule 144 of the Securities and Exchange Commission.
(d)   If any Units become eligible for sale pursuant to Rule 144 of the Securities and Exchange Commission or no longer constitute “restricted securities” (as defined under Rule 144(a) of the Securities and Exchange Commission), the Company shall, upon the request of the holder of such Units, remove the Securities Act legend set forth in Section 9.2(a) above from the certificates (if any) for such securities.
9.3   Assignee’s Rights.
(a)   Subject to Section 9.6(b), a Transfer of Units in a manner in accordance with this Agreement shall be effective as of the date of assignment and compliance with the conditions to such Transfer and such Transfer shall be shown on the books and records of the Company. Income, loss and other Company items shall be allocated between the transferor and the Assignee according to Section 706 of the Code as determined by the Managing Member. Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made after such date shall be paid to the Assignee.
(b)   Unless and until an Assignee becomes a Member pursuant to Article X, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided that without relieving the transferring Member from any such limitations or obligations as more fully described in Section 9.4, such Assignee shall be bound by any limitations and obligations of a Member contained herein that a Member would be bound on account of such Units (including the obligation to make Capital Contributions on account of such Units).
9.4   Assignor’s Rights and Obligations.   Any Member who shall Transfer any Units in a manner in accordance with this Agreement shall cease to be a Member with respect to such Units or such other interest and shall no longer have any rights or privileges, or, except as set forth in this Section 9.4, duties, liabilities or obligations, of a Member with respect to such Units or such other interest (it being understood, however, that the applicable provisions of Sections 5.5, 6.4 and 6.6 shall continue to inure to such Person’s benefit), except that unless and until the Assignee is admitted as a substituted Member in accordance with the provisions of Article X (the “Admission Date”), (i) such assigning Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Units or other interest, including, without limitation, the obligation (together with its Assignee pursuant to Section 9.3(b)) to make and return Capital Contributions on account of such Units or other interest pursuant to the terms of this Agreement and (ii) the Managing Member may reinstate all or any portion of the rights and privileges of such Member with respect to such Units or other interest for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Member who Transfers any Units or other interest in the Company from any liability of such Member to the Company with respect to such Units that may exist on the Admission Date or that is otherwise specified in the Delaware Act and incorporated into this Agreement or for any liability to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in the other agreements with the Company.
9.5   Encumbrances.   No Member or Assignee may create an Encumbrance with respect to all or any portion of its Units (or any beneficial interest therein) other than Encumbrances that run in favor of the Member unless the Managing Member consents in writing thereto, which consent may be given or withheld,
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or made subject to such conditions as are determined by the Managing Member, in the Managing Member’s sole discretion. Consent of the Managing Member shall be withheld until the holder of the Encumbrance acknowledges the terms and conditions of this Agreement. Any purported Encumbrance that is not in accordance with this Agreement shall be, to the fullest extent permitted by law, null and void.
9.6   Further Restrictions.
(a)   Notwithstanding any contrary provision in this Agreement, in no event may any Transfer (including an Exempt Transfer and, for purposes of clauses (ii), (iii) and (v) only, an Exempt Pledge) of a Unit be made by any Member or Assignee if the Managing Member determines in good faith that:
(i)   such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit;
(ii)   such Transfer would require the registration of such transferred Unit or of any class of Unit pursuant to any applicable U.S. federal or state securities laws;
(iii)   such Transfer would cause (A) all or any portion of the assets of the Company to (1) constitute “plan assets” (under ERISA, the Code or any applicable Similar Law) of any existing or contemplated Member, or (2) be subject to the provisions of ERISA, Section 4975 of the Code or any applicable Similar Law, or (B) the Managing Member to become a fiduciary with respect to any existing or contemplated Member, pursuant to ERISA, any applicable Similar Law, or otherwise;
(iv)   to the extent requested by the Managing Member, the Company does not receive such Assignee’s consent to be bound by this Agreement as an Assignee in a form satisfactory to the Managing Member;
(v)   such Transfer would (A) result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)) or (B) pose a material risk that the Company would be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Treasury Regulations promulgated thereunder.
(b)   In addition, notwithstanding any contrary provision in this Agreement, to the extent the Managing Member shall determine in good faith that additional restrictions on Transfers are necessary so that the Company is not treated as a “publicly traded partnership” under Section 7704 of the Code, the Managing Member may impose such additional restrictions on Transfers as the Managing Member has determined in good faith to be so necessary.
(c)   Notwithstanding any contrary provision in this Agreement, in no event may any Transfer of a Unit be made by any Member unless such Member or the prospective transferee(s) of such Units shall have reimbursed the Company for all reasonable and documented out-of-pocket expenses (including attorneys’ fees and expenses) incurred and paid by the Company in connection with implementing such Transfer or proposed Transfer, whether or not consummated (other than Exchanges pursuant to Article XII or any Transfer to the Company).
9.7   Counterparts; Joinder.   Prior to Transferring any Units (other than Exchanges pursuant to Article XII or any Transfer to the Company) and as a condition precedent to the effectiveness of such Transfer, the transferring holder of Units will cause the prospective transferee(s) of such Units to execute and deliver to the Company counterparts of this Agreement and any other agreements relating to such Units, or executed joinders to such agreements, in each case, in a form acceptable to the Managing Member. Notwithstanding anything herein to the contrary, to the fullest extent permitted by law, any Person who acquires in any manner whatsoever any Units, irrespective of whether such Person has accepted and adopted in writing the terms and conditions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms and conditions of this Agreement to which any predecessor in such Units was subject or by which such predecessor was bound.
9.8   Ineffective Transfer.   Any Transfer or attempted Transfer of any Units in violation of any provision of this Agreement shall, to the fullest extent permitted by law, be null and void ab initio, and the
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Company will not record such Transfer on its books or treat any purported transferee of such Units as the owner of such securities for any purpose.
ARTICLE X
ADMISSION OF MEMBERS
10.1   Substituted Members.   Subject to the provisions of Article IX hereof, in connection with the permitted Transfer of any Units of a Member, the transferee shall become a Substituted Member on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer, and such admission shall be shown on the books and records of the Company.
10.2   Additional Members.   Subject to the provisions of Article IX hereof, a Person may be admitted to the Company as an Additional Member only upon furnishing to the Company (a) counterparts of this Agreement or an executed joinder to this Agreement in a form acceptable to the Managing Member and (b) such other documents or instruments as may be necessary or appropriate to effect such Person’s admission as a Member (including entering into such documents as the Managing Member may deem appropriate). Such admission shall become effective on the date on which the Managing Member determines that such conditions have been satisfied and when any such admission is shown on the books and records of the Company.
10.3   Substitute Managing Member.   No Person may be admitted to the Company as substitute Managing Member without the prior written consent of the incumbent Managing Member, which consent may be given or withheld, or made subject to such conditions as are determined by the incumbent Managing Member, in each case in the sole discretion of the incumbent Managing Member. The Managing Member will not be entitled to resign as Managing Member of the Company unless another Managing Member shall have been admitted hereunder (and not have previously been removed or resigned). Any substitute Managing Member admitted as the Managing Member of the Company pursuant to this Section 10.3 is hereby authorized to, and shall, continue the Company without dissolution.
ARTICLE XI
WITHDRAWAL AND RESIGNATION OF MEMBERS
No Member shall have the power or right to withdraw or otherwise resign as a Member from the Company prior to the dissolution and winding up of the Company pursuant to Article XIII without the prior written consent of the Managing Member, except as otherwise expressly permitted by this Agreement. Any Member, however, that attempts to withdraw or otherwise resign as a Member from the Company without the prior written consent of the Managing Member upon or following the dissolution and winding up of the Company pursuant to Article XIII but prior to such Member receiving the full amount of distributions from the Company to which such Member is entitled pursuant to Article XIII shall be liable to the Company for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the withdrawal or resignation of such Member, and such Member shall be entitled to receive the Fair Market Value of such Member’s equity interest in the Company as of the date of its resignation (or, if less, the amount that such Member would have received on account of such equity interest had such Member not resigned or otherwise withdrew from the Company), as conclusively determined by the Managing Member, on the sixth month anniversary date (or such earlier date determined by the Managing Member) following the completion of the distribution of Company assets as provided in Article XIII to all other Members. Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 9.4, such Member shall cease to be a Member.
ARTICLE XII
EXCHANGE RIGHTS
12.1   Exchange Procedures.
(a)   Upon the terms and subject to the conditions set forth in this Article XII, after the expiration or termination of the Lock-Up Period applicable to such Exchanging Member (as defined in the applicable Lock-Up Agreement), each Exchanging Member (collectively with such Exchanging Member’s Affiliates and Permitted Transferees) shall be entitled to cause the Company to effect an Exchange by
Fourth Amended and Restated Limited Liability Company Agreement

delivering an Exchange Notice to the Company, with a copy to PubCo. Each Exchange Notice shall be in the form set forth on Exhibit A and shall include all information required to be included therein. In the event that an Exchange is being exercised in order to participate in a Piggy-Back Registration (as such term is defined in the Registration Rights Agreement), the Exchange Notice Date shall be prior to the expiration of the time period in which a holder of securities is required to notify PubCo that it wishes to participate in such Piggy-Back Registration in accordance with Section 2.3 of the Registration Rights Agreement.
(b)   Within three (3) Business Days of the giving of an Exchange Notice, the Managing Member, as Managing Member of the Company, may elect (if approved by a majority of the Disinterested Members of the Board) to settle all or a portion of the Exchange in cash in an amount equal to the Cash Exchange Payment (in lieu of shares of Class A Common Stock), exercisable by giving written notice of such election to the Exchanging Member within such three (3) Business Day period (such notice, the “Cash Exchange Notice”). The Cash Exchange Notice shall set forth the portion of the Class A Common Units subject to the Exchange that will be exchanged for cash in lieu of shares of Class A Common Stock. To the extent such Exchange relates to the exercise of the Exchanging Member’s registration rights under Section 2 of the Registration Rights Agreement, the Managing Member and the Company will cooperate in good faith with such Exchanging Member to exercise such Exchange in a manner which preserves such Exchanging Member’s rights thereunder. At any time following the giving of a Cash Exchange Notice and prior to the Exchange Date, the Managing Member may elect (if approved by a majority of the Disinterested Members of the Board and exercisable by giving written notice of such election to the Exchanging Member) to revoke the Cash Exchange Notice with respect to all or any portion of the Exchanged Units and make the Stock Exchange Payment with respect to any such Exchanged Units on the Exchange Date.
(c)   Notwithstanding anything herein to the contrary, a Member may withdraw or amend an Exchange Notice, in whole or in part, prior to the effectiveness of the Exchange, at any time prior to 5:00 p.m. New York City time, on the Business Day immediately preceding the Exchange Date (or any such later time as may be required by Applicable Law) by delivery of a written notice of withdrawal to PubCo and the Company specifying (1) the number of withdrawn Class A Common Units plus shares of Class B Common Stock, (2) if any, the number of Exchanged Interests as to which the Exchange Notice remains in effect and (3) if the Member so determines, a new Exchange Date or any other new or revised information permitted in the Exchange Notice.
(d)   PubCo and the Company may adopt reasonable procedures for the implementation of the Exchange provisions set forth in this Article XII, provided that none of such procedures shall be adopted with a principal purpose of restricting or otherwise impairing in any material respect the Members’ rights to consummate Exchanges.
(e)   Notwithstanding anything to the contrary herein, to the extent a Member surrenders for exchange a fraction of a Class A Common Unit, the Company may in its sole discretion deliver to such holder a cash amount equal to the market value of such fraction (as determined by the Managing Member in its sole discretion) in lieu of delivering a fraction of a share of Class A Common Stock.
12.2   Exchange Payment.   The Exchange shall be consummated on the Exchange Date. On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date):
(i)   PubCo shall contribute to the Company for delivery to the Exchanging Member (A) the Stock Exchange Payment with respect to any Exchanged Units not subject to a Cash Exchange Notice and (B) the Cash Exchange Payment with respect to any Exchanged Units subject to a Cash Exchange Notice and, for the avoidance of doubt, PubCo shall be obligated to make the contributions described in this Section 12.2(i) regardless of whether the Company has sufficient assets to effect the Exchange without such contributions);
(ii)   the Exchanging Member shall transfer and surrender the Exchanged Units to the Company (including any certificates that represent the Exchanged Units), free and clear of all Encumbrances, together with any instruments of transfer reasonably required by the Managing Member (or a duly appointed transfer agent), duly executed by the Exchanging Member or the Exchanging Member’s duly authorized representative;
Fourth Amended and Restated Limited Liability Company Agreement

(iii)   the Company shall issue to PubCo a number of Class A Common Units equal to, and PubCo shall automatically be admitted as a Member of the Company in respect of, the number of Class A Common Units surrendered pursuant to clause (ii);
(iv)   solely to the extent necessary in connection with an Exchange, PubCo shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Class A Common Stock to maintain a one-to-one ratio between the number of Class A Common Units owned by PubCo, directly or indirectly, and the number of outstanding shares of Class A Common Stock, taking into account the issuance in clause (iii), any Stock Exchange Payment, and any other action taken in connection with this Article XII;
(v)   the Company shall (A) cancel the redeemed Class A Common Units which were Exchanged Units held by the Exchanging Member and (B) transfer to the Exchanging Member, the Cash Exchange Payment and/or the Stock Exchange Payment, as applicable; and
(vi)   PubCo shall cancel the surrendered shares of Class B Common Stock.
Upon the Exchange of all of a Member’s Units, such Member shall cease to be a Member of the Company.
12.3   Certain Expenses.   The Company shall bear all expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated; provided, however, that if any shares of Class A Common Stock are to be delivered in a name other than that of the Exchanging Member that requested the Exchange (or the DTC or its nominee for the account of a participant of the DTC that will hold the shares for the account of such Exchanging Member), then such Exchanging Member and/or the person in whose name such shares are to be delivered shall pay to the Company or PubCo, as applicable, the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of the Company that such tax has been paid or is not payable.
12.4   Exchange Taxes.   The issuance of shares of Class A Common Stock upon an Exchange shall be made without charge to the Exchanging Member for any stamp or other similar tax in respect of such issuance.
12.5   Limitations on Exchanges.   For the avoidance of doubt, and notwithstanding anything to the contrary herein, a Member shall not be entitled to effect an Exchange to the extent PubCo or the Company determines on advice of counsel that such Exchange (i) would be prohibited by law or regulation (including, without limitation, the unavailability of any requisite registration statement filed under the Securities Act or any exemption from the registration requirements thereunder) or (ii) would not be permitted under any other agreements with PubCo or its subsidiaries to which such Member may be party (including, without limitation, this Agreement) or any written policies of PubCo related to unlawful or inappropriate trading applicable to its directors, officers or other personnel.
12.6   Adjustments.
(a)   The Exchange Rate shall be adjusted accordingly if there is: (i) any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the applicable Units that is not accompanied by a substantively identical subdivision or combination of the Class A Common Stock; or (ii) any subdivision (by any stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the Class A Common Stock that is not accompanied by a substantively identical subdivision or combination of shares of Class B Common Stock or the applicable Units, in each case, to the extent necessary to maintain the economic equivalency in the value surrendered for exchange and the value received, as determined by PubCo in its sole discretion; provided, however, that no adjustment to the Exchange Rate will be made solely as a result of a stock dividend by PubCo that is effected to maintain the relationship between the outstanding shares of Class A Common Stock and Class A Common Units. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or
Fourth Amended and Restated Limited Liability Company Agreement

changed into another security, securities or other property, then upon any subsequent Exchange, an Exchanging Member shall be entitled to receive the amount of such security, securities or other property that such Exchanging Member would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. These adjustments shall apply to, mutatis mutandis, and all references to “Units” will be deemed to include, any security, securities or other property of PubCo or the Company which may be issued in respect of, in exchange for or in substitution of shares of Class B Common Stock or Class A Common Units, as applicable, by reason of stock or unit split, reverse stock or unit split, stock or unit dividend or distribution, combination, reclassification, reorganization, recapitalization, merger, exchange (other than an Exchange) or other transaction.
(b)   This Agreement shall apply to the Units held by the Members and their Permitted Transferees as of the date hereof, as well as any Units hereafter acquired by a Member and his or her or its Permitted Transferees.
12.7   Class A Common Stock to be Issued.
(a)   PubCo shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon an Exchange, such number of shares of Class A Common Stock as shall be deliverable upon any such Exchange; provided that nothing contained herein shall be construed to preclude PubCo or the Company from satisfying its obligations in respect of the Exchange of the Units by delivery of shares of Class A Common Stock which are held in the treasury of PubCo or are held by the Company or any of their subsidiaries or by delivery of purchased shares of Class A Common Stock (which may or may not be held in the treasury of PubCo or held by any subsidiary thereof). PubCo and the Company covenant that all shares of Class A Common Stock issued upon an Exchange will, upon issuance, have been duly authorized and validly issued and will be fully paid and non-assessable.
(b)   PubCo and the Company covenant and agree that, to the extent that a registration statement under the Securities Act is effective and available for shares of Class A Common Stock to be delivered with respect to any Exchange, shares that have been registered under the Securities Act shall be delivered in respect of such Exchange. In the event that any Exchange in accordance with this Agreement is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the Member requesting such Exchange, PubCo and the Company shall use commercially reasonable efforts to promptly facilitate such Exchange pursuant to any reasonably available exemption from such registration requirements. PubCo and the Company shall use commercially reasonable efforts to list the shares of Class A Common Stock required to be delivered upon Exchange prior to such delivery upon each National Securities Exchange or inter-dealer quotation system upon which the outstanding Class A Common Stock may be listed or traded at the time of such delivery.
12.8   Distribution Rights.   No Exchange shall impair the right of the Exchanging Member to receive any distributions payable on the Class A Common Units redeemed pursuant to such Exchange in respect of a record date that occurs prior to the Exchange Date for such Exchange. No Exchanging Member, or a Person designated by an Exchanging Member to receive shares of Class A Common Stock, shall be entitled to receive, with respect to such record date, distributions or dividends both on Class A Common Units redeemed by the Company from such Exchanging Member and on shares of Class A Common Stock received by such Exchanging Member, or other Person so designated, if applicable, in such Exchange.
12.9   Tax Treatment; Tax Withholding.
(a)   As required by the Code and the Treasury Regulations, the parties shall report any Exchange in which the cash, shares of Class A Common Stock or both provided as consideration are contributed to the Company by PubCo in connection with such Exchange as a taxable sale of Class A Common
Fourth Amended and Restated Limited Liability Company Agreement

Units by an Exchanging Member to PubCo, resulting in a basis step-up to PubCo under Section 743 of the Code, and no party shall take a contrary position on any income tax return, amendment thereof or communication with a taxing authority unless an alternate position is permitted under the Code and Treasury Regulations and PubCo consents in writing.
(b)   Notwithstanding any other provision in this Agreement (and without limiting Section 4.5 or Section 9.1(c)), PubCo, the Company and their agents and affiliates shall have the right to deduct and withhold taxes (including shares of Class A Common Stock with a fair market value determined in the sole discretion of PubCo equal to the amount of such taxes) from any payments to be made pursuant to the transactions contemplated by this Agreement if, in their reasonable opinion, such withholding is required by law, and shall be provided with any necessary tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, and any similar information; provided that PubCo may, in its sole discretion, allow an Exchanging Member to pay such taxes owed on the Exchange of Units and shares of Class B Common Stock for shares of Class A Common Stock in cash in lieu of PubCo withholding or deducting such taxes. To the extent that any of the aforementioned amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the recipient of the payments in respect of which such deduction and withholding was made.
(c)   Notwithstanding anything to the contrary herein, each of PubCo and the Company may, in its discretion, require that an exchanging Member deliver to PubCo or the Company, as the case may be, a certification of non-foreign status in accordance with Treasury Regulation Section 1.1445-2(b) and 1.1446(f)-2(b)(2) prior to an Exchange. In the event PubCo or the Company has required delivery of such certification but an exchanging Holder does not provide such certification, PubCo or the Company, as the case may be, shall nevertheless deliver or cause to be delivered to the exchanging Holder the Class A Common Stock, as applicable, or payment of cash in accordance with Section 12.2, but subject to withholding as provided in Section 12.9(b).
ARTICLE XIII
DISSOLUTION AND LIQUIDATION
13.1   Dissolution.   The Company shall not be dissolved by the admission of Additional Members or Substituted Members or the attempted withdrawal or resignation of a Member. The Company shall dissolve, and its affairs shall be wound up, upon:
(a)   the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act;
(b)   at any time there are no Members, unless the Company is continued in accordance with the Delaware Act;
(c)   the sale of all or substantially all of the assets of the Company;
(d)   the determination of the Managing Member to dissolve the Company; or
(e)   any event which makes it unlawful for the business of the Company to be carried on by the members.
The Members hereby agree that the Company shall not dissolve prior to the occurrence of one of the events specified in the first sentence of this Section 13.1. In the event of a dissolution pursuant to Section 13.1(d), the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 13.2 in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more Members and subject to compliance with applicable Laws, unless, with respect to any class of Units, holders of at least ninety percent (90%) of the Units of such class not held by the Managing Member consent in writing to a treatment other than as described above. Further, if a dissolution pursuant to Section 13.1(d) or Section 13.1(e) would have a material adverse effect on any Member, the dissolution of the Company shall require the prior consent of such Member, which consent shall not be unreasonably withheld, delayed or conditioned.
Fourth Amended and Restated Limited Liability Company Agreement

Except as otherwise set forth in this Article XIII, the Company is intended to have perpetual existence. An Event of Withdrawal shall not, in and of itself, cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement.
13.2   Winding Up and Termination.   On dissolution of the Company, the Managing Member shall act as liquidating trustee or may appoint one or more Persons as liquidating trustee. The liquidating trustee shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidating trustee shall continue to operate the Company properties with all of the power and authority of the Managing Member. The steps to be accomplished by the liquidating trustee are as follows:
(a)   as promptly as possible after dissolution and again after completion of the winding up, the liquidating trustee shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the completion of the winding up is completed, as applicable;
(b)   the liquidating trustee shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including, without limitation, all expenses incurred of winding up) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash fund for contingent, conditional or unmatured liabilities in such amount and for such term as the liquidating trustee may reasonably determine); and
(c)   all remaining assets of the Company shall be distributed to the Members in accordance with Section 4.1(c) by the end of the Taxable Year of the Company during which the winding up of the Company occurs (or, if later, by ninety (90) days after the date of the winding up).
The distribution of cash and/or property to Members in accordance with the provisions of this Section 13.2 and Section 13.3 constitutes a complete return to the Members of their Capital Contributions and a complete distribution to the Members of their interest in the Company and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Delaware Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.
13.3   Deferment; Distribution in Kind.   Notwithstanding the provisions of Section 13.2, but subject to the order of priorities set forth therein, if upon dissolution of the Company the liquidating trustee determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the liquidating trustee may, in their sole discretion, defer for a reasonable time the winding up of any assets except those necessary to satisfy Company liabilities (other than loans to the Company by Members) and reserves. Subject to the order of priorities set forth in Section 13.2, the liquidating trustee may, in their sole discretion, distribute to the Members, in lieu of cash, either (i) all or any portion of such remaining Company assets in-kind in accordance with the provisions of Section 13.2(c), (ii) as tenants in common and in accordance with the provisions of Section 13.2(c), undivided interests in all or any portion of such Company assets or (iii) a combination of the foregoing. Any such distributions in kind shall be subject to (x) such conditions relating to the disposition and management of such assets as the liquidating trustee deem reasonable and equitable and (y) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any Company assets distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Section 4.2. The liquidating trustee shall determine the Fair Market Value of any property distributed in accordance with the valuation procedures set forth in Article XIV.
13.4   Cancellation of Certificate.   On completion of the winding up of the Company’s affairs and distribution of Company assets as provided herein, the Company is terminated (and the Company shall not be terminated prior to such time), and the Managing Member (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 13.4.
Fourth Amended and Restated Limited Liability Company Agreement

13.5   Reasonable Time for Winding Up.   A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Sections 13.2 and 13.3 in order to minimize any losses otherwise attendant upon such winding up.
13.6   Return of Capital.   The liquidating trustee shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from Company assets).
ARTICLE XIV
VALUATION
14.1   Value.   “Fair Market Value” of any asset, property or equity interest means the amount which a seller of such asset, property or equity interest would receive in a sale of such asset, property or equity interest in an arms-length transaction with an unaffiliated third party consummated on a date determined by the Managing Member (which may be the date on which the event occurred which necessitated the determination of the Fair Market Value) (and after giving effect to any transfer taxes payable in connection with such sale). Notwithstanding the foregoing, in making the determination of Fair Market Value as described in Section 14.2, the Managing Member, the Disputing Member and any investment banking firm (as described below) shall not give effect or take into account any “minority discount” or “liquidity discount” (or any similar discount arising out of the fact that the Units are restricted or are not registered with the Securities and Exchange Commission, publicly traded or listed on a securities exchange), but shall value the Company and its Subsidiaries and their respective businesses in their entirety on an enterprise basis using any variety of industry recognized valuation techniques commonly used to value businesses.
14.2   Determination and Dispute.   Fair Market Value shall be determined by the Managing Member (or, if pursuant to Section 13.3, the liquidating trustee) in its good faith judgment in such manner as it deems reasonable and using all factors, information and data deemed to be pertinent. Notwithstanding the foregoing, at the request of any Member that holds at least [ ] Class A Common Units (a “Disputing Member”), the Managing Member will retain an investment banking firm of recognized national standing reasonably acceptable to such Disputing Member to determine the Fair Market Value of such Units, assets or consideration.
ARTICLE XV
GENERAL PROVISIONS
15.1   Power of Attorney.
(a)   Each holder of Units hereby constitutes and appoints the Managing Member and the liquidating trustee, with full power of substitution, as his, her or its true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to:
(i)   execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the Managing Member deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all instruments which the Managing Member deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Managing Member deems appropriate or necessary to reflect the dissolution and winding up of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, withdrawal or substitution of any Member pursuant to Article X or Article XI; and
(ii)   sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the Managing Member, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by such holder of Units hereunder or is consistent with the terms
Fourth Amended and Restated Limited Liability Company Agreement

of this Agreement and/or appropriate or necessary (and not inconsistent with the terms of this Agreement), in the reasonable judgment of the Managing Member, to effectuate the terms of this Agreement.
(b)   For the avoidance of doubt, the foregoing power of attorney does not include the power or authority to vote any Units held by any Member on any matter on which the Members have a right to vote, either at a meeting or by any written consent, either as contemplated by Section 6.5 or otherwise under this Agreement.
(c)   The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any holder of Units and the Transfer of all or any portion of his, her or its Units and shall extend to such holder’s heirs, successors, assigns and personal representatives.
15.2   Amendments.
(a)   The Managing Member (pursuant to its power of attorney from the holders of Units as provided in Section 15.1 or otherwise), without the consent of any holder of Units, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:
(i)   a change in the name of the Company or the location of the principal place of business of the Company;
(ii)   admission, substitution, removal or withdrawal of Members or Assignees in accordance with this Agreement;
(iii)   a change that does not adversely affect any holder of Units in any material respect in its capacity as an owner of Units and is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any United States federal or state agency or judicial authority or contained in any United States federal or state statute; or
(iv)   as contemplated by Section 3.1(c).
(b)   Except as provided in Section 15.2(a), this Agreement may not be amended or modified except with the consent of the Managing Member and, so long as the holders of the Class A Common Units other than the Managing Member have an ownership percentage of at least 10% of the total issued and outstanding Class A Common Units, the consent or approval of the holders of at least ninety percent (90%) of the Class A Common Units not held by the Managing Member consent in writing to a treatment other than as described above. Notwithstanding the preceding sentence, (i) no consent or approval shall be required for the Company to admit a Permitted Transferee as a Member following an Exempt Transfer completed in compliance with this Agreement, and (ii) if the holders of the Class A Common Units other than the Managing Member have an ownership percentage of less than 10% of the total issued and outstanding Class A Common Units, the holders of at least ninety percent (90%) of the Class A Common Units not held by the Managing Member must also consent to or approve any amendments or modifications to Article IV, Section 9.1, Article XII, Section 13.2, this Section 15.2 or related definitions or any other amendments or modifications that affect the rights granted to the such holders in such sections in any material respect, including, without limitation, changes to the number of shares of Class A Common Stock issued upon an Exchange, either through an amendment to the definition of “Exchange Rate” or otherwise, or that otherwise increases the obligations or decreases the benefits to the applicable holders. Notwithstanding the foregoing, any amendment which would materially and adversely affect the rights or duties of a Member on a discriminatory and non-pro rata basis shall require the consent of such Member, other than those actions set forth in Section 15.2(a) above. In addition, the amendment of any specific approval, consent, voting right, or transfer rights of a specified Member shall require the approval of such Member, provided that such Member holds the number of Units, as applicable, required to exercise such rights. Any amendment or modification effected in accordance with this Section 15.2(b) shall be effective, in accordance with its terms, with respect to the rights and obligations of and binding upon all Members.
Fourth Amended and Restated Limited Liability Company Agreement

For the avoidance of doubt, without any action or requirement of consent by any Member, the Company shall update the books and records of the Company to remove a Member’s name therefrom once such Member no longer holds any Equity Securities of the Company, following which such Person shall cease to be a “Member” or have any rights or obligations under this Agreement.
15.3   Title to Company Assets.   The Company assets shall be deemed to be owned by the Company as an entity, and no holder of Units, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. The Managing Member hereby declares and warrants that any Company assets for which legal title is held in its name or the name of any nominee shall be held in trust by the Managing Member or such nominee for the use and benefit of the Company in accordance with the provisions of this Agreement. All Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company assets is held.
15.4   Addresses and Notices.   Any notice provided for in this Agreement will be in writing and will be either personally delivered, or received by certified mail, return receipt requested, sent by reputable overnight courier service (charges prepaid) or facsimile to the Company at the address set forth below and to any other recipient and to any holder of Units at such address as indicated by the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally or sent by facsimile (provided confirmation of transmission is received), three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service. The Company’s address is:
To the Company:
[Redwood Intermediate, LLC]
c/o Redbox Entertainment Inc.
1 Tower Lane
Suite 800
Oakbrook Terrace, Illinois 60181
Attention: Fred Stein, Chief Legal Officer
Email:
AskLegal@redbox.com

in each case, with a copy (which shall not constitute written notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention:
Taurie Zeitzer
Justin Rosenberg

Email:
tzeitzer@paulweiss.com
jrosenberg@paulweiss.com

To the Managing Member:
Redbox Entertainment Inc.
1 Tower Lane
Suite 800
Oakbrook Terrace, Illinois 60181
Attention:
Fred Stein, Chief Legal Officer

Email:
AskLegal@redbox.com

in each case, with a copy (which shall not constitute written notice) to:
Seaport Global Acquisition Corp.
360 Madison Avenue, 20th Floor
New York, NY 10017
Attn:
Stephen C. Smith, Chief Executive Officer

Email:
SSmith@seaportglobal.com

Fourth Amended and Restated Limited Liability Company Agreement

and
Paul Hastings LLP
4747 Executive Drive
12th Floor
San Diego, CA 92121
Attn:
Carl Sanchez
Frank Lopez

Email:
carlsanchez@paulhastings.com
franklopez@paulhastings.com

15.5   Binding Effect.   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
15.6   Creditors.   None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company Profits, Losses, Distributions, capital or property other than as a secured creditor.
15.7   Waiver.   No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.
15.8   Counterparts.   This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.
15.9   Applicable Law; Waiver of Jury Trial.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the state or federal courts of Delaware, and the parties agree to exclusive jurisdiction and venue therein and waive, to the fullest extent permitted by law, any objection based on venue or forum non conveniens with respect to any action instituted therein. The parties hereto hereby consent to service being made through the notice procedures set forth in Section 15.4 and irrevocably submit to the jurisdiction of the aforesaid courts. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
15.10   Severability.   Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
15.11   Further Action.   The parties shall use commercially reasonable efforts to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.
15.12   Delivery by Facsimile.   This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission (i.e., in portable document format), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No
Fourth Amended and Restated Limited Liability Company Agreement

party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.
15.13   Offset.   Whenever the Company is to pay any sum to any holder of Units or any Affiliate or related person thereof, any undisputed amounts that such holder of Units or such Affiliate or related person owes to the Company (such lack of dispute to be evidenced by written confirmation of such by such holder of Units or related person thereof) may be deducted from that sum before payment.
15.14   Entire Agreement.   This Agreement, those documents expressly referred to herein (including the BCA, the Registration Rights Agreement, the Stockholders Agreement, the Lock-Up Agreements and the Tax Receivable Agreement), embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral (including the Prior Agreement), which may have related to the subject matter hereof in any way.
15.15   Remedies.   Each holder of Units shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to seek to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.
15.16   Descriptive Headings; Interpretation.   The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, to the fullest extent permitted by law, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.
* * * * *
Fourth Amended and Restated Limited Liability Company Agreement

IN WITNESS WHEREOF, the undersigned have executed this Fourth Amended and Restated Limited Liability Company Agreement as of the date first above written.
[REDWOOD INTERMEDIATE], LLC
By:

Name:
Title:
REDWOOD HOLDCO, L.P., as Managing Member immediately prior to the consummation of the Effective Time and on its behalf
By:

Name:
Title:
REDBOX ENTERTAINMENT INC., as Managing Member immediately after the Effective Time and on its behalf
By:

Name:
Title:
Second Amended and Restated Limited Liability Company Agreement — Signature Page

IN WITNESS WHEREOF, the undersigned have executed this Fourth Amended and Restated Limited Liability Company Agreement as of the date first above written.
SOLE MEMBER:
REDWOOD HOLDCO, L.P.
By:

Name:
Title:
Second Amended and Restated Limited Liability Company Agreement — Signature Page

EXHIBIT A
FORM OF
ELECTION OF EXCHANGE
[Redwood Intermediate], LLC
c/o Redbox Entertainment Inc.
1 Tower Lane
Suite 800
Oakbrook Terrace, Illinois 60181
Attention:   Fred Stein, Chief Legal Officer
Email:   AskLegal@redbox.com
Reference is hereby made to the Fourth Amended and Restated Limited Liability Company Agreement, dated as of [•], 2021 (as amended from time to time, the “Agreement”), among [Redwood Intermediate], LLC, a Delaware limited liability company (the “Company”), and Redbox Entertainment Inc. (f/k/a Seaport Global Acquisition Corp.), a Delaware corporation and the Managing Member of the Company (“PubCo”), and the Members from time to time party thereto (each, a “Holder”). Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.
The undersigned Holder hereby transfers to PubCo the number of Class A Common Units plus shares of Class B Common Stock set forth below (together, the “Exchanged Interests”) in Exchange for shares of Class A Common Stock to be issued in its name as set forth below, as set forth in the Agreement.
Legal Name of Holder:
Address:
Number of Exchanged Interests to be Exchanged:
Brokerage Account Details:
The undersigned hereby represents and warrants that (i) the undersigned has full legal capacity to execute and deliver this Election of Exchange and to perform the undersigned’s obligations hereunder; (ii) this Election of Exchange has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies; (iii) the Exchanged Interests subject to this Election of Exchange are being transferred to PubCo (or the Company, if applicable) free and clear of any pledge, lien, security interest, encumbrance, equities or claim; and (iv) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the Exchanged Interests subject to this Election of Exchange is required to be obtained by the undersigned for the transfer of such Exchanged Interests to PubCo.
The undersigned hereby irrevocably constitutes and appoints any officer of PubCo or of the Company as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions that may be necessary to transfer to PubCo (or the Company, if applicable) the Exchanged Interests subject to this Election of Exchange and to deliver to the undersigned the shares of Class A Common Stock to be delivered in exchange therefor.

A-1

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Election of Exchange to be executed and delivered by the undersigned or by its duly authorized attorney.
Name:
Dated:

A-2

SEAPORT GLOBAL ACQUISITION CORP.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING IN LIEU OF THE 2021 ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON [•], 2021
P R O X Y C A R D
The undersigned hereby appoints and (together, the “Proxies”), and each of them independently, with full power of substitution, as proxies to vote the shares that the undersigned is entitled      to vote at the special meeting in lieu of the 2021 annual meeting (the “special meeting”) of stockholders of Seaport Global Acquisition Corp. (“SGAC”), to be held on      , 2021, at      , Eastern Time, exclusively via a live webcast at      , and at any adjournments or postponements thereof. Such shares shall be voted as indicated with respect to the proposals listed and in the Proxies’ discretion on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.
The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior proxies for said meeting,
THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS, THIS PROXY WILL BE VOTED “FOR” EACH DIRECTOR NOMINEE AND PROPOSAL PRESENTED TO STOCKHOLDERS.
The closing of the business combination (as defined on the reverse side) is conditioned on the approval of the Business Combination Proposal, the Charter Amendment Proposal and the Nasdaq Proposal (collectively, the “condition precedent proposals”) at the special meeting. The adoption of each condition precedent proposal is conditioned on the approval of all of the condition precedent proposals. The director election proposal and the incentive plan proposal are conditioned on the approval of the condition precedent proposals. However, each of the advisory charter proposals and the adjournment proposal is not conditioned on the approval of any other proposal. If our stockholders do not approve each of the condition precedent proposals, the business combination may not be consummated. Each of the foregoing proposals is defined on the reverse side.

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY
(continued and to be marked, dated and signed on the reverse side)
The proxy statement is available at

The Board of Directors recommends a vote “FOR” each proposal and director nominee	Please mark vote as indicated in this example ☒
1)
The Business Combination Proposal. — To approve and adopt the business combination agreement, dated as of May 16, 2021 (as the same may be amended from time to time, the “Business Combination Agreement”), by and among SGAC, Seaport Merger Sub LLC (“Merger Sub”), Redwood Holdco, LP (“Parent”) and Redwood Intermediate, LLC (“Redbox”), which provides for, among other things, SGAC acquiring certain equity interests of Redbox from Parent, its sole member, by way of Merger Sub merging with and into Redbox, and becoming a direct subsidiary of SGAC as a result thereof;

	FOR ☐	AGAINST ☐	ABSTAIN ☐
2)
The Charter Amendment Proposal. — To approve and adopt, assuming the business combination proposal is approved and adopted, the second amended and restated certificate of incorporation of SGAC (the “Proposed Charter”), which, if approved, would take effect upon the closing of the business combination (the “Closing”);

	FOR ☐	AGAINST ☐	ABSTAIN ☐
3)
The Advisory Charter Proposals — To approve and adopt, on a non-binding advisory basis in accordance with the requirements of the Securities and Exchange Commission, amendments to SGAC’s current amended and restated certificate of incorporation (the “Current Charter”) as reflected in the Proposed Charter, which, if the charter amendment proposal is approved, would take effect upon the Closing, including the following eight sub-proposals:

	FOR ☐	AGAINST ☐	ABSTAIN ☐
(a)
Advisory Charter Proposal A — to authorize an additional      shares of common stock, which would consist of (i) increasing the number of shares of Class A common stock from 100,000,000 shares to      shares and (ii) increasing the number of shares of Class B common stock from 10,000,000 shares to       shares;

(b)
Advisory Charter Proposal B — to amend the terms of the Class B common stock to provide that the Class B common stock will convey no economic rights but will entitle its holder to vote on all matters to be voted on by stockholders generally in order to implement our “Up-C” structure;

(c)
Advisory Charter Proposal C — to provide for the waiver of the corporate opportunity doctrine for Apollo and its affiliates, which specifically contemplates their ongoing business activities and arrangements;

(d)
Advisory Charter Proposal D — to provide that actions under the Proposed Charter relating to the nomination and election of directors are subject to the stockholders agreement to be entered into among SGAC and certain stockholders of SGAC upon the closing of the business combination;

(e)
Advisory Charter Proposal E — to prohibit certain stockholders from acting by written consent by specifying that any action required or permitted to be taken by stockholders must be effected by a duly called annual or special meeting and may not be effected by written consent;

(f)
Advisory Charter Proposal F — to change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class, to amend the Proposed Charter;

(g)
Advisory Charter Proposal G — to change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding voting stock entitled to vote thereon for the removal of directors; and

(h)
Advisory Charter Proposal H — to provide for certain additional changes, including, among other things, (i) changing the post-business combination company’s corporate name from “Seaport Global Acquisition Corp.” to “Redbox Entertainment Inc.” and making the company’s corporate existence perpetual and (ii) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the Business Combination, all of which our board of directors believes are necessary to adequately address the needs of the post-business combination company.

4)
The Nasdaq Proposal — To approve, assuming the business combination proposal and the charter amendment proposal are approved and adopted, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635(d), the issuance of more than 20% of common stock in connection with the business combination;

FOR ☐	AGAINST ☐	ABSTAIN ☐

5)
The Director Election Proposal — To elect, assuming the condition precedent proposals are approved and adopted, nine directors to serve staggered terms on SGAC’s board of directors until the 2022, 2023 and 2024 annual meetings of stockholders, respectively, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal;

FOR ☐	AGAINST ☐	ABSTAIN ☐
Class I Vikas M. Keswani	Class II Jay Burnham Galen C. Smith	Class III Charles Yamarone	To withhold authority to vote for any individual nominee(s), mark “For All Nominees Except” and write the number(s) of the nominees on the line below

6) The Incentive Plan Proposal — To approve and adopt, assuming the condition precedent proposals are approved and adopted, the Incentive Plan (as defined in the proxy statement); and	FOR ☐	AGAINST ☐	ABSTAIN ☐

7)
The Adjournment Proposal — To approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent proposals or the incentive plan proposal.

	FOR ☐	AGAINST ☐	ABSTAIN ☐
Mark here for address change and note at right ☐
THIS PROXY CARD IS VALID WHEN SIGNED AND DATED
Date: , 2021
Signature
Signature (if held jointly)
NOTE: Please sign as name appears hereon. Join owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

The shares represented by the proxy, when properly executed, will he voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will he voted “FOR” each director nominee and proposal presented to stockholders. If any other matters properly come before the special meeting. Unless such authority is withheld on this proxy card, the Proxies will vote on such matters in their discretion.